Form 10-K, Exhibit 13
period 1994-12-31
MARSH & MCLENNAN COMPANIES INC
filed 1995-03-28
CIK 62709

FINANCIAL HIGHLIGHTS



- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS, EXCEPT PER SHARE FIGURES)            1994      1993      1992
- ---------------------------------------------------------------------------

REVENUE                                        $3,435.0  $3,163.4  $2,937.0
OPERATING INCOME                               $  670.3  $  592.8  $  541.0
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES      $  631.5  $  558.6  $  519.3
NET INCOME                                     $  371.5  $  332.4  $  263.7
STOCKHOLDERS' EQUITY                           $1,460.6  $1,365.3  $1,102.9
INCOME PER SHARE BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES                    $5.19     $4.52     $4.21
NET INCOME PER SHARE                              $5.05     $4.52     $3.65
DIVIDENDS PAID PER SHARE                          $2.80     $2.70     $2.65
RETURN ON AVERAGE STOCKHOLDERS' EQUITY              26%       27%       25%
YEAR-END STOCK PRICE                            $79 1/4   $81 1/4   $91 3/8
- ---------------------------------------------------------------------------

                MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Marsh & McLennan Companies, Inc. and Subsidiaries (the "Company") is a professional services firm with insurance services, consulting and investment management businesses. More than 25,000 employees provide analysis, advice and transactional capabilities to clients worldwide.
The consolidated results of operations follow:


- ---------------------------------------------------------------------------
(IN MILLIONS, EXCEPT
 PER SHARE FIGURES)                                1994      1993      1992
- ---------------------------------------------------------------------------

REVENUE:
Insurance Services                             $1,886.5  $1,790.5  $1,632.8
Consulting                                        933.1     854.8     908.2
Investment Management                             615.4     518.1     396.0
                                               --------  --------  --------
                                                3,435.0   3,163.4   2,937.0
                                               --------  --------  --------

EXPENSE:
Compensation and Benefits                       1,740.2   1,635.7   1,557.8
Other Operating Expenses                        1,024.5     934.9     838.2
                                               --------  --------  --------
                                                2,764.7   2,570.6   2,396.0
                                               --------  --------  --------

OPERATING INCOME                               $  670.3  $  592.8  $  541.0
                                               --------  --------  --------
                                               --------  --------  --------

INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES                          $382.0    $332.4    $303.8
                                                 ------    ------    ------
                                                 ------    ------    ------
NET INCOME                                       $371.5    $332.4    $263.7
                                                 ------    ------    ------
                                                 ------    ------    ------

PER SHARE DATA:
INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES                           $5.19     $4.52     $4.21
                                                  -----     -----     -----
                                                  -----     -----     -----
NET INCOME                                        $5.05     $4.52     $3.65
                                                  -----     -----     -----
                                                  -----     -----     -----

AVERAGE NUMBER OF SHARES OUTSTANDING               73.6      73.5      72.2
                                                   ----      ----      ----
                                                   ----      ----      ----
- ---------------------------------------------------------------------------



Revenue, which is derived mainly from commissions and fees, increased 9% in 1994 reflecting growth in each of the Company's business segments. Insurance services revenue rose 5% in 1994 as compared with 1993. Marsh & McLennan Risk Capital ("MMRC") contributed approximately $27 million to the increase in insurance services resulting from the realization of a portion of its holdings in insurance entities that the Company was instrumental in originating. The investment management segment achieved revenue growth of 19% over 1993 due to a higher volume of business. Revenue for the consulting segment increased 9% reflecting increased demand for its services worldwide.

In 1993, total revenue increased 8% over 1992 primarily reflecting a significantly higher volume of business in the Company's investment management segment and the impact of acquisitions.

Operating expenses increased 8% in 1994 largely due to ongoing systems automation initiatives in the insurance services and consulting operations and additional costs in the investment management and consulting segments commensurate with the higher volume of business. Operating expenses increased 7% in 1993 compared with 1992 largely due to additional client service costs in the investment management segment and the effect of acquisitions.

The translated values of revenue and expense from the Company's international insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. However, the net impact of these fluctuations on the Company's results of operations has not been material.

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." A noncash charge reflecting the cumulative effect of this accounting change, net of income taxes, totaled $10.5 million or $.14 per share.

Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting these standards reduced 1992 net income by $40.1 million or $.56 per share.

INSURANCE SERVICES
Revenue attributable to the insurance services segment consists primarily of commissions and fees paid by insurance and reinsurance underwriters; fees paid directly by clients; and interest income on premiums and claims collected and not yet remitted to insurers, reinsurers or insureds, such funds being held in a fiduciary capacity. The insurance services segment is affected by premium rate levels in the property and casualty insurance industry and available insurance capacity, as compensation is frequently related to the premiums paid by insureds. Revenue is also affected by fluctuations in retained limits, insured values and interest rates, the development of new products, markets and services, and the volume of business from new and existing clients.

The Company has been instrumental in the formation of several substantial insurance and reinsurance entities, including ACE Insurance Company Ltd., XL Insurance Company Ltd., Centre Reinsurance Holdings Ltd. and Mid Ocean Reinsurance Company Ltd., to alleviate, in part, capacity shortages in critical segments of the insurance and reinsurance business. Through MMRC, the Company has recognized compensation in various forms including fees, royalties and dividends, as well as realized appreciation in the value of the Company's capital deployed in insurance entities it assisted in organizing. These amounts are reflected within the insurance services segment in the applicable line of business to which they apply.

The results of operations for the Company's insurance services segment are presented below:


- ---------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

REVENUE:
Insurance Broking                              $1,209.3  $1,147.0  $1,133.3
Reinsurance Broking                               298.5     283.6     267.1
Insurance Program Management                      300.0     280.3     138.0
Interest Income on Fiduciary Funds                 78.7      79.6      94.4
                                               --------  --------  --------
                                                1,886.5   1,790.5   1,632.8
EXPENSE                                         1,480.4   1,413.8   1,297.4
                                               --------  --------  --------
OPERATING INCOME                               $  406.1  $  376.7  $  335.4
                                               --------  --------  --------
                                               --------  --------  --------
OPERATING INCOME MARGIN                           21.5%     21.0%     20.5%
                                                  -----     -----     -----
                                                  -----     -----     -----
- ---------------------------------------------------------------------------

Insurance Broking Revenue
Insurance broking services are provided primarily in connection with risk management and the insurance placement process and involve analyzing various types of property and liability loss exposures and developing alternatives to deal effectively with these exposures. Services include traditional insurance broking activities and professional counseling services on risk management issues including risk analysis, coverage requirements, self insurance, alternative insurance and funding methods, claims collection, injury management and loss prevention.

Insurance broking revenue, which is received from a predominantly corporate clientele, increased 5% in 1994. MMRC contributed approximately $18 million to the increase resulting from the realization of a portion of its holdings in insurers. Client revenue grew in Continental Europe reflecting stable premium rates and new business, and revenue in the United Kingdom rose as a result of growth in certain specialty lines, particularly marine, energy and aviation. In the United States, property premium rates were generally stable, except for catastrophic coverage such as for earthquakes in California and windstorm exposures on the East Coast, where rates have increased. The casualty market in North America continues to experience renewal rates that are flat to down on a year-over-year basis. The Company does not expect market conditions to change significantly in the first part of 1995.

In 1993, insurance broking revenue increased 1% over 1992 levels. Excluding the impact of a generally stronger U.S. dollar that lowered the translated value of revenue, 1993 insurance broking revenue exceeded 1992 by approximately 5%. Premium rates for casualty insurance were stable to slightly down in North America. Property rates for complex risks and catastrophic coverage increased worldwide, and commercial premium rates continued to rise in the United Kingdom, Continental Europe and in various specialty lines.

Reinsurance Broking Revenue
Reinsurance broking services involve acting as an intermediary for insurance and reinsurance organizations on all classes of reinsurance. The intermediary assists the insurance underwriter by providing advice, placing reinsurance coverage with reinsurance organizations worldwide and furnishing related services.

Reinsurance broking revenue increased 5% in 1994. MMRC contributed approximately $9 million to the increase resulting from the realization of a portion of its holdings in reinsurers. Excluding these transactions, revenue increased 2% in 1994 reflecting the impact of higher volume due to increased capacity for property catastrophe reinsurance and new business offset, in part, by lower demand in the London market. Premium rates began to react to the increased capacity and declined somewhat in the second half of the year.

In 1993, reinsurance broking revenue increased 6% over 1992, or approximately 10% excluding the effect of currency exchange rate fluctuations primarily due to the impact of continued higher rates for property catastrophe reinsurance and new business.

Insurance Program Management Revenue
Insurance program management primarily designs, places and administers life, health, accident, disability, automobile, homeowners and professional liability insurance programs for individuals, businesses and their employees, and organizations and their members in North America and the United Kingdom. In addition, it provides underwriting management services to insurers. In the United Kingdom, it also provides personal financial planning and consumer finance services to members of affinity groups.

Insurance program management revenue increased 7% in 1994. Revenue within North America increased 8% from 1993 reflecting increased services provided to corporations and institutions and increased insurance placed on behalf of small businesses, as well as growth in professional liability programs. In the United Kingdom, revenue grew 6% primarily due to an increase in demand for consumer finance services. The market for motor and household insurance services in the United Kingdom has become increasingly competitive.

In 1993, insurance program management revenue doubled compared with 1992 primarily due to the acquisition of The Frizzell Group Limited ("Frizzell"), a U.K. firm, in December 1992. Within North America, revenue rose 2% in 1993 reflecting increased insurance placed on behalf of associations and their members and small businesses, and from services provided to corporations and institutions.

Interest Income on Fiduciary Funds
Interest income on fiduciary funds decreased 1% in 1994 due to lower average short-term interest rates, particularly in the first half of the year, on funds held outside North America. The decline outside North America was offset, in large part, as U.S. and Canadian yields rose steadily during the year, the first increase experienced since 1990.

In 1993, interest income on fiduciary funds decreased 16% compared with 1992 primarily due to lower average short-term interest rates. In the United States, short-term interest rates continued to decline, while international rates fell significantly.

Expense
Insurance services expenses increased 5% in 1994 primarily reflecting the impact of ongoing spending on technology and systems automation initiatives and provisions for excess office space on certain leases. The Company is in the process of developing several major systems aimed at providing advanced information and service to our clients. The Company expects to continue its commitment to enhance and develop further its information systems.

Expenses for insurance services rose 9% in 1993 due to the impact of acquisitions partially offset by the effect of the stronger U.S. dollar, which reduced the translated value of expenses from international operations. Excluding these items, expenses rose approximately 3% in 1993.

The results of operations for the Company's insurance services segment by geographic area are presented below:


- ---------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

REVENUE:
United States                                  $1,028.1  $  971.4  $  944.3
Europe                                            709.9     685.3     556.5
Canada                                             86.7      83.6      84.0
Pacific Rim and Other                              61.8      50.2      48.0
                                               --------  --------  --------
                                               $1,886.5  $1,790.5  $1,632.8
                                               --------  --------  --------
                                               --------  --------  --------
OPERATING INCOME:
United States                                    $216.0    $208.3    $205.0
Europe                                            150.3     137.4     104.1
Canada                                             23.6      19.2      15.9
Pacific Rim and Other                              16.2      11.8      10.4
                                                 ------    ------    ------
                                                 $406.1    $376.7    $335.4
                                                 ------    ------    ------
                                                 ------    ------    ------
- ---------------------------------------------------------------------------


CONSULTING
The Company provides advice and services to the management of organizations throughout the world in the areas of human resources, including retirement, health care and compensation consulting, and general management, which comprises strategy, operations, marketing and manufacturing. It also provides microeconomic research and analysis. One of a few large global consulting firms, Mercer maintains a network of offices that serves clients in every major business center of the world.

The results of operations for the Company's consulting segment are presented below:


- ---------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

REVENUE                                          $933.1    $854.8    $908.2
EXPENSE                                           836.7     768.6     792.1
                                                 ------    ------    ------
OPERATING INCOME                                 $ 96.4    $ 86.2    $116.1
                                                 ------    ------    ------
                                                 ------    ------    ------
OPERATING INCOME MARGIN                           10.3%     10.1%     12.8%
                                                 ------    ------    ------
                                                 ------    ------    ------
- ---------------------------------------------------------------------------

Revenue
Consulting services revenue increased 9% in 1994. After adjusting for the net impact of several modestly sized acquisitions in Europe, Latin America and Australia, revenue grew 8% as demand for services in all practices increased throughout the year. Revenue increased 22% in general management consulting in 1994 and 13% in the global compensation practice. Retirement consulting revenue, which represented 46% of the consulting segment, grew 2% in 1994 as higher demand in the United States, Continental Europe, Latin America and Australia was partially offset by slight declines in the United Kingdom and Canada. Health care consulting, representing 17% of the segment, grew 5% in 1994.

Revenue for consulting services decreased 6% in 1993 compared with 1992. This decrease partially was due to the effect of the stronger U.S. dollar and the disposition of Clayton Environmental Consultants, a U.S.-based company, during the second quarter of 1993 offset, in part, by several acquisitions. Excluding these items, consulting revenue was essentially unchanged from 1992. Benefits, compensation and related consulting revenue decreased 6% in 1993, or approximately 1% excluding the effect of currency exchange rate fluctuations.
In North America, revenue for retirement consulting declined as a highly competitive marketplace combined with reduced discretionary spending by clients created a difficult operating environment. This decrease was partially offset by increased demand for consulting in health care, flexible benefits and compensation-related areas. Revenue for general management consulting, which is largely project oriented, increased approximately 8% in 1993 over 1992. Demand for management consulting, especially for re-engineering business processes, remained strong. Microeconomic consulting was essentially the same in 1993 compared with 1992.

Expense
Consulting services expenses increased 9% in 1994 partly due to the impact of acquisitions. Excluding the effect of acquisitions, expenses grew approximately 7% reflecting higher staff levels consistent with increased demand in general management and United States retirement consulting as well as higher systems-related expenses associated with initiatives to expand and increase the efficiency of services provided in the United States.

Expenses for the consulting segment decreased 3% in 1993. Excluding the effects of the stronger U.S. dollar and the net impact of acquisitions and dispositions, 1993 expenses increased approximately 3%. Reflecting demand, staff levels increased in general management consulting and declined slightly in the North American retirement practice.

The results of operations for the Company's consulting segment by geographic area are presented below:


- ---------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

REVENUE:
United States                                    $586.4    $554.1    $582.3
Europe                                            197.3     173.7     190.8
Canada                                             78.4      83.3      94.5
Pacific Rim and Other                              71.0      43.7      40.6
                                                 ------    ------    ------
                                                 $933.1    $854.8    $908.2
                                                 ------    ------    ------
                                                 ------    ------    ------

OPERATING INCOME:
United States                                     $50.2     $48.5     $70.9
Europe                                             30.1      24.1      27.1
Canada                                             11.7      11.8      15.5
Pacific Rim and Other                               4.4       1.8       2.6
                                                  -----     -----    ------
                                                  $96.4     $86.2    $116.1
                                                  -----     -----    ------
                                                  -----     -----    ------
- ---------------------------------------------------------------------------


The net impact of currency exchange rate fluctuations on the consulting segment's results of operations was not material in 1994; however, these fluctuations can affect the results of operations in individual geographic areas. In Europe and Australia, the translated value of revenue and operating income in 1994 was higher than 1993 due to a weaker U.S. dollar compared with the respective currencies in those locations. These increases were essentially offset by the reduced translated value of revenue and operating income in Canada resulting from a stronger U.S. dollar compared with the Canadian dollar.

INVESTMENT MANAGEMENT
The Company's investment management services, which are performed principally in the United States, are provided primarily under the "Putnam" name. The services include investment research along with management, accounting and related services for a group of publicly held registered investment companies (the "Putnam Funds"). Investment management services are also provided to profit sharing and pension funds, state retirement systems, university endowment funds, charitable foundations and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides one or more of such services to several external clients. Putnam also acts as principal underwriter of the shares of open-end Putnam Funds, selling primarily through independent broker/dealers and financial institutions, and directly to certain large 401(k) plans and other institutional accounts.

Revenue is derived primarily from investment management fees. These fees are approved annually by the trustees or shareholders of the Putnam Funds and are charged at various rates depending on the individual mutual fund and the level of assets under management. Putnam also receives compensation for providing certain shareholder services.

The results of operations for the Company's investment management segment are presented below:


- ---------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

REVENUE                                          $615.4    $518.1    $396.0
EXPENSE                                           407.2     348.8     271.6
                                                 ------    ------     -----
OPERATING INCOME                                 $208.2    $169.3    $124.4
                                                 ------    ------     -----
                                                 ------    ------     -----
OPERATING INCOME MARGIN                           33.8%     32.7%     31.4%
                                                 ------    ------     -----
                                                 ------    ------     -----
- ---------------------------------------------------------------------------


Assets under management are affected by fluctuations in bond and stock market prices, by investments and withdrawals for current and new fund shareholders and clients, by the development of new investment products, and by investment performance and service to clients. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

Putnam provides individual and institutional investors with a broad range of equity and fixed income investment products and services designed to meet varying investment objectives. As shown in the following table, assets held in fixed income products declined by 7% in 1994 partially due to a decline in market values. This decrease was more than offset by a 30% increase in assets held in equity securities. During 1994, investors were attracted to the potential for higher returns generated in the equity market and less toward fixed income instruments. In 1993, both fixed income and equity assets increased reflecting net additions to assets under management and market appreciation.

Year-end and average assets under management are presented below:


- ---------------------------------------------------------------------------
(IN BILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

MUTUAL FUNDS:
Domestic Equity                                   $26.2     $20.8     $12.8
Taxable Bond                                       22.8      25.0      20.0
Tax-Free Income                                    15.2      16.9      12.0
International Equity                                3.0       1.6        .8
                                                  -----     -----     -----
                                                   67.2      64.3      45.6
                                                  -----     -----     -----
INSTITUTIONAL ACCOUNTS:
Fixed Income                                       18.8      19.3      14.8
Domestic Equity                                     6.7       5.9       3.8
International Equity                                2.6       1.4        .5
                                                  -----     -----     -----
                                                   28.1      26.6      19.1
                                                  -----     -----     -----
YEAR-END ASSETS                                   $95.3     $90.9     $64.7
                                                  -----     -----     -----
                                                  -----     -----     -----

AVERAGE ASSETS                                    $93.5     $77.5     $57.5
                                                  -----     -----     -----
                                                  -----     -----     -----
- ---------------------------------------------------------------------------


Revenue
Putnam's revenue increased 19% in 1994 reflecting continued growth in the level of assets under management on which management fees are earned. The higher asset level reflects the impact of institutional and mutual fund sales partially offset by a decline in securities market valuations.

Revenue for Putnam increased 31% in 1993 reflecting strong growth in the level of assets under management on which management fees are earned. The higher asset level reflected increased institutional and mutual fund sales along with higher securities market valuations.

Putnam had historically marketed front-end load funds through broker/dealers and, more recently, through financial institutions including banks. In 1992, Putnam commenced a marketing program that made certain mutual funds available with a deferred sales charge. The related commissions, initially paid by Putnam to broker/dealers for distributing the funds, are recovered through charges and fees received over a number of years. This program gained wide acceptance and has been expanded to essentially all of Putnam's mutual funds.

Expense
Putnam's expenses rose 17% in 1994 reflecting increased compensation and benefits expense due to staff level growth consistent with new business, higher incentive compensation levels commensurate with strong operating performance and normal salary progressions. The increase in other operating expenses primarily is due to a higher volume of business and higher client service-related systems costs.

Expenses for Putnam increased 28% in 1993. Compensation and benefits expense increased due to normal salary progressions, growth in staff necessary to meet the demands of new business and incentive compensation levels commensurate with strong operating performance. Other operating expenses rose in 1993 due to the increased volume of business and higher client service-related expenses, such as communications and information system costs.

INTEREST
Interest income earned on corporate funds was $11.8 million in 1994 compared with $11.9 million in 1993. Yields in North America rose steadily during the year offset by lower interest rates in Europe. Interest expense increased to $50.6 million in 1994 from $46.1 million in 1993 due to an increase in commercial paper borrowings and higher average interest rates on those borrowings. The higher level of commercial paper borrowings reflected the funding of Putnam's prepaid dealer commissions and the Company's share repurchase program.

Interest income earned on corporate funds decreased to $11.9 million in 1993 from $16.6 million in 1992 due to significantly lower short-term interest rates throughout the world. Interest expense increased to $46.1 million in 1993 from $38.3 million in 1992 due to an increase in commercial paper borrowings, partially offset by lower interest rates on those borrowings. The higher level of commercial paper borrowings related to the funding of acquisitions in 1992 and the funding of Putnam's prepaid dealer commissions.

INCOME TAXES
The Company's consolidated domestic and foreign tax rates were 39.5% of income before income taxes in 1994, 40.5% in 1993 and 41.5% in 1992. The reduction in the 1994 tax rate reflects worldwide savings attributable to tax planning strategies. The reduction in the tax rate in 1993 reflected the resolution of various tax issues throughout the world. The overall tax rates are higher than the U.S. statutory rates primarily because of the impact of state and local income taxes.

LIQUIDITY AND CAPITAL RESOURCES
The Company's cash and cash equivalents aggregated $294.9 million at the end of 1994, a decrease of $37.1 million from the end of 1993.

Operating Cash Flows
The Company generated $368.5 million of cash from operations in 1994 compared with $238.1 million in 1993. These amounts reflect the net income earned by the Company in those years adjusted for non-cash charges and working capital changes. Included in the cash flow from operations are the net cash requirements of Putnam's prepaid dealer commissions, which amounted to $111.9 million in 1994 compared with $254.3 million in 1993. The current portion of these prepaid dealer commissions is included in other current assets and the long-term portion is included in other assets in the Consolidated Balance Sheets. The tax benefit associated with these prepaid dealer commissions is recorded in deferred taxes, the long-term portion of which is included in other liabilities in the Consolidated Balance Sheets. The Company anticipates that internally generated funds will be sufficient to meet the Company's foreseeable recurring cash requirements, including dividends, capital expenditures and scheduled repayments of long-term debt.

Financing Cash Flows
Financing activities for the Company reduced cash by $189.8 million in 1994 and by $109.1 million in 1993. Dividends paid by the Company amounted to $206.4 million in 1994 ($2.80 per share) and $198.5 million in 1993 ($2.70 per share). The Company regularly purchases shares of its common stock to meet the requirements of the various stock compensation and benefit programs. During 1994, the Company purchased 1.7 million shares, while 535,000 shares of common stock were purchased in 1993.

The Company maintains credit facilities with several banks primarily to support its commercial paper borrowings. These facilities, which expire at various dates through May 1996, provide that the Company may borrow up to $330 million at varying market rates of interest. The Company also maintains other credit facilities, related to operations located outside of the United States, aggregating $70.9 million as of December 31, 1994.

The Company has a fixed rate non-recourse mortgage note agreement due in 2009 amounting to $200 million, bearing an interest rate of 9.8%, in connection with its 56% interest in its worldwide headquarters building. Also related to the purchase and renovation of the building, the Company has an interest rate swap that fixes the interest rate on $100 million of commercial paper borrowings at approximately 9.5% until February 1999.

Frizzell, the U. K.-based insurance program management firm, has a consumer finance operation that provides affinity group members with a variety of services including insurance premium financing programs, personal and secured loans, mortgage loans and credit cards. These loans are financed by the acceptance of deposits from the affinity group members and through bank borrowings. The borrowings are under credit facilities maintained with various banks aggregating $206 million. Customer deposits have one- to three-year terms. The current portion of these deposits is included in accounts payable and accrued liabilities, and the long-term portion is included in other liabilities in the Consolidated Balance Sheets. The profitability of this operation is sensitive to interest rate fluctuations as changes in interest rates can affect the margin between interest earned on assets and interest paid on liabilities. Risk management instruments such as interest rate swaps and forward rate agreements are utilized to protect operating margins from the effect of interest rate fluctuations.

Investing Cash Flows
The Company's capital expenditures, which amounted to $149.1 million in 1994 and $98.8 million in 1993, have primarily related to computer equipment purchases and the refurbishing and modernizing of office facilities.

The Company has been instrumental in developing new sources of insurance capacity when market capacity has been limited. The Company, through MMRC, maintains a minority ownership interest in the various entities it assisted in organizing. These investments have been classified as securities available for sale and, as discussed more fully in Note 11 to the consolidated financial statements, the aggregate fair value of these holdings is included in long-term securities in the Consolidated Balance Sheets. The Company, through Marsh & McLennan Risk Capital Holdings, expects to continue to make strategic investments in response to insurance and reinsurance capacity limitations and related client needs, as appropriate.

Other
The insurance coverage for potential liability resulting from alleged errors and omissions in the professional services provided by the Company includes elements of both risk retention and risk transfer. The Company believes it has adequately reserved for the self-insurance contingencies. Payments related to the respective self-insured layers are made as legal fees are incurred and claims are resolved and generally extend over a considerable number of years. The amounts paid in that regard vary in relation to the severity of the claims and the number of claims active in any particular year. The long-term portion of this liability is included in other liabilities in the Consolidated Balance Sheets.

The Company's policy for funding its tax qualified U.S. defined benefit retirement plan is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. employee benefit and tax laws. As described more fully in Note 5 to the financial statements, the plan is currently well funded; consequently, the Company has not been able to make a tax deductible contribution since 1986. Because this situation is expected to continue, a 1995 cash contribution is currently not anticipated. The related long-term pension liability is included in other liabilities in the Consolidated Balance Sheets.

The Company contributes to certain health care and life insurance benefits provided to its retired employees. As described more fully in Note 5 to the financial statements, the cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by the Company as incurred. This postretirement liability is included in other liabilities in the Consolidated Balance Sheets.

Cumulative translation adjustments, a component of stockholders' equity in the Consolidated Balance Sheets, represent the cumulative effect of translating the financial statements of the Company's international operations from functional currencies to U.S. dollars.

MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income


- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS, EXCEPT PER SHARE FIGURES)            1994      l993      1992
- ---------------------------------------------------------------------------

REVENUE                                        $3,435.0  $3,163.4  $2,937.0

EXPENSE                                         2,764.7   2,570.6   2,396.0
                                               --------  --------  --------

OPERATING INCOME                                  670.3     592.8     541.0

INTEREST INCOME                                    11.8      11.9      16.6

INTEREST EXPENSE                                  (50.6)    (46.1)    (38.3)
                                               --------  --------  --------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES                    631.5     558.6     519.3

INCOME TAXES                                      249.5     226.2     215.5
                                               --------  --------  --------

INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES                           382.0     332.4     303.8

CUMULATIVE EFFECT OF ACCOUNTING CHANGES
  (NET OF INCOME TAX BENEFIT OF $7.2 IN
  1994 AND $32.1 IN 1992)                         (10.5)       --     (40.1)
                                               --------  --------  --------

NET INCOME                                     $  371.5  $  332.4  $  263.7
                                               --------  --------  --------
                                               --------  --------  --------

PER SHARE DATA:
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES                              $5.19     $4.52     $4.21

CUMULATIVE EFFECT OF ACCOUNTING CHANGES            (.14)       --      (.56)
                                                   ----    ------     -----

NET INCOME                                        $5.05     $4.52     $3.65
                                                  -----     -----     -----
                                                  -----     -----     -----

AVERAGE NUMBER OF SHARES OUTSTANDING               73.6      73.5      72.2
                                                   ----      ----      ----
                                                   ----      ----      ----
- ---------------------------------------------------------------------------



The accompanying notes are an integral part of these consolidated statements.

MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                    1994       1993
- ---------------------------------------------------------------------------

ASSETS
CURRENT ASSETS:
Cash and cash equivalents (including interest-bearing
  amounts of $265.6 in 1994 and $315.7 in 1993)          $  294.9  $  332.0
                                                         --------  --------


Receivables --
  Commissions and fees                                      692.3     617.0
  Advanced premiums and claims                               78.0      80.7
  Consumer finance and other                                229.6     198.2
                                                         --------  --------
                                                            999.9     895.9
  Less - allowance for doubtful accounts                    (44.9)    (42.9)
                                                         --------  --------
  Net receivables                                           955.0     853.0
                                                         --------  --------

Other current assets                                        196.1     127.4
                                                         --------  --------
    TOTAL CURRENT ASSETS                                  1,446.0   1,312.4

CONSUMER FINANCE RECEIVABLES, NET                           150.4     130.8

LONG-TERM SECURITIES                                        282.8     363.6

FIXED ASSETS, NET                                           740.3     688.1

INTANGIBLE ASSETS                                           701.0     660.1

OTHER ASSETS                                                510.1     391.6
                                                         --------  --------
                                                         $3,830.6  $3,546.6
                                                         --------  --------
                                                         --------  --------
- ---------------------------------------------------------------------------



The accompanying notes are an integral part of these consolidated statements.


- --------------------------------------------------------------------------------------------------------------
                                                                                           1994           1993
- --------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Short-term debt                                                                     $  403.0       $  273.8
   Accrued compensation and employee benefits                                             220.8          173.5
   Accounts payable and accrued liabilities                                               496.7          444.4
   Accrued income taxes                                                                   218.7          237.1
   Dividends payable                                                                       53.1           49.9
                                                                                       --------      ---------
       TOTAL CURRENT LIABILITIES                                                        1,392.3        1,178.7
                                                                                       --------      ---------

FIDUCIARY LIABILITIES                                                                   1,652.1        1,623.6
LESS--CASH AND INVESTMENTS HELD IN A
  FIDUCIARY CAPACITY                                                                   (1,652.1)      (1,623.6)
                                                                                       --------      ---------
                                                                                             --             --
                                                                                       --------      ---------
LONG-TERM DEBT                                                                            409.4          409.8
                                                                                       --------      ---------
OTHER LIABILITIES                                                                         568.3          592.8
                                                                                       --------      ---------
COMMITMENTS AND CONTINGENCIES                                                                --             --
                                                                                       --------      ---------

STOCKHOLDERS' EQUITY:
   Preferred stock, $1 par value, authorized
     6,000,000 shares, none issued                                                           --             --
   Common stock, $1 par value, authorized
     200,000,000 shares, issued
     76,794,531 shares in 1994 and 1993                                                    76.8           76.8
   Additional paid-in capital                                                             166.1          173.5
   Retained earnings                                                                    1,507.7        1,345.7
   Unrealized securities holding gains, net of income taxes                                91.6          138.6
   Cumulative translation adjustments                                                    (105.4)        (157.5)
                                                                                       --------      ---------
                                                                                        1,736.8        1,577.1
   Less - treasury shares, at cost, 3,594,342 shares in 1994
     and 2,862,926 shares in 1993                                                        (276.2)        (211.8)
                                                                                       --------      ---------
TOTAL STOCKHOLDERS' EQUITY                                                              1,460.6        1,365.3
                                                                                       --------      ---------
                                                                                       $3,830.6       $3,546.6
                                                                                       --------      ---------
                                                                                       --------      ---------

- --------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these consolidated statements.

MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows


- -----------------------------------------------------------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)                                                                   1994           1993           1992
- -----------------------------------------------------------------------------------------------------------------------------

OPERATING CASH FLOWS:
    Net income                                                                           $371.5         $332.4         $263.7
    Depreciation and amortization                                                         120.6          119.9          112.0
    Deferred income taxes                                                                  48.0           94.2          (11.1)
    Other liabilities                                                                     (31.4)           3.0           27.9
    Cumulative effect of accounting changes                                                10.5             --           40.1
    Prepaid dealer commissions                                                           (111.9)        (254.3)         (77.5)
    Other, net                                                                            (14.2)         (11.5)          (6.8)

    Net changes in operating working capital
      other than cash and cash equivalents -
    Receivables                                                                           (77.7)         (38.4)           9.8
    Other current assets                                                                  (39.2)          (8.4)          (5.9)
    Accrued compensation and employee benefits                                             46.9           17.9          (14.8)
    Accounts payable and accrued liabilities                                               53.9          (16.2)           4.4
    Accrued income taxes                                                                  (17.5)           4.3           33.7
    Effect of exchange rate changes                                                         9.0           (4.8)         (30.4)
                                                                                         ------         ------         ------
      NET CASH GENERATED FROM OPERATIONS                                                  368.5          238.1          345.1
                                                                                         ------         ------         ------

FINANCING CASH FLOWS:
    Net change in debt                                                                    121.0           63.8          207.0
    Purchase of treasury shares                                                          (142.8)         (49.5)         (28.2)
    Issuance of common stock                                                               68.6           75.6           96.1
    Dividends paid                                                                       (206.4)        (198.5)        (191.1)
    Other, net                                                                            (30.2)           (.5)            --
                                                                                         ------         ------         ------
      NET CASH PROVIDED BY (USED FOR) FINANCING
        ACTIVITIES                                                                       (189.8)        (109.1)          83.8
                                                                                         ------         ------         ------

INVESTING CASH FLOWS:
    Additions to fixed assets                                                            (149.1)         (98.8)         (82.8)
    Acquisitions                                                                          (18.4)          (7.8)        (260.4)
    Other, net                                                                            (55.9)         (51.7)         (48.0)
                                                                                         ------         ------         ------
      NET CASH USED FOR INVESTING ACTIVITIES                                             (223.4)        (158.3)        (391.2)
                                                                                         ------         ------         ------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                                                      7.6           (9.8)         (15.6)
                                                                                         ------         ------         ------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                             (37.1)         (39.1)          22.1

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR                                                                                 332.0          371.1          349.0
                                                                                         ------         ------         ------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                 $294.9         $332.0         $371.1
                                                                                         ------         ------         ------
                                                                                         ------         ------         ------
- -----------------------------------------------------------------------------------------------------------------------------




The accompanying notes are an integral part of these consolidated statements.

MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity


- -----------------------------------------------------------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                                        1994            l993           1992
- -----------------------------------------------------------------------------------------------------------------------------

COMMON STOCK
Balance, beginning and end of year                                                     $   76.8       $   76.8       $   76.8
- -----------------------------------------------------------------------------------------------------------------------------


ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                             $  173.5       $  170.9       $  175.8
Issuance of shares for acquisitions                                                          --            1.3             --
Exercise of stock options and related tax benefits                                         (1.9)          (1.8)          (6.3)
Issuance of shares under compensation plans
  and related tax benefits                                                                   .8            2.6            1.7
Issuance of shares under employee stock purchase
  plans and related tax benefits                                                           (6.3)            .5            (.3)
- -----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                   $  166.1       $  173.5       $  170.9
- -----------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, beginning of year                                                             $1,345.7       $1,212.3       $1,142.4
Net income                                                                                371.5          332.4          263.7
Cash dividends declared-(per share amounts:
  $2.85 in 1994, $2.70 in 1993 and $2.675 in 1992)                                       (209.5)        (199.0)        (193.8)
- -----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                   $1,507.7       $1,345.7       $1,212.3
- -----------------------------------------------------------------------------------------------------------------------------

UNREALIZED SECURITIES HOLDING GAINS,
  NET OF INCOME TAXES
Balance, beginning of year                                                             $  138.6      $      --      $      --
Realized gains, net of income taxes                                                       (27.6)            --             --
Unrealized securities holding
  gains (losses), net of income taxes                                                     (19.4)         138.6             --
- -----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                   $   91.6       $  138.6      $      --
- -----------------------------------------------------------------------------------------------------------------------------

CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, beginning of year                                                             $ (157.5)      $ (106.7)      $  (18.0)
Translation adjustments                                                                    52.1          (50.8)         (88.7)
- -----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                   $ (105.4)      $ (157.5)      $ (106.7)
- -----------------------------------------------------------------------------------------------------------------------------

TREASURY SHARES
Balance, beginning of year                                                             $ (211.8)      $ (250.4)      $ (342.0)
Purchase of treasury shares                                                              (142.8)         (49.5)         (28.2)
Issuance of shares for acquisitions                                                          --            7.7             --
Exercise of stock options                                                                  11.6           30.7           68.9
Issuance of shares under compensation plans                                                15.8            6.4            6.9
Issuance of shares under employee stock purchase
  plans                                                                                    51.0           43.3           44.0
- -----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                   $ (276.2)      $ (211.8)      $ (250.4)
- -----------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                             $1,460.6       $1,365.3       $1,102.9
- -----------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated statements.

MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of Marsh & McLennan Companies, Inc. and all its subsidiaries (the "Company"). Various subsidiaries and affiliates have transactions with each other in the ordinary course of business. All significant intercompany accounts and transactions have been eliminated.

FIDUCIARY ASSETS AND LIABILITIES: In its capacity as an insurance broker or agent, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters; the Company also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $78.7 million in 1994, $79.6 million in 1993 and $94.4 million in 1992.
    Net uncollected premiums and claims and the related payables, amounting to $2.8 billion at December 31, 1994 and $2.7 billion at December 31, 1993, are not included in the accompanying Consolidated Balance Sheets.
    In certain instances, the Company advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

REVENUE: Revenue includes insurance commissions, fees for services rendered, compensation for services provided in connection with the formation and capitalization of various insurers and reinsurers, including gains from sales of interests in such entities, commissions on the sale of mutual fund shares and interest income on fiduciary funds. Insurance commissions generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in the Company's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Fees for services rendered are recorded as earned. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis, in accordance with industry practice.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents primarily consist of certificates of deposit and time deposits, generally with original maturities of three months or less. The Company maintains a policy providing for the diversification of cash and cash equivalents to limit the concentration of credit risk exposure.

FIXED ASSETS, DEPRECIATION AND AMORTIZATION: Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.
    Depreciation of buildings, building improvements, furniture and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less.

The components of fixed assets at December 31, 1994 and 1993 are as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Land and buildings                                       $  388.7  $  389.2
Furniture and equipment                                     640.6     604.1
Leasehold and building improvements                         285.5     233.6
                                                         --------  --------
                                                          1,314.8   1,226.9
Less - accumulated depreciation and amortization           (574.5)   (538.8)
                                                         --------  --------
                                                         $  740.3  $  688.1
                                                         --------  --------
                                                         --------  --------
- ---------------------------------------------------------------------------


INTANGIBLE ASSETS: Acquisition costs in excess of the fair value of net assets acquired are amortized on a straight-line basis over periods up to 40 years. Other intangible assets are amortized on a straight-line basis over their estimated lives.

PREPAID DEALER COMMISSIONS: Certain mutual funds marketed by the Company's investment management segment are made available with a deferred sales charge. The related commissions, initially paid by the Company to broker/dealers for distributing the funds, are recovered through charges and fees received over a number of years. The current portion of these prepaid dealer commissions, amounting to $99.8 million and $67.4 million at December 31, 1994 and 1993, respectively, is included in other current assets in the Consolidated Balance Sheets. The long-term portion amounting to $356.6 million and $277.1 million at December 31, 1994 and 1993, respectively, is included in other assets in the Consolidated Balance Sheets.

INCOME TAXES: Income taxes are provided in the year transactions affect net income, regardless of when those transactions are reported for tax purposes. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 1994 amounted to approximately $285 million. However, if these earnings were not considered permanently reinvested, under current law, foreign tax credits would effectively offset any incremental tax liability which otherwise might be due upon distribution.

RISK MANAGEMENT INSTRUMENTS: Net amounts received or paid under interest rate swaps and forward rate agreements are included in the Consolidated Statements of Income as incurred.

PER SHARE DATA: Per share data is computed using the average number of shares of the Company's common stock outstanding. The dilutive effect of common stock equivalents is not material.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES: As discussed in Note 5, effective January 1, 1994 the Company changed its method of accounting for postemployment benefits and, as discussed in Notes 4 and 5, effective January 1, 1992 the Company changed its method of accounting for income taxes and postretirement benefits.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

2.  SUPPLEMENTAL DISCLOSURE TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

The following schedule provides additional information concerning acquisitions:


- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)                          1994      1993       1992
- ---------------------------------------------------------------------------

Purchase acquisitions:
  Assets acquired, excluding cash                 $26.5     $35.7    $578.3
  Liabilities assumed                              (3.8)    (10.6)   (317.9)
  Issuance of debt and other obligations           (4.3)     (8.3)       --
  Shares issued                                      --      (9.0)       --
                                                  -----     -----    ------
Net cash outflow for acquisitions                 $18.4     $ 7.8    $260.4
                                                  -----     -----    ------
                                                  -----     -----    ------
- ---------------------------------------------------------------------------


The following schedule provides details of changes in the Company's short-term and long-term debt. Although a portion of the Company's commercial paper borrowings is classified as long-term debt in the Consolidated Balance Sheets, borrowings and repayments of commercial paper are shown below based on original maturities.


- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)                          1994       1993      1992
- ---------------------------------------------------------------------------

  Net change in debt with
    maturities of three
    months or less                               $380.4    $(16.0)   $ 89.7
  Borrowings with maturities
    over three months                              51.3     535.9     326.1
  Repayments of debt with maturities
    over three months                            (310.7)   (456.1)   (208.8)
                                                 ------    ------    ------
  Net change in debt                             $121.0    $ 63.8    $207.0
                                                 ------    ------    ------
                                                 ------    ------    ------
- ---------------------------------------------------------------------------


Interest paid during 1994, 1993 and 1992 was $48.1 million, $42.1 million and $41.3 million, respectively.

Income taxes paid during 1994, 1993 and 1992 were $222.5 million, $122.4 million and $179.7 million, respectively.

3.  ACQUISITIONS

During 1994, the Company acquired or increased its interest in several insurance services and consulting businesses for a total cost of $22.7 million consisting of cash and future obligations in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $21.1 million.

During 1993, the Company acquired several insurance broking and consulting businesses for a total cost of $26.7 million in transactions accounted for as purchases. The purchase price of these acquisitions consisted of $17.7 million in cash and future obligations and 104,556 shares of the Company's common stock having a fair market value of $9.0 million. The total cost of these acquisitions exceeded the fair value of net assets acquired by $24.6 million.

During 1992, the Company acquired or increased its interest in several insurance services and consulting businesses for a total cost of $305.0 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $299.3 million.

The effect of these acquisitions was not material to the Company's results of operations.

4.  INCOME TAXES

Income before income taxes shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.


- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

Income before income taxes and
  cumulative effect of accounting changes:
    U.S.                                         $377.5    $340.6    $314.9
    Other                                         254.0     218.0     204.4
                                                 ------    ------    ------
                                                 $631.5    $558.6    $519.3
                                                 ------    ------    ------
                                                 ------    ------    ------

Income taxes:
  Current-
    U.S. Federal                                 $ 99.9    $ 29.9    $ 77.7
    Other national governments                     71.8      74.7      70.0
    U.S. state and local                           29.8      27.4      40.6
                                                 ------    ------    ------
                                                  201.5     132.0     188.3
                                                 ------    ------    ------

  Deferred-
    U.S. Federal                                   15.5      74.1      21.7
    Other national governments                     18.9       6.3       7.6
    U.S. state and local                           13.6      13.8      (2.1)
                                                 ------    ------    ------
                                                   48.0      94.2      27.2
                                                 ------    ------    ------
Total income taxes                               $249.5    $226.2    $215.5
                                                 ------    ------    ------
                                                 ------    ------    ------
- ---------------------------------------------------------------------------


The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

DEFERRED TAX ASSETS:
  Accrued expenses not currently deductible                $171.5    $142.1
  Accrued retirement benefits                                75.9      76.8
  Differences related to non-U.S. operations                 52.8      62.6
  Other                                                      15.7      18.8
                                                           ------    ------
                                                            315.9     300.3
  Valuation allowance                                       (24.7)    (23.6)
                                                           ------    ------
                                                           $291.2    $276.7
                                                           ------    ------
                                                           ------    ------

DEFERRED TAX LIABILITIES:
  Depreciation and amortization                            $ 33.3    $ 31.3
  Prepaid dealer commissions                                207.5     157.8
  Safe harbor leasing                                        28.4      33.5
  Unbilled revenue                                           23.0      21.6
  Unrealized securities holding gains                        49.1      75.2
  Differences related to non-U.S. operations                 65.7      57.6
  Other                                                      20.1      20.9
                                                           ------    ------
                                                           $427.1    $397.9
                                                           ------    ------
                                                           ------    ------

BALANCE SHEET CLASSIFICATIONS:
  Other current assets                                     $  5.3    $  8.4
  Accrued income taxes                                       27.4      26.6
  Other liabilities                                         113.8     103.0
- ---------------------------------------------------------------------------


The valuation allowance relates to certain foreign deferred income tax assets.

A reconciliation from the U.S. Federal statutory income tax rate to the Company's effective income tax rate is as follows:


- ---------------------------------------------------------------------------
For the Three Years Ended
December 31, 1994                                  1994      1993      1992
- ---------------------------------------------------------------------------

U.S. Federal statutory rate                        35.0%     35.0%     34.0%
U.S. state and local income taxes-net of U.S.
  Federal income tax benefit                        4.5       4.8       4.9
Differences related to non-U.S. operations          (.3)       .9       1.8
Other                                                .3       (.2)       .8
                                                   ----      ----      ----
Effective tax rate                                 39.5%     40.5%     41.5%
                                                   ----      ----      ----
                                                   ----      ----      ----

The impact of the increase in the U.S. Federal statutory rate in 1993 on the Company's deferred tax balances was not material.

Effective January 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which requires deferred income tax balances to be determined using current tax rates; therefore, the impact of a change in tax rates on deferred tax balances is recognized in income in the period that the change is enacted. The cumulative effect of adopting this standard increased net income in the first quarter of 1992 by $5.0 million ($.07 per share).

Taxing authorities periodically challenge positions taken by the Company on its tax returns. On the basis of present information and advice received from counsel, it is the opinion of the Company's management that any assessments resulting from current tax audits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

5.  RETIREMENT BENEFITS

The Company maintains pension or profit sharing plans for substantially all employees.

DEFINED BENEFIT PLANS - U.S.: The Marsh & McLennan Retirement Plan provides benefits to eligible U.S. employees. The benefits under this plan are based on the participants' length of service and compensation, subject to the Employee Retirement Income Security Act of 1974 and Internal Revenue Service (IRS) limitations. The funding policy for this plan is to contribute amounts at least sufficient to meet the requirements set forth in U.S. employee benefit and tax laws. The plan assets are invested primarily in listed stocks, corporate bonds and U.S. Government Securities.
    The Marsh & McLennan Benefit Equalization Plan provides those retirement benefits to which U.S. employees would otherwise be entitled under the Marsh & McLennan Retirement Plan if not for IRS limitations.
    The Marsh & McLennan Supplemental Retirement Plan provides a minimum level of retirement benefits to employees based on the participants' length of service and compensation. The plan provides benefits to participants to the extent that the minimum benefit exceeds the aggregate retirement benefit provided by the Marsh & McLennan Retirement Plan, the Marsh & McLennan Benefit Equalization Plan and Social Security.
    The Company has a program of funding the vested benefits under the Benefit Equalization and Supplemental Retirement Plans by purchasing annuity contracts periodically.

The components of pension cost for the U.S. defined benefit plans are as follows:


- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)                          1994       1993      1992
- ---------------------------------------------------------------------------

Service cost                                      $25.7     $23.3     $21.8
Interest cost on projected
  benefit obligations                              50.7      46.9      43.2
Expected return on plan assets                    (70.1)    (59.2)    (53.6)
Net amortization                                   (2.0)     (4.6)     (5.3)
                                                  -----     -----     -----
                                                  $ 4.3     $ 6.4     $ 6.1
                                                  -----     -----     -----
                                                  -----     -----     -----
- ---------------------------------------------------------------------------


The actual returns on plan assets were $4.3 million, $95.1 million and $40.6 million for 1994, 1993 and 1992, respectively. These returns reflect the general securities market conditions experienced in the respective years.

    The funded status of the U.S. defined benefit plans and the actuarial assumptions used to measure the projected benefit obligation are as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Actuarial present value of accumulated
     benefit obligation:
  Vested                                                   $530.8    $558.9
  Nonvested                                                  18.2      22.9
                                                           ------    ------
                                                           $549.0    $581.8
                                                           ------    ------
                                                           ------    ------

Projected benefit obligation                               $655.9    $671.3
Fair value of plan assets                                   695.2     712.6
                                                           ------    ------
                                                             39.3      41.3

Unrecognized net gain from past
  experience different from that assumed                    (90.0)    (93.3)
Unrecognized prior service cost                              34.1      38.1
Unrecognized SFAS No. 87 transition amount                  (46.1)    (50.6)
                                                           ------    ------

Accrued pension liability                                  $(62.7)   $(64.5)
                                                           ------    ------
                                                           ------    ------

Actuarial assumptions:
  Discount rate                                              8.75%     7.75%
  Weighted average rate
     of compensation increase                                   6%        5%
  Expected long-term rate of return
    on plan assets                                             10%       10%
- ---------------------------------------------------------------------------


In 1994, the discount rate used to value the liabilities of the U.S. defined benefit plans was increased to reflect current interest rates of high quality fixed income debt securities. Assumptions, including projected compensation increases and cost of living adjustments for retirees, were also revised to reflect current levels of inflation. The decrease in the accumulated benefit obligation and the projected benefit obligation reflects, in part, the net impact of the change in these assumptions.

DEFINED BENEFIT PLANS - NON-U.S.: The Company maintains various plans that provide benefits to eligible non-U.S. employees. The benefits under these plans are based on the participants' length of service and compensation. The funding policy for these plans is to contribute amounts at least sufficient to meet the requirements under foreign government regulations. The plans' assets are primarily invested in listed stocks, bonds and time deposits.

    The components of pension expense (credits) for the significant non-U.S. defined benefit plans are as follows:


- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)                           1994      1993      1992
- ---------------------------------------------------------------------------

Service cost                                      $32.3     $29.8     $27.9
Interest cost on projected benefit obligations     45.1      46.7      40.4
Expected return on plan assets                    (68.4)    (67.1)    (62.0)
Net amortization                                   (6.9)     (6.7)     (8.9)
                                                  -----     -----     -----
                                                  $ 2.1     $ 2.7     $(2.6)
                                                  -----     -----     -----
                                                  -----     -----     -----
- ---------------------------------------------------------------------------


The actual returns on plan assets were ($31.7) million, $160.4 million and $89.5 million for 1994, 1993 and 1992, respectively. These returns reflect the general securities market conditions experienced in the respective years and the impact of currency exchange rate fluctuations.

    The funded status of the significant non-U.S. defined benefit plans and the weighted average actuarial assumptions used to measure the projected benefit obligation are as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Actuarial present value of accumulated
      benefit obligation:
  Vested                                                   $542.4    $424.5
  Nonvested                                                   6.3       4.0
                                                           ------    ------
                                                           $548.7    $428.5
                                                           ------    ------
                                                           ------    ------

Projected benefit obligation                               $643.5    $565.6
Fair value of plan assets                                   763.0     757.8
                                                           ------    ------
                                                            119.5     192.2

Unrecognized net (gain) loss from past experience
  different from that assumed                                 9.7     (74.1)
Unrecognized prior service benefit                           (4.4)    ( 4.8)
Unrecognized SFAS No. 87 transition amount                  (34.8)    (40.0)
                                                           ------    ------

Prepaid pension cost                                       $ 90.0    $ 73.3
                                                           ------    ------
                                                           ------    ------

Actuarial assumptions:
  Discount rate                                               8.9%      8.0%
  Weighted average rate of compensation increase              6.9%      6.1%
  Expected long-term rate of return
    on plan assets                                           10.3%      9.7%
- ---------------------------------------------------------------------------

In 1994, the discount rates used to value the liabilities of the non-U.S. plans were increased to reflect current worldwide interest rates. Assumptions, including projected compensation increases and cost of living adjustments for retirees, were also revised to reflect current levels of inflation. The increase in the accumulated benefit obligation and the projected benefit obligation reflect, in part, the impact of the change in these assumptions and the impact of foreign exchange rate fluctuations.

POSTRETIREMENT BENEFITS: The Company contributes to the cost of certain health care and life insurance benefits provided to its retired employees. The cost to the Company of these postretirement benefits is principally associated with employees in the United States, as retired employees outside the United States receive these benefits, in large part, from governmental health care programs. United States employees become eligible for these benefits if they attain retirement age while working for the Company, subject in certain instances to minimum service requirements. The amount of the Company's contribution for active employees who were not eligible to retire at January 1, 1991 is based, in part, on their length of service with the Company. The cost of these postretirement benefits is accrued during the period up to the date employees are eligible to retire, but is funded by the Company as incurred.

The components of the United States postretirement benefits costs are as follows:


- ---------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)                                 1994   1993   1992
- ---------------------------------------------------------------------------

Service cost                                             $1.6   $1.7   $1.4
Interest cost on accumulated postretirement benefits      6.2    7.0    6.7
                                                         ----   ----   ----
                                                         $7.8   $8.7   $8.1
                                                         ----   ----   ----
                                                         ----   ----   ----
- ---------------------------------------------------------------------------


The accumulated postretirement benefit obligation at December 31, 1994 and 1993 is as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Retirees                                                    $51.4     $49.9
Fully eligible active plan participants                      12.9      20.8
Other active plan participants                               14.4      17.9
                                                            -----     -----
                                                             78.7      88.6
Unrecognized net gain from past experience different
  from that assumed                                          14.9        --
                                                            -----     -----
Accrued postretirement liability                            $93.6     $88.6
                                                            -----     -----
                                                            -----     -----
- ---------------------------------------------------------------------------



The discount rates used in determining the accumulated postretirement benefit obligations were 8 3/4% and 7 3/4% for 1994 and 1993, respectively. The assumed health care cost trend rate was approximately 12% in 1994, gradually declining to 4% in the year 2040. A 1% increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $8.9 million and the postretirement benefit expense for the year then ended by $1.3 million.

In 1994, the discount rate used to value the accumulated postretirement benefit obligation was increased to reflect current interest rates of high quality fixed income debt securities. The decrease in the accumulated postretirement benefit obligation reflects the impact of the change in the discount rate.

Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect of the change in accounting recorded in 1992 amounted to $45.1 million ($.63 per share). This noncash charge represents the accumulated postretirement benefit obligation at January 1, 1992 ($77.2 million), partially reduced by a deferred income tax benefit ($32.1 million).

DEFINED CONTRIBUTION PLANS: The Company maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP") and the Putnam Investments, Inc. Profit Sharing Retirement Plan (the "Putnam Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, the Company matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of the Company subject to IRS limitations. The cost of these defined contribution plans was $32.6 million, $31.3 million and $30.9 million for 1994, 1993 and 1992, respectively.

POSTEMPLOYMENT BENEFITS: Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of the change in accounting recorded in 1994 amounted to $10.5 million ($.14 per share). This noncash charge represents the accumulated postemployment benefit obligation at January 1, 1994 ($17.7 million), partially reduced by a deferred income tax benefit ($7.2 million).

6.  STOCK BENEFIT PLANS

INCENTIVE AND STOCK AWARD PLAN: In 1992, the Company's stockholders approved the Marsh & McLennan Companies, Inc. 1992 Incentive and Stock Award Plan (the "1992 Plan") under which awards may be granted to employees of the Company. The types of awards permitted include stock options, restricted stock, restricted stock units payable in Company common stock or cash, and other stock-based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, in its discretion, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The plan contains provisions which, in the event of a change in control of the Company, may accelerate the vesting of the awards. Awards relating to not more than 8,000,000 shares of common stock, plus such number of shares remaining unused under the 1988 Incentive and Stock Award Plan (the "1988 Plan"), which was terminated as to future awards and superseded by the 1992 Plan, may be made over the five-year life of the 1992 Plan. There were 4,472,855 and 5,076,033 shares available for awards at December 31, 1994 and 1993, respectively.

STOCK OPTIONS: Options granted under the 1992 Plan may be designated as incentive stock options or as non-qualified stock options. The Compensation Committee shall determine the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Stock option transactions under the 1992 Plan and prior plans are as follows:


- -----------------------------------------------------------------------------------------------
                                                                             Exercise Price
                                                         Shares                 Per Share
- -----------------------------------------------------------------------------------------------

Balance at January 1, 1992
   (3,552,821 exercisable)                              5,877,471          $22 25/32  - 79 5/16
   Granted                                                556,200          $73 7/8    - 92 1/16
   Exercised                                           (1,219,136)         $22 25/32  - 79 5/16
   Forfeited                                             (189,250)         $55 9/16   - 79 5/16
                                                        ---------

Balance at December 31, 1992
   (3,508,485 exercisable)                              5,025,285          $22 25/32  - 92 1/16
   Granted                                              3,550,970          $81   3/4  - 93  5/8
   Exercised                                             (494,337)         $22 25/32  - 79 5/16
   Forfeited                                             (159,670)         $55  9/16  - 93  5/8
                                                        ---------

Balance at December 31, 1993
   (4,206,018 exercisable)                              7,922,248          $22 25/32  - 93  5/8
   Granted                                                609,600          $74 15/16  - 88
   Exercised                                             (186,297)         $22 25/32  - 79 5/16
   Forfeited                                             (224,410)         $49   3/8  - 93  5/8
                                                        ---------

Balance at December 31, 1994
   (5,093,481 exercisable)                              8,121,141          $33 3/16   -  93 5/8
                                                        ---------
                                                        ---------


RESTRICTED STOCK: Under the 1992 Plan, restricted shares of the Company's common stock may be awarded and shall be subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant shall have the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment.

There were 59,900 and 68,500 restricted shares granted in 1994 and 1993, respectively, under the 1992 Plan and 76,300 restricted shares granted in 1992 under the 1988 Plan. The fair market value of these shares at the date of grant, $4.9 million in 1994, $6.4 million in 1993 and $5.6 million in 1992, was charged to expense. Shares that have been granted become unrestricted at the earlier of January 1 of the eleventh year following the grant or the recipient's normal retirement date or, for shares granted after 1987, the recipient's actual retirement date if later than the normal retirement date.

RESTRICTED STOCK UNITS: Restricted stock units, payable in stock or cash, may be awarded under the 1992 Plan. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid, and upon what terms the units shall be forfeited.

There were 33,818 and 8,300 restricted stock units awarded during 1994 and 1993, respectively, under the 1992 Plan and 39,330 incentive units, which have the same characteristics as restricted stock units under the 1992 Plan, awarded under the 1988 Plan during 1992.

STOCK PURCHASE PLAN: In May 1994, the Company's stockholders approved an employee stock purchase plan (the "1994 Plan") to replace the 1990 Employee Stock Purchase Plan which terminated on September 30, 1994 following its fourth annual offering. Under these plans, eligible employees may purchase shares of the Company's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1994 Plan, no more than 4,000,000 shares of the Company's common stock plus the remaining unissued shares in the 1990 Plan may be sold. Employees purchased 649,000, 574,000 and 625,000 shares in 1994, 1993 and 1992, respectively. At December 31, 1994, 4,431,000 shares are available for issuance under the 1994 Plan.

7.  LONG-TERM OBLIGATIONS

The Company leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 95% of the Company's lease obligations are for the use of office space.
    The accompanying Consolidated Statements of Income include net rental costs of $206.7 million, $198.2 million and $192.7 million for 1994, 1993 and 1992, respectively, after deducting rentals from subleases ($8.8 million in 1994, $7.9 million in 1993 and $8.5 million in 1992).
    At December 31, 1994, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:


- ---------------------------------------------------------------------------
                                           Gross      Rentals           Net
For the Years Ending December 31,         Rental         from        Rental
(IN MILLIONS OF DOLLARS)             Commitments    Subleases   Commitments
- ---------------------------------------------------------------------------

1995                                    $  167.3        $ 8.4      $  158.9
1996                                       150.5          7.8         142.7
1997                                       128.7          5.3         123.4
1998                                       104.1          3.6         100.5
1999                                        89.5          3.1          86.4
Subsequent years                           517.4         15.1         502.3
                                        --------        -----      --------
                                        $1,157.5        $43.3      $1,114.2
                                        --------        -----      --------
                                        --------        -----      --------
- ---------------------------------------------------------------------------


During 1994, the Company entered into agreements with various service companies to outsource certain information systems activities and responsibilities which previously were performed by the Company. Under these agreements, the Company is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 1994, the aggregate fixed future minimum commitments under these agreements are as follows:


- ---------------------------------------------------------------------------
                                          Future
For the Years Ending December 31,        Minimum
(IN MILLIONS OF DOLLARS)             Commitments
- ---------------------------------------------------------------------------

1995                                     $  32.0
1996                                        28.6
1997                                        25.8
1998                                        24.7
1999                                        13.5
Subsequent years                            38.5
                                          ------
                                          $163.1
                                          ------
                                          ------
- ---------------------------------------------------------------------------


8.  CONSUMER FINANCE OPERATION

The Company's insurance program management operation in the United Kingdom includes Frizzell Bank Limited ("FBL"), an authorized institution under the United Kingdom Banking Act 1987. FBL provides affinity group members with a variety of financial services including insurance premium financing programs, unsecured and secured loans and credit cards. These loans are financed by the acceptance of deposits from the affinity group members and through bank borrowings.

Consumer finance receivables, which include both fixed and variable rate loans, bear interest at prevailing market rates. A summary of consumer finance receivables at December 31, 1994 and 1993 is as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Receivable within one year                                 $145.5    $125.4
Receivable after one year                                   157.6     138.8
                                                           ------    ------
                                                            303.1     264.2
Less - allowance for doubtful accounts                      (12.0)    (12.2)
                                                           ------    ------
                                                           $291.1    $252.0
                                                           ------    ------
                                                           ------    ------
- ---------------------------------------------------------------------------


Customer deposits, which have one to three year terms at fixed interest rates, amounted to $94.1 million and $124.2 million at December 31, 1994 and 1993, respectively. The long-term portion of these customer deposits amounted to $28.6 million and $55.4 million at December 31, 1994 and 1993, respectively, and are included in other liabilities in the Consolidated Balance Sheets. The current portion of customer deposits is included in accounts payable and accrued liabilities.

FBL's results of operations can be affected by interest rate fluctuations as changes in interest rates could impact the margin between interest earned on assets (consumer finance receivables) and interest paid on liabilities (borrowings and customer deposits). Risk management instruments such as interest rate swaps and forward rate agreements are utilized to protect margins from the effects of these fluctuations. These risk management instruments help maintain the balanced relationship between fixed rate assets and fixed rate liabilities within limits set by Company policy. If fixed rate liabilities are greater than fixed rate assets, a risk management instrument generally is utilized to transform the excess fixed rate liability into a variable rate liability ("variable rate liabilities"). This strategy protects the margin between interest earned on variable rate assets and interest paid on fixed rate liabilities. Conversely, when fixed rate assets are greater than fixed rate liabilities, a risk management instrument generally is utilized to convert excess variable rate liabilities into fixed rate liabilities ("fixed rate liabilities"). This strategy protects the margin between interest earned on fixed rate assets and interest paid on variable rate liabilities. FBL only enters into risk management instruments to hedge against the effects of changes in interest rates, and does not hold or issue such instruments for trading purposes.

FBL and the Company have developed detailed operating policies to provide control over risk management instruments. Approval of each transaction is required by an appointed treasury committee and procedures are in place for the proper execution of each risk management instrument. In addition, periodic reviews are performed by the Company's auditors to ensure FBL's compliance with the Company's policies.

All such risk management instruments have a credit risk from the potential non-performance by the counterparties to these transactions. The Company attempts to limit its credit risk exposure by dealing with counterparties that satisfy certain financial standards and by limiting the net notional amount of all transactions with a particular counterparty. Regular credit reviews of the counterparties are performed to ensure compliance with the Company's policies. The amount of credit risk is restricted to the amount of any hedge gain and is immaterial to the Company's consolidated financial statements.

The following table illustrates the gross notional amount of off-balance sheet interest rate swaps and forward rate agreements outstanding and their weighted average interest rates. Variable rates are based upon the London Interbank Offered Rate ("LIBOR") on the latest reset date included in the underlying contracts and are subject to fluctuations. Outstanding contracts at December 31, 1994 expire from 1995 to 1998.


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Variable rate liabilities - notional amount                 $ 8.6     $24.4
   Average fixed rate received                                5.6%      8.4%
   Average variable rate paid                                 6.1%      5.9%

Fixed rate liabilities - notional amount                    $75.7     $48.5
   Average fixed rate paid                                    7.5%      8.3%
   Average variable rate received                             6.2%      5.5%


FBL has also entered into forward start swaps and forward start forward rate agreements having a gross notional amount of $28.1 million at December 31, 1994. Under the forward start swap agreements, FBL will pay average fixed rates of 6.8%. Under the forward start forward rate agreements FBL will receive average fixed interest rates of 6.4%. The weighted average variable rates for these agreements will be based upon LIBOR on the effective date of the contract. At December 31, 1993, FBL was a party to interest rate floor agreements having a gross notional amount of $12.6 million. Under these agreements FBL received fixed interest payments at a rate of 7.7% and made variable interest payments at a rate of 5.8%. There were no interest rate floors outstanding at December 31, 1994.

The difference between amounts paid to and amounts received from the counterparties is included in revenue in the Consolidated Statements of Income.

9.  SHORT-TERM DEBT


The Company's outstanding short-term debt is as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Commercial paper                                           $298.3    $170.6
Consumer finance borrowings                                  99.6      96.9
Current portion of long-term debt                             5.1       6.3
                                                           ------    ------
                                                           $403.0    $273.8
                                                           ------    ------
                                                           ------    ------
- ---------------------------------------------------------------------------


The weighted average interest rate on outstanding borrowings of commercial paper at December 31, 1994 and 1993 was 6.1% and 3.3%, respectively. The weighted average interest rate on outstanding consumer finance borrowings at December 31, 1994 and 1993 was 6.4% and 6.0%, respectively.

The Company maintains credit facilities with several banks primarily to support its commercial paper borrowings. These facilities, which expire at varying dates through May 1996, provide that the Company may borrow up to $330 million at varying market rates of interest. Commitment fees ranging between 1/8% and 1/4% per annum are payable on any unused portion. The facilities require the Company to maintain consolidated tangible net worth of at least $50 million and contain other restrictions relating to consolidations, mergers and the sale or pledging of assets.

The Company's consumer finance operation maintains credit facilities with various banks aggregating $206 million. The Company also maintains other credit facilities, primarily related to operations located outside of the United States, aggregating $70.9 million.

10.  LONG-TERM DEBT

The Company's outstanding long-term debt is as follows:


- ---------------------------------------------------------------------------
December 31, 1994 and 1993
(IN MILLIONS OF DOLLARS)                                     1994      1993
- ---------------------------------------------------------------------------

Commercial paper                                           $200.0    $200.0
Mortgage - 9.8% due 2009                                    200.0     200.0
Mortgage - 7.25% due 1999                                     3.9       3.8
Other                                                        10.6      12.3
                                                           ------    ------
                                                            414.5     416.1
Less current portion                                          5.1       6.3
                                                           ------    ------
                                                           $409.4    $409.8
                                                           ------    ------
                                                           ------    ------
- ---------------------------------------------------------------------------


The Company has a 20-year fixed rate non-recourse mortgage note agreement amounting to $200 million, bearing an interest rate of 9.8%, in connection with its 56% interest in its worldwide headquarters building. In the event the mortgage is foreclosed following a default, the Company would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or, starting in 1999, at fair market value if greater. At December 31, 1994 and 1993, commercial paper borrowings amounting to $200 million have been classified in the Consolidated Balance Sheets as long-term debt based on the Company's intent and ability to maintain or refinance these obligations on a long-term basis. The Company has an interest rate swap which was entered into as part of the acquisition and renovation of the Company's worldwide headquarters which fixes the interest rate at approximately 9.5% on $100 million of commercial paper borrowings until February 1999. The weighted average interest rate on this swap at December 31, 1994, 1993 and 1992 was 4.6%, 3.2% and 3.9%, respectively. The difference between the fixed rate and the weighted average rate is included in interest expense in the Consolidated Statements of Income.

Other long-term debt primarily includes loans related to the purchase of equipment.

Scheduled repayments of long-term debt, excluding the commercial paper described above, in 1995 and in the four succeeding years are $5.1 million, $2.9 million, $2.1 million, $.4 million and $4.0 million, respectively.

11.  FINANCIAL INSTRUMENTS

The estimated fair value of the Company's significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company's intent or ability to dispose of the financial instrument.

CASH AND CASH EQUIVALENTS: The estimated fair value of the Company's cash and cash equivalents approximates their carrying value.

LONG-TERM INVESTMENTS: The Company has certain long-term investments, amounting to $27.8 million and $31.1 million at December 31, 1994 and 1993, respectively, which are carried on a cost basis. The Company has estimated, using various accredited valuation techniques, that the fair value of these investments amounted to approximately $28 million and $48 million at December 31, 1994 and 1993, respectively.

CONSUMER FINANCE RECEIVABLES AND CUSTOMER DEPOSITS: The fair value of consumer finance receivables and customer deposits approximates their carrying value.

SHORT-TERM AND LONG-TERM DEBT: The fair value of the Company's short-term debt, which consists primarily of commercial paper borrowings and consumer finance borrowings, approximates its carrying value. The estimated fair value of the $200 million mortgage on the Company's worldwide headquarters building is approximately $213 million and $270 million at December 31, 1994 and 1993, respectively, based on discounted future cash flows using interest rates available for debt with similar terms and remaining maturities.

OFF-BALANCE SHEET INSTRUMENTS: The fair value of the Company's $100 million interest rate swap has been estimated as a liability of approximately $7 million and $22 million at December 31, 1994 and 1993, respectively. The fair value of FBL's interest rate swaps and forward rate agreements was estimated as a receivable of approximately $1 million and a liability of $2 million at December 31, 1994 and 1993, respectively. These calculations are based on discounted future cash flows taking into account the current interest rate environment.

UNREALIZED SECURITIES HOLDING GAINS: Effective December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

The Company has classified as available for sale primarily equity securities having an aggregate fair value of $255.0 million and $332.5 million at December 31, 1994 and 1993, respectively. Gross unrealized gains, amounting to $140.7 million and $213.8 million at December 31, 1994 and 1993, respectively, have been excluded from earnings and reported as a separate component of stockholders' equity, net of deferred income taxes.

Proceeds from the sale of available for sale securities for the year ended December 31, 1994 was $54.7 million. Gross realized gains on available for sale securities sold during 1994 amounted to $38.0 million. The cost of securities sold is determined using the average cost method for equity securities.

A portion of insurance fiduciary funds which the Company holds to satisfy fiduciary obligations are invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.

12.  SHAREHOLDER RIGHTS PLAN

Under the Company's Shareholder Rights Plan each common share has one Right attached to it. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of the Company's outstanding common stock or (ii) commences a tender offer that would result in such person or group owning 30% or more of the Company's common stock. When the Rights first become exercisable, a holder will be entitled to buy from the Company one one-hundredth of a share of a new series of Series A Junior Participating Preferred Stock of the Company at a purchase price of $210. Alternatively, if any person acquires 15% or more of the Company's common stock except pursuant to an offer for all shares at a fair price or if a 15% holder acquires the Company by means of a reverse merger in which the Company and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of the Company (or, in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. If the Company is involved in a merger or other business combination when there is a 15% or more stockholder of the Company, the Rights will entitle a holder to buy shares of common stock of the acquiring company having a market value of twice the exercise price of each Right. The Rights expire on September 28, 1997, unless redeemed earlier.

13.  CLAIMS, LAWSUITS AND OTHER CONTINGENCIES

The Company and its subsidiaries are subject to claims and lawsuits that arise in the ordinary course of business, consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering consulting and investment services. Some of these claims and lawsuits seek damages, including punitive damages, in amounts which could, if assessed, be significant.

Among these is a group of claims relating to reinsurance contracts placed by reinsurance broking subsidiaries of the Company that were called into question by certain reinsurers. In general, these contracts concern so-called run-off exposures under which reinsurers assumed some or all remaining liability for claims against Lloyd's syndicates or other London insurers on policies, typically written in the past over a period of many years and sometimes without aggregate limits. The initial disputes, primarily between reinsurers and cedants, concerned these contracts, and have largely been resolved by negotiation, arbitration or litigation. More recently, related disputes have arisen, including litigation, between the members of syndicates, their underwriting and members' names agencies and, in some cases, subsidiaries of the Company. The syndicate members have experienced significant and continuing losses on policies, some of which were the subject of run-off reinsurance contracts that have been voided or compromised. The Company believes that its subsidiaries performed their reinsurance broking services in conformity with accepted and customary practices in the London market.

Subsidiaries of the Company in the course of their consulting and insurance activities advised certain clients in connection with their purchase of guaranteed investment contracts and annuities issued by Executive Life Insurance Company, which is currently being rehabilitated under the supervision of the California Insurance Department. Some of those clients as well as the Company's subsidiaries have been or may be subject to claims or lawsuits relating to losses in connection with those investments. In some instances, the subsidiaries have entered into agreements extending the time in which possible claims may be asserted against them, or have engaged in negotiating the deferral or resolution of claims and litigation. The Company believes that its subsidiaries acted in a proper and professional manner in connection with these matters.

On the basis of present information, available insurance coverage and advice received from counsel, it is the opinion of the Company's management that the disposition or ultimate determination of these claims and lawsuits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

14.  SEGMENTATION OF ACTIVITY BY TYPE OF SERVICE
     AND GEOGRAPHIC AREA OF OPERATION

The Company, a professional services firm, operates in three principal business segments: insurance services, consulting and investment management. Operating income for each type of service is after deductions for all directly related expenses and allocations of common expenses. General corporate expenses primarily are comprised of employee compensation and benefits and related occupancy costs for administrative personnel. General corporate assets primarily consist of cash and cash equivalents, deferred income tax assets and a portion of the Company's headquarters building.
     The following table presents information about the Company's operations by type of service and geographic area:


- -----------------------------------------------------------------------------------------------------------------------------
For the Three Years Ended December 31, 1994
(IN MILLIONS OF DOLLARS)
- -----------------------------------------------------------------------------------------------------------------------------

                                                                                                    DEPRECIATION &
                                                                        OPERATING    IDENTIFIABLE    AMORTIZATION       CAPITAL
                                                         REVENUE         INCOME         ASSETS      OF FIXED ASSETS  EXPENDITURES
                                                         -------        ---------    ------------  ----------------  -------------

TYPE OF SERVICE:
1994-
 INSURANCE SERVICES                                      $1,886.5         $406.1       $2,021.9          $62.0         $ 70.9
 CONSULTING                                                 933.1           96.4          568.4           17.9           32.3
 INVESTMENT MANAGEMENT                                      615.4          208.2          763.5           16.0           44.3
 GENERAL CORPORATE                                             --          (40.4)         476.8            3.7            1.6
                                                         --------         ------       --------          -----         ------
                                                         $3,435.0         $670.3       $3,830.6          $99.6         $149.1
                                                         --------         ------       --------          -----         ------
                                                         --------         ------       --------          -----         ------

1993-
 Insurance Services                                      $1,790.5         $376.7       $1,976.3         $ 63.7          $58.0
 Consulting                                                 854.8           86.2          499.1           20.2           15.3
 Investment Management                                      518.1          169.3          586.5           12.5           25.0
 General Corporate                                             --          (39.4)         484.7            3.9             .5
                                                         --------         ------       --------          -----         ------
                                                         $3,163.4         $592.8       $3,546.6         $100.3          $98.8
                                                         --------         ------       --------          -----         ------
                                                         --------         ------       --------          -----         ------

1992-
 Insurance Services                                      $1,632.8         $335.4       $1,796.9          $61.1          $50.1
 Consulting                                                 908.2          116.1          475.4           21.6           13.8
 Investment Management                                      396.0          124.4          257.7           10.6           18.4
 General Corporate                                             --          (34.9)         558.4            3.9             .5
                                                         --------         ------       --------          -----         ------
                                                         $2,937.0         $541.0       $3,088.4          $97.2          $82.8
                                                         --------         ------       --------          -----         ------
                                                         --------         ------       --------          -----         ------


GEOGRAPHIC AREA:
1994-
 UNITED STATES                                           $2,227.3         $478.6       $1,824.4
 EUROPE                                                     909.6          180.6        1,326.4
 CANADA                                                     165.1           35.3           97.3
 PACIFIC RIM AND OTHER                                      133.0           16.2          105.7
 GENERAL CORPORATE                                             --          (40.4)         476.8
                                                         --------         ------       --------
                                                         $3,435.0         $670.3       $3,830.6
                                                         --------         ------       --------
                                                         --------         ------       --------


1993-
 United States                                           $2,040.7         $429.9       $1,763.0
 Europe                                                     861.6          161.6        1,131.1
 Canada                                                     167.0           31.1          100.0
 Pacific Rim and Other                                       94.1            9.6           67.8
 General Corporate                                             --          (39.4)         484.7
                                                         --------         ------       --------
                                                         $3,163.4         $592.8       $3,546.6
                                                         --------         ------       --------
                                                         --------         ------       --------


1992-
 United States                                           $1,920.5         $402.7       $1,230.0
 Europe                                                     749.2          131.6        1,145.7
 Canada                                                     178.5           31.4           99.2
 Pacific Rim and Other                                       88.8           10.2           55.1
 General Corporate                                             --          (34.9)         558.4
                                                         --------         ------       --------
                                                         $2,937.0         $541.0       $3,088.4
                                                         --------         ------       --------
                                                         --------         ------       --------


REPORT OF MANAGEMENT
The management of Marsh & McLennan Companies, Inc. has prepared and is responsible for the accompanying financial statements and other related financial information contained in this annual report. The Company's financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and informed judgments as required. Deloitte & Touche LLP, independent auditors, have audited the financial statements and have issued their report thereon.
    The Company maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are executed in accordance with management's authorization, that assets are safeguarded and that proper financial records are maintained. Key elements of the Company's internal controls include securing the services of qualified personnel and proper segregation of duties. Internal auditors monitor the control system by examining financial reports, by testing the accuracy of transactions, and by otherwise obtaining assurance that the system is operating in accordance with the Company's objectives.
    The Audit Committee of the Board of Directors is composed entirely of outside directors and is responsible for recommending to the Board the independent auditors to be engaged to audit the Company's financial statements, subject to stockholder ratification. In addition, the Audit Committee meets periodically with internal auditors and the independent auditors, both with and without management, to discuss the Company's internal accounting controls, financial reporting and other related matters. The internal auditors and independent auditors have full and unrestricted access to the Audit Committee.


/s/ Frank J. Borelli

Frank J. Borelli
Senior Vice President and
Chief Financial Officer

                              REPORT OF INDEPENDENT
                                    AUDITORS


The Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 5 to the consolidated financial statements, during 1994 the Company changed its method of accounting for postemployment benefits to conform with Statement of Financial Accounting Standards ("SFAS") No. 112. As discussed in Note 11 to the consolidated financial statements, at December 31, 1993 the Company changed its method of accounting for certain investments in securities to conform with SFAS No. 115. During 1992, as discussed in Notes 4 and 5 to the consolidated financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions to conform with SFAS No. 109 and 106.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
February 28, 1995

MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA AND
SUPPLEMENTAL INFORMATION (UNAUDITED)


- -----------------------------------------------------------------------------------------------------------------------------

(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)

                                                   Income Before
                                                    Cumulative
                                                     Effect of
                                                    Accounting
                                                      Changes                Net Income
                                                 ----------------         ----------------   Dividends             Stock
                                 Operating                    Per                     Per    Paid Per           Price Range
                       Revenue    Income         Amount      Share        Amount     Share     Share             High-Low
- -----------------------------------------------------------------------------------------------------------------------------

1994:
First quarter          $ 910.2    $228.4         $130.7      $1.77        $120.2     $1.63     $.675          $86 3/4 - 80 1/4
Second quarter           840.5     163.8           95.7       1.30          95.7      1.30      .675          $88 3/4 - 81 1/4
Third quarter            826.9     148.6           83.4       1.14          83.4      1.14      .725          $88 3/8 - 76
Fourth quarter           857.4     129.5           72.2        .98          72.2       .98      .725          $80 3/8 - 71 1/4
                      --------    ------         ------      -----        ------     -----     -----
                      $3,435.0    $670.3         $382.0      $5.19        $371.5     $5.05     $2.80          $88 3/4 - 71 1/4
                      --------    ------         ------      -----        ------     -----     -----
                      --------    ------         ------      -----        ------     -----     -----


1993:
First quarter          $ 833.9    $187.2         $107.4      $1.46        $107.4     $1.46     $.675          $97 5/8 - 88 1/8
Second quarter           783.3     152.5           86.3       1.18          86.3      1.18      .675          $96     - 84 1/2
Third quarter            766.4     139.7           76.1       1.04          76.1      1.04      .675          $91 7/8 - 84 7/8
Fourth quarter           779.8     113.4           62.6        .84          62.6       .84      .675          $88 7/8 - 77
                      --------    ------         ------      -----        ------     -----     -----
                      $3,163.4    $592.8         $332.4      $4.52        $332.4     $4.52     $2.70          $97 5/8 - 77
                      --------    ------         ------      -----        ------     -----     -----
                      --------    ------         ------      -----        ------     -----     -----


1992:
First quarter          $ 768.8    $179.5         $101.0      $1.40        $ 60.9     $ .84     $ .65          $83 3/4 - 73 1/2
Second quarter           733.0     143.1           79.5       1.11          79.5      1.11       .65          $79 3/4 - 71 1/4
Third quarter            730.0     123.8           69.0        .96          69.0       .96      .675          $90 7/8 - 76 7/8
Fourth quarter           705.2      94.6           54.3        .74          54.3       .74      .675          $94 1/2 - 88 1/4
                      --------    ------         ------      -----        ------     -----     -----
                      $2,937.0    $541.0         $303.8      $4.21        $263.7     $3.65     $2.65          $94 1/2 - 71 1/4
                      --------    ------         ------      -----        ------     -----     -----
                      --------    ------         ------      -----        ------     -----     -----

- -----------------------------------------------------------------------------------------------------------------------------




The Company's common stock (ticker symbol:MMC) is traded on the New York, Chicago, Pacific and London stock exchanges. As of February 28, 1995, there were 10,439 stockholders of record.

MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
TEN-YEAR STATISTICAL SUMMARY OF OPERATIONS


- -----------------------------------------------------------------------------------------------------------------------------
For the Ten Years Ended December 31, 1994
(In millions of dollars, except per share figures)                          1994           1993           1992           1991
- -----------------------------------------------------------------------------------------------------------------------------

REVENUE:
Insurance services                                                      $1,886.5       $1,790.5       $1,632.8       $1,571.0
Consulting                                                                 933.1          854.8          908.2          894.0
Investment management                                                      615.4          518.1          396.0          314.2
                                                                        --------      ---------      ---------      ---------
 TOTAL REVENUE                                                           3,435.0        3,163.4        2,937.0        2,779.2
                                                                        --------      ---------      ---------      ---------

EXPENSES:
Compensation and benefits                                                1,740.2        1,635.7        1,557.8        1,461.1
Other operating expenses                                                 1,024.5          934.9          838.2          820.0
                                                                        --------      ---------      ---------      ---------
 TOTAL EXPENSES                                                          2,764.7        2,570.6        2,396.0        2,281.1
                                                                        --------      ---------      ---------      ---------

OPERATING INCOME                                                           670.3          592.8          541.0          498.1
INTEREST INCOME                                                             11.8           11.9           16.6           24.8
INTEREST EXPENSE                                                           (50.6)         (46.1)         (38.3)         (39.1)
OTHER INCOME (EXPENSE)                                                        --             --             --           43.0
                                                                        --------      ---------      ---------      ---------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                                                        631.5          558.6          519.3          526.8

INCOME TAXES                                                               249.5          226.2          215.5          221.3
                                                                        --------      ---------      ---------      ---------
INCOME BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                                                     $  382.0       $  332.4       $  303.8       $  305.5
                                                                        --------      ---------      ---------      ---------
                                                                        --------      ---------      ---------      ---------

NET INCOME                                                              $  371.5 (b)   $  332.4       $  263.7 (a)   $  305.5
                                                                        --------      ---------      ---------      ---------
                                                                        --------      ---------      ---------      ---------
EARNINGS PER SHARE INFORMATION:
Income Before Cumulative
 Effect Of Accounting Changes                                              $5.19          $4.52          $4.21          $4.18
                                                                           -----          -----          -----          -----
                                                                           -----          -----          -----          -----

NET INCOME PER SHARE                                                       $5.05 (b)      $4.52          $3.65 (a)      $4.18
                                                                           -----          -----          -----          -----
                                                                           -----          -----          -----          -----

AVERAGE NUMBER OF SHARES OUTSTANDING                                        73.6           73.5           72.2           73.1
DIVIDENDS PAID PER SHARE                                                   $2.80          $2.70          $2.65          $2.60
RETURN ON AVERAGE STOCKHOLDERS' EQUITY                                       26%            27%            25%            29%

YEAR-END FINANCIAL POSITION:
Working capital                                                         $   53.7       $  133.7       $  198.3       $  336.2
Total assets                                                            $3,830.6       $3,546.6       $3,088.4       $2,382.2
Long-term debt                                                          $  409.4       $  409.8       $  411.2       $  318.0
Stockholders' equity                                                    $1,460.6       $1,365.3       $1,102.9       $1,035.0
Total shares outstanding (excluding treasury shares)                        73.2           73.9           73.3           71.8

OTHER INFORMATION:
Number of employees                                                       26,100         25,600         25,800         23,400
Stock price ranges-
 U.S. exchanges - High                                                   $88 3/4        $97 5/8        $94 1/2        $87 1/4
                - Low                                                    $71 1/4        $77            $71 1/4        $69 1/8
 London Stock Exchange - High                                          L58 15/16       L67 7/16        L61 7/8        L49 5/8
                       - Low                                            L45 5/16       L52 9/16       L39 5/16       L35 9/16
Price/earnings multiple                                                     15.7           18.0           25.0           19.5
- -----------------------------------------------------------------------------------------------------------------------------


- -----------------------------------------------------------------------------------------------------------------------------

For the Ten Years Ended December 31, 1994
(In millions of dollars, except per share figures)                          1990           1989           1988           1987
- -----------------------------------------------------------------------------------------------------------------------------

REVENUE:
Insurance services                                                      $1,536.8       $1,400.3       $1,375.7       $1,380.2
Consulting                                                                 910.0          754.3          635.7          482.0
Investment management                                                      276.2          273.1          261.0          284.9
                                                                        --------      ---------      ---------      ---------
 TOTAL REVENUE                                                           2,723.0        2,427.7        2,272.4        2,147.1
                                                                        --------      ---------      ---------      ---------

EXPENSES:
Compensation and benefits                                                1,400.0        1,223.4        1,108.9          982.6
Other operating expenses                                                   795.7          694.8          648.1          614.3
                                                                        --------      ---------      ---------      ---------
 TOTAL EXPENSES                                                          2,195.7        1,918.2        1,757.0        1,596.9
                                                                        --------      ---------      ---------      ---------

OPERATING INCOME                                                           527.3          509.5          515.4          550.2
INTEREST INCOME                                                             33.5           27.7           22.7           31.0
INTEREST EXPENSE                                                           (31.0)         (18.9)         (23.1)         (13.0)
OTHER INCOME (EXPENSE)                                                      (1.0)          (1.0)           1.4            (.9)
                                                                        --------      ---------      ---------      ---------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                                                        528.8          517.3          516.4          567.3

INCOME TAXES                                                               224.7          222.4          220.1          265.2
                                                                        --------      ---------      ---------      ---------
INCOME BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                                                     $  304.1       $  294.9       $  296.3       $  302.1
                                                                        --------      ---------      ---------      ---------
                                                                        --------      ---------      ---------      ---------

NET INCOME                                                              $  304.1       $  294.9       $  296.3       $  302.1
                                                                        --------      ---------      ---------      ---------
                                                                        --------      ---------      ---------      ---------
EARNINGS PER SHARE INFORMATION:
Income Before Cumulative
 Effect Of Accounting Changes                                              $4.15          $4.10          $4.09          $4.06
                                                                           -----          -----          -----          -----
                                                                           -----          -----          -----          -----

NET INCOME PER SHARE                                                       $4.15          $4.10          $4.09          $4.06
                                                                           -----          -----          -----          -----
                                                                           -----          -----          -----          -----

AVERAGE NUMBER OF SHARES OUTSTANDING                                        73.3           71.9           72.4           74.4
DIVIDENDS PAID PER SHARE                                                   $2.55          $2.50      $2.42 1/2          $2.15
RETURN ON AVERAGE STOCKHOLDERS' EQUITY                                       31%            36%            38%            42%
YEAR-END FINANCIAL POSITION:
Working capital                                                         $  352.5       $  312.7       $  195.7       $  243.2
Total assets                                                            $2,411.2       $2,035.2       $1,830.0       $1,634.4
Long-term debt                                                          $  319.9       $  319.4       $  266.2       $   16.4
Stockholders' equity                                                    $1,085.3       $  873.0       $  755.1       $  791.7
Total shares outstanding (excluding treasury shares)                        73.5           72.4           71.5           73.9

OTHER INFORMATION:
Number of employees                                                       24,400         23,600         22,800         22,700
Stock price ranges-
 U.S. exchanges - High                                                   $81            $89 3/4        $59 3/4        $72
                - Low                                                    $59 3/4        $55 1/8        $45 1/4        $43 3/4
 London Stock Exchange - High                                            L49          L55 15/16        L35            L46 1/2
                       - Low                                             L31 1/2      L30 13/16        L25            L24
Price/earnings multiple                                                     18.8           19.0           13.8           12.2

- -----------------------------------------------------------------------------------------------------------------------------


- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                      Compound
For the Ten Years Ended December 31, 1994                                                          Growth Rate
(In millions of dollars, except per share figures)                          1986           1985   1984-1994 (c)
- -----------------------------------------------------------------------------------------------------------------------------

REVENUE:
Insurance services                                                      $1,273.1       $1,001.6             9%
Consulting                                                                 333.3          267.8            16%
Investment management                                                      197.7           98.2            24%
                                                                        --------       --------
 TOTAL REVENUE                                                           1,804.1        1,367.6            12%
                                                                        --------       --------

EXPENSES:
Compensation and benefits                                                  812.5          646.6            12%
Other operating expenses                                                   511.1          407.6            12%
                                                                        --------       --------
 TOTAL EXPENSES                                                          1,323.6        1,054.2            12%
                                                                        --------       --------

OPERATING INCOME                                                           480.5          313.4            12%
INTEREST INCOME                                                             25.9           25.1
INTEREST EXPENSE                                                            (5.3)         (14.1)
OTHER INCOME (EXPENSE)                                                        .3            5.3
                                                                        --------       --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                                                        501.4          329.7            10%

INCOME TAXES                                                               258.2          166.8             7%
                                                                        --------       --------
INCOME BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                                                     $  243.2       $  162.9            12%
                                                                        --------       --------
                                                                        --------       --------

NET INCOME                                                              $  243.2       $  162.9            12%
                                                                        --------       --------
                                                                        --------       --------
EARNINGS PER SHARE INFORMATION:
Income Before Cumulative
 Effect Of Accounting Changes                                              $3.30          $2.23            12%
                                                                           -----          -----
                                                                           -----          -----

NET INCOME PER SHARE                                                       $3.30          $2.23            12%
                                                                           -----          -----
                                                                           -----          -----

AVERAGE NUMBER OF SHARES OUTSTANDING                                        73.8           73.0
DIVIDENDS PAID PER SHARE                                               $1.56 1/4      $1.23 3/4            10%
RETURN ON AVERAGE STOCKHOLDERS' EQUITY                                       42%            37%

YEAR-END FINANCIAL POSITION:
Working capital                                                         $  187.7       $  229.6
Total assets                                                            $1,476.6       $1,029.9
Long-term debt                                                          $   14.5       $    9.8
Stockholders' equity                                                    $  638.7       $  515.2
Total shares outstanding (excluding treasury shares)                        73.9           73.4

OTHER INFORMATION:
Number of employees                                                       19,900         17,700
Stock price ranges-
 U.S. exchanges - High                                                   $76 3/4        $41 3/4
                - Low                                                    $40 5/8        $28 1/4
 London Stock Exchange - High                                            L50 1/8        L32 1/8
                       - Low                                             L28 1/4        L23 3/8
Price/earnings multiple                                                     18.4           18.3



(a) Reflects the adoption, effective January 1, 1992, of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting For Income Taxes."
(b) Reflects the adoption, effective January 1, 1994, of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
(c) Excludes the impact of unusual charge in 1984 related to the investment loss of $110.0 million pre-tax, $61.0 million after tax.
