Form 10-K405, Exhibit 13
period 1995-12-31
MARSH & MCLENNAN COMPANIES INC
filed 1996-03-28
CIK 62709

                          MARSH & McLENNAN COMPANIES

                              ANNUAL REPORT 1995

--------------------------------------------------------------------------------
                  Navigational instrument-reflecting circle.
--------------------------------------------------------------------------------

                           Navigating Global Markets

Marsh & McLennan Companies, Inc. is a professional services firm with insurance and reinsurance broking, consulting and investment management businesses. More than 25,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 80 countries.

                             FINANCIAL HIGHLIGHTS

For the Three Years Ended December 31, 1995
(In millions, except per share figures)            1995       1994       1993
                                                   ----       ----       ----
Revenue                                        $ 3,770.3    $3,435.0   $3,163.4
Operating Income                               $   694.9    $  670.3   $  592.8
Income Before Income Taxes and
   Cumulative Effect of Accounting Change      $   649.8    $  631.5   $  558.6
Net Income                                     $   402.9    $  371.5   $  332.4
Stockholders' Equity                           $ 1,665.5    $1,460.6   $1,365.3

Income Per Share Before Cumulative Effect of
   Accounting Change                           $    5.53    $   5.19   $   4.52
Net Income Per Share                           $    5.53    $   5.05   $   4.52
Dividends Paid Per Share                       $2.97-1/2    $   2.80   $   2.70
Return on Average Stockholders' Equity                26%         26%        27%
Year-end Stock Price                           $  88-3/4    $ 79-1/4   $ 81-1/4



REVENUE
(In billions)

1986         $1.80
1987          2.15
1988          2.27
1989          2.42
1990          2.72
1991          2.78
1992          2.94
1993          3.16
1994          3.44
1995          3.77

EARNINGS PER SHARE
(In dollars)

1986         $3.30
1987          4.06
1988          4.09
1989          4.10
1990          4.15
1991          4.18
1992          4.21
1993          4.52
1994          5.05
1995          5.53

                            CHAIRMAN'S PERSPECTIVE

     In recent years, the diversification of our Company between insurance services and consulting, and investment management has enabled us to provide our shareholders with increased earnings and dividends. Even as difficult market conditions have prevailed in some areas, particularly insurance services, we have continued to make substantial investments in all our businesses to prepare us for the changes we foresee.

     We are optimistic about the growth prospects for our insurance services business, which includes risk management, insurance and reinsurance broking and insurance program management. But to realize these prospects and maintain our leadership position we have to invest in new technology and in research and development. We must recruit, train and develop a new cadre of professional staff. We believe we have made great progress in recent years while continuing to serve our clients well and deliver profits to our shareholders.

     While investing in the development of our business, we have been emphasizing the need for close association among the operating companies in our insurance services sector: Marsh & McLennan, Guy Carpenter, Seabury & Smith and Marsh & McLennan Risk Capital. The closer association already has provided us with opportunities to expand services to clients, improve productivity and reduce costs. We have now decided that it is time to complete this development by uniting these companies under common management. This final phase of integration is being led by Richard H. Blum who was chief executive officer of Guy Carpenter, our reinsurance intermediary, from 1984 to 1996.

--------------------------------------------------------------------------------
Photograph of Marsh & McLennan Companies' chairman, A.J.C. Smith, standing in front of painting of Cutty Sark clipper ship.
--------------------------------------------------------------------------------

     Mercer Consulting Group also has been making important investments in recent years to respond to and prepare for changes in the needs of its clients. Technology investments will enable clients to outsource their human resource functions to William M. Mercer. Investment in new methodologies will facilitate the growth of our consulting practice for health care providers and users. Substantial research projects in both human resource and strategy consulting have increased our capacity to advise clients for whom revenue growth is the primary factor in their plans for increasing shareholder value.

     Concurrently, our investment management business has been performing superbly. In 1995, Putnam's assets under management rose 32 percent to $126 billion, reflecting strong, competitive performance in a historically strong year for American securities markets. Outstanding investment results and unsurpassed service to mutual fund shareholders and corporate clients supported successful marketing and sales efforts. Putnam, too, has been investing in and planning for the future while achieving these results. Significant additional resources have been committed to building a defined contribution retirement plan business to provide new capacity and still higher levels of service to employer clients and their employees. Putnam also is investing in an expansion of its international capabilities to widen the range of its skills in managing non-American securities and its business outside North America. We expect both of these initiatives to contribute to even stronger returns in the future.

     I am pleased to report that Marsh & McLennan Companies achieved double-digit growth in earnings in 1995. Revenue increased 10 percent to $3.8 billion from $3.4 billion in 1994. Income was $403 million compared with $372 million in 1994 and earnings per share rose to $5.53 from $5.05.

     Insurance services revenue reached $2 billion, an increase of 4 percent from 1994. Insurance broking recorded excellent growth in specialty areas and in many of our operations around the world. Consulting revenue increased 13 percent, with strong performance in our global compensation, management consulting and health care practices. Investment management revenue rose 22 percent, reflecting new investments in mutual funds, favorable investment performance and equity market conditions, and new defined contribution plan business.

     In September 1995, we approved a major share repurchase program of up to three million shares of Marsh & McLennan Companies' stock and a 10 percent increase in our quarterly dividend to shareholders.

        We recently entered into an agreement that is expected to lead to the sale of the Frizzell Group. As the business of the Frizzell Group has developed, it may fit better with an insurance company which concentrates on personal lines insurance. We expect that proceeds from the sale of Frizzell will contribute to the Company's share repurchase program.

     As Richard H. Blum has moved from Guy Carpenter to the parent company to lead our insurance services integration process, Brandon W. Sweitzer has become chief executive of our reinsurance intermediary and G.H.C. Wakefield its chairman.

     Philip L. Wroughton will retire as vice chairman of Marsh & McLennan Companies and will not stand for reelection as a director of the board. I would like to acknowledge his success in his most recent assignment to prepare our insurance services businesses for further integration. This is only the latest of his many contributions as a long-term member of the management team.

     Richard E. Heckert will retire after serving as a director since 1989. We are pleased that he will continue as an advisory director. Robert M.G. Husson will also retire, but will continue his association with the Company as a member of Faugere & Jutheau's supervisory board.

     Looking to the future, I am confident that Marsh & McLennan Companies will gain market share in all its businesses, where our size, depth and reputation are competitive advantages. The commitment of our employees is key to achieving our goals for the future. We greatly appreciate their continuing efforts.

                                          /s/ A.J.C. Smith

                                          A.J.C. Smith
                                          March 8, 1996

                     MARSH & McLENNAN COMPANIES WORLDWIDE

                              Insurance Services

     MARSH & McLENNAN, INCORPORATED, the world's leader in providing risk management and insurance broking services, advises clients on risk assessment and develops programs utilizing risk retention, risk transfer, alternative risk financing methods and consulting services. The company provides a single, integrated service to clients throughout the world.

     GUY CARPENTER & COMPANY, INC. is the leading global reinsurance intermediary. Guy Carpenter advises insurance and reinsurance companies on the complex issue of risk management and provides a comprehensive array of support services. The company structures and places reinsurance coverage and other risk-transfer financing with reinsurance firms and capital markets worldwide.

--------------------------------------------------------------------------------
                      Navigational instrument--quadrant.
--------------------------------------------------------------------------------

     SEABURY & SMITH, INC. is the leading provider of insurance program management and underwriting management services in North America. Seabury & Smith designs and administers specialized, systems-driven insurance programs primarily for members of affinity groups. The company is also the largest insurance underwriting manager of professional indemnity and directors' and officers' liability insurance in the United Kingdom.

     MARSH & McLENNAN RISK CAPITAL CORP. originates, structures and manages insurance industry investments and provides advisory services on a global basis.

                                  Consulting

     MERCER CONSULTING GROUP, INC. provides advice and services to the managements of organizations. Mercer, one of the largest consulting firms in the world, is a market leader in employee benefits and compensation consulting, and provides services for outsourcing certain human resource functions. It is also widely recognized for the results-oriented assistance it renders in strategy, growth, change, operations and marketing, as well as for its micro-economic analysis and expert testimony. These areas of expertise are offered by professionals located in major business centers around the world.

--------------------------------------------------------------------------------
                      Navigational instrument--quadrant.
--------------------------------------------------------------------------------

                             Investment Management

     PUTNAM INVESTMENTS, INC., one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages more than 90 mutual funds, has over 450 institutional clients and 4.8 million individual shareholders. It had more than $125 billion in assets under management at year-end 1995.

                               NEW RISK HORIZONS

     Larger and more complex risks confront clients. Technologies are speeding the delivery of new products and services to the marketplace. Businesses are establishing new enterprises in emerging economies. The possibility of catastrophic losses is forcing companies to examine risk strategies more closely. Corporations are focusing on the overall effect of risk on their financial results--how it affects earnings, cash flow, operations and balance sheets.

--------------------------------------------------------------------------------
                     Navigational instrument--theodolite.
  Theodolite, dated 1840.  Surveying instrument sometimes used for navigation.
--------------------------------------------------------------------------------

     Marsh & McLennan's integrated risk management resources address these changing risk exposures. The depth of our worldwide services is particularly important in a competitive global economy where organizations are concerned with controlling costs as well as risks.

     Often, risk management must be viewed differently to arrive at a more cost-effective and efficient insurance solution. A risk structuring technique Marsh & McLennan has pioneered is concentric risk integration. This multiple-

                              Insurance Services

year approach responds more directly to losses incurred by a corporation by offering insurance capacity for a number of risks combined. Instead of a risk-by-risk approach, these programs use a single risk retention--an aggregate figure that cuts across all lines of insurable risk.

--------------------------------------------------------------------------------
                     Navigational instrument--theodolite.
--------------------------------------------------------------------------------

     Our risk management professionals help clients arrive at an appropriate balance between risk retention and risk transfer. Specialists design, implement
and manage efficient captive programs.   A risk evaluation team helps identify
the risk characteristics of potential acquisitions. Loss control experts identify hazards and help implement safety systems. Injury management professionals develop occupational rehabilitation programs that can reduce workers' compensation costs. This array of risk management resources, combined with new risk solutions, is applied to the complex exposures and potential liabilities that our clients face.

     Marsh & McLennan's professionals use new risk financing techniques, in addition to the contractual transfer of risk, to achieve cost-effective risk management solutions.

     Guy Carpenter, our reinsurance intermediary, has introduced the concept that an insurance risk, particularly for property catastrophe exposures, can be transformed into a financial security in the capital markets, potentially opening the door to enormous pools of new capital. By using insurance as a new asset class, not only would investors receive better returns on their investments with lower portfolio volatility, but the cost of catastrophe insurance is reduced by spreading the risk more widely.

--------------------------------------------------------------------------------
       Navigational instrument--combined nocturnal and horary quadrant.
Combined nocturnal and horary quadrant, dated 1565. The nocturnal used the stars to tell time at night; the quadrant (reverse) measured latitude while at sea.
--------------------------------------------------------------------------------

     Large companies whose risks do not lend themselves to standard insurance solutions may tap the capital markets to finance risk. For example, a Brazilian client unable to secure political risk insurance for the sale of hydroelectric plant equipment to China turned to Marsh & McLennan's financial markets experts. They were able to structure a solution that transferred the risk to institutional investors.

     Marsh & McLennan Risk Capital continues to explore the combination of insurance with investment, acting on new opportunities arising in the insurance industry. Last year it sponsored Risk Capital Reinsurance Company and acts as its investment advisor. This new reinsurer serves as a creative capital source, integrating reinsurance with equity investments in the insurance industry.

                              Insurance Services

                           INNOVATIVE RISK TRANSFER

--------------------------------------------------------------------------------
       Navigational instrument--combined nocturnal and horary quadrant.
--------------------------------------------------------------------------------

                              Insurance Services

     Marsh & McLennan currently derives half its insurance broking revenue outside the United States. Our integrated, worldwide network, firmly rooted in North America and Europe, is being extended principally in Asia, Eastern Europe and Latin America.

--------------------------------------------------------------------------------
                        Miniature planetarium--orrery.
--------------------------------------------------------------------------------

     Cross-border trade opportunities, privatization of state-owned entities and deregulation of many state-controlled markets are contributing to rapid business growth in these emerging economies. Participating in development plans for the energy, utility, transportation, financial and telecommunications sectors requires sound insurance and risk management programs to deal with risks inherent in entering new, often untested markets. For example, spending for massive infrastructure projects in Asia Pacific is expected to exceed $1 trillion by the year 2000; China plans to build 75 power stations in one province alone.

                             GLOBAL OPPORTUNITIES

--------------------------------------------------------------------------------
                        Miniature planetarium--orrery.
 Orrery, late 18th century. A miniature planetarium showing relative motions of the sun, moon and planets.
--------------------------------------------------------------------------------

     New information technology systems connect Marsh & McLennan's global insurance services organization, making resources more accessible to our professionals, clients and insurance markets. These systems improve client service, increase productivity, reduce insurance transaction costs and facilitate insurance placements in worldwide markets. Mpower, our proprietary system, links the computers of employees, clients and underwriters, and allows them to collaborate and efficiently exchange and access information. Marsh & McLennan also has taken leadership in the development of the World Insurance Network, which is owned by six major insurance brokers. It represents the first global electronic highway for connecting insurance brokers to insurance companies and will lead to increased productivity and better service for clients.

                             Investment Management

                          TARGETING INVESTMENT GROWTH

     Putnam is an industry leader in investment management. Assets under management for mutual fund investors and institutional clients exceeded $125 billion at the end of 1995, almost triple the level of assets in 1990. While this growth coincides with favorable market conditions, it represents the unfolding of a well-defined strategic plan, which also has led to superior investment performance.

--------------------------------------------------------------------------------
                     Navigational instrument--chronometer.
--------------------------------------------------------------------------------

     To accomplish twin goals of improving investment performance and growth, Putnam set on a course to develop and deliver investment management in a broad, definable product line for mutual fund investors and institutional clients. Over time, it increased the range of its equity and fixed income funds to provide a selection to fit virtually every investment objective. Long-term differentiators for Putnam have been its emphasis on service and marketing as key contributors to growth.

     Today, Putnam manages over 90 mutual funds for 4.8 million individual investors, and insti-tutional portfolios for more than 450 global clients, including major corporations, public pension funds, endowments and foundations.

     By combining its institutional and mutual fund capabilities, complemented by superior service to plan sponsors and participants, Putnam is emerging as a leader in the exploding 401(k) defined contribution plan market, which is expected to grow to $1.2 trillion by the year 2000. Again, Putnam has the breadth of quality products, service resources and marketing capabilities to package, administer and deliver the demanding services 401(k) plans require.

--------------------------------------------------------------------------------
                     Navigational instrument--chronometer.
                    Harrison Chronometer H1, made in 1735.
              The first marine timekeeper for finding longitude.
--------------------------------------------------------------------------------

     Putnam also delivers innovative educational programs tailored to diverse groups of plan participants, including retirees and younger investors beginning to consider long-term investment goals.

                         ADVANCING SERVICE PERFORMANCE

     Putnam uses technology to meet its objective of improving continuously the quality of its shareholder and client services and to support its global investment activities. New systems help Putnam deliver service with speed, accuracy and efficiency, in ways that simplify transactions and enhance the value of its relationships with clients.

--------------------------------------------------------------------------------
                      Surveying instrument--graphometer.
        Graphometer, 18th century. Determined direction more accurately than other surveying instruments.
--------------------------------------------------------------------------------

     Putnam led the mutual fund industry in the introduction of optical image-processing systems that automate the reading and routing of approximately 120,000 customer documents each week. All correspondence and documents from mutual fund and defined contribution plan investors are scanned for instant retrieval on computer screens by customer service representatives. A new optical character recognition capability, which scans and identifies the contents of shareholder forms automatically, can route these documents electronically to 250 departments at Putnam's Boston office and its two nearby service facilities.

     Efficient technology systems enable Putnam

                             Investment Management

to customize defined contribution plans for both large and small organizations, and to offer a range of investment options and recordkeeping services and direct communication links with clients and individual investors.

     Most of Putnam's investor services capabilities, including its fully automated mailing and printing facilities, are located at a new, state-of-the-art service center at Franklin, Massachusetts. The facility contains six acres of work space under one roof, where high-speed laser printers produce 11 million customer statements each month.

--------------------------------------------------------------------------------
                      Surveying instrument--graphometer.
--------------------------------------------------------------------------------

     Putnam's consistent delivery of quality investor services has been acknowledged in the industry. For six consecutive years, it has received the DALBAR award, the only nationally recognized award given to mutual fund companies for service excellence.

                                  Consulting

     Organizations rethink continuously the ways they conduct business to strengthen their competitive positions and increase profits. Two current initiatives reflect Mercer Consulting Group's strategy for becoming the preeminent global consulting organization by providing valued services that boost clients' overall performance.

--------------------------------------------------------------------------------
                     Navigational instrument--ship's log.
   Massey's ship's log, 1802.  The first commercially successful instrument to record distance traveled at sea.
--------------------------------------------------------------------------------

     Over the past two years, Mercer has conducted research into the factors that affect organizational performance. These range from supervision structure and reward mechanisms to information flow and decision-making processes. The findings indicate that the interrelationship between these factors is of far greater significance than any single factor. Based on this research, Mercer has developed a diagnostic tool that characterizes a company's human resource system and determines how well it serves the company's business strategy. The result is a framework for decision making that can help executives

                            INCREASING PRODUCTIVITY

move their organizations to higher levels of productivity.

--------------------------------------------------------------------------------
                     Navigational instrument--ship's log.
   Massey's ship's log, 1802.  The first commercially successful instrument to record distance traveled at sea.
--------------------------------------------------------------------------------

     Mercer has begun to use this tool for solving the problems of clients.
For instance, it analyzed productivity problems in the engineering group of a high-technology company. Soaring turnover among engineers was threatening disruption and delay in the design and production process, unwelcome developments for a company whose strategy depends more on speed and quality of execution than on technological innovation. But the turnover problem was not responding to the company's efforts to solve it--efforts including above-market compensation, generous stock options, coaching and more selective recruitment. Mercer demonstrated that these interventions, while individually logical, were creating major misalignments in the company's supervision, incentive and hiring practices. By identifying the systemic sources of the problem, Mercer realigned the human resource system and adapted it to the company's business needs and market realities.

                                  Consulting

                                  THE GROWTH

     After a decade of downsizing and restructuring, chief executives are experiencing diminishing returns from continually shrinking their businesses. Mercer is helping them make the change to strategies of growth.

--------------------------------------------------------------------------------
                               Lighthouse lens.
--------------------------------------------------------------------------------

     Through three years of research into business growth, including analyses of the growth strategies of leading companies around the world, Mercer has confirmed that the stock market places a much higher value on companies that increase their profits through revenue growth rather than through cost cutting.

     Mercer's findings have debunked a number of myths. For one, real growth is not as common as businesspeople may think. Despite the fact that most corporate plans anticipate double-digit increases in annual sales, few companies actually hit this target. Between 1984 and 1994, the annual growth rate for the

                                  IMPERATIVE

Standard & Poor's 500 companies averaged only 1.4 percent after inflation, lagging behind the economy's overall growth rate of 2.6 percent.

     Another myth is that companies cannot grow in slow-growth industries. In every industry Mercer studied, even those with negative growth rates, it found examples of companies that consistently posted double-digit revenue gains. In fact, greater variations in growth rates exist between companies within an industry than among the industries themselves.

--------------------------------------------------------------------------------
                               Lighthouse lens.
                      Fifth-order lighthouse lens, 1858.
--------------------------------------------------------------------------------

     Mercer has developed a framework to help clients assess their opportunities for growth, analyze their own capability to grow and make the changes necessary to achieve and sustain profitable growth over the long term. Mercer documented its findings in the book "Grow to Be Great: Breaking the Downsizing Cycle," published in the fall of 1995.

                              FINANCIAL CONTENTS

--------------------------------------------------------------------------------
                Instrument used for calculation--Gunter Scales.
--------------------------------------------------------------------------------

Management's
Discussion and Analysis
of Financial Condition
and Results of Operations   23

Consolidated Statements of Income   30

Consolidated Balance Sheets   31

Consolidated Statements of Cash Flows   32

Consolidated Statements
of Stockholders' Equity   33

Notes to Consolidated Financial Statements   34

Report of Management   46

Report of Independent Auditors   46

Selected Quarterly Financial Data
and Supplemental Information (Unaudited)   47

Ten-Year Statistical Summary of Operations   48

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

The consolidated results of operations follow:

(In millions, except per share figures)    1995        1994        1993
                                           ----        ----        ----
Revenue:
Insurance Services                       $1,963.9    $1,886.5    $1,790.5
Consulting                                1,056.4       933.1       854.8
Investment Management                       750.0       615.4       518.1
                                         --------    --------    --------
                                          3,770.3     3,435.0     3,163.4
                                         --------    --------    --------
Expense:
Compensation and Benefits                 1,948.8     1,740.2     1,635.7
Other Operating Expenses                  1,126.6     1,024.5       934.9
                                         --------    --------    --------
                                          3,075.4     2,764.7     2,570.6
                                         --------    --------    --------
Operating Income                         $  694.9    $  670.3    $  592.8
                                         ========    ========    ========
Income Before Cumulative
   Effect of Accounting Change           $  402.9    $  382.0    $  332.4
                                         ========    ========    ========
Net Income                               $  402.9    $  371.5    $  332.4
                                         ========    ========    ========
Per Share Data:
Income Before Cumulative
   Effect of Accounting Change           $   5.53    $   5.19    $   4.52
                                         ========    ========    ========
Net Income                               $   5.53    $   5.05    $   4.52
                                         ========    ========    ========
Average Number of Shares Outstanding         72.9        73.6        73.5
                                         ========    ========    ========

Revenue, derived mainly from commissions and fees, increased 10% in 1995 driven principally by 22% growth in the investment management segment, largely attributable to growth in the level of assets under management, and a 13% increase in the consulting segment reflecting strong demand for the Company's consulting services. Insurance services revenue rose 4% in 1995 reflecting a $24 million increase in interest income on fiduciary funds and strong growth in insurance broking in Canada and Continental Europe offset, in part, by a $25 million decrease in revenue received from the activities of Marsh & McLennan Risk Capital ("MMRC").

In 1994, total revenue increased 9% over 1993 reflecting growth in each of the Company's business segments. Insurance services revenue rose 5% in 1994 compared with 1993. MMRC contributed approximately $27 million to the increase in insurance services resulting from the realization of a portion of its holdings in insurance entities that the Company was instrumental in originating. The investment management segment achieved revenue growth of 19% over 1993 due to a higher volume of business. Revenue for the consulting segment increased 9% reflecting increased demand for its services worldwide.

Operating expenses increased 11% in 1995 compared with 1994 primarily due to the impact of staff growth and incentive compensation programs in the investment management and consulting segments commensurate with the higher volume of business, and ongoing systems automation initiatives in all operating segments. These initiatives are part of the Company's long-term commitment to enhance service through technology. Operating expenses increased 8% in 1994 largely due to ongoing systems automation initiatives in the insurance services and consulting operations and additional costs in the investment management and consulting segments reflecting the higher volume of business.

The translated values of revenue and expense from the Company's international insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. However, the net impact of these fluctuations on the Company's results of operations has not been material.

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." A non-cash charge reflecting the cumulative effect of this accounting change, net of income taxes, totaled $10.5 million or $.14 per share.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which must be adopted no later than 1996. The standard will require the Company to analyze its long-lived assets, including recorded goodwill, to determine if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of such assets. Management is currently in the process of analyzing the impact that adoption of this standard will have on the Company's financial statements.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. In accordance with the statement, the Company will provide footnote disclosures presenting pro forma net income and earnings per share amounts as if employee stock options had been expensed based on their fair value on the grant date, determined using certain option pricing models. The Company will adopt SFAS No. 123 and provide the required disclosures in 1996.

Insurance Services

Revenue attributable to the insurance services segment consists primarily of fees paid directly by clients; commissions and fees paid by insurance and reinsurance underwriters; and interest income on premiums and claims collected and not yet remitted to insurers, reinsurers or insureds, such funds being held in a fiduciary capacity. The insurance services segment is affected by premium rate levels in the property and casualty insurance industry and available insurance capacity, as compensation is frequently related to the premiums paid by insureds. Revenue is also affected by fluctuations in retained limits, insured values and interest rates, the development of new products, markets and services, and the volume of business from new and existing clients.

The Company has been instrumental in the formation of several substantial insurance and reinsurance entities to alleviate, in part, capacity shortages in critical segments of the insurance and reinsurance business. MMRC also sponsored and is investment advisor to the Trident Partnership L.P., a dedicated insurance industry private equity fund formed in 1994, and Risk Capital Reinsurance Company, a reinsurer formed in 1995. Through MMRC, the Company receives compensation in various forms including fees, royalties and dividends, as well as realized appreciation in the value of the Company's capital deployed in insurance entities it assisted in organizing. These amounts are reflected within the insurance services segment in the applicable line of business to which they apply.

The results of operations for the Company's insurance services segment are presented below:

(In millions of dollars)                 1995        1994        1993
                                         ----        ----        ----
Revenue:
Insurance Broking                      $1,260.0    $1,209.3    $1,147.0
Reinsurance Broking                       295.1       298.5       283.6
Insurance Program Management              306.1       300.0       280.3
Interest Income on Fiduciary Funds        102.7        78.7        79.6
                                       --------    --------    --------
                                        1,963.9     1,886.5     1,790.5
Expense                                 1,574.7     1,480.4     1,413.8
                                       --------    --------    --------
Operating Income                       $  389.2    $  406.1    $  376.7
                                       ========    ========    ========
Operating Income Margin                    19.8%       21.5%       21.0%
                                       ========    ========    ========


Insurance Broking Revenue

Insurance broking services are provided to clients primarily in connection with risk management and the insurance placement process and involve various types of property and liability loss exposures. Services include insurance broking activities and professional counseling services on risk management issues including risk analysis, coverage requirements, self insurance, alternative insurance and funding methods, claims collection, injury management and loss prevention.

Insurance broking revenue, which is received from a predominantly corporate clientele, increased 4% in 1995. Revenue from MMRC declined $15 million compared with 1994 primarily due to a lower level of realized appreciation on capital deployed in the various insurance entities the Company has helped organize. Client revenue increased primarily due to new business growth in Canada, Continental Europe, Australia and Latin America, along with an increase in certain global specialty lines. In the United States, property premium rates, with the exception of catastrophe coverages, were generally stable while the casualty market experienced renewal rates that were generally down on a year-over-year basis. The Company anticipates that these market conditions will continue in the near term.

In 1994, insurance broking revenue increased 5% over 1993 levels. MMRC contributed approximately $18 million to the increase resulting from the realization of a portion of its holdings in insurers. Client revenue grew in Continental Europe reflecting stable premium rates and new business, and revenue in the United Kingdom rose as a result of growth in certain specialty lines, particularly marine, energy and aviation. In the United States, property premium rates were generally stable, except for catastrophe coverages such as for earthquakes in California and coastal windstorm exposures, where rates increased. The casualty market in North America remained flat to down on a year-over-year basis.

Reinsurance Broking Revenue

Reinsurance broking services involve acting as an intermediary for insurance and reinsurance organizations on all classes of reinsurance. The intermediary assists the insurance underwriter by providing advice, placing reinsurance coverage with reinsurance organizations worldwide and furnishing related services. Often reinsurance is used to spread the risk of primary insurance or the reinsurance thereof to lessen the concentration of risk with any one insurance or reinsurance company.

Reinsurance broking revenue in 1995 declined slightly from 1994. The effect of lower premium rates for property catastrophe and liability reinsurance, along with reduced demand in the London market and a $10 million decrease in MMRC related revenue, was offset in large part by new business. The Company expects premium rates for property catastrophe reinsurance to continue to decline in the first part of 1996.

In 1994, reinsurance broking revenue increased 5% over 1993. MMRC contributed approximately $9 million to the increase resulting from the realization of a portion of its holdings in reinsurers. Excluding these transactions, revenue increased 2% in 1994 reflecting the impact of higher volume due to increased capacity for property catastrophe reinsurance and new business offset, in part, by lower demand in the London market.

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

Insurance program management revenue increased 2% in 1995. Revenue for Seabury & Smith, which operates primarily in North America, reached $162 million, an increase of 7% from 1994. This growth was the result of increased services provided to corporations and institutions and their employees, increased insurance placed on behalf of small businesses, higher revenue from professional liability products in the United States and the acquisition of a U.K.-based company that specializes in providing professional liability insurance products. Revenue for the Frizzell Group, which operates in the United Kingdom, decreased 3% in 1995 to $144 million as the market for motor and household insurance services was extremely competitive during the year.

On February 7, 1996, the Company signed an agreement that is expected to lead to the sale of the Frizzell Group for approximately $289 million.
The transaction, which is subject to various regulatory and other approvals, is expected to be completed by the end of the second quarter of 1996.

In 1994, insurance program management revenue increased 7% over 1993. Within North America, revenue rose 8% in 1994 reflecting increased services provided to corporations and institutions and increased insurance placed on behalf of small businesses, as well as growth in professional liability programs. In the United Kingdom, revenue grew 6% primarily due to an increase in demand for consumer finance services. The market for motor and household insurance services in the United Kingdom became increasingly competitive in 1994.

Interest Income on Fiduciary Funds

Interest income on fiduciary funds increased 31% in 1995 due to generally higher average short-term interest rates throughout the world. In 1994, interest income on fiduciary funds decreased 1% due to lower average short-term interest rates, particularly in the first half of the year, on funds held outside North America. During 1994, the decline outside North America was offset, in large part, as U.S. and Canadian yields rose steadily during the year.

Expense


Insurance services expenses increased 6% in 1995 primarily reflecting normal salary progressions and ongoing spending for technology and systems automation initiatives. The Company is in the process of developing several major systems aimed at interfacing with clients and insurance markets electronically.

Expenses for insurance services rose 5% in 1994 primarily due to the impact of ongoing spending on technology and systems automation initiatives and provisions for excess office space on certain leases.

The results of operations for the Company's insurance services segment by geographic area are presented below:

(In millions of dollars)            1995       1994         1993
                                    ----       ----         ----
Revenue:
United States                     $1,006.9    $1,028.1   $  971.4
Europe                               784.0       709.9      685.3
Canada                                93.9        86.7       83.6
Pacific Rim and Other                 79.1        61.8       50.2
                                  --------    --------   --------
                                  $1,963.9    $1,886.5   $1,790.5
                                  ========    ========   ========
Operating Income:
United States                     $  186.9    $  216.0   $  208.3
Europe                               155.5       150.3      137.4
Canada                                25.9        23.6       19.2
Pacific Rim and Other                 20.9        16.2       11.8
                                  --------    --------   --------
                                  $  389.2    $  406.1   $  376.7
                                  ========    ========   ========

Consulting

The Company provides advice and services to the management of organizations throughout the world in the areas of human resources, including retirement, health care and compensation consulting, and general management, which comprises strategy, operations, marketing and manufacturing. It also provides microeconomic research and analysis. One of a few large global consulting firms, Mercer maintains a network of offices that serves clients in the major business centers around the world.
The results of operations for the Company's consulting segment are presented below:

(In millions of dollars)    1995      1994     1993
                            ----      ----     ----
Revenue                   $1,056.4   $933.1   $854.8
Expense                      947.7    836.7    768.6
                          --------   ------   ------
Operating Income          $  108.7   $ 96.4   $ 86.2

                          ========   ======   ======
Operating Income Margin       10.3%    10.3%    10.1%
                          ========   ======   ======

Revenue

Consulting services revenue increased 13% in 1995 as demand for services in all major practices increased. After adjusting for the impact of several small acquisitions, revenue grew approximately 11%. Retirement consulting revenue, which represented 44% of the consulting segment, grew 7% in 1995 reflecting higher demand in the United States, Continental Europe, and Latin America. Revenue rose 17% in the global compensation practice, 16% in general management consulting and 10% in health care consulting in 1995.

Revenue for consulting services increased 9% in 1994 compared with 1993. After adjusting for the net impact of several modestly sized acquisitions in Europe, Latin America and Australia, revenue grew 8% as demand for services in all practices increased throughout the year. Compared with 1993, revenue increased 22% in general management consulting and 13% in the global compensation practice. Retirement consulting revenue, which represented 46% of the consulting segment, grew 2% in 1994 over 1993 as higher demand in the United States, Continental Europe, Latin America and Australia was partially offset by slight declines in the United Kingdom and Canada. Health care consulting revenue representing 17% of the segment increased 5% in 1994.

Expense

Consulting services expenses increased 13% in 1995 as compared with 1994. Excluding the effect of acquisitions, expenses grew approximately 11% reflecting staff growth consistent with increased demand in general management and United States retirement consulting as well as higher systems-related expenses associated with initiatives to expand and increase the efficiency of services provided in the United States. In 1996, the Company expects a moderate increase in spending on these systems initiatives.

Expenses for the consulting segment increased 9% in 1994. Excluding the effect of acquisitions, 1994 expenses increased approximately 7% over 1993 reflecting higher staff levels consistent with increased demand in general management and United States retirement consulting as well as higher expenses associated with systems-related initiatives.

The results of operations for the Company's consulting segment by geographic area are presented below:

(In millions of dollars)      1995      1994      1993
                              ----      ----      ----
Revenue:
United States              $  645.0    $586.4    $554.1
Europe                        240.6     197.3     173.7
Canada                         90.4      78.4      83.3
Pacific Rim and Other          80.4      71.0      43.7
                           --------    ------    ------
                           $1,056.4    $933.1    $854.8
                           ========    ======    ======
Operating Income:
United States              $   60.4    $ 50.2    $ 48.5
Europe                         33.9      30.1      24.1
Canada                         11.5      11.7      11.8
Pacific Rim and Other           2.9       4.4       1.8
                           --------    ------    ------
                           $  108.7    $ 96.4    $ 86.2
                           ========    ======    ======


Investment Management

The Company's investment management and related services, which are performed principally in the United States, are provided primarily under the "Putnam" name. The services include securities investment advisory and management services consisting of investment research and management, accounting and related services for a group of publicly held registered investment companies (the "Putnam Funds"). Investment management services are also provided to profit sharing and pension funds, state retirement systems, university endowment funds, charitable foundations, collective investment vehicles and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides one or more of such services to several external clients. Putnam also acts as principal underwriter of the shares of open-end Putnam Funds, selling primarily through independent broker/dealers and financial institutions, including banks, and also directly to certain large 401(k) plans and other institutional accounts.

Revenue is derived primarily from investment management fees received from the Putnam Funds and institutional accounts. Fees paid by the Funds are approved annually by the trustees or shareholders of the Funds and are charged at various rates depending on the individual mutual fund and the level of assets under management and, in the case of certain institutional accounts, is also based on investment performance. Putnam also receives compensation for providing certain shareholder and custody services.

The results of operations for the Company's investment management segment are presented below:

(In millions of dollars)     1995     1994     1993
                             ----     ----     ----
Revenue                     $750.0   $615.4   $518.1
Expense                      506.5    407.2    348.8
                            ------   ------   ------
Operating Income            $243.5   $208.2   $169.3
                            ======   ======   ======
Operating Income Margin       32.5%    33.8%    32.7%
                            ======   ======   ======


Revenue

Putnam's revenue increased 22% in 1995 reflecting continued growth in the level of assets under management on which management fees are earned. The higher asset level reflects significantly higher equity market valuations, mutual fund sales and new 401(k) business.

Revenue for Putnam increased 19% in 1994 reflecting strong growth in the level of assets under management on which management fees are earned. The higher asset level reflected increased institutional and mutual fund sales offset by a decline in securities market valuations.

Putnam markets its mutual funds through broker/dealers, financial planners and financial institutions including banks. Essentially all of Putnam's mutual funds are available with a deferred sales charge in lieu of a front-end load. Commissions, initially paid by Putnam to broker/dealers for distributing funds with a deferred sales charge, are recovered through charges and fees received over a number of years.

Expense

Putnam's expenses rose 24% in 1995 reflecting the effect of staff growth and incentive compensation levels consistent with strong operating performance, costs to develop new systems which are considered necessary to manage the growth of Putnam's client base, and service-related costs including those for a new client service center that became operational in the fourth quarter of 1994.

Expenses for Putnam increased 17% in 1994 reflecting increased compensation and benefits expense due to staff level growth consistent with new business, higher incentive compensation levels commensurate with strong operating performance and normal salary progressions. The increase in other operating expenses primarily was due to a higher volume of business and higher client service-related systems costs.

Year-end and average assets under management are presented below:

(In billions of dollars)    1995     1994     1993
                            ----     ----     ----
Mutual Funds:

Domestic Equity            $ 46.8    $26.2    $20.8
Taxable Bond                 26.0     22.8     25.0
Tax-Free Income              16.9     15.2     16.9
International Equity          3.7      3.0      1.6
                           ------    -----    -----
                             93.4     67.2     64.3
                           ------    -----    -----

Institutional Accounts:
Fixed Income                 19.0     18.8     19.3
Domestic Equity               8.9      6.7      5.9
International Equity          4.4      2.6      1.4
                           ------    -----    -----
                             32.3     28.1     26.6
                           ------    -----    -----
Year-end Assets            $125.7    $95.3    $90.9
                           ======    =====    =====
Average Assets             $109.2    $93.5    $77.5
                           ======    =====    =====


Assets under management are affected by fluctuations in domestic and international bond and stock market prices, by the level of investments and withdrawals for current and new fund shareholders and clients, by the development and marketing of new investment products, and by investment performance and service to clients. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

Putnam provides individual and institutional investors with a broad range of equity and fixed income investment products and services designed to meet varying investment objectives. At the end of 1995, assets held in equity securities represented 51% of assets under management, compared with 40% in 1994, while investments in fixed income products represented 49%, down from 60% last year.

Interest

Interest income earned on corporate funds rose to $17.7 million in 1995 compared with $11.8 million in 1994, primarily due to the higher yields in North America and the United Kingdom. Interest expense increased to $62.8 million in 1995 from $50.6 million in 1994 due to an increase in commercial paper borrowings and higher average interest rates on those borrowings. The higher level of commercial paper borrowings primarily reflected the Company's share repurchase program and the Company's $40 million investment in Risk Capital Reinsurance Company.

Interest income earned on corporate funds was $11.8 million in 1994 compared with $11.9 million in 1993 as increased yields in North America were offset by lower interest rates in Europe. Interest expense increased to $50.6 million in 1994 from $46.1 million in 1993 due to an increase in commercial paper borrowings and higher average interest rates on those borrowings. The higher level of commercial paper borrowings in 1994 primarily related to the funding of the Company's share repurchase program.

Income Taxes

The Company's consolidated domestic and foreign tax rates were 38.0% of income before income taxes in 1995, 39.5% in 1994, and 40.5% in 1993. The reduction in the 1995 tax rate reflects the implementation of tax minimization strategies, primarily relating to the Company's non-U.S. operations. The reduction in the tax rate in 1994 reflected worldwide savings attributable to tax planning strategies. The overall tax rates are higher than the U.S. statutory rates primarily because of the impact of state and local income taxes.

Liquidity and Capital Resources

The Company's cash and cash equivalents aggregated $328.1 million at the end of 1995, an increase of $33.2 million from the end of 1994.

Operating Cash Flows

The Company generated $318.1 million of cash from operations in 1995 compared with $368.5 million in 1994. These amounts reflect the net income earned by the Company in those years adjusted for non-cash charges and working capital changes. Included in the cash flow from operations are the net cash requirements of Putnam's prepaid dealer commissions, which amounted to $104.3 million in 1995 compared with $111.9 million in 1994. The current portion of these prepaid dealer commissions is included in other current assets and the long-term portion is included in other assets in the Consolidated Balance Sheets. The tax benefit associated with these prepaid dealer commissions is recorded in deferred taxes, the long-term portion of which is included in other liabilities in the Consolidated Balance Sheets.

The increase in receivables in 1995 principally was caused by revenue growth in the investment management and consulting segments. The Company anticipates that internally generated funds will be sufficient to meet the Company's foreseeable recurring cash requirements, including dividends, capital expenditures and scheduled repayments of long-term debt.

Financing Cash Flows

Financing activities for the Company reduced cash by $92.8 million in 1995 and by $189.8 million in 1994. Dividends paid by the Company amounted to $217.0 million in 1995 ($2.97-1/2 per share) and $206.4 million in 1994 ($2.80 per share). The Company regularly purchases shares of its common stock to meet the requirements of the various stock compensation and benefit programs. The Company purchased 1.7 million shares in each of the years ended December 31, 1995 and 1994.


The Company maintains a credit facility with several banks primarily to support its commercial paper borrowings. This facility, which expires April 2000, provides that the Company may borrow up to $500 million at varying market rates of interest. The Company also maintains other credit facilities, primarily related to operations located outside of the United States, aggregating $258.6 million as of December 31, 1995.

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

Frizzell, the U.K.-based insurance program management firm, has a consumer finance operation that provides affinity group members with a variety of services including insurance premium financing programs, personal and secured loans, mortgage loans and credit cards. Many of these loans are financed by the acceptance of deposits from the affinity group members and through bank borrowings. The borrowings are under credit facilities maintained with various banks aggregating $201.8 million. Customer deposits have one- to three-year terms. The current portion of these deposits is included in accounts payable and accrued liabilities, and the long-term portion is included in other liabilities in the Consolidated Balance Sheets. The profitability of this operation is sensitive to interest rate fluctuations as changes in interest rates can affect the margin between interest earned on assets and interest paid on liabilities. Risk management instruments such as interest rate swaps and forward rate agreements are utilized to limit the effect of interest rate fluctuations on operating margins.

Investing Cash Flows

The Company's capital expenditures, which amounted to $136.9 million in 1995 and $149.1 million in 1994, have primarily related to computer equipment purchases and the refurbishing and modernizing of office facilities.

The Company has been instrumental in developing new sources of insurance capacity. The Company, through MMRC, maintains a minority ownership interest in the various entities it assisted in organizing. Many of these investments have been classified as securities available for sale and, as discussed more fully in Note 11 to the consolidated financial statements, the aggregate fair value of these holdings is included in long-term securities in the Consolidated Balance Sheets. The Company, through Marsh & McLennan Risk Capital Holdings, expects to continue to manage and develop further the Company's insurance market making activities.

As previously mentioned, the Company has signed an agreement that is expected to lead to the sale of the Frizzell Group for approximately $289 million. Completion of the transaction is expected by the end of the second quarter of 1996.
Other


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

The Company's policy for funding its tax qualified U.S. defined benefit retirement plan is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. employee benefit and tax laws. As described more fully in Note 5 to the financial statements, the plan is currently well funded; consequently, the Company has not been able to make a tax deductible contribution since 1986. Because this situation is expected to continue, a 1996 cash contribution is currently not anticipated. The related long-term pension liability is included in other liabilities in the Consolidated Balance Sheets.

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

               Marsh & McLennan Companies, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENTS OF INCOME

For the Three Years Ended December 31, 1995
(In millions, except per share figures)           1995       1994       1993
                                                  ----       ----       ----
Revenue                                       $3,770.3   $3,435.0   $3,163.4
Expense                                        3,075.4    2,764.7    2,570.6
                                              --------   --------   --------

Operating income                                 694.9      670.3      592.8
Interest income                                   17.7       11.8       11.9
Interest expense                                 (62.8)     (50.6)     (46.1)
                                              --------   --------   --------

Income before income taxes and cumulative
 effect of accounting change                     649.8      631.5      558.6
Income taxes                                     246.9      249.5      226.2
                                              --------   --------   --------

Income before cumulative effect of
 accounting change                               402.9      382.0      332.4
Cumulative effect of accounting change
 (net of income tax benefit of $7.2)                --      (10.5)        --
                                              --------   --------   --------

Net income                                    $  402.9   $  371.5   $  332.4
                                              ========   ========   ========

Per share data:
Income before cumulative effect of
 accounting change                            $   5.53   $   5.19   $   4.52
Cumulative effect of accounting change              --       (.14)        --
                                              --------   --------   --------

Net income                                    $   5.53   $   5.05   $   4.52
                                              ========   ========   ========

Average number of shares outstanding              72.9       73.6       73.5
                                              ========   ========   ========

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS


December 31, 1995 and 1994
(In millions of dollars)                                         1995      1994
                                                                 ----      ----
ASSETS

Current assets:
  Cash and cash equivalents (including interest-bearing
        amounts of $290.4 in 1995 and $265.6 in 1994)         $ 328.1   $ 294.9
                                                              -------   -------
  Receivables--
        Commissions and fees                                    830.5     692.3
        Advanced premiums and claims                             78.8      78.0
        Consumer finance and other                              271.5     229.6
                                                              -------   -------
                                                              1,180.8     999.9
        Less--allowance for doubtful accounts                   (48.3)    (44.9)
                                                              -------   -------
        Net receivables                                       1,132.5     955.0
                                                              -------   -------
  Other current assets                                          218.5     196.1
                                                              -------   -------
        Total current assets                                  1,679.1   1,446.0

Consumer finance receivables, net                               151.3     150.4
Long-term securities                                            411.8     282.8
Fixed assets, net                                               757.5     740.3
Intangible assets                                               729.7     701.0
Other assets                                                    600.1     510.1
                                                              -------   -------
                                                             $4,329.5  $3,830.6
                                                             ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Short-term debt                                     $  571.1  $  403.0
         Accrued compensation and employee benefits             257.4     220.8
         Accounts payable and accrued liabilities               485.4     496.7
         Accrued income taxes                                   197.4     218.7
         Dividends payable                                       58.2      53.1
                                                              -------  --------
            Total current liabilities                         1,569.5   1,392.3
                                                              -------  --------
Fiduciary liabilities                                         1,672.6   1,652.1
Less--cash and investments held in a fiduciary capacity      (1,672.6) (1,652.1)
                                                             --------  --------
                                                                  --        --
                                                             --------  --------
Long-term debt                                                  410.6     409.4
                                                             --------  --------
Other liabilities                                               683.9     568.3
                                                             --------  --------
Commitments and contingencies                                     --       --
                                                             --------  --------
Stockholders' equity:

    Preferred stock, $1 par value, authorized 6,000,000
        shares, none issued                                       --      --

    Common stock, $1 par value, authorized 200,000,000
        shares, issued 76,794,531 shares in 1995 and 1994        76.8      76.8
    Additional paid-in capital                                  155.5     166.1
    Retained earnings                                         1,688.4   1,507.7
    Unrealized securities holding gains,
         net of income taxes                                    149.2      91.6
    Cumulative translation adjustments                          (86.7)   (105.4)
                                                             --------  --------
                                                              1,983.2   1,736.8
    Less--treasury shares, at cost, 4,020,742 shares
         in 1995 and 3,594,342 shares in 1994                  (317.7)   (276.2)
                                                             --------  --------

         Total stockholders' equity                           1,665.5   1,460.6
                                                             --------  --------
                                                             $4,329.5  $3,830.6
                                                             ========  ========

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


For the Three Years Ended December 31, 1995
(In millions of dollars )                         1995      1994     1993
                                                  ----      ----     ----

Operating cash flows:
  Net income                                   $ 402.9   $ 371.5  $ 332.4
    Depreciation and amortization                135.1     120.6    119.9
    Deferred income taxes                         34.7      48.0     94.2
    Other liabilities                             (2.4)    (31.4)     3.0
    Cumulative effect of accounting change          --      10.5       --
    Prepaid dealer commissions                  (104.3)   (111.9)  (254.3)
    Other, net                                   (12.4)    (14.2)   (11.5)
  Net changes in operating working capital
   other than cash and cash equivalents--
    Receivables                                 (177.0)    (77.7)   (38.4)
    Other current assets                          14.0     (39.2)    (8.4)
    Accrued compensation and
     employee benefits                            35.6      46.9     17.9
    Accounts payable and accrued liabilities      13.0      53.9    (16.2)
    Accrued income taxes                          (9.6)    (17.5)     4.3
    Effect of exchange rate changes              (11.5)      9.0     (4.8)
                                              --------  --------  -------
    Net cash generated from operations           318.1     368.5    238.1
                                              --------  --------  -------

Financing cash flows:
  Net change in debt                             174.5     121.0     63.8
  Purchase of treasury shares                   (137.7)   (142.8)   (49.5)
  Issuance of common stock                        82.6      68.6     75.6
  Dividends paid                                (217.0)   (206.4)  (198.5)
  Other, net                                       4.8     (30.2)     (.5)
                                              --------  --------  -------
    Net cash used for financing activities       (92.8)   (189.8)  (109.1)
                                              --------  --------  -------

Investing cash flows:
  Additions to fixed assets                     (136.9)   (149.1)   (98.8)
  Acquisitions                                    (6.8)    (18.4)    (7.8)
  Other, net                                     (54.4)    (55.9)   (51.7)
                                              --------  --------  -------

  Net cash used for investing activities        (198.1)   (223.4)  (158.3)
                                              --------  --------  -------
Effect of exchange rate changes on cash
 and cash equivalents                              6.0       7.6     (9.8)
                                              --------  --------  -------
Increase (decrease) in cash
 and cash equivalents                             33.2     (37.1)   (39.1)

Cash and cash equivalents
 at beginning of year                            294.9     332.0    371.1
                                              --------  --------  -------
Cash and cash equivalents at end of year      $  328.1  $  294.9  $ 332.0
                                              ========  ========  =======

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

============================================================================
For the Three Years Ended December 31, 1995

(In millions of dollars,
 except per share figures)                1995          1994         1993
                                          ----          ----         ----
COMMON STOCK
Balance, beginning and end of year    $   76.8      $   76.8     $   76.8
                                      --------      --------     --------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year            $  166.1      $  173.5     $  170.9
Issuance of shares for acquisitions         --            --          1.3
Exercise of stock options and
 related tax benefits                     (7.5)         (1.9)        (1.8)
Issuance of shares under compensation
 plans and related tax benefits            3.4            .8          2.6
Issuance of shares under employee
 stock purchase plans and related
 tax benefits                             (6.5)         (6.3)          .5
                                      --------      --------     --------
Balance, end of year                  $  155.5      $  166.1     $  173.5
                                      --------      --------     --------
RETAINED EARNINGS
Balance, beginning of year            $1,507.7      $1,345.7     $1,212.3
Net income                               402.9         371.5        332.4
Cash dividends declared--(per share
 amounts: $3.05 in 1995, $2.85 in
 1994 and $2.70 in 1993)                (222.2)       (209.5)      (199.0)
                                      --------      --------     --------
Balance, end of year                  $1,688.4      $1,507.7     $1,345.7
                                      --------      --------     --------
UNREALIZED SECURITIES HOLDING
 GAINS, NET OF INCOME TAXES
Balance, beginning of year            $   91.6      $  138.6     $     --
Realized gains, net of income taxes      (11.4)        (27.6)          --
Unrealized gains (losses),
 net of income taxes                      69.0         (19.4)       138.6
                                      --------      --------     --------
Balance, end of year                  $  149.2      $   91.6     $  138.6
                                      --------      --------     --------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, beginning of year            $ (105.4)     $ (157.5)    $ (106.7)
Translation adjustments                   18.7          52.1        (50.8)
                                      --------      --------     --------
Balance, end of year                  $  (86.7)     $ (105.4)    $ (157.5)
                                      --------      --------     --------
TREASURY SHARES
Balance, beginning of year            $ (276.2)     $ (211.8)    $ (250.4)
Purchase of treasury shares             (137.7)       (142.8)       (49.5)

Issuance of shares for acquisitions         --            --          7.7
Exercise of stock options                 27.4          11.6         30.7
Issuance of shares under
 compensation plans                       14.0          15.8          6.4
Issuance of shares under employee
 stock purchase plans                     54.8          51.0         43.3
                                      --------      --------     --------
Balance, end of year                  $ (317.7)     $ (276.2)    $ (211.8)
                                      --------      --------     --------
TOTAL STOCKHOLDERS' EQUITY            $1,665.5      $1,460.6     $1,365.3
                                      ========      ========     ========


The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                 1  Summary of Significant Accounting Policies
------------------------------------------------------------------------------

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Marsh & McLennan Companies, Inc. and all its subsidiaries (the "Company"). Various subsidiaries and affiliates have transactions with each other in the ordinary course of business. All significant intercompany accounts and transactions have been eliminated.

Fiduciary Assets and Liabilities: In its capacity as an insurance broker or agent, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters; the Company also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $102.7 million in 1995, $78.7 million in 1994 and $79.6 million in 1993.

Net uncollected premiums and claims and the related payables, amounting to $3.1 billion at December 31, 1995 and $2.8 billion at December 31, 1994, are not included in the accompanying Consolidated Balance Sheets.

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

The components of fixed assets at December 31, 1995 and 1994 are as follows:

December 31, 1995 and 1994
(In millions of dollars)                    1995       1994
                                            ----       ----
Land and buildings                      $  404.6   $  388.7
Furniture and equipment                    697.6      640.6
Leasehold and building improvements        293.8      285.5
                                        --------   --------
                                         1,396.0    1,314.8

Less--accumulated depreciation and
   amortization                           (638.5)    (574.5)
                                        --------   --------
                                        $  757.5   $  740.3
                                        ========   ========

Intangible Assets: Acquisition costs in excess of the fair value of net assets acquired are amortized on a straight-line basis over periods up to 40 years. Other intangible assets are amortized on a straight-line basis over their estimated lives.

Prepaid Dealer Commissions: Essentially all of the mutual funds marketed by the Company's investment management segment are made available with a deferred sales charge. The related commissions, initially paid by the Company to broker/dealers for distributing the funds, are recovered through charges and fees received over a number of years. The current portion of these prepaid dealer commissions, amounting to $136.4 million and $99.8 million at December 31, 1995 and 1994, respectively, is included in other current assets in the Consolidated Balance Sheets. The long-term portion amounting to $424.3 million and $356.6 million at December 31, 1995 and 1994, respectively, is included in other assets in the Consolidated Balance Sheets.

Capitalized Software Costs: The Company capitalizes certain computer software costs which are amortized on a straight-line basis not to exceed five years. Unamortized computer software costs amounting to $9.3 million at December 31, 1995 are included in other assets in the Consolidated Balance Sheet.

Income Taxes: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in the Company's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 1995 amounted to approximately $315 million. However, if these earnings were not considered permanently reinvested, under current law, foreign tax credits would effectively offset any incremental tax liability which otherwise might be due upon distribution.

Risk Management Instruments: Net amounts received or paid under interest rate swaps and forward rate agreements are included in the Consolidated Statements of Income as incurred.

Per Share Data: Per share data is computed using the average number of shares of the Company's common stock outstanding. The dilutive effect of common stock equivalents is not material.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cumulative Effect of Accounting Change: As discussed in Note 5, effective January 1, 1994 the Company changed its method of accounting for postemployment benefits.

Impairment of Long-Lived Assets: In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which must be adopted no later than 1996. The standard will require the Company to analyze its long-lived assets, including goodwill, for potential impairment. Management is currently in the process of analyzing the impact that adoption of this standard will have on the Company's financial statements.



    2  Supplemental Disclosure to the Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------

The following schedule provides additional information concerning acquisitions:

For the Three Years Ended December 31, 1995
(In millions of dollars)                    1995     1994     1993
                                            ----     ----     ----
Purchase acquisitions:
  Assets acquired, excluding cash          $21.9    $26.5   $ 35.7
  Liabilities assumed                       (8.6)    (3.8)   (10.6)
  Issuance of debt and other obligations    (6.5)    (4.3)    (8.3)
  Shares issued                               --       --     (9.0)
                                           -----    -----   ------
Net cash outflow for acquisitions          $ 6.8    $18.4   $  7.8
                                           =====    =====   ======


The following schedule provides details of changes in the Company's short-term and long-term debt. Although a portion of the Company's commercial paper borrowings is classified as long-term debt in the Consolidated Balance Sheets, borrowings and repayments of commercial paper are shown below based on original maturities.

For the Three Years Ended December 31, 1995
(In millions of dollars)                    1995       1994      1993
                                            ----       ----      ----
Net change in debt with maturities
  of three months or less                $ (35.2)   $ 380.4   $ (16.0)
Borrowings with maturities over
  three months                             604.1       51.3     535.9
Repayments of debt with maturities
  over three months                       (394.4)    (310.7)   (456.1)
                                         -------    -------   -------
Net change in debt                       $ 174.5    $ 121.0   $  63.8
                                         =======    =======   =======

Interest paid during 1995, 1994 and 1993 was $66.0 million, $48.1 million and $42.1 million, respectively.

Income taxes paid during 1995, 1994 and 1993 were $231.0 million, $222.5 million and $122.4 million, respectively.

                       3   Acquisitions and Dispositions
-----------------------------------------------------------------------------

During 1995, the Company acquired a portion of an insurance broking business and several consulting businesses for a total cost of $15.2 million consisting of cash and future obligations in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $16.0 million.

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


On February 7, 1996, the Company signed an agreement that is expected to lead to the sale of the Frizzell Group for approximately $289 million. The transaction, which is subject to various regulatory and other approvals, is expected to be completed by the end of the second quarter of 1996.


                                4  Income Taxes
-----------------------------------------------------------------------------

Income before income taxes shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

For the Three Years Ended December 31, 1995
(In millions of dollars)                      1995      1994      1993
                                              ----      ----      ----
Income before income taxes and cumulative
  effect of accounting change:
    U.S.                                    $381.2    $377.5    $340.6
    Other                                    268.6     254.0     218.0
                                            ------    ------    ------
                                            $649.8    $631.5    $558.6
                                            ======    ======    ======
Income taxes:
  Current--
    U.S. Federal                            $ 88.9    $ 99.9    $ 29.9
    Other national governments                82.0      71.8      74.7
    U.S. state and local                      41.3      29.8      27.4
                                            ------    ------    ------
                                             212.2     201.5     132.0
                                            ------    ------    ------
  Deferred--
    U.S. Federal                              24.7      15.5      74.1
    Other national governments                 9.2      18.9       6.3
    U.S. state and local                        .8      13.6      13.8
                                            ------    ------    ------
                                              34.7      48.0      94.2
                                            ------    ------    ------
Total income taxes                          $246.9    $249.5    $226.2
                                            ======    ======    ======


The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

December 31, 1995 and 1994
(In millions of dollars)                           1995      1994
                                                   ----      ----
Deferred tax assets:
  Accrued expenses not currently deductible      $179.1    $171.5
  Accrued retirement benefits                      78.4      75.9

  Differences related to non-U.S. operations       46.7      52.8
  Other                                            17.5      15.7
                                                 ------    ------
                                                  321.7     315.9
  Valuation allowance                             (25.2)    (24.7)
                                                 ------    ------
                                                 $296.5    $291.2
                                                 ======    ======

Deferred tax liabilities:
  Depreciation and amortization                   $33.9     $33.3
  Prepaid dealer commissions                      254.4     207.5
  Safe harbor leasing                              22.4      28.4
  Unbilled revenue                                 27.0      23.0
  Unrealized securities holding gains              81.4      49.1
  Differences related to non-U.S. operations       68.2      65.7
  Other                                            12.1      20.1
                                                 ------    ------
                                                 $499.4    $427.1
                                                 ======    ======

Balance sheet classifications:
  Other current assets                             $5.0      $5.3
  Accrued income taxes                             19.0      27.4
  Other liabilities                               188.9     113.8
                                                 ======    ======

The valuation allowance relates to certain foreign deferred income tax assets.

A reconciliation from the U.S. Federal statutory income tax rate to the Company's effective income tax rate is as follows:

For the Three Years Ended
December 31, 1995                              1995       1994       1993
                                               ----       ----       ----
U.S. Federal statutory rate                    35.0%      35.0%      35.0%
U.S. state and local income taxes--net of
  U.S. Federal income tax benefit               4.2        4.5        4.8
Differences related to non-U.S. operations      (.9)       (.3)        .9
Other                                           (.3)        .3        (.2)
                                               ----       ----       ----
Effective tax rate                             38.0%      39.5%      40.5%
                                               ====       ====       ====

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




                            5  Retirement Benefits
-------------------------------------------------------------------------------

The Company maintains pension or profit sharing plans for substantially all employees.

Defined Benefit Plans--U.S.: The Marsh & McLennan Companies Retirement Plan provides benefits to eligible U.S. employees. The benefits under this plan are based on the participants' length of service and compensation, subject to the Employee Retirement Income Security Act of 1974 and Internal Revenue Service
(IRS) limitations. The funding policy for this plan is to contribute amounts at least sufficient to meet the requirements set forth in U.S. employee benefit and tax laws. The plan assets are invested primarily in listed stocks, corporate bonds and U.S. Government Securities.

The Marsh & McLennan Companies Benefit Equalization Program provides those retirement benefits to which U.S. employees would otherwise be entitled under the Marsh & McLennan Companies Retirement Plan if not for IRS limitations.

The Marsh & McLennan Companies Supplemental Retirement Program provides a minimum level of retirement benefits to employees based on the participants' length of service and compensation. The program provides benefits to participants to the extent that the minimum benefit exceeds the aggregate retirement benefit provided by the Marsh & McLennan Companies Retirement Plan, the Marsh & McLennan Companies Benefit Equalization Program and Social Security.

The Company has a plan of funding the vested benefits under the Benefit Equalization and Supplemental Retirement Programs by purchasing annuity contracts periodically.

The components of pension cost for the U.S. defined benefit plans are as follows:

For the Three Years Ended December 31, 1995
(In millions of dollars)                             1995      1994     1993
                                                     ----      ----     ----
Service cost                                       $ 24.5    $ 25.7   $ 23.3
Interest cost on projected benefit obligations       56.0      50.7     46.9
Expected return on plan assets                      (73.0)    (70.1)   (59.2)
Net amortization                                     (6.9)     (2.0)    (4.6)
                                                   ------    ------   ------
                                                   $   .6    $  4.3   $  6.4
                                                   ======    ======   ======


The actual returns on plan assets were $167.2 million, $4.3 million and $95.1 million for 1995, 1994 and 1993, respectively. These returns reflect the general securities market conditions experienced in the respective years.


The funded status of the U.S. defined benefit plans and the actuarial assumptions used to measure the projected benefit obligation are as follows:

December 31, 1995 and 1994
(In millions of dollars)                        1995      1994
                                                ----      ----
Actuarial present value of accumulated
    benefit obligation:
  Vested                                      $663.4    $530.8
  Nonvested                                     19.9      18.2
                                              ------    ------
                                              $683.3    $549.0
                                              ======    ======

Projected benefit obligation                  $783.8    $655.9
Fair value of plan assets                      841.1     695.2
                                              ------    ------
                                                57.3      39.3
                                              ======    ======

Unrecognized net gain from past
  experience different from that assumed       (91.2)    (90.0)
Unrecognized prior service cost                 27.7      34.1
Unrecognized SFAS No. 87 transition amount     (41.5)    (46.1)
                                              ------    ------
Accrued pension liability                     $(47.7)   $(62.7)
                                              ======    ======
Actuarial assumptions:
  Discount rate                                  7.5%     8.75%
  Weighted average rate of compensation
    increase                                    4.25%        6%
  Expected long-term rate of return on
    plan assets                                   10%       10%
                                              ======    ======

In 1995, the discount rate used to value the liabilities of the U.S. defined benefit plans was decreased to reflect current interest rates of high quality fixed income debt securities. Assumptions, including projected compensation increases and potential cost of living adjustments for retirees, were also revised to reflect current expectations as to future levels of inflation. The increase in the accumulated benefit obligation and the projected benefit obligation reflects, in part, the net impact of the change in these assumptions.

Defined Benefit Plans--Non-U.S.: The Company maintains various plans that provide benefits to eligible non-U.S. employees. The benefits under these plans are based on the participants' length of service and compensation. The funding policy for these plans is to contribute amounts at least sufficient to meet the requirements under foreign government regulations. The plans' assets are primarily invested in listed stocks, bonds and time deposits.

The components of pension expense for the significant non-U.S. defined benefit plans are as follows:

For the Three Years Ended December 31, 1995
(In millions of dollars)                           1995      1994      1993
                                                   ----      ----      ----
Service cost                                     $ 34.7    $ 32.3    $ 29.8
Interest cost on projected benefit obligations     57.2      45.1      46.7
Expected return on plan assets                    (82.1)    (68.4)    (67.1)
Net amortization                                   (6.4)     (6.9)     (6.7)
                                                 ------    ------    ------
                                                 $  3.4    $  2.1    $  2.7
                                                 ======    ======    ======


The actual returns on plan assets were $139.6 million, ($31.7) million and $160.4 million for 1995, 1994 and 1993, respectively. These returns reflect the general securities market conditions experienced in the respective years and the impact of currency exchange rate fluctuations.

The funded status of the significant non-U.S. defined benefit plans and the weighted average actuarial assumptions used to measure the projected benefit obligation are as follows:

December 31, 1995 and 1994
(In millions of dollars)                       1995      1994
                                               ----      ----
Actuarial present value of accumulated
    benefit obligation:
  Vested                                     $614.4    $542.4
  Nonvested                                     6.4       6.3
                                             ------    ------
                                             $620.8    $548.7
                                             ======    ======

Projected benefit obligation                 $720.1    $643.5
Fair value of plan assets                     908.4     763.0
                                             ------    ------
                                              188.3     119.5

Unrecognized net (gain) loss from past
    experience different from that
    assumed                                   (56.1)      9.7
Unrecognized prior service benefit             (4.0)     (4.4)
Unrecognized SFAS No. 87 transition amount    (28.7)    (34.8)
                                             ------    ------
Prepaid pension cost                          $99.5     $90.0
                                             ======    ======

Actuarial assumptions:
  Discount rate                                 8.4%      8.9%
  Weighted average rate of compensation
    increase                                    6.3%      6.9%
  Expected long-term rate of return on
   plan assets                                  9.8%     10.3%
                                             ======    ======

In 1995, the discount rates used to value the liabilities of the non-U.S. plans were decreased to reflect current worldwide interest rates. Assumptions, including projected compensation increases and potential cost of living adjustments for retirees, were also revised to reflect current expectations as to future levels of inflation. The increase in the accumulated benefit obligation and the projected benefit obligation reflect, in part, the impact of the change in these assumptions and the impact of foreign exchange rate fluctuations.

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

The components of the United States postretirement benefits costs are as follows:

For the Three Years Ended December 31, 1995
(In millions of dollars)                                1995     1994     1993
                                                        ----     ----     ----
Service cost                                            $1.4     $1.6     $1.7
Interest cost on accumulated postretirement benefits     6.6      6.2      7.0
Net amortization                                         (.6)      --       --
                                                        ----     ----     ----
                                                        $7.4     $7.8     $8.7
                                                        ====     ====     ====

The accumulated postretirement benefit obligation at December 31, 1995 and 1994 is as follows:

December 31, 1995 and 1994
(In millions of dollars)                   1995      1994
                                           ----      ----
Retirees                                   $59.5    $51.4
Fully eligible active plan participants     14.3     12.9
Other active plan participants              18.9     14.4
                                           -----    -----
                                            92.7     78.7

Unrecognized net gain from past experience
  different from that assumed                5.5     14.9
                                           -----    -----
Accrued postretirement liability           $98.2    $93.6
                                           =====    =====

The discount rates used in determining the accumulated postretirement benefit obligations were 7-1/2% and 8-3/4% for 1995 and 1994, respectively. The assumed health care cost trend rate was approximately 9% in 1995, gradually declining to 4% in the year 2040. A 1% increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $11.4 million and the postretirement benefit expense for the year then ended by $1.0 million.

In 1995, the discount rate used to value the accumulated postretirement benefit obligation was decreased to reflect current interest rates of high quality fixed income debt securities. The increase in the accumulated postretirement benefit obligation primarily reflects the impact of the change in the discount rate.

Defined Contribution Plans: The Company maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP") and the Putnam Investments, Inc. Profit Sharing Retirement Plan (the "Putnam Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, the Company matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of the Company subject to IRS limitations. The cost of these defined contribution plans was $35.3 million, $32.6 million and $31.3 million for 1995, 1994 and 1993, respectively.

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




                            6  Stock Benefit Plans
----------------------------------------------------------------------------

Incentive and Stock Award Plan: In 1992, the Company's stockholders approved the Marsh & McLennan Companies, Inc. 1992 Incentive and Stock Award Plan (the "1992 Plan") under which awards may be granted to employees of the Company. The types of awards permitted include stock options, restricted stock, restricted stock units payable in Company common stock or cash, and other stock-based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, in its discretion, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The plan contains provisions which, in the event of a change in control of the Company, may accelerate the vesting of the awards. Awards relating to not more than 8,200,000 shares of common stock, plus such number of shares remaining unused under the 1988 Incentive and Stock Award Plan (the "1988 Plan"), which was terminated as to future awards and superseded by the 1992 Plan, may be made over the five-year life of the 1992 Plan. There were 3,533,216 and 4,472,855 shares available for awards at December 31, 1995 and 1994, respectively.

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

Stock option transactions under the 1992 Plan and prior plans are as follows:

                                                    Exercise Price
                                     Shares              Per Share
                                     ------         --------------
Balance at January 1, 1993
  (3,508,485 exercisable)         5,025,285     $22-25/32-92-1/16
  Granted                         3,550,970     $81-3/4-93-5/8
  Exercised                        (494,337)    $22-25/32-79-5/16
  Forfeited                        (159,670)    $55-9/16-93-5/8
-------------------------------------------
Balance at December 31, 1993
  (4,206,018 exercisable)         7,922,248     $22-25/32-93-5/8
  Granted                           609,600     $74-15/16-88
  Exercised                        (186,297)    $22-25/32-79-5/16
  Forfeited                        (224,410)    $49-3/8-93-5/8
-------------------------------------------
Balance at December 31, 1994
  (5,093,481 exercisable)         8,121,141     $33-3/16-93-5/8
  Granted                         1,132,790     $76-3/4-86-7/8
  Exercised                        (359,616)    $33-3/16-81-7/8
  Forfeited                        (173,520)    $49-3/8-93-5/8
-------------------------------------------
Balance at December 31, 1995
  (5,662,022 exercisable)         8,720,795     $41-1/2-93-5/8
                                  =========

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

There were 95,900, 59,900 and 68,500 restricted shares granted in 1995, 1994 and 1993, respectively, under the 1992 Plan. The Company recorded compensation expense of $5.7 million, $4.9 million and $6.4 million in 1995, 1994 and 1993, respectively, related to these shares. Shares that have been granted become unrestricted at the earlier of January 1 of the eleventh year following the grant or the recipient's normal retirement date or, for shares granted after 1987, the recipient's actual retirement date if later than the normal retirement date.

Restricted Stock Units: Restricted stock units, payable in stock or cash, may be awarded under the 1992 Plan. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid, and upon what terms the units shall be forfeited.


There were 67,564, 33,818 and 8,300 restricted stock units awarded during 1995, 1994 and 1993, respectively, under the 1992 Plan. The Company recorded compensation expense of $2.9 million, $2.5 million and $2.3 million in 1995, 1994 and 1993, respectively, related to restricted stock units.

Stock Purchase Plans: In May 1994, the Company's stockholders approved an employee stock purchase plan (the "1994 Plan") to replace the 1990 Employee Stock Purchase Plan which terminated on September 30, 1994 following its fourth annual offering. Under these plans, eligible employees may purchase shares of the Company's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1994 Plan, no more than 4,000,000 shares of the Company's common stock plus the remaining unissued shares in the 1990 Plan may be sold. Employees purchased 682,000, 649,000 and 574,000 shares in 1995, 1994 and 1993, respectively. At December 31, 1995, 3,749,000 shares were available for issuance under the 1994 Plan. During 1995, the Company's Board of Directors approved the Marsh & McLennan Companies Stock Purchase Plan for International Employees (the "International Plan") which is similar to the 1994 Plan. Under the International Plan, no more than 500,000 shares of the Company's common stock may be sold. At December 31, 1995, 500,000 shares were available for issuance under the International Plan.

Stock-Based Compensation: In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which must be adopted no later than 1996. This standard will require the Company to elect either the fair value method of accounting for stock-based compensation or the intrinsic value method contained in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" with additional pro forma disclosures. Accordingly, the Company plans to continue accounting for stock-based compensation in accordance with APB Opinion No. 25 and will provide the additional disclosures required by SFAS No. 123. The adoption of this standard will not have an impact on the Company's financial position or results of operations.



                           7  Long-term Obligations
-------------------------------------------------------------------------------

The Company leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 93% of the Company's lease obligations are for the use of office space.

The accompanying Consolidated Statements of Income include net rental costs of $218.1 million, $206.7 million and $198.2 million for 1995, 1994 and 1993, respectively, after deducting rentals from subleases ($9.1 million in 1995, $8.8 million in 1994 and $7.9 million in 1993).

At December 31, 1995, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

For the Years Ending               Gross       Rentals             Net
December 31,                      Rental          from          Rental
(In millions of dollars)     Commitments     Subleases     Commitments
------------------------     -----------     ---------     -----------
1996                            $  178.1         $ 9.3        $  168.8
1997                               158.2           6.5           151.7
1998                               123.3           4.3           119.0
1999                               102.1           3.7            98.4
2000                                85.5           2.5            83.0
Subsequent years                   476.6          14.7           461.9
                                --------         -----        --------
                                $1,123.8         $41.0        $1,082.8
                                ========         =====        ========

During 1994, the Company entered into agreements with various service companies to outsource certain information systems activities and responsibilities which previously were performed by the Company. Under these agreements, the Company is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 1995, the aggregate fixed future minimum commitments under these agreements are as follows:

                                                       Future
For the Years Ending December 31,                     Minimum
(In millions of dollars)                          Commitments
------------------------                          -----------
1996                                                   $ 28.9
1997                                                     25.9
1998                                                     24.7
1999                                                     13.6
2000                                                      9.4
Subsequent years                                         30.5
                                                       ------
                                                       $133.0
                                                       ======



                         8  Consumer Finance Operation
------------------------------------------------------------------------------

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

Consumer finance receivables, which include both fixed and variable rate loans, bear interest at prevailing market rates.

A summary of consumer finance receivables at December 31, 1995 and 1994 is as follows:

December 31, 1995 and 1994
(In millions of dollars)                     1995        1994
                                             ----        ----
Receivable within one year                 $142.2      $145.5
Receivable after one year                   157.6       157.6
                                           ------      ------
                                            299.8       303.1
Less--allowance for doubtful accounts       (10.9)      (12.0)
                                           ------      ------
                                           $288.9      $291.1
                                           ======      ======

Customer deposits, which have one to three year terms at fixed interest rates, amounted to $98.9 million and $94.1 million at December 31, 1995 and 1994, respectively. The long-term portion of these customer deposits amounted to $60.9 million and $28.6 million at December 31, 1995 and 1994, respectively, and are included in other liabilities in the Consolidated Balance Sheets. The current portion of customer deposits is included in accounts payable and accrued liabilities.

FBL's results of operations can be affected by interest rate fluctuations as changes in interest rates could impact the margin between interest earned on assets (consumer finance receivables) and interest paid on liabilities (borrowings and customer deposits). Risk management instruments such as interest rate swaps and forward rate agreements are utilized to protect margins from the effects of these fluctuations. These risk management instruments help maintain the balanced relationship between fixed rate assets and fixed rate liabilities within limits set by Company policy. If fixed rate liabilities are greater than fixed rate assets, a risk management instrument generally is utilized to transform the excess fixed rate liability into a variable rate liability ("variable rate liabilities"). This strategy protects the margin between interest earned on variable rate assets and interest paid on fixed rate liabilities. Conversely, when fixed rate assets are greater than fixed rate liabilities, a risk management instrument generally is utilized to convert excess variable rate liabilities into fixed rate liabilities ("fixed rate liabilities"). This strategy protects the margin between interest earned on fixed rate assets and interest paid on variable rate liabilities. FBL only enters into risk management instruments to hedge against the effects of changes in interest rates and does not hold or issue such instruments for trading purposes.


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

The following table illustrates the gross notional amount of off-balance sheet interest rate swaps and forward rate agreements outstanding and their weighted average interest rates. Variable rates are based upon the London Inter-bank Offered Rate ("LIBOR") on the latest reset date included in the underlying contracts and are subject to fluctuations. Outstanding contracts at December 31, 1995 expire from 1996 to 1999.

December 31, 1995 and 1994
(In millions of dollars)                       1995    1994
                                               ----    ----
Variable rate liabilities--notional amount    $18.6    $8.6
  Average fixed rate received                   6.7%    5.6%
  Average variable rate paid                    6.7%    6.1%
Fixed rate liabilities--notional amount       $88.4   $75.7
  Average fixed rate paid                       7.3%    7.5%
  Average variable rate received                6.8%    6.2%


FBL has also entered into forward start swaps and forward start forward rate agreements having a gross notional amount of $21.3 million at December 31, 1995. Under these agreements, FBL will pay average fixed rates of 9% on fixed rate liabilities of $7.8 million, and receive average fixed interest rates of 6.6% on variable rate liabilities of $13.5 million. The weighted average variable rates for these agreements will be based upon LIBOR on the effective date of the contract.

The difference between amounts paid to and amounts received from the counterparties is included in revenue in the Consolidated Statements of Income.



                              9  Short-term Debt
--------------------------------------------------------------------------------

The Company's outstanding short-term debt is as follows:

December 31, 1995 and 1994
(In millions of dollars)             1995      1994
                                     ----      ----
Commercial paper                   $352.0    $298.3
Consumer finance borrowings         135.6      99.6
Bank loans                           79.7        --
Current portion of long-term debt     3.8       5.1
                                   ------    ------
                                   $571.1    $403.0
                                   ======    ======

The weighted average interest rate on outstanding borrowings at December 31, 1995 and 1994 is as follows:

December 31, 1995 and 1994
(In millions of dollars)             1995      1994
                                     ----      ----
Commercial paper                      5.8%      6.1%
Consumer finance borrowings           7.3%      6.4%
Bank loans                            4.3%       --
                                   ======    ======

The Company maintains a credit facility with several banks primarily to support its commercial paper borrowings. This facility, which expires April 2000, provides that the Company may borrow up to $500 million at varying market rates of interest. Commitment fees ranging between 1/10% and 1/5% per annum are payable on any unused portion. The facility requires the Company to maintain consolidated tangible net worth of at least $300 million and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets.

The Company's consumer finance operation maintains credit facilities with various banks aggregating $201.8 million. The Company also maintains other credit facilities, primarily related to operations located outside of the United States, aggregating $258.6 million, which includes a new facility entered into during 1995 with two German banks. As of December 31, 1995, $79.7 million of this new facility, which totalled $131.9 million, was utilized and expires on March 29, 1996.

                              10  Long-term Debt
-------------------------------------------------------------------------------

The Company's outstanding long-term debt is as follows:

December 31, 1995 and 1994
(In millions of dollars)         1995        1994
                                 ----        ----
Commercial paper               $200.0      $200.0
Mortgage--9.8% due 2009         200.0       200.0
Mortgage--7.25% due 1999          3.9         3.9
Other                            10.5        10.6
                               ------      ------
                                414.4       414.5
Less current portion              3.8         5.1
                               ------      ------
                               $410.6      $409.4
                               ======      ======

The Company has a 20-year fixed rate non-recourse mortgage note agreement amounting to $200 million, bearing an interest rate of 9.8%, in connection with its 56% interest in its worldwide headquarters building. In the event the mortgage is foreclosed following a default, the Company would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or, starting in 1999, at fair market value if greater. At December 31, 1995 and 1994, commercial paper borrowings amounting to $200 million have been classified in the Consolidated Balance Sheets as long-term debt based on the Company's intent and ability to maintain or refinance these obligations on a long-term basis. The Company has an interest rate swap which was entered into as part of the acquisition and renovation of the Company's worldwide headquarters which fixes the interest rate at approximately 9.5% on $100 million of commercial paper borrowings until February 1999. The weighted average interest rate on this swap at December 31, 1995, 1994 and 1993 was 6.1%, 4.6% and 3.2%, respectively.
The difference between the fixed rate and the weighted average rate is included in interest expense in the Consolidated Statements of Income.

Other long-term debt primarily includes loans related to the purchase of equipment.

Scheduled repayments of long-term debt, excluding the commercial paper described above, in 1996 and in the three succeeding years are $3.8 million, $2.9 million, $1.7 million, and $4.0 million, respectively. No repayments are scheduled for the year 2000.



                           11  Financial Instruments
-------------------------------------------------------------------------------

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

Long-term Investments: The Company has certain long-term investments, amounting to $77.5 million and $27.8 million at December 31, 1995 and 1994, respectively, which are carried on a cost basis. The Company has estimated, using various accredited valuation techniques, that the fair value of these investments approximates their carrying value.

Consumer Finance Receivables and Customer Deposits: The fair value of consumer finance receivables and customer deposits approximates their carrying value.

Short-term and Long-term Debt: The fair value of the Company's short-term debt, which consists primarily of commercial paper borrowings and consumer finance borrowings, approximates its carrying value. The estimated fair value of the $200 million mortgage on the Company's worldwide headquarters building is approximately $250 million and $213 million at December 31, 1995 and 1994, respectively, based on discounted future cash flows using interest rates available for debt with similar terms and remaining maturities.

Off-balance Sheet Instruments: The fair value of the Company's $100 million interest rate swap has been estimated as a liability of approximately $13 million and $7 million at December 31, 1995 and 1994, respectively. The fair value of FBL's interest rate swaps and forward rate agreements was estimated as a payable of approximately $1 million at December 31, 1995 and 1994, respectively. These calculations are based on discounted future cash flows taking into account the current interest rate environment.

Unrealized Securities Holding Gains: Effective December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

The Company has classified as available for sale primarily equity securities having an aggregate fair value of $334.3 million and $255.0 million at December 31, 1995 and 1994, respectively. Gross unrealized gains, amounting to $230.6 million and $140.7 million at December 31, 1995 and 1994, respectively, have been excluded from earnings and reported as a separate component of stockholders' equity, net of deferred income taxes.

Proceeds from the sale of available for sale securities for the years ended December 31, 1995 and 1994 were $53.7 million and $54.7 million, respectively. Gross realized gains on available for sale securities sold during 1995 and 1994 amounted to $23.2 million and $38.0 million, respectively. The cost of securities sold is determined using the average cost method for equity securities.

A portion of insurance fiduciary funds which the Company holds to satisfy fiduciary obligations is invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.



                          12  Shareholder Rights Plan
--------------------------------------------------------------------------------

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

                 13  Claims, Lawsuits and Other Contingencies
--------------------------------------------------------------------------------

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

Among these is a group of claims relating to reinsurance contracts placed by reinsurance broking subsidiaries of the Company that were called into question by certain reinsurers. In general, these contracts concern so-called run-off exposures under which reinsurers assumed some or all remaining liability for claims against Lloyd's syndicates or other London insurers on policies, typically written in the past over a period of many years and sometimes without aggregate limits. The initial disputes, primarily between reinsurers and cedants, concerned these contracts, and have largely been resolved by negotiation, arbitration or litigation. More recently, related disputes, including litigation, have arisen or been deferred by agreement between the members of syndicates, their underwriting and members' names agencies and, in some cases, subsidiaries of the Company. The syndicate members have experienced significant and continuing losses on policies, some of which were the subject of run-off reinsurance contracts that have been voided or compromised. The Company believes that its subsidiaries performed their reinsurance broking services in conformity with accepted and customary practices in the London market.

Subsidiaries of the Company in the course of their consulting and insurance activities in prior years advised certain clients in connection with their purchase of guaranteed investment contracts and annuities issued by Executive Life Insurance Company, which is in rehabilitation under the supervision of the California Insurance Department. Some of those clients as well as the Company's subsidiaries have been or may be involved in claims or lawsuits relating to losses in connection with those investments. In some instances, the subsidiaries have entered into agreements extending the time in which possible claims may be asserted against them, or have engaged in negotiating the deferral or resolution of claims and litigation. The Company believes that its subsidiaries acted in a proper and professional manner in connection with these matters.

On the basis of present information, available insurance coverage and advice received from counsel, it is the opinion of the Company's management that the disposition or ultimate determination of these claims and lawsuits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

14 SEGMENTATION OF ACTIVITY BY TYPE OF SERVICE AND GEOGRAPHIC AREA OF OPERATION
-------------------------------------------------------------------------------
The Company, a professional services firm, operates in three principal business segments: insurance services, consulting and investment management. Operating income for each type of service is after deductions for all directly related expenses and allocations of common expenses. General corporate expenses primarily are comprised of employee compensation and benefits and related occupancy costs for administrative personnel. General corporate assets primarily consist of cash and cash equivalents, deferred income tax assets and a portion of the Company's headquarters building.

The following table presents information about the Company's operations by type of service and geographic area:

For the Three Years Ended December 31, 1995

                                                                                             Depreciation &
                                                           Operating       Identifiable        Amortization          Capital
(In millions of dollars)                      Revenue         Income             Assets     of Fixed Assets     Expenditures
                                              -------       --------        -----------     ---------------     ------------
Type of Service:
1995--
  Insurance Services                         $1,963.9         $389.2           $2,193.6              $ 65.6           $ 77.2
  Consulting                                  1,056.4          108.7              638.4                20.4             25.7
  Investment Management                         750.0          243.5              997.9                21.5             29.4
  General Corporate                                --          (46.5)             499.6                 3.9              4.6
                                             --------         ------           --------              ------           ------
                                             $3,770.3         $694.9           $4,329.5              $111.4           $136.9
                                             ========         ======           ========              ======           ======
1994--
  Insurance Services                         $1,886.5         $406.1           $2,021.9              $ 62.0           $ 70.9
  Consulting                                    933.1           96.4              568.4                17.9             32.3
  Investment Management                         615.4          208.2              763.5                16.0             44.3
  General Corporate                                --          (40.4)             476.8                 3.7              1.6
                                             --------         ------           --------              ------           ------
                                             $3,435.0         $670.3           $3,830.6              $ 99.6           $149.1
                                             ========         ======           ========              ======           ======
1993--
  Insurance Services                         $1,790.5         $376.7           $1,976.3              $ 63.7           $ 58.0
  Consulting                                    854.8           86.2              499.1                20.2             15.3
  Investment Management                         518.1          169.3              586.5                12.5             25.0
  General Corporate                                --          (39.4)             484.7                 3.9               .5
                                             --------         ------           --------              ------           ------
                                             $3,163.4         $592.8           $3,546.6              $100.3           $ 98.8
                                             ========         ======           ========              ======           ======
Geographic Area:
1995--
  United States                              $2,398.4         $494.1           $2,195.9
  Europe                                      1,028.2          189.7            1,413.6
  Canada                                        184.3           37.4              107.1
  Pacific Rim and Other                         159.4           20.2              113.3
  General Corporate                                --          (46.5)             499.6
                                             --------         ------           --------
                                             $3,770.3         $694.9           $4,329.5
                                             ========         ======           ========
1994--
  United States                              $2,227.3         $478.6           $1,824.4
  Europe                                        909.6          180.6            1,326.4
  Canada                                        165.1           35.3               97.3
  Pacific Rim and Other                         133.0           16.2              105.7
  General Corporate                                --          (40.4)             476.8
                                             --------         ------           --------
                                             $3,435.0         $670.3           $3,830.6
                                             ========         ======           ========
1993--
  United States                              $2,040.7         $429.9           $1,763.0
  Europe                                        861.6          161.6            1,131.1
  Canada                                        167.0           31.1              100.0
  Pacific Rim and Other                          94.1            9.6               67.8
  General Corporate                                --          (39.4)             484.7
                                             --------         ------           --------
                                             $3,163.4         $592.8           $3,546.6
                                             ========         ======           ========

                             Report of Management
                             --------------------

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

/s/ Frank J. Borelli
Frank J. Borelli
Senior Vice President and
Chief Financial Officer
February 29, 1996



                        Report of Independent Auditors
                        ------------------------------

The Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

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

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
February 29, 1996

               Marsh & McLennan Companies, Inc. and Subsidiaries

                     SELECTED QUARTERLY FINANCIAL DATA AND
                     SUPPLEMENTAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

                                                    Income Before
                                                      Cumulative
                                                       Effect of
                                                      Accounting
                                                        Change            Net Income
                                                    ----------------   ----------------   Dividends        Stock
(In millions of dollars,               Operating                Per                Per     Paid Per      Price Range
except per share figures)     Revenue    Income     Amount     Share   Amount     Share     Share         High-Low
-------------------------     -------    ------     ------     -----   ------     -----     -----         --------
1995:
  First quarter             $  955.2    $213.6      $124.8    $1.71    $124.8     $1.71     $ .72-1/2     $85    -76-1/4
  Second quarter               935.2     174.9       101.8     1.40     101.8      1.40       .72-1/2     $84    -76-1/8
  Third quarter                921.6     158.4        91.3     1.26      91.3      1.26       .72-1/2     $89-3/8-76-5/8
  Fourth quarter               958.3     148.0        85.0     1.16      85.0      1.16       .80         $90-1/8-80-1/2
                            --------    ------      ------    -----    ------     -----     ---------
                            $3,770.3    $694.9      $402.9    $5.53    $402.9     $5.53     $2.97-1/2     $90-1/8-76-1/8
                            ========    ======      ======    =====    ======     =====     =========
 1994:
   First quarter              $910.2    $228.4      $130.7    $1.77    $120.2     $1.63     $ .67-1/2     $86-3/4-80-1/4
   Second quarter              840.5     163.8        95.7     1.30      95.7      1.30       .67-1/2     $88-3/4-81-1/4
   Third quarter               826.9     148.6        83.4     1.14      83.4      1.14       .72-1/2     $88-3/8-76
   Fourth quarter              857.4     129.5        72.2      .98      72.2       .98       .72-1/2     $80-3/8-71-1/4
                            --------    ------      ------    -----    ------     -----     ---------
                            $3,435.0    $670.3      $382.0    $5.19    $371.5     $5.05     $2.80         $88-3/4-71-1/4
                            ========    ======      ======    =====    ======     =====     =========

1993:
  First quarter             $  833.9    $187.2      $107.4    $1.46    $107.4     $1.46     $ .67-1/2     $97-5/8-88-1/8
  Second quarter               783.3     152.5        86.3     1.18      86.3      1.18       .67-1/2     $96    -84-1/2
  Third quarter                766.4     139.7        76.1     1.04      76.1      1.04       .67-1/2     $91-7/8-84-7/8
  Fourth quarter               779.8     113.4        62.6      .84      62.6       .84       .67-1/2     $88-7/8-77
                            --------    ------      ------    -----    ------     -----     ---------
                            $3,163.4    $592.8      $332.4    $4.52    $332.4     $4.52     $2.70         $97-5/8-77
                            ========    ======      ======    =====    ======     =====     =========

The Company's common stock (ticker symbol: MMC) is traded on the New York, Chicago, Pacific and London stock exchanges. As of February 29, 1996, there were 9,679 stockholders of record.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                  TEN-YEAR STATISTICAL SUMMARY OF OPERATIONS

For the Ten Years Ended December 31, 1995
(In millions of dollars, except per share figures)           1995           1994          1993           1992
                                                             ----           ----          ----           ----
Revenue:
Insurance services                                         $1,963.9        $1,886.5      $1,790.5      $1,632.8
Consulting                                                  1,056.4           933.1         854.8         908.2
Investment management                                         750.0           615.4         518.1         396.0
                                                          ---------        --------      --------      --------
  Total Revenue                                             3,770.3         3,435.0       3,163.4       2,937.0
                                                          ---------        --------      --------      --------
Expenses:
Compensation and benefits                                   1,948.8         1,740.2       1,635.7       1,557.8
Other operating expenses                                    1,126.6         1,024.5         934.9         838.2
                                                          ---------        --------      --------      --------
  Total Expenses                                            3,075.4         2,764.7       2,570.6       2,396.0
                                                          ---------        --------      --------      --------
Operating Income                                              694.9           670.3         592.8         541.0
Interest Income                                                17.7            11.8          11.9          16.6
Interest Expense                                              (62.8)          (50.6)        (46.1)        (38.3)
Other Income (Expense)                                           --              --            --            --
                                                          ---------        --------      --------      --------
Income Before Income Taxes and Cumulative Effect
   of Accounting Changes                                      649.8           631.5         558.6         519.3
Income Taxes                                                  246.9           249.5         226.2         215.5
                                                          ---------        --------      --------      --------
Income Before Cumulative Effect of Accounting Changes     $   402.9        $  382.0      $  332.4      $  303.8
                                                          =========        ========      ========      ========
Net Income                                                $   402.9        $  371.5(b)   $  332.4      $  263.7(a)
                                                          =========        ========      ========      ========
Earnings Per Share Information:
Income Before Cumulative Effect of Accounting Changes     $    5.53        $   5.19      $   4.52      $   4.21
                                                          =========        ========      ========      ========

Net Income Per Share                                      $    5.53        $   5.05(b)   $   4.52      $   3.65(a)
                                                          =========        ========      ========      ========

Average Number of Shares Outstanding                           72.9            73.6          73.5          72.2
Dividends Paid Per Share                                  $2.97-1/2        $   2.80      $   2.70      $   2.65
Return on Average Stockholders' Equity                           26%             26%           27%           25%
Year-end Financial Position:
Working capital                                           $   109.6        $   53.7      $  133.7      $  198.3
Total assets                                              $ 4,329.5        $3,830.6      $3,546.6      $3,088.4
Long-term debt                                            $   410.6        $  409.4      $  409.8      $  411.2
Stockholders' equity                                      $ 1,665.5        $1,460.6      $1,365.3      $1,102.9
Total shares outstanding (excluding treasury shares)           72.8            73.2          73.9          73.3
Other Information:
Number of employees                                          27,200          26,100        25,600        25,800
Stock price ranges--
   U.S. exchanges--High                                   $  90-1/8        $ 88-3/4      $ 97-5/8      $ 94-1/2
                 --Low                                    $  76-1/8        $ 71-1/4      $ 77          $ 71-1/4

London Stock Exchange--High                                  58-1/2        58-15/16       67-7/16        61-7/8
                                                             pounds          pounds        pounds        pounds
                     --Low                                   47-7/8         45-5/16       52-9/16       39-5/16
                                                             pounds          pounds        pounds        pounds
Price/earnings multiple                                        16.0            15.7          18.0          25.0
                                                           ========        ========      ========      ========

(a) Reflects the adoption, effective January 1, 1992, of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other
     Than Pensions," and SFAS No. 109, "Accounting for Income Taxes."
(b) Reflects the adoption, effective January 1, 1994, of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

               Marsh & McLennan Companies, Inc. and Subsidiaries

                  TEN-YEAR STATISTICAL SUMMARY OF OPERATIONS

For the Ten Years Ended December 31, 1995                                                                          Compound
(In millions of dollars,                                                                                          Growth Rate
except per share figures)         1991            1990          1989           1988          1987         1986     1985-1995
                                  ----            ----          ----           ----          ----         ----     ---------
Revenue:
Insurance services              $1,571.0        $1,536.8      $1,400.3      $ 1,375.7      $1,380.2    $ 1,273.1       7%
Consulting                         894.0           910.0         754.3          635.7         482.0        333.3      15%
Investment management              314.2           276.2         273.1          261.0         284.9        197.7      23%
                                --------        --------      --------      ---------      --------    ---------
  Total Revenue                  2,779.2         2,723.0       2,427.7        2,272.4       2,147.1      1,804.1      11%
                                --------        --------      --------      ---------      --------    ---------
          Expenses:
Compensation and benefits        1,461.1         1,400.0       1,223.4        1,108.9         982.6        812.5      12%
Compensation and benefits          820.0           795.7         694.8          648.1         614.3        511.1      11%
                                --------        --------      --------      ---------      --------    ---------
   Total Expenses                2,281.1         2,195.7       1,918.2        1,757.0       1,596.9      1,323.6      11%
                                --------        --------      --------      ---------      --------    ---------
Operating Income                   498.1           527.3         509.5          515.4         550.2        480.5       8%
Interest  Income                    24.8            33.5          27.7           22.7          31.0         25.9
Interest  Expense                  (39.1)          (31.0)        (18.9)         (23.1)        (13.0)        (5.3)
Other Income  (Expense)             43.0            (1.0)         (1.0)           1.4           (.9)          .3
                                --------        --------      --------      ---------      --------    ---------
Income Before Income Taxes
   and Cumulative Effect
   of Accounting Changes           526.8           528.8         517.3          516.4         567.3        501.4       7%
Income Taxes                       221.3           224.7         222.4          220.1         265.2        258.2       4%
                                --------        --------      --------      ---------      --------    ---------

Income Before Cumulative
   Effect of Accounting Changes $  305.5        $  304.1      $  294.9      $   296.3      $  302.1    $   243.2       9%
                                ========        ========      ========      =========      ========    =========
Net Income                      $  305.5        $  304.1      $  294.9      $   296.3      $  302.1    $   243.2       9%
                                ========        ========      ========      =========      ========    =========
Earnings Per Share Information:
Income Before Cumulative Effect
    of Accounting Changes       $   4.18        $   4.15      $   4.10      $    4.09      $   4.06    $    3.30      10%
                                ========        ========      ========      =========      ========    =========

Net Income Per Share            $   4.18        $   4.15      $   4.10      $    4.09      $   4.06    $    3.30      10%
                                ========        ========      ========      =========      ========    =========

Average Number of Shares
  Outstanding                       73.1            73.3          71.9           72.4          74.4         73.8
Dividends Paid Per Share        $   2.60        $   2.55      $   2.50      $2.42-1/2      $   2.15    $1.56-1/4   9%
Return on Average Stockholders'
  Equity                              29%             31%           36%            38%           42%          42%
Year-end Financial Position:
Working capital                 $  336.2        $  352.5      $  312.7      $   195.7      $  243.2     $  187.7
Total assets                    $2,382.2        $2,411.2      $2,035.2      $ 1,830.0      $1,634.4     $1,476.6
Long-term debt                  $  318.0        $  319.9      $  319.4      $   266.2      $   16.4     $   14.5
Stockholders' equity            $1,035.0        $1,085.3      $  873.0      $   755.1      $  791.7     $  638.7
Total shares outstanding
  (excluding treasury shares)       71.8            73.5          72.4           71.5          73.9         73.9
Other Information:
Number of employees               23,400          24,400        23,600         22,800        22,700       19,900
   Stock price ranges--
   U.S. exchanges--High         $ 87-1/4        $     81      $ 89-3/4      $  59-3/4      $     72     $ 76-3/4
                 --Low          $ 69-1/8        $ 59-3/4      $ 55-1/8      $  45-1/4      $ 43-3/4     $ 40-5/8
London Stock Exchange--High       49-5/8              49      55-15/16             35        46-1/2       50-1/8
                                  pounds          pounds        pounds         pounds        pounds       pounds
                     --Low       35-9/16          31-1/2      30-13/16             25            24       28-1/4
                                  pounds          pounds        pounds         pounds        pounds       pounds
Price/earnings multiple             19.5            18.8          19.0           13.8          12.2         18.4
                                ========        ========      ========      =========      ========    =========

(a) Reflects the adoption, effective January 1, 1992, of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other
     Than Pensions," and SFAS No. 109, "Accounting for Income Taxes."
(b) Reflects the adoption, effective January 1, 1994, of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

                   BOARD OF DIRECTORS AND CORPORATE OFFICERS

BOARD OF DIRECTORS

A.J.C. Smith
Chairman

Philip L. Wroughton
Vice Chairman

Lewis W. Bernard
Chairman
Classroom, Inc.
Former Chief Administrative and Financial Officer
Morgan Stanley & Co., Inc.

Richard H. Blum
Marsh & McLennan
Companies, Inc.

Frank J. Borelli
Senior Vice President and Chief Financial Officer

Robert Clements
Chairman
Marsh & McLennan Risk Capital Corp.

Peter Coster
President
Mercer Consulting Group, Inc.

Ray J. Groves
Chairman
Legg Mason Merchant Banking, Inc.
Former Chairman
Ernst & Young

Richard E. Heckert
Former Chairman
E.I. du Pont de Nemours and Company

Richard S. Hickok
Former Chairman
KMG Main Hurdman

David D. Holbrook
Chairman
Marsh & McLennan, Incorporated

Robert M.G. Husson
Chairman
Faugere & Jutheau S.A.

Lawrence J. Lasser
President
Putnam Investments, Inc.

Richard M. Morrow
Former Chairman
Amoco Corporation

George Putnam
Chairman
The Putnam Funds

Adele Smith Simmons
President
John D. and Catherine T. MacArthur Foundation

John T. Sinnott
President and Chief Executive Officer
Marsh & McLennan, Incorporated

Frank J. Tasco
Former Chairman
Marsh & McLennan Companies, Inc.

R.J. Ventres
Former Chairman
Borden, Inc.

ADVISORY DIRECTORS

Dean R. McKay
Former Senior Vice President
IBM Corporation

Arthur C. Nielsen, Jr.
Former Chairman
A.C. Nielsen Company

John M. Regan, Jr.
Former Chairman
Marsh & McLennan Companies, Inc.

COMMITTEES OF THE BOARD

Audit
Richard S. Hickok, Chairman
Ray J. Groves
Richard M. Morrow
Adele Smith Simmons
Frank J. Tasco

Compensation
Richard E. Heckert, Chairman
Lewis W. Bernard
R.J. Ventres

Executive
A.J.C. Smith, Chairman
Richard E. Heckert
Frank J. Tasco

OTHER CORPORATE OFFICERS

Francis N. Bonsignore
Senior Vice President
Human Resources and Administration

Gregory F. Van Gundy
General Counsel and Secretary

INTERNATIONAL ADVISORY BOARD

Abdlatif Y. Al-Hamad
(Middle East)
Chairman
Arab Fund for Economic and Social Development

Raymond Barre
(France)
Deputy, National Assembly
Former Prime Minister

Mathis Cabiallavetta
(Switzerland)
President
Union Bank of Switzerland

John R. Evans
(Canada)
Chairman
Torstar Corporation

Oscar Fanjul
(Spain)
Chairman and Chief Executive Officer
Repsol

Toyoo Gyohten
(Japan)
Chairman of the Board of Directors
The Bank of Tokyo

Lord Jenkin of Roding
(United Kingdom)
Chairman
Friends' Provident Life Office

Erno Kemenes
(Eastern Europe)
Former Minister of Economics
Government of Hungary

Walther Leisler Kiep
(Germany)
(IAB Chairman)
General Managing Partner
Gradmann & Holler

Paul F. Oreffice
(United States)
Former Chairman and Chief Executive Officer
The Dow Chemical Company

Jesus Silva-Herzog
(Mexico)
Ambassador of Mexico to the United States

                            SHAREHOLDER INFORMATION

                                Annual Meeting

The 1996 annual meeting of shareholders will be held at 10 a.m., Tuesday, May 21, in the 2nd floor auditorium of the McGraw-Hill Building, 1221 Avenue of the Americas, New York City. At the time of the mailing of this annual report, the notice of the annual meeting and proxy statement, together with a proxy card, is scheduled to be sent to each shareholder.

                    Anticipated 1996 Dividend Payment Dates

February 14 (paid), May 14, August 14, November 14

                      Financial and Investor Information

Shareholders and prospective investors inquiring about reinvestment and payment of dividends, consolidation of accounts, address corrections, changes of registration and stock certificate holdings should contact:

Harris Trust Company of New York
c/o Harris Trust and Savings Bank
Shareholder Services Division
311 West Monroe Street
P.O. Box 755
Chicago, Illinois  60690-0755
Telephone:  (800) 457-8968
            (312) 461-3597

Harris Trust Company of New York
c/o The Royal Bank of Scotland
Registrar's Department
P.O. Box 82, Caxton House
Redcliffe Way, Bristol BS99 7NH
England
Telephone:  0272-306636

Copies of our annual and quarterly reports, and Forms 10-K and 10-Q, may be obtained without charge by contacting:

Corporate Development
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York  10036
Telephone:  (212) 345-5475

                                Stock Listings

Marsh & McLennan Companies' common stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific and London stock exchanges.

--------------------------------------------------------------------------------

                                    Credits

Cover and pages 8-9, 14-15, 18-19, 22: National Maritime Museum London. Page 3 (painting) and pages 10-11, 12-13, 16-17, 20-21: Courtesy of The
  Mariners' Museum, Newport News, Virginia.
Pages 6-7:  Courtesy of Peabody Essex Museum, Salem, Massachusetts.

                        Selected Descriptions of Images

Cover: Reflecting circle, circa 1800. Calculated longitude using the "lunar distance theory"--by measuring the distance between the moon and certain stars.
Page 3:  Frank Vining Smith, "Cutty Sark, Clipper Ship," 1869.
Pages 6-7:  Hadley quadrant, circa 1786.  Determined location through astronomical observation.
Page 22:  Gunter scales, circa 1700.  The forerunner of today's slide rule.

Designed and Produced by Taylor & Ives, NYC            Printed on recycled paper

                       Marsh & McLennan Companies, Inc.
                          1166 Avenue of the Americas
                              New York, NY 10036
                                (212) 345-5000