Form 10-K405, Exhibit 13
period 1997-12-31
MARSH & MCLENNAN COMPANIES INC
filed 1998-03-26
CIK 62709

ANNUAL REPORT 1997

                        Marsh & McLennan Companies, Inc.

                   is a professional services firm providing

                          risk and insurance services,

                     investment management and consulting.

                      More than 36,000 employees worldwide

            provide analysis, advice and transactional capabilities

                       to clients in over 100 countries.

                                                            Financial Highlights

      [The following table was represented as a bar chart in the original]

Year            Share Price

 93              $ 40.625
 94                36.625
 95                44.375
 96                 52.00
 97               74.5625

      [The following table was represented as a bar chart in the original]

Year       Market Capitalization
                   (in billions)

 93               $ 6.004
 94                 5.801
 95                 6.461
 96                 7.519
 97                13.048

      [The following table was represented as a bar chart in the original]

Year       Dividends Paid Per Share

 93               $ 1.35
 94                 1.40
 95                 1.4875
 96                 1.65
 97                 1.90

================================================================================
For the Three Years Ended December 31,              1997        1996        1995
(In millions, except per share figures)
--------------------------------------------------------------------------------
Revenue                                        $ 6,008.6   $ 4,404.0   $ 3,937.3
Income Before Income Taxes(1)                  $   662.4   $   668.0   $   649.8
Net Income(1)                                  $   399.4   $   459.3   $   402.9
Stockholders' Equity                           $ 3,198.8   $ 1,888.6   $ 1,665.5
--------------------------------------------------------------------------------
Diluted Net Income Per Share(1)                $    2.39   $    3.12   $    2.73
Dividends Paid Per Share                       $    1.90   $    1.65   $    1.48
Year-end Stock Price                           $   74.56   $   52.00   $   44.38
================================================================================

(1) The Company's 1997 operating results include the impact of a special charge principally resulting from the combination with Johnson & Higgins.

            Dear Shareholder For Marsh & McLennan Companies, 1997 was an exceptional year. We merged with Johnson & Higgins, bringing together the two best companies in risk and insurance services to create the preeminent firm in our industry. Our success with the merger - the largest in our history - has exceeded expectations. As we worked to integrate the operations of our large and complex organizations, we continued to deliver unrivaled levels of service to clients, began to realize substantial cost savings and also gained new business.

            All of our operating companies provided excellent results in 1997. Our risk and insurance services business performed well. Putnam Investments achieved its seventh consecutive record year of outstanding performance. And Mercer Consulting Group delivered double-digit revenue and earnings growth.

            Marsh & McLennan Companies is positioned to benefit from the growing demand worldwide for professional services, particularly in a time of dynamic economic and social change. Our combination of businesses, depth of services and breadth of global professional network make us unique. As the parent of three leading professional services businesses, we have encouraged each sector to execute its own design for leadership while managing and coordinating strategies to maximize profitability for shareholders.

            Over the years, each of our businesses has grown and prospered and is providing outstanding service to clients throughout the world. And as the Company has evolved, our investment management, risk and insurance services and consulting businesses have become powerful sources of earnings growth. Increasingly, we have encouraged collaboration among our business sectors to enhance service to clients and have relied upon our professional network to identify new business opportunities. We are confident that the direction Marsh & McLennan Companies provides will continue to yield strong results for the future.

            In 1997, Marsh & McLennan Companies achieved record growth. Revenues rose 36 percent to $6.0 billion from $4.4 billion in 1996. Before special charges related principally to our combination with Johnson & Higgins, net income was $592 million, compared with $459 million in 1996, an increase of 29 percent. Basic earnings per share rose 15 percent to $3.63, compared with $3.17 in 1996.

                                       "Marsh & McLennan Companies is positioned
                                    to benefit from the growing demand worldwide
                                                     for professional services."

            This financial performance has enabled us to provide shareholders with significant rewards. In May 1997, we announced an 11 percent increase in our dividend, continuing our record of increasing total annual dividends paid to shareholders each year since we went public in 1962. We split our stock two-for-one in June, reflecting our earnings growth and confidence in the future. In addition to our increased competitive stature and reputation, our market value doubled to $15 billion from $7.5 billion at the end of 1996.

            Once again, Putnam Investments experienced exceptional growth and we expect it to achieve outstanding results in 1998 as well. Total assets under management in 1997 climbed to $235 billion from $173 billion in 1996, an increase of 36 percent. Revenues grew 41 percent. Mutual fund assets rose to $182 billion, a 36 percent increase over the $134 billion in assets under management at the end of 1996. This growth resulted from successful investment, sales and marketing strategies, the continued popularity of mutual funds and the performance of the stock market. Institutional assets grew to $53 billion from $39 billion in 1996, an increase of 34 percent, largely due to excellent investment performance and new business captured in both the defined benefit and defined contribution retirement plan markets. Putnam significantly broadened its international activities in 1997, forming a strategic alliance with Japan's Nippon Life to manage assets and develop products for institutional clients.

            A large part of our activities in 1997 focused on the merger with Johnson & Higgins. I am very pleased to tell you that we made more progress with the integration and restructuring of our risk and insurance services business than we anticipated. We have identified opportunities for even greater cost savings and efficiencies, which we will see this year and in 1999. And as planned, we consolidated our insurance broking, reinsurance broking and program management firms under the single management structure of J&H Marsh & McLennan, Inc.

            For 1997, risk and insurance services revenues reached $2.8 billion. Insurance broking revenues for

[Photo omitted]

[Photograph of A.J.C. Smith, Chairman of Marsh & McLennan Companies, Inc.]

                                       "Our financial performance has enabled us
                              to provide shareholders with significant rewards."

J&H Marsh & McLennan increased 61 percent, including acquisitions. Seabury & Smith, our program management company, produced solid results, with revenues rising 11 percent. Guy Carpenter & Company, our reinsurance intermediary, continued to be affected by difficult operating conditions. But more efficient operations, careful expense control and vigorous new business development efforts point to good prospects for 1998.

            We continue to add to our strong worldwide organization. We will acquire the premier insurance broker and employee benefits firm in Mexico and gain a leading position in the growing Scandinavian market through the acquisitions of the major insurance broking firms in Denmark, Sweden and Finland. Early in 1997, we acquired CECAR, France's second-largest insurance broker, which we then merged successfully with our existing French operation to form CECAR & JUTHEAU. We will also strengthen our position in program management in North America by acquiring Kirke-Van Orsdel, Inc., a leading administrator of insurance and health benefit programs for professional associations, along with the prior acquisition of Albert H. Wohlers & Co., a Chicago-based association-services administrator.

            Marsh & McLennan Risk Capital Corp. had an active and successful year. It closed 15 private equity insurance investments, totaling $170 million, for investors including Marsh & McLennan. Returns during the year on the private and public equity portfolio have been very strong. Marsh & McLennan Risk Capital continues to grow as an important part of our presence in the risk and insurance services industry.

            Our consulting business had a strong year. Prospects for the future are excellent as organizations throughout the world increasingly turn to Mercer Consulting Group for specialist advice relating to a wide array of human resource and strategy issues. Mercer's revenues grew 15 percent in 1997 to exceed $1.3 billion. Human resource consulting achieved double-digit growth, with particular strength in the global compensation and retirement consulting practices. During the year, Mercer formed an outsourcing alliance with Automatic Data Processing, Inc. that will provide a unique level of

[Photo omitted]

[Photograph of A.J.C. Smith, Chairman of Marsh & McLennan Companies, Inc.]

employee benefits and administration services. Management and economic consulting revenues increased. Mercer enhanced its reputation for innovation by providing solutions for profitable growth. The acquisition of Corporate Decisions, Inc., a Boston-based strategy consulting firm, has solidified Mercer's position in this growing market.

            We have had several changes to the Board of Directors during the past year. The Rt. Hon. Lord Lang of Monkton was elected to the Board in November. Lord Lang's career in British politics spanned nearly two decades, including serving the cabinet as President of the Board of Trade and Secretary of State for Trade and Industry and as Secretary of State for Scotland. Robert Clements, currently chairman of Risk Capital Holdings, retired from the Board. Throughout Bob's long association with Marsh & McLennan, his many business innovations have contributed greatly to our success. David D. Holbrook, who was chairman of Marsh & McLennan, Incorporated, retired from the Board, having been a leader in the insurance broking industry over his 38-year career. Richard A. Nielsen, vice chairman of J&H Marsh & McLennan, Inc. also retired from the Board.

            We are confident that we will fulfill our expectations and wish to acknowledge the efforts of our more than 36,000 employees who devote themselves to providing excellent professional services to our clients throughout the world. We appreciate our shareholders' support and believe we have set the foundation for continued success.

            In the following pages, I share my views about the direction of the Company by responding to questions that shareholders, members of the investment community and clients have posed. I discuss why I believe we are positioned to increase shareholder value in the years ahead.

[Photo omitted]

[Photograph of A.J.C. Smith, Chairman of Marsh & McLennan Companies, Inc.]


/s/ A.J.C. Smith

A.J.C. Smith, Chairman                                             March 6, 1998

                 The combination with

                            Johnson & Higgins was an
                 extraordinary opportunity to accelerate growth

                        and increase shareholder value.

[Graphic omitted]

[Abstract graphic introducing section on Risk and Insurance Services]


                                     6 & 7

Risk and Insurance Services

          > The merger with Johnson & Higgins is one of the most significant events to affect Marsh & McLennan's risk and insurance services business. Why did you pursue the combination?

            We viewed the merger as an extraordinary opportunity to accelerate growth and increase value for shareholders. We also recognized that building up the strength of our risk and insurance services business would enable us to respond to our clients' requirements for increasingly sophisticated advice and more complex transactions.

            The issue of culture was important to us in choosing a merger partner. We found that Johnson & Higgins' culture complemented our own. The company prided itself on service to clients and took the same long-term perspective as we do at Marsh & McLennan. Johnson & Higgins had always been our toughest competitor in insurance broking, with an extraordinary professional staff. The potential for earnings growth was also attractive.

          > Was the geographic spread of the companies complementary?

            The combined firm positions us to benefit from rapidly growing international markets in mature and emerging economies. Marsh & McLennan's presence was strong in most of Europe. Johnson & Higgins offered attractive additional capabilities in the Netherlands and strengthened our resources in Italy and the United Kingdom. Our continued expansion in Europe will include the acquisitions of the leading insurance brokers in Sweden, Denmark and Finland, all former members of Johnson & Higgins' UNISON network. J&H Marsh & McLennan's European organization consists of offices in 24 nations, is wholly owned and operates as one firm.

            We have a strong position in the growing Latin American market in Argentina, Brazil, Chile, Colombia, Mexico, Peru and Venezuela. We expect to acquire Brockman y Schuh Group, Mexico's leading insurance broker and employee benefits consultant, which will reinforce our presence in that country. In Asia Pacific, we now have equity-owned operations in all countries where we are permitted to offer services.

          > What other factors will lead to revenue growth?

            Increased business complexity - and, consequently the size and range of business risks - will expand the need for specialist advice on analyzing, reducing, hedging and transferring risk. Our unique ability to supply that advice will be a critical factor in driving our revenue growth. The combined strength of Marsh & McLennan's and Johnson & Higgins' industry practices gives us the resources with which to serve large risk management clients in a wide array of fields.

[Photo omitted]

[Photographs of A.J.C. Smith, Chairman of Marsh & McLennan Companies, Inc.]

[Graphic omitted]

[Smaller version of abstract graphic]

            J&H Marsh & McLennan is also focusing on delivering services to medium-sized organizations and has a practice dedicated to that purpose. Advances in technology - including sophisticated information-gathering systems - will enhance our ability to deliver quality service to these firms, which are growing rapidly and have increased requirements for broad insurance and employee benefits services.

          > What about the projected expense savings resulting from the merger?

            The integration has been so successful that we have identified opportunities for greater cost savings and efficiencies than we had originally anticipated. Of the projected expense savings, approximately half should be realized in 1998, with the full benefits of the merger to appear in 1999, as promised. And as a result of the combination, we are eliminating over 2,000 staff positions. A great deal was accomplished in 1997, and we are pleased with the progress we have made so far this year.

          > What progress have you made with the integration from an organizational standpoint?

            We successfully brought together the operations and people of two large and complex firms. We moved quickly to establish transition teams that would address the integration process and made it a priority to communicate frequently with clients and staff about developments. By the end of June 1997, we had made nearly all organizational decisions and had appointed region, office and client industry leaders globally. We began integrating operations, eliminating redundant staff positions and consolidating office locations. Now, one year after the merger, the new organizational structure is complete. John T. Sinnott, Norman Barham and Richard H. Blum, vice chairmen of J&H Marsh & McLennan, each played a central role in organizing the new firm to continue providing the best professional work and unsurpassed service to clients.

            As planned, we have combined our reinsurance intermediary, Guy Carpenter & Company, and insurance program management company, Seabury & Smith, under the management structure of J&H Marsh & McLennan. Each company will continue to operate under its own name, which is identified with the best professional service in its particular field. The combined strategy and operations will facilitate the delivery of a broader range of service to clients.

          > How does Marsh & McLennan Risk Capital fit into the risk and insurance services strategy?

            Marsh & McLennan Risk Capital organizes and makes investments in insurance and related industries and provides consulting and management services. We believe it differentiates us from our competitors. The company is playing a role in shaping the future of the insurance marketplace by investing capital in new solutions that can benefit the insurance industry, investors, clients and Marsh & McLennan's businesses. Being part of one of the world's largest professional services firms enhances Marsh & McLennan Risk Capital's strength in identifying opportunities for investing capital. In 1997, it managed about $1.5 billion of capital, approximately 45 percent for Marsh & McLennan.

          > What's the outlook for the insurance program management and reinsurance broking operations?

            The merger has brought new opportunities for Seabury & Smith to expand its client services and leadership in the insurance program management market. Nearly everything Seabury & Smith does revolves around serving a large number of individuals and small corporations that share a need for insurance coverages. Program management revenues are increasing as employers offer more programs to their workforces, and as insurance companies look for expertise needed to market successfully to a wide array of organizations and affinity groups.

J&H Marsh & McLennan is the global risk and insurance services leader. In 1997, it derived half its operating income outside the United States.


[Pie chart depicting 1997 operating income for risk and insurance services by geographic region.]

United States:     50%
Europe:            35%
Canada              5%
Latin America:      5%
Asia Pacific/other: 5%

            As the leader in reinsurance intermediation, Guy Carpenter continues to deliver outstanding risk transfer solutions and professional client support services. In an environment marked by insurance company consolidations and declining reinsurance rates, Guy Carpenter has been aggressive in seeking new business and expanding the range of services it offers insurance and reinsurance companies. The company is noted for its innovative insurance and reinsurance programs and is expanding its specialty lines, including professional liability, medical malpractice, accident, life and health.

          > Given the relatively weak insurance pricing environment around the world, how will you grow your business?

            The abundance of both capacity and capital in the insurance industry has created a prolonged buyer's market for insurance, where clients have transferred risk at lower premium prices year after year. But insurance pricing affects different parts of our business in different ways. Our large risk management business is affected less directly by the prices at which insurance is placed than by our ability to provide clients with sophisticated advice and service. Pricing is much more of a factor in our business with middle-sized companies, which depend more specifically on our risk transfer capabilities. And, of course, we seek to increase profitability by improving productivity. We can grow in this expanding market by using our technological expertise to increase our number of clients.

          > What kind of earnings growth can J&H Marsh & McLennan produce in this type of market?

            A combination of factors should result in J&H Marsh & McLennan's solid earnings growth in this demanding environment: consistent delivery of value-added service to clients, new product development, the more efficient way we place business into insurance markets and vigorous new business creation. And for the next two years, cost-savings from the consolidation of our risk and insurance services operations will make a further contribution.

          > Why do you feel so confident about the future of J&H Marsh &
            McLennan?

            We believe that global demand for our professional services will continue to rise as organizations face larger and more complex risks. And we can see that the value of the broker's role is becoming better understood throughout the world. Privatization and the liberalization of restrictive government insurance regulations are also creating exciting opportunities for us. So we expect to find growing markets and increased market share as buyers embrace risk management and the broking intermediary function. They will benefit from the broker's ability to provide increased access to global markets, unbiased advice, sophisticated risk transfer solutions and service at competitive prices.

            The growth in world markets, our own rising productivity and the savings we expect to achieve through the consolidation of our risk and insurance services operations should lead to increasing earnings.

Risk & Insurance Services

Year              Revenue
             (in billions)

 93              $   1.79
 94                  1.89
 95                  1.96
 96                  1.91
 97                  2.79

Putnam has grown
at a faster rate than any other
large U.S. money manager
over the last decade.

[Abstract graphic introducing section on Investment Management]


                                     12 & 13

Investment Management

          > What's the long-term growth outlook for large U.S. professional money management firms?

            The U.S. money management industry has grown dramatically in the last decade and many factors support its continued expansion. Changing demographics and an aging population's concerns about retirement security have resulted in more people focusing on retirement savings than ever before. Total financial assets managed by the U.S. money management industry, which have grown more than sevenfold since 1980, could continue to increase at double-digit rates through the year 2000. The size of discretionary financial assets in the U.S. has grown in step, with more individuals investing in the financial markets, and choosing mutual funds as the preferred investment vehicle. Finally, the complexity and proliferation of investment products should lead more investors to seek the advice of professional money managers.

          > What is Putnam's position in the industry?

            Putnam is one of the largest and fastest growing money managers in the United States and continues to gain market share. Its assets under management have increased from $65 billion in 1992 to $235 billion in 1997, a compound annual growth rate of approximately 30 percent. This asset growth has resulted from record sales of mutual funds, strong equity markets and skillful investment performance. Putnam attracted $33 billion of net new money in 1997. Institutional assets under management grew 34 percent, with strong increases in both defined contribution and defined benefit plan business. Putnam now has over 100 mutual funds in a broad range of investment categories.

          > How did Putnam emerge as a leader in money management?

            Putnam has been a leader in investment management for more than 60 years,but it has been recast entirely in the last decade. Putnam first focused on building its size to be able to afford the investments necessary to achieve service, marketing and sales advantages. Next came diversification - building a broad array of investment products, not just a specialization in equities or fixed income. Distribution for mutual funds was organized by channel into brokers, financial institutions and financial planners to tailor programs by customer need. Building investment performance excellence has involved people, process and discipline, supported by quantitative tools.

          > What distinguishes Putnam from its competitors?

            Few investment managers approach the breadth of Putnam's product line. Putnam delivers investment management across stocks and bonds, global and U.S., aggressive and conservative. It takes a team approach to investing, is very good at communicating the strategy of each fund and delivering what each fund is designed to produce. Putnam's goal is not to be the

[Photo omitted]

[Photograph of A.J.C. Smith, Chairman of Marsh & McLennan Companies, Inc.]

[Graphic omitted]

[Smaller version of abstract graphic]

largest as defined by assets, but the best as defined by investment performance and customer service, and to be among the most profitable.

          > What about future growth?

            International business is a key growth area for Putnam. It is broadening the scope and range of its international products and service to equal what it has achieved on the domestic side. In 1997, it more than doubled the number of senior investment professionals in its international equity area, increased the breadth and depth of its international mutual funds and institutional products, and added important resources.

            Putnam also aims to consolidate its competitive status in the institutional defined contribution market, where it is among the top players. In the last two years, Putnam's defined contribution assets under management have nearly tripled.

          > What success has Putnam had in attracting funds outside North
            America?

            Putnam is enthusiastic about the strategic alliance it forged with Nippon Life in 1997, the world's largest life insurer and largest manager of Japanese pension assets. While Putnam will manage assets globally for Nippon, mostly non-Japanese securities, the main thrust of its strategy will be to develop products for Japanese institutional clients. Putnam has also made excellent progress in Italy, where it is the fastest growing mutual fund company with $1 billion under management, operating through a joint venture, secured by Putnam's partial ownership, with an Italian financial services organization. The European market is headed for continued expansion as pension reform sweeps the Continent and governments introduce legislation to promote private retirement programs.

          > What effect would a major decline in the U.S. equity market have on Putnam's earnings?

            Markets are unpredictable and corrections do occur. An equity market decline would have an inevitable impact on earnings, but its effect would depend on its extent and duration. In any market scenario, Putnam has positive attributes that come into play. It offers investment products that allow investors to diversify between stocks and bonds, domestically and internationally. The range and depth of Putnam's distribution, marketing and sales capabilities are directed toward bringing in net new sales. Finally, it can implement expense savings to mitigate some consequences of a market dislocation.

          > How are Putnam's mutual funds distributed?

            They are distributed through professional advisers - brokers, financial institutions (including banks) and financial planners. Putnam believes that individuals benefit from advice in making investment decisions, particularly when faced by a growing number of investment products. Also, in a society that is increasingly time-constrained, people often turn to experts, even in areas where they are knowledgeable.

            Putnam has successfully expanded its channels of distribution and is a sales leader in each. Just five years ago, its mutual funds were distributed primarily through securities brokers; today, sales are divided evenly among the three major channels. In 1997, Putnam was the leading fund family sold through brokers. It has been number one with banks over the last several years, having worked successfully to create that particular sales channel. And Putnam is a leading fund family offered through financial planners. It also distributes through brokers a 401(k) product geared to small companies and has been enormously successful in the variable annuity market.

          > What has been the progress of Putnam's institutional business?

            Putnam's institutional business is divided between defined benefit and defined contribution plans. Historically, Putnam's defined benefit business has been very strong, supported by excellent marketing and service capabilities. This

[Photo omitted]

[Photograph of A.J.C. Smith, Chairman of Marsh & McLennan Companies, Inc.]

Putnam's assets under management reached $235 billion in 1997. Mutual fund assets rose 36 percent and institutional assets grew 34 percent.

[Pie chart depicting breakdown of Putnam's 1997 assets under management:]

Funds Retail          69%
Defined Benefit       23%
Defined Contribution   8%
exceptional growth occurred during a period in the industry's history when competing investment management firms have seen this business decline. Defined benefit growth has slowed as equity market gains caused these plans to become fully funded, and as defined contribution plans have supplanted them. In addition, there has been a trend toward consolidation characterized by strength on the part of large, broad-based, multi-style firms such as Putnam, versus single-product firms. In the last five years, Putnam's defined benefit business has tripled.

            Putnam developed a parallel organization for large defined contribution plans, such as 401(k). It leveraged superb investor services capabilities that encompass state-of-the-art administration and recordkeeping to build its position in this growing market. Few defined contribution plan providers can match Putnam's array of investment options or its long-term investment performance.

          > What are some characteristics of Putnam's investor services?

            Putnam's investor services have repeatedly been recognized for excellence. In 1997, Putnam became the only company to win three Dalbar Service Awards for service to mutual fund investors, annuity contract holders and financial advisers. The award for service to mutual fund investors is Putnam's seventh in eight years.

            Putnam continues to invest in systems that deliver information and services with speed and accuracy. It provides investor services through three separate facilities in the Boston area and has one of the largest image processing facilities in the world. As Putnam has grown, so has the volume of requests and transactions it handles. Putnam receives about 15,000 telephone calls a day from plan participants and mutual fund shareholders. Each call is answered promptly by a person, not a machine. Putnam processed over 36 million transactions for 9 million individual shareholders in 1997. Services like these have added value to Putnam's products and have helped create shareholder loyalty.

          > Why did Putnam adopt a private equity program in 1997?

            Putnam has built its success on the strengths of its people. Its extraordinary growth has made attracting and retaining talented professionals a management priority. Last year we introduced a private equity program that created nonvoting shares in Putnam, which are being used to recruit key employees and reward professionals for extraordinary performance. The shares and options will vest after a number of years. They are tied to earnings and align the interests of management with Marsh & McLennan Companies' shareholders.

          > Can you expand on the relationship between Putnam and Marsh &
            McLennan Companies and how it has been beneficial to both entities?

            Putnam has been a success story ever since we acquired it in 1970. Under Lawrence J. Lasser's leadership, it has grown at a faster rate than any other large U.S. money manager over the last decade. This superb performance has benefited our shareholders and has been a primary driver of earnings growth in recent years.

            In Marsh & McLennan Companies' role as the manager of professional services businesses, we have helped shape Putnam's strategy. That has included decisions about staffing at senior levels, allocating the capital resources Putnam has needed to increase distribution and supporting the entrepreneurial, innovative environment in which Putnam has thrived. The association between Marsh & McLennan Companies and Putnam has been very successful.

[The following table was represented as a bar chart in the original]

Year      Investment Management
               Operating Income
                   (in millions)

 93                    $  169.3
 94                       208.2
 95                       243.5
 96                       337.8
 97                       462.8

The growing need for organizations
to obtain objective, specialist advice
on complex issues will benefit Mercer.

[Abstract graphic introducing section on consulting]


                                     18 & 19

Consulting

[Smaller version of abstract graphic.]

          > Mercer Consulting Group is a global consulting leader and demand for its services is increasing throughout the world. What is driving growth in consulting?

            The market for all types of consulting is strong, including the areas where Mercer Consulting Group specializes - human resource, strategy, operations and economic consulting. Trends fueling this growth include global competition, rapid change, deregulation and privatization and the need of organizations to obtain objective, top-notch advice on major decisions. As consultants, we offer broad experience and specialist expertise not easily developed and retained internally by client companies. We bring these strengths to bear on client problems in ways that are cost-effective, timely and deliver significant bottom-line benefit to the client.

            Beyond the trends powering consulting growth generally, employers' growing need to identify, retain and motivate employees in the face of tight markets for skilled labor is a particular boost for our human resource consulting business. And government-sponsored retirement and other benefit programs are under pressure from demographic changes globally, creating challenges and opportunities in the private sector.

           > What is Mercer's position in the consulting industry?

            We have three consulting entities. William M. Mercer is the leading firm globally in the field of human resource consulting. Mercer Management Consulting has rapidly gained a reputation as the strategy consulting business' most promising newcomer based on its innovative approaches to creating shareholder value. And National Economic Research Associates (NERA) is the leading firm of consulting economists. In total, Mercer is located in 108 cities in 27 countries. Over the last ten years, its revenues have grown at a compound annual rate of 11 percent.

          > What is your plan for building Mercer Management Consulting?

            Mercer Management Consulting has been in operation for less than ten years. So, while a leader in terms of its intellectual capital, it will take time for Mercer Management to achieve the scale and reputation it needs for market leadership. We expect to close that gap in the same way as we have done in our other businesses, by a combination of organic growth, selective acquisitions and delivery of excellent work. We recently acquired the Boston-based strategy firm of Corporate Decisions, Inc.; its approach to growth-driven value fits our own perfectly.

          > What is the earnings outlook for the Mercer organization as a whole?

            The market for consulting services is large and, more important, it is growing at a double-digit rate. Our geographic spread and global reputation position us well to continue to grow quickly and gain market share. The investment made in outsourcing over the past five years has now leveled off, which we expect will lead to further margin improvement.

            We are confident about Mercer's prospects for the future. The company posted a 24 percent increase in earnings in 1997, and we expect strong earnings in 1998 through a combination of revenue growth and margin improvement.

          > What are Mercer's plans for growth?

            Peter Coster, who leads Mercer Consulting Group, believes that client selection is a key element in Mercer's increasing profitability. He has encouraged our professionals to seek clients who partner with consultants in ongoing, long-term relationships. We can deliver much higher added-value where we have such a relationship, and this affects favorably our bottom line and that of our clients. Historically, Mercer's geographic strength has been in the large English-speaking countries. In recent years, we have made substantial investment in establishing businesses in Continental Europe, Latin America and Asia. Our progress to date has been remarkable, and we look forward to high rates of profitable growth in these regions. In terms of practices, we see excellent growth opportunities in all areas of our business.

          > What are the elements of Mercer's strategy?

            We will focus on high value-added advice-giving, expanding geographically to meet our clients' needs and to take advantage of attractive emerging economies. In all major geographies and practice areas, our goal is to be a recognized market leader based on a reputation for depth of intellectual capital - the combination of our peoples' skills, knowledge and experience - and a client list that includes global as well as leading domestic organizations.

          > What about Mercer's intellectual capital?

            Developing innovative, research-based approaches to client problems and efficiently translating these approaches across the firm and into the marketplace are crucial to our future success. In recent years, we established a practice-based infrastructure in all our businesses to stimulate creativity, identify and fund the most promising ideas and see that fresh thinking is brought to market quickly. Our objective-setting and compensation systems for our people ensure that innovation is appropriately recognized and rewarded. And we have broken down geographic boundaries to ensure that the best combination of talent is brought to each assignment.

          > Can you give us examples of how Mercer is pursuing intellectual capital leadership?

            At William M. Mercer, we have conducted extensive research on the correlation between bottom-line financial results and human resource practices. We are thus able to help clients make human resource decisions in a more rigorous, fact-based way. Our research reveals large differences in employee productivity within industries, even among firms with similar capital structures and technology. We have developed tools and modeling methods to help identify what drives productivity. The methodology goes well beyond industry benchmarking, which can only reveal what the industry as a whole or the most successful companies do; our methods drill down to evaluate the practices of the client company individually.

            Mercer Management Consulting is aggressively pursuing its intellectual capital leadership in the area of shareholder value growth. Based upon our research on over 1,000 major corporations, we have established that sustainable profitable

[Photo omitted]

[Photographs of A.J.C. Smith, Chairman of Marsh & McLennan Companies, Inc.]

While Mercer's pension and retirement consulting practice continues to show robust growth, its other practices now represent 57 percent of revenues.

[Pie chart of Mercer's 1997 revenue by practice area:]

Pension & Retirement           43%
Management Consulting          17%
Health Care                    17%
Compensation & Communication   11%
Economic/Other                 12%
growth is independent of the traditional corporate yardsticks of GDP and industry growth, market share and size of company. Our research shows that organizations aligned to customer priorities and customer value achieve above-average shareholder returns over the long term. Ongoing research has deepened our understanding of profitable growth by identifying the business design factors that shift shareholder value within and across industries. As a result of this research, we have developed a proprietary database and business design methodology to assist clients in capturing value in dynamic industry environments.

            NERA has created models to help telecommunications clients value and bid successfully for wireless telephone franchises. It has also devised game-theoretic methods for energy-sector clients to determine price and production levels in markets newly opened to competition.

          > How does employee benefits administration outsourcing fit into Mercer's strategy?

            William M. Mercer has long helped clients in administering their benefit plans, and we continue to do so around the world. In recent years, especially in the U.S., employers have shown increasing interest in seeking integrated solutions for administering human resource, payroll and benefits programs. They seek to give employees immediate access to information and transactional capabilities while focusing their own efforts on their core businesses. Mercer, which had been investing heavily to develop outsourcing technology, decided in 1997 to team with an organization with a long track record in building and maintaining transactional services for employers and their employees. Early in October, we formed an alliance with Automatic Data Processing, Inc. to provide a full range of employee benefits administration services. We believe our arrangement with ADP, named the Administrative Solutions Group, will provide a unique level of service, backed by the combined skills of the world's leading human resource consultant and one of the largest computing services firms in the world.

          > Are there opportunities for synergies between Mercer's human resource, strategy and economic consulting areas?

            In its work with clients, Mercer often finds that many sound business strategies fail at the implementation stage, mostly because a company's employees tend to undermine any strategy they don't understand or support. Mercer is uniquely positioned as the only consulting firm with world-class expertise in both strategy and human resources, and we are able to bring these together to improve client success in implementing strategic change.

            We are very optimistic about our position in the consulting universe. Mercer has the potential for strong revenue and profit growth supported by its continued global development, excellent client relationships, technology and support systems, and the fact that it is continually improving its intellectual capabilities by investing in its people.

Year         Consulting
                Revenue
          (in billions)

 93              $0.85
 94               0.93
 95               1.06
 96               1.16
 97               1.34

Marsh & McLennan Companies Worldwide

            Risk and Insurance Services

J&H Marsh & McLennan, Inc. is the world leader in insurance broking, reinsurance broking and insurance program management for business, professional, institutional and public-entity clients. Insurance broking is conducted under the name J&H Marsh & McLennan and includes the total range of services to identify, value, control, transfer and finance risk. Worldwide reinsurance broking advice and services for insurance and reinsurance companies are provided through Guy Carpenter & Company, Inc. The company structures and places reinsurance coverage and other risk-transfer financing with reinsurance firms and capital markets worldwide. Insurance program management and underwriting management services in North America and the United Kingdom are provided through Seabury & Smith, Inc., which designs and administers specialized systems-driven insurance programs.

Marsh & McLennan Risk Capital Corp. originates, structures and manages insurance and related industry investments and provides advisory services on a global basis.

            Investment Management

Putnam Investments, Inc., one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages more than 100 mutual funds, has nearly 700 institutional clients and 9 million individual shareholders. It had more than $235 billion in assets under management at year-end 1997.

            Consulting

Mercer Consulting Group, Inc., one of the largest consulting firms in the world, provides advice and services to the managements of organizations. William M. Mercer Companies LLC is a market leader in human resources, employee benefits and compensation consulting. Mercer Management Consulting, Inc. is a leader in helping enterprises achieve sustained shareholder value growth through business design. National Economic Research Associates, Inc. (NERA), the leading firm of consulting economists, specializes in providing solutions to problems involving competition, regulation, finance and public policy.

                              Financial Contents


                                                                           Page

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                       26

Consolidated Statements of Income                                           34

Consolidated Balance Sheets                                                 35

Consolidated Statements of Cash Flows                                       36

Consolidated Statements of Stockholders' Equity                             37

Notes to Consolidated Financial Statements                                  38

Report of Management                                                        52

Report of Independent Auditors                                              52

Selected Quarterly Financial Data and Supplemental Information (Unaudited)  53

Ten-Year Statistical Summary of Operations                                  54

                Marsh & McLennan Companies, Inc. and Subsidiaries

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

General

Marsh & McLennan Companies, Inc. and Subsidiaries (the "Company") is a professional services firm providing risk and insurance services, investment management and consulting. More than 36,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

This management's discussion and analysis of financial condition and results of operations contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Cautionary Language Regarding Forward-Looking Information" on the inside back cover page of this annual report.

The consolidated results of operations follow:

================================================================================
(In millions, except per share figures)       1997           1996           1995
--------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services              $ 2,788.4      $ 1,907.3      $ 1,963.9
Investment Management(a)                   1,882.4        1,337.5          917.0
Consulting                                 1,337.8        1,159.2        1,056.4
--------------------------------------------------------------------------------
                                           6,008.6        4,404.0        3,937.3
--------------------------------------------------------------------------------
Expense:
Compensation and Benefits                  3,044.1        2,204.3        1,948.8
Other Operating Expenses(a)                1,922.9        1,425.0        1,293.6
Special Charges, net                         296.8           59.4             --
--------------------------------------------------------------------------------
                                           5,263.8        3,688.7        3,242.4
--------------------------------------------------------------------------------
Operating Income                         $   744.8      $   715.3      $   694.9
================================================================================
Net Income                               $   399.4      $   459.3      $   402.9
================================================================================
Net Income Per Share:
   Basic(b)                              $    2.45      $    3.17      $    2.76
================================================================================
   Diluted(b)                            $    2.39      $    3.12      $    2.73
================================================================================
Average Number of
   Shares Outstanding:
   Basic(b)                                  163.0          144.8          145.8
================================================================================
   Diluted(b)                                167.2          147.4          147.4
================================================================================
(a) In accordance with industry practice, the investment management segment has restated both revenue and expense for prior periods by identical amounts to reclassify certain commission expenses.
(b) Restated to reflect the two-for-one stock split in the form of a 100% stock distribution issued on June 27, 1997.

The Company has reflected its business combination with Johnson & Higgins ("J&H"), completed on March 27, 1997, in its results of operations beginning with the second quarter of 1997.

Revenue, derived mainly from commissions and fees, rose 36% from 1996 primarily reflecting the impact of the combination with J&H and the acquisition of Compagnie Europeenne De Courtage d'Assurances et de Reassurances ("CECAR") in January 1997. Excluding acquisitions and dispositions, revenue grew approximately 14% over 1996, principally due to a 41% increase in the investment management segment attributable to higher assets under management. In addition, a higher level of services provided in the retirement consulting area contributed to a 10% growth in revenue from the Company's consulting segment.

In 1996, revenue increased 12% over 1995. Adjusting both 1996 and 1995 to reflect the disposition of The Frizzell Group Limited ("Frizzell"), a U.K.-based insurance program management firm that was sold in June 1996, revenue grew 14% from 1995 primarily due to a 46% increase in the investment management segment, largely attributable to higher assets under management. In addition, increased demand for the Company's consulting services resulted in 10% revenue growth for that segment. Risk and insurance services revenue declined 3% due to the sale of Frizzell. Excluding the impact of Frizzell, insurance services revenue increased 1% in 1996 reflecting growth in insurance broking and insurance program management, offset, in large part, by a decline in reinsurance broking revenue.

Expenses increased 43% over 1996 primarily due to the combination with J&H, the acquisition of CECAR, and special charges totaling $296.8 million. The special charges for 1997 include $213.3 million of merger costs predominantly related to the combination with J&H, a charge of $68.5 million related to London real estate and $15.0 million for the disposal of certain EDP assets. Of the total $296.8 million special charges, $272.6 million is applicable to risk and insurance services, $21.4 million relates to consulting and $2.8 million is recorded in General Corporate. The net impact of the special charges was $192.9 million after tax, or $1.15 per diluted share.

The merger costs primarily reflect personnel related costs principally involving severance and associated benefits for staff reductions and relocations ($119.9 million), costs for real estate and systems consolidations ($75.9 million) and other integration costs of $17.5 million. Substantially all severance is expected to be paid no later than June 30, 1998. The total amount remitted to the Company's former employees amounted to $51.8 million in 1997.

The gross annual integration savings should approximate $200 million by the end of 1999, most of which will result from reduced compensation and benefits expense reflecting the elimination of approximately 2,200 positions and lower facilities costs reflecting the consolidation of offices, primarily in the United States. Net annual savings are expected to be approximately $125 million by 1999 after giving effect to incremental goodwill amortization and near-term higher integration related spending on technology and systems.


                                   ----------

Excluding acquisitions, dispositions, and the special charges, expenses grew 12% mostly as a result of staff growth in the investment management and consulting segments as well as higher incentive compensation levels in the investment management segment commensurate with very strong operating performance. Client service related costs for investment management also increased resulting from the higher level of business activity.

Expenses increased 14% in 1996 compared with 1995. Included in 1996 were special charges totaling $92.6 million which related to real estate matters, integration of the Company's worldwide risk and insurance services operations, goodwill write-offs, a provision related to the Lloyd's Reconstruction and Renewal Plan and certain office closings. These charges were offset, in part, by a gain of $33.2 million on the Company's sale of Frizzell in June 1996. Of the net $59.4 million special charge, $49.4 million was applicable to insurance services, $8.5 million related to consulting and $1.5 million was recorded in General Corporate.

Excluding the net special charges and the effect of only one half-year of Frizzell, expenses increased 14% primarily due to increased incentive compensation levels especially within investment management. Volume-related costs, particularly those associated with higher staff levels, grew for both investment management and consulting as a result of the increased level of business activity.

Net income for 1996 includes a tax adjustment that reduced the income tax provision by $40 million. The tax adjustment primarily related to the permanent deployment of funds outside the United States in a tax-efficient manner and favorable state and local tax developments in the U.S. The net impact of the tax adjustment and the net special charges described above increased earnings per share by $.02 for the year.

The translated values of revenue and expense from the Company's international insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. However, the net impact of these fluctuations on the Company's results of operations has not been material.

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which is effective for annual and interim periods ending after December 15, 1997. In accordance with this statement, the required basic and diluted earnings per share figures are included on the face of the income statement.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," both of which are effective for fiscal years beginning after December 15, 1997. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. The Company will adopt these disclosure standards in 1998.

Risk and Insurance Services

Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients; commissions and fees paid by insurance and reinsurance companies; interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds; and placement services revenues earned from carriers.

Revenue generated by risk and insurance services is fundamentally derived from the value of service provided to clients and markets, and is affected by premium rate levels in the property and casualty insurance markets and available insurance capacity because compensation is frequently related to the premiums paid by insureds. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by interest rates for fiduciary funds.

The Company has been instrumental in the formation of several substantial insurance and reinsurance entities. Marsh & McLennan Risk Capital ("MMRC") is also an adviser to The Trident Partnership L.P., an independent private investment partnership formed in 1994 to invest selectively in the global insurance and reinsurance industry, and Risk Capital Reinsurance Company, a U.S. reinsurer formed in 1995 to provide traditional and other kinds of reinsurance, both on a stand-alone basis and as part of integrated capital solutions for insurance companies. Through MMRC, the Company receives compensation in various forms including fees, royalties and dividends, as well as appreciation that has been realized on sales of the Company's holdings in insurance and related industry entities. These amounts are reflected within the insurance services segment in the applicable line of business to which they apply.

The results of operations for the Company's risk and insurance services segment are presented below:

================================================================================
(In millions of dollars)                         1997         1996         1995
--------------------------------------------------------------------------------
Revenue:
Insurance Broking                            $2,125.0     $1,321.3     $1,260.0
Reinsurance Broking                             293.1        258.5        295.1
Insurance Program Management                    259.5        233.6        306.1
Interest Income on Fiduciary Funds              110.8         93.9        102.7
--------------------------------------------------------------------------------
                                              2,788.4      1,907.3      1,963.9
--------------------------------------------------------------------------------
Expense:
Operating Expenses                            2,292.8      1,544.2      1,574.7
Special Charges, net                            272.6         49.4           --
--------------------------------------------------------------------------------
                                              2,565.4      1,593.6      1,574.7
--------------------------------------------------------------------------------
Operating Income(a)                          $  223.0     $  313.7     $  389.2
================================================================================
Operating Income Margin(a)                        8.0%        16.4%        19.8%
================================================================================
(a) Excluding special charges, operating income would have been $495.6 million and $363.1 million and operating income margin would have been 17.8% and 19.0% in 1997 and 1996, respectively.


                                   ----------

Insurance Broking Revenue

Insurance broking services are provided to clients primarily in connection with risk management and the insurance placement process and involve analyzing various types of property and liability loss exposures including large and complex risks that require access to world insurance markets. Services include insurance broking activities and professional consulting services on risk management issues, including risk analysis, coverage requirements, self insurance and alternative insurance and risk financing methods, as well as claims collection, injury management and loss prevention. Insurance placement services include the placement of insurance coverages with insurers worldwide, sometimes involving other intermediaries.

Insurance broking revenue, received from a predominantly corporate clientele, increased 61% in 1997 primarily due to the J&H and CECAR transactions. Excluding acquisitions, revenue increased approximately 3%. Client revenue rose due to net new business development partially offset by declines in commercial property and casualty premium rates.

In 1996, insurance broking revenue increased 5% over 1995 levels. Client revenue rose primarily due to an increase in new business in the United States and Europe offset by declines in commercial property and casualty premium rates worldwide. Global specialty lines of coverage, including financial services, marine and energy, and aviation also experienced strong new business levels.

Reinsurance Broking Revenue

Reinsurance broking services involve acting as an intermediary for insurance and reinsurance organizations on all classes of reinsurance. The intermediary assists the insurer by providing advice, placing reinsurance coverage with reinsurance organizations located around the world, placing risk transfer financing with capital markets, and furnishing related services such as actuarial, financial and regulatory consulting, portfolio analysis and catastrophe modeling. Generally, the purpose of reinsurance is to spread the risk of primary insurance or the reinsurance thereof to lessen the concentration of risk with any one insurance or reinsurance company.

Reinsurance broking revenue increased 13% in 1997 primarily due to the combination with J&H. Excluding acquisitions, client revenue fell 2% compared with the prior year reflecting reduced demand for reinsurance resulting from continued insurance company consolidations, higher risk retentions by ceding insurance companies and the impact of lower premium rates offset, in part, by new business.

Reinsurance broking revenue in 1996 declined 12% compared with 1995. This decline was primarily due to reduced demand for reinsurance resulting from the consolidation among various U.S. and U.K. insurance companies, reduced reinsurance demand due to higher risk retentions by ceding insurance companies and the impact of lower property catastrophe premium rates.

Insurance Program Management Revenue

Seabury & Smith, the Company's insurance program management operation, primarily designs, places and administers life, health, accident, disability, automobile, homeowners and professional liability and other insurance programs primarily on a group marketing basis to individuals, businesses and their employees, and associations and other affinity groups and their members in the United States and Canada. In addition, it provides underwriting management services to insurers in the United States, Canada and the United Kingdom, primarily for professional liability coverages.

Insurance program management revenue increased 11% from 1996 reflecting the J&H combination and the acquisition of Albert H. Wohlers & Co. in May 1997, offset, in part, by the sale of Frizzell in 1996. Excluding the net impact of acquisitions and dispositions, revenue for Seabury & Smith increased 6% from 1996. This growth was largely due to increased insurance placed on behalf of small businesses and new business associated with a marketing program for the American Association of Retired Persons.

In 1996, insurance program management revenue decreased 24% due to the sale of Frizzell. Revenue for Seabury & Smith, which comprised the whole of program management subsequent to the sale of Frizzell, increased 6%. This growth was largely the result of increased services provided to corporations and institutions and their employees, along with increased insurance placed on behalf of small businesses.

Interest Income on Fiduciary Funds

Interest income on fiduciary funds increased 18% largely due to the combination with J&H and the CECAR acquisition. Excluding acquisitions, interest income on fiduciary funds decreased approximately 2%. In 1996, interest income on fiduciary funds decreased 9% due to generally lower average short-term interest rates worldwide.

Operating Expense

Risk and insurance services operating expenses increased 48% primarily due to the impact of acquisitions. Excluding acquisitions and dispositions, operating expenses increased approximately 1% from 1996. The Company expects that its level of spending on systems and technology will increase in 1998 as a consequence of the integration process with J&H.

In 1996, risk and insurance services operating expenses decreased 2% from 1995. Excluding the impact of Frizzell, expenses increased 2% reflecting normal salary progressions.

Special Charges, net

During 1997, the risk and insurance services segment recorded special charges totaling $272.6 million representing $189.1 million of merger costs predominantly related to the combination with J&H, a charge of $68.5 million related to London real estate and $15.0 million related to the disposal of certain EDP assets.


                                   ----------

The merger costs reflect personnel related costs primarily involving severance and associated benefits for staff reductions and relocations ($105.0 million), costs for real estate and systems consolidations ($70.8 million) and other integration costs of $13.3 million. The charge for London real estate relates to the consolidation of various back-office operations into one central site outside of the City of London and the razing and redevelopment of the Company's London building. The disposition of EDP assets relates primarily to the disposal of personal computers and associated software as part of the Company's adoption of a global distributed-technology platform. Excluding the impact of the special charges, the margin for insurance services was 17.8%.

During 1996, the Company completed the sale of Frizzell for approximately $290 million which resulted in a $33.2 million pretax gain. In addition, pretax charges aggregating $82.6 million were also recorded in the insurance services segment representing a provision of approximately $31 million for U.K. real estate; $17 million for costs related to the integration of the Company's worldwide insurance services operations; $17 million for goodwill write-offs; $15 million related to the Lloyd's Reconstruction and Renewal Plan; and $3 million for office closings. Excluding the impact of the Frizzell gain and the special charges, the margin for insurance services was 19.0%.

The results of operations for the Company's risk and insurance services segment by geographic area are presented below:

================================================================================
(In millions of dollars)                       1997          1996          1995
--------------------------------------------------------------------------------
Revenue:
United States                            $  1,635.5    $  1,025.3    $  1,006.9
Europe                                        878.5         696.1         784.0
Canada                                        109.8          96.4          93.9
Pacific Rim and Other                         164.6          89.5          79.1
--------------------------------------------------------------------------------
                                         $  2,788.4    $  1,907.3    $  1,963.9
================================================================================
Operating Income:
United States(a)                         $    103.8    $    155.6    $    186.9
Europe(a)                                      61.9         111.9         155.5
Canada(a)                                      12.7          27.0          25.9
Pacific Rim and Other(a)                       44.6          19.2          20.9
--------------------------------------------------------------------------------
                                         $    223.0    $    313.7    $    389.2
================================================================================
(a) Excluding special charges, operating income would have been $246.2 million and $179.2 million in the United States, $175.6 million and $135.7 million in Europe, $26.9 million and $27.0 million in Canada, $46.9 million and $21.2 million in the Pacific Rim and Other, and risk and insurance services in total would have been $495.6 million and $363.1 million in 1997 and 1996, respectively.

The decline in 1997 operating income in the United States, Europe and Canada reflects the effect of the special charges partially offset by the combinations with J&H and CECAR.

The sale of Frizzell caused a decline in both revenue and operating income in Europe in 1996. Operating income also declined in Europe as a result of the special charges recorded which primarily related to the U.K. The decline in operating income in the United States reflects reduced reinsurance broking income due to lower revenues, as well as the impact in the U.S. of the special charges.

Investment Management

The Company's investment management and related services, which are performed principally in the United States, are provided primarily under the "Putnam" name. The services include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding media for variable insurance contracts. Investment management services are also provided to corporate profit-sharing and pension funds, state and other government and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.) and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. In addition, Putnam provides administrative and trustee (or custodial) services for employee benefit plans (in particular 401(k) plans), IRA's and other clients for which it receives compensation pursuant to service and trust or custodian contracts. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Nearly all of Putnam's mutual funds are available with a contingent deferred sales charge in lieu of a front-end load.

Putnam's revenue is derived primarily from investment management fees received from the Putnam Funds and institutional accounts. Fees paid by the Funds are approved annually by the trustees or shareholders of the Funds and are charged at various rates depending on the individual mutual fund or account and are usually based upon a sliding scale in relation to the level of assets under management and, in certain instances, are also based on investment performance. The management of Putnam and the trustees of the funds regularly review the fund fee structure in light of fund performance, the level and range of services provided, industry conditions and other relevant factors. Putnam also receives compensation for providing certain shareholder and custody services.

The results of operations for the Company's investment management segment are presented below:

================================================================================
(In millions of dollars)                    1997           1996           1995
--------------------------------------------------------------------------------
Revenue                                 $1,882.4       $1,337.5       $  917.0
Expense                                  1,419.6          999.7          673.5
--------------------------------------------------------------------------------
Operating Income                        $  462.8       $  337.8       $  243.5
================================================================================
Operating Income Margin                     24.6%          25.3%          26.6%
================================================================================


                                   ----------

Revenue

Putnam's revenue increased 41% in 1997 reflecting record growth in the level of average assets under management on which management fees are earned. Strong mutual fund sales and significantly higher equity market valuations contributed to the higher asset level.

In accordance with industry practice, the investment management segment has restated both revenue and expense for prior periods by identical amounts to reclassify certain commission expenses.

Putnam's revenue increased 46% in 1996 reflecting exceptional growth in the level of assets under management. The higher asset level reflected a substantial increase in the level of mutual fund sales, higher equity market valuations and new 401(k) business.

Expense

Putnam's expenses increased 42% in 1997 reflecting the effect of staff growth to support new business, increased incentive compensation levels commensurate with very strong operating performance and increased client service-related costs, including a new service center, resulting from the higher level of business activity.

Putnam's expenses rose 48% in 1996 reflecting the effect of significantly higher incentive compensation levels, staff growth to support new business, increased costs resulting from the higher level of business activity, and expanding client needs.

Year-end and average assets under management are presented below:

================================================================================
(In billions of dollars)                              1997       1996       1995
--------------------------------------------------------------------------------
Mutual Funds:
Domestic Equity                                     $119.0     $ 80.0     $ 46.8
Taxable Bond                                          35.6       29.9       26.0
Tax-Free Income                                       16.5       16.4       16.9
International Equity                                  10.9        7.5        3.7
--------------------------------------------------------------------------------
                                                     182.0      133.8       93.4
--------------------------------------------------------------------------------
Institutional Accounts:
Fixed Income                                          21.8       19.1       19.0
Domestic Equity                                       21.4       14.0        8.9
International Equity                                   9.9        6.5        4.4
--------------------------------------------------------------------------------
                                                      53.1       39.6       32.3
--------------------------------------------------------------------------------
Year-end Assets                                     $235.1     $173.4     $125.7
================================================================================
Average Assets                                      $205.8     $148.5     $109.2
================================================================================

Assets under management are affected by fluctuations in domestic and international bond and stock market prices and by the level of investments and withdrawals for current and new fund shareholders and clients. They are also affected by investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions and changes in the investment patterns of clients. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

Putnam provides individual and institutional investors with a broad range of equity and fixed income investment products and services designed to meet varying investment objectives and which affords its clients the opportunity to allocate their investment resources among various alternative investment products as changing worldwide economic and market conditions warrant.

At the end of 1997, assets held in equity securities represented 69% of assets under management, compared with 62% in 1996 and 51% in 1995, while investments in fixed income products represented 31%, compared with 38% last year and 49% in 1995.

Consulting

The Company provides consulting services to a predominantly corporate clientele from locations around the world, primarily in the areas of human resources and employee benefit programs, including retirement, health care, and compensation; and general management consulting, which comprises strategy, operations and marketing. The Company also provides economic consulting and analysis.

Revenue in the consulting business is affected by changes in clients' industries including government regulation, as well as new products and services, the stage of the economic cycle and broad trends in the management of large organizations.

The results of operations for the Company's consulting segment are presented below:

================================================================================
(In millions of dollars)                         1997         1996         1995
--------------------------------------------------------------------------------
Revenue                                      $1,337.8     $1,159.2     $1,056.4
--------------------------------------------------------------------------------
Expense:
Operating Expenses                            1,189.4      1,039.8        947.7
Special Charges                                  21.4          8.5           --
--------------------------------------------------------------------------------
                                              1,210.8      1,048.3        947.7
--------------------------------------------------------------------------------
Operating Income(a)                          $  127.0     $  110.9     $  108.7
================================================================================
Operating Income Margin(a)                        9.5%         9.6%        10.3%
================================================================================
(a) Excluding special charges, operating income would have been $148.4 million and $119.4 million and operating income margin would have been 11.1% and 10.3% in 1997 and 1996, respectively.

Revenue

Consulting services revenue increased 15% in 1997 reflecting the J&H combination as well as an increase in the level of services provided partially offset by the transfer of certain business lines as part of a strategic alliance with Automatic Data Processing, Inc., which became effective October 1997. Adjusting for the impact of acquisitions and dispositions, Consulting's revenue increased approximately 10% in 1997. Retirement consulting revenue, which represented 43% of the consulting segment, grew 10% over 1996 reflecting higher worldwide request for services. In addition, revenue rose 24% in the global compensation practice, 8% in general management consulting and 1% in health care consulting in 1997.


                                   ----------

In 1996, consulting services revenue increased 10% from 1995. Retirement consulting revenue, which represented 43% of the consulting segment, grew 9% in 1996 reflecting higher demand in the United States, Europe and Latin America. Revenue rose 14% in the global compensation practice, 10% in health care consulting and 7% in general management consulting in 1996.

Operating Expense

Consulting services operating expenses increased 14% in 1997. Excluding acquisitions and dispositions, expenses increased approximately 9% reflecting normal salary progressions, the impact of staff growth to support new business and investments in information technology systems and networks.

Consulting services operating expenses increased 10% in 1996 compared with 1995 primarily reflecting staff growth to support new business, higher incentive compensation and normal salary progressions.

Special Charges

During 1997, the consulting segment recorded special charges of $21.4 million representing costs associated with the combination with J&H. The merger costs primarily reflect severance and related benefits for staff reductions and relocations ($14.7 million), costs for real estate and systems consolidations ($5.1 million) and other integration costs of $1.6 million. Excluding the impact of the special charges, the margin for consulting services was 11.1%.

In 1996, pretax charges of $8.5 million were recorded in the consulting segment reflecting a provision of approximately $6 million for office realignments and consolidations and $2.5 million for a U.K. real estate matter. Excluding the impact of the special charges, the operating income margin for consulting services was 10.3%.

The results of operations for the Company's consulting segment by geographic area are presented below:

================================================================================
(In millions of dollars)                          1997         1996         1995
--------------------------------------------------------------------------------
Revenue:
United States                               $    823.1   $    707.2   $    645.0
Europe                                           318.8        264.8        240.6
Canada                                           104.5        101.6         90.4
Pacific Rim and Other                             91.4         85.6         80.4
--------------------------------------------------------------------------------
                                            $  1,337.8   $  1,159.2   $  1,056.4
================================================================================
Operating Income:
United States(a)                            $     60.9   $     69.6   $     60.4
Europe(a)                                         41.5         24.2         33.9
Canada(a)                                         15.8         15.5         11.5
Pacific Rim and Other                              8.8          1.6          2.9
--------------------------------------------------------------------------------
                                            $    127.0   $    110.9   $    108.7
================================================================================
(a) Excluding special charges, operating income would have been $80.9 million and $75.6 million in the United States, $41.5 million and $26.7 million in Europe, $17.2 million and $15.5 million in Canada, and consulting in total would have been $148.4 million and $119.4 million in 1997 and 1996, respectively.

The decline in 1997 operating income in the United States reflects the effect of the special charges. European results were positively impacted by the expansion of retirement and general management consulting. The improvement in Pacific Rim and Other reflects growth primarily in Australia and Latin America.

In 1996, the European results for the consulting segment reflect the impact of investments made in information technology, the expansion of retirement consulting, and fee pressure in an expanding but competitive market for general management consulting. Canadian results reflect improved market conditions coupled with continued expense controls.

Interest

Interest income earned on corporate funds increased to $24.0 million in 1997 compared with $14.3 million in 1996 due, in large part, to the J&H combination. Interest expense increased to $106.4 million in 1997 from $61.6 million in 1996 as a result of increased bank borrowings used to finance the acquisitions of J&H and CECAR as well as the assumption of J&H's long-term debt.

Interest income earned on corporate funds declined to $14.3 million in 1996 compared with $17.7 million in 1995 primarily due to generally lower yields worldwide. Interest expense decreased to $61.6 million in 1996 from $62.8 million in 1995. This decline was due to lower average interest rates on commercial paper borrowings. The average level of commercial paper borrowings was slightly higher than 1995 principally due to the funding of Putnam's prepaid dealer commissions and the cash outflows associated with the Company's share repurchases, which was offset in large part by the cash proceeds realized on the sale of Frizzell.

Income Taxes

The Company's consolidated tax rate was 39.70% of income before income taxes in 1997. Excluding the tax effect of the special charges, the underlying tax rate was 38.25%. In 1996 the underlying rate was 37.25% (prior to the tax adjustment described below), compared with 38.0% in 1995. Comparing the underlying tax rates, the increase in the 1997 tax rate is largely attributable to the nondeductibility of goodwill associated with the J&H acquisition. The overall tax rates are higher than the U.S. federal statutory rate primarily because of provisions for state and local income taxes.

In 1996, the Company recorded a tax adjustment that reduced the income tax provision by $40 million. The tax adjustment primarily related to the permanent deployment of funds outside the United States in a tax-efficient manner and favorable state and local tax developments in the U.S. The reductions in the 1996 tax rate reflected the implementation of tax minimization strategies primarily relating to the Company's non-U.S. operations.


                                   ----------

Liquidity and Capital Resources

The Company's cash and cash equivalents aggregated $424.3 million at the end of 1997, an increase of $124.7 million from the end of 1996.

Operating Cash Flows

The Company generated $415.4 million of cash from operations in 1997 compared with $316.5 million in 1996. These amounts reflect the net income earned by the Company in those years adjusted for non-cash charges and working capital changes. Included in the cash flow from operations are the net cash requirements of Putnam's prepaid dealer commissions, which amounted to $139.7 million in 1997 compared with $338.7 million in 1996. The current portion of these prepaid dealer commissions, amounting to $283.0 million and $222.8 million at December 31, 1997 and 1996, respectively, is included in other current assets in the Consolidated Balance Sheets. The long-term portion amounting to $756.1 million and $676.6 million at December 31, 1997 and 1996, respectively, is included in other assets in the Consolidated Balance Sheets. The tax benefit associated with these prepaid dealer commissions is recorded as a deferred tax liability.

The increase in accrued compensation and employee benefits in 1997 was caused principally by significantly higher incentive compensation levels consistent with very strong operating performance in the investment management segment. The increase in accounts payable and accrued liabilities in 1997 reflects the impact of acquisition related reserves.

The Company anticipates that internally generated funds will be sufficient to meet the Company's foreseeable recurring operating cash requirements, as well as dividends, capital expenditures and scheduled repayments of long-term debt.

Financing Cash Flows

As previously mentioned, the Company completed its business combination with J&H, a leading insurance broker, on March 27, 1997 for total consideration of approximately $1.8 billion. Approximately one-third of the total consideration was cash and two-thirds the Company's common stock. The Company also purchased CECAR for approximately $200 million during January 1997. The cash portion of these transactions is being financed with bank borrowings.

Financing activities for the Company contributed cash of $398.9 million in 1997 and utilized cash of $325.0 million in 1996. Dividends paid by the Company amounted to $305.6 million in 1997 ($1.90 per share) and $239.2 million in 1996 ($1.65 per share). The Company periodically purchases shares of its common stock to meet the requirements of the various stock compensation and benefit programs. The Company purchased 2.5 million shares in 1996.

During 1997, the Company executed a new revolving credit facility with several banks to support its commercial paper borrowings and to fund other general corporate requirements. This facility, which expires June 2002, provides that the Company may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of borrowings and the Company's credit ratings. Outstanding borrowings under revolving credit facilities at December 31, 1997 and 1996 amounted to $708.4 million and $250.0 million, respectively, with varying dates of maturity through December 1998. Borrowings under revolving credit facilities have been classified as long-term debt based on the Company's intent and ability to maintain or refinance these obligations on a long-term basis. The Company also maintains other credit facilities with various banks, primarily related to operations located outside the United States, aggregating $241.7 million as of December 31, 1997. The Company has borrowed $184.2 million under these facilities at December 31, 1997 and has included these borrowings in long-term debt in the Consolidated Balance Sheets.

The Company has a fixed rate non-recourse mortgage note agreement due in 2009 amounting to $200 million, bearing an interest rate of 9.8%, in connection with its 56% interest in its worldwide headquarters building. Also related to the purchase and renovation of the building, the Company has an interest rate swap that fixes the interest rate on $100 million of variable rate borrowings at approximately 9.5% until February 1999.

The Company, in conjunction with the J&H transaction, assumed a mortgage obligation to finance a condominium interest in office space located in New York City. The outstanding balance of this debt was $19.3 million at December 31, 1997. The rate on this debt, which is determined periodically at a margin of 1/2 of 1% above the LIBOR rate, was 5.8% at December 31, 1997.

Also in conjunction with the J&H transaction, the Company assumed a note related to an arrangement whereby a third party is obligated to pay rent, on the Company's behalf, under a noncancelable long-term lease obligation for office space it no longer occupies. The outstanding balance of this note at December 31, 1997 is $111.4 million. Interest on $88.5 million of this debt is fixed at 8.62% while the rate on the remaining balance, which is determined periodically at a margin of 1/2 of 1% above the LIBOR rate, was 5.8% at December 31, 1997. The variable interest rate on this $22.9 million, along with the variable rate on the $19.3 million mortgage has been fixed at 5.8% through a $42.2 million interest rate swap expiring in January 2005.

Investing Cash Flows

Investing activities for the Company reduced cash by $675.3 million in 1997 and by $13.8 million in 1996. In 1997, cash used for acquisition activity, primarily related to J&H and CECAR, was $472.9 million. In 1996, the net addition to cash resulting from the sale of Frizzell was $241.8 million. The Company's capital expenditures, which amounted to $202.1 million in 1997 and $157.3 million in 1996, have primarily related to computer equipment purchases and the refurbishing and modernizing of office facilities.


                                   ----------

The Company is continuing to update its computer systems in preparation for the year 2000 and expects that all of its critical systems will be year 2000 compliant on a timely basis. The costs associated with addressing this issue are not expected to have a material adverse impact on the Company's financial position or results of operations. However, if the Company's clients or vendors are unable to resolve such year 2000 processing issues in a timely manner, a material operating and financial risk could result.

The Company has been instrumental in developing new sources of insurance capacity. The Company, through MMRC, maintains ownership interest in various entities it assisted in organizing. These investments have been classified as securities available for sale and, as discussed more fully in Note 10 to the consolidated financial statements, the aggregate fair value of these holdings is included in long-term securities in the Consolidated Balance Sheets. The Company, through Marsh & McLennan Risk Capital Holdings, expects to continue to manage and develop further these activities.

The Company has announced agreements in principle to acquire AB Max Matthiessen and Max Matthiessen Reinsurance of Sweden, Brockman y Schuh Group of Mexico, Interbrokers OY of Finland and the insurance-related business of Kirke-Van Orsdel, Inc. These transactions are expected to be completed during the first half of 1998. The combined cash requirement to acquire these operations, which could approximate $275 million, will be funded through incremental bank borrowings and commercial paper.

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

The Company's policy for funding its tax qualified U.S. defined benefit retirement plan is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. employee benefit and tax laws. As described more fully in Note 5 to the consolidated financial statements, the plan has been and continues to be well funded; consequently, the Company has not been able to make a tax deductible contribution since 1986. Because this situation is expected to continue, a 1998 cash contribution is currently not anticipated. The related long-term pension liability is included in other liabilities in the Consolidated Balance Sheets.

The Company contributes to certain health care and life insurance benefits provided to its retired employees. As described more fully in Note 5 to the consolidated financial statements, the cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by the Company as incurred. This postretirement liability is included in other liabilities in the Consolidated Balance Sheets.

Cumulative translation adjustments, a component of stockholders' equity in the Consolidated Balance Sheets, represent the cumulative effect of translating the financial statements of the Company's international operations from functional currencies to U.S. dollars.

In September 1997, Putnam adopted the Putnam Investments, Inc. Equity Partnership Plan ("Plan") pursuant to which Putnam is authorized to grant or sell to certain key employees of Putnam or its subsidiaries restricted shares of a new class of common stock of Putnam ("Class B Common Stock") and options to acquire the Class B Common Stock. Awards of restricted stock and/or options may be made under the Plan with respect to a maximum of 12,000,000 shares of Class B Common Stock, which would represent approximately 12% of the outstanding shares on a fully diluted basis. Putnam made initial awards pursuant to the Plan with respect to approximately 4,000,000 shares of Class B Common Stock, including 2,000,000 shares of restricted stock and 2,000,000 shares subject to options. The purpose of the Plan is to foster and promote the long-term success of Putnam and to increase shareholder value by enabling Putnam to attract and retain the services of an outstanding management team and professional staff. Pursuant to an executive compensation agreement, Putnam awarded 300,000 restricted stock units and 325,000 options related to Class B Common Stock to a key executive of Putnam.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                        Consolidated Statements of Income

====================================================================================================================================
For the Three Years Ended December 31, 1997
(In millions, except per share figures)                                                      1997             1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                                                                 $ 6,008.6        $ 4,404.0        $ 3,937.3
Expense                                                                                   5,263.8          3,688.7          3,242.4
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                                                            744.8            715.3            694.9
Interest income                                                                              24.0             14.3             17.7
Interest expense                                                                           (106.4)           (61.6)           (62.8)
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                  662.4            668.0            649.8
Income taxes                                                                                263.0            208.7            246.9
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                              $   399.4        $   459.3        $   402.9
====================================================================================================================================
Basic net income per share                                                              $    2.45        $    3.17        $    2.76
====================================================================================================================================
Diluted net income per share                                                            $    2.39        $    3.12        $    2.73
====================================================================================================================================
Average number of shares outstanding--Basic                                                 163.0            144.8            145.8
====================================================================================================================================
Average number of shares outstanding--Diluted                                               167.2            147.4            147.4
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                           Consolidated Balance Sheets

====================================================================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                                                                          1997         1996
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash equivalents (including interest-bearing amounts
            of $378.0 in 1997 and $261.1 in 1996)                                                             $  424.3     $  299.6
------------------------------------------------------------------------------------------------------------------------------------
      Receivables--
            Commissions and fees                                                                               1,296.3        937.6
            Advanced premiums and claims                                                                          94.8         88.5
            Other                                                                                                159.9        103.0
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               1,551.0      1,129.1
            Less--allowance for doubtful accounts                                                                (52.8)       (43.3)
------------------------------------------------------------------------------------------------------------------------------------
            Net receivables                                                                                    1,498.2      1,085.8
------------------------------------------------------------------------------------------------------------------------------------
      Other current assets                                                                                       646.4        363.2
------------------------------------------------------------------------------------------------------------------------------------
            Total current assets                                                                               2,568.9      1,748.6

Long-term securities                                                                                             720.2        573.3
Fixed assets, net                                                                                                957.3        770.1
Intangible assets                                                                                              2,417.1        545.3
Other assets                                                                                                   1,250.7        907.9
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              $7,914.2     $4,545.2
====================================================================================================================================

====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Short-term debt                                                                                         $  236.7     $  392.4
      Accrued compensation and employee benefits                                                                 563.8        391.7
      Accounts payable and accrued liabilities                                                                 1,275.9        447.5
      Accrued income taxes                                                                                       217.9        259.6
      Dividends payable                                                                                           85.1         65.1
------------------------------------------------------------------------------------------------------------------------------------
            Total current liabilities                                                                          2,379.4      1,556.3
------------------------------------------------------------------------------------------------------------------------------------

Fiduciary liabilities                                                                                          2,281.6      1,685.9
Less--cash and investments held in a fiduciary capacity                                                       (2,281.6)    (1,685.9)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    --           --
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                                                 1,239.8        458.2
------------------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                                              1,096.2        642.1
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                                       --           --
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
      Preferred stock, $1 par value, authorized 6,000,000 shares, none issued                                       --           --
      Common stock, $1 par value, authorized 400,000,000 shares,
            issued 172,391,177 shares in 1997 and 153,589,062 shares in 1996                                     172.4         76.8
      Additional paid-in capital                                                                                 993.9        148.1
      Retained earnings                                                                                        1,975.4      1,901.6
      Unrealized securities holding gains, net of income taxes                                                   308.8        221.2
      Cumulative translation adjustments                                                                        (141.8)       (75.7)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               3,308.7      2,272.0
      Less--treasury shares, at cost, 2,440,837 shares in 1997 and 8,951,142 shares in 1996                     (109.9)      (383.4)
------------------------------------------------------------------------------------------------------------------------------------
            Total stockholders' equity                                                                         3,198.8      1,888.6
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              $7,914.2     $4,545.2
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

====================================================================================================================================
For the Three Years Ended December 31, 1997
(In millions of dollars)                                                                               1997        1996        1995
------------------------------------------------------------------------------------------------------------------------------------
Operating cash flows:
      Net income                                                                                   $  399.4    $  459.3    $  402.9
            Gain on sale of businesses                                                                (13.2)      (33.2)         --
            Special charges                                                                           296.8        92.6          --
            Depreciation and amortization                                                             199.1       139.9       135.1
            Deferred income taxes                                                                    (157.1)      (20.8)       34.7
            Other liabilities                                                                          22.1        19.0        (2.4)
            Prepaid dealer commissions                                                               (139.7)     (338.7)     (104.3)
            Other, net                                                                                 (1.1)      (11.9)      (12.4)
      Net changes in operating working capital other than cash and cash equivalents--
            Receivables                                                                              (154.8)      (95.0)     (177.0)
            Other current assets                                                                       (2.6)      (61.3)       14.0
            Accrued compensation and employee benefits                                                160.0       137.2        35.6
            Accounts payable and accrued liabilities                                                 (111.2)      (20.6)       13.0
            Accrued income taxes                                                                      (79.2)       28.6        (9.6)
            Effect of exchange rate changes                                                            (3.1)       21.4       (11.5)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash generated from operations                                                        415.4       316.5       318.1
------------------------------------------------------------------------------------------------------------------------------------
Financing cash flows:
      Net (decrease) increase in commercial paper                                                    (161.6)     (164.7)       57.4
      Other borrowings                                                                              2,358.0       254.8       125.8
      Other repayments                                                                             (1,701.7)      (91.4)       (8.7)
      Purchase of treasury shares                                                                        --      (230.1)     (137.7)
      Issuance of common stock                                                                        209.8       143.1        82.6
      Dividends paid                                                                                 (305.6)     (239.2)     (217.0)
      Other, net                                                                                         --         2.5         4.8
------------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used for) financing activities                                      398.9      (325.0)      (92.8)
------------------------------------------------------------------------------------------------------------------------------------
Investing cash flows:
      Additions to fixed assets                                                                      (202.1)     (157.3)     (136.9)
      Net cash proceeds from sale of business                                                          54.4       241.8          --
      Acquisitions                                                                                   (472.9)       (7.1)       (6.8)
      Other, net                                                                                      (54.7)      (91.2)      (54.4)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash used for investing activities                                                   (675.3)      (13.8)     (198.1)
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                          (14.3)       (6.2)        6.0
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                                      124.7       (28.5)       33.2
Cash and cash equivalents at beginning of year                                                        299.6       328.1       294.9
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                           $  424.3    $  299.6    $  328.1
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

====================================================================================================================================
For the Three Years Ended December 31, 1997
(In millions of dollars, except per share figures)                                                   1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, beginning of year                                                                       $   76.8     $   76.8     $   76.8
Acquisitions                                                                                          9.4           --           --
Common stock split                                                                                   86.2           --           --
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                             $  172.4     $   76.8     $   76.8
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                                       $  148.1     $  155.5     $  166.1
Acquisitions                                                                                        907.6           --           --
Common stock split                                                                                  (86.2)          --           --
Exercise of stock options and related tax benefits                                                   15.4        (10.2)        (7.5)
Issuance of shares under compensation plans and related tax benefits                                 10.3          8.0          3.4
Issuance of shares under employee stock purchase plans and related tax benefits                      (1.3)        (5.2)        (6.5)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                             $  993.9     $  148.1     $  155.5
------------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, beginning of year                                                                       $1,901.6     $1,688.4     $1,507.7
Net income                                                                                          399.4        459.3        402.9
Cash dividends declared--(per share amounts:
      $1.95 in 1997, $1.70 in 1996 and $1.53 in 1995)                                              (325.6)      (246.1)      (222.2)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                             $1,975.4     $1,901.6     $1,688.4
------------------------------------------------------------------------------------------------------------------------------------
UNREALIZED SECURITIES HOLDING GAINS, NET OF INCOME TAXES
Balance, beginning of year                                                                       $  221.2     $  149.2     $   91.6
Realized gains, net of income taxes                                                                 (23.0)       (10.9)       (11.4)
Unrealized gains, net of income taxes                                                               110.6         82.9         69.0
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                             $  308.8     $  221.2     $  149.2
------------------------------------------------------------------------------------------------------------------------------------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, beginning of year                                                                       $  (75.7)    $  (86.7)    $ (105.4)
Translation adjustments                                                                             (66.1)        11.0         18.7
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                             $ (141.8)    $  (75.7)    $  (86.7)
------------------------------------------------------------------------------------------------------------------------------------
TREASURY SHARES
Balance, beginning of year                                                                       $ (383.4)    $ (317.7)    $ (276.2)
Acquisitions                                                                                         46.9           --           --
Purchase of treasury shares                                                                            --       (230.1)      (137.7)
Exercise of stock options                                                                           147.2         95.2         27.4
Issuance of shares under compensation plans                                                          15.7          9.9         14.0
Issuance of shares under employee stock purchase plans                                               63.7         59.3         54.8
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                             $ (109.9)    $ (383.4)    $ (317.7)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                       $3,198.8     $1,888.6     $1,665.5
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.


                                   ----------

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

Fiduciary Assets and Liabilities: In its capacity as an insurance broker or agent, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters; the Company also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $110.8 million in 1997, $93.9 million in 1996 and $102.7 million in 1995.

Net uncollected premiums and claims and the related payables, amounting to $5.2 billion at December 31, 1997 and $3.2 billion at December 31, 1996, are not included in the accompanying Consolidated Balance Sheets.

In certain instances, the Company advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

Revenue: Revenue includes insurance commissions, fees for services rendered, compensation for services provided in connection with the formation or capitalization of various insurers and reinsurers and related firms, including gains from sales of interests in such entities, commissions on the sale of mutual fund shares and interest income on fiduciary funds. Insurance commissions generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in the Company's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Fees for services rendered are recorded as earned. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis, in accordance with industry practice.

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

The components of fixed assets at December 31, 1997 and 1996 are as follows:

================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                      1997         1996
--------------------------------------------------------------------------------
Land and buildings                                        $  471.1     $  404.9
Furniture and equipment                                      878.4        737.4
Leasehold and building improvements                          405.4        323.5
--------------------------------------------------------------------------------
                                                           1,754.9      1,465.8
Less--accumulated depreciation
   and amortization                                         (797.6)      (695.7)
--------------------------------------------------------------------------------
                                                          $  957.3     $  770.1
================================================================================

Intangible Assets: Acquisition costs in excess of the fair value of net assets acquired are amortized on a straight-line basis over periods up to 40 years. Other intangible assets are amortized on a straight-line basis over their estimated lives. The Company periodically assesses the recoverability of intangible assets.

Prepaid Dealer Commissions: Essentially all of the mutual funds marketed by the Company's investment management segment are made available with a contingent deferred sales charge in lieu of a front end load. The related commissions, initially paid by the Company to broker/dealers for distributing the funds, are recovered through charges and fees received over a number of years. The current portion of these prepaid dealer commissions, amounting to $283.0 million and $222.8 million at December 31, 1997 and 1996, respectively, is included in other current assets in the Consolidated Balance Sheets. The long-term portion amounting to


                                   ----------

$756.1 million and $676.6 million at December 31, 1997 and 1996, respectively, is included in other assets in the Consolidated Balance Sheets.

Capitalized Software Costs: The Company capitalizes certain computer software costs, principally related to purchased software packages, which are amortized on a straight-line basis not to exceed five years. Unamortized computer software costs amounting to $52.7 million and $28.8 million at December 31, 1997 and 1996, respectively, are included in other assets in the Consolidated Balance Sheets.

Income Taxes: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in the Company's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 1997 amounted to approximately $390 million. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $40 million.

Risk Management Instruments: Net amounts received or paid under risk management instruments are included in the Consolidated Statements of Income as incurred.

Per Share Data: In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires the Company to include basic and diluted per share figures on the face of the income statement.

Basic net income per share is calculated by dividing net income by the average number of shares of the Company's common stock outstanding while diluted net income per share is calculated by adjusting the average common shares outstanding for the dilutive effect of potential common shares.

The following reconciles basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three years ended December 31, 1997, 1996 and 1995:

================================================================================
                                                1997         1996         1995
--------------------------------------------------------------------------------
Basic weighted average
   common shares outstanding                   163.0        144.8        145.8
Stock options                                    4.2          2.6          1.6
--------------------------------------------------------------------------------
Diluted weighted average
   common shares outstanding                   167.2        147.4        147.4
================================================================================

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

Stock-Based Compensation: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, pro forma net income and earnings per share information has been presented in Note 6 as required under SFAS No. 123.

New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," both of which are effective for fiscal years beginning after December 15, 1997. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. The Company will adopt these disclosure standards in 1998.

Reclassifications: In accordance with industry practice, the investment management segment has restated both revenue and expense for prior periods by identical amounts to reclassify certain commission expenses.


                                   ----------

     2 Supplemental Disclosure to the Consolidated Statements of Cash Flows

The following schedule provides additional information concerning acquisitions:

====================================================================================================================================
For the Three Years Ended December 31, 1997
(In millions of dollars)                                                                         1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------
Purchase acquisitions:
   Assets acquired, excluding cash                                                          $ 2,831.8       $   10.4        $  21.9
   Liabilities assumed                                                                       (1,386.1)          (3.3)          (8.6)
   Issuance of debt and other obligations                                                          --             --           (6.5)
   Shares issued                                                                               (972.4)            --             --
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                473.3            7.1            6.8
Cash acquired in pooling of interests acquisition                                                 (.4)            --             --
------------------------------------------------------------------------------------------------------------------------------------
Net cash outflow for acquisitions                                                           $   472.9       $    7.1        $   6.8
====================================================================================================================================

Interest paid during 1997, 1996 and 1995 was $91.6 million, $60.2 million and $66.0 million, respectively.

Income taxes paid during 1997, 1996 and 1995 were $471.1 million, $200.0 million and $231.0 million, respectively.

                         3 Acquisitions and Dispositions

Acquisitions: On March 27, 1997, the Company consummated a business combination with Johnson & Higgins ("J&H"), a privately-held risk and insurance services and employee benefit consulting firm. The Company agreed to pay total consideration of approximately $1.8 billion consisting of $600 million in cash and approximately 19.6 million shares (adjusted to reflect the stock split) of the Company's common stock. Approximately $1.3 billion was paid at closing or shortly thereafter and approximately $500 million will be paid in annual installments over the four years following the closing. The business combination is being accounted for using the purchase method of accounting. Accordingly, goodwill of approximately $1.7 billion which results from the preliminary purchase price allocation will be amortized over 40 years.

An agreed number of shares issued in connection with this transaction carry restrictions and, consequently, cannot be sold in the first and second years following the closing. In addition, approximately 1.6 million shares of common stock (adjusted to reflect the stock split) were placed in escrow for a period of up to two years in order to secure indemnification obligations with respect to representations and warranties.

The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the J&H business combination had occurred on January 1, 1997 and 1996, respectively. The pro forma results are shown for illustrative purposes only and do not purport to be indicative of the results which would have been reported if the business combination had occurred on the dates indicated or which may occur in the future. The 1997 pro forma information reflected below excludes the impact of the $296.8 million special charge which principally relates to the combination with J&H.

================================================================================
Year Ended December 31,
(In millions of dollars, except per share figures)            1997          1996
--------------------------------------------------------------------------------
Revenue                                                  $ 6,313.6     $ 5,551.7
Net Income                                                   600.6         482.2
Basic net income per share                                    3.58          2.94
Diluted net income per share                                  3.49          2.90
================================================================================

During 1997, the Company also acquired or increased its interest in several other insurance and reinsurance broking and consulting businesses for a total cost of $284.9 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $317.1 million. In addition, the Company issued approximately 944,000 shares of common stock (adjusted to reflect the stock split) in connection with the acquisition of an insurance program management business.

During 1996, the Company acquired an insurance broking business and various other insurance and reinsurance broking assets for a total cost of $12.7 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $8.2 million.


                                   ----------

During 1995, the Company acquired a portion of an insurance broking business and several consulting businesses for a total cost of $15.2 million consisting of cash and future obligations in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $16.0 million.

Dispositions: During 1997, the Company sold an insurance program management business and a consulting operation for $54.4 million. Pretax gains of $13.2 million were recorded in the Consolidated Statements of Income.

During 1996, the Company sold The Frizzell Group Limited ("Frizzell") for approximately $290 million. A pretax gain of $33.2 million was recorded in the Consolidated Statements of Income.

                                 4 Income Taxes

Income before income taxes shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

================================================================================
For the Three Years Ended December 31, 1997
(In millions of dollars)                              1997       1996       1995
--------------------------------------------------------------------------------
Income before income taxes:
     U.S                                            $463.8     $436.6     $381.2
     Other                                           198.6      231.4      268.6
--------------------------------------------------------------------------------
                                                    $662.4     $668.0     $649.8
================================================================================
Income taxes:
   Current--
     U.S. Federal                                   $217.8     $ 93.8     $ 88.9
     Other national governments                      140.7       96.4       82.0
     U.S. state and local                             61.6       39.3       41.3
--------------------------------------------------------------------------------
                                                     420.1      229.5      212.2
--------------------------------------------------------------------------------
   Deferred--
     U.S. Federal                                    (71.6)      48.0       24.7
     Other national governments                      (72.1)     (39.4)       9.2
     U.S. state and local                            (13.4)     (29.4)        .8
--------------------------------------------------------------------------------
                                                    (157.1)     (20.8)      34.7
--------------------------------------------------------------------------------
Total income taxes                                  $263.0     $208.7     $246.9
================================================================================

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                         1997      1996
--------------------------------------------------------------------------------
Deferred tax assets:
   Accrued expenses not currently deductible                   $632.3    $248.1
   Accrued retirement benefits                                  116.7      72.8
   Differences related to non-U.S. operations                   120.6      69.1
   Depreciation and amortization                                 11.4        --
   Other                                                         15.0       8.5
--------------------------------------------------------------------------------
                                                                896.0     398.5
   Valuation allowance                                             --     (27.4)
--------------------------------------------------------------------------------
                                                               $896.0    $371.1
================================================================================
Deferred tax liabilities:
   Depreciation and amortization                               $   --    $ 25.3
   Prepaid dealer commissions                                   375.9     328.8
   Safe harbor leasing                                           14.2      17.6
   Unbilled revenue                                              18.3      22.9
   Unrealized securities holding gains                          166.7     119.9
   Differences related to non-U.S. operations                    35.9      49.0
   Other                                                         18.3      28.2
--------------------------------------------------------------------------------
                                                               $629.3    $591.7
================================================================================
Balance sheet classifications:
   Other current assets                                        $168.1    $  4.3
   Accrued income taxes                                          81.8      69.8
   Other assets (liabilities)                                   180.4    (155.1)
================================================================================

In 1997, the valuation allowance related to certain foreign deferred income tax assets was written-off against the underlying tax assets since it has been determined that the Company will not realize any future benefit from the recorded amounts.


                                   ----------

A reconciliation from the U.S. Federal statutory income tax rate to the Company's effective income tax rate is as follows:

================================================================================
For the Three Years Ended
December 31, 1997                                     1997      1996      1995
--------------------------------------------------------------------------------
U.S. Federal statutory rate                          35.00%    35.00%    35.00%
U.S. state and local income taxes--
   net of U.S. Federal income
   tax benefit                                        4.70      3.90      4.20
Differences related to non-U.S
   operations                                         (.20)    (1.25)     (.90)
Tax adjustment                                          --     (6.00)       --
Other                                                  .20      (.40)     (.30)
--------------------------------------------------------------------------------
Effective tax rate                                   39.70%    31.25%    38.00%
================================================================================

During 1996, the Company recorded a tax adjustment that reduced the income tax provision by $40 million. The tax adjustment primarily relates to the permanent deployment of funds outside of the United States in a tax efficient manner and favorable state and local tax developments in the U.S.

The Company has received a Notice of Proposed Adjustment from a field office of the Internal Revenue Service ("IRS") challenging its tax treatment related to 12b-1 fees paid by the Putnam Funds. The Company believes its tax treatment of these fees is consistent with current industry practice and applicable requirements of the Internal Revenue Code and previously issued IRS technical advice.

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

The Company has a plan of funding the vested benefits under the Benefit Equalization and Supplemental Retirement Programs by periodically purchasing annuity contracts.

Effective January 1, 1998, the J&H Retirement Income Plan was merged into the Marsh & McLennan Companies Retirement Plan.

The following schedules provide information on the Company's U.S. defined benefit plans, which in 1997 include the pension plans of J&H.

The components of pension cost for the U.S. defined benefit plans are as follows:

================================================================================
For the Three Years Ended December 31, 1997
(In millions of dollars)                               1997      1996      1995
--------------------------------------------------------------------------------
Service cost                                         $ 38.9    $ 27.8    $ 24.5
Interest cost on projected
   benefit obligations                                 90.4      60.5      56.0
Expected return on plan assets                       (114.5)    (81.2)    (73.0)
Net amortization                                       (2.9)     (3.6)     (6.9)
--------------------------------------------------------------------------------
                                                     $ 11.9    $  3.5    $   .6
================================================================================

The actual returns on plan assets were $271.7 million, $138.7 million and $167.2 million for 1997, 1996 and 1995, respectively. These returns reflect the general securities market conditions experienced in the respective years and, in 1997, the inclusion of the former J&H pension assets.


                                   ----------

The funded status of the U.S. defined benefit plans and the actuarial assumptions used to measure the projected benefit obligation are as follows:

================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                    1997          1996
--------------------------------------------------------------------------------
Actuarial present value of accumulated
   benefit obligation:
   Vested                                              $ 1,281.8     $   686.5
   Nonvested                                                37.9          25.3
--------------------------------------------------------------------------------
                                                       $ 1,319.7     $   711.8
================================================================================

Projected benefit obligation                           $ 1,433.9     $   797.7
Fair value of plan assets                                1,650.7         947.1
--------------------------------------------------------------------------------
                                                           216.8         149.4
Unrecognized net gain from past
   experience different from that assumed                 (216.0)       (170.8)
Unrecognized prior service cost                             14.9          21.4
Unrecognized SFAS No. 87 transition amount                 (32.5)        (37.0)
--------------------------------------------------------------------------------
Accrued pension liability                              $   (16.8)    $   (37.0)
================================================================================
Actuarial assumptions:
   Discount rate                                            7.25%          8.0%
   Weighted average rate of
     compensation increase                                   4.0%         4.75%
   Expected long-term rate of
     return on plan assets                                  10.0%         10.0%
================================================================================

In 1997, the discount rate used to value the liabilities of the U.S. defined benefit plans was decreased to reflect current interest rates of high quality fixed income debt securities. Assumptions, including projected compensation increases and potential cost of living adjustments for retirees, were also revised to reflect current expectations as to future levels of inflation. The increase in the accumulated benefit obligation and the projected benefit obligation reflect the change in these assumptions and the addition of the former J&H pension plans. The increase in the fair value of plan assets reflects the actual return on plan assets and the inclusion of the former J&H pension assets.

Defined Benefit Plans--Non-U.S.: The Company maintains various plans that provide benefits to eligible non-U.S. employees. The benefits under these plans are based on the participants' length of service and compensation. The funding policy for these plans is to contribute amounts at least sufficient to meet the requirements under foreign government regulations. The plans' assets are primarily invested in listed stocks, bonds and time deposits. The following schedules provide information on the Company's significant non-U.S. defined benefit plans, which in 1997 include the pension plans of J&H's significant non-U.S. defined benefit plans. The information presented below also reflects the disposition of Frizzell in 1996.

The components of pension expense for the significant non-U.S. defined benefit plans are as follows:

================================================================================
For the Three Years Ended December 31, 1997
(In millions of dollars)                               1997      1996      1995
--------------------------------------------------------------------------------
Service cost                                          $41.4     $31.5     $34.7
Interest cost on projected
   benefit obligations                                 61.5      51.2      57.2
Expected return on plan assets                        (90.0)    (74.5)    (82.1)
Net amortization                                       (6.1)     (6.3)     (6.4)
--------------------------------------------------------------------------------
                                                      $ 6.8     $ 1.9     $ 3.4
================================================================================

The actual returns on plan assets were $172.6 million, $106.2 million and $139.6 million for 1997, 1996 and 1995, respectively. These returns primarily reflect the general securities market conditions experienced in the respective years.

The funded status of the significant non-U.S. defined benefit plans and the weighted average actuarial assumptions used to measure the projected benefit obligation are as follows:

================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                     1997         1996
--------------------------------------------------------------------------------
Actuarial present value of accumulated
   benefit obligation:
   Vested                                                $  768.7     $  624.7
   Nonvested                                                 20.5          8.3
--------------------------------------------------------------------------------
                                                         $  789.2     $  633.0
================================================================================

Projected benefit obligation                             $  899.9     $  724.2
Fair value of plan assets                                 1,201.9        947.8
--------------------------------------------------------------------------------
                                                            302.0        223.6
Unrecognized net gain from past experience
   different from that assumed                             (170.2)       (89.3)
Unrecognized prior service cost (benefit)                     8.2         (2.7)
Unrecognized SFAS No. 87 transition amount                  (18.2)       (24.6)
--------------------------------------------------------------------------------
Prepaid pension cost                                     $  121.8     $  107.0
================================================================================
Actuarial assumptions:
   Discount rate                                              7.6%         8.2%
   Weighted average rate of
     compensation increase                                    5.4%         6.0%
   Expected long-term rate of return
     on plan assets                                           9.1%         9.6%
================================================================================

In 1997, the discount rates used to value the liabilities of the non-U.S. plans were decreased to reflect current worldwide interest rates. Assumptions, including projected compensation increases and potential cost of living adjustments for retirees, were also revised to reflect current expectations as to future levels of inflation. The increase in the accumulated benefit obligation and the projected benefit obligation primarily reflects the impact of the change in these assumptions and the addition of J&H.


                                   ----------

Postretirement Benefits: The Company contributes to the cost of certain health care and life insurance benefits provided to its retired employees. The amount of the Company's contribution, if any, is based, in part, on the employees' length of service with the Company. The cost to the Company of these postretirement benefits is principally associated with employees in the United States, as retired employees outside the United States receive these benefits, in large part, from governmental health care programs. United States employees become eligible for these benefits if they attain retirement age while working for the Company, subject in certain instances to minimum service requirements. The cost of these postretirement benefits is accrued during the period up to the date employees are eligible to retire, but is funded by the Company as incurred.

The components of the United States postretirement benefits costs are as follows:

================================================================================
For the Three Years Ended December 31, 1997
(In millions of dollars)                               1997      1996      1995
--------------------------------------------------------------------------------
Service cost                                          $ 3.6     $ 1.5     $ 1.4
Interest cost on accumulated
   postretirement benefits                             10.7       6.5       6.6
Net amortization                                        (.9)      (.9)      (.6)
--------------------------------------------------------------------------------
                                                      $13.4     $ 7.1     $ 7.4
================================================================================

The accumulated postretirement benefit obligation at December 31, 1997 and 1996 is as follows:

================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                          1997      1996
--------------------------------------------------------------------------------
Retirees                                                        $ 93.2    $ 60.2
Fully eligible active plan participants                           30.8      11.9
Other active plan participants                                    50.7      15.8
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                    174.7      87.9
Unrecognized net gain from past experience
   different from that assumed                                     1.3      14.8
--------------------------------------------------------------------------------
Accrued postretirement liability                                $176.0    $102.7
================================================================================

The discount rates used in determining the accumulated postretirement benefit obligations were 7.25% and 8% for 1997 and 1996, respectively. The assumed health care cost trend rate was approximately 9% in 1997, gradually declining to 4% in the year 2040. A 1% increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $18.7 million and the postretirement benefit expense for the year then ended by $2.1 million.

In 1997, the discount rate used to value the accumulated postretirement benefit obligation was decreased to reflect current interest rates of high quality fixed income debt securities. The increase in the accumulated postretirement benefit obligation primarily reflects the impact of the change in the discount rate and the acquisition of J&H.

Defined Contribution Plans: The Company maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP") the Putnam Investments, Inc. Profit Sharing Retirement Plan (the "Putnam Plan") and the Johnson & Higgins Cash Accumulation Plan ("J&H Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP and the J&H Plan, the Company matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of the Company subject to IRS limitations. The cost of these defined contribution plans was $55.3 million, $39.5 million and $35.3 million for 1997, 1996 and 1995, respectively. The J&H Plan contributions are reflected in 1997 only.

                              6 Stock Benefit Plans

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided additional pro forma disclosures required by SFAS 123. The adoption of this standard did not have an impact on the Company's financial position or results of operations.

In accordance with APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for the Company's stock option and stock purchase plans and the stock options awarded under the new Putnam Investments, Inc. Equity Partnership Plan. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method contained in SFAS 123, the Company's net income and net income per share for 1997, 1996 and 1995 would have been reduced to the pro forma amounts indicated in the following table:


                                   ----------

================================================================================
(In millions of dollars,
except per share figures)                           1997        1996        1995
--------------------------------------------------------------------------------
Net Income:
   As reported                                   $ 399.4     $ 459.3     $ 402.9
   Pro forma                                     $ 378.7     $ 447.9     $ 400.0
Net Income Per Share:
   Basic:
   As reported                                   $  2.45     $  3.17     $  2.76
   Pro forma                                     $  2.32     $  3.09     $  2.74
   Diluted:
   As reported                                   $  2.39     $  3.12     $  2.73
   Pro forma                                     $  2.26     $  3.04     $  2.71
================================================================================

The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting contained in SFAS 123 has not been applied to options granted prior to January 1995.

Incentive and Stock Award Plans: During 1997, the Company adopted the Marsh & McLennan Companies, Inc. 1997 Employee Incentive and Stock Award Plan (the "Employee Plan") and the Marsh & McLennan Companies, Inc. 1997 Senior Executive Incentive and Stock Award Plan (the "Executive Plan"). The Employee and Executive Plans (the "1997 Plans") replace the 1992 Incentive and Stock Award Plan (the "1992 Plan"). The types of awards permitted under these Plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in Company common stock or cash, and other stock-based and performance based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, in its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 1997 Plans contain provisions which, in the event of a change in control of the Company, may accelerate the vesting of the awards. Awards relating to not more than 12,000,000 shares of common stock may be made over the life of the Employee Plan plus shares remaining unused under pre-existing approved stock plans. Awards relating to not more than 5,000,000 shares of common stock may be made over the life of the Executive Plan plus shares remaining unused under pre-existing approved stock plans. There were 20,802,624 and 4,662,888 shares available for awards under the 1997 Plans and prior plans at December 31, 1997 and 1996, respectively.

Stock Options: Options granted under the 1997 Plans may be designated as incentive stock options or as non-qualified stock options. The Compensation Committee shall determine the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Stock option transactions under the 1997 Plans and prior plans are as follows:

====================================================================================================================================
                                                  1997                             1996                             1995
                                      ----------------------------     ---------------------------      ----------------------------
                                                  Weighted Average                Weighted Average                 Weighted Average
                                          Shares    Exercise Price         Shares   Exercise Price          Shares   Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period        17,110,954            $42.16     17,441,590           $40.32      16,242,282           $39.92
Granted                                3,444,080            $62.09      2,748,120           $47.55       2,265,580           $39.51
Exercised                             (3,910,107)           $39.89     (2,574,060)          $35.32        (719,232)          $27.72
Forfeited                               (423,246)           $47.99       (504,696)          $42.75        (347,040)          $42.37
                                      ----------                       ----------                       ----------
Balance at end of period              16,221,681            $46.77     17,110,954           $42.16      17,441,590           $40.32
====================================================================================================================================
Options exercisable at year-end        9,804,415            $42.26     10,979,330           $40.68      11,324,044           $38.70
====================================================================================================================================

The following table summarizes information about stock options at December 31, 1997:

====================================================================================================================================
                                                    Options Outstanding                                   Options Exercisable
                                -------------------------------------------------------         ------------------------------------
                                                    Weighted Average
Range of                        Outstanding                Remaining   Weighted Average         Exercisable        Weighted Average
Exercise Prices                 at 12/31/97         Contractual Life     Exercise Price         at 12/31/97          Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$24.69-39.67                      5,295,878                4.2 years             $37.50           4,367,843                  $37.13
$40.41-50.03                      7,594,223                6.2 years             $46.51           5,434,472                  $46.39
$52.88-76.09                      3,331,580                9.2 years             $62.09               2,100                  $61.91
                                 ----------                                                       ---------
$24.69-76.09                     16,221,681                6.2 years             $46.77           9,804,415                  $42.26
====================================================================================================================================


                                   ----------

The fair value of each of the Company's option grants included in the pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively; dividend yield of 3.0% in 1997 and 3.5% for 1996 and 1995; expected volatility of 17.5% in 1997 and 14.0% for 1996 and 1995; risk-free interest rate of 6.5% for 1997, 6.0% for 1996 and 6.4% for 1995; and an expected life of five years. The compensation cost as generated by the Black-Scholes model, may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of options granted during the years ended December 31, 1997, 1996 and 1995 was $12.71, $7.35 and $6.50 per share, respectively.

Restricted Stock: Restricted shares of the Company's common stock may be awarded and shall be subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant shall have the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment.

There were 90,000, 105,600 and 191,800 restricted shares granted in 1997, 1996 and 1995, respectively. The Company recorded compensation expense of $5.6 million in 1997 and $5.7 million in 1996 and 1995, related to these shares. Shares that have been granted generally become unrestricted at the earlier of:
(1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

Restricted Stock Units: Restricted stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid, and upon what terms the units shall be forfeited.

There were 165,904, 79,518 and 135,128 restricted stock units awarded during 1997, 1996 and 1995, respectively. The Company recorded compensation expense of $4.3 million, $4.7 million and $2.9 million in 1997, 1996 and 1995, respectively, related to restricted stock units.

Deferred Stock Units: Deferred stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid, and upon what terms the units shall be forfeited.

There were 297,222 deferred stock units awarded during 1997. The Company recorded compensation expense of $1.7 million in 1997 related to deferred stock units.

Putnam Investments, Inc. Equity Partnership Plan: In September 1997, Putnam adopted the Putnam Investments, Inc. Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain key employees of Putnam or its subsidiaries restricted shares of a new class of common stock of Putnam ("Class B Common Stock") and options to acquire the Class B Common Stock. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Stock which represent approximately 12% of the outstanding shares on a fully diluted basis. Putnam made initial awards pursuant to the Equity Plan with respect to approximately 4,000,000 shares of Class B Common Stock, including 2,000,000 shares of restricted stock and 2,000,000 shares subject to options. The Company recorded compensation expense of $82.9 million in 1997 related to the restricted stock grants. There were approximately 8,000,000 shares available for grant related to the Equity Plan at December 31, 1997.

Pursuant to an executive compensation agreement, Putnam awarded 300,000 restricted stock units and 325,000 options related to Class B Common Stock to a key executive of Putnam. The Company recorded compensation expense of $14.4 million in 1997 related to the restricted stock unit grants.

The fair value of each option grant included in the pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997: dividend yield of 5%; expected volatility of 26.4%; risk-free interest rate of 6.1%; and an expected life of five years. The compensation cost as generated by the Black-Scholes model, may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of each Class B option in 1997 was $8.30.

Stock Purchase Plans: In May 1994, the Company's stockholders approved an employee stock purchase plan (the "1994 Plan") to replace the 1990 Employee Stock Purchase Plan which terminated on September 30, 1994 following its fourth annual offering. Under these plans, eligible employees may purchase shares of the Company's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1994 Plan, no more than 8,000,000 shares of the Company's common stock plus the remaining unissued shares in the 1990 Plan may be sold. Employees purchased 1,237,000, 1,306,000 and 1,364,000 shares in 1997, 1996 and 1995, respectively. At December 31, 1997, 4,955,000 shares were available for issuance under the 1994 Plan. During 1995, the Company's Board of Directors approved the Marsh & McLennan Companies Stock Purchase Plan for International Employees (the "International Plan") which is similar to the 1994 Plan. Under the International Plan, no more than 1,000,000 shares of the Company's common stock may be sold. Employees purchased 141,000 shares during 1997, and at December 31, 1997, 849,000 shares were available for issuance under the International Plan. The fair value of each employee purchase right granted under these Stock Purchase Plans is included in the pro forma net income for 1997, 1996 and 1995 and was estimated using the Black-Scholes


                                   ----------
model with the following assumptions: dividend yield of 3.0% for 1997 and 3.5% for 1996 and 1995; expected life of one year; expected volatility of 17.5% for 1997 and 14.0% for 1996 and 1995; and risk-free interest rate of 5.5% for 1997 and 5.6% for 1996 and 1995. The weighted average fair value of each purchase right granted in 1997, 1996 and 1995 was $16.44, $9.57 and $8.77, respectively. Beginning in 1998, these plans will include employees who were formerly associated with J&H.

                             7 Long-term Obligations

The Company leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 94% of the Company's lease obligations are for the use of office space.

The accompanying Consolidated Statements of Income include net rental costs of $265.2 million, $217.3 million and $218.1 million for 1997, 1996 and 1995, respectively, after deducting rentals from subleases ($7.4 million in 1997, $8.4 million in 1996 and $9.1 million in 1995).

At December 31, 1997, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

================================================================================
For the Years Ending                      Gross         Rentals             Net
December 31,                             Rental            from          Rental
(In millions of dollars)            Commitments       Subleases     Commitments
--------------------------------------------------------------------------------
1998                                   $  202.4        $    5.7        $  196.7
1999                                      177.0             4.0           173.0
2000                                      149.5             2.8           146.7
2001                                      118.4             2.4           116.0
2002                                       90.8             1.9            88.9
Subsequent years                          371.5             5.0           366.5
--------------------------------------------------------------------------------
                                       $1,109.6        $   21.8        $1,087.8
================================================================================

The Company has entered into agreements with various service companies to outsource certain information systems activities and responsibilities which previously were performed by the Company. Under these agreements, the Company is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 1997, the aggregate fixed future minimum commitments under these agreements are as follows:

================================================================================
                                                                          Future
For the Years Ending December 31,                                        Minimum
(In millions of dollars)                                             Commitments
--------------------------------------------------------------------------------
1998                                                                       $24.8
1999                                                                        13.7
2000                                                                         9.4
2001                                                                         9.0
2002                                                                         9.0
Subsequent years                                                            12.5
--------------------------------------------------------------------------------
                                                                           $78.4
================================================================================

                                8 Short-term Debt

The Company's outstanding short-term debt is as follows:

================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                         1997       1996
--------------------------------------------------------------------------------
Commercial paper                                               $229.3     $387.6
Current portion of long-term debt                                 7.4        4.8
--------------------------------------------------------------------------------
                                                               $236.7     $392.4
================================================================================

The weighted average interest rates on outstanding commercial paper borrowings at December 31, 1997 and 1996 are 6.1% and 5.9%, respectively.

During 1997, the Company executed a new revolving credit facility with several banks to support its commercial paper borrowings and to fund other general corporate requirements. This facility, which expires June 2002, provides that the Company may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of borrowings and the Company's credit ratings. Commitment fees of 7 basis points are payable on any unused portion. The facility requires the Company to maintain consolidated net worth of at least $1.7 billion and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets.


                                   ----------

The Company maintains credit facilities with various banks, primarily related to operations located outside the United States, aggregating $241.7 million at December 31, 1997. The Company has borrowed $184.2 million under these facilities and has included these borrowings in Long-term Debt.

                                9 Long-term Debt

The Company's outstanding long-term debt is as follows:

================================================================================
December 31, 1997 and 1996
(In millions of dollars)                                       1997         1996
--------------------------------------------------------------------------------
Revolving credit facility                                  $  708.4     $  250.0
Bank borrowings                                               184.2           --
Notes payable--due 2012                                       111.4           --
Mortgage--9.8% due 2009                                       200.0        200.0
Mortgage--due 2012                                             19.3           --
Mortgage--7.25% due 1999                                        4.2          4.2
Other                                                          19.7          8.8
--------------------------------------------------------------------------------
                                                            1,247.2        463.0
Less current portion                                            7.4          4.8
--------------------------------------------------------------------------------
                                                           $1,239.8     $  458.2
================================================================================

Outstanding borrowings under the revolving credit facility at December 31, 1997 amounted to $708.4 million with varying dates of maturity through December 1998. Borrowings under the Company's revolving credit facilities in 1997 and 1996 have been classified as long-term debt based on the Company's intent and ability to maintain or refinance these obligations on a long-term basis. The weighted average interest rate associated with these borrowings was 6.0% and 5.9% at December 31, 1997 and 1996, respectively.

Bank borrowings of $184.2 million at December 31, 1997 have been classified as long-term debt based on the Company's intent and ability to maintain or refinance these obligations on a long-term basis. The weighted average interest rate associated with these borrowings was 3.8%.

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

The Company has an interest rate swap which was entered into as part of the acquisition and renovation of the Company's worldwide headquarters which fixes the interest rate at approximately 9.5% on $100 million of variable rate borrowings until February 1999. The weighted average interest rate received on this swap at December 31, 1997, 1996 and 1995 was 5.8%, 5.7% and 6.1%,
respectively. The difference between the fixed rate and the weighted average rate is included in interest expense in the Consolidated Statements of Income.

The Company, in conjunction with the J&H transaction, assumed a mortgage obligation to finance a condominium interest in office space located in New York City. The outstanding balance of this debt was $19.3 million at December 31, 1997. The rate on this debt, which is determined periodically at a margin of 1/2 of 1% above the LIBOR rate, was 5.8% at December 31, 1997.

In conjunction with the J&H transaction, the Company assumed a note related to an arrangement whereby a third party is obligated to pay rent, on the Company's behalf, under a non-cancelable long-term lease obligation for office space it no longer occupies. The outstanding balance of this note at December 31, 1997 is $111.4 million. Interest on $88.5 million of this debt is fixed at 8.62% while the rate on the remaining balance, which is determined periodically at a margin of 1/2 of 1% above the LIBOR rate, was 5.8% at December 31, 1997. The variable interest rate on the remaining $22.9 million, along with the variable rate on the $19.3 million mortgage has been fixed at 5.8% through a $42.2 million interest rate swap expiring in January 2005.

Scheduled repayments of long-term debt, excluding the revolving credit facility and bank borrowings described above in 1998 and in the four succeeding years are $7.4 million, $20.5 million, $6.7 million, $4.6 million and $4.3 million, respectively.


                                   ----------

                            10 Financial Instruments

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

Long-term Investments: The Company has certain long-term investments, for which there are no readily available market prices, amounting to $72.8 million and $53.9 million at December 31, 1997 and 1996, respectively, which are carried on a cost basis. Based on present information, the Company believes that the cost of these investments approximates their fair value.

Short-term and Long-term Debt: The fair value of the Company's short-term debt, which consists primarily of commercial paper borrowings, approximates its carrying value. The estimated fair value of the Company's mortgage debt related to its worldwide headquarters building is approximately $254 million and $240 million at December 31, 1997 and 1996, respectively, while the estimated fair value of the fixed rate portion of the notes payable is approximately $108 million at December 31, 1997. These estimated fair values are based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities. The estimated fair value of borrowings under the revolving credit facility approximates the carrying value.

Off-balance Sheet Instruments: The fair value of the Company's $142.2 million notional amount of interest rate swaps has been estimated as a liability of approximately $5 million and $8 million at December 31, 1997 and 1996, respectively. These calculations are based on discounted future cash flows taking into account the current interest rate environment.

Unrealized Securities Holding Gains: The Company has classified as available for sale primarily equity securities having an aggregate fair value of $647.4 million and $519.4 million at December 31, 1997 and 1996, respectively. Gross unrealized gains, amounting to $475.5 million and $341.1 million at December 31, 1997 and 1996, respectively, have been excluded from earnings and reported as a separate component of stockholders' equity, net of deferred income taxes.

Proceeds from the sale of available for sale securities for the years ended December 31, 1997, 1996 and 1995 were $68.7 million, $28.3 million and $53.7 million, respectively. Gross realized gains on available for sale securities sold during 1997, 1996 and 1995 amounted to $36.3 million, $17.5 million and $23.2 million, respectively. The cost of securities sold is determined using the average cost method for equity securities.

A portion of insurance fiduciary funds which the Company holds to satisfy fiduciary obligations are invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.

                               11 Special Charges

During 1997, the Company recorded special charges totaling $296.8 million. These charges include $213.3 million of merger costs predominantly related to the combination with J&H, a charge of $68.5 million related to London real estate, and $15.0 million for the disposal of certain EDP assets. The merger costs primarily reflect personnel related costs principally involving severance and associated benefits for staff reductions and relocations ($119.9 million), costs for real estate and systems consolidations ($75.9 million), and other integration costs ($17.5 million). The total amount remitted to the Company's former employees amounted to $51.8 million in 1997. The net impact of the special charges on diluted net income per share was $1.15 for the year.

During 1996, the Company completed the sale of Frizzell for approximately $290 million which resulted in a $33.2 million pretax gain. In addition, pretax charges aggregating $92.6 million were also recorded. These charges represent a provision of approximately $33.5 million primarily for U.K. real estate; $17 million for costs related to the integration of the Company's worldwide insurance services operations; $17 million for goodwill write-offs; $15 million related to the Lloyd's Reconstruction and Renewal Plan; and $10.1 million primarily related to office closings. The net impact of these special charges and the 1996 tax adjustment discussed in Note 4 increased diluted net income per share by $.02 for the year.


                                   ----------

                                 12 Common Stock

On May 21, 1997, the Board of Directors approved a two-for-one stock split of the Company's common stock in the form of a 100% stock distribution which was issued on June 27, 1997. All references to per share amounts have been restated for this stock distribution.

                           13 Stockholder Rights Plan

On September 18, 1997, the Company's Board of Directors approved the extension of the benefits afforded by the Company's existing rights plan by adopting a new stockholder rights plan. Under the new plan, Rights to purchase stock, at a rate of one Right for each common share held, were distributed to shareholders of record on September 29, 1997 and automatically attach to shares acquired thereafter. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of the Company's outstanding common stock or (ii) commences a tender offer that would result in such a person or group owning 15% or more of the Company's common stock. When the Rights first become exercisable, a holder will be entitled to buy from the Company a unit consisting of one two-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at a purchase price of $260. Alternatively, if any person acquires 15% or more of the Company's common stock except pursuant to an offer for all shares at a price which is fair and not inadequate or if a 15% holder acquires the Company by means of a reverse merger in which the Company and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of the Company (or in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. The Rights expire on September 29, 2007, except as otherwise provided in the plan.

                   14 Claims, Lawsuits and Other Contingencies

The Company and its subsidiaries are subject to various claims and lawsuits consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these claims and lawsuits seek damages, including punitive damages, in amounts which could, if assessed, be significant.

On November 24, 1997, an action captioned "Aiena et al. vs. Olsen et al." was brought in the United States District Court for the Southern District of New York by certain former directors of J&H, which was acquired by the Company in March 1997, against twenty-four selling shareholders of J&H, as well as J&H itself and the Company. The action essentially challenges the allocation of the consideration paid in connection with the Company's combination with J&H as between the defendants who were directors and shareholders of J&H at the time of the transaction and the plaintiffs who were former directors and shareholders of J&H. The Complaint asserts, among others, claims for breach of fiduciary duty, federal securities law violations, breach of contract, and ERISA violations. Plaintiffs seek compensatory and punitive damages.

On the basis of present information, available insurance coverage and advice received from counsel, it is the opinion of the Company's management that the disposition or ultimate determination of these claims and lawsuits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.


                                   ----------

15 Segmentation of Activity by Type of Service and Geographic Area of Operation

The Company, a professional services firm, operates in three principal business segments: risk and insurance services, investment management and consulting. Operating income for each type of service is after deductions for all directly related expenses and allocations of common expenses. General corporate expenses primarily are comprised of employee compensation and benefits and related occupancy costs for administrative personnel. General corporate assets primarily consist of cash and cash equivalents, deferred income tax assets and a portion of the Company's headquarters building.

The following table presents information about the Company's operations by type of service and geographic area:

====================================================================================================================================
For the Three Years Ended December 31, 1997
                                                                                               Depreciation &
                                                          Operating       Identifiable           Amortization              Capital
(In millions of dollars)                 Revenue             Income             Assets        of Fixed Assets         Expenditures
------------------------------------------------------------------------------------------------------------------------------------
Type of Service:
1997--(a)
Risk and Insurance Services             $2,788.4             $223.0           $4,095.1                 $ 80.8               $ 87.0
Investment Management                    1,882.4              462.8            1,755.8                   36.9                 80.7
Consulting                               1,337.8              127.0              888.1                   26.7                 32.6
General Corporate                             --              (68.0)           1,175.2                    4.3                  1.8
------------------------------------------------------------------------------------------------------------------------------------
                                        $6,008.6             $744.8           $7,914.2                 $148.7               $202.1
====================================================================================================================================
1996--(b)
Risk and Insurance Services             $1,907.3             $313.7           $1,926.8                 $ 64.5               $ 66.7
Investment Management                    1,337.5              337.8            1,457.6                   27.4                 52.4
Consulting                               1,159.2              110.9              679.6                   22.6                 32.7
General Corporate                             --              (47.1)             481.2                    4.0                  5.5
------------------------------------------------------------------------------------------------------------------------------------
                                        $4,404.0             $715.3           $4,545.2                 $118.5               $157.3
====================================================================================================================================
1995--
Risk and Insurance Services             $1,963.9             $389.2           $2,193.6                 $ 65.6               $ 77.2
Investment Management                      917.0              243.5              997.9                   21.5                 29.4
Consulting                               1,056.4              108.7              638.4                   20.4                 25.7
General Corporate                             --              (46.5)             499.6                    3.9                  4.6
------------------------------------------------------------------------------------------------------------------------------------
                                        $3,937.3             $694.9           $4,329.5                 $111.4               $136.9
====================================================================================================================================
Geographic Area:
1997--(a)
United States                           $4,316.3             $626.2           $5,160.4
Europe                                   1,221.1              107.2            1,238.7
Canada                                     214.3               28.5              120.7
Pacific Rim and Other                      256.9               50.9              219.2
General Corporate                             --              (68.0)           1,175.2
--------------------------------------------------------------------------------------
                                        $6,008.6             $744.8           $7,914.2
======================================================================================
1996--(b)
United States                           $3,064.2             $566.3           $2,863.6
Europe                                     967.1              136.9              951.6
Canada                                     198.0               42.5              111.8
Pacific Rim and Other                      174.7               16.7              137.0
General Corporate                             --              (47.1)             481.2
--------------------------------------------------------------------------------------
                                        $4,404.0             $715.3           $4,545.2
======================================================================================
1995--
United States                           $2,565.4             $494.1           $2,195.9
Europe                                   1,028.2              189.7            1,413.6
Canada                                     184.3               37.4              107.1
Pacific Rim and Other                      159.4               20.2              113.3
General Corporate                             --              (46.5)             499.6
--------------------------------------------------------------------------------------
                                        $3,937.3             $694.9           $4,329.5
======================================================================================

(a) The 1997 special charges included in operating income are allocated by type of service and geographic area as follows: $272.6 million for Risk and Insurance Services, $21.4 million for Consulting and $2.8 million for General Corporate; $162.4 million for U.S., $113.7 million for Europe, $15.6 million for Canada, $2.3 million for Pacific Rim and Other and $2.8 million for General Corporate.

(b) The 1996 net special charges included in operating income are allocated by type of service and geographic area as follows: $49.4 million for Risk and Insurance Services, $8.5 million for Consulting and $1.5 million for General Corporate; $29.6 million for U.S., $26.3 million for Europe, $2.0 million for Pacific Rim and Other and $1.5 million for General Corporate.


                                   ----------

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

/s/ Frank J. Borelli

Frank J. Borelli
Senior Vice President and
Chief Financial Officer
March 6, 1998


                         Report of Independent Auditors

The Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
March 6, 1998


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                      Selected Quarterly Financial Data and
                      Supplemental Information (Unaudited)

================================================================================================================================
                                                          Operating     Net       Net Income (Loss)     Dividends      Stock
(In millions of dollars,                                    Income     Income        Per Share(a)       Paid Per     Price Range
except per share figures)                    Revenue        (Loss)     (Loss)      Basic   Diluted       Share        High-Low
--------------------------------------------------------------------------------------------------------------------------------
1997:
First quarter                               $ 1,295.2      $ 277.3    $ 164.4    $   1.13  $   1.10     $    .45    $64.81-51.31
Second quarter                                1,539.5        261.6      145.0         .87       .85          .45    $75.25-56.56
Third quarter                                 1,548.4        248.9      140.0         .83       .81          .50    $79.75-68.25
Fourth quarter                                1,625.5        (43.0)     (50.0)       (.29)     (.29)         .50    $80.00-66.00
----------------------------------------------------------------------------------------------------------------
                                            $ 6,008.6      $ 744.8    $ 399.4    $   2.45  $   2.39     $   1.90    $80.00-51.31
================================================================================================================
1996:
First quarter                               $ 1,122.6      $ 242.5    $ 143.1    $    .98  $    .97     $    .40    $50.81-42.13
Second quarter                                1,097.9        193.3      115.2         .79       .78          .40    $48.81-44.50
Third quarter                                 1,057.0        174.2      102.6         .72       .70          .40    $49.50-44.00
Fourth quarter                                1,126.5        105.3       98.4         .68       .67          .45    $57.44-47.75
----------------------------------------------------------------------------------------------------------------
                                            $ 4,404.0      $ 715.3    $ 459.3    $   3.17  $   3.12     $   1.65    $57.44-42.13
================================================================================================================
1995:
First quarter                               $   994.7      $ 213.6    $ 124.8    $    .85  $    .85     $    .36    $42.50-38.13
Second quarter                                  974.5        174.9      101.8         .70       .69          .36    $42.00-38.06
Third quarter                                   963.9        158.4       91.3         .63       .62          .36    $44.69-38.31
Fourth quarter                                1,004.2        148.0       85.0         .58       .57          .40    $45.06-40.25
----------------------------------------------------------------------------------------------------------------
                                            $ 3,937.3      $ 694.9    $ 402.9    $   2.76  $   2.73     $   1.48    $45.06-38.06
================================================================================================================================

(a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts exceeds the total for the year in 1997.

The Company's common stock (ticker symbol: MMC) is traded on the New York, Chicago, Pacific and London stock exchanges. As of February 28, 1998, there were 20,483 stockholders of record.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                   Ten-Year Statistical Summary of Operations

========================================================================================================================

For the Ten Years Ended December 31, 1997
(In millions of dollars, except per share figures)            1997             1996             1995           1994
------------------------------------------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                             $  2,788.4       $  1,907.3       $  1,963.9     $  1,886.5
Investment Management                                      1,882.4          1,337.5            917.0          747.4
Consulting                                                 1,337.8          1,159.2          1,056.4          933.1
------------------------------------------------------------------------------------------------------------------------
   Total Revenue                                           6,008.6          4,404.0          3,937.3        3,567.0
------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation and benefits                                  3,044.1          2,204.3          1,948.8        1,740.2
Other operating expenses                                   2,219.7          1,484.4          1,293.6        1,156.5
------------------------------------------------------------------------------------------------------------------------
   Total Expenses                                          5,263.8          3,688.7          3,242.4        2,896.7
------------------------------------------------------------------------------------------------------------------------
Operating Income                                             744.8(e)         715.3(c)         694.9          670.3
Interest Income                                               24.0             14.3             17.7           11.8
Interest Expense                                            (106.4)           (61.6)           (62.8)         (50.6)
Other Income (Expense)                                          --               --               --             --
------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Cumulative Effect of
   Accounting Changes                                        662.4            668.0            649.8          631.5
Income Taxes                                                 263.0            208.7(d)         246.9          249.5
------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Changes   $    399.4       $    459.3       $    402.9     $    382.0
========================================================================================================================
Net Income                                              $    399.4       $    459.3       $    402.9     $    371.5(b)
========================================================================================================================
Basic Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes   $     2.45       $     3.17       $     2.76     $     2.60
Net Income Per Share                                    $     2.45       $     3.17       $     2.76     $     2.52(b)
Average Number of Shares Outstanding                         163.0            144.8            145.8          147.2
========================================================================================================================
Diluted Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes   $     2.39       $     3.12       $     2.73     $     2.57
Net Income Per Share                                    $     2.39       $     3.12       $     2.73     $     2.50(b)
Average Number of Shares Outstanding                         167.2            147.4            147.4          148.6
========================================================================================================================
Dividends Paid Per Share                                $     1.90       $     1.65       $     1.48     $     1.40

Return on Average Stockholders' Equity                          16%              26%              26%            26%

Year-end Financial Position:
Working capital                                         $    189.4       $    192.3       $    109.6     $     53.7
Total assets                                            $  7,914.2       $  4,545.2       $  4,329.5     $  3,830.6
Long-term debt                                          $  1,239.8       $    458.2       $    410.6     $    409.4
Stockholders' equity                                    $  3,198.8       $  1,888.6       $  1,665.5     $  1,460.6
Total shares outstanding (excluding treasury shares)         170.0            144.6            145.6          146.4

Other Information:
Number of employees                                         36,400           27,000           27,200         26,100
Stock price ranges--
   U.S. exchanges--High                                 $    80.00       $    57.44       $    45.06     $    44.38
                  --Low                                 $    51.31       $    42.13       $    38.06     $    35.63
   London Stock Exchange--High                        (pound)49.06     (pound)34.17     (pound)29.25   (pound)29.47
                        --Low                         (pound)30.56     (pound)27.44     (pound)23.94   (pound)22.66
Price/earnings multiple                                       31.2             16.7             16.3           15.9
========================================================================================================================

===================================================================================================================================

For the Ten Years Ended December 31, 1997
(In millions of dollars, except per share figures)              1993           1992             1991           1990           1989
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                               $  1,790.5     $  1,632.8       $  1,571.0     $  1,536.8     $  1,400.3
Investment Management                                          577.7          416.1            325.0          286.0          282.1
Consulting                                                     854.8          908.2            894.0          910.0          754.3
-----------------------------------------------------------------------------------------------------------------------------------
   Total Revenue                                             3,223.0        2,957.1          2,790.0        2,732.8        2,436.7
-----------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation and benefits                                    1,635.7        1,557.8          1,461.1        1,400.0        1,223.4
Other operating expenses                                       994.5          858.3            830.8          805.5          703.8
-----------------------------------------------------------------------------------------------------------------------------------
   Total Expenses                                            2,630.2        2,416.1          2,291.9        2,205.5        1,927.2
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                               592.8          541.0            498.1          527.3          509.5
Interest Income                                                 11.9           16.6             24.8           33.5           27.7
Interest Expense                                               (46.1)         (38.3)           (39.1)         (31.0)         (18.9)
Other Income (Expense)                                            --             --             43.0           (1.0)          (1.0)
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Cumulative Effect of
   Accounting Changes                                          558.6          519.3            526.8          528.8          517.3
Income Taxes                                                   226.2          215.5            221.3          224.7          222.4
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Changes     $    332.4     $    303.8       $    305.5     $    304.1     $    294.9
===================================================================================================================================
Net Income                                                $    332.4     $    263.7(a)    $    305.5     $    304.1     $    294.9
===================================================================================================================================
Basic Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes     $     2.26     $     2.10       $     2.09     $     2.07     $     2.05
Net Income Per Share                                      $     2.26     $     1.83(a)    $     2.09     $     2.07     $     2.05
Average Number of Shares Outstanding                           147.0          144.4            146.2          146.6          143.8
===================================================================================================================================
Diluted Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes     $     2.23     $     2.07       $     2.06     $     2.05     $     2.01
Net Income Per Share                                      $     2.23     $     1.80(a)    $     2.06     $     2.05     $     2.01
Average Number of Shares Outstanding                           149.0          146.6            148.4          148.6          146.6
===================================================================================================================================
Dividends Paid Per Share                                  $     1.35     $     1.33       $     1.30     $     1.28     $     1.25

Return on Average Stockholders' Equity                            27%            25%              29%            31%            36%

Year-end Financial Position:
Working capital                                           $    133.7     $    198.3       $    336.2     $    352.5     $    312.7
Total assets                                              $  3,546.6     $  3,088.4       $  2,382.2     $  2,411.2     $  2,035.2
Long-term debt                                            $    409.8     $    411.2       $    318.0     $    319.9     $    319.4
Stockholders' equity                                      $  1,365.3     $  1,102.9       $  1,035.0     $  1,085.3     $    873.0
Total shares outstanding (excluding treasury shares)           147.8          146.6            143.6          147.0          144.8

Other Information:
Number of employees                                           25,600         25,800           23,400         24,400         23,600
Stock price ranges--
   U.S. exchanges--High                                   $    48.81     $    47.25       $    43.63     $    40.50     $    44.88
                  --Low                                   $    38.50     $    35.63       $    34.56     $    29.88     $    27.56
   London Stock Exchange--High                          (pound)33.72   (pound)30.94     (pound)24.81   (pound)24.50   (pound)27.97
                        --Low                           (pound)26.28   (pound)19.66     (pound)17.78   (pound)15.75   (pound)15.41
Price/earnings multiple                                         18.2           25.4             19.8           19.0           19.4
===================================================================================================================================

=====================================================================================
                                                                          Compound
For the Ten Years Ended December 31, 1997                                Growth Rate
(In millions of dollars, except per share figures)              1988      1987-1997
-------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                               $  1,375.7          7%
Investment Management                                          269.8         21%
Consulting                                                     635.7         11%
--------------------------------------------------------------------
   Total Revenue                                             2,281.2         11%
--------------------------------------------------------------------
Expenses:
Compensation and benefits                                    1,108.9         12%
Other operating expenses                                       656.9         14%
--------------------------------------------------------------------
   Total Expenses                                            1,765.8         13%
--------------------------------------------------------------------
Operating Income                                               515.4          3%
Interest Income                                                 22.7
Interest Expense                                               (23.1)
Other Income (Expense)                                           1.4
--------------------------------------------------------------------
Income Before Income Taxes and Cumulative Effect of
   Accounting Changes                                          516.4          2%
Income Taxes                                                   220.1
--------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Changes     $    296.3          3%
====================================================================
Net Income                                                $    296.3          3%
====================================================================
Basic Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes     $     2.05          2%
Net Income Per Share                                      $     2.05          2%
Average Number of Shares Outstanding                           144.8
====================================================================
Diluted Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes     $     2.02          2%
Net Income Per Share                                      $     2.02          2%
Average Number of Shares Outstanding                           146.4
====================================================================
Dividends Paid Per Share                                  $     1.21          6%

Return on Average Stockholders' Equity                            38%

Year-end Financial Position:
Working capital                                           $    195.7
Total assets                                              $  1,830.0
Long-term debt                                            $    266.2
Stockholders' equity                                      $    755.1
Total shares outstanding (excluding treasury shares)           143.0

Other Information:
Number of employees                                           22,800
Stock price ranges--
   U.S. exchanges--High                                   $    29.88
                  --Low                                   $    22.63
   London Stock Exchange--High                          (pound)17.50
                        --Low                           (pound)12.50
Price/earnings multiple                                         13.9
=====================================================================================

(a) Reflects the adoption, effective January 1, 1992, of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes."
(b) Reflects the adoption, effective January 1, 1994, of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
(c) Includes net special charges of $92.6 million partially offset by a $33.2 million gain on the sale of Frizzell.
(d)   Includes a tax adjustment that reduced income taxes by $40 million.
(e)   Includes a special charge of $296.8 million.


                                   ----------
                                     54 & 55

                   Board of Directors and Corporate Officers

BOARD OF DIRECTORS

A.J.C. Smith
Chairman

Norman Barham
Vice Chairman
J&H Marsh & McLennan, Inc.

Lewis W. Bernard
Chairman
Classroom, Inc.
Former Chief Administrative
and Financial Officer
Morgan Stanley & Co., Inc.

Richard H. Blum
Vice Chairman
J&H Marsh & McLennan, Inc.

Frank J. Borelli
Senior Vice President and
Chief Financial Officer

Peter Coster
President
Mercer Consulting Group, Inc.

Robert F. Erburu
Former Chairman
The Times Mirror Company

Jeffrey W. Greenberg
Chairman
Marsh & McLennan Risk Capital Corp.

Ray J. Groves
Chairman
Legg Mason Merchant Banking, Inc.
Former Chairman
Ernst & Young

Richard S. Hickok
Former Chairman
KMG Main Hurdman

The Rt. Hon. Lord Lang of Monkton
Former British Secretary of State
for Trade & Industry

Lawrence J. Lasser
President
Putnam Investments, Inc.

Richard M. Morrow
Former Chairman
Amoco Corporation

David A. Olsen
Former Chairman
Johnson & Higgins

George Putnam
Chairman
The Putnam Funds

Adele Smith Simmons
President
John D. and Catherine T.
MacArthur Foundation

John T. Sinnott
Vice Chairman and
Chief Executive
J&H Marsh & McLennan, Inc.

Frank J. Tasco
Former Chairman
Marsh & McLennan Companies, Inc.

ADVISORY DIRECTORS

Richard E. Heckert
Former Chairman
E.I. du Pont de Nemours and Company

Dean R. McKay
Former Senior Vice President
IBM Corporation

Arthur C. Nielsen, Jr.
Former Chairman
A.C. Nielsen Company

John M. Regan, Jr.
Former Chairman
Marsh & McLennan Companies, Inc.

R. J. Ventres
Former Chairman
Borden, Inc.

COMMITTEES OF THE BOARD

Audit

Richard S. Hickok, Chairman
The Rt. Hon. Lord Lang of Monkton
Richard M. Morrow
Adele Smith Simmons
Frank J. Tasco

Compensation

Lewis W. Bernard, Chairman
Robert F. Erburu
Ray J. Groves

Executive

A.J.C. Smith, Chairman
Richard M. Morrow
Adele Smith Simmons
Frank J. Tasco

OTHER CORPORATE OFFICERS

Francis N. Bonsignore
Senior Vice President
Human Resources and Administration

Gregory F. Van Gundy
General Counsel and Secretary


International Advisory Board

Abdlatif Y. Al-Hamad (Middle East)
Chairman
Arab Fund for Economic
and Social Development

Raymond Barre (France)
Deputy, National Assembly
Former Prime Minister

Mathis Cabiallavetta (Switzerland)
President of the Group Executive Board
Union Bank of Switzerland

John R. Evans (Canada)
Chairman
Torstar Corporation

Oscar Fanjul (Spain)
Former Chairman and Chief
Executive Officer
Repsol

Toyoo Gyohten (Japan)
President
Institute for International
Monetary Affairs
Former Chairman
The Bank of Tokyo

Lord Jenkin of Roding (United Kingdom)
Chairman
Friends' Provident Life Office
Former Secretary of State for Industry

Erno Kemenes (Eastern Europe)
Chairman
Deloitte Touche Tohmatsu
Former Minister of Economics, Hungary

Walther Leisler Kiep (Germany)
(IAB Chairman)
General Partner
Gradmann & Holler

Marcilio Marques Moreira (Brazil)
Senior International Advisor
Merrill Lynch
Former Ambassador of Brazil
to the United States

Paul F. Oreffice (United States)
Former Chairman and
Chief Executive Officer
The Dow Chemical Company

Jesus Silva-Herzog (Mexico)
Institute for Monetary Affairs
Former Ambassador of Mexico
to the United States

Wei Ming Yi (China)
Chairman
International Advisory Council
China International Trust and
Investment Corporation

SHAREHOLDER INFORMATION

ANNUAL MEETING
The 1998 annual meeting of shareholders will be held at 10 a.m., Wednesday, May 20, in the 2nd floor auditorium of the McGraw-Hill Building, 1221 Avenue of the Americas, New York City. At the time of the mailing of this annual report, the notice of the annual meeting and proxy statement, together with a proxy card, is scheduled to be sent to each shareholder.

ANTICIPATED 1998 DIVIDEND PAYMENT DATES
February 13 (paid), May 15, August 14, November 13

FINANCIAL AND INVESTOR INFORMATION
Shareholders and prospective investors inquiring about reinvestment and payment of dividends, consolidation of accounts, changes of registration and stock certificate holdings should contact:

The Bank of New York
Shareholder Relations Department -- 11E
P.O. Box 11258
Church Street Station
New York, NY 10286
Telephone: (800) 457-8968
           (212) 815-2560

Certificates for transfer and address changes should be sent to:

The Bank of New York
Receive and Deliver Department -- 11W
P.O. Box 11002
Church Street Station
New York, NY 10286

The Bank of New York
c/o The Royal Bank of Scotland
Registrar's Department
P.O. Box 82, Caxton House
Redcliffe Way, Bristol BS99 7NH
England
Telephone: 117-9306600

The Bank of New York's Web site:
http://stock.bankofny.com

E-mail inquiries: Shareowner-svcs@Email.bankofny.com

Copies of our annual and quarterly reports, and Forms 10-K and 10-Q, may be obtained by contacting:

Corporate Development
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
Telephone:  (212) 345-5475

Marsh & McLennan Companies' Web site: www.marshmac.com

STOCK LISTINGS

Marsh & McLennan Companies' common stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific and London stock exchanges.


CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This annual report to shareholders contains forward-looking statements which by their nature involve risks and uncertainties. Please refer to Marsh & McLennan Companies' 1997 Annual Report on Form 10-K for "Information Concerning Forward-Looking Statements" and a description of certain factors that may cause actual results to differ from goals referred to herein or contemplated by such statements.

                          Marsh & McLennan Companies, Inc.
                            1166 Avenue of the Americas
                                 New York, NY 10036
                                  www.marshmac.com