Form 10-K, Exhibit 13
period 1998-12-31
MARSH & MCLENNAN COMPANIES INC
filed 1999-03-31
CIK 62709

                                                                 MMC
                                                     MARSH & MCLENNAN COMPANIES



Annual Report 1998



          [FRONT COVER: PAINTING OF GALLERY WITH VIEWS OF MODERN ROME]

MMC is a global professional services firm with annual revenues exceeding $7 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Consulting Group, a major global provider of consulting services. More than 50,000 employees provide analysis, advice and transactional capabilities to clients in over 100 countries.

Financial Highlights
================================================================================
For the Three Years Ended December 31,              1998        1997        1996
(in millions, except per share figures)
--------------------------------------------------------------------------------
Revenue                                           $7,190      $6,009      $4,404
Income Before Income Taxes(1)                     $1,305      $  715      $  668
Net Income(1)                                     $  796      $  434      $  459
Stockholders' Equity                              $3,659      $3,233      $1,889
--------------------------------------------------------------------------------
Diluted Net Income Per Share (1)                  $ 2.98      $ 1.73      $ 2.08
Dividends Paid Per Share                          $ 1.46      $ 1.26      $ 1.11
Year-end Stock Price                              $58.44      $49.71      $34.67
================================================================================
(1) MMC's 1997 operating results include the impact of a special charge principally resulting from the combination with Johnson & Higgins.


 [The following tables were represented as bar charts in the printed material.]

---------------------                   -------------------
      Year-end                               Year-end
Market Capitalization                       Share Price
    (in billions)
---------------------                   -------------------
      Compound                               Compound
  Annual Growth 28%                      Annual Growth 22%
---------------------                   -------------------

   94       $ 5.8                          94       26.42
   95         6.5                          95       29.58
   96         7.5                          96       34.67
   97        13.0                          97       49.71
   98        15.4                          98       58.44

                                Dear Shareholder

MMC had an outstanding 1998. We solidified our long-term leadership in risk and insurance services with the strategic acquisition of Sedgwick Group, the largest European-based insurance broker; continued to expand our investment management business; and strengthened our position as a leading global provider of consulting services.

MMC's revenues for the year rose 20 percent to $7.2 billion from $6.0 billion in 1997. Net income grew 34 percent to $796 million and earnings per share increased 26 percent to $2.98, compared with $592 million and $2.36, respectively, excluding special charges in 1997.

These strong financial results reflect the excellent performance of all our business segments, and I am pleased to report that we see significant potential for continuing to increase earnings. In each of our businesses, we are consolidating our position as provider of choice. As a global firm, we have the resources and perspective to invest the assets of our institutional clients and mutual fund shareholders successfully and to work with clients to find solutions to their problems and respond to the increasingly more complex risks that affect their operations worldwide.

The leadership of MMC will be crucial in the years ahead. The Company is made stronger by the appointment of Jeffrey W. Greenberg, who was elected president in January 1999 and will succeed me as chief executive by the end of this year. Jeff is a respected and experienced professional whose reputation as an innovator was most recently evident in his work as chairman of Marsh & McLennan Capital, our private equity investment subsidiary. This, in addition to his earlier experience as a senior executive of American International Group and at Marsh & McLennan, where he began his professional career in 1976, will serve him well as he assumes his new responsibilities. I am certain that his exceptional talents and professional standards will be an asset to MMC for many years to come.


                                   ----------

MMC's financial performance produced excellent results for its shareholders. During the year, we split our stock three-for-two and increased our quarterly dividend 20 percent, continuing our record of increasing total annual dividends paid to shareholders each year since we went public in 1962. The total return on our common stock including dividends was 21 percent in 1998.

Our investment management business, Putnam Investments, had another superb year. It is one of the leading money managers in the United States and its growth continues to exceed that of the industry. Despite market volatility, Putnam reported remarkable earnings growth, margin improvement and high levels of new institutional and mutual fund sales. For the year, revenues grew 22 percent, operating income climbed 46 percent and assets under management rose 25 percent to $294 billion. Mutual fund assets increased 22 percent to $221 billion, supported by investor preference for Putnam's breadth of products and disciplined investment style, as well as the company's strong marketing and sales efforts and award-winning investor services. Institutional assets rose to $73 billion, up 37 percent from 1997, reflecting robust growth in both the defined benefit and defined contribution plan business where Putnam excels, based on its product range, investment skills and client service.

For 1998, our risk and insurance services revenues reached $3.4 billion, an increase of 20 percent from 1997. Our businesses produced solid organic revenue growth and have sound prospects for increased earnings. In early 1999, we created a new holding company for our risk and insurance services business, Marsh Inc. This company reflects the integration of the three respected traditions of Marsh & McLennan, Johnson & Higgins and Sedgwick, which we acquired late in 1998. Sedgwick not only increased the presence of our risk and insurance services business worldwide, but that of our consulting business as well. Our cultures, areas of specialization and work-quality standards are similar, so we are able to combine capabilities with Sedgwick quickly, to deliver significant advantages to our clients. We expect Sedgwick to be accretive to earnings in 2000 based on the significant operating efficiencies and consolidation savings we will achieve.

                                                    [Photograph of A.J.C. Smith]

                                                    A.J.C. Smith


                                   ----------

Marsh & McLennan Capital, our private equity investment firm, also had a very good year as it continued to organize and invest in insurance and related industries. It is forming Trident II, a fund expected to exceed $1 billion in capital commitments from investors for global opportunities in insurance, reinsurance and other financial services companies.

Mercer Consulting Group achieved its financial goal of double-digit revenue growth and margin improvement. Revenues for 1998 were $1.5 billion, up 15 percent over the prior year. Human resource consulting, where Mercer is the global leader, grew 11 percent, with excellent results for all practices. The compensation consulting area was reinforced by the addition of KPMG Peat Marwick's U.S. compensation practice and Control Resources Group, an international firm with particular strength in Asia and Europe. The management consulting business made progress in a very receptive market, capturing large new assignments in the United States and around the world. It expanded its European presence by acquiring one of Germany's top management consulting firms, Dr. Seebauer & Partner.

MMC elected several new members to the Board of Directors in 1998. We welcomed Saxon Riley and Rob White-Cooper, former chairman and chief executive officer, respectively, of Sedgwick, as well as three outside directors: Stephen R. Hardis, Gwendolyn S. King and John D. Ong. Richard S. Hickok and Richard M. Morrow retired from the Board. Richard H. Blum, vice chairman for Marsh Inc., who led Guy Carpenter & Company from 1984 to 1996, also retired. Dick made many important contributions to the firm over his long career, including his recent work on the integration of Johnson & Higgins. We are pleased that he will continue to serve in a consulting role.

As we look to 1999 and beyond, MMC has never been stronger. Over the past few years, we have strengthened our position in each of our business sectors, made strategic acquisitions and delivered excellent performance. In the pages following, the heads of our operating companies respond to questions about their firms' prospects.

MMC's continued success depends on the intelligence and dedication of the men and women who carry out our goals each day. We appreciate their efforts and our shareholders' support as we build the premier professional services firm.


                                          /s/ A.J.C. Smith

                                          A.J.C. Smith
                                          Chairman and Chief Executive Officer

                                          March 5, 1999


                                   ----------

                             Performance Over Time

Building on our history of innovation and leadership, MMC is today a $7 billion professional services firm with risk and insurance services, investment management and consulting companies that lead their respective industries. This unique mix is attractive to clients and investors alike, providing depth of specialist expertise and a source of diversified earnings, which have contributed to our excellent long-term performance. The leaders of our operating companies discuss achievements and opportunities for the future.


                                   ----------

================================================================================

                           RISK AND INSURANCE SERVICES

Marsh Inc. has grown and prospered by responding quickly and effectively to changing market conditions and offering increasingly wide-ranging service and advice to its clients. The company's leadership has been reinforced by the recent combination with two of the best-known companies in risk and insurance services. John T. Sinnott, chairman and chief executive officer, shares his thoughts on recent developments and future prospects.

================================================================================

               [Pages 6-7: Painting of the Rialto Bridge, Venice]

Please update us on the integration of Johnson & Higgins.

Our firms are fully integrated and I'm pleased to report that the results have exceeded our expectations. Johnson & Higgins had an excellent reputation and was a quality firm. The many compatibilities and complements that we saw in the joining together of our organizations have now been realized.

Quantitatively, you can look at the high levels of client and staff retentions and net new business. We achieved remarkable consolidation savings in 1998, and our 1999 results should reflect additional benefits from the merger. This combination has permanently strengthened our company's earnings power.

Qualitatively, we have created one organization that draws on the best practices and talents of each firm. I believe our company has the greatest expertise and knowledge in our industry, which in turn will benefit all of our clients.


How does the acquisition of Sedgwick strengthen the risk and insurance services business?

We feel the acquisition of Sedgwick is an excellent fit, both strategically and operationally. It was the largest European-based insurance broker with about $1.2 billion in annual risk and insurance services revenues. Our merger combines compatible resources, talented professionals and our excellent reputations to significantly enhance both our client service capabilities and potential for growth.

Sedgwick expands our coverage geographically. In the United Kingdom, Sedgwick's strong direct insurance broking business and London market operations complement Marsh's existing position. We expect to integrate our operations in the United Kingdom in much the same way that we so successfully integrated Johnson & Higgins' operations in the United States. Sedgwick also augments our operations in Continental Europe and Asia Pacific, especially in Australia and New Zealand.

Guy Carpenter & Company, our reinsurance unit, benefits from the Sedgwick acquisition on a worldwide basis. In the United States, we have greater representation in national accounts and facultative reinsurance. Our London practice has been expanded and Far East business has also been enhanced.

Sedgwick has operated in some U.S. cities where Marsh did not have a presence. And while Sedgwick has served a full range of clients, it has a particularly strong base of mid-sized customers, which will reinforce the excellent inroads we made in this market following the Johnson & Higgins merger. Seabury & Smith's program management business will be enhanced by the addition of Sedgwick, as will our specialty practices. Sedgwick also has an excellent claims man-


[The following table was represented as a bar chart in the printed material.]

                             ---------------------
                                    Revenue
                                 (in billions)
                             ---------------------
                                   Compound
                               Annual Growth 15%
                             ---------------------

                                 94       $1.9
                                 95        2.0
                                 96        1.9
                                 97        2.8
                                 98        3.4


                                   ----------
agement business, which will add to our capabilities in the United States. We will add to our client base as well as achieve operational efficiencies.

Finally, we also expect to realize significant consolidation savings from the merger, which will be accretive to our earnings beginning in 2000.


What are the prospects for growth in risk and insurance services?

There are significant engines of growth for our industry and, in particular, for our firm. Few organizations--in any industry--can deliver the breadth and scope of our services. Over the last 20 years, we have carefully built a worldwide organization and invested in resources and specializations that are available on a global basis. Our specialist practices, which are organized by industry, type of risk exposure and client-service style, are designed to handle each client's unique insurance needs. This strategy has consistently strengthened client service and contributed to our revenue growth. It should continue to do so, particularly as risks become more complex.

The opportunities for long-term growth worldwide are exciting. In Europe, economic trends of market liberalization, privatization and unification all signal the need for our services. There is also increased awareness of and exposure to product, professional and environmental liabilities, which pose serious threats to commercial clients' earnings.

We are also well positioned in Latin America. In spite of the recent turmoil in its financial markets, this region has had some of the fastest growing economies and highest growth rates in property and casualty insurance products and services for the past decade.

We remain optimistic about the opportunities in Asia Pacific and anticipate that these markets will welcome providers who specialize in advice and services that are critical to asset protection.

                                                         [Architectural Drawing]


There have been a number of recent innovations that have expanded the company's approach to risk. Please comment.

In 1998, we had an unprecedented year of new service and product offerings. Our clients are facing risks that are growing not only in number but also in complexity. Working together as partners, we have helped them create new ways to manage and transfer risk, including capital market solutions, which supplement traditional insurance and reinsurance programs. As an example, our new investment banking unit, Marsh & McLennan Securities, worked with our broking specialists in London and Bermuda to arrange a pioneering program for an international aircraft manufacturer that limits the client's liabilities arising from the leasing of aircraft it produces. Another


                                   ----------
breakthrough program protects a major newspaper against increases in the price of newsprint.

We have also created innovative programs that protect and enhance a client's earnings stream. These include environmental policies, tax-opinion guarantees, insurance alternatives to credit lines, coverages that facilitate mergers and acquisitions and other financially oriented products. We recently introduced a unique employment practices liability program specifically designed to protect large organizations against the sharp increase in employee lawsuits. In addition, we are applying a comprehensive approach to risks, bundling a wide range of property and liability exposures within a single, multiyear financing solution. This benefits our clients by reducing the cost of the total program and simplifying administration.

Traditionally, companies have looked at financial, strategic, operational and hazard risks separately. More and more, we are seeing a blending of disparate risks. We help our clients combine traditional hazard protection with coverage against financial risks, such as fluctuations in interest and currency rates. Combining all of a company's exposures in a comprehensive approach may produce lower costs and better risk management over time. Our Enterprise Risk Management initiative draws on the expertise of other colleagues within MMC in consulting and investment management, and this unique combination of resources helps us to identify and address the range of exposures that major organizations increasingly face today.

     [The following was represented as a pie chart in the printed material.]

   1998 Operating Income
    by Geographic Region
            $613 million

    I: United States 55%
          II: Europe 30%
          III: Canada 6%
    IV: Latin America 5%
V: Asia Pacific/Other 4%


What is the function of Marsh & McLennan Capital in the company's risk and insurance services activities?

This operation is a continuation and broadening of our market-making role that began decades ago. Its combination of expertise in insurance and finance has enabled us to take advantage of capital from different funding alternatives. This activity was heightened during the mid-1980s, when we established ACE and EXEL, when clients weren't able to find coverage at any price.

More recently, we have expanded this role by investing in funds to capitalize the insurance industry. In 1994, we launched Trident, an investment fund with approximately $660 million in capital commitments from investors for the global insurance and reinsurance markets. As a follow-up to this extremely successful undertaking, we are forming Trident II, a fund expected to exceed $1 billion.

Marsh & McLennan Capital keeps us at the forefront of financial developments in insurance. Its results have been excellent. Over time, we have built up effectively and carefully a private equity business that reaps financial rewards for our shareholders. Marsh & McLennan Capital's access to MMC's global network of professionals provides it with a significant competitive advantage over other similar private equity investors in identifying attractive investment opportunities.


                                   ----------

Please comment on the role technology will play in Marsh's future.

Technology mobilizes our global expertise and enables us to improve the quality of our services to clients. Our communications and database networks connect our professionals with one another and our clients, which fosters teamwork and provides access to a wealth of capabilities and information. For example, we have created an Internet-based tool that clients can access to stay current on all the elements involved in a complex risk management program. Clients can also tap into databases that provide information on a wide range of business, financial and risk subjects, such as the insurance and regulatory environments worldwide.

On the transactional side, we are implementing technology that will vastly improve the collection and analysis of pricing and coverage information in the global markets. It will produce substantial efficiencies and enhance accuracy by substituting electronic processes for the current paper-based methods of conducting insurance transactions. It also gives us improved data handling and retrieval capabilities as well as the ability to conduct more specific research on behalf of our clients.


How do you manage your business in an environment of premium rate reductions?

For many of our professionals, the current down cycle in insurance rates is the only environment that they have ever known. Plentiful capacity and expanded terms and conditions have characterized the U.S. marketplace for 12 years and more recently have been evident in the world's insurance markets. This has created a very competitive market with lower pricing for the transfer of commercial risk.

We've learned to prosper in any environment by constantly examining the way we do business and by making sure that we are at the forefront of industry practices. We emphasize efficiency and are reaping the benefits of expanding geographically. All this positions us to grow profitably as demand for our expertise expands in the world's major economies, as well as in developing countries.

                                                         [Architectural Drawing]


                                   ----------

================================================================================

                              INVESTMENT MANAGEMENT

Putnam Investments has been transformed over the last decade, emerging from a group of small to medium-sized firms to hold a commanding presence in investment management. It is today one of the largest and fastest growing money management firms in the United States and is turning its sights globally. Prospects for continued growth are superb, supported by demographic trends throughout the world and investors' growing preference for Putnam's products and services. Lawrence J. Lasser, president and chief executive officer, discusses the company's near- and long-term outlook.

================================================================================

          [Pages 12-13: Painting of the Arrival of Aeneas at Carthage]

How would you characterize Putnam's growth and transformation over the last several years?

No matter the measurement period--from 1970, when MMC acquired Putnam and assets were less than $2 billion, or five years ago, when assets were $90 billion--Putnam has experienced strong, even unimaginable, growth. We have emerged from a largely undifferentiated group of small to medium-sized competitors to become an industry leader with $294 billion in assets under management.

To attain this success, we transformed Putnam. We instilled an aggressive, entrepreneurial can-do culture, with an emphasis on profitable growth. Our paramount interest is not in growing the top line or becoming the largest firm--we have aimed to be the best, most profitable company. In addition, we've attempted to manage our growth in terms of asset quality. By that, I mean our goal is not merely to gain new business, but profitable, high value-added business.


In 1998, how has Putnam been affected by the market's volatility?

Historically, the stock market's average annual growth has been 8 percent to 10 percent. In the period from 1995 to 1998, growth exceeded 20 percent for each of those years, which is unprecedented in terms of both its level and duration. An adjustment would seem to be inevitable--unless the rules of the history of the stock market, going back 150 years, suddenly were no longer to apply.

A principal driver of both Putnam's and the industry's growth has been the market. If it is down, then the main generator of Putnam's revenue and profit growth is absent. If the market rises, all firms gain, but not equally. We have succeeded in outdistancing our competitors to the degree that Putnam's marketing and sales in mutual funds, robust defined benefit business, highly competitive defined contribution business and international initiatives have been able to win market share. Putnam's investment-style breadth and above average investment performance also contributed to our growth.

                                                         [Architectural Drawing]


Will the market's return to more normal levels affect Putnam adversely?

Putnam's growth rate, which exceeded 30 percent over the last five years, would slow, but our business initiatives--in marketing, sales, distribution, new product and global business development--show no signs of losing momentum. And the need for our services should not lessen either. Institutional clients are required to maintain and fund defined benefit programs on behalf of their employees. Individual customers' retirement aspirations have not changed as a consequence of market turns. The number


                                   ----------
of baby boomers moving into retirement and requiring money management expertise will not decline.

Remember that the world's stock markets are replete with innovative companies managed by smart, entrepreneurial people who are prepared to adapt to and exploit change. It is up to us to continue to find and invest in those companies. If we deliver competitive performance, we will get our share of business. If we continue to deliver superior performance, we will get more than our share and in that way cushion any market reversal.

[The following table was represented as a bar chart in the printed material.]

                             ---------------------
                               Operating Income
                                 (in millions)
                             ---------------------
                                   Compound
                               Annual Growth 34%
                             ---------------------

                                 94        208
                                 95        244
                                 96        338
                                 97        463
                                 98        677


Please comment on Putnam's long-term growth outlook.

Barring any prolonged market downturn, the scenario for Putnam is very positive. The emphasis on retirement planning and the establishment of mutual funds as the preferred savings vehicle in an increasingly savings-oriented society will continue to support Putnam's U.S. growth. Further, non-U.S. markets that share demographic, sociological and economic wealth factors represent a new and largely untapped source of business for a globally focused, U.S.-based money manager like Putnam.

The inherent economics of the investment management business are excellent, where Putnam has been a major factor as measured by its size, breadth, prestige and asset quality. Fundamental demand for and acceptance of the products and services of the industry, and of Putnam in particular, has never been stronger or more widespread. Individuals' need for advice in making financial decisions should continue to grow as their portfolios increase in size and investment options multiply. And their need for a disciplined investment management style that they can count on will intensify. Our professional staff is of the highest caliber, and the diversity of our asset classes and distribution channels gives us great flexibility and coverage.


Would you describe the distinguishing characteristics of Putnam's money management philosophy.

Putnam has built a balanced business by having a presence in all sectors of money management across the entire investment spectrum for individual and institutional investors. We manage equity and fixed income, domestic and global, aggressive and conservative products. We place great importance on delivering consistent and competitive returns for clients through disciplined investment strategies and by strictly adhering to our investment-style guidelines. A globally integrated investment process also distinguishes Putnam, assuring better communication and knowledge sharing in a


                                   ----------
team environment. Putnam, in fact, was the first firm to make the transition to a team management approach in the mid-1980s, breaking away from the star system of portfolio managers that has traditionally dominated investment management. While we depend on enormously skilled and gifted individuals, the team process allows us to capture the best aspects of individual thinking and collective judgments.


Please discuss the role technology has played in Putnam's development.

We have benefited from the power of the computer combined with quantitative techniques to support the management of money. For example, technology enables us to screen and test portfolios and to forecast performance by substituting one variable for another. More important, it allows us to measure risk and to gauge what can be earned in relation to the risk taken. This, in turn, has encouraged more specific client mandates.

Technology has revolutionized the service side of Putnam's business for both our individual mutual fund and institutional investors. We recognized early on that beyond excellent investment results, our shareholders, plan sponsors and the intermediaries who distribute our funds want outstanding service. Our solution was to create a "factory" whose product would be superior, almost flawless, service. Putnam's three major service centers in the Boston suburbs--Andover, Quincy and Franklin--each required a high capital investment; they are staffed with dedicated, carefully trained and supervised people and utilize an enormous amount of technology to provide client-focused service.

We have been standard setters in our industry, achieving a series of firsts in using new technology to deliver excellent service. Putnam has been acknowledged for its leadership, having won for the second straight year the prestigious Dalbar "triple crown" award for service to mutual fund investors, variable annuity clients and financial advisors. Putnam was the only company to be recognized for outstanding service in all three categories.

Putnam is one of the first major mutual fund companies to be Year 2000 compliant--one year early. We began to eliminate potential problems starting in early 1995, adjusting hundreds of programs and working with business partners, suppliers and clients to ensure that data from outside the company were acceptable. By year-end 1998, we had already used our upgraded systems to produce shareholder statements. Our internal teams will continue to conduct tests throughout 1999 to ensure we are prepared for the turn of the century.

    [The following was represented as a pie chart in the printed material.]

               Year-end
            1998 Assets
       Under Management
           $294 billion

    I: Funds Retail 66%

II: Defined Benefit 22%

           III: Defined
       Contribution 12%


                                   ----------

What is the position of Putnam's international business?

Putnam began investing internationally more than 25 years ago on behalf of U.S. clients. The aggregate assets we invest internationally today are about $35 billion.

Over the last four years, we have worked to attract assets from non-U.S. sources and have been extremely successful through our activities in Japan and Italy. In 1997, we established a very effective joint venture with Nippon Life Insurance Company, one of the world's largest life insurance companies with a commanding position in the Japanese pension market, to manage money for its institutional clients. We recently strengthened that alliance by taking a stake in Nippon's mutual fund affiliate and are working together to develop a retail mutual fund business in Japan. In 1995, we entered into a joint venture with an Italian financial services organization to develop, manage and distribute mutual funds in Italy. That relationship has also been very profitable. We now manage $3 billion and our partner has expanded its distribution network by a factor of three or four.

In the next five years, our goal is to derive about one-fifth of our total assets from sources outside the United States. A confluence of factors should help us to achieve this. The shift from government-sponsored pension plans to more individual responsibility for retirement financing; the deregulation of banking and financial services enabling foreign participation; the lack of investment management capabilities in many countries; the growing awareness of investment products such as mutual funds--all of these represent enormous long-term global opportunities for select U.S. money managers such as Putnam. Based upon the depth of our investment management skills and resources and, in particular, our strength in investor services and knowledge of distribution, Putnam should become a major global player as we apply our expertise abroad.

                                                         [Architectural Drawing]


How would you like Putnam to be perceived by your current and prospective customers?

Putnam has gained prominence in the investment management industry as measured by its size, reputation for excellence, professionalism and uncompromising integrity. Most important, we have grown by keeping our organization centered on--and responsive to--the needs of our clients. Beyond these attributes, I would hope we are recognized for our dedication to the very serious business of delivering investment performance that benefits people's lives. We help our customers--and we have more than 10 million individual mutual fund shareholders--finance their retirements and their children's educations, buy homes and build financial wealth. We are very aware of our responsibilities and consider ourselves fortunate to do such important work.


                                   ----------

================================================================================

                                   CONSULTING

A number of trends have come together in the 1990s--demographic, geographic and economic--fueling the demand by organizations for high value-added human resource and management consulting advice worldwide. Mercer Consulting Group is a major global provider of consulting services; it has continued to strengthen and expand its areas of expertise and the geographies in which it operates to position itself as a market leader. Peter Coster, president, addresses Mercer's prospects for growth.

================================================================================

  [Pages 18-19: Painting of Rome with the Bridge and Castel St. Angelo by the
                                     Tiber.]

Please update us on Mercer Consulting Group's recent performance and tell us how it fits the company's historical growth pattern.

We had an outstanding year in 1998. Revenues increased 15 percent and operating earnings grew 36 percent. Looking back over the past five years, our compound earnings growth rate is 20 percent.

Our recent record is quite consistent with what we have achieved long term. When MMC separated its consulting business from insurance broking in 1975, the Mercer name was unknown outside of Canada, and the business consisted largely of benefits advice in North America. Over the intervening period, Mercer has established itself as a broad-based human resource consulting firm with a leadership position in every major market in the world, and we have added outstanding capabilities in the areas of business strategy, economic and corporate image consulting. Since 1975, revenues and earnings have grown at compound annual rates of 16 percent and 13 percent, respectively.

Our reputation for thought leadership and top quality advice has never been higher, and we continue to attract the most talented people to come work for us. Not surprisingly, this leads to an impressive number of major new client relationships.


What is driving the growth?

The consulting industry benefits from a number of broad economic and social trends--rapid change, global competition, deregulation, technical complexity and the increasing size of many organizations--all of which drive demand for objective, third-party expertise. We also see attractive opportunities for consulting as governments, employers and individuals react and adjust to the increasing burden of state-provided benefits. Part of the opportunity lies in the retirement area, where governments are struggling to provide for the future security of state-funded retirement programs in the face of developments that are leading to fewer tax-paying workers supporting more and more retirees. One leading alternative is increased dependence on the private sector and individuals, which represents opportunities for Mercer. Also, we are finding that the knowledge we have gained on health care cost control in the United States is equally valuable in countries where health care is still largely a governmental responsibility.

Within this broad framework, Mercer's success is linked to our people and our ideas. I believe we have the best.

Our access to capital as part of MMC is also a major advantage. In contrast to many competitors, our network of global locations is wholly owned, which is a big plus in terms of knowledge sharing, level of service and our ability to order client priorities.


[The following table was represented as a bar chart in the printed material.]

                             ---------------------
                               Operating Income
                                 (in millions)
                             ---------------------
                                   Compound
                               Annual Growth 20%
                             ---------------------

                                 94       96.4
                                 95      108.7
                                 96      119.4
                                 97      148.4
                                 98      201.8


                                   ----------

How do acquisitions fit Mercer's growth strategy?

We don't make acquisitions with the objective of gaining market share. We make acquisitions to build critical mass where we need it and to secure new customer segments and capabilities where we have gaps. They enable us to achieve a position that accelerates our rate of organic growth.

From a practice standpoint, our recent acquisition activity has been focused on high value-added sectors, such as executive compensation, investment consulting and management consulting. Geographically, we have concentrated on East Asia, Latin America and Continental Europe. In late 1997, for example, Mercer Management Consulting acquired Corporate Decisions, Inc., a strategy consulting firm that is prominent for its advice on building shareholder value. The acquisition of KPMG's U.S. compensation practice in 1998 brings us a number of nationally prominent consultants as well as a new stream of consulting opportunities through KPMG. The addition of Corporate Resources Group, a compensation consulting and human resource data firm with particular strength in Asia and Europe, also strengthens our compensation area. Eager & Associates, which advises investment managers in fund design, product positioning and product development, enhances our investment-related consulting. And Dr. Seebauer & Partner, one of Germany's top management consulting firms with specialization in the financial services industry, is an important addition to our European presence.

    [The following was represented as a pie chart in the printed material.]

1998 Revenue
by Practice
$1.5 billion

I: Pension &
Retirement 41%

II: Management
Consulting 17%

III: Health Care 17%

IV: Compensation &
Communication 12%

V: Other Human Resource
Consulting 8%

VI: Economic 5%


Would you discuss the impact of the Foster Higgins integration and what you anticipate for Sedgwick Noble Lowndes.

We integrated Foster Higgins into our organization quickly and have achieved significant consolidation savings, which have contributed to MMC's overall growth and bottom line. We plan to do the same with Sedgwick Noble Lowndes.

The insurance broking side of MMC, through the Johnson & Higgins and Sedgwick acquisitions, strategically drove both of these transactions, which brought a lot of talented people and excellent client relationships to Mercer. This is especially the case for Sedgwick Noble Lowndes, which has been one of Mercer's largest and most highly regarded competitors in human resource consulting in the United Kingdom, Ireland, Australia and Continental Europe.


                                   ----------

Please comment on Mercer's businesses outside of the human resource consulting arena.

Mercer Management Consulting is a major player in strategy consulting and its prospects for growth are excellent. It has developed the intellectual capital for helping clients grow and maximize shareholder value. Mercer's book, The Profit Zone, was named one of the ten best business books of 1998 by Business Week, and a new book, Profit Patterns, is slated to appear in the spring of 1999. The marketplace reception for these insights has been excellent. Still, Mercer Management Consulting is a relative newcomer in a market dominated by firms founded decades ago; it will take a while to achieve market leadership. Our plans embrace organic growth, selective acquisition, market-leading intellectual capital and top quality work, and 1998 marked another year of solid progress. Demand for the services of National Economic Research Associates, the leading firm of consulting economists, is also strong, including large assignments in Asia and Latin America relating to deregulation and privatization. Lippincott & Margulies, the leading consultant to major companies on issues of corporate image, has grown significantly.


Where do you see your best growth opportunities?

Wherever we look in the world, companies are under increasing pressure to be more profitable, and Mercer Consulting Group is ideally positioned to help them. We continue to see the major English-speaking countries as excellent markets, and we are also looking to Asia, Europe and Latin America to fuel growth in the longer term. In Europe in particular, we believe the adoption of the euro will trigger changes that will greatly increase the demand for business consulting services of all types. Privatization has also brought formerly government-owned and -operated enterprises into the competitive mix, which continues to generate significant consulting opportunities.

In terms of practice areas, we expect to see a growing convergence of human resource and traditional management consulting. Of all the strategic changes initiated by companies, a large percentage never achieve full potential because their people strategies are not aligned with their business strategies. Our studies show that mobilizing the organization behind change is the most important element in business success--more important even than understanding the market or competition or economics. We believe Mercer is the best qualified of all consulting firms to combine human resource and strategy consulting to bring value to our clients' bottom lines.

[Architectural Drawing]


                                   ----------

                                                         [Architectural Drawing]

Are you working on other internal synergies?

One of our most important goals presently is to strengthen our global client management process to ensure that we respond to multicountry client issues with the right teams and the right mix of practice expertise. The combinations of Daimler-Chrysler, BP-Amoco and Deutsche Bank-Bankers Trust are standout examples of the ways in which business is becoming ever larger and more global. One way this affects Mercer is that greater numbers of clients are interested in global approaches to human resource issues that are fair and equitable across national borders despite the different social, economic and regulatory environments.

While Mercer continues to have many excellent clients whose businesses are local or regional only, our work is increasingly for multinational organizations, and we need to improve continuously how we use our network of offices to serve them.


Looking to 1999 and beyond, what are Mercer's prospects?

Our near-term financial objectives are to continue our double-digit growth and to further improve profit margins. In this context, a priority is to improve the profitability of the newly acquired Sedgwick Noble Lowndes business.

As to the long term, we are positioned strongly in large and growing markets, and the economic trends favor our business. Mercer has name recognition and an excellent reputation, which we expect to reinforce and enhance. The future looks good.


                                   ----------

================================================================================

                                  MMC WORLDWIDE

                           RISK AND INSURANCE SERVICES

Marsh Inc. is the world's leading risk and insurance services firm. Insurance broking is generally conducted under various forms of the Marsh name and includes the total range of services to identify, value, control, transfer and finance risk. Worldwide reinsurance broking advice and services for insurance and reinsurance companies are provided through Guy Carpenter & Company, Inc. The company structures and places reinsurance coverage and other risk-transfer financing with reinsurance firms and capital markets worldwide. Insurance program management services in the United States and Canada are provided through Seabury & Smith, Inc., which designs, markets and administers specialized insurance programs. The company also provides underwriting management services in North America and the United Kingdom to insurers, primarily for professional liability coverages.

Marsh & McLennan Capital, Inc. originates, structures and manages insurance-related private equity investments on a global basis.


                              INVESTMENT MANAGEMENT

Putnam Investments, Inc., one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages more than 110 mutual funds, has over 900 institutional clients and 10 million individual shareholder accounts. It had $294 billion in assets under management at year-end 1998.


                                   CONSULTING

Mercer Consulting Group, Inc., one of the largest consulting firms in the world, provides advice and services to organizations. William M. Mercer Companies LLC is a market leader in human resource, employee benefit and compensation consulting. Mercer Management Consulting, Inc. is a leader in helping enterprises achieve sustained shareholder value growth through the development and implementation of innovative business designs. National Economic Research Associates, Inc. (NERA), the leading firm of consulting economists, specializes in providing solutions to problems involving competition, regulation, finance and public policy.

================================================================================

          [Pages 24-25: Painting of Gallery with Views of Modern Rome]

Financial Contents

27     Management's Discussion and Analysis
       of Financial Condition and Results of Operations

36     Consolidated Statements of Income

37     Consolidated Balance Sheets

38     Consolidated Statements of Cash Flows

39 Consolidated Statements of Stockholders' Equity and Comprehensive Income

40     Notes to Consolidated Financial Statements

55     Report of Management

55     Report of Independent Auditors

56     Selected Quarterly Financial Data
       and Supplemental Information (Unaudited)

57     Five-Year Statistical Summary of Operations


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Marsh & McLennan Companies, Inc. and Subsidiaries ("MMC") is a professional services firm providing risk and insurance services, investment management and consulting. More than 50,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC is organized in three principal business segments based on the services that each provides. Segment performance is evaluated based on operating income, which is after deductions for directly related expenses but before special charges. The accounting policies of the segments are identical to those used for the consolidated financial statements, described in Note 1 to the consolidated financial statements.

This management's discussion and analysis of financial condition and results of operations contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Cautionary Language Regarding Forward-Looking Information" on the inside back cover page of this annual report.

The consolidated results of operations follow:

================================================================================
(In millions, except per share figures)          1998          1997         1996
--------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                   $ 3,351       $ 2,789      $ 1,907
Investment Management                           2,296         1,882        1,338
Consulting                                      1,543         1,338        1,159
--------------------------------------------------------------------------------
                                                7,190         6,009        4,404
--------------------------------------------------------------------------------
Expense:
Compensation and Benefits                       3,565         3,044        2,204
Other Operating Expenses                        2,209         1,923        1,425
Special Charges/(Credits), net                     (4)          244           60
--------------------------------------------------------------------------------
                                                5,770         5,211        3,689
--------------------------------------------------------------------------------
Operating Income                              $ 1,420       $   798      $   715
================================================================================
Net Income                                    $   796       $   434      $   459
================================================================================
Net Income Per Share:
   Basic(a)                                   $  3.11       $  1.77      $  2.11
================================================================================
   Diluted(a)                                 $  2.98       $  1.73      $  2.08
================================================================================
Average Number of
   Shares Outstanding:
   Basic(a)                                       256           245          217
================================================================================
   Diluted(a)                                     264           251          221
================================================================================
(a) Information for 1997 and 1996 has been restated to reflect the three-for-two stock distribution in the form of a stock dividend issued on June 26, 1998.

During the third quarter of 1998, MMC announced its offer to acquire Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, for total cash consideration of approximately $2.2 billion. On November 3, 1998, MMC announced that all conditions of the merger had been satisfied. On November 16, 1998, MMC remitted approximately $1.9 billion to the United Kingdom receiving agent for immediate distribution to Sedgwick security holders who had tendered outstanding ordinary shares and convertible bonds representing 87.6% and 97.5% of such securities, respectively. The compulsory acquisition of all previously untendered Sedgwick shares was completed in February 1999. MMC has reflected the acquisition of Sedgwick in its results of operations beginning in November 1998.

In 1997, the results of operations reflected MMC's business combination with Johnson & Higgins ("J&H"), completed on March 27, 1997 beginning with the second quarter of 1997.

In 1998, revenue, derived mainly from commissions and fees, rose 20% from 1997 due, in part, to the impact of the J&H transaction, which was not reflected in the results of operations in the first quarter of 1997, as well as the acquisition of Sedgwick in November 1998. Excluding acquisitions and dispositions, revenue grew approximately 11% over 1997. This growth was driven by a 22% increase in revenue in the investment management segment as average assets under management in 1998 were substantially higher than 1997. Risk and insurance services revenue grew 5% for the year reflecting net new business development partially offset by premium rate declines. Also, the consulting segment experienced 12% growth in revenue due to an increased level of services provided in all lines of business.

In 1997, revenue rose 36% from 1996 primarily reflecting the impact of the combination with J&H and the acquisition of Compagnie Europeenne De Courtage d'Assurances et de Reassurances ("CECAR") in January 1997. Excluding acquisitions and dispositions, revenue grew approximately 14% over 1996, principally due to a 41% increase in the investment management segment attributable to higher assets under management. In addition, an increased level of services provided in the retirement consulting area contributed to a 10% growth in revenue from MMC's consulting segment.

In 1998, expenses increased 11% over 1997 primarily reflecting higher compensation and client service related costs in the investment management and consulting segments to support a higher volume of business in 1998. The expense growth in 1998 also reflects one additional quarter of J&H operating expenses in 1998 as compared with 1997 as well as the acquisition of Sedgwick in November 1998. These increases were offset, in part, by approximately $75 million of net integration savings associated with the combination with J&H and the year-over-year impact of the $244 million of special charges recorded in 1997. Of the $75 million net integration savings achieved in 1998, approximately $55 million was realized by risk and insurance services, approximately $15 million by consulting and approximately $5 million by corporate.

Expenses increased 41% in 1997 compared with 1996, primarily due to the combination with J&H, the acquisition of CECAR, and special


                                   ----------
charges totaling $244 million. The special charges for 1997 included $168 million of merger costs predominantly related to the combination with J&H, a charge of $61 million related to lease abandonment costs associated with the consolidation of various London operations along with costs to abandon and redevelop MMC's London building and $15 million for the disposal of certain EDP assets, which were written-off in 1997. These charges are explained, in more detail, under the caption Special Charges in this Management's Discussion and Analysis.

Excluding acquisitions, dispositions, and the special charges, expenses grew 12% in 1997 mostly as a result of staff growth in the investment management and consulting segments as well as higher incentive compensation levels in the investment management segment commensurate with very strong operating performance. Client service related costs for investment management also increased resulting from the higher level of business activity.

Net income for 1996 included a tax adjustment that reduced the income tax provision by $40 million. The tax adjustment primarily related to the permanent deployment of funds outside the United States in a tax-efficient manner and favorable state and local tax developments in the U.S. The net impact of the tax adjustment and net special charges increased earnings per share in 1996 by $.01 for the year.

Effective January 1, 1998, MMC adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which was effective for fiscal years beginning after December 15, 1997. As described more fully in Note 3 to the consolidated financial statements, SFAS No. 130 established standards for reporting and displaying comprehensive income and its components; such comprehensive income information is included in Note 3 to the consolidated financial statements.

In 1998, MMC adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which was effective for fiscal years beginning after December 15, 1997. The required segment disclosure is provided in Note 16 to the consolidated financial statements.

In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The new standard did not change the measurement or recognition of those plans, but revised pension and other postretirement benefit plan disclosures. MMC adopted SFAS No. 132 in fiscal 1998 and the required disclosure is provided in Note 6 to the consolidated financial statements.

In 1998, MMC adopted the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement provided guidance on accounting for the costs of internal use software and is effective for fiscal years beginning after December 15, 1998, with earlier adoption encouraged.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard, which establishes new accounting and reporting requirements for derivative instruments, is effective for fiscal years beginning after June 15, 1999. MMC does not expect the adoption of this standard to have a material impact on its results of operations or consolidated financial condition.

Risk and Insurance Services

The operations within this segment provide risk and insurance services to insureds, insurance underwriters and other brokers. J&H Marsh & McLennan, Inc. is a world leader in providing risk management and insurance broking services. Guy Carpenter & Co. provides reinsurance broking services to insurance and reinsurance risk takers worldwide and Seabury & Smith provides insurance program management services to individuals, businesses and their employees, and associations and other affinity groups and their members. In addition, Marsh & McLennan Capital provides services principally in connection with originating, structuring and managing insurance and related industry investments. The recently acquired Sedgwick operations are being integrated into the various businesses noted above.

Insurance broking services are provided to clients primarily in connection with risk management and the insurance placement process and involve analyzing various types of property and liability loss exposures including large and complex risks that require access to global insurance markets. Services include insurance broking and risk transfer activities and professional consulting services on risk management issues, including risk analysis, coverage requirements, self insurance and alternative insurance and risk financing methods, as well as claims collection, injury management and loss prevention. Insurance placement services include the placement of insurance coverages with insurers worldwide, sometimes involving other intermediaries.

Reinsurance broking services primarily involve acting as an intermediary for insurance and reinsurance organizations on all classes of reinsurance. The intermediary assists the insurer by providing advice, placing reinsurance coverage with reinsurance organizations located around the world, placing risk transfer financing with capital markets, and furnishing related services such as actuarial, financial and regulatory consulting, portfolio analysis and catastrophe modeling. Generally, the purpose of reinsurance is to spread the risk of primary insurance or the reinsurance thereof to lessen the concentration of risk with any one insurance or reinsurance company.

The insurance program management operation primarily designs, places and administers life, health, accident, disability, automobile, homeowners and professional liability and other insurance programs usually on a group marketing basis to individuals, businesses and their employees, and associations and other affinity groups and their members in the United States and Canada. In addition, it provides underwriting management services to insurers in the United States, Canada and the United Kingdom, principally for professional liability coverages.

MMC has been instrumental in the formation of several substantial insurance and reinsurance entities. Marsh & McLennan Capital is also an adviser to The Trident Partnership L.P., an independent private investment partnership formed in 1994 to make private equity investments in the global insurance and reinsurance industry.

Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients; commissions and fees paid by insurance and reinsurance companies; interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds; and placement services revenues earned from insurance carriers. Through Marsh & McLennan Capital, MMC receives compensation in various forms including fees and dividends,


                                   ----------
as well as appreciation that has been realized on sales of MMC's holdings in insurance and related industry entities.

Revenue generated by risk and insurance services is fundamentally derived from the value of services provided to clients and markets, and is affected by premium rate levels in the property and casualty insurance markets and available insurance capacity because compensation is frequently related to the premiums paid by insureds. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by interest rates for fiduciary funds. Placement services revenue includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that book during specific periods, or the loss performance to the insurer of that business.

The results of operations for the risk and insurance services segment are presented below:

================================================================================
(In millions of dollars)                       1998          1997          1996
--------------------------------------------------------------------------------
Revenue                                      $3,351        $2,789        $1,907
Expense(a)                                    2,738         2,293         1,544
--------------------------------------------------------------------------------
Operating Income                             $  613        $  496        $  363
================================================================================
Operating Income Margin                       18.3%         17.8%         19.0%
================================================================================
(a)   Excluding special charges, which are detailed below.

Revenue

Revenue for the risk and insurance services segment grew 20% over 1997 primarily due to the fact that 1998 was the first full year of combined operations after the merger with J&H, whereas 1997 had only three quarters. Furthermore, the Sedgwick acquisition was completed late in the fourth quarter of 1998, adding somewhat to revenue growth in 1998. Excluding acquisitions and dispositions, risk and insurance services revenue rose approximately 5%. Insurance broking revenue, which represented 74% of risk and insurance services, grew 5% reflecting net new business development partially offset by continued premium rate declines in virtually all lines of coverage. The increased level of net new business development was primarily concentrated in the United States and the United Kingdom. Revenues from reinsurance broking and insurance program management increased by 5% and 6%, respectively, in 1998.

In 1997, risk and insurance services revenue increased 46% primarily due to the J&H transaction, the acquisitions of CECAR, a French insurance and reinsurance broking operation, and the acquisition of Albert H. Wohlers & Co., a U.S.-based insurance program management operation offset, in part, by the year-over-year impact of the sale of Frizzell in 1996. Excluding the effect of acquisitions and dispositions, risk and insurance services revenue grew 4% in 1997, as revenue rose 3% in insurance broking and 6% in insurance program management while reinsurance broking fell 2% in 1997 from 1996 levels. The increase in insurance broking revenue, which represented 76% of risk and insurance services revenue in 1997, primarily reflected net new business development partially offset by declines in commercial property and casualty premium rates.

Expense

Risk and insurance services expenses increased 19%, largely attributable to the business combination with J&H, which was effective as of the end of the first quarter of 1997 resulting in 1998 having one additional quarter of expense, and the acquisition of Sedgwick in November 1998. Excluding acquisitions and dispositions, expenses increased approximately 2% from 1997 reflecting salary progressions for continuing staff and higher technology and systems spending. The increases in spending were offset by the realization of approximately $55 million of net integration savings related to the J&H transaction.

In 1997, risk and insurance services expenses increased 48% primarily due to the impact of acquisitions. Excluding acquisitions and dispositions, expenses increased approximately 1% from 1996.

Investment Management

The operations within the investment management segment provide services primarily under the "Putnam" name. The services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided to corporate profit-sharing and pension funds, state and other government and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.) and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. In addition, Putnam provides administrative and trustee (or custodial) services for employee benefit plans (in particular 401(k) plans), IRA's and other clients for which it receives compensation pursuant to service and trust or custodian contracts. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Shares of open-end funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the individual fund and the amount purchased. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds are recovered through charges and fees received over a number of years.

Putnam's revenue is derived primarily from investment management and 12b-1 fees received from the Putnam Funds and institutional accounts. Fees paid by the Putnam Funds are approved annually by the trustees or shareholders of the Putnam Funds and are charged at various rates depending on the individual mutual fund or account and are usually based upon a sliding scale in relation to the level of assets under management and, in certain instances, are also based on investment performance. The management of Putnam and the trustees of the Putnam Funds regularly review the fund fee structure in light of fund performance, the level and range of services provided, industry


                                   ----------
conditions and other relevant factors. Putnam also receives compensation for providing certain shareholder and custody services.

The results of operations for the investment management segment are presented below:

================================================================================
(In millions of dollars)                       1998          1997          1996
--------------------------------------------------------------------------------
Revenue                                      $2,296        $1,882        $1,338
Expense                                       1,619         1,419         1,000
--------------------------------------------------------------------------------
Operating Income                             $  677        $  463        $  338
================================================================================
Operating Income Margin                       29.5%         24.6%         25.3%
================================================================================

Revenue

Putnam's revenue increased 22% in 1998 reflecting significant growth in the level of average assets under management on which management fees are earned. Assets under management aggregated $294 billion at December 31, 1998 compared with $235 billion at December 31, 1997 reflecting $28 billion of net new sales of mutual funds and net additional investments by institutional accounts, as well as a $31 billion growth in market value related to an increase in securities market levels during the year.

Putnam's revenue increased 41% in 1997 reflecting record growth in the level of average assets under management. Net new sales of mutual funds and net additional investments by institutional accounts amounted to $33 billion while higher securities markets contributed $29 billion to the growth in assets under management.

Expense

Putnam's expenses increased 14% in 1998 primarily reflecting increased client service-related costs, including the amortization of deferred commissions, resulting from the higher level of business activity as well as increased incentive compensation.

In 1997, Putnam's expenses increased 42% reflecting the effect of staff growth to support new business, increased incentive compensation levels commensurate with very strong operating performance and increased client service-related costs, including a new service center, resulting from the higher level of business activity.

Year-end and average assets under management are presented below:

================================================================================
(In billions of dollars)                          1998         1997         1996
--------------------------------------------------------------------------------
Mutual Funds:
Domestic Equity                                   $153         $119         $ 80
Taxable Bond                                        38           36           30
Tax-Free Income                                     16           16           16
International Equity                                14           11            8
--------------------------------------------------------------------------------
                                                   221          182          134
--------------------------------------------------------------------------------
Institutional Accounts:
Fixed Income                                        25           22           19
Domestic Equity                                     32           21           14
International Equity                                16           10            6
--------------------------------------------------------------------------------
                                                    73           53           39
--------------------------------------------------------------------------------
Year-end Assets                                   $294         $235         $173
================================================================================
Average Assets                                    $264         $206         $149
================================================================================

Assets under management and revenue levels are particularly affected by fluctuations in domestic and international bond and stock market prices and by the level of investments and withdrawals for current and new fund shareholders and clients. They are also affected by investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions and changes in the investment patterns of clients. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

Putnam provides individual and institutional investors with a broad range of equity and fixed income investment products and services designed to meet varying investment objectives and which affords its clients the opportunity to allocate their investment resources among various alternative investment products as changing worldwide economic and market conditions warrant.

At the end of 1998, assets held in equity securities represented 73% of assets under management, compared with 69% in 1997 and 62% in 1996, while investments in fixed income products represented 27%, compared with 31% last year and 38% in 1996.

Consulting

Through Mercer Consulting Group, Inc., the operations within this segment provide consulting services to a predominantly corporate clientele from locations around the world, in the areas of human resources and employee benefit programs, including retirement, health care, and compensation; and general management consulting, which comprises strategy, operations and marketing. Economic consulting and analysis services are also provided.

William M. Mercer provides professional advice and services to corporate, government and institutional clients worldwide. Consultants help organizations design, implement, administer and communicate retirement, compensation and other human resource programs, and provide other types of actuarial advice. In addition, William M. Mercer advises the management of health care providers on various business issues.

Mercer Management Consulting, Inc. provides advice and assistance on issues of business strategy, primarily to large corporations in North America, Europe and Asia. Consultants help senior executives more fully understand the behavior of their customers, optimize the economics of their business, and structure their organizations, processes and systems to achieve their strategic goals.

National Economic Research Associates, Inc. ("NERA"), a firm of consulting economists, serves law firms, corporations, trade associations and governmental agencies. NERA provides research and analysis of economic and financial issues arising in litigation, regulation, public policy and management.

The major component of Mercer Consulting Group's revenue is fees paid by clients for advice and services. In addition, commission revenue is received from insurance companies for the placement of individual and group insurance contracts, primarily life, health and accident coverages. A relatively small amount of revenue is derived from brokerage commissions in connection with a registered securities broker dealer.


                                   ----------

Revenue in the consulting business is affected by changes in clients' industries including government regulation, as well as new products and services, the stage of the economic cycle and broad trends in employee demographics and in the management of large organizations.

The results of operations for the consulting segment are presented below:

================================================================================
(In millions of dollars)                       1998          1997          1996
--------------------------------------------------------------------------------
Revenue                                      $1,543        $1,338        $1,159
Expense(a)                                    1,341         1,190         1,040
--------------------------------------------------------------------------------
Operating Income                             $  202        $  148        $  119
================================================================================
Operating Income Margin                       13.1%         11.1%         10.3%
================================================================================
(a)   Excluding special charges, which are detailed below.

Revenue

Consulting services revenue increased 15% in 1998 reflecting an increase in the level of services provided as well as the impact of the combination with J&H, the Sedgwick acquisition and several small acquisitions. Partially offsetting these increases was the impact of a transfer of certain business lines to Automatic Data Processing ("ADP"), as part of a strategic alliance, in October 1997. Excluding acquisitions and dispositions, consulting's revenue increased approximately 12% in 1998. Retirement consulting revenue, which represented 41% of the consulting segment, grew 11% over 1997 principally due to a higher level of services provided. In addition, revenue rose 22% in the economic consulting practice, 18% in global compensation consulting, 8% in health care consulting and 6% in general management consulting due to a higher volume of business in these practice lines in 1998.

In 1997, consulting services revenue increased 15% reflecting the J&H combination as well as an increase in the level of services provided partially offset by the business transfer to ADP. Adjusting for the impact of acquisitions and dispositions, consulting's revenue increased approximately 10% in 1997. Retirement consulting revenue, which represented 43% of the consulting segment, grew 10% over 1996 reflecting higher worldwide request for services. In addition, revenue rose 24% in the global compensation practice, 8% in general management consulting and 1% in health care consulting in 1997.

Expense

Consulting services expenses increased 13% in 1998. Excluding acquisitions and dispositions, expenses increased approximately 9% reflecting the effect of staff growth to support new business, higher incentive compensation commensurate with strong operating performance along with compensation expense increases. These increases were partially offset by approximately $15 million of realized net integration savings related to the J&H transaction.

Consulting services expenses increased 14% in 1997. Excluding acquisitions and dispositions, expenses increased approximately 9% reflecting salary progressions, the impact of staff growth to support new business and investments in information technology systems and networks.

Special Charges, net

In 1996, MMC recorded, among others, a $17 million special charge for costs associated with restructuring certain elements of its insurance and reinsurance back-office operations in London. MMC was committed to implementing this plan; however, within three months of its approval, J&H was acquired. Consequently, the plan was temporarily suspended in order to evaluate it in light of the J&H transaction and its U.K. operation. In the fall of 1997, it was determined that the plan could proceed and negotiations were finalized to lease office space to house the back office group which would enable MMC to achieve the planned economies. After a build-out of the space, the group moved into their new location in the summer of 1998. Before the staff reduction portion of the plan could be implemented, the acquisition of Sedgwick was announced and the plans needed to be evaluated again in light of this potential change in circumstances, which would occur only if the governmental approvals were secured and no other suitor out-bid MMC's offer. The acquisition of Sedgwick became unconditional in the fourth quarter of 1998 and, with Sedgwick's substantial presence in the U.K., it was determined that the remaining staff reduction plan could no longer be executed. As a result, the remaining reserve of $15 million was reversed in 1998. While MMC still intends to complete a staff reduction plan, the acquisition of Sedgwick will require a total reassessment of the individuals and the severance benefits to be offered and the accrual for such charges will be recorded when all of the appropriate requirements are met. Partially offsetting this credit in 1998 is an $11 million charge associated with acquisition related stock unit awards issued to certain senior employees of Sedgwick in 1998.

The $244 million of special charges for 1997 included $168 million of merger costs predominantly related to the combination with J&H, a charge of $61 million related to lease abandonment costs associated with the consolidation of various London operations along with costs to abandon and redevelop MMC's London building and $15 million for the disposal of certain EDP assets, which were written-off in 1997. Of the total $244 million of special charges, $224 million was applicable to risk and insurance services, $17 million related to consulting and $3 million was recorded in general corporate. The net impact of the special charges was $158 million after tax, or $.63 per diluted share.

The $168 million of merger costs, which related to employees and offices of MMC, included personnel-related expenses principally involving severance and related benefits associated with the reduction of approximately 1,300 positions worldwide ($117 million), costs related to the planned consolidations of approximately 30 offices ($38 million) and other integration costs ($13 million). In addition, $143 million of merger costs for planned reductions of over 900 positions and consolidations of approximately 50 offices of J&H were allocated to the cost of the acquisition. The utilization of these charges is summarized in Note 4 to the consolidated financial statements. In 1998, the actions contemplated by these plans were substantially completed and the remaining actions are expected to be completed in early 1999.

Of the combined merger-related costs totaling $311 million, cash payments of approximately $86 million and $122 million were made in 1997 and 1998, respectively. Estimated cash payments of


                                   ----------
approximately $40 million are expected to be made in 1999. Some accruals, primarily representing future rent under noncancelable leases (net of anticipated sublease income), and salary continuance arrangements, primarily in Canada and the Netherlands, are expected to be paid out over several years.

Management believes the gross annual savings associated with the J&H integration should approximate $200 million when it is completed by the end of 1999, most of which will result from reduced compensation and benefits expense reflecting the elimination of approximately 2,200 positions and lower facilities costs reflecting the consolidation of approximately 80 offices, primarily in the United States. Net annual savings are expected to be approximately $125 million for the full year 1999 after giving effect to incremental goodwill amortization. Net savings of approximately $75 million were realized in 1998.

During 1996, MMC completed the sale of Frizzell for approximately $290 million which resulted in a $33 million pretax gain. In addition, pretax charges aggregating $93 million were recorded representing a provision of approximately $34 million principally for London real estate consolidations; $27 million primarily for severance and related benefits associated with the planned reduction of over 600 employees relating to restructuring certain elements of MMC's insurance and reinsurance back-office operations in London and several office closings; $17 million for goodwill write-offs; and $15 million related to the Lloyd's Reconstruction and Renewal Plan. The net impact of the gain on sale, the special charges and the 1996 tax adjustment discussed in Note 5 increased diluted net income per share by $.01 for the year.

The London insurance and reinsurance operations were restructured because there were duplicative back office groups performing similar functions which could be consolidated into shared services departments at an estimated annual savings of between $20 and $25 million. Of the net $60 million special charge, $49 million was applicable to risk and insurance services, $9 million related to consulting and $2 million was recorded in general corporate.

Of the total charge of $93 million, $25 million of assets were written-off and cash payments of $20 million were made during 1997. During 1998, an additional $6 million of payments were made and $15 million of the reserve was reversed as part of the 1998 net special credit described above. The remaining balance of $27 million relates primarily to the London real estate reserve and it is expected to be paid out over several years. Estimated cash payments of approximately $7 million are expected to be made in 1999.

During 1997, MMC continued the evaluation of its London real estate issues and in the fourth quarter recorded an additional special charge of $61 million relating to the further consolidation of offices and the razing and redevelopment of its London building.

The above actions did not result in any meaningful disruptions of MMC's operations.

MMC is currently in the process of completing its integration plans associated with the acquisition of Sedgwick. This initiative will result in a special charge that will be recorded in 1999. Since this process has not been finalized, the amount of the special charge cannot be quantified at this time. However, MMC expects to achieve gross synergy savings of approximately $200 million associated with the integration of Sedgwick and net annual savings should be similar to that achieved as part of the J&H integration.

Interest

Interest income earned on corporate funds increased to $25 million in 1998 from $24 million in 1997. Interest expense increased to $140 million in 1998 from $107 million in 1997 primarily due to interest expense associated with the incremental debt incurred in November 1998 to finance the Sedgwick acquisition as well as the additional quarter of interest expense in 1998 related to increased bank borrowings associated with the J&H transaction.

Interest income earned on corporate funds increased to $24 million in 1997 compared with $14 million in 1996 due, in large part, to the J&H combination. Interest expense increased to $107 million in 1997 from $61 million in 1996 as a result of increased bank borrowings used to finance the acquisitions of J&H and CECAR as well as the assumption of J&H's long-term debt.

Income Taxes

MMC's consolidated tax rate was 39.00% of income before income taxes in 1998 compared with 39.30% in 1997. In 1997, excluding the tax effect of the special charges, the underlying rate was 38.25%. In 1996, the underlying tax rate was 37.25% (prior to the tax adjustment described below). Comparing the underlying tax rates, the increase in the tax rate was largely attributable to the nondeductibility of goodwill associated with the J&H acquisition and other acquisitions. The overall tax rates are higher than the U.S. federal statutory rate primarily because of provisions for state and local income taxes.

In 1996, MMC recorded a tax adjustment that reduced the income tax provision by $40 million. The tax adjustment primarily related to the permanent deployment of funds outside the United States in a tax-efficient manner and favorable state and local tax developments in the U.S.

Liquidity and Capital Resources

MMC's cash and cash equivalents aggregated $610 million at the end of 1998, an increase of $186 million from the end of 1997.

Operating Cash Flows

MMC generated $1.1 billion of cash from operations in 1998 compared with $415 million in 1997. These amounts reflect the net income earned by MMC in those years adjusted for non-cash charges and working capital changes. Included in the cash flow from operations are the net cash requirements of Putnam's prepaid dealer commissions, which amounted to $75 million in 1998 compared with $140 million in 1997. The tax benefit associated with these prepaid dealer commissions is recorded as a deferred tax liability.

As further explained in Note 15 to the consolidated financial statements, certain present and former English subsidiaries are under review by the Personal Investment Authority concerning the disclosure and advice given to clients regarding certain private pension transactions. The contingent exposure for pension redress and related cost is estimated to be approximately $355 million of which $170 million is expected to be recovered from insurers. Approximately two-thirds of the contingent exposure is associated


                                   ----------
with the recently completed Sedgwick acquisition while the balance is associated with other current and former subsidiaries of MMC. All amounts in excess of anticipated insurance recoveries have been reserved for in the accompanying balance sheet. Although the timing and amount of payments relating to the pension review process cannot be predicted with certainty, it may be that MMC will temporarily fund such payments by drawing upon its existing credit lines.

Financing Cash Flows

As previously mentioned, during the fourth quarter, MMC acquired Sedgwick, a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, for total cash consideration of (pound)1.25 billion or approximately $2.2 billion. MMC has initially financed the transaction with commercial paper that has been supported by a committed bank facility comprising 19 banks and led by J. P. Morgan. MMC intends to finalize a permanent financing arrangement, consisting of a combination of long-term debt and equity, during 1999.

MMC completed its business combination with J&H, a leading insurance broker, on March 27, 1997 for total consideration of approximately $1.8 billion. Approximately one-third of the total consideration was cash and two-thirds MMC's common stock. MMC also purchased CECAR for approximately $200 million during January 1997. The cash portion of these transactions is being financed with bank borrowings.

Financing activities for MMC used cash of $366 million in 1998 and contributed cash of $399 million in 1997. Dividends paid by MMC amounted to $375 million in 1998 ($1.46 per share) and $306 million in 1997 ($1.26 per share). MMC periodically purchases shares of its common stock to meet the requirements of the various stock compensation and benefit programs. MMC purchased 4.1 million shares in 1998 and 3.7 million shares in 1996.

MMC, in connection with the Sedgwick transaction, assumed debt amounting to $108 million at December 31, 1998. This debt consists of $60 million of 7.68% Senior Loan notes, $36 million related to capital leases and $12 million of other borrowings.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowings and to fund other general corporate requirements. This noncancelable facility, which expires June 2002, provides that MMC may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings. Outstanding borrowings under revolving credit facilities at December 31, 1998 and 1997 amounted to $583 million and $709 million, respectively. Borrowings under revolving credit facilities have been classified as long-term debt based on MMC's intent and ability to maintain or refinance these obligations on a long-term basis. MMC also maintains other credit facilities with various banks, primarily related to operations located outside the United States, aggregating $553 million as of December 31, 1998. MMC has borrowed $25 million under these facilities at December 31, 1998 and has included $15 million of these borrowings in long-term debt in the Consolidated Balance Sheet.

MMC has a fixed rate non-recourse mortgage note agreement due in 2009 amounting to $200 million, at an interest rate of 9.8%, in connection with its interest in its worldwide headquarters building. Also related to the purchase and renovation of the building, MMC has an interest rate swap that fixes the interest rate at approximately 9.5% on $100 million of variable rate borrowings. This swap expired in February 1999.

During 1997, in connection with the J&H transaction, MMC assumed a note payable due 2012 which has an outstanding balance of $86 million at December 31, 1998. Interest on this debt is fixed at 8.62%.

Investing Cash Flows

Investing activities for MMC reduced cash by $587 million in 1998 and by $676 million in 1997. In 1998, cash used for acquisition activity, related to several insurance and reinsurance broking, insurance program management and consulting businesses, was $302 million. In 1997, cash used for acquisition activity, primarily related to J&H and CECAR, was $473 million. MMC's capital expenditures, which amounted to $297 million in 1998 and $202 million in 1997 have primarily related to computer equipment purchases and the refurbishing and modernizing of office facilities.

Market Risk

Certain of MMC's recorded revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates. MMC manages its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC's asset base. Interest rate swaps are utilized on a very limited basis. MMC does not enter into foreign currency or interest rate transactions for trading or other speculative purposes.

MMC had the following investments and debt instruments subject to variable interest rates:

================================================================================
Year Ended December 31,
(In millions of dollars)                                                    1998
--------------------------------------------------------------------------------
Cash and cash equivalents invested in certificates of
   deposit and time deposits                                              $  520
Fiduciary cash and investments                                            $3,257
Variable rate debt outstanding                                            $3,396
Interest rate swaps                                                       $  140
================================================================================

MMC's results of operations are affected by changes in short-term interest rates and their impact on the above-noted items. Based on the above balances, if short-term interest rates increase by 25 basis points, annual interest income would increase by approximately $9 million; however, this would be partially offset by an $8 million increase in interest expense resulting in a net increase to income before income taxes of $1 million.

The translated values of revenue and expense from MMC's international risk and insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. However, the net impact of these fluctuations on MMC's results of operations or cash flows has not been material.

Forward contracts and options are periodically utilized by MMC to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of its business. At December 31, 1998, MMC primarily had open forward exchange contracts to both sell U.S. dollars for sterling and purchase U.S. dollars for sterling


                                   ----------
for underlying principal amounts of $28 million and $70 million, respectively. These contracts were entered into by Sedgwick principally to hedge both firm commitments and anticipated transactions.

Year 2000 Issue

MMC is in the final stages of updating its systems in preparation for the Year 2000. For this purpose, the term "systems" includes computer equipment and software that are commonly thought of as information technology ("IT") systems including accounting, data processing, telephone and other miscellaneous systems, as well as non-information technology ("non-IT") systems, such as embedded technology in MMC's facilities and equipment.

In connection with this project, which began in 1995, MMC and each of its operating segments has undertaken a five-step process consisting of (1) taking an inventory of all technical areas, including hardware, software (application and system), data, third-party services and infrastructure that could potentially be affected by the Year 2000 issue, (2) assessing the scope and severity of the issue, (3) performing necessary remediation, (4) testing/implementation and (5) preparing contingency plans for internal and external failures. Steering committees have been established comprising executive level management in each operating segment, and at the MMC level. The Audit Committee of MMC's Board of Directors is regularly updated on the status of MMC's Year 2000 efforts.

Each operating segment has already enhanced or replaced a number of systems to ensure their Year 2000 readiness. At this time, all of MMC's operating segments are predominantly in the testing/implementation phase of the process for mission critical IT and non-IT systems.

A detailed review and evaluation of Sedgwick's Year 2000 plans has also been conducted. That review determined that the approach adopted by Sedgwick was broadly consistent with MMC's. In January 1999, the individual components of the Sedgwick plans were incorporated into the Year 2000 project plans of the existing operating segments with which they will be aligned. As a result of the integration analysis, it is anticipated that Sedgwick's pre-existing plans will be carried out to completion or, where appropriate, Sedgwick's non-compliant systems will be replaced by MMC's compliant systems. The incremental costs of the Sedgwick plans are included in the amounts shown below.

The total cost of the Year 2000 project is estimated to be $65 million. Of the total cost, $22 million is anticipated to be incurred in 1999, $26 million was expensed during 1998 and $17 million prior to 1998. Such costs do not include expenses incurred in replacing systems and applications in the ordinary course which have the effect of making such systems and applications Year 2000 compliant, but which were not incurred for that specific purpose. Costs of modifying computer software for Year 2000 conversion are being charged to expense as they are incurred and are funded from operating cash flows. No projects have been deferred or canceled as a result of Year 2000 efforts. In 1998, Year 2000 expenses represented approximately 5% of MMC's overall information technology budget. Future costs associated with addressing this issue are not expected to have a material adverse impact on MMC's financial position or results of operations.

MMC expects that all of its mission critical IT and non-IT systems, including those associated with supporting the Sedgwick operations, will be Year 2000 compliant by mid-1999. Non-mission critical IT and non-IT systems that could impact MMC's ability to serve clients and conduct business beyond January 1, 2000 have been assessed and are expected to be Year 2000 ready before the end of 1999. MMC recognizes that there may be some non-mission critical IT and non-IT systems utilized for internal purposes that may not be compliant by the end of 1999. It is expected that these systems will be replaced or phased out of use.

In addition, MMC is continuing its inquiries as to the state of readiness of its significant third party relationships including clients and vendors. This process has included a review of third parties' Year 2000 readiness and the incorporation of certain third party dependencies into MMC's test plans. Although MMC is unable to verify the Year 2000 readiness of third parties, where MMC has been unable to validate the status of a third party, but has received information such that the timing or status of that third party's Year 2000 project does not align with its own, if significant, that supplier has or will be replaced. For example, J&H Marsh & McLennan is notifying clients when responses are not received from insurance companies.

The individual operating segments of MMC are currently in the process of analyzing the operational problems and costs (including loss of revenues) that would be reasonably likely to result from MMC's failure or the failure of certain third parties to complete efforts necessary to achieve Year 2000 readiness on a timely basis. For internal systems, although our expectation is that no significant disruption will occur, MMC's 1999 test plans and contingency processes have been designed to address such a risk. For third party risks, every effort is being made to assess and test those risks. For example, Putnam is actively involved in industry-wide Year 2000 testing. In July 1998, Putnam participated in the "Street-wide Test" carried out under the auspices of the Securities Industry Association. Putnam will participate in all future testing, which will include the simulation of a trading cycle from order entry to settlement in a Year 2000 environment.

MMC is in the process of completing a contingency plan for dealing with the most reasonably likely worst case scenarios presented by the Year 2000 problem. This process has been based, in part, upon MMC's existing disaster recovery process. These analyses and contingency plans will be completed during 1999. While MMC expects its Year 2000 efforts to reduce the scope and likelihood of potential Year 2000 failures, due to the overall uncertainty of the effect of a potential failure in Year 2000 readiness, particularly with respect to MMC's business partners or the communities in which MMC operates, MMC is unable specifically to determine whether any particular failure or groups of failures will have a material adverse impact on MMC.


                                   ----------

Other

MMC has been instrumental in developing new sources of insurance capacity. MMC, through Marsh & McLennan Capital, maintains ownership interest in various entities it assisted in organizing. These investments have been classified as available for sale securities and, as discussed more fully in Note 11 to the consolidated financial statements, the aggregate fair value of these holdings is included in long-term securities in the Consolidated Balance Sheets. Marsh & McLennan Capital expects to continue to manage and develop further these activities.

The insurance coverage for potential liability resulting from alleged errors and omissions in the professional services provided by MMC includes elements of both risk retention and risk transfer. MMC believes it has adequately reserved for the self-insurance contingencies. Payments related to the respective self-insured layers are made as legal fees are incurred and claims are resolved and generally extend over a considerable number of years. The amounts paid in that regard vary in relation to the severity of the claims and the number of claims active in any particular year. The long-term portion of this liability is included in other liabilities in the Consolidated Balance Sheets.

MMC's policy for funding its tax qualified U.S. defined benefit retirement plan is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. employee benefit and tax laws. As illustrated more fully in
Note 6 to the consolidated financial statements, the plan has been and continues to be well funded; consequently, MMC has not been able to make a tax deductible contribution since 1986. Because this situation is expected to continue, a 1999 cash contribution is currently not anticipated.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in other liabilities in the Consolidated Balance Sheets.

In September 1997, Putnam adopted the Putnam Investments, Inc. Equity Partnership Plan ("Plan") pursuant to which Putnam is authorized to grant or sell to certain key employees of Putnam or its subsidiaries restricted shares of a new class of common stock of Putnam ("Class B Common Stock") and options to acquire the Class B Common Stock. Such awards or options generally vest over a four-year period. Holders of Putnam Class B shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. However, in the event of certain change in control events, Class B shares will be converted into Class A Common Stock on a share for share basis. Awards of restricted stock and/or options may be made under the Plan with respect to a maximum of 12,000,000 shares of Class B Common Stock, which would represent approximately 12% of the outstanding shares on a fully diluted basis. Through December 31, 1998, Putnam has made awards pursuant to the Plan with respect to approximately 7,660,000 shares of Class B Common Stock, including 3,830,000 shares of restricted stock and 3,830,000 shares subject to options. The purpose of the Plan is to foster and promote the long-term success of Putnam and to increase shareholder value by enabling Putnam to attract and retain the services of an outstanding management team and professional staff. Pursuant to an executive compensation agreement, Putnam has also awarded 300,000 restricted stock units and 325,000 options related to Class B Common Stock to a key executive of Putnam.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                        CONSOLIDATED STATEMENTS OF INCOME

================================================================================
For the Three Years Ended December 31, 1998
(In millions, except per share figures)              1998       1997       1996
--------------------------------------------------------------------------------
Revenue                                           $ 7,190    $ 6,009    $ 4,404
Expense                                             5,770      5,211      3,689
--------------------------------------------------------------------------------
Operating income                                    1,420        798        715
Interest income                                        25         24         14
Interest expense                                     (140)      (107)       (61)
--------------------------------------------------------------------------------
Income before income taxes                          1,305        715        668
Income taxes                                          509        281        209
--------------------------------------------------------------------------------
Net income                                        $   796    $   434    $   459
================================================================================
Basic net income per share                          $3.11      $1.77      $2.11
================================================================================
Diluted net income per share                        $2.98      $1.73      $2.08
================================================================================
Average number of shares outstanding -- Basic         256        245        217
================================================================================
Average number of shares outstanding -- Diluted       264        251        221
================================================================================
The accompanying notes are an integral part of these consolidated statements.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

====================================================================================================================================
December 31, 1998 and 1997
(In millions of dollars)                                                                                        1998           1997
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash equivalents (including interest-bearing amounts
            of $520 in 1998 and $378 in 1997)                                                               $    610       $    424
------------------------------------------------------------------------------------------------------------------------------------
      Receivables--
            Commissions and fees                                                                               1,584          1,296
            Advanced premiums and claims                                                                         129             95
            Other                                                                                                294            160
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               2,007          1,551
            Less -- allowance for doubtful accounts                                                              (98)           (53)
------------------------------------------------------------------------------------------------------------------------------------
            Net receivables                                                                                    1,909          1,498
------------------------------------------------------------------------------------------------------------------------------------
      Prepaid dealer commissions -- current portion                                                              315            283
      Deferred tax assets                                                                                         76            166
      Other current assets                                                                                       335            196
------------------------------------------------------------------------------------------------------------------------------------
            Total current assets                                                                               3,245          2,567

Long-term securities                                                                                             828            720
Fixed assets, net                                                                                              1,287            957
Intangible assets                                                                                              4,826          2,417
Prepaid dealer commissions                                                                                       799            756
Other assets                                                                                                     886            495
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            $ 11,871       $  7,912
====================================================================================================================================

====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Short-term debt                                                                                       $  2,234       $    237
      Accounts payable and accrued liabilities                                                                 1,438          1,223
      Accrued compensation and employee benefits                                                                 841            564
      Accrued income taxes                                                                                       385            234
      Dividends payable                                                                                          104             85
------------------------------------------------------------------------------------------------------------------------------------
            Total current liabilities                                                                          5,002          2,343
------------------------------------------------------------------------------------------------------------------------------------

Fiduciary liabilities                                                                                          3,257          2,282
Less -- cash and investments held in a fiduciary capacity                                                     (3,257)        (2,282)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  --             --
Long-term debt                                                                                                 1,590          1,240
------------------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                                              1,620          1,096
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                                     --             --
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
      Preferred stock, $1 par value, authorized 6,000,000 shares, none issued                                     --             --
      Common stock, $1 par value, authorized 400,000,000 shares,
            issued 258,867,125 shares in 1998 and 258,586,766 shares in 1997                                     259            172
      Additional paid-in capital                                                                                 889            994
      Retained earnings                                                                                        2,412          2,010
      Accumulated other comprehensive income                                                                     206            167
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               3,766          3,343
      Less -- treasury shares, at cost 1,956,825 shares in 1998 and 3,661,256 shares in 1997                    (107)          (110)
------------------------------------------------------------------------------------------------------------------------------------
            Total stockholders' equity                                                                         3,659          3,233
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            $ 11,871       $  7,912
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

====================================================================================================================================
For the Three Years Ended December 31, 1998
(In millions of dollars)                                                                             1998         1997         1996
------------------------------------------------------------------------------------------------------------------------------------
Operating cash flows:
      Net income                                                                                  $   796      $   434      $   459
            Gain on sale of businesses                                                                 --          (13)         (33)
            Special charges (credits)                                                                  (4)         244           93
            Depreciation of fixed assets                                                              169          149          119
            Amortization of intangible assets                                                          82           50           21
            Provision (benefit) for deferred income taxes                                              79         (139)         (21)
            Prepaid dealer commissions                                                                (75)        (140)        (339)
            Other liabilities                                                                          18           22           19
            Other, net                                                                                (23)          (1)         (11)

      Net changes in operating working capital other than cash and cash equivalents --
            Receivables                                                                              (171)        (155)         (95)
            Other current assets                                                                       63           (3)         (61)
            Accrued compensation and employee benefits                                                175          160          137
            Accounts payable and accrued liabilities                                                 (121)        (111)         (21)
            Accrued income taxes                                                                      147          (79)          29
            Effect of exchange rate changes                                                            (2)          (3)          21
------------------------------------------------------------------------------------------------------------------------------------
            Net cash generated from operations                                                      1,133          415          317
------------------------------------------------------------------------------------------------------------------------------------

Financing cash flows:
      Net increase (decrease) in commercial paper                                                     425         (161)        (165)
      Other borrowings                                                                                 52        2,358          255
      Repayments of other borrowings                                                                 (411)      (1,702)         (91)
      Purchase of treasury shares                                                                    (242)          --         (230)
      Issuance of common stock                                                                        185          210          143
      Dividends paid                                                                                 (375)        (306)        (239)
      Other, net                                                                                       --           --            2
------------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used for) financing activities                                     (366)         399         (325)
------------------------------------------------------------------------------------------------------------------------------------

Investing cash flows:
      Additions to fixed assets                                                                      (297)        (202)        (157)
      Net cash proceeds from sale of businesses                                                        --           54          242
      Acquisitions                                                                                   (302)        (473)          (7)
      Other, net                                                                                       12          (55)         (92)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash used for investing activities                                                   (587)        (676)         (14)
------------------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents                                            6          (14)          (6)
------------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                                      186          124          (28)

Cash and cash equivalents at beginning of year                                                        424          300          328
------------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                                          $   610      $   424      $   300
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

====================================================================================================================================
For the Three Years Ended December 31, 1998
(In millions of dollars, except per share figures)                                            1998           1997           1996
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, beginning of year                                                                 $   172        $    77        $    77
Acquisitions                                                                                    --              9             --
Common stock split                                                                              87             86             --
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                       $   259        $   172        $    77
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                                 $   994        $   148        $   155
Acquisitions                                                                                    --            908             --
Common stock split                                                                             (87)           (86)            --
Exercise of stock options and related tax benefits                                             (11)            15            (10)
Issuance of shares under compensation plans and related tax benefits                             7             10              8
Issuance of shares under employee stock purchase plans and related tax benefits                (14)            (1)            (5)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                       $   889        $   994        $   148
------------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, beginning of year                                                                 $ 2,010        $ 1,902        $ 1,689
Net income                                                                                     796(a)         434(a)         459(a)
Cash dividends declared -- (per share amounts:
      $1.53 in 1998, $1.29 in 1997 and $1.14 in 1996)                                         (394)          (326)          (246)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                       $ 2,412        $ 2,010        $ 1,902
------------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance, beginning of year                                                                 $   167        $   145        $    62
Foreign currency translation adjustments                                                        18(b)         (66)(b)         11(b)
Unrealized securities holding gains, net of reclassification adjustments                        45(c)          88(c)          72(c)
Minimum pension liability adjustment                                                           (24)(d)         --             --
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                       $   206        $   167        $   145
------------------------------------------------------------------------------------------------------------------------------------
TREASURY SHARES
Balance, beginning of year                                                                 $  (110)       $  (383)       $  (317)
Acquisitions                                                                                    --             47             --
Purchase of treasury shares                                                                   (242)            --           (230)
Exercise of stock options                                                                       97            147             95
Issuance of shares under compensation plans                                                     29             15             10
Issuance of shares under employee stock purchase plans                                         119             64             59
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                       $  (107)       $  (110)       $  (383)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                 $ 3,659        $ 3,233        $ 1,889
------------------------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (a+b+c+d)                                                       $   835        $   456        $   542
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  1 Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Marsh & McLennan Companies, Inc. and all its subsidiaries ("MMC"). Various subsidiaries and affiliates have transactions with each other in the ordinary course of business. All significant intercompany accounts and transactions have been eliminated.

Fiduciary Assets and Liabilities: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters; MMC also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $137 million in 1998, $111 million in 1997 and $94 million in 1996.

Net uncollected premiums and claims and the related payables, amounting to $10.0 billion at December 31, 1998 and $5.2 billion at December 31, 1997, are not included in the accompanying Consolidated Balance Sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

Revenue: Revenue includes insurance commissions, fees for services rendered, placement services revenue earned from insurance carriers, compensation for services provided in connection with the formation or capitalization of various insurers and reinsurers and related firms, including gains from sales of interests in such entities, commissions on the sale of mutual fund shares and interest income on fiduciary funds. Insurance commissions generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Fees for services rendered are recorded as earned. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis, in accordance with industry practice.

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

The components of fixed assets are as follows:

================================================================================
December 31, 1998 and 1997
(In millions of dollars)                                    1998           1997
--------------------------------------------------------------------------------
Land and buildings                                       $   628        $   471
Furniture and equipment                                    1,011            878
Leasehold and building improvements                          468            406
--------------------------------------------------------------------------------
                                                           2,107          1,755
Less -- accumulated depreciation
   and amortization                                         (820)          (798)
--------------------------------------------------------------------------------
                                                         $ 1,287        $   957
================================================================================

Intangible Assets: Acquisition costs in excess of the fair value of net assets acquired are amortized on a straight-line basis over periods up to 40 years. Other intangible assets are amortized on a straight-line basis over their estimated lives. MMC periodically assesses the recoverability of intangible assets by comparing expected undiscounted future cash flows from the underlying business operation with recorded intangible asset balances. If such assessments indicate that the undiscounted future cash flows are not sufficient to recover the related carrying value, the assets are adjusted to fair values.

Prepaid Dealer Commissions: Essentially all of the mutual funds marketed by MMC's investment management segment are also made available with a contingent deferred sales charge in lieu of a front end load. The related commissions, initially paid by MMC to broker/dealers for distributing the funds, are recovered through charges and fees received over a number of years. The prepaid dealer commissions are generally amortized over a six year period.

Capitalized Software Costs: MMC capitalizes certain costs to develop, purchase or modify software for the internal use of MMC in accordance with American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which was adopted in 1998. These costs are amortized on a straight-line basis not to exceed five years. Unamortized computer software costs amounting to $110 million and $53 million at December 31, 1998 and 1997, respectively, are included in other assets in the Consolidated Balance Sheets.

Income Taxes: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in MMC's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 1998 amounted to approximately $500 million. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $60 million.

Risk Management Instruments: Net amounts received or paid under interest rate swaps and foreign exchange contracts are included in the Consolidated Statements of Income as incurred.


                                   ----------

Concentrations of Credit Risk: Financial instruments which potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents and commissions receivable. MMC maintains a policy providing for the diversification of cash and cash equivalents and places its investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are limited due to the large number of clients and markets in which MMC does business, as well as the dispersion across many geographic areas.

Per Share Data: Basic net income per share is calculated by dividing net income by the average number of shares of MMC's common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest associated with unvested shares under the Putnam Equity Partnership Plan. This result is then divided by the average common shares outstanding which have been adjusted for the dilutive effect of potential common shares.

The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding:

====================================================================================================================================
For the Three Years Ended December 31, 1998
(In millions)                                                                                          1998         1997        1996
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                            $ 796        $ 434       $ 459
Less: Potential minority interest associated with Putnam Equity Partnership Plan                        (10)          --          --
------------------------------------------------------------------------------------------------------------------------------------
Net income for diluted earnings per share                                                             $ 786        $ 434       $ 459
====================================================================================================================================
Basic weighted average common shares outstanding                                                        256          245         217
Dilutive effect of stock options                                                                          8            6           4
------------------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares outstanding                                                      264          251         221
====================================================================================================================================

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

New Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard, which establishes new accounting and reporting requirements for derivative instruments, is effective for fiscal years beginning after June 15, 1999. MMC does not expect the adoption of this standard to have a material impact on its results of operations or consolidated financial condition.

Reclassifications: Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

     2 Supplemental Disclosure to the Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

The following schedule provides additional information concerning acquisitions and interest and income taxes paid:

================================================================================
For the Three Years Ended December 31, 1998
(In millions of dollars)                             1998       1997       1996
--------------------------------------------------------------------------------
Purchase acquisitions:
   Assets acquired, excluding cash                $ 3,345    $ 2,832    $    10
   Liabilities assumed                               (852)    (1,165)        (3)
   Issuance of debt and other obligations          (2,191)      (221)        --
   Shares issued                                       --       (973)        --
--------------------------------------------------------------------------------
Net cash outflow for acquisitions                 $   302    $   473    $     7
================================================================================
Interest paid                                     $   164    $    92    $    60
Income taxes paid                                 $   305    $   471    $   200
================================================================================


                                   ----------

                             3 Comprehensive Income
--------------------------------------------------------------------------------

Effective January 1, 1998, MMC adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the reporting and display of comprehensive income and its components. The adoption of SFAS No. 130 had no impact on MMC's results of operations or consolidated financial condition. Net unrealized gains and losses on MMC's available for sale securities as well as foreign exchange gains or losses, which prior to adoption were reported separately in stockholders' equity, are now included in other comprehensive income. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

The components of other comprehensive income are as follows:

====================================================================================================================================
For the Three Years Ended December 31, 1998
(In millions of dollars)                                                                                     1998     1997     1996
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                                                    $  18    $ (66)   $  11
Unrealized securities holding gains, net of income taxes of $39, $60 and $45 in 1998, 1997 and 1996            71      111       83
Less: Reclassification adjustment for gains included in net income, net of income taxes of $14, $13
   and $6 in 1998, 1997 and 1996                                                                              (26)     (23)     (11)
Minimum pension liability adjustment, net of income taxes of $16                                              (24)      --       --
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            $  39    $  22    $  83
====================================================================================================================================

The components of accumulated other comprehensive income are as follows:

================================================================================
December 31, 1998 and 1997
(In millions of dollars)                                      1998         1997
--------------------------------------------------------------------------------
Foreign currency translation adjustments                     $(124)       $(142)
Unrealized securities holding gains                            354          309
Minimum pension liability adjustment                           (24)          --
--------------------------------------------------------------------------------
                                                             $ 206        $ 167
================================================================================

                         4 Acquisitions and Dispositions
--------------------------------------------------------------------------------

Acquisitions: In the fourth quarter of 1998, MMC consummated a business combination with Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, for total cash consideration of approximately $2.2 billion, which has been initially funded with commercial paper borrowings. The business combination is being accounted for using the purchase method of accounting. Accordingly, goodwill of approximately $2.0 billion resulting from the preliminary purchase price allocation is being amortized over 40 years. Assets acquired and liabilities assumed have been recorded at their estimated fair values and are subject to adjustment when purchase accounting is finalized in 1999.

In March 1997, MMC consummated a business combination with Johnson & Higgins ("J&H"), a privately-held risk and insurance services and employee benefit consulting firm. MMC agreed to pay total consideration of approximately $1.8 billion consisting of $600 million in cash and approximately $1.2 billion or
29.4 million shares (adjusted to reflect subsequent stock splits) of MMC's common stock. Approximately $1.3 billion was paid at closing or shortly thereafter and approximately $500 million is being paid in annual installments over the four years following the closing. The business combination is being accounted for using the purchase method of accounting. Accordingly, goodwill of approximately $1.7 billion which resulted from the purchase price allocation is being amortized over 40 years. In arriving at fair value, MMC discounted the market value of the $1.2 billion stock issuance by $120 million reflecting certain transfer restrictions associated with the shares issued. MMC allocated the cost of the acquisition to assets acquired and liabilities assumed based on its estimate of fair values. No intangible assets, other than goodwill, were acquired as part of the business combination with J&H.

An agreed upon number of shares issued in connection with the J&H transaction carry restrictions and, consequently, cannot be sold in the first and second years following the closing. In addition, approximately 2.4 million of the 29.4 million shares of common stock were placed in escrow for a period of up to two years in order to secure indemnification obligations with respect to representations and warranties.

The following unaudited pro forma summary presents the consolidated results of operations of MMC as if the Sedgwick business combination had occurred on January 1, 1997 and as if the J&H combination had occurred on January 1, 1996. The pro forma results are shown for illustrative purposes only and do not purport to be


                                   ----------
indicative of the results which would have been reported if the business combinations had occurred on the dates indicated or which may occur in the future. The pro forma information reflected below includes the impact of pretax special charges in 1998 of $201 million recorded by Sedgwick prior to its being acquired by MMC, primarily related to pension redress issues discussed in Note 15, and pretax special charges recorded by MMC of $244 million in 1997 and $60 million in 1996 discussed in Note 12.

================================================================================
Year Ended December 31,
(In millions of dollars, except per share figures)      1998      1997      1996
--------------------------------------------------------------------------------
Revenue                                              $ 8,646   $ 7,902   $ 5,552
Net Income                                               641       427       482
Basic net income per share                              2.42      1.63      1.96
Diluted net income per share                            2.31      1.60      1.93
================================================================================

During 1998, MMC also acquired or increased its interest in several other insurance and reinsurance broking, insurance program management, and consulting businesses for a total cost of $413 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $422 million.

During 1997, MMC also acquired or increased its interest in several other insurance and reinsurance broking and consulting businesses for a total cost of $285 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $317 million. In addition, MMC issued approximately 1.4 million shares of common stock (adjusted to reflect subsequent stock splits) in connection with the acquisition of an insurance program management business accounted for as a pooling of interests.

During 1996, MMC acquired an insurance broking business and various other insurance and reinsurance broking assets for a total cost of $13 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $8 million.

Dispositions: As part of the combination with Sedgwick, MMC acquired several insurance underwriting companies that were already in run-off along with consulting businesses not compatible with its existing operations. MMC intends to sell these operations in the near future and accordingly, $84 million of net assets of these businesses at December 31, 1998 are included in other current assets in the Consolidated Balance Sheet as assets to be sold. The net assets at December 31, 1998 are stated at their estimated realizable value.

During 1997, MMC sold an insurance program management business and a consulting operation for $54 million and recognized pretax gains of $13 million.

During 1996, MMC sold The Frizzell Group Limited ("Frizzell") for approximately $290 million and recognized a pretax gain of $33 million.

In 1997, as part of the integration of J&H, MMC adopted plans to consolidate duplicative offices and reduce staff. The estimated cost of the plans relating to employees and offices of J&H ("J&H Plan") amounted to $143 million and was allocated to the cost of the acquisition. Merger related costs for employees and offices of MMC ("MMC Plan") amounted to $168 million and were recorded as part of a special charge in 1997.

The $143 million allocated to the cost of the J&H acquisition included $69 million of costs principally related to the planned consolidations of approximately 50 offices and $74 million for employee related costs, primarily severance and related benefits associated with the reduction of over 900 positions worldwide. The $168 million recorded as part of the MMC special charge included $117 million of severance and related benefits associated with the reduction of approximately 1,300 positions worldwide; $38 million of costs principally related to the planned consolidations of approximately 30 offices; and $13 million for other integration related costs. The office consolidation costs primarily represent future rent under noncancelable leases (net of anticipated sublease income) and lease termination payments.

The utilization of the charges is summarized as follows:

================================================================================
                                                                         Balance
                                        Initial   Utilized   Utilized   Dec. 31,
(In millions of dollars)                Balance    in 1997    in 1998       1998
--------------------------------------------------------------------------------
J&H Plan:
Termination payments to
   employees                            $    70    $   (17)   $   (37)   $    16
Other employee related costs                  4         (2)        (1)         1
Future rent under
   noncancelable leases                      45         (1)        (5)        39
Leasehold termination costs                  24         (4)       (13)         7
--------------------------------------------------------------------------------
                                        $   143    $   (24)   $   (56)   $    63
================================================================================
Number of employee
   terminations                             900       (600)      (250)        50
Number of office
   consolidations                            50        (10)       (35)         5
================================================================================
MMC Plan:
Termination payments to
   employees                            $   117    $   (44)   $   (58)   $    15
Future rent under
   noncancelable leases                      21         (2)        (4)        15
Leasehold termination costs                  17        (10)        (2)         5
Other integration related costs              13         (6)        (2)         5
--------------------------------------------------------------------------------
                                        $   168    $   (62)   $   (66)   $    40
================================================================================
Number of employee
   terminations                           1,300       (800)      (450)        50
Number of office
   consolidations                            30        (10)       (17)         3
================================================================================

In January 1999, the final group of nearly 100 employees who were determined to be redundant under the Plans were severed from employment with MMC. The remaining real estate actions are expected to be completed during 1999. The remaining balances, primarily representing future rent under noncancelable leases and salary continuance arrangements, primarily in Canada and the Netherlands, are expected to be paid out over several years.

                                   ----------

                                 5 Income Taxes
--------------------------------------------------------------------------------

Income before income taxes shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

================================================================================
For the Three Years Ended December 31, 1998
(In millions of dollars)                       1998          1997          1996
--------------------------------------------------------------------------------
Income before income taxes:
     U.S                                    $   897       $   510       $   437
     Other                                      408           205           231
--------------------------------------------------------------------------------
                                            $ 1,305       $   715       $   668
================================================================================
Income taxes:
   Current--
     U.S. Federal                           $   284       $   218       $    94
     Other national governments                  89           141            97
     U.S. state and local                        57            61            39
--------------------------------------------------------------------------------
                                                430           420           230
--------------------------------------------------------------------------------
   Deferred--
     U.S. Federal                                30           (55)           48
     Other national governments                  49           (71)          (40)
     U.S. state and local                        --           (13)          (29)
--------------------------------------------------------------------------------
                                                 79          (139)          (21)
--------------------------------------------------------------------------------
Total income taxes                          $   509       $   281       $   209
================================================================================

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

================================================================================
December 31, 1998 and 1997
(In millions of dollars)                                      1998         1997
--------------------------------------------------------------------------------
Deferred tax assets:
   Accrued expenses not currently deductible               $   752      $   616
   Accrued retirement benefits                                 137          117
   Differences related to non-U.S. operations                  215          119
   Depreciation and amortization                                --           11
   Other                                                        18           15
--------------------------------------------------------------------------------
                                                           $ 1,122      $   878
================================================================================
Deferred tax liabilities:
   Depreciation and amortization                           $    43      $    --
   Prepaid dealer commissions                                  401          376
   Safe harbor leasing                                          10           14
   Unbilled revenue                                             14           18
   Unrealized securities holding gains                         192          167
   Differences related to non-U.S. operations                   71           36
   Other                                                        56           18
--------------------------------------------------------------------------------
                                                           $   787      $   629
================================================================================
Balance sheet classifications:
   Current assets                                          $    76      $   166
   Other assets                                                359          181
   Accrued income taxes                                       (100)         (98)
================================================================================

A reconciliation from the U.S. Federal statutory income tax rate to MMC's effective income tax rate is as follows:

================================================================================
For the Three Years Ended
December 31, 1998                                1998         1997         1996
--------------------------------------------------------------------------------
U.S. Federal statutory rate                     35.00%       35.00%       35.00%
U.S. state and local income taxes--
   net of U.S. Federal income
   tax benefit                                   2.90         4.40         3.90
Differences related to non-U.S
   operations                                    (.40)        (.20)       (1.25)
Tax adjustment                                     --           --        (6.00)
Other                                            1.50          .10         (.40)
--------------------------------------------------------------------------------
Effective tax rate                              39.00%       39.30%       31.25%
================================================================================

During 1996, MMC recorded a tax adjustment that reduced the income tax provision by $40 million. The tax adjustment primarily related to the permanent deployment of funds outside of the United States in a tax efficient manner and favorable state and local tax developments in the U.S.

In 1997, MMC received a Notice of Proposed Adjustment from a local field office of the Internal Revenue Service ("IRS") challenging its tax treatment related to 12b-1 fees paid by the Putnam Funds. The notice reflected the preliminary thinking of the IRS field office and did not constitute a formal assertion of liability by the IRS. The notice in question asserts a position contrary to the position enunciated in an IRS 1993 Technical Advice Memorandum. The IRS field office withdrew the Notice of Proposed Adjustment and submitted the matter to the national office of the IRS for consideration in a request for technical advice. Consequently, the issue is under consideration by the IRS. MMC believes its tax treatment of these fees is consistent with current industry practice and applicable requirements of the Internal Revenue Code and previously issued IRS technical advice.

Taxing authorities periodically challenge positions taken by MMC on its tax returns. On the basis of present information and advice received from counsel, it is the opinion of MMC's management that any assessments resulting from current tax audits will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.

                                   ----------

                              6 Retirement Benefits
--------------------------------------------------------------------------------

In 1998, MMC adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The new standard does not change the measurement or recognition of those plans, but revises disclosures about pensions and other postretirement benefit plans. Restatement of disclosures for the prior year has been made for comparative purposes.

The following schedules provide information concerning MMC's U.S. defined benefit pension plans and postretirement benefit plans:

====================================================================================================================================
                                                                              U.S. Pension                     U.S. Postretirement
                                                                                Benefits                             Benefits
December 31, 1998 and 1997                                            --------------------------------------------------------------
(In millions of dollars)                                                 1998              1997              1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year                               $ 1,434           $   798           $   175           $    88
Service cost                                                               46                39                 3                 4
Interest cost                                                             104                90                10                10
Actuarial (gain) loss                                                      87               107                (6)               13
Acquisitions                                                              365               464                 6                66
Benefits paid                                                             (82)              (64)               (5)               (6)
Plan amendments                                                             2                --               (18)               --
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                       1,956             1,434               165               175
------------------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year                          1,651               947                --                --
Actual return on plan assets                                              256               272                --                --
Acquisitions                                                              392               399                --                --
Employer contributions                                                     19                97                 5                 6
Benefits paid                                                             (82)              (64)               (5)               (6)
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                2,236             1,651                --                --
------------------------------------------------------------------------------------------------------------------------------------
Funded status                                                             280               217              (165)             (175)
Unrecognized net actuarial gain                                          (245)             (216)               (7)               (1)
Unrecognized prior service cost (credit)                                   10                15               (14)               --
Unrecognized transition amount                                            (28)              (33)               --                --
------------------------------------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                                      $    17           $   (17)          $  (186)          $  (176)
====================================================================================================================================
Amounts recognized in Balance Sheet consist of:
Prepaid benefit cost                                                  $   144           $   111           $    --           $    --
Accrued benefit liability                                                (161)             (128)             (186)             (176)
Intangible asset                                                           10                --                --                --
Accumulated other comprehensive income                                     24                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                                      $    17           $   (17)          $  (186)          $  (176)
====================================================================================================================================

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other postretirement benefit plans as of the end of the year were as follows:

================================================================================
                                       U.S. Pension        U.S. Postretirement
                                         Benefits                Benefits
                                     -------------------------------------------
                                     1998       1997          1998      1997
--------------------------------------------------------------------------------
Weighted average assumptions:
Discount rate                         7.0%      7.25%          7.0%     7.25%
Expected return on plan assets       10.0%      10.0%           --        --
Rate of compensation increase         4.0%       4.0%           --        --
================================================================================

The increases in benefit obligation and plan assets relating to acquisitions pertain to MMC's acquisitions of Sedgwick (and the current terms of its plans) and J&H in 1998 and 1997, respectively. In 1998, the discount rate used to value the liabilities of the U.S. defined benefit pension plans and postretirement benefit plans was decreased to reflect current interest rates of high quality fixed income debt securities.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $279 million, $247 million and $114 million, respectively, as of December 31, 1998 and $239 million, $206 million and $99 million, respectively, as of December 31, 1997.


                                   ----------

The components of the net periodic benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:

====================================================================================================================================
                                                                  U.S. Pension Benefits               U.S. Postretirement Benefits
For the Three Years Ended December 31, 1998                  -----------------------------------------------------------------------
(In millions of dollars)                                      1998         1997         1996         1998         1997         1996
------------------------------------------------------------------------------------------------------------------------------------
Service cost                                                 $  46        $  39        $  28        $   3        $   4        $   2
Interest cost                                                  104           90           60           10           10            6
Expected return on plan assets                                (146)        (115)         (81)          --           --           --
Amortization of prior service cost (credit)                      7            7            7           (2)          --           --
Amortization of transition asset                                (4)          (4)          (4)          --           --           --
Recognized actuarial (gain) loss                                 5           (5)          (6)          --           (1)          (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                             $  12        $  12        $   4        $  11        $  13        $   7
====================================================================================================================================

The assumed health care cost trend rate was approximately 9% in 1998, gradually declining to 4% in the year 2041. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions of dollars):

====================================================================================================================================
                                                                                                  1-Percentage-       1-Percentage-
                                                                                                 Point Increase      Point Decrease
------------------------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                                                    $  2                $ (2)
Effect on postretirement benefit obligation                                                                $ 17                $(15)
====================================================================================================================================

The following schedules provide information on MMC's significant non-U.S. defined benefit pension plans:

================================================================================
                                                      Non-U.S. Pension Benefits
December 31, 1998 and 1997                            --------------------------
(In millions of dollars)                                    1998          1997
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year                  $   900       $   724
Service cost                                                  48            41
Interest cost                                                 66            62
Employee contributions                                        10            10
Actuarial loss                                               209            10
Acquisitions                                               1,503           109
Benefits paid                                                (48)          (44)
Foreign currency changes                                      (9)          (23)
Plan amendments                                                1            11
--------------------------------------------------------------------------------
Benefit obligation at end of year                          2,680           900
--------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year             1,202           948
Actual return on plan assets                                 172           172
Acquisitions                                               1,385           128
Company contributions                                         15            11
Employee contributions                                        10            10
Benefits paid                                                (48)          (44)
Foreign currency changes                                     (15)          (23)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year                   2,721         1,202
--------------------------------------------------------------------------------
Funded status                                                 41           302
Unrecognized net actuarial gain                              (35)         (170)
Unrecognized prior service cost                                8             8
Unrecognized net asset                                       (12)          (18)
--------------------------------------------------------------------------------
Net asset recognized                                     $     2       $   122
================================================================================
Amounts recognized in Balance Sheet consist of:
Prepaid benefit cost                                     $   143       $   140
Accrued benefit liability                                   (141)          (18)
--------------------------------------------------------------------------------
Net asset recognized                                     $     2       $   122
================================================================================
Weighted average assumptions:
Discount rate                                               5.9%          7.6%
Expected return on plan assets                              8.9%          9.1%
Rate of compensation increase                               4.2%          5.4%
================================================================================

The increases in benefit obligation and plan assets relating to acquisitions pertain primarily to MMC's acquisitions of Sedgwick and J&H in 1998 and 1997, respectively. In 1998, the discount rates used to value the liabilities of the non-U.S. plans were decreased to reflect current worldwide interest rates. Assumptions, including projected compensation increases and potential cost of living adjustments for retirees, were also revised to reflect current expectations as to future levels of inflation.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $1.55 billion, $1.52 billion and $1.40 billion, respectively, as of December 31, 1998 and $41 million, $33 million and $14 million, respectively, as of December 31, 1997. The increase in the pension obligation and related assets in 1998 was due principally to the Sedgwick acquisition.

The components of the net periodic benefit cost for the non-U.S. defined benefit pension plans are as follows:

================================================================================
For the Three Years                                   Non-U.S. Pension Benefits
Ended December 31, 1998                              ---------------------------
(In millions of dollars)                             1998       1997       1996
--------------------------------------------------------------------------------
Service cost                                         $ 48       $ 41       $ 32
Interest cost                                          66         62         51
Expected return on plan assets                        (98)       (90)       (75)
Amortization of prior service cost                      1         --         --
Amortization of transition asset                       (6)        (6)        (6)
--------------------------------------------------------------------------------
                                                     $ 11       $  7       $  2
================================================================================

Contribution Plans: MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP"), the Putnam Investments, Inc. Profit Sharing Retirement Plan (the "Putnam Plan") and the Johnson & Higgins Cash Accumulation Plan ("J&H Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP and the J&H Plan, MMC matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of MMC subject to IRS limitations. The cost of these defined contribution plans was $62 million, $55 million and $40 million for 1998, 1997 and 1996, respectively.


                                   ----------

                             7 Stock Benefit Plans
--------------------------------------------------------------------------------

As provided under SFAS No. 123, "Accounting for Stock-Based Compensation," MMC has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided the required additional pro forma disclosures.

In accordance with the intrinsic value method allowed by APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for MMC's stock option and stock purchase plans and the stock options awarded under the Putnam Investments, Inc. Equity Partnership Plan. Had compensation cost for MMC's stock-based compensation plans been determined consistent with the fair value method prescribed by SFAS No. 123, MMC's net income and net income per share for 1998, 1997 and 1996 would have been reduced to the pro forma amounts indicated in the table below.

The fair value of each of MMC's option grants included in pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively; dividend yield of 3.0% in 1998 and 1997 and 3.5% in 1996; expected volatility of 18.9% in 1998, 17.5% in 1997 and 14.0% in 1996;
risk-free interest rate of 5.6% in 1998, 6.5% in 1997 and 6.0% in 1996; and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of options granted during the years ended December 31, 1998, 1997 and 1996 was $11.65, $8.47 and $4.90 per share, respectively.

================================================================================
(In millions of dollars,
except per share figures)                             1998       1997       1996
--------------------------------------------------------------------------------
Net Income:
   As reported                                       $ 796      $ 434      $ 459
   Pro forma                                         $ 762      $ 414      $ 448
Net Income Per Share:
   Basic:
   As reported                                       $3.11      $1.77      $2.11
   Pro forma                                         $2.98      $1.69      $2.06
   Diluted:
   As reported                                       $2.98      $1.73      $2.08
   Pro forma                                         $2.85      $1.65      $2.03
================================================================================

The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting contained in SFAS No. 123 has not been applied to options granted prior to January 1995.

Incentive and Stock Award Plans: During 1997, MMC adopted the Marsh & McLennan Companies, Inc. 1997 Employee Incentive and Stock Award Plan (the "Employee Plan") and the Marsh & McLennan Companies, Inc. 1997 Senior Executive Incentive and Stock Award Plan (the "Executive Plan"). The Employee and Executive Plans (the "1997 Plans") replace the 1992 Incentive and Stock Award Plan (the "1992 Plan"). The types of awards permitted under these Plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 1997 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 18,000,000 shares of common stock may be made over the life of the Employee Plan plus shares remaining unused under pre-existing approved stock plans. Awards relating to not more than 7,500,000 shares of common stock may be made over the life of the Executive Plan plus shares remaining unused under pre-existing approved stock plans. There were 24,506,619 and 31,203,936 shares available for awards under the 1997 Plans and prior plans at December 31, 1998 and 1997, respectively.

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


                                   ----------

Stock option transactions under the 1997 Plans and prior plans are as follows:

====================================================================================================================================
                                                  1998                             1997                             1996
                                      ----------------------------     ---------------------------      ---------------------------
                                                  Weighted Average                Weighted Average                 Weighted Average
                                          Shares    Exercise Price         Shares   Exercise Price          Shares   Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period        24,332,522            $31.18     25,666,431           $28.11      26,162,385           $26.88
Granted                                6,115,165            $60.19      5,166,120           $41.39       4,122,180           $31.70
Exercised                             (3,427,830)           $26.63     (5,865,160)          $26.59      (3,861,090)          $23.55
Forfeited                               (527,037)           $38.76       (634,869)          $31.99        (757,044)          $28.50
                                      ----------                       ----------                       ----------
Balance at end of period              26,492,820            $38.27     24,332,522           $31.18      25,666,431           $28.11
====================================================================================================================================
Options exercisable at year-end       14,587,332            $30.01     14,706,623           $28.17      16,468,995           $27.12
====================================================================================================================================

The following table summarizes information about stock options at December 31, 1998:

====================================================================================================================================
                                            Options Outstanding                                           Options Exercisable
                           -------------------------------------------------------              ------------------------------------
                                               Weighted Average
Range of                   Outstanding                Remaining   Weighted Average              Exercisable        Weighted Average
Exercise Prices            at 12/31/98         Contractual Life     Exercise Price              at 12/31/98          Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$16.46-26.44                 5,981,218                3.6 years             $25.82                5,344,951                  $25.77
$26.94-33.35                 9,818,089                5.2 years             $31.06                8,000,598                  $30.93
$35.25-60.59                10,693,513                8.7 years             $51.85                1,241,783                  $42.35
                            ----------                                                           ----------
$16.46-60.59                26,492,820                6.3 years             $38.27               14,587,332                  $30.01
====================================================================================================================================

Restricted Stock: Restricted shares of MMC's common stock may be awarded and shall be subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant shall have the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment.

There were 124,350, 135,000 and 158,400 restricted shares granted in 1998, 1997 and 1996, respectively. MMC recorded compensation expense of $7 million in 1998 and $6 million in 1997 and 1996, related to these shares. Shares that have been granted generally become unrestricted at the earlier of: (1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

Restricted Stock Units: Restricted stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 94,902, 98,856 and 119,277 restricted stock units awarded during 1998, 1997 and 1996, respectively. MMC recorded compensation expense of $6 million, $4 million and $5 million in 1998, 1997 and 1996, respectively, related to restricted stock units.

Deferred Stock Units: Deferred stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 557,542 and 445,833 deferred stock units awarded during 1998 and 1997, respectively. MMC recorded compensation expense of $20 million and $6 million in 1998 and 1997, respectively, related to deferred stock units. The 1998 expense includes an $11 million charge associated with acquisition related stock unit awards issued to certain senior employees of Sedgwick (see Note 12).

Putnam Investments, Inc. Equity Partnership Plan: In September 1997, Putnam adopted the Putnam Investments, Inc. Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain key employees of Putnam or its subsidiaries restricted shares of a new class of common stock of Putnam ("Class B Common Stock") and options to acquire the Class B Common Stock. Such awards or options generally vest over a four-year period. Holders of Putnam Class B shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. However, in the event of certain change in control events, Class B shares will be converted into Class A common stock on a share for share basis. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Stock which would represent approximately 12% of the outstanding shares on a fully diluted basis. In 1998, Putnam made awards pursuant to the Equity Plan with respect to approximately 3,660,000 shares of Class B Common Stock, including 1,830,000 shares of restricted stock with a value of $94 million and 1,830,000 shares subject to options. In 1997, Putnam made awards with respect to approximately 4,000,000 shares of Class B Common Stock, including 2,000,000 shares of restricted stock with a value of $83 million and 2,000,000 shares subject to options. There were approximately 4,774,000 shares available for grant related to the Equity Plan at December 31, 1998.

Pursuant to an executive compensation agreement, Putnam has also awarded 300,000 restricted stock units with a value of $14 million and 325,000 options related to Class B Common Stock to a key executive of Putnam.

The fair value of each option grant included in the pro forma net income is estimated on the date of grant using the Black-Scholes


                                   ----------
option-pricing model with the following weighted average assumptions used for grants in 1998 and 1997: dividend yield of 5.0% for 1998 and 1997; expected volatility of 28.3% in 1998 and 26.4% in 1997; risk-free interest rate of 5.6% in 1998 and 6.1% in 1997; and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of each Class B option was $10.42 in 1998 and $8.30 in 1997.

Stock Purchase Plans: In May 1994, MMC's stockholders approved an employee stock purchase plan (the "1994 Plan") to replace the 1990 Employee Stock Purchase Plan which terminated on September 30, 1994 following its fourth annual offering. Under these plans, eligible employees may purchase shares of MMC's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1994 Plan, no more than 12,000,000 shares of MMC's common stock plus the remaining unissued shares in the 1990 Plan may be sold. Employees purchased 1,932,060, 1,855,500 and 1,959,000 shares in 1998, 1997 and 1996, respectively.
At December 31, 1998, 5,500,440 shares were available for issuance under the 1994 Plan. During 1995, MMC's Board of Directors approved the Marsh & McLennan Companies Stock Purchase Plan for International Employees (the "International Plan") which is similar to the 1994 Plan. Under the International Plan, no more than 1,500,000 shares of MMC's common stock may be sold. Employees purchased 238,854, 211,500 and 15,000 shares in 1998, 1997 and 1996, respectively. At
December 31, 1998, 1,034,646 shares were available for issuance under the International Plan. The fair value of each employee purchase right granted under these Stock Purchase Plans is included in the pro forma net income for 1998, 1997 and 1996 and was estimated using the Black-Scholes model with the following assumptions: dividend yield of 3.0% for 1998 and 1997 and 3.5% for 1996; expected life of one year; expected volatility of 18.9% for 1998, 17.5% for 1997 and 14.0% for 1996; and risk-free interest rate of 4.4% for 1998, 5.5% for 1997 and 5.6% for 1996. The weighted average fair value of each purchase right granted in 1998, 1997 and 1996 was $10.61, $10.96 and $6.38, respectively.

                            8 Long-term Obligations
--------------------------------------------------------------------------------

MMC leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 95% of MMC's lease obligations are for the use of office space.

At December 31, 1998, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

================================================================================
For the Years Ending                         Gross        Rentals            Net
December 31,                                Rental           from         Rental
(In millions of dollars)               Commitments      Subleases    Commitments
--------------------------------------------------------------------------------
1999                                        $  310         $   12         $  298
2000                                           263              9            254
2001                                           211              6            205
2002                                           163              4            159
2003                                           129              3            126
Subsequent years                               570             15            555
--------------------------------------------------------------------------------
                                            $1,646         $   49         $1,597
================================================================================

The accompanying Consolidated Statements of Income include net rental costs of $313 million, $265 million and $217 million for 1998, 1997 and 1996, respectively, after deducting rentals from subleases ($7 million in 1998 and 1997 and $8 million in 1996).

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 1998, the aggregate fixed future minimum commitments under these agreements are as follows:

================================================================================
                                                                          Future
For the Years Ending December 31,                                        Minimum
(In millions of dollars)                                             Commitments
--------------------------------------------------------------------------------
1999                                                                        $ 68
2000                                                                          56
2001                                                                          35
2002                                                                          28
2003                                                                          25
Subsequent years                                                              20
--------------------------------------------------------------------------------
                                                                            $232
================================================================================

                                9 Short-term Debt
--------------------------------------------------------------------------------

MMC's outstanding short-term debt is as follows:

================================================================================
December 31, 1998 and 1997
(In millions of dollars)                                     1998           1997
--------------------------------------------------------------------------------
Commercial paper                                           $2,213         $  230
Bank loans                                                     10             --
Current portion of long-term debt                              11              7
--------------------------------------------------------------------------------
                                                           $2,234         $  237
================================================================================

The weighted average interest rates on outstanding commercial paper borrowings at December 31, 1998 and 1997 are 5.3% and 6.1%, respectively.

During 1998, MMC executed an additional revolving credit facility with several banks to support its commercial paper borrowings made to initially finance its acquisition of Sedgwick. This facility, which expires in August 1999, provides that MMC may borrow up to $2.25 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings.

MMC maintains credit facilities with various banks, primarily related to operations located outside the United States, aggregating $553 million at December 31, 1998. MMC has borrowed $25 million under these facilities and has included $15 million of these borrowings in Long-term Debt.

                                   ----------
                                       49

                                10 Long-term Debt
--------------------------------------------------------------------------------

MMC's outstanding long-term debt is as follows:

================================================================================
December 31, 1998 and 1997
(In millions of dollars)                                     1998           1997
--------------------------------------------------------------------------------
Commercial paper                                           $  600         $   --
Revolving credit facility                                     583            709
Mortgage -- 9.8% due 2009                                     200            200
Notes payable -- due 2012                                      86            111
Notes payable -- 7.68% due 2006                                60             --
Bank borrowings                                                --            184
Other                                                          72             43
--------------------------------------------------------------------------------
                                                            1,601          1,247
Less current portion                                           11              7
--------------------------------------------------------------------------------
                                                           $1,590         $1,240
================================================================================

Commercial paper borrowings of $600 million at December 31, 1998 have been classified as long-term debt based on MMC's intent and ability to maintain or refinance these obligations on a long-term basis.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowings and to fund other general corporate requirements. This noncancelable facility, which expires in June 2002, provides that MMC may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings. Commitment fees of 7 basis points are payable on any unused portion. The facility requires MMC to maintain consolidated net worth of at least $1.7 billion and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets.

Outstanding borrowings at December 31, 1998 under this revolving credit facility amounted to $583 million and have been classified as long-term debt based on MMC's intent and ability to maintain or refinance these obligations on a long-term basis. The weighted average interest rate associated with these borrowings was 5.6% and 6.0% at December 31, 1998 and 1997, respectively.

MMC has a fixed rate non-recourse mortgage note agreement due in 2009 amounting to $200 million, bearing an interest rate of 9.8%, in connection with its interest in its worldwide headquarters building. In the event the mortgage is foreclosed following a default, MMC would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or, starting in 1999, at fair market value if greater.

MMC has an interest rate swap which was entered into as part of the acquisition and renovation of MMC's worldwide headquarters which fixes the interest rate at approximately 9.5% on $100 million of variable rate borrowings. This swap expired in February 1999. The weighted average interest rate received on this swap at December 31, 1998, 1997 and 1996 was 5.7%, 5.8% and 5.7%, respectively. The difference between the fixed rate and the weighted average rate is included in interest expense in the Consolidated Statements of Income.

MMC has a note payable due 2012, the outstanding balance of which was $86 million and $111 million at December 31, 1998 and 1997, respectively. Interest on this debt is fixed at 8.62%. The decrease from 1997 reflects MMC's repayment of the variable rate portion of the note.

In connection with the Sedgwick transaction, MMC assumed debt amounting to $108 million at December 31, 1998. This debt consists of $60 million of 7.68% Senior Loan Notes, $36 million related to capital leases and $12 million of other borrowings.

Scheduled repayments of long-term debt in 1999 and in the four succeeding years are $11 million, $21 million, $9 million, $1.2 billion and $6 million, respectively.

                            11 Financial Instruments
--------------------------------------------------------------------------------

The estimated fair value of MMC's significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that MMC would realize upon disposition nor do they indicate MMC's intent or ability to dispose of the financial instrument.

================================================================================
                                                 1998                 1997
                                         ---------------------------------------
December 31, 1998 and 1997               Carrying      Fair  Carrying      Fair
(In millions of dollars)                   Amount     Value    Amount     Value
--------------------------------------------------------------------------------
Nonderivatives:
   Cash and cash equivalents              $   610   $   610   $   424   $   424
   Long-term securities                       828       828       720       720
   Short-term debt                          2,234     2,234       237       237
   Long-term debt                           1,590     1,665     1,240     1,313
Derivatives:
   Other assets (liabilities):
   Interest rate swaps                         --         4        --        (5)
   Forward exchange contracts                  --         1        --        --
================================================================================

Cash and Cash Equivalents: The estimated fair value of MMC's cash and cash equivalents approximates their carrying value.

Long-term Securities: Long-term securities primarily consist of available for sale securities recorded at quoted market prices. MMC also has certain additional long-term securities, for which there are no readily available market prices, amounting to $82 million and $73 million at December 31, 1998 and 1997, respectively, which are carried on a cost basis. Based on present information, MMC believes that the cost of these investments approximates their fair value.

Short-term and Long-term Debt: The fair value of MMC's short-term debt, which consists primarily of commercial paper borrowings, approximates its carrying value. The estimated fair value of MMC's long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities. The estimated fair value of borrowings under the revolving credit facility approximates the carrying value.


                                   ----------

Interest Rate Swaps: Historically, MMC has managed its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC's asset base. Interest rate swaps have been utilized on a limited basis to convert variable rate borrowings into fixed rate borrowings. Sedgwick has utilized interest rate swaps to manage its exposure to interest rate movements on its cash and investments as well as its interest expense on borrowings. MMC does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contracts are major financial institutions. Management believes that risk of loss is remote and in any event would be immaterial.

The fair value of these interest rate swaps are the estimated amounts that MMC would pay to terminate the agreements at the reporting date, taking into account the current interest rate environment. Amounts currently due to or from interest rate swap counterparties are recorded in interest expense in the period in which they accrue.

A summary of MMC's interest rate swaps as of December 31, 1998 and 1997 is as follows:

================================================================================
                                                                Weighted Average
                                                                  Interest Rates
                                Notional     Termination      ------------------
(In millions of dollars)          Amount           Dates      Receive        Pay
--------------------------------------------------------------------------------
1998 --
Receive fixed --
   pay variable                     $599       1999-2003         6.8%       5.9%
Receive variable --
   pay fixed                        $140       1999-2005         5.7%       8.4%
1997 --
Receive variable --
   pay fixed                        $142       1999-2005         5.8%       8.4%
================================================================================

Forward Exchange Contracts: At December 31, 1998, MMC primarily had open forward exchange contracts to both sell U.S. dollars for sterling and purchase U.S. dollars for sterling for underlying principal amounts of $28 million and $70 million, respectively. These contracts were entered into by Sedgwick principally to hedge both firm commitments and anticipated transactions.

Unrealized Securities Holding Gains: MMC has classified as available for sale primarily equity securities having an aggregate fair value of $746 million and $647 million at December 31, 1998 and 1997, respectively. Gross unrealized gains, amounting to $546 million and $476 million at December 31, 1998 and 1997, respectively, have been excluded from earnings and reported as accumulated other comprehensive income which is a component of stockholders' equity, net of deferred income taxes.

Proceeds from the sale of available for sale securities for the years ended December 31, 1998, 1997 and 1996 were $62 million, $69 million and $28 million, respectively. Gross realized gains on available for sale securities sold during 1998, 1997 and 1996 amounted to $40 million, $36 million and $17 million, respectively. The cost of securities sold is determined using the average cost method for equity securities.

A portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations are invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.

                           12 Special Charges/Credits
--------------------------------------------------------------------------------

During 1998, MMC recorded a special charge of $11 million representing acquisition related stock unit awards issued to certain senior employees of Sedgwick. In addition, as further explained below, a reserve related to a 1996 provision for restructuring of approximately $15 million was reversed in 1998. The resulting net special credit of $4 million increased diluted net income per share by $.01 for the year.

During 1997, MMC recorded special charges totaling $244 million. The net impact of the special charges on diluted net income per share was $.63 for the year. These charges included $168 million of merger costs predominantly related to the combination with J&H, a charge of $61 million related to London real estate, and $15 million for the disposal of certain EDP assets which were written-off in 1997. The merger costs are discussed in detail in Note 4. The $61 million charge for London real estate included $35 million associated with a plan to abandon and demolish a company-owned building and $26 million of lease abandonment costs (net of anticipated sublease income) relating to vacating several leased locations. Payments and write-offs associated with this reserve began in 1998 and are expected to continue for several years. The remaining London real estate reserve is $25 million at December 31, 1998.

During 1996, MMC completed the sale of Frizzell for approximately $290 million which resulted in a $33 million pretax gain. In addition, pretax charges aggregating $93 million were also recorded. The net impact of these special charges and the 1996 tax adjustment discussed in Note 5 increased diluted net income per share by $.01 for the year. These charges included a provision of $34 million primarily for London real estate representing lease abandonment costs for certain leased locations (net of anticipated sublease income); $27 million primarily for severance and related benefits associated with the planned reduction of over 600 employees relating to restructuring certain elements of MMC's insurance and reinsurance back office operations in London and several office closings; $17 million for goodwill write-offs; and $15 million related to the Lloyd's Reconstruction and Renewal Plan.


                                   ----------

The utilization of the 1996 special charges is summarized as follows:

====================================================================================================================================
                                                                                                                            Balance
                                                     Initial          Non-Cash          Payments           Amount      December 31,
   (In millions of dollars)                          Balance           Charges              Made         Reversed              1998
------------------------------------------------------------------------------------------------------------------------------------
Real estate consolidations                               $34              $ (8)             $ (2)            $ --               $24
Staff reductions and office closings                      27                --               (12)             (15)               --
Goodwill write-offs                                       17               (17)               --               --                --
Lloyd's Reconstruction and Renewal Plan                   15                --               (12)              --                 3
------------------------------------------------------------------------------------------------------------------------------------
                                                         $93              $(25)             $(26)            $(15)              $27
====================================================================================================================================

The London real estate and staff reduction plans were expected to commence in 1997 and continue through 1998; however, execution of these plans was delayed as a result of the J&H acquisition and put under review. After further evaluation, management still was committed to carrying out these plans and in the fall of 1997 leased space in the East India Dock section of London to begin the consolidation of its back office operations. The leased space was built out and then occupied during the summer of 1998. However, with the acquisition of Sedgwick in the fourth quarter of 1998, management concluded that the remaining staff reduction plan to reorganize the London back office could no longer be executed and, therefore, the remaining severance accrual of $15 million was reversed. The remaining balance, primarily representing future rent under noncancelable leases, is expected to be paid out over several years.

                                13 Common Stock
--------------------------------------------------------------------------------

On May 20, 1998, the Board of Directors authorized a three-for-two stock distribution of MMC's common stock, which was issued as a stock dividend on June 26, 1998.

On May 21, 1997, the Board of Directors authorized a two-for-one stock distribution of MMC's common stock, which was issued as a stock dividend on June 27, 1997.

All references to per share amounts have been restated for these stock distributions.

                           14 Stockholder Rights Plan
--------------------------------------------------------------------------------

On September 18, 1997, MMC's Board of Directors approved the extension of the benefits afforded by MMC's existing rights plan by adopting a new stockholder rights plan. Under the new plan, Rights to purchase stock, at a rate of one Right for each common share held, were distributed to shareholders of record on September 29, 1997 and automatically attach to shares acquired thereafter. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of MMC's outstanding common stock or (ii) commences a tender offer that would result in such a person or group owning 15% or more of MMC's common stock. When the Rights first become exercisable, a holder will be entitled to buy from MMC a unit consisting of one two-hundredth of a share of Series A Junior Participating Preferred Stock of MMC at a purchase price of $260. Alternatively, if any person acquires 15% or more of MMC's common stock except pursuant to an offer for all shares at a price which is fair and not inadequate or if a 15% holder acquires MMC by means of a reverse merger in which MMC and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of MMC (or in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. The Rights expire on September 29, 2007, except as otherwise provided in the plan.


                                   ----------

                   15 Claims, Lawsuits and Other Contingencies
--------------------------------------------------------------------------------

MMC and its subsidiaries are subject to various claims, lawsuits and proceedings consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these matters seek damages, including punitive damages, in amounts which could, if assessed, be significant.

On November 24, 1997, an action captioned "Aiena et al. vs. Olsen et al." ("Aiena") was brought in the United States District Court for the Southern District of New York by certain former directors of J&H, which was acquired by MMC in March 1997, against twenty-four selling shareholders of J&H, as well as J&H itself and MMC. The action essentially challenges the allocation of the consideration paid in connection with MMC's combination with J&H as between the defendants who were directors and shareholders of J&H at the time of the transaction and the plaintiffs who were former directors and shareholders of J&H. The complaint asserts, among others, claims for breach of fiduciary duty, federal securities law violations, breach of contract, and ERISA violations. Plaintiffs seek compensatory and punitive damages. Two other former directors of J&H have commenced similar actions (Sempier v. Olsen et al.; and Clements v. Olsen et al.), which are also pending before the United States District Court for the Southern District of New York and are contemplated to be heard together with the Aiena action.

In 1993, several years prior to the acquisition of J&H, the Equal Employment Opportunity Commission ("EEOC") commenced a lawsuit against J&H in the United States District Court for the Southern District of New York. The action alleges that a mandatory retirement policy for directors then in effect at J&H violated the federal Age Discrimination in Employment Act ("ADEA"). In 1995, the District Court ruled in the EEOC's favor that the J&H mandatory retirement policy violated the ADEA. The Court of Appeals for the Second Circuit affirmed that ruling in 1996. The EEOC seeks to recover damages on behalf of certain former directors and a trial on the matter of damages, unless the action is resolved, may be held later in 1999. Pursuant to the Stock Purchase Agreement between MMC and J&H and the stockholders of J&H, MMC will bear one-half of all damages and expenses in this action.

Sedgwick Group plc, since prior to its acquisition, has been engaged in a review of previously undertaken personal pension plan business as required by United Kingdom regulators to determine whether redress should be made to customers. Settlements and related costs previously paid amount to $80 million of which $30 million is due from insurers. The contingent exposure of Sedgwick for pension redress and related costs as of Sedgwick's acquisition by MMC is estimated to be $220 million. Sedgwick had recorded $150 million of reserves and recognized approximately $70 million of insurance recoveries related to this exposure.

Other present and former subsidiaries of MMC are engaged in a comparable review of their personal pension plan businesses, although the extent of their activity in this area, and consequently their financial exposure, was proportionally much less than Sedgwick. The contingent exposure of the present and former non-Sedgwick subsidiaries of MMC for pension redress and related costs is estimated to be approximately $135 million. Approximately $100 million of this amount is expected to be recovered from insurers and accounting reserves have been provided for the remaining balance. Settlements and related costs previously paid total approximately $15 million.

MMC's ultimate exposure from the United Kingdom's personal pension plan review, as presently calculated and including Sedgwick, is subject to a number of variable factors including, among others, equity markets, the rate of response to the pension review mailings, the interest rate established quarterly by the U.K. Pension Investment Authority for calculating compensation, and the precise scope, duration, and methodology of the review as required by that Authority.

As part of the combination with Sedgwick, MMC acquired several insurance underwriting companies that were already in run-off. MMC intends to sell these operations in the near future. Sedgwick had given guarantees with respect to certain liabilities relating to some of these operations.

On the basis of present information, anticipated insurance coverage and advice received from counsel, it is the opinion of MMC's management that the disposition or ultimate determination of these claims, lawsuits, proceedings or guarantees will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.

                             16 Segment Information
--------------------------------------------------------------------------------

MMC has adopted SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" effective with the 1998 year-end. Prior year information has been restated to conform with the current year presentation.

MMC, a professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC operates in three principal business segments: risk and insurance services, investment management, and consulting. The risk and insurance services segment provides insurance broking, reinsurance broking and insurance program management for business, professional, institutional and public-entity clients. It also provides services principally in connection with originating, structuring and managing insurance and related industry investments. The investment management segment primarily provides securities investment advisory and management services and administrative services for a group of publicly held investment companies. The consulting segment provides advice and services to the managements of organizations primarily in the areas of human resources and employee benefit programs, general management consulting, and economic consulting and analysis.

MMC evaluates segment performance based on operating income, which is after deductions for directly related expenses but before special charges. The accounting policies of the segments are the same as those used for the consolidated financial statements, described in Note 1. Revenues are attributed to geographic areas on the basis of where the services are performed.

                                   ----------

Selected information about MMC's operating segments and geographic areas of operation follow:

====================================================================================================================================
For the Three Years Ended                 Revenue            Segment
December 31, 1998                   from External          Operating              Total       Depreciation and              Capital
(In millions of dollars)                Customers             Income             Assets           Amortization         Expenditures
------------------------------------------------------------------------------------------------------------------------------------
1998--
Risk and Insurance Services               $ 3,351(a)         $   613           $  8,084                  $ 163                $ 216
Investment Management                       2,296                677              1,437                     45                   38
Consulting                                  1,543                202              1,490                     38                   40
------------------------------------------------------------------------------------------------------------------------------------
                                          $ 7,190            $ 1,492           $ 11,011                  $ 246                $ 294
====================================================================================================================================
1997--
Risk and Insurance Services               $ 2,789(a)         $   496           $  5,231                  $ 126                $  87
Investment Management                       1,882                463              1,163                     37                   81
Consulting                                  1,338                148                909                     32                   32
------------------------------------------------------------------------------------------------------------------------------------
                                          $ 6,009            $ 1,107           $  7,303                  $ 195                $ 200
====================================================================================================================================
1996--
Risk and Insurance Services               $ 1,907(a)         $   363           $  3,039                  $  82                $  67
Investment Management                       1,338                338              1,010                     27                   52
Consulting                                  1,159                119                652                     27                   33
------------------------------------------------------------------------------------------------------------------------------------
                                          $ 4,404            $   820           $  4,701                  $ 136                $ 152
====================================================================================================================================

A reconciliation of the totals for the operating segments to the applicable line items in the consolidated financial statements is as follows:

================================================================================
                                                 1998         1997         1996
--------------------------------------------------------------------------------
Income Before Income Taxes:
Total segment operating income                $ 1,492      $ 1,107      $   820
Special (charges) credits
   (see Note 12)                                    4         (244)         (93)
Gain on sale of Frizzell
   (see Note 12)                                   --           --           33
Corporate                                         (76)         (65)         (45)
--------------------------------------------------------------------------------
   Operating income                             1,420          798          715
Interest income                                    25           24           14
Interest expense                                 (140)        (107)         (61)
--------------------------------------------------------------------------------
Total income before income taxes              $ 1,305      $   715      $   668
================================================================================

===============================================================================
                                    Total
                                Operating             Adjustments/         Total
                                 Segments  Corporate  Eliminations  Consolidated
--------------------------------------------------------------------------------
Other Significant Items:
1998 --
Total assets                      $11,011    $ 5,983(b)    $(5,123)(c)   $11,871
Depreciation and
   amortization                       246          5            --           251
Capital expenditures                  294          3            --           297
1997 --
Total assets                        7,303      4,681(b)     (4,072)(c)     7,912
Depreciation and
   amortization                       195          4            --           199
Capital expenditures                  200          2            --           202
1996 --
Total assets                        4,701      2,982(b)     (3,138)(c)     4,545
Depreciation and
   amortization                       136          4            --           140
Capital expenditures                  152          5            --           157
================================================================================

Information by geographic area is as follows:

================================================================================
                                                       Revenue
                                                 from External             Fixed
                                                     Customers            Assets
--------------------------------------------------------------------------------
Geographic Area:
1998 --
United States                                           $5,235            $  720
United Kingdom                                             820               413
Continental Europe                                         551                85
Other                                                      584                69
--------------------------------------------------------------------------------
                                                        $7,190            $1,287
================================================================================
1997 --
United States                                           $4,316            $  702
United Kingdom                                             657               136
Continental Europe                                         564                56
Other                                                      472                63
--------------------------------------------------------------------------------
                                                        $6,009            $  957
================================================================================
1996 --
United States                                           $3,064            $  573
United Kingdom                                             595               120
Continental Europe                                         372                35
Other                                                      373                42
--------------------------------------------------------------------------------
                                                        $4,404            $  770
================================================================================

(a) Includes interest income on fiduciary funds ($137 million in 1998, $111 million in 1997, and $94 million in 1996).
(b) Corporate assets primarily include investments in consolidated subsidiaries, intercompany receivables, unallocated goodwill, and a portion of MMC's headquarters building.
(c) Primarily represents the elimination of investments in consolidated subsidiaries and intercompany balances.


                                   ----------

                              Report of Management
--------------------------------------------------------------------------------

The management of Marsh & McLennan Companies, Inc. has prepared and is responsible for the accompanying financial statements and other related financial information contained in this annual report. MMC's financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and informed judgments as required. Deloitte & Touche LLP, independent auditors, have audited the financial statements and have issued their report thereon.

MMC maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are executed in accordance with management's authorization, that assets are safeguarded and that proper financial records are maintained. Key elements of MMC's internal controls include securing the services of qualified personnel and proper segregation of duties. Internal auditors monitor the control system by examining financial reports, by testing the accuracy of transactions, and by otherwise obtaining assurance that the system is operating in accordance with MMC's objectives.

The Audit Committee of the Board of Directors is composed entirely of outside directors and is responsible for recommending to the Board the independent auditors to be engaged to audit MMC's financial statements, subject to stockholder ratification. In addition, the Audit Committee meets periodically with internal auditors and the independent auditors, both with and without management, to discuss MMC's internal accounting controls, financial reporting and other related matters. The internal auditors and independent auditors have full and unrestricted access to the Audit Committee.


/s/ Frank J. Borelli

Frank J. Borelli
Senior Vice President and
Chief Financial Officer
March 5, 1999

                         Report of Independent Auditors
--------------------------------------------------------------------------------

The Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
March 5, 1999


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                      SELECTED QUARTERLY FINANCIAL DATA AND
                      SUPPLEMENTAL INFORMATION (UNAUDITED)

====================================================================================================================================
                                                                                     Net Income (Loss)
                                                                          Net           Per Share(a)       Dividends       Stock
(In millions of dollars,                                  Operating     Income        ---------------       Paid Per    Price Range
except per share figures)                      Revenue      Income      (Loss)        Basic   Diluted        Share        High-Low
------------------------------------------------------------------------------------------------------------------------------------
1998:
First quarter                                  $ 1,776      $   404      $ 231         $ .90     $ .87        $ .33     $61.67-46.38
Second quarter                                   1,750          346        193           .75       .72          .33     $63.25-54.83
Third quarter                                    1,719          335        186           .73       .69          .40     $64.31-46.13
Fourth quarter                                   1,945          335        186           .73       .70          .40     $61.94-43.38
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 7,190      $ 1,420      $ 796         $3.11     $2.98        $1.46     $64.31-43.38
====================================================================================================================================
1997:
First quarter                                  $ 1,295      $   277      $ 164         $ .75     $ .73        $ .30     $43.21-34.21
Second quarter                                   1,540          262        145           .57       .56          .30     $50.17-37.71
Third quarter                                    1,548          249        140           .55       .54          .33     $53.17-45.50
Fourth quarter                                   1,626           10        (15)         (.05)     (.05)         .33     $53.33-44.00
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 6,009      $   798      $ 434         $1.77     $1.73        $1.26     $53.33-34.21
====================================================================================================================================
1996:
First quarter                                  $ 1,123      $   243      $ 143         $ .65     $ .65        $ .27     $33.88-28.08
Second quarter                                   1,098          193        115           .53       .51          .27     $32.54-29.67
Third quarter                                    1,057          174        103           .48       .47          .27     $33.00-29.33
Fourth quarter                                   1,126          105         98           .45       .45          .30     $38.29-31.83
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 4,404      $   715      $ 459         $2.11     $2.08        $1.11     $38.29-28.08
====================================================================================================================================

(a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts exceeds the total for the year in 1997.

All per share amounts have been restated for a three-for-two stock distribution of MMC's common stock, which was issued as a stock dividend on June 26, 1998.

MMC's common stock (ticker symbol:MMC) is traded on the New York, Chicago, Pacific and London stock exchanges. As of February 26, 1999, there were 26,100 stockholders of record.


                                   ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                   FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

====================================================================================================================================
                                                                                                                            Compound
For the Five Years Ended December 31, 1998                                                                               Growth Rate
(In millions of dollars, except per share figures)               1998        1997(b)     1996(d)    1995        1994       1993-1998
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                                   $ 3,351      $2,789      $1,907     $1,964      $1,887             13%
Investment Management                                           2,296       1,882       1,338        917         747             32%
Consulting                                                      1,543       1,338       1,159      1,056         933             13%
------------------------------------------------------------------------------------------------------------------------------------
      Total Revenue                                             7,190       6,009       4,404      3,937       3,567             17%
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation and benefits                                       3,561       3,044       2,204      1,949       1,740             17%
Other operating expenses                                        2,209       2,167       1,485      1,293       1,157             17%
------------------------------------------------------------------------------------------------------------------------------------
      Total Expenses                                            5,770       5,211       3,689      3,242       2,897             17%
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                1,420         798(c)      715(e)     695         670             19%
Interest Income                                                    25          24          14         18          12
Interest Expense                                                 (140)       (107)        (61)       (63)        (51)
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Cumulative
      Effect of Accounting Changes                              1,305         715         668        650         631             19%
Income Taxes                                                      509         281         209(f)     247         249
------------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Changes          $  796      $  434      $  459     $  403      $  382             19%
====================================================================================================================================
Net Income                                                     $  796      $  434      $  459     $  403      $  372(g)          19%
====================================================================================================================================
Basic Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes           $3.11       $1.77       $2.11      $1.84       $1.73             16%
Net Income Per Share                                            $3.11       $1.77       $2.11      $1.84       $1.68(g)          16%
Average Number of Shares Outstanding                              256         245         217        219         221
====================================================================================================================================
Diluted Net Income Per Share Information:
Income Before Cumulative Effect of Accounting Changes           $2.98       $1.73       $2.08      $1.82       $1.71             15%
Net Income Per Share                                            $2.98       $1.73       $2.08      $1.82       $1.67(g)          15%
Average Number of Shares Outstanding                              264         251         221        221         223
====================================================================================================================================
Dividends Paid Per Share                                        $1.46       $1.26       $1.11      $ .99       $ .93             10%

Return on Average Stockholders' Equity                            23%         17%         26%        26%         26%

Year-end Financial Position:
Working capital                                               $(1,757)(a)  $  224      $  192     $  110      $   54
Total assets                                                  $11,871      $7,912      $4,545     $4,330      $3,831
Long-term debt                                                $ 1,590      $1,240      $  458     $  411      $  409
Stockholders' equity                                          $ 3,659      $3,233      $1,889     $1,666      $1,461
Total shares outstanding (excluding treasury shares)              257         255         217        218         220

Other Information:
Number of employees                                            54,300      36,400      27,000     27,200      26,100
Stock price ranges--
      U.S. exchanges--High                                     $64.31      $53.33      $38.29     $30.04      $29.59
                    --Low                                      $43.38      $34.21      $28.08     $25.37      $23.75
      London Stock Exchange--High                          (Pd.)38.78  (Pd.)32.71  (Pd.)22.78 (Pd.)19.50  (Pd.)19.65
                           --Low                           (Pd.)25.59  (Pd.)20.37  (Pd.)18.29 (Pd.)15.96  (Pd.)15.11
Price/earnings multiple                                          19.6        28.7        16.7       16.3        15.9
====================================================================================================================================

(a) Includes $2.2 billion of commercial paper borrowings made to initially finance the acquisition of Sedgwick.
(b) Includes the operating results of Johnson & Higgins, an insurance broking and consulting services firm, acquired in March 1997 and CECAR, a French insurance services firm.
(c)   Includes a special charge of $244 million.
(d)   The Frizzell Group Limited was sold in June 1996.
(e) Includes net special charges of $93 million partially offset by a $33 million gain on the sale of Frizzell.
(f)   Includes a tax adjustment that reduced income taxes by $40 million.
(g) Reflects the adoption, effective January 1, 1994, of SFAS No. 112, "Employers' Accounting for Postretirement Benefits."

See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of significant items affecting the results of operations in 1998 and 1997.


                                   ----------

                    BOARD OF DIRECTORS AND CORPORATE OFFICERS

BOARD OF DIRECTORS

A.J.C. Smith
Chairman and Chief Executive Officer

Jeffrey W. Greenberg
President

Norman Barham
Vice Chairman, Marsh Inc.

Lewis W. Bernard
Chairman, Classroom, Inc.
Former Chief Administrative
and Financial Officer,
Morgan Stanley & Co., Inc.

Frank J. Borelli
Senior Vice President and
Chief Financial Officer

Peter Coster
President,
Mercer Consulting Group, Inc.

Robert F. Erburu
Former Chairman,
The Times Mirror Company

Ray J. Groves
Chairman, Legg Mason
Merchant Banking, Inc.
Former Chairman, Ernst & Young

Stephen R. Hardis
Chairman, Eaton Corporation

Gwendolyn S. King
Former Senior Vice President,
PECO Energy

The Rt. Hon. Lord Lang of Monkton
Former British Secretary of State
for Trade & Industry

Lawrence J. Lasser
President and Chief Executive Officer,
Putnam Investments, Inc.

David A. Olsen
Former Chairman, Johnson & Higgins

John D. Ong
Chairman Emeritus,
The BFGoodrich Company

George Putnam
Chairman, The Putnam Funds

Saxon Riley
Former Chairman, Sedgwick Group

Adele Smith Simmons
President,
John D. and Catherine T. MacArthur Foundation

John T. Sinnott
Chairman and Chief Executive Officer,
Marsh Inc.

Frank J. Tasco
Former Chairman, MMC

W.R.P. White-Cooper
Chairman  and
Chief Executive Officer-International, Marsh Inc.


ADVISORY DIRECTORS

Richard E. Heckert
Former Chairman,
E.I. du Pont de Nemours and Company

Richard S. Hickok
Former Chairman,
KMG Main Hurdman

Dean R. McKay
Former Senior Vice President,
IBM Corporation

Richard M. Morrow
Former Chairman, Amoco Corporation

Arthur C. Nielsen, Jr.
Former Chairman, A.C. Nielsen Company

John M. Regan, Jr.
Former Chairman, MMC

R. J. Ventres
Former Chairman, Borden, Inc.


COMMITTEES OF THE BOARD

Audit
The Rt. Hon. Lord Lang of Monkton, Chairman
Stephen R. Hardis
Gwendolyn S. King
John D. Ong
Adele Smith Simmons
Frank J. Tasco

Compensation
Lewis W. Bernard, Chairman
Robert F. Erburu
Ray J. Groves

Executive
A.J.C. Smith, Chairman
Lewis W. Bernard
Ray J. Groves
Adele Smith Simmons
Frank J. Tasco


OTHER CORPORATE OFFICERS

Francis N. Bonsignore
Senior Vice President,
Human Resources and Administration

Gregory F. Van Gundy
General Counsel and Secretary

                          INTERNATIONAL ADVISORY BOARD

Abdlatif Y. Al-Hamad (Middle East)
Chairman, Arab Fund for Economic
and Social Development

Raymond Barre (France)
Deputy, National Assembly
Former Prime Minister

Mathis Cabiallavetta (Switzerland)
Former Chairman, UBS AG

John R. Evans (Canada)
Chairman, Torstar Corporation

Oscar Fanjul (Spain)
Honorary Chairman, Repsol

Toyoo Gyohten (Japan)
President, Institute for
International Monetary Affairs
Former Chairman, The Bank of Tokyo

Erno Kemenes (Eastern Europe)
Former Minister of Economics, Hungary

Walther Leisler Kiep (Germany)
International Advisory Board Chairman
Former General Partner,
Gradmann & Holler

Marcilio Marques Moreira (Brazil)
Senior International Advisor,
Merrill Lynch
Former Ambassador of Brazil
to the United States

Paul F. Oreffice (United States)
Former Chairman
and Chief Executive Officer,
The Dow Chemical Company

Saxon Riley (United Kingdom)
Director, MMC

Jesus Silva-Herzog (Mexico)
Institute for Monetary Affairs
Former Ambassador of Mexico
to the United States

Wei Ming Yi (China)
Chairman, International
Advisory Council
China International Trust and Investment Corporation


                                   ----------

================================================================================

                             SHAREHOLDER INFORMATION

Annual Meeting

The 1999 annual meeting of shareholders will be held at 10 a.m., Thursday, May 20, in the 2nd floor auditorium of the McGraw-Hill Building, 1221 Avenue of the Americas, New York City. At the time of the mailing of this annual report, the notice of the annual meeting and proxy statement, together with a proxy card, is scheduled to be sent to each shareholder.

Anticipated 1999 Dividend Payment Dates

February 12 (paid), May 14, August 13, November 15

Financial and Investor Information

Shareholders and prospective investors inquiring about reinvestment and payment of dividends, consolidation of accounts, changes of registration and stock certificate holdings should contact:

The Bank of New York
Shareholder Relations Department
P.O. Box 11258
Church Street Station
New York, NY 10286
Telephone: (800) 457-8968
           (212) 815-2560

Certificates for transfer and address changes should be sent to:

The Bank of New York
Receive and Deliver Department
P.O. Box 11002
Church Street Station
New York, NY 10286

The Bank of New York
c/o Computershare Services
Registrar's Department
P.O. Box 82, Caxton House
Redcliffe Way, Bristol BS99 7NH
England
Telephone: 117-9306666

The Bank of New York's Web site:
http://stock.bankofny.com
E-mail inquiries:
Shareowner-svcs@Email.bankofny.com

Copies of our annual and quarterly reports, and Forms 10-K and 10-Q, may be obtained by contacting:

Corporate Development
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
Telephone: (212) 345-5475

MMC's Web site: www.marshmac.com

Stock Listings
MMC's common stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific and London stock exchanges.

--------------------------------------------------------------------------------

Cautionary Language
Regarding Forward-Looking Information

This annual report to shareholders contains forward-looking statements, which by their nature involve risks and uncertainties. Please refer to Marsh & McLennan Companies' 1998 Annual Report on Form 10-K for "Information Concerning Forward-Looking Statements" and a description of certain factors that may cause actual results to differ from goals referred to herein or contemplated by such statements.


--------------------------------------------------------------------------------

Art Credits:

Pages 6-7:
"The Rialto Bridge,Venice" by Canaletto
Christie's Images Ltd; Bridgeman Art Library

Pages 12-13:
"The Arrival of Aeneas at Carthage" attributed to Monsu` Desiderio
(C) Christie's Images Ltd, 1999

Pages 18-19:
"A View of Rome with the Bridge and Castel St. Angelo by the Tiber" by Gaspar van Wittel
Roy Miles Esq.; Bridgeman Art Library

Cover and Pages 24-25:
"Gallery with Views of Modern Rome" by Giovanni Paolo Pannini
Louvre; Bridgeman Art Library; RMN

================================================================================

Designed and Produced by Taylor & Ives, Inc., NYC

Marsh & McLennan Companies, Inc.
  1166 Avenue of the Americas
     New York, NY 10036
       (212) 345-5000
      www.marshmac.com



            [BACK COVER: PAINTING OF GALLERY WITH VIEWS OF MODERN ROME]