Form 10-K, Exhibit 13
period 1999-12-31
MARSH & MCLENNAN COMPANIES INC
filed 2000-03-29
CIK 62709

                                                       [LOGO]

                                                      MARSH & MCLENNAN COMPANIES
                                                      MARSH -- PUTNAM -- MERCER

                                                              ANNUAL REPORT 1999



                               [GRAPHIC: SUNRISE]

                        Marsh & McLennan Companies, Inc.
                          1166 Avenue of the Americas
                               New York, NY 10036
                                  www.mmc.com

                               ANNUAL REPORT 1999

                                [GRAPHIC: MARSH]










                   MMC IS A GLOBAL PROFESSIONAL SERVICES FIRM
          WITH ANNUAL REVENUES EXCEEDING $9 BILLION. IT IS THE PARENT COMPANY OF MARSH, THE WORLD'S LEADING RISK AND INSURANCE SERVICES FIRM;
                     PUTNAM INVESTMENTS, ONE OF THE LARGEST
           INVESTMENT MANAGEMENT COMPANIES IN THE UNITED STATES; AND
              MERCER CONSULTING GROUP, A MAJOR GLOBAL PROVIDER OF
       CONSULTING SERVICES. MORE THAN 50,000 EMPLOYEES PROVIDE ANALYSIS,
                ADVICE AND TRANSACTIONAL CAPABILITIES TO CLIENTS
                             IN OVER 100 COUNTRIES.

FINANCIAL HIGHLIGHTS

For the Three Years Ended December 31,
(IN MILLIONS, EXCEPT PER SHARE FIGURES)


                                   1999           1998           1997
                                   ----           ----           ----
Revenue                          $9,157          $7,190       $6,009
Income Before Income Taxes       $1,247(a)       $1,305       $  715(b)
Net Income                       $  726(a)       $  796       $  434(b)
Stockholders' Equity             $4,170          $3,659       $3,233
                                 ------          ------       ------

Diluted Net Income Per Share     $ 2.62(a)       $ 2.98       $ 1.73(b)
Dividends Paid Per Share         $ 1.70          $ 1.46       $ 1.26
Year-end Stock Price1999(a)      $95.69          $58.44       $49.71
                                 ------          ------       ------


(A) EXCLUDING SPECIAL CHARGES OF $337 IN 1999, INCOME BEFORE INCOME TAXES, NET INCOME AND DILUTED NET INCOME PER SHARE ARE $1,584, $959 AND $3.48, RESPECTIVELY.

(B) EXCLUDING SPECIAL CHARGES OF $244 IN 1997, INCOME BEFORE INCOME TAXES, NET INCOME AND DILUTED NET INCOME PER SHARE ARE $959, $592 AND $2.36, RESPECTIVELY.


                                                      [BAR CHART]
                                                       YEAR-END
                                                      SHARE PRICE
                                                         (in $)

                                                        COMPOUND
                                                   ANNUAL GROWTH 29%
                                                   -----------------
                                           95      96      97      98      99
                                          -----   -----   -----   -----   -----
                                          29.58   34.67   49.71   58.44   95.69



                                                [BAR CHART]
                                              YEAR-END MARKET
                                              CAPITALIZATION
                                              (IN $ BILLIONS)

                                                COMPOUND
                                            ANNUAL GROWTH 35%
                                            -----------------
                                   95      96      97      98      99
                                  -----   -----   -----   -----   -----
                                  6.57    7.66   13.02   15.43   26.31

                               [BAR CHART]
                                 REVENUE
                             (IN $ BILLIONS)


                                 COMPOUND
                             ANNUAL GROWTH 21%
                             -----------------
                    95      96      97      98      99
                  -----   -----   -----   -----   -----
                  $3.94    4.40    6.01    7.19    9.16


------------------------------ Dear Shareholder -------------------------------

MMC had another year of record results. Revenues rose 27 percent to $9.2 billion. Net income rose 20 percent to $959 million and earnings per share rose 17 percent to $3.48, before special charges related to the acquisition of Sedgwick Group.

Our operating companies grew profitably. Marsh's revenues were $4.5 billion, up from $3.4 billion in 1998, and operating income reached $806 million, an increase of 31 percent. Putnam Investments' assets under management rose to $391 billion at year-end 1999 from $294 billion in 1998, revenues increased 17 percent and operating income grew 24 percent. Mercer Consulting Group reported revenue gains of 26 percent and operating income growth of 29 percent. Marsh & McLennan Capital, our private equity investment firm, attracted $1.4 billion in capital commitments for investment in Trident II, the fund it organized in 1999 for investment in global insurance, reinsurance and related industries.

MMC has achieved these results in a world where change has proven to be our ally: We have extended the range of our professional services; we have expanded globally; we have grown internally and added new firms to enhance our capabilities to solve our clients' increasingly complex problems. Consistency has been our ally as well. So, as we complete our leadership transition in May, we will be guided by the principles that have supported us thus far--maintaining our role as trusted advisor to our clients, doing work that meets clients' rigorous demands and our highest aspirations, attracting and retaining the most talented people and encouraging collaboration among them. We will continue to produce earnings of the quality that our shareholders expect.

During 1999, MMC's leadership was strengthened by the appointments of Mathis Cabiallavetta and Charles A. Davis as vice chairmen. Mathis, who has been a member of our International Advisory Board since its formation in 1993, brings broad experience and perspective in global financial services, primarily in banking. One of his principal objectives is MMC's expansion in Europe. Chuck, who is also president and chief executive officer of Marsh & McLennan Capital, is a valued advisor with many years of experience in investment banking. We also welcomed Sandra S. Wijnberg this January as senior vice president and chief financial officer in anticipation of Frank J. Borelli's retirement later this year. Frank has played an important role for more than 15 years, including overseeing the development of the financial systems and infrastructure that has supported MMC's successful expansion.

Over the last three years, we have completed mergers with Johnson & Higgins and Sedgwick with results that have exceeded our expectations. Johnson & Higgins brought together two complementary cultures, strengthened our professional staff and produced significant consolidation savings. Sedgwick promises to be a similar success. When we


                                   ----------
                                       2

               "MMC is sought out for its independence of thought
         and objective advice based on intense study of clients' needs, its understanding of industries throughout the world
                    and its range of professional services."


      [PHOTOGRAPH: J. W. Greenberg A.J.C. Smith AGAINST MOUNTAIN BACKDROP] announced the merger in August 1998, we estimated net consolidation savings of $110 million. Our integration efforts have gone well and we now expect net savings to approach $160 million over three years, including $30 million reflected in 1999 results. Although integration work remains to be done, we are realizing substantial operating efficiencies and have a unified organization in place. Sedgwick strengthened our position in Europe and Asia Pacific and provided an important addition to our business in the United States.

By any measure, Putnam had an exceptional year--strong growth in assets under management, increased profitability and superb investment performance. Putnam is one of the fastest growing money managers in the United States. Its assets under management rose 33 percent reflecting excellent gains in its mutual fund, defined benefit, defined contribution and international businesses. Award-winning investor service combined with outstanding marketing and sales contributed to this growth. During the year, Putnam broadened its product range through its venture with Thomas H. Lee Partners, a leading private equity firm.

Mercer strengthened its position as a global firm consulting on all aspects of management and produced excellent results. With revenues approaching $2 billion and earnings reaching $260 million, it achieved strong professional and financial performance across its human resource and management consulting practices. Mercer's international presence and reputation for innovative thinking are driving these gains.

We would like to acknowledge the contributions of George Putnam, who retired from our Board of Directors last May after having served as a director for 12 years. Saxon Riley retires in March and will continue to serve on our International Advisory Board. Frank J. Tasco will leave the Board at our annual meeting this May after a career of extraordinary contributions to the Company, most notably as chairman and chief executive officer of MMC from 1986 to 1992 and, prior to that, as head of Guy Carpenter, our reinsurance business.

Looking to future changes--globalization, shifting demographics, the convergence of industries, technological advances including, of course, e-commerce--we see opportunities and risks that were unimaginable even a few years ago. Marsh, Putnam and Mercer have gifted teams working throughout their organizations to address these issues and these teams are enhanced by the talent and skills we are bringing to the Company.

The characteristics that define MMC have never been more important for our sustained growth. We are well-managed and capitalized, attentive to employees and have a tradition of enterprise and innovation. We are sought out for our independence of thought and objective advice based on our intense study of clients' needs, our understanding of industries throughout the world and our range of professional services.

Our expectations for the future are high. We are fortunate to have the people to carry out our goals, and we appreciate our shareholders' continued confidence.



/s/ A.J.C. Smith
-----------------------
A.J.C. Smith, CHAIRMAN


/s/ J.W. Greenberg
-----------------------
J.W. Greenberg, PRESIDENT AND CHIEF EXECUTIVE OFFICER



March 3, 2000


                                   ----------
                                       4

----------------------------- CONSTANCY OF CHANGE ------------------------------

                            "The ever-whirling wheel
               Of Change; the which all mortal things doth sway."

                                 EDMUND SPENSER

As the pace of change accelerates, our clients face a greater variety of complex challenges. MMC's strength has been the ability to anticipate their needs and to adapt our services and capabilities. We have a unique range of professional services that addresses some of the most difficult aspects of our clients' problems, and at the same time, allows us to identify the promising opportunities that change inevitably creates.

In the pages that follow, the heads of our operating companies--Marsh, Putnam and Mercer--discuss the performance of their businesses as well as challenges and aspirations for the future.


                                  ------------
                                        5

                        [GRAPHIC: AERIAL VIEW OF FOREST]

---------------------------------MMC WORLDWIDE---------------------------------

                          RISK AND INSURANCE SERVICES

MARSH INC. is the world leader in delivering risk and insurance services and solutions to clients. Insurance broking is conducted under the MARSH name and includes the total range of services to identify, value, control, transfer and finance risk for business, public-entity and professional services organizations. Worldwide reinsurance broking advice and services for insurance and reinsurance companies are provided through GUY CARPENTER & COMPANY, INC. The company structures and places reinsurance coverage and other risk-transfer financing with reinsurance firms and capital markets worldwide. Insurance program management services are provided through SEABURY & SMITH, INC., which designs, markets and administraters specialized insurance programs for employees of large corportations, small businesses, associations and their members, and private clients. The company also provides wholesale broking services to the U.S. and London markets, and underwriting management services to North America and the United Kingdom to insurers, primarily for professional liability coverages. MARSH & McLENNAN SECURITIES CORPORATION serves clients with investment banking and capital markets solutions, transaction structuring and execution services.

MARSH & McLENNAN CAPITAL, INC. is a global private equity firm with over $2.5 billion in assets under management that invests in industries where MMC possesses specialized knowledge and proprietary deal flow.

                        [GRAPHIC: AERIAL VIEW OF FOREST]


                             INVESTMENT MANAGEMENT

PUTNAM INVESTMENTS, INC., one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages more than 110 mutual funds, has over 600 institutional clients and 12 million individual shareholder accounts. It had $391 billion in assets under management at year-end 1999.

                                   CONSULTING

MERCER CONSULTING GROUP, INC., one of the world's largest consulting firms, provides advice and services, primarily to business organizations. WILLIAM M. MERCER COMPANIES LLC is the global leader in human resource, employee benefit and compensation consulting. MERCER MANAGEMENT CONSULTING, INC., one of the world's premier corporate strategy firms, helps clients achieve sustained shareholder value growth through the development and implementation of innovative business designs. NATIONAL ECONOMIC RESEARCH ASSOCIATES, INC. (NERA), the leading firm of consulting economists, specializes in providing solutions to problems involving competition, regulation, finance and public policy.

                          [GRAPHIC:SANDSTONE FORMATION]

--------------------------RISK AND INSURANCE SERVICES-------------------------

                      A CONVERSATION WITH JOHN T. SINNOTT,
                CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MARSH INC.

        HOW IS MARSH ORGANIZED TO DELIVER PROFESSIONAL SERVICES TO CLIENTS? The distribution of our $4.5 billion of revenues in 1999 demonstrates Marsh's international scope and client service focus. About 60 percent is generated in specific geographic regions such as the United States, Europe, Asia Pacific and Latin America. We derive roughly 20 percent from practices that operate globally and specialize in more than 20 industries ranging from aviation to technology and finance. Insurance programs for individuals through affinity groups, the workplace or our private client services represent more than 10 percent of revenues. These activities are conducted through several business units, the largest being Seabury & Smith. Global reinsurance broking, provided by Guy Carpenter, accounts for 10 percent of revenues.

Our services extend beyond traditional property-casualty risks to those in e-business and the environment. In all, over 32,000 employees in more than 300 locations around the world deliver risk advice, services and solutions to clients.

         PLEASE DISCUSS THE RECENT FINANCIAL PERFORMANCE OF MARSH. Marsh's revenues have more than doubled over the last five years to achieve a compound annual growth rate of 19 percent. During the period, we acquired Johnson & Higgins and Sedgwick, but organic growth has averaged about four percent since 1995, and we see significant opportunities to increase that growth rate going forward. Operating income--$806 million in 1999--has also doubled in the last five years for a compound annual growth rate of 15 percent. Acquisitions contributed to this growth, but our per-formance also reflects strong operating margins. We expect to be able to increase these margins as we continue to realize consolidation savings from our recent business combinations.



[BAR CHART]
REVENUE
(IN $ BILLIONS)

COMPOUND
ANNUAL GROWTH 19%

   95     96     97     98      99
   --     --     --     --      --
  1.96   1.91   2.79   3.35    4.52


                                ---------------
                                       9

         COULD YOU UPDATE US ON THE SEDGWICK MERGER. We merged with Sedgwick in late 1998. This followed the positive experience we had with Johnson & Higgins, which is now fully integrated and resulted in consolidation savings that doubled its profitability.

Sedgwick expanded our presence in Europe, particularly the United Kingdom, as well as Asia Pacific. In the United States, it enhanced our operations for mid-size companies and small-enterprise clients, broadened our facultative reinsurance business and financial modeling capabilities and benefited our consumer business. We are realizing excellent results that should lead to increased net consolidation savings approaching $160 million by 2001.

         WHAT ARE THE PRINCIPAL DRIVERS FOR YOUR BUSINESS? The growing complexity of the world continues to create new and expanded risks. Consequently, our role as advisors and providers of solutions involving risk is becoming more valuable--not only for our large base of global clients, but also for mid-size and small enterprises, whose businesses are expanding rapidly.

Clients face a new generation of risks. Financial, environmental, employment and professional liabilities, for instance, which have long been sources of major exposure in the United States, are now arising in other parts of the world. Corporate governance has become an important issue in virtually every developed economy. New risks generated by e-commerce--assaults on major commercial Web sites, intellectual property theft, copyright infringement--create exposures that are unlike any we know from the past. Reinsurance clients are also entertaining broader, more complex risks, which is creating growth opportunities for Guy Carpenter. But the single most influential force creating new, more challenging business risks is globalization.

         WHAT ARE THE FACTORS DRIVING GLOBAL GROWTH? A number of developments are benefiting our industry and Marsh in particular. Large organizations are increasingly global, conducting more of their business outside their home countries. Deregulation and the liberalization of markets are creating new opportunities. More open markets have coincided with the continuing wave of privatization and investments in major infrastructure projects. The fact that global property-casualty insurance premium volume now totals $750 billion illustrates the important role of commercial insurance in the worldwide economy.

         Marsh is ideally positioned to benefit from these trends. An important strategy for the past two decades has been to build a worldwide organization to serve clients better and achieve strong long-term performance for MMC's shareholders.

Europe holds particular promise, and we expect opportunities to become more attractive as developments in the European Union continue to unfold. The need for expanded solutions involving risk in the region is being driven by more pervasive deregulation, less restrictive markets, the implementation of a common currency and increased cross-border trade. Europe is also developing new capital markets as corporations begin to use equities, instead of bonds and bank debt, to finance their operations.

                                ----------------
                                       10

                                [GRAPHIC:FOREST]


                   "If we would guide by the light of reason,
                        we must let our minds be bold."

                                LOUIS BRANDEIS

                                [GRAPHIC:OCEAN]


                              "The winds and waves
               are always on the side of the ablest navigators."

                                 EDWARD GIBBON

                                [GRAPHIC:OCEAN]

This shift to a shareholder base brings with it new liabilities. Finally, the demand for our risk services and solutions is accelerating as countries in Europe continue to reform their social and economic structures.

Asia Pacific is an important area of growth, especially Japan, the world's second largest economy. Marsh has been active in Japan since 1955, but was unable to conduct large-scale broking operations because the Japanese have historically dealt directly with underwriters. Nonetheless, we have had an important--and still growing--role handling risk management for Japanese multinationals operating outside Japan. Increased competition, economic demands and recent changes in Japan's insurance regulatory structure have now opened this large marketplace to insurance brokers for the first time.

We expect increased need for our risk and insurance services in Latin America--one of the world's fastest growing regions in terms of insurance premiums written--based on continuing privatization, changes in the insurance regulatory environment, large infrastructure projects, the growth in regional economies and a continuing strong inflow of foreign investment.

         COULD YOU COMMENT ON CURRENT CONDITIONS IN COMMERCIAL INSURANCE MARKETS. Clients have benefited from lower prices, abundant capacity and attractive terms for the transfer of commercial risk. These conditions have prevailed in U.S. commercial property-casualty markets since 1987 and in property-catastrophe reinsurance markets since 1993. A similar environment has existed outside the United States in recent years. We have begun to see some change in pricing trends, but the effect of these developments varies by line of business, as well as the risk profile and loss experience of the client seeking coverage. From the viewpoint of the overall marketplace, the broadly based, steep price declines of the past decade are not occurring.

         PLEASE DISCUSS THE POTENTIAL TO INCREASE BUSINESS AMONG MEDIUM-SIZE CLIENTS. This is a huge market with great opportunity to expand. It is currently fragmented, with no single risk and insurance services firm having a large share of the business. The market comprises a large number of industrial, commercial and public-sector enterprises. Some have international operations, but most are single-country or are regional in scope.

We gained important resources from Johnson & Higgins and Sedgwick to strengthen the services we offer medium-size clients and have dedicated a practice solely to their needs. As these companies expand and diversify, they increasingly seek the services and advice that are available throughout the Marsh organization. Our ability to provide insurance and employee benefit services gives these clients more time to do what they do best--run their core businesses.

         WHAT NEW INITIATIVES IS MARSH & McLENNAN CAPITAL PURSUING? We organized Marsh & McLennan Capital less than a decade ago to manage our insurance market-making activities. The company has evolved into a private equity business that invests in industries where MMC's specialized knowledge and deal-sourcing capabilities give us a

                                 -------------
proprietary advantage. In the fall of 1999, Marsh & McLennan Capital closed Trident II, a fund with $1.4 billion in capital commitments for investment in global insurance, reinsurance and related industries. Trident II will continue the successful investment strategy used for the $667 million Trident Partnership, a fund formed in 1994.

Marsh & McLennan Capital launched a technology fund last year and plans a second fund this year for investment in software and Internet companies, primarily in the financial services industry. Our investments are keeping us at the forefront of technology developments and opportunities. We are forging relationships with major players in e-commerce and we expect these contacts to become increasingly valuable to MMC and its businesses going forward.

Marsh & McLennan Capital is working jointly with Mercer to expand MMC's private equity capability to industries where Mercer has particular expertise. The first of these initiatives is a new fund focused on the communications and information sectors.

          WHAT OPPORTUNITIES DO THE INTERNET AND E-COMMERCE PRESENT? Since 1992, when we began using technology in risk transfer and the ways we deliver services, we have made large multiyear investments to give our clients and employees unparalleled information access and communications. We have been able, therefore, to integrate easily Internet-based tools, techniques and solutions into each of our client segments.

For our risk management and mid-size client businesses, Web-based applications complement and strengthen the relationship between brokers, clients and markets. The Web provides improved access to proprietary risk information, facilitates collaboration and promotes the delivery of timely, accurate information on a cost-effective basis. Most important, the Web enhances our ability to provide advice for our clients and to execute transactions efficiently. For our growing consumer business, new technology will allow clients to apply for insurance coverage electronically, obtain quotations and administer their accounts.

         LOOKING TO 2000 AND BEYOND, WHAT'S THE OUTLOOK FOR MARSH? Our prospects are outstanding. We have the resources, people and expertise to expand our business in large and growing markets around the world. We have a strong position among large global enterprises, but can expand significantly by providing entirely new services. We have excellent potential in the markets for medium-size and small enterprises, as well as private clients. Finally, we can join with our colleagues across MMC to address the increasingly complex exposures our clients face. / /

[PIE CHART]

1999 REVENUE

$4.5 BILLION

United States 29%

Europe 19%

Asia Pacific 4%

Latin America, Middle East, Africa 4%

Canada 3%

Global Practices 19%

Global Consumer Programs 12%

Global Reinsurance 10%



                                  -------------

                            [GRAPHIC:MOUNTAIN PEAKS]

                             INVESTMENT MANAGEMENT

                    A CONVERSATION WITH LAWRENCE J. LASSER,
           PRESIDENT AND CHIEF EXECUTIVE OFFICER, PUTNAM INVESTMENTS



         PUTNAM'S PERFORMANCE HAS BEEN EXCEPTIONAL. COULD YOU ELABORATE ON ACHIEVEMENTS. 1999 was an outstanding year for our clients' and shareholders' investments. Our equity mutual funds largely achieved returns that exceeded those of the overall market as represented by the S&P 500. Our business grew significantly and increased profitability. Assets under management, supported by the continued strength in the U.S. equity markets, rose to $391 billion, up from $294 billion in 1998. Mutual fund sales were strong and we added new institutional clients with large defined benefit and defined contribution plans. We increased distribution of our products across all businesses and introduced important new capabilities in the United States. Our international business, centered primarily in Japan and Italy, is thriving, and we are exploring new ventures in other parts of the world.

Strong investment performance across all the asset classes is a crucial driver of our growth. The other key drivers of Putnam's commercial results, and of all money management firms, are securities markets and market expectations. Both influence investor behavior and both have been extremely positive.

         COULD YOU COMMENT ON THE OUTLOOK FOR THE INVESTMENT MANAGEMENT SECTOR. The industry is strong and continues to rank as one of the most attractive in terms of opportunities and inherent economics. Money management has benefited from a bull market of historic dimension. Equity markets have grown dramatically and so has demand for mutual funds. Economic, demographic and cultural changes have turned savings and investments into front-burner issues for middle-income as well as affluent investors.

Putnam has been a beneficiary of secular change and of powerful cyclical change. Thanks to our people, we are positioned within our industry as among the most successful firms in these most successful times. Putnam's increased market share and competitive performance rankings show that our achievements result from highly focused execution of our strategies.


                                -----------------

                "The secret of success is constancy to purpose."

                               BENJAMIN DISRAELI


                                [GRAPHIC:CANYON]

         WHAT IS KEY TO BUILDING A SUCCESSFUL MONEY MANAGEMENT FIRM? Getting investment performance right and keeping it right is critical--it is Putnam's first strategic goal and the lifeblood of its business. In a large firm such as ours that offers a full range of investment choices--equity and fixed income, value and growth, domestic, international and global--performance leadership in every category is a goal we work continuously to achieve. We are committed to delivering products that adhere to their stated objectives. Our global research strength combined with our disciplined investment processes and strong teams of investment professionals enables us to do so. Our expectations for excellence extend throughout every single area of the firm. Importantly, we understand that service is a key element we bring to our relationships with our clients and shareholders.

In contrast to other firms, Putnam has never pursued an approach to growth that says bigger is inevitably better. We have always maintained that a profitable business is better than a bigger one. In the last five years, Putnam's assets have more than quadrupled, making us one of the fastest growing asset managers in the industry. At the same time, revenues have grown at a compound annual rate of 29 percent and operating income at 32 percent. Excellent sales and marketing ability, coupled with good product performance, have driven our strong net flows.

Recruiting, retaining, motivating and managing the best investment staff in the industry is a continuing priority and key to building and maintaining a successful firm. Good companies attract the best people. Excellent people enable us to achieve excellent performance. Sharing Putnam's success with these talented professionals rewards them for their efforts and also allows us to attract other gifted people to the firm. We now have more highly motivated people and better systems and resources to support them than ever before.

[BAR CHART]
Operating Income
(in $ millions)


Compound
Annual Growth 32%


   95     96     97     98      99
   --     --     --     --      --
  244    338    463    677     841


         TELL US ABOUT PUTNAM'S STRATEGY FOR EXPANDING OUTSIDE THE UNITED STATES. Delivering products profitably on a global basis is a challenge--one that needs the right combination of skill, partners and distribution channels. We have chosen joint venture strategic partnerships to distribute our products in certain international markets and have grown rapidly, with assets under management for non-U.S. clients surpassing $20 billion in 1999. A number of factors point to our continued success overseas, including the size of potential markets; heightened demand for money management expertise and investment products; economic, market and pension reforms; deregulation of banking and financial services; and the development of local stock exchanges.

                                   ----------
                                       19

                              [GRAPHIC:THE ARCTIC]


           "DISCOVERY CONSISTS OF SEEING WHAT EVERYBODY HAS SEEN AND
                       THINKING WHAT NOBODY HAS THOUGHT."

                            ALBERT VON SZENT-GYORGYI

                              [GRAPHIC:THE ARCTIC]

We have equity ownership in a highly profitable $9 billion mutual fund business in Italy with Cisalpina Gestioni, which will help us to expand to other European countries. We have a strong retail and institutional joint venture business in Japan with Nippon Life Group, with assets in Japan totaling $8 billion, and a growing institutional business in the United Kingdom. In 1999, we formed an alliance with Rothschild Australia Asset Management to manage over $500 million of its clients' global equity assets. We are pursuing similar partnerships in other parts of the world, including Germany, France and New Zealand.

We are optimistic that Putnam will benefit from MMC's increasing globalization efforts and expect that the continuing cross-fertilization among its various business segments may provide us with opportunities to expand internationally.

         LET'S DISCUSS HOW PUTNAM IS TAKING ADVANTAGE OF THE INTERNET AND IS USING IT TO ENHANCE SERVICE CAPABILITIES. We are integrating the Internet into the core functions of our existing businesses. We are doing this aggressively and as a high priority for every part of Putnam.

The Internet has already become one of our most important communications tools. Both our public Web site and our proprietary sites enable us to interact with our customers in more effective ways.

Putnam was first in the industry to introduce personalization through the Web for financial advisors. This site has been ranked among the industry's top sites and the one most visited by financial advisors. It gives intermediaries access to a wide array of information preselected by them as important, including summary information on their major clients. Investors, advisors and Putnam telephone representatives have the ability to view the same information simultaneously so they can help clients navigate the site, review account information and answer questions. We have also developed customized Web sites for our defined contribution and defined benefit plan clients. The defined contribution sites allow employees to view accounts, make changes or check balances. Plan sponsors can track participation rates, follow plan demographics and target programs to increase participation.


      [PIE CHART]
------------------------
   YEAR-END 1999
ASSETS UNDER MANAGEMENT
------------------------

$391 billion

Retail Mutual Funds 60%
Defined Benefit 19%
Defined Contribution 15%
International 6%


In many ways, the Internet is bringing our state-of-the-art investor service capabilities to the next level. Our intermediaries, clients and mutual fund customers are increasingly turning to our online tools. The speed of access to information on their investments and research is a key benefit.

                                  ------------
                                       22

         WHAT IS THE POSITION OF PUTNAM'S DEFINED CONTRIBUTION AND DEFINED BENEFIT BUSINESSES? Putnam has emerged as a leading manager in the defined contribution business, which has quickly consolidated to include only a small number of mainstream competitors. We now have about $58 billion of defined contribution assets under management. This business has grown at a compound annual rate of 70 percent for five years. Our 2,500 defined contribution clients represent 1.7 million participants. We expect that our share of the market for large 401(k)s and other defined contribution plans will grow because of our unique ability to deliver customized solutions and high service levels.

Our defined benefit business has tripled over the last five years. Putnam's strength is the ability to offer a depth of investment expertise across the full range of asset classes. Much of our growth has come from working with existing clients to add new asset classes to their investment programs. We have customized our service approach so clients benefit from dedicated teams of investment professionals and service specialists.

         A PUTNAM HALLMARK IS ITS BREADTH OF INVESTMENT CHOICE. HOW IS THE COMPANY BROADENING ITS CAPABILITIES? Institutional and high-net-worth clients are seeking investments beyond publicly traded securities. In response, we established a relationship last year with Boston-based Thomas H. Lee Partners, a leading private equity firm. We formed a separate firm, TH Lee, Putnam Capital, to create and manage alternative investments for institutions as well as affluent individual investors. We added to the range of our variable annuity product offerings through a new joint venture with Allstate Life, which has exceeded expectations. A new insurance option we also developed with Allstate will allow our mutual fund shareholders to protect themselves against a prolonged decline by transferring market risk to the insurer.

         WHAT ABOUT THE FUTURE? While financial markets have experienced exceptional growth, they have been volatile. Declines in the equity markets could occur at any time and are difficult to anticipate. For the long term, we are pursuing our course in a growing industry and our prospects are excellent. We have successful mutual fund and institutional businesses. Our international business is strong, with enormous opportunities to grow given the economic changes taking place around the world. We take the responsibility of managing our investors' money very seriously and are committed to delivering consistent and competitive returns through disciplined investment processes. Remember that Putnam's commercial success is not determined only by assets under management, but by our ability to earn profits on the strong-performing assets that we manage. / /


                                   -----------

                                [GRAPHIC:CAVERN]

                                   CONSULTING

                        A CONVERSATION WITH PETER COSTER,
                       PRESIDENT, MERCER CONSULTING GROUP

            WHAT WERE MERCER'S SIGNIFICANT ACCOMPLISHMENTS IN 1999? We had an excellent year with solid growth across all of our consulting practices, accompanied by improved operating efficiency and increasing profitability. Operating income grew 29 percent on revenue growth of 26 percent. Over the past five years, our compound earnings growth rate has been 22 percent.

We completed a number of acquisitions. We successfully integrated Sedgwick Noble Lowndes, which had been one of our largest competitors in human resource consulting in Europe and Australia. We also added KPMG's U.S. executive compensation practice; Corporate Resources Group, a compensation consulting and human resource data firm with particular strength in Europe and Asia; and Dr. Seebauer & Partner, one of Germany's leading management consulting firms with strong expertise in the financial services industry.

Most gratifying has been Mercer's growing reputation for innovation and the continued strengthening of our international presence generally.

         TELL US ABOUT INNOVATION AT MERCER. This is key to our success. We continue to generate a lot of fresh thinking, which is yielding huge benefits for our clients--and driving our growth.

         One of our highly visible innovations centers on an approach to business strategy we call Value Growth--TM. We deliver a business design engineered to achieve a superior increase in shareholder value in the face of rapidly changing markets and competitive demands. Our intellectual capital in this area is unsurpassed.

  In human resource consulting, we continue to emphasize programs that align employee behaviors with clients' business strategies. We are helping clients who operate internationally understand the kinds of employee behaviors that support cross-national organization and are appropriate for their


                                 -------------
stage of development and their aspirations. A new offering helps clients identify and change the less productive aspects of their current human resource practices and measure the return on their investments in their people. We continue to be successful in helping clients design programs to attract and retain key talent for their businesses.

We are working closely with our colleagues at Marsh to design services specifically directed at the needs of venture capital firms. At the same time, we are helping our clients realize greater value by accessing venture capital. One example is work for a major technology company in which we identified an undervalued technology; we applied our Value Growth tools to recommend modifications and positioning to increase its value to potential buyers, and brought the idea to venture capitalists. This yielded a large return for the seller and a healthy investment for the buyers.

In the e-business arena, a large and growing portion of our revenues comes from assisting our current clients and start-up dot-coms with business design and with human resource programs tailored to the needs of e-business. On the management consulting side, we have created a discrete business to capitalize on the power of our Value Growth approaches for e-businesses. In human resource consulting, we have growing businesses designing employee benefit Web sites and selling Mercer software and human resource data over the Internet.

         ARE COLLABORATIVE EFFORTS BETWEEN MERCER'S CONSULTING UNITS ON THE RISE? There is increasing collaboration across the group, particularly linking business strategy with human resources. For example, one new service helps companies address issues of integration following a merger or acquisition. Research shows that the most critical element of an acquisition's success is the support of the combined entity's employees for the organization's strategic goals. Mercer's approach combines our strengths in business strategy and human resources to address these issues head-on. Another new service helps clients deliver a superior customer experience by aligning employee and customer interests. Mercer's proprietary approaches help clients identify key "moments of truth" that are critical to customer satisfaction. We then design human resource programs and rewards to drive appropriate employee behavior at these important junctures, yielding major bottom-line benefits.


      [BAR CHART]
------------------------
  Operating Income
   (in $ millions)
------------------------

COMPOUND
ANNUAL GROWTH 22%


   95     96     97     98      99
  109    119    148    202     260


                                  -------------

                            [GRAPHIC:MOUNTAIN RANGE]

                  "ALL EXPERIENCE IS AN ARCH, TO BUILD UPON."

                               HENRY BROOKS ADAMS

                                [GRAPHIC:DESERT]

                                [GRAPHIC:DESERT]



                       "CURIOSITY IS ONE OF THE PERMANENT
                AND CERTAIN CHARACTERISTICS OF A VIGOROUS MIND."

                                 SAMUEL JOHNSON

         WHAT PROGRESS HAS MERCER MADE IN ADVANCING ITS INTERNATIONAL POSITION? Our international growth was exceptionally strong this year. The additions of Sedgwick Noble Lowndes and Corporate Resources Group, on top of excellent baseline performance, doubled the size of our human resource consulting practices in Europe and Asia. Latin America also grew strongly and we added operations in Colombia, Venezuela, Poland, Israel, India, the Philippines and Thailand. Our management consulting business in Europe is enjoying strong organic growth, which we boosted through the Seebauer acquisition. Our economic consulting business is also expanding rapidly outside the United States.

Mercer's global growth is best viewed from the perspective of what we have achieved over time. Twenty years ago, just five percent of our business was outside North America. In 1999, the figure was 40 percent.

         WHY IS HAVING A STRONG INTERNATIONAL NETWORK IMPORTANT? Three reasons stand out: the global nature of many of our clients; the rapid development and convergence of the consulting markets; and growing opportunities stemming from changes in local market practices and government programs.

The world's companies are finding that competition can come from anywhere, and even relatively young companies are rushing to develop internationally. We find that global businesses want to understand their core issues from an international perspective and they look to advisors with a strong network around the world to help them.

The convergence of economic models and the speed at which ideas travel are driving less developed consulting markets in the direction of more developed ones. Consequently, demand for Mercer's advice is growing. Japanese companies, for instance, are radically changing how they reward their employees, which is driving strong growth for our Tokyo office.

Governments continue to adopt private solutions for social services they have traditionally supplied. The steps are often highly politicized and change tends to come in fits and starts, but the trend is clear. Japan is legislating to increase substantially the private component of how its citizens provide for retirement. Latin America is undergoing major retirement and health care reforms. And in Europe, pension reform is high on most government agendas.

                                   ------------
                                       30

         DOES MERCER PLAN FURTHER ACQUISITIONS? Acquisitions remain an important part of our growth strategy. That said, Mercer has never made acquisitions merely to increase market share. Rather we seek to achieve market position, to fill geographic or service gaps where there is client need and where we can identify synergies with our existing operations that will generate an attractive return.

One reason acquisitions tend to work out well for us is that we carefully evaluate potential new partners to ensure that they understand and support our strategy and that our cultures are compatible and that synergies are real. We also want to make sure that the pricing is economically attractive to MMC shareholders. This takes time and limits the number of opportunities that convert to acquisitions.

         HOW ARE YOU HANDLING THE CHALLENGE OF HIRING AND RETAINING TOP EMPLOYEES? This is one of our biggest issues. Demographics, the booming economy and the proliferation of dot-com companies are making it more difficult for all consulting companies to attract and retain top-quality people. Fortunately, as the world's leading human resource consulting firm, we have a lot of experience in this area. We have introduced a number of initiatives to address work/life issues, to increase financial incentives for our employees and give them more control over their career paths.

         LOOKING FORWARD, WHAT ARE MERCER'S TOP PRIORITIES? The key to delivering high value growth for our shareholders is the continued generation of leading-edge thinking for our clients. To do this we must continue to attract, retain and develop the very best talent available. This has always been our top priority, and it is true even more today than historically. / /


[PIE CHART]
-------------------------------
1999 REVENUE BY GEOGRAPHIC AREA
-------------------------------

$2.0 BILLION

United States 53%

Europe 33%

Canada 7%

Asia Pacific, Latin America 7%


                                   -----------
                                       31

                             [GRAPHIC:RAIN FOREST]



                               FINANCIAL CONTENTS

                                       33

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                                       41

                       Consolidated Statements of Income

                                       42

                          Consolidated Balance Sheets

                                       43

                     Consolidated Statements of Cash Flows

                                       44

                Consolidated Statements of Stockholders' Equity
                            and Comprehensive Income

                                       45

                   Notes to Consolidated Financial Statements

                                       61

                              Report of Management

                                       61

                         Report of Independent Auditors

                                       62

                       Selected Quarterly Financial Data
                    and Supplemental Information (Unaudited)

                                       63

                  Five-Year Statistical Summary of Operations



                                   ----------
                                       32

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Marsh & McLennan Companies, Inc. and Subsidiaries ("MMC") is a professional services firm. MMC subsidiaries include Marsh, the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Consulting Group, a major global provider of consulting services. More than 50,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on operating income, which is after deductions for directly related expenses but before special charges. The accounting policies of the segments are identical to those used for the consolidated financial statements, described in Note 1 to the consolidated financial statements.

This management's discussion and analysis of financial condition and results of operations contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Cautionary Language Regarding Forward-Looking Information" on the inside back cover page of this annual report.

The consolidated results of operations follow:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(In millions, except per share figures)      1999          1998             1997
--------------------------------------------------------------------------------

REVENUE:
Risk and Insurance Services               $ 4,523        $ 3,351         $ 2,789
Investment Management                       2,684          2,296           1,882
Consulting                                  1,950          1,543           1,338
--------------------------------------------------------------------------------
                                            9,157          7,190           6,009
--------------------------------------------------------------------------------
EXPENSE:
Compensation and Benefits                   4,574          3,565           3,044
Amortization of Intangibles                   156             82              50
Other Operating Expenses                    2,631          2,127           1,873
Special Charges/(Credit)                      337             (4)            244
--------------------------------------------------------------------------------
                                            7,698          5,770           5,211
--------------------------------------------------------------------------------
OPERATING INCOME                          $ 1,459        $ 1,420         $   798
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NET INCOME                                $   726        $   796         $   434
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NET INCOME PER SHARE:
   BASIC                                  $  2.76        $  3.11         $  1.77
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   DILUTED                                $  2.62        $  2.98         $  1.73
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
AVERAGE NUMBER OF
   SHARES OUTSTANDING:
   BASIC                                      263            256             245
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   DILUTED                                    272            264             251
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The consolidated results of operations for the three years ended December 31, 1999 have been affected by two large acquisitions and special charges primarily related to those transactions. In 1999, the full-year results of operations reflect MMC's business combination with Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, concluded in November 1998. Also during 1999, MMC recorded special charges of $337 million related to the acquisition and integration of Sedgwick. In 1998, the full-year results of operations reflect the impact of the business combination with Johnson & Higgins ("J&H"), completed on March 27, 1997, which was not reflected in the results of operations in the first quarter of 1997. During 1997, MMC recorded special charges of $244 million related to the J&H integration, London real estate and the disposal of certain assets. These special charges are explained, in more detail, under the caption, Special Charges/(Credit) in this Management's Discussion and Analysis.

Excluding the effects of these and other smaller acquisitions and dispositions in each of the three years, consolidated revenues increased approximately 9% and 11% in 1999 and 1998, respectively. Consolidated expenses increased approximately 7% and 8% in 1999 and 1998, respectively, excluding the effects of special charges, acquisitions and dispositions.

In 1999, revenue, derived mainly from commissions and fees, rose 27%. This increase primarily was due to the Sedgwick transaction, which was not reflected in MMC's consolidated results of operations for the first ten months of 1998. Excluding the impact of acquisitions, dispositions and foreign exchange, consolidated revenue grew approximately 9% over 1998. Revenue increased 17% in the investment management segment, as average assets under management increased significantly in 1999. Consulting revenue grew 9% for the year reflecting a higher volume of business in all practice lines. Also, the risk and insurance services segment experienced revenue growth of approximately 4% primarily due to net new business development and higher levels of placement services revenue.

In 1998, revenue rose 20% from 1997 due, in part, to the impact of the business combination with J&H, completed on March 27, 1997, which was not reflected in the results of operations in the first quarter of 1997, as well as the acquisition of Sedgwick in November 1998. Excluding acquisitions and dispositions, revenue grew approximately 11% over 1997. This growth was driven by a 22% increase in revenue in the investment management segment as average assets under management in 1998 were substantially higher than 1997. Risk and insurance services revenue grew 5% for the year reflecting net new business development partially offset by premium rate declines. Also, the consulting segment experienced 12% growth in revenue due to an increased level of services provided in all lines of business.

Operating expenses rose 33% in 1999 primarily reflecting the acquisition of Sedgwick and special charges of $337 million. Excluding the effect of acquisitions, dispositions, foreign exchange and special charges, expenses grew approximately 7% in 1999 primarily reflecting staff growth in the consulting segment and higher incentive compensation within the investment management and consulting segments commensurate with strong operating performance. Partially offsetting these increases was approximately $30 million of net consolidation savings associated with the Sedgwick integration and $40 million of net incremental savings relating to the J&H transaction. Of the $70 million of net consolidation savings, approximately $60 million was realized by risk and insurance services, approximately $5 million by consulting and approximately $5 million by corporate.

                                   ----------
                                       33

In 1998, expenses increased 11% over 1997 primarily reflecting higher compensation and client service-related costs in the investment management and consulting segments to support a higher volume of business. Expense growth in 1998 also reflected one additional quarter of J&H operating expenses in 1998 as compared with 1997, as well as the acquisition of Sedgwick in November 1998. These increases were offset, in part, by approximately $75 million of net integration savings associated with the combination with J&H and the impact of the $244 million of special charges recorded in 1997. Of the $75 million net integration savings achieved in 1998, approximately $55 million was realized by risk and insurance services, approximately $15 million by consulting and approximately $5 million by corporate. The special charges for 1997 were related predominantly to the combination with J&H. The charges are explained in more detail under the caption, Special Charges/(Credit) in this Management's Discussion and Analysis.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard, which establishes new accounting and reporting requirements for derivative instruments, is effective (as amended by SFAS No. 137) for fiscal years beginning after June 15, 2000. MMC does not expect the adoption of this standard to have a material impact on its results of operations or consolidated financial condition.

RISK AND INSURANCE SERVICES

The operations within this segment provide risk and insurance services as broker, agent or consultant for insureds, insurance underwriters and other brokers. Risk management and insurance broking services are provided primarily under the Marsh name. Reinsurance broking services to insurance and reinsurance risk takers worldwide are provided under the Guy Carpenter name while insurance and program services to consumers and emerging businesses are provided primarily under the Seabury & Smith or Marsh names. In addition, Marsh & McLennan Capital ("MMCAP"), provides services principally in connection with originating, structuring and managing insurance and related industry investments.

Insurance broking services are provided to clients primarily in connection with risk management and the insurance placement process and involve analyzing various types of property and liability loss exposures including large and complex risks that require access to world insurance markets as well as loss exposures other than property and liability. Services provided to clients include insurance broking and risk transfer activities and professional counseling services on risk management issues, including risk analysis, coverage requirements, self insurance (in which the insured retains a portion of its insurance risk) and alternative insurance and risk financing methods, as well as claims collection, injury management, loss prevention and other insurance related services. Services also include organization and administrative services for special purpose insurance companies and other risk assumption alternatives and for loss exposures other than property and liability. Insurance placement services include the placement of insurance coverages with insurers worldwide, sometimes involving other intermediaries.

Reinsurance broking services primarily involve acting as an intermediary for insurance and reinsurance organizations on all classes of reinsurance, including specialty lines such as professional liability, medical malpractice, life and health. The intermediary assists the insurer by providing advice, placing reinsurance coverage with reinsurance organizations located around the world, placing risk transfer financing with capital markets and furnishing related services such as actuarial, financial and regulatory consulting, portfolio analysis and catastrophe modeling. An insurance company may seek reinsurance or other risk-transfer financing on all or a portion of the risks it insures. Intermediary services are also provided to reinsurance companies, which may also seek reinsurance on the risks they have reinsured.


The insurance and program services operation for consumers and emerging businesses primarily designs, markets and administers life, health, accident, disability, automobile, homeowners, professional liability and other insurance and related products, on both a group and singular marketing basis, to individuals, businesses and their employees, and organizations, associations and other affinity groups and their members, largely in North America. In addition, it provides underwriting management services to insurers in the United States, Canada and the United Kingdom, primarily for professional liability coverages, as well as wholesale broking services in the United States and the United Kingdom for a broad range of products on behalf of both affiliated and unaffiliated retail brokers.

MMCAP is a private equity investment firm. It is an advisor to the Trident Partnership L.P., an independent private investment partnership, and Trident II, L.P. formed in 1999 with $1.4 billion in capital commitments for investments in insurance and related industries. MMCAP is also advisor to a technology fund with capital commitments from MMC and certain other investors. MMCAP and its predecessor operations were instrumental in the formation of several substantial insurance and reinsurance entities.


Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients; commissions and fees paid by insurance and reinsurance companies; placement services revenues or contingent fees earned from insurers; interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds and compensation for services provided in connection with the organization, structuring and management of insurance and related industry investments, including fees and dividends, as well as appreciation that has been realized on sales of holdings in such entities.

Revenue generated by the risk and insurance services segment is fundamentally derived from the value of the services provided to clients and markets. It is affected by premium rate levels in the property and casualty insurance markets and available insurance capacity because compensation is frequently related to the premiums paid by insureds. In many cases compensation may be negotiated in advance based upon the estimated value of the services to be performed. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by interest rates for fiduciary funds. Placement services revenue and contingent fees include payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer and the aggregate commissions paid by the insurer for that business during specific periods or the loss performance to the insurer of that business.


Revenues vary from quarter to quarter as a result of the timing of policy renewals, the net effect of new and lost business and the realization of investments, whereas expenses tend to be more uniform throughout the year.

                                     ---------
                                       34

The results of operations for the risk and insurance services segment are presented below:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(In millions of dollars)                     1999           1998            1997
--------------------------------------------------------------------------------
Revenue                                    $4,523         $3,351         $2,789
Expense(a)                                  3,717          2,738          2,293
--------------------------------------------------------------------------------
OPERATING INCOME                           $  806         $  613         $  496
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
OPERATING INCOME MARGIN                      17.8%          18.3%          17.8%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(a) Excluding special charges, which are detailed below.

REVENUE

Revenue for the risk and insurance services segment increased 35% over 1998 primarily due to the Sedgwick acquisition. Excluding acquisitions, dispositions and the effect of foreign exchange, revenue for risk and insurance services operations rose approximately 4%. Insurance broking revenue, which represented 75% of risk and insurance services, grew approximately 4% primarily reflecting the effect of net new business development and higher levels of placement service revenue. Overall, the rate of decline in commercial premium rates lessened towards the end of 1999 compared with 1998. Revenue from reinsurance broking and insurance and program services increased by 4% and 2%, respectively, in 1999. Revenue growth in the first half of 2000 is expected to remain in the low single digits reflecting net new business, partially offset by continued rationalization of identified portions of Sedgwick's operations.


In 1998, risk and insurance services revenue grew 20% over 1997 primarily due to the fact that 1998 was the first full year of combined operations after the merger with J&H, whereas 1997 had only three quarters. Furthermore, the Sedgwick acquisition was completed late in the fourth quarter of 1998, adding somewhat to revenue growth in 1998. Excluding acquisitions and dispositions, risk and insurance services revenue rose approximately 5%. Insurance broking revenue, which represented 74% of risk and insurance services, grew 5% reflecting net new business development partially offset by continued premium rate declines in virtually all lines of coverage. The increased level of net new business development was concentrated primarily in the United States and the United Kingdom. Revenues from reinsurance broking and insurance and program services increased by 5% and 6%, respectively, in 1998.


EXPENSE

Risk and insurance services expenses increased 36% in 1999, attributable largely to the acquisition of Sedgwick. Excluding acquisitions, dispositions and the effect of foreign exchange, expenses increased approximately 2% from 1998 primarily reflecting higher technology spending, which was partially offset by the realization of $60 million in net integration savings related to the Sedgwick and J&H transactions, as well as the impact of certain discretionary expense reductions.

In 1998, risk and insurance services expenses increased 19%. This growth was attributable largely to the business combination with J&H, which was effective as of the end of the first quarter of 1997 resulting in 1998 having one additional quarter of expense, and the acquisition of Sedgwick in November 1998. Excluding acquisitions and dispositions, expenses increased approximately 2% from 1997 reflecting salary progressions for continuing staff and higher technology and systems spending. The increases in spending were offset by the realization of approximately $55 million of net integration savings related to the J&H transaction.


INVESTMENT MANAGEMENT


The operations within the investment management segment provide services primarily under the "Putnam" name. The services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided to corporate profit-sharing and pension funds, state and other governmental and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.) and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. In addition, Putnam provides administrative and trustee (or custodial) services for employee benefit plans (in particular 401(k) plans), IRAs and other clients for which it receives compensation pursuant to service and trust or custodian contracts. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Shares of open-end funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the individual fund and the amount purchased. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds can be recovered through charges and fees received over a number of years.


Putnam's revenue is derived primarily from investment management and 12b-1 fees received from the Putnam Funds and institutional accounts. The investment management services provided by Putnam are performed pursuant to advisory contracts. The amount of the fees varies depending on the individual mutual fund or account and is usually based upon a sliding scale in relation to the level of assets under management and, in certain instances, is also based on investment performance. The management of Putnam and the trustees of the Putnam Funds regularly review the fund fee structure in light of fund performance, the level and range of services provided, industry conditions and other relevant factors. Putnam also receives compensation for providing certain shareholder and custody services.

In July 1999, Putnam acquired a minority ownership interest in Thomas H. Lee Partners ("THL"), a private equity investment firm. In addition, Putnam and THL formed a joint venture entity, TH Lee, Putnam Capital ("THLPC") of which Putnam owns 25%. THL and THLPC offer private equity and alternative investment funds for institutional and high-net-worth investors.

The results of operations for the investment management segment are presented below:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(In millions of dollars)                    1999           1998            1997
--------------------------------------------------------------------------------
REVENUE                                    $2,684         $2,296         $1,882
EXPENSE                                     1,843          1,619          1,419
--------------------------------------------------------------------------------
OPERATING INCOME                           $  841         $  677         $  463
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
OPERATING INCOME MARGIN                      31.3%          29.5%          24.6%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    ---------

REVENUE

Putnam's revenue increased 17% in 1999 reflecting a strong increase in the level of assets under management on which management fees are earned. Assets under management aggregated $391 billion at December 31, 1999 compared with $294 billion at December 31, 1998, reflecting $14 billion of mutual fund net new sales and additional investments by institutional accounts, $2 billion of reinvested dividends and an $81 billion increase resulting from both higher securities market levels and strong portfolio performance.

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

EXPENSE

Putnam's expenses rose 14% in 1999 reflecting an increase in incentive compensation commensurate with operating performance, increased amortization of deferred commissions from both increased sales and redemptions, as well as goodwill amortization arising from the July 1999 investment with THL. Putnam's expenses increased 14% in 1998 primarily reflecting increased client service-related costs, including the amortization of deferred commissions, resulting from both the higher level of business activity and increased incentive compensation.

Year-end and average assets under management are presented below:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(IN BILLIONS OF DOLLARS)                        1999          1998          1997
--------------------------------------------------------------------------------

MUTUAL FUNDS:
Domestic Equity                                 $207          $153          $119
Taxable Bond                                      36            38            36
International Equity                              32            14            11
Tax-Free Income                                   14            16            16
--------------------------------------------------------------------------------
                                                 289           221           182
--------------------------------------------------------------------------------
INSTITUTIONAL ACCOUNTS:
Domestic Equity                                   47            32            21
International Equity                              35            16            10
Fixed Income                                      20            25            22
--------------------------------------------------------------------------------
                                                 102            73            53
--------------------------------------------------------------------------------
YEAR-END ASSETS                                 $391          $294          $235
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
AVERAGE ASSETS                                  $322          $264          $206
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



Assets under management and revenue levels are particularly affected by fluctuations in domestic and international bond and stock market prices and by the level of investments and withdrawals for current and new fund shareholders and clients. In recent years U.S. equity markets have risen substantially, in many cases to historical highs. This increase has contributed significantly to the assets under management and, accordingly, to increases in revenue. A substantial slowdown in the rise of markets or an actual decrease in general market levels will reduce revenue growth or, in some circumstances, could lead to a decline in revenue. Revenues are also affected by investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions and changes in the investment patterns of clients. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

Putnam provides individual and institutional investors with a broad range of equity and fixed income investment products and services designed to meet varying investment objectives and which affords its clients the opportunity to allocate their investment resources among various alternative investment products as changing worldwide economic and market conditions warrant.

At the end of 1999, assets held in equity securities represented 82% of assets under management, compared with 73% in 1998 and 69% in 1997, while investments in fixed income products represented 18%, compared with 27% last year and 31% in 1997.

CONSULTING

Through Mercer Consulting Group, Inc., the operations within this segment provide consulting services to a predominantly corporate clientele from locations around the world, in the areas of human resources and employee benefit programs, including retirement, health care and compensation; and general management consulting, which comprises strategy, operations and marketing. Economic consulting and analysis services are also provided.

William M. Mercer provides professional advice and services to corporate, government and institutional clients worldwide. Consultants help organizations design, implement, administer and communicate employee benefit, compensation and other human resource programs and strategies, and provide other types of actuarial advice.

Mercer Management Consulting, Inc. provides advice and assistance on issues of business strategy, primarily to large corporations in North America, Europe and Asia. Consultants help senior executives more fully understand the behavior of their customers, optimize the economics of their business, and structure their organizations, processes and systems to achieve their strategic goals and maximize shareholder value.

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

The results of operations for the consulting segment are presented below:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(In millions of dollars)                    1999            1998            1997
--------------------------------------------------------------------------------
Revenue                                    $1,950         $1,543         $1,338
Expense(a)                                  1,690          1,341          1,190
--------------------------------------------------------------------------------
Operating Income                           $  260         $  202         $  148
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Operating Income Margin                      13.3%          13.1%          11.1%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(a)   Excluding special charges, which are detailed below.

                                   ----------

REVENUE

Consulting services revenue increased 26% in 1999 reflecting an increase in the level of services provided as well as the impact of the Sedgwick acquisition. Excluding acquisitions and the effect of foreign exchange, consulting revenue increased approximately 9% in 1999. Retirement consulting revenue, which represented 43% of the consulting segment, grew 9% over 1998 primarily due to a higher amount of services provided. In addition, revenue rose 14% in compensation consulting, 9% in general management consulting and 16% in the economic consulting practice due to a higher volume of business in these practice lines. Health care consulting revenues grew by 2% over 1998.

In 1998, consulting services revenue increased 15% reflecting an increase in the level of services provided as well as the impact of the combination with J&H, the Sedgwick acquisition and several small acquisitions. Partially offsetting these increases was the impact of a transfer of certain business lines to Automatic Data Processing ("ADP"), as part of a strategic alliance, in October 1997. Excluding acquisitions and dispositions, consulting's revenue increased approximately 12% in 1998. Retirement consulting revenue, which represented 41% of the consulting segment, grew 11% over 1997 principally due to a higher level of services provided. In addition, revenue rose 22% in the economic consulting practice, 18% in global compensation consulting, 8% in health care consulting and 6% in general management consulting due to a higher volume of business in these practice lines in 1998.

EXPENSE

Consulting services expenses increased 26% in 1999. Excluding acquisitions and the effect of foreign exchange, expenses increased 7% in 1999 primarily reflecting the effect of staff growth to support new business and higher incentive compensation commensurate with strong operating performance. These increases were partially offset by approximately $5 million of realized consolidation savings related to the Sedgwick transaction.

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


CORPORATE EXPENSES

Corporate expenses increased to $103 million in 1999 from $76 million in 1998 due, in part, to the full year effect of the Sedgwick acquisition and a new corporate advertising program in 1999. These increases were partially offset by integration savings of $5 million.

Corporate expenses increased from $65 million in 1997 to $76 million in 1998 primarily due to the inclusion of Sedgwick-related expenses for November and December of 1998.

SPECIAL CHARGES/(CREDIT)

The $337 million of special charges for 1999 included $266 million of merger-related costs associated with the combination with Sedgwick and a charge of $71 million primarily for acquisition- related awards pertaining to the Sedgwick transaction. Of the total $337 million of special charges, $292 million was applicable to risk and insurance services, $36 million related to consulting and $9 million was related to corporate. The net impact of the special charges was $233 million after tax, or $.86 per diluted share.

The $266 million of merger-related costs, associated with employees and offices of MMC, included personnel-related expenses principally involving severance and related benefits associated with the reduction of approximately 2,100 positions worldwide ($194 million), costs related to the planned consolidations of approximately 50 offices ($47 million) and other integration costs ($25 million). In addition, $285 million of costs for planned reductions of approximately 2,400 positions and consolidations of approximately 125 offices of Sedgwick are included in the cost of the acquisition. The utilization of these charges is summarized in Note 4 to the consolidated financial statements. At year-end 1999, the actions contemplated by the integration plan were in progress and the remaining actions are expected to be completed by the end of 2000.

Of the combined merger-related costs totaling $551 million, cash payments of approximately $220 million were made in 1999. Estimated cash payments of approximately $200 million are expected to be made in 2000. Some accruals, primarily representing future rent under noncancelable leases (net of anticipated sublease income) are expected to be paid out over several years. Cash outlays are expected to be funded through operating cash flows.

Management believes the net annual savings associated with the Sedgwick integration should approach $160 million when it is completed. Most of the gross savings will result from reduced compensation and benefits expense reflecting the elimination of approximately 4,500 positions and lower facilities costs reflecting the consolidation of approximately 175 offices. Offsetting these reductions are additional expenses for goodwill amortization and improvements to information technology systems and employee benefit, compensation and retirement plans. Of the $160 million of net savings, approximately $30 million was realized in 1999. Approximately two-thirds of the remaining estimated annual savings is expected to be realized in 2000, with the remainder expected to be realized in 2001. Anticipated savings in 2000 are expected to increase as the year progresses.

During 1998, MMC recorded a special charge of $11 million representing acquisition-related stock unit awards issued to certain senior employees of Sedgwick. In addition, a reserve related to a 1996 provision for restructuring of approximately $15 million was reversed. The resulting net credit of $4 million increased diluted net income per share by $.01 for the year.

The $244 million of special charges for 1997 included $168 million of merger-related costs predominantly related to the combination with J&H, a charge of $61 million related to lease abandonment costs associated with the consolidation of various London operations along with costs to abandon and redevelop MMC's London building and $15 million for the disposal of certain EDP assets, which were written off in 1997. Of the total $244 million of special charges, $224 million was applicable to risk and insurance services, $17 million related to consulting and $3 million was recorded in general corporate. The net impact of the special charges was $158 million after tax, or $.63 per diluted share.

                                   -----------

The $168 million of merger-related costs, associated with employees and offices of MMC, included personnel-related expenses principally involving severance and related benefits associated with the reduction of approximately 1,300 positions worldwide ($117 million), costs related to the planned consolidations of approximately 30 offices ($38 million) and other integration costs ($13 million). In addition, $143 million of costs for planned reductions of over 900 positions and consolidations of approximately 50 offices of J&H were included in the cost of the acquisition. The utilization of these charges is summarized in
Note 4 to the consolidated financial statements. The actions contemplated by the integration plan were substantially completed in 1998 and the remaining actions were completed in early 1999.

Of the combined merger-related costs totaling $311 million, cash payments of approximately $255 million have been made through December 31, 1999. Payments of $47 million, $122 million and $86 million were made in 1999, 1998 and 1997, respectively. The remaining $56 million of accruals, representing future rent under noncancelable leases (net of anticipated sublease income), and salary continuance arrangements, primarily in Canada and the Netherlands, are expected to be paid out over several years. Cash outlays have been funded through operating cash flows. MMC also expects to fund the remaining payments through operating cash flows.

The gross annual savings associated with the completed J&H integration approximated $200 million by the end of 1999, most of which resulted from reduced compensation and benefits expense reflecting the elimination of approximately 2,200 positions and lower facilities costs reflecting the consolidation of approximately 80 offices, primarily in the United States. Net annual savings realized related to the J&H integration were approximately $125 million after giving effect to incremental goodwill amortization. Net savings of approximately $75 million were realized in 1998 after giving effect to both incremental goodwill amortization and near-term higher integration-related spending on technology and systems.


The above actions did not result in any meaningful disruptions of MMC's operations.

INTEREST

Interest income earned on corporate funds decreased to $21 million in 1999 compared with $25 million in 1998. The decrease in interest income primarily reflected the use of excess cash to pay down debt during 1999. Interest expense increased to $233 million in 1999 from $140 million in 1998. This increase was primarily due to incremental debt incurred in November 1998 to finance the Sedgwick acquisition as well as incremental debt incurred in 1999 to support approximately $460 million of initiatives, including Putnam's joint venture investment with THL, the purchase of an additional condominium interest at MMC's worldwide headquarters in New York City and several MMCAP-initiated investments.


Interest income earned on corporate funds increased to $25 million in 1998 from $24 million in 1997. Interest expense increased to $140 million in 1998 from $107 million in 1997 primarily due to interest expense associated with the incremental debt incurred in November 1998 to finance the Sedgwick acquisition, as well as the additional quarter of interest expense in 1998 related to increased bank borrowings associated with the J&H transaction.


INCOME TAXES

MMC's consolidated tax rate was 41.8% of income before income taxes in 1999. Excluding the tax effect of the special charges, the underlying tax rate in 1999 was 39.5% compared with 39.0% in 1998 and 38.3% in 1997. The increase in the 1999 tax rate was largely attributable to the non-deductibility of goodwill associated with recent acquisitions. The increase in the tax rate in 1998 compared with the underlying 1997 rate was attributable largely to the non-deductibility of goodwill associated with the J&H acquisition and other acquisitions. The overall tax rates are higher than the U.S. federal statutory rate primarily because of the non-deductibility of goodwill and provisions for state and local income taxes. In 1997, MMC's consolidated tax rate including the tax effect of the special charge was 39.3%.


LIQUIDITY AND CAPITAL RESOURCES

MMC's cash and cash equivalents aggregated $428 million at the end of 1999, a decrease of $182 million from the end of 1998.

OPERATING CASH FLOWS

MMC generated $1.0 billion of cash from operations in 1999 compared with $1.1 billion in 1998. These amounts reflect the net income earned by MMC in those years adjusted for non-cash charges and working capital changes.

Included in the cash flows from operations are the net cash requirements related to the 1999 and 1997 special charges of $337 million and $244 million, respectively. Cash outlays of $134 million, $66 million and $62 million were made in 1999, 1998 and 1997, respectively.

Cash flows from operations also include the net cash flows associated with Putnam's prepaid dealer commissions, which amounted to a $28 million cash inflow in 1999 compared with a $75 million outflow in 1998 as prepaid dealer commissions have stabilized at approximately $1.1 billion.


As further explained in Note 15 to the consolidated financial statements, the disclosure and advice given to clients regarding certain personal pension transactions by certain present and former subsidiaries in the United Kingdom are under review by the U.K. Personal Investment Authority. The contingent exposure for pension redress and related cost is presently estimated to be approximately $500 million of which $300 million is expected to be recovered from insurers. Approximately two-thirds of the contingent exposure is associated with the Sedgwick acquisition while the balance is associated with other current and former subsidiaries of MMC. Such amounts in excess of anticipated insurance recoveries have been provided for in the accompanying financial statements. The timing of payments relating to the pension review process cannot be predicted with certainty; however, it is anticipated that approximately $175 million will be paid in 2000. MMC may fund future payments by temporarily drawing upon its existing credit lines.

MMC anticipates that  internally  generated funds will be sufficient to meet its
foreseeable recurring  operating  cash  requirements,   as  well  as  dividends,
capital expenditures and scheduled repayments of long-term debt.

                                    ----------

Financing Cash Flows

Net cash used for financing activities reduced cash by $334 million in 1999 compared with $366 million in 1998.

During 1999, cash used to reduce commercial paper borrowings amounted to $809 million. The proceeds of a common stock offering in April and a senior note offering in June were used to repay a portion of the commercial paper borrowings that were used to initially finance the Sedgwick acquisition. MMC acquired Sedgwick in November 1998 for total cash consideration of [pound] 1.25 billion or approximately $2.2 billion.

In April 1999, MMC completed the sale of 4.1 million common shares realizing approximately $300 million of net proceeds. In June 1999, MMC sold $600 million of 6 5/8% Senior Notes due in 2004 and $400 million of 7 1/8% Senior Notes due in 2009. Also during 1999, MMC completed investments totaling approximately $460 million relating to Putnam's joint venture with THL, the purchase of an additional condominium interest at its worldwide headquarters in New York City and several MMCAP-initiated investments.

Other debt repayments amounted to $734 million in 1999 and $411 million in 1998, funded through operating cash flows.

Dividends paid by MMC amounted to $447 million in 1999 ($1.70 per share) and $375 million in 1998 ($1.46 per share). MMC periodically purchases shares of its common stock to meet requirements of the various stock compensation and benefit programs. MMC purchased approximately 200,000 shares in 1999 and 4.1 million shares in 1998.

In June 1999, MMC arranged a new $1.4 billion revolving credit facility for the use of its subsidiary, Marsh USA, Inc. Borrowings under the facility, which expires in 2000, are guaranteed by MMC and support Marsh USA, Inc.'s commercial paper borrowings. This facility was amended in January 2000 to reduce the aggregate commitment from $1.4 billion to $1.2 billion. No amounts were outstanding under this facility at December 31, 1999.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowings and to fund other general corporate requirements. This noncancelable facility, which expires in June 2002, provided that MMC may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings. The facility was amended in January 2000 to reduce the aggregate commitment from $1.2 billion to $1.0 billion. No amounts were outstanding under this facility at December 31, 1999 and $583 million was outstanding at December 1998. Borrowings under this facility at December 31, 1998 have been classified as long-term debt based on MMC's intent and ability to maintain or refinance these obligations on a long-term basis. MMC also maintains other credit facilities with various banks, primarily related to operations located outside the United States, aggregating $196 million as of December 31, 1999. MMC has borrowed $88 million under these facilities at December 31, 1999 and has included these borrowings in short-term debt in the Consolidated Balance Sheet.


During 1998, in connection with the Sedgwick transaction, MMC assumed, among other debt, 7.68% Senior Loan Notes due 2006, which had an outstanding balance of $63 million at December 31, 1999.

MMC has a fixed rate non-recourse mortgage note agreement due in 2009 amounting to $200 million, at an interest rate of 9.8%, in connection with its interest in its worldwide headquarters building.

During 1997, in connection with the J&H transaction, MMC assumed a note payable due 2012 which has an outstanding balance of $83 million at December 31, 1999. Interest on this debt is fixed at 8.62%.

MMC has committed to potential future investments of approximately $700 million in connection with the formation of MMCAP's Trident II Fund and THL. MMC expects to fund these commitments, in part, with sales proceeds from existing investments. These commitments will be funded over the next several years if certain investment levels and performance targets are met.


Investing Cash Flows

Investing activities for MMC reduced cash by $845 million in 1999 and by $587 million in 1998. In 1999, cash used for acquisition activity, primarily related to the THL transaction, as well as several insurance and consulting businesses, was $357 million. In 1998, cash used for acquisition activity, related to several insurance and consulting businesses, was $302 million. MMC's capital expenditures, which amounted to $358 million in 1999 and $297 million in 1998 have primarily related to computer equipment purchases, the refurbishing and modernizing of office facilities and, in 1999, the purchase of an additional condominium interest at MMC's worldwide headquarters in New York City. Other, net cash outlays of $215 million in 1999 primarily relate to investments in the portfolio managed by MMCAP, including Trident II, as well as other MMC equity investments and capitalized software expenditures.

MARKET RISK

Certain of MMC's revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates. MMC manages its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC's asset base. Interest rate swaps are used on a very limited basis and are with counterparties of high creditworthiness. MMC does not enter into foreign currency or interest rate transactions for trading or other speculative purposes.

MMC had the following investments and debt instruments subject to variable interest rates:


Year Ended December 31,
(IN MILLIONS OF DOLLARS)                                                   1999
------------------------                                                   ----

Cash and cash equivalents invested in certificates of
   deposit and time deposits (Note 1)                                     $  347
Fiduciary cash and investments (Note 1)                                   $3,333
Variable rate debt outstanding (Notes 9 and 10)                           $2,027
Interest rate swaps--notional net payable (Note 11)                       $  309

These investments and debt instruments are discussed more fully in the above indicated notes to the consolidated financial statements.


MMC's results of operations are affected by changes in short-term interest rates and their impact on the above-noted items. Based on the above balances, if short-term interest rates increase by 25 basis points, annual interest income would increase by approximately $9 million; however, this would be partially offset by a $6 million increase in interest expense resulting in a net increase to income before income taxes of $3 million.

The translated values of revenue and expense from MMC's international risk and insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. However, the net impact of these fluctuations on MMC's results of operations or cash flows has not been material.

                                    ---------

Forward contracts and options are periodically utilized by MMC to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of its business. At December 31, 1999, MMC had open forward exchange contracts to sell U.S. dollars for sterling for an underlying principal amount of $24 million. In addition, MMC had open forward exchange contracts to purchase other foreign currencies for underlying principal amounts totaling $12 million. These contracts were entered into principally to hedge firm commitments. The fair value of these contracts at December 31, 1999 was not significant. If the applicable exchange rates were to change by 25%, the fair value of these contracts would increase or decrease by $9 million.

MMC also had option contracts to hedge its interest rate exposures related to pension redress in the United Kingdom. At December 31, 1999, the notional amounts of these contracts totaled $580 million, with amounts expiring annually over the next three years. MMC has additional option contracts used to hedge the volatility of MMC's pension redress liabilities attributable to equity markets. The notional amounts of these contracts was $30 million at December 31, 1999, with all amounts expiring in 2000. All option contracts at December 31, 1999 were out of the money and as such the fair market value of these contracts was zero. There is no potential for a future loss associated with these options.

YEAR 2000 ISSUE

MMC had completed remediating its systems in preparation for the Year 2000 prior to January 1, 2000 and experienced no meaningful system problems during the roll-over period. MMC will continue to monitor its systems for Year 2000 errors at least through the first quarter of 2000. For this purpose, the term "systems" includes computer equipment and software that are commonly thought of as information technology ("IT") systems including accounting, data processing, telephone and other miscellaneous systems, as well as non-information technology ("non-IT") systems, such as embedded technology in MMC's facilities and equipment.

The total cost of the Year 2000 project was approximately $60 million, of which approximately $17 million was incurred in 1999, $26 million was expensed during 1998 and $17 million was spent prior to 1998. Such costs did not include expenses incurred in replacing systems and applications in the ordinary course which had the effect of making such systems and applications Year 2000 compliant, but which were not incurred for that specific purpose. Costs of modifying computer software for Year 2000 conversion were charged to expense as they were incurred and were funded from operating cash flows. No significant projects were deferred or canceled as a result of Year 2000 efforts. In 1999, Year 2000 expenses represented approximately 3% of MMC's overall information technology budget and approximately 5% in 1998. Future costs associated with continuing to monitor this issue are expected to be insignificant.

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

MMC's policy for funding its tax qualified U.S. defined benefit retirement plan is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. employee benefit and tax laws. As illustrated more fully in
Note 6 to the consolidated financial statements, the plan has been and continues to be well funded; consequently, MMC has not been required to make a contribution since 1986. The well-funded status of the plan combined with recent high investment returns has generated pension credits, rather than pension expenses, for each of the last three years. This credit is expected to continue in 2000 and, therefore, a cash contribution is currently not anticipated.

There are three defined benefit plans in the U.K. Overall, these plans were well-funded in 1999 and a pension credit was recorded during the year. The return achieved by the U.K. pension plan assets exceeded expectations in 1999 and an overall pension credit is expected to continue in 2000.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in other liabilities in the Consolidated Balance Sheets.

In 1997, Putnam adopted the Putnam Investments, Inc. Equity Partnership Plan ("Plan") pursuant to which Putnam is authorized to grant or sell to certain key employees of Putnam or its subsidiaries restricted shares of a new class of common stock of Putnam ("Class B Common Stock") and options to acquire the Class B Common Stock. Such awards or options generally vest over a four-year period. Holders of Putnam Class B shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. In certain circumstances, Class B shares will be converted into Class A Common Stock. Awards of restricted stock and/or options may be made under the Plan up to a maximum of 12,000,000 shares of Class B Common Stock, as adjusted for certain issuances of Putnam Class A shares, which would represent approximately 12% of the outstanding shares on a fully diluted basis. Through December 31, 1999, Putnam has made awards pursuant to the Plan with respect to 10,760,200 shares of Class B Common Stock, consisting of 5,380,100 shares of restricted stock and 5,380,100 shares subject to options. The purpose of the Plan is to foster and promote the long-term success of Putnam and to increase shareholder value by enabling Putnam to attract and retain the services of an outstanding management team and professional staff. In addition, pursuant to an executive compensation agreement, Putnam has also awarded 405,000 restricted stock units and 430,000 options related to Class B Common Stock to a key executive of Putnam. These shares are incremental to the shares issued under the Plan.


                                   ------------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENTS OF INCOME


 For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)   1999         1998          1997

Revenue                                           $ 9,157      $ 7,190      $ 6,009
Expense                                             7,698        5,770        5,211
--------------------------------------------------------------------------------------
Operating income                                    1,459        1,420          798
Interest income                                        21           25           24
Interest expense                                     (233)        (140)        (107)
--------------------------------------------------------------------------------------
Income before income taxes                          1,247        1,305          715
Income taxes                                          521          509          281
--------------------------------------------------------------------------------------
Net income                                        $   726      $   796      $   434
--------------------------------------------------------------------------------------
Basic net income per share                        $  2.76      $  3.11      $  1.77
--------------------------------------------------------------------------------------
Diluted net income per share                      $  2.62      $  2.98      $  1.73
--------------------------------------------------------------------------------------
Average number of shares outstanding--Basic           263          256          245
--------------------------------------------------------------------------------------
Average number of shares outstanding--Diluted         272          264          251

The accompanying notes are an integral part of these consolidated statements.

                                    ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS

=========================================================================================================================
December 31, 1999 and 1998
(IN MILLIONS OF DOLLARS)                                                                        1999               1998
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                                $    428           $    610
-------------------------------------------------------------------------------------------------------------------------
   Receivables--
      Commissions and fees                                                                     1,928              1,562
      Advanced premiums and claims                                                               246                181
      Other                                                                                      281                294
-------------------------------------------------------------------------------------------------------------------------
                                                                                               2,455              2,037
      Less--allowance for doubtful accounts                                                     (132)              (128)
-------------------------------------------------------------------------------------------------------------------------
      Net receivables                                                                          2,323              1,909
-------------------------------------------------------------------------------------------------------------------------
   Prepaid dealer commissions--current portion                                                   326                315
   Other current assets                                                                          206                411
-------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                     3,283              3,245

Intangible assets                                                                              5,542              4,826
Fixed assets, net                                                                              1,314              1,287
Prepaid dealer commissions                                                                       760                799
Long-term securities                                                                             687                828
Other assets                                                                                   1,435                886
-------------------------------------------------------------------------------------------------------------------------
                                                                                            $ 13,021           $ 11,871
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt                                                                          $  1,131           $  2,234
   Accounts payable and accrued liabilities                                                    1,721              1,338
   Accrued compensation and employee benefits                                                  1,157                841
   Accrued income taxes                                                                          188                385
   Dividends payable                                                                             121                104
-------------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                                4,318              4,902
-------------------------------------------------------------------------------------------------------------------------

Fiduciary liabilities                                                                          3,333              3,257
Less--cash and investments held in a fiduciary capacity                                       (3,333)            (3,257)
-------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                                 2,357              1,590
-------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                              2,176              1,720
-------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                   --                 --
-------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, $1 par value, authorized 6,000,000 shares, none issued                      --                 --
   Common stock, $1 par value, authorized 800,000,000 shares,
      issued 268,695,790 shares in 1999 and 258,867,125 shares in 1998                           269                259
   Additional paid-in capital                                                                  1,411                889
   Retained earnings                                                                           2,674              2,412
   Accumulated other comprehensive income                                                        (75)               206
-------------------------------------------------------------------------------------------------------------------------
                                                                                               4,279              3,766
   Less--treasury shares, at cost 1,669,993 shares in 1999 and 1,956,825 shares in 1998         (109)              (107)
-------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                               4,170              3,659
-------------------------------------------------------------------------------------------------------------------------
                                                                                            $ 13,021           $ 11,871
=========================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                                  ----------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------------------------------
 For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                                1999          1998        1997
--------------------------------------------------------------------------------------------------------------------------
Operating cash flows:
   Net income                                                                          $   726      $   796      $   434
      Gain on sale of businesses                                                          --           --            (13)
      Special charges (credit)                                                             337           (4)         244
      Payment of special charges                                                          (134)         (66)         (62)
      Depreciation of fixed assets                                                         244          169          149
      Amortization of intangible assets                                                    156           82           50
      Provision (benefit) for deferred income taxes                                         32           79         (139)
      Prepaid dealer commissions                                                            28          (75)        (140)
      Other liabilities                                                                      8           18           22
      Other, net                                                                           (17)         (23)          (1)
   Net changes in operating working capital other than cash and cash equivalents--
      Receivables                                                                         (465)        (171)        (155)
      Other current assets                                                                 166           63           (3)
      Accounts payable and accrued liabilities                                            (305)         (55)         (49)
      Accrued compensation and employee benefits                                           316          175          160
      Accrued income taxes                                                                 (36)         147          (79)
      Effect of exchange rate changes                                                      (56)          (2)          (3)
--------------------------------------------------------------------------------------------------------------------------
      Net cash generated from operations                                                 1,000        1,133          415
--------------------------------------------------------------------------------------------------------------------------
Financing cash flows:
   Net increase (decrease) in commercial paper                                            (809)         425         (161)
   Other borrowings                                                                      1,180           52        2,358
   Repayments of other borrowings                                                         (734)        (411)      (1,702)
   Purchase of treasury shares                                                             (13)        (242)        --
   Issuance of common stock                                                                489          185          210
   Dividends paid                                                                         (447)        (375)        (306)
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used for) financing activities                                (334)        (366)         399
--------------------------------------------------------------------------------------------------------------------------
Investing cash flows:
   Additions to fixed assets                                                              (358)        (297)        (202)
   Net cash proceeds from sale of businesses                                                85         --             54
   Acquisitions                                                                           (357)        (302)        (473)
   Other, net                                                                             (215)          12          (55)
--------------------------------------------------------------------------------------------------------------------------
      Net cash used for investing activities                                              (845)        (587)        (676)
--------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                (3)           6          (14)
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                          (182)         186          124
Cash and cash equivalents at beginning of year                                             610          424          300
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                               $   428      $   610      $   424
--------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated statements.


                                     --------

                Marsh & McLennan Companies, Inc. and Subsidiaries

                Consolidated Statements of Stockholders' Equity
                            and Comprehensive Income

=====================================================================================================
For the Three Years Ended December 31,
(In millions of dollars, except per share figures)                    1999        1998          1997
-----------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, beginning of year                                         $   259      $   172      $    77
Common stock issuance                                                    4         --           --
Acquisitions                                                          --           --              9
Common stock split                                                    --             87           86
Exercise of stock options and related tax benefits                       2         --           --
Issuance of shares under compensation plans and employee stock
   purchase plans and related tax benefits                               4         --           --
-----------------------------------------------------------------------------------------------------
Balance, end of year                                               $   269      $   259      $   172
-----------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                         $   889      $   994      $   148
Common stock issuance                                                  305         --           --
Acquisitions                                                          --           --            908
Common stock split                                                    --            (87)         (86)
Exercise of stock options and related tax benefits                      61          (11)          15
Issuance of shares under compensation plans and employee stock
   purchase plans and related tax benefits                             156           (7)           9
-----------------------------------------------------------------------------------------------------
Balance, end of year                                               $ 1,411      $   889      $   994
-----------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, beginning of year                                         $ 2,412      $ 2,010      $ 1,902
Net income(a)                                                          726          796          434
Cash dividends declared--(per share amounts:
   $1.75 in 1999, $1.53 in 1998 and $1.29 in 1997)                    (464)        (394)        (326)
-----------------------------------------------------------------------------------------------------
Balance, end of year                                               $ 2,674      $ 2,412      $ 2,010
-----------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance, beginning of year                                         $   206      $   167      $   145
Foreign currency translation adjustments(b)                           (138)          18          (66)
Unrealized securities holding gains (losses),
   net of reclassification adjustments(c)                             (140)          45           88
Minimum pension liability adjustment(d)                                 (3)         (24)        --
-----------------------------------------------------------------------------------------------------
Balance, end of year                                               $   (75)     $   206      $   167
-----------------------------------------------------------------------------------------------------
TREASURY SHARES
Balance, beginning of year                                         $  (107)     $  (110)     $  (383)
Acquisitions                                                           (39)        --             47
Purchase of treasury shares                                            (13)        (242)        --
Exercise of stock options                                               39           97          147
Issuance of shares under compensation plans and employee
   stock purchase plans                                                 11          148           79
-----------------------------------------------------------------------------------------------------
Balance, end of year                                               $  (109)     $  (107)     $  (110)
-----------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                         $ 4,170      $ 3,659      $ 3,233
-----------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (a+b+c+d)                               $   445      $   835      $   456
=====================================================================================================


The accompanying notes are an integral part of these consolidated statements.


                                   -----------

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

FIDUCIARY ASSETS AND LIABILITIES: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters; MMC also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $167 million in 1999, $137 million in 1998 and $111 million in 1997.

Net uncollected premiums and claims and the related payables, amounting to $11.5 billion at December 31, 1999 and $10.0 billion at December 31, 1998, are not included in the accompanying Consolidated Balance Sheets.

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

The components of fixed assets are as follows:

------------------------------------------------------------
December 31, 1999 and 1998
(IN MILLIONS OF DOLLARS)                   1999         1998
------------------------------------------------------------
Furniture and equipment                 $ 1,046      $ 1,011
Land and buildings                          613          614
Leasehold and building improvements         553          482
------------------------------------------------------------
                                          2,212        2,107
Less--accumulated depreciation
   and amortization                        (898)        (820
------------------------------------------------------------)
                                        $ 1,314      $ 1,287
------------------------------------------------------------

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

PREPAID DEALER COMMISSIONS: Essentially all of the mutual funds marketed by MMC's investment management segment are made available with a contingent deferred sales charge in lieu of a front end load. The related prepaid dealer commissions, initially paid by MMC to broker/dealers for distributing such funds, can be recovered through charges and fees received over a number of years. The prepaid dealer commissions are generally amortized over a six-year period.

CAPITALIZED SOFTWARE COSTS: MMC capitalizes certain costs to develop, purchase or modify software for the internal use of MMC. These costs are amortized on a straight-line basis not to exceed five years. Unamortized computer software costs amounting to $157 million and $110 million at December 31, 1999 and 1998, respectively, are included in other assets in the Consolidated Balance Sheets.

INCOME TAXES: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in MMC's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 1999 amounted to approximately $500 million. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $70 million.


                                   ----------

RISK MANAGEMENT INSTRUMENTS: Net amounts received or paid under interest rate swaps and foreign exchange contracts are included in the Consolidated Statements of Income as incurred. These amounts are not significant.

CONCENTRATIONS OF CREDIT RISK: Financial instruments which potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents and commissions receivable. MMC maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are limited due to the large number of clients and markets in which MMC does business, as well as the dispersion across many geographic areas.

PER SHARE DATA: Basic net income per share is calculated by dividing net income by the average number of shares of MMC's common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest associated with unvested shares under the Putnam Equity Partnership Plan as discussed further in Note 7. This result is then divided by the average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares.

The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding:

----------------------------------------------------------------------------------
For the Three Years Ended December 31,
(IN MILLIONS)                                          1999        1998       1997
----------------------------------------------------------------------------------
Net income                                             $ 726      $ 796      $ 434
Less: Potential minority interest associated with
  Putnam Equity Partnership Plan                         (14)       (10)      --
----------------------------------------------------------------------------------
Net income for diluted earnings per share              $ 712      $ 786      $ 434
----------------------------------------------------------------------------------
Basic weighted average common shares outstanding         263        256        245
Dilutive effect of stock options                           9          8          6
----------------------------------------------------------------------------------
Diluted weighted average common shares outstanding       272        264        251
----------------------------------------------------------------------------------

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

NEW ACCOUNTING PRONOUNCEMENTS: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard, which establishes new accounting and reporting requirements for derivative instruments, is effective (as amended by SFAS No. 137) for fiscal years beginning after June 15, 2000. MMC does not expect the adoption of this standard to have a material impact on its results of operations or consolidated financial condition.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.




     2 Supplemental Disclosure to the Consolidated Statements of Cash Flows


The following schedule provides additional information concerning acquisitions and interest and income taxes paid:

===============================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                         1999        1998         1997
-------------------------------------------------------------------------------
Purchase acquisitions:
   Assets acquired, excluding cash            $   357     $ 3,345      $ 2,832
   Liabilities assumed                           --          (852)      (1,165)
   Issuance of debt and other obligations        --        (2,191)        (221)
   Shares issued                                 --          --           (973)
-------------------------------------------------------------------------------
Net cash outflow for acquisitions             $   357     $   302      $   473
-------------------------------------------------------------------------------
Interest paid                                 $   211     $   164      $    92
Income taxes paid                             $   506     $   305      $   471
===============================================================================


                                  -----------

                             3 Comprehensive Income


The components of other comprehensive income are as follows:

-------------------------------------------------------------------------------------
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                   1999       1998       1997
-------------------------------------------------------------------------------------
Foreign currency translation adjustments                 $(138)     $  18      $ (66)
Unrealized securities holding gains (losses),
 net of income tax (benefit) liability
   of $(55), $39 and $60 in 1999, 1998 and 1997           (106)        71        111
Less: Reclassification adjustment for realized gains
 included in net income, net of income taxes
   of $19, $14 and $13 in 1999, 1998 and 1997              (34)       (26)       (23)
Minimum pension liability adjustment, net of income
 taxes of $2 and $16 in 1999 and 1998                       (3)       (24)        --
-------------------------------------------------------------------------------------
                                                         $(281)     $  39      $  22
-------------------------------------------------------------------------------------

The components of accumulated other comprehensive income are as follows:

-------------------------------------------------------------------------------------
December 31, 1999 and 1998
(In millions of dollars)                                             1999        1998
-------------------------------------------------------------------------------------
Foreign currency translation adjustments                             $(262)     $(124)
Unrealized securities holding gains                                    214        354
Minimum pension liability adjustment                                   (27)       (24)
-------------------------------------------------------------------------------------
                                                                     $ (75)     $ 206
-------------------------------------------------------------------------------------


                        4 Acquisitions and Dispositions

ACQUISITIONS:  During 1999, MMC acquired a minority ownership interest in Thomas
H. Lee Partners, a private equity business, and acquired or increased its interest in several other insurance and reinsurance broking, insurance and program services and consulting businesses in transactions accounted for as purchases for a total cost of $357 million. The cost of these transactions exceeded the fair value of net assets acquired by $318 million.

In the fourth quarter of 1998, MMC consummated a business combination with Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, for total cash consideration of approximately $2.2 billion, which was initially funded with commercial paper borrowings. In April 1999, MMC completed the sale of 4.1 million common shares, realizing approximately $300 million of net proceeds. In June 1999, MMC sold $600 million of 6.625% Senior Notes due 2004 and $400 million of 7.125% Senior Notes due 2009. The proceeds of these sales were used to repay a portion of the commercial paper borrowings. The business combination is being accounted for using the purchase method of accounting. Accordingly, goodwill of approximately $2.8 billion resulting from the purchase price allocation is being amortized over 40 years. Assets acquired and liabilities assumed have been recorded at their estimated fair values. No intangible assets, other than goodwill, were acquired as part of the business combination with Sedgwick.

In March 1997, MMC consummated a business combination with Johnson & Higgins ("J&H"), a privately held risk and insurance services and employee benefit consulting firm. MMC agreed to pay total consideration of approximately $1.8 billion consisting of $600 million in cash and approximately $1.2 billion or
29.4 million shares (adjusted to reflect subsequent stock splits) of MMC's common stock. Approximately $1.3 billion was paid at closing or shortly thereafter and approximately $500 million is being paid in annual installments over the four years following the closing. The business combination is being accounted for using the purchase method of accounting. Accordingly, goodwill of approximately $1.7 billion, which resulted from the purchase price allocation, is being amortized over 40 years. In arriving at fair value, MMC discounted the market value of the $1.2 billion stock issuance by $120 million reflecting certain transfer restrictions associated with the shares issued. MMC allocated the cost of the acquisition to assets acquired and liabilities assumed based on its estimate of fair values. No intangible assets, other than goodwill, were acquired as part of the business combination with J&H.

An agreed number of shares issued in connection with the J&H transaction carried restrictions and, consequently, could not be sold in the first and second years following the closing. In addition, approximately 2.4 million of the 29.4 million shares of common stock were placed in escrow in order to secure indemnification obligations with respect to representations and warranties. As settlement for certain of such issues, .7 million of these shares have been returned to MMC as of December 31, 1999 and the acquisition price has been reduced accordingly.

The following unaudited pro forma summary presents the consolidated results of operations of MMC as if the Sedgwick and J&H business combinations had occurred on January 1, 1997. The pro forma results are shown for illustrative purposes only and do not purport to be indicative of the results which would have been reported if the business combinations had occurred on the dates indicated or which may occur in the future. The pro forma information reflected below


                                    ----------
includes the impact of pretax special charges in 1998 of $201 million recorded by Sedgwick prior to its being acquired by MMC, primarily related to pension redress issues discussed in Note 15, and pretax special charges recorded by MMC of $244 million in 1997 discussed in Note 12.


Year Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)
                                    1998          1997
Revenue                          $   8,646     $   7,902
Net Income                             514           427
Basic net income per share            1.94          1.63
Diluted net income per share          1.85          1.60

During 1998, MMC also acquired or increased its interest in several other insurance and reinsurance broking, insurance and program services and consulting businesses for a total cost of $413 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $422 million.

During 1997, MMC also acquired or increased its interest in several other insurance and reinsurance broking and consulting businesses for a total cost of $285 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $317 million. In addition, MMC issued approximately 1.4 million shares of common stock (adjusted to reflect subsequent stock splits) in connection with the acquisition of an insurance and program services business accounted for as a pooling of interests.

Dispositions: As part of the combination with Sedgwick, MMC acquired several businesses that it intended to sell, including insurance underwriting operations already in run-off and consulting businesses not compatible with its existing operations. In 1999, results of operations of these businesses and interest expense associated with their acquisition have been included in the cost of the Sedgwick acquisition. During 1999, MMC sold certain of these businesses for $85 million and the after tax gain from these sales of $16 million has been subtracted from the cost of the Sedgwick acquisition. The net assets (liabilities) of businesses to be disposed are reflected at their estimated realizable value of $(101) million at December 31, 1999 included in accounts payable and accrued liabilities and $84 million at December 31, 1998 included in other current assets in the Consolidated Balance Sheet.

During 1997, MMC sold an insurance and program services business and a consulting operation for $54 million and recognized pretax gains of $13 million.

INTEGRATION COSTS: In 1999, as part of the integration of Sedgwick, MMC adopted a plan to reduce staff and consolidate duplicative offices. The estimated cost of this plan relating to employees and offices of Sedgwick ("1999 Sedgwick Plan") amounted to $285 million and was included in the cost of the acquisition. Merger-related costs for employees and offices of MMC ("1999 MMC Plan") amounted to $266 million and were recorded as part of the 1999 special charge.


The utilization of the 1999 charges is summarized as follows:


------------------------------------------------------------------------
                                                                 Balance
                                     Initial      Utilized       Dec. 31,
(IN MILLIONS OF DOLLARS)             Balance       in 1999        1999
------------------------------------------------------------------------
1999 Sedgwick Plan:
Termination payments to
   employees                        $   183      $   (93)     $    90
Other employee-related costs              5           (2)           3
Future rent under
   noncancelable leases                  48           (8)          40
Leasehold termination costs              49          (10)          39
------------------------------------------------------------------------
                                    $   285      $  (113)     $   172
------------------------------------------------------------------------
Number of employee
   terminations                       2,400       (1,700)         700
Number of office
   consolidations                       125          (50)          75
------------------------------------------------------------------------
1999 MMC PLAN:
Termination payments to
   employees                        $   194      $   (74)     $   120
Future rent under
   noncancelable leases                  31           (5)          26
Leasehold termination costs              16           (3)          13
Other integration related costs          25          (25)          --
------------------------------------------------------------------------
                                    $   266      $  (107)     $   159
------------------------------------------------------------------------
Number of employee
   terminations                       2,100       (1,300)         800
Number of office
   consolidations                        50          (20)          30
------------------------------------------------------------------------


The other integration costs primarily consist of consulting fees and system conversion costs incurred in 1999 as a result of the restructuring and merging of MMC and Sedgwick operations.

At year-end 1999, the actions contemplated by this plan were in progress and the remaining actions are expected to be completed by the end of 2000. Some accruals, primarily representing future rent under noncancelable leases (net of anticipated sublease income), are expected to be paid over several years.

In 1997, as part of the integration of J&H, MMC adopted plans to consolidate duplicative offices and reduce staff. The estimated cost of the plans relating to employees and offices of J&H ("1997 J&H Plan") amounted to $143 million and was included in the cost of the acquisition. Merger-related costs for employees and offices of MMC ("1997 MMC Plan") amounted to $168 million and were recorded as part of a special charge in 1997.


                                   ------------

The utilization of the 1997 charges is summarized as follows:

-------------------------------------------------------------------------------------------------------
                                                                                               Balance
                                          Initial      Utilized     Utilized     Utilized      Dec. 31
(IN MILLIONS OF DOLLARS)                  Balance      in 1997      in 1998      in 1999        1999
-------------------------------------------------------------------------------------------------------
1997 J&H PLAN:
Termination payments to employees          $    70      $   (17)     $   (37)     $   (10)     $     6
Other employee-related costs                     4           (2)          (1)          (1)          --
Future rent under noncancelable leases          45           (1)          (5)          (2)          37
Leasehold termination costs                     24           (4)         (13)          (7)
-------------------------------------------------------------------------------------------------------
                                           $   143      $   (24)     $   (56)     $   (20)     $    43
-------------------------------------------------------------------------------------------------------
Number of employee terminations                900         (600)        (250)         (50)           --
Number of office consolidations                 50          (10)         (35)          (5)           --
-------------------------------------------------------------------------------------------------------
1997 MMC PLAN:
Termination payments to employees          $   117      $   (44)     $   (58)     $   (14)     $     1
Future rent under noncancelable leases          21           (2)          (4)          (3)          12
Leasehold termination costs                     17          (10)          (2)          (5)          --
Other integration related costs                 13           (6)          (2)          (5)          --
-------------------------------------------------------------------------------------------------------
                                           $   168      $   (62)     $   (66)     $   (27)     $    13
-------------------------------------------------------------------------------------------------------
Number of employee terminations              1,300         (800)        (450)         (50)          --
Number of office consolidations                 30          (10)         (17)          (3)          --
-------------------------------------------------------------------------------------------------------


The remaining balances, primarily representing future rent under noncancelable leases (net of anticipated sublease income), and salary continuance arrangements, primarily in Canada and the Netherlands, are expected to be paid out over several years.


                                 5 Income Taxes

Income before income taxes shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

----------------------------------------------------------------------
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)               1999         1998          1997
----------------------------------------------------------------------
Income before income taxes:
      U.S                            $   996      $   897      $   510
      Other                              251          408          205
----------------------------------------------------------------------
                                     $ 1,247      $ 1,305      $   715
----------------------------------------------------------------------
Income taxes:
   Current--
      U.S. Federal                   $   359      $   284      $   218
      Other national governments          74           89          141
      U.S. state and local                56           57           61
----------------------------------------------------------------------
                                         489          430          420
----------------------------------------------------------------------
   Deferred--
      U.S. Federal                         2           30          (55)
      Other national governments          40           49          (71)
      U.S. state and local               (10)        --            (13)
----------------------------------------------------------------------
                                          32           79         (139)
----------------------------------------------------------------------
Total income taxes                   $   521      $   509      $   281
----------------------------------------------------------------------


The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

---------------------------------------------------------------------
December 31, 1999 and 1998
(IN MILLIONS OF DOLLARS)                            1999         1998
---------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Accrued expenses not currently deductible      $   776     $   752
   Differences related to non-U.S. operations         356         215
   Accrued retirement benefits                        124         137
   Other                                               19          18
---------------------------------------------------------------------
                                                  $ 1,275     $ 1,122
---------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
   Prepaid dealer commissions                     $   381     $   401
   Unrealized securities holding gains                117         192
   Differences related to non-U.S. operations          78          71
   Depreciation and amortization                       58          43
   Other                                               52          80
---------------------------------------------------------------------
                                                  $   686     $   787
---------------------------------------------------------------------
BALANCE SHEET CLASSIFICATIONS:
   Current assets                                 $    71     $    76
   Other assets                                       518         359
   Accrued income taxes                              --          (100)
---------------------------------------------------------------------


                                  ------------

A reconciliation from the U.S. Federal statutory income tax rate to MMC's effective income tax rate is as follows:

-------------------------------------------------------------------
For the Three Years Ended
December 31,                               1999     1998       1997
-------------------------------------------------------------------
U.S. Federal statutory rate               35.0%     35.0%      35.0%
U.S. state and local income taxes--
   net of U.S. Federal income
   tax benefit                             2.4       2.9        4.4
Differences related to non-U.S
   operations                              2.1       (.4)       (.2)
Other                                      2.3       1.5         .1
-------------------------------------------------------------------
Effective tax rate                        41.8%     39.0%      39.3%
-------------------------------------------------------------------


In 1997, MMC received a Notice of Proposed Adjustment from a local field office of the Internal Revenue Service ("IRS") challenging its tax treatment related to 12b-1 fees paid by Putnam. The notice reflected the preliminary thinking of the IRS field office and did not constitute a formal assertion of liability by the IRS. The notice in question asserts a position contrary to the position enunciated in an IRS 1993 Technical Advice Memorandum. The IRS field office withdrew the Notice of Proposed Adjustment and continues to have the matter under consideration. MMC believes its tax treatment of these fees is consistent with current industry practice and applicable requirements of the Internal Revenue Code and previously issued IRS technical advice.

Taxing authorities periodically challenge positions taken by MMC on its tax returns. On the basis of present information and advice received from counsel, it is the opinion of MMC's management that any assessments resulting from current tax audits will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.


                             6 Retirement Benefits

The following schedules provide information concerning MMC's U.S. defined benefit pension plans and postretirement benefit plans:

-------------------------------------------------------------------------------------------
                                                     U.S. Pension       U.S. Postretirement
December 31, 1999 and 1998                             Benefits                Benefits
(IN MILLIONS OF DOLLARS)                           1999        1998        1999       1998
-------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year           $ 1,956    $ 1,434    $   165    $   175
Service cost                                           63         46          3          3
Interest cost                                         134        104         11         10
Actuarial (gain) loss                                (106)        87        (30)        (6)
Acquisitions                                           --        365         --          6
Benefits paid                                        (101)       (82)       (10)        (5)
Dispositions                                           (6)        --         --         --
Plan amendments                                        --          2         11        (18)
-------------------------------------------------------------------------------------------
Benefit obligation at end of year                   1,940      1,956        150        165
-------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year      2,236      1,651         --         --
Actual return on plan assets                          466        256         --         --
Acquisitions                                           --        392         --         --
Employer contributions                                 18         19         10          5
Dispositions                                           (5)        --         --         --
Benefits paid                                        (101)       (82)       (10)        (5)
-------------------------------------------------------------------------------------------
Fair value of plan assets at end of year            2,614      2,236         --         --
-------------------------------------------------------------------------------------------
Funded status                                         674        280       (150)      (165)
Unrecognized net actuarial gain                      (614)      (245)       (36)        (7)
Unrecognized prior service cost (credit)                5         10         (3)       (14)
Unrecognized transition asset                         (23)       (28)        --         --
-------------------------------------------------------------------------------------------
Net asset (liability) recognized                  $    42    $    17    $  (189)   $  (186)
-------------------------------------------------------------------------------------------
Amounts recognized in Balance Sheet consist of:
Prepaid benefit cost                              $   184    $   144    $    --    $    --
Accrued benefit liability                            (175)      (161)      (189)      (186)
Intangible asset                                        6         10         --         --
Accumulated other comprehensive income                 27         24         --         --
-------------------------------------------------------------------------------------------
Net asset (liability) recognized                  $    42    $    17    $  (189)   $  (186)
-------------------------------------------------------------------------------------------


                                   ----------
                                       50

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other postretirement benefit plans as of the end of the year were as follows:


=========================================================================
                                        U.S. Pension  U.S. Postretirement
                                          Benefits         Benefits
                                        -----------       ------------
                                        1999   1998       1999    1998
-------------------------------------------------------------------------
Weighted average assumptions:
Discount rate                            8.0%    7.0%      8.0%   7.0%
Expected return on plan assets          10.0%   10.0%       --     --
Rate of compensation increase           4.75%    4.0%       --     --
=========================================================================


In 1999, the discount rate used to value the liabilities of the U.S. defined benefit pension plans and postretirement benefit plans was increased to reflect current interest rates of high quality fixed income debt securities. Projected compensation increases and potential cost of living adjustments for retirees were also revised to reflect current expectations as to future levels of inflation. The increases in benefit obligation and plan assets in 1998 relating to acquisitions pertain to MMC's acquisition of Sedgwick.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $298 million, $249 million and $109 million, respectively, as of December 31, 1999 and $279 million, $247 million and $114 million, respectively as of December 31, 1998.

The components of the net periodic benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:




=================================================================================================
                                              U.S. Pension Benefits  U.S. Postretirement Benefits
For the Three Years Ended December 31,        ---------------------------------------------------
(IN MILLIONS OF DOLLARS)                       1999     1998     1997     1999      1998     1997

Service cost                                  $  63    $  46    $  39    $   3    $   3    $   4
Interest cost                                   134      104       90       11       10       10
Expected return on plan assets                 (199)    (146)    (115)      --       --       --
Amortization of prior service cost (credit)       4        7        7       (1)      (2)      --
Amortization of transition asset                 (4)      (4)      (4)      --       --       --
Recognized actuarial (gain) loss                  7        5       (5)      (1)      --       (1)
-------------------------------------------------------------------------------------------------
                                                 $5    $  12    $  12    $  12    $  11    $  13
=================================================================================================

The assumed health care cost trend rate was approximately 9% in 1999, gradually declining to 4% in the year 2041. Assumed health care cost trend rates have a significant effect on the amounts reported for the U.S. health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions of dollars):


                                                               1-Percentage-      1-Percentage-
                                                              Point Increase     Point Decrease
===============================================================================================
Effect on total of service and interest cost components             $2                $(2)
Effect on postretirement benefit obligation                        $19               $(15)
===============================================================================================


                                   -----------

The following schedules provide information concerning MMC's significant non-U.S. defined benefit pension plans and postretirement benefit plans:

=======================================================================================================
                                                       Non-U.S. Pension         Non-U.S. Postretirement
                                                           Benefits                     Benefits
December 31, 1999 and 1998                            -------------------------------------------------
(IN MILLIONS OF DOLLARS)                              1999          1998           1999         1998
------------------------                              ----          ----           ----         ----
-------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year             $ 2,680       $   900       $    17       $    17
Service cost                                             96            48             1          --
Interest cost                                           156            66             2             1
Employee contributions                                   17            10          --            --
Actuarial (gain) loss                                  (137)          209            (2)         --
Acquisitions                                            120         1,503            24          --
Benefits paid                                          (105)          (48)           (1)         --
Foreign currency changes                               (101)           (9)         --              (1)
Plan amendments                                           3             1             1          --
-------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                     2,729         2,680            42            17
-------------------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year        2,721         1,202          --            --
Actual return on plan assets                            591           172          --            --
Acquisitions                                            131         1,385          --            --
Company contributions                                    57            15             1          --
Employee contributions                                   17            10          --            --
Benefits paid                                          (105)          (48)           (1)         --
Foreign currency changes                               (101)          (15)         --            --
-------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              3,311         2,721          --            --
-------------------------------------------------------------------------------------------------------
Funded status                                           582            41           (42)          (17)
Unrecognized net actuarial loss (gain)                 (523)          (35)            2             4
Unrecognized prior service cost (credit)                 10             8          --              (1)
Unrecognized transition asset                            (5)          (12)         --            --
-------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                       $ 64       $     2       $   (40)      $   (14)
=======================================================================================================
Amounts recognized in Balance Sheet consist of:
Prepaid benefit cost                                $   176       $   143       $  --         $  --
Accrued benefit liability                              (112)         (141)          (40)          (14)
-------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                    $    64       $     2       $   (40)      $   (14)
=======================================================================================================
Weighted average assumptions:
Discount rate                                           6.0%          5.9%          6.3%          6.0%
Expected return on plan assets                          8.9%          8.9%         --            --
Rate of compensation increase                           4.2%          4.2%          4.2%          3.9%
=======================================================================================================

The increase in benefit obligation and plan assets in 1998 relating to acquisitions pertains primarily to MMC's acquisition of Sedgwick.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $64 million, $52 million and $31 million, respectively, as of December 31, 1999 and $1.55 billion, $1.52 billion and $1.40 billion, respectively, as of December 31, 1998.

The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans are as follows:

=======================================================================================================
For the Three Years Ended December 31,   Non-U.S. Pension Benefits     Non-U.S. Postretirement Benefits
                                         -------------------------     --------------------------------
(IN MILLIONS OF DOLLARS)                1999        1998       1997       1999     1998      1997
-------------------------------------------------------------------------------------------------------
Service cost                           $  96      $  48      $  41      $   1     $--         $--
Interest cost                            156         66         62          2         1         1
Expected return on plan assets          (238)       (98)       (90)        --        --        --
Amortization of prior service cost        --          1         --         --        --        --
Amortization of transition asset          (6)        (6)        (6)        --        --        --
Recognized actuarial loss                  1       --         --           --        --        --
-------------------------------------------------------------------------------------------------------
                                       $   9      $  11      $   7      $   3     $   1     $   1
=======================================================================================================


                                   ----------

The assumed health care cost trend rate was approximately 7.4% in 1999, gradually declining to 4.5% in the year 2006. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions of dollars):




                                                                  1-Percentage-    1-Percentage-
                                                                 Point Increase   Point Decrease

Effect on total of service and interest cost components                 $1            $  --
Effect on postretirement benefit obligation                             $6            $  (5)

Contribution Plans: MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP"), the Putnam Investments, Inc. Profit Sharing Retirement Plan (the "Putnam Plan") and the Sedgwick Savings and Investment Plan ("Sedgwick SIP"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP and Sedgwick SIP, MMC matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of MMC subject to IRS limitations. The cost of these defined contribution plans was $74 million, $62 million and $55 million for 1999, 1998 and 1997, respectively.


                             7 Stock Benefit Plans

As provided under SFAS No. 123, "Accounting for Stock-Based Compensation," MMC has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided the required additional pro forma disclosures.

In accordance with the intrinsic value method allowed by APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for MMC's stock option and stock purchase plans and the stock options awarded under the Putnam Investments, Inc. Equity Partnership Plan. Had compensation cost for MMC's stock-based compensation plans been determined consistent with the fair value method prescribed by SFAS No. 123, MMC's net income and net income per share for 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated in the table below.

The fair value of each of MMC's option grants included in pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 3.0% for 1999, 1998 and 1997; expected volatility of 22.7% in 1999, 18.9% in 1998 and 17.5% in 1997; risk-free interest rate of 5.2% in 1999, 5.6% in 1998 and 6.5% in 1997; and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of options granted during the years ended December 31, 1999, 1998 and 1997 was $16.09, $11.65 and $8.47 per
share, respectively.




(In millions of dollars,
except per share figures)     1999      1998      1997

Net Income:
   As reported          $      726   $   796   $   434
   Pro forma            $      673   $   762   $   414
Net Income Per Share:
   Basic:
   As reported          $     2.76   $  3.11   $  1.77
   Pro forma            $     2.56   $  2.98   $  1.69
   Diluted:
   As reported          $     2.62   $  2.98   $  1.73
   Pro forma            $     2.42   $  2.85   $  1.65

The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting contained in SFAS No. 123 has not been applied to options granted prior to January 1995.


INCENTIVE AND STOCK AWARD PLANS: In 1997, MMC adopted the Marsh & McLennan Companies, Inc. 1997 Employee Incentive and Stock Award Plan (the "Employee Plan") and the Marsh & McLennan Companies, Inc. 1997 Senior Executive Incentive and Stock Award Plan (the "Executive Plan"). The Employee and Executive Plans (the "1997 Plans") replaced the 1992 Incentive and Stock Award Plan. The types of awards permitted under these Plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the "Com pensation Committee") determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 1997 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 18,000,000 shares of common stock may be made over the life of the Employee Plan plus shares remaining unused under pre-existing approved stock plans. Awards relating to not more than 7,500,000 shares of common stock may be made over the life of the Executive Plan plus shares remaining unused under pre-existing approved stock plans. There were 15,671,576, 24,506,619 and 31,203,936 shares available for awards under the 1997 Plans and prior plans at December 31, 1999, 1998 and 1997, respectively.

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

                                    --------

Stock option transactions under the 1997 Plans and prior plans are as follows:


                                             1999                      1998                            1997
                                    ------------------------     ------------------------     --------------------------
                                            Weighted Average             Weighted Average               Weighted Average
                                    Shares    Exercise Price     Shares    Exercise Price     Shares      Exercise Price
                                    ------    --------------     ------    --------------     ------      --------------

Balance at beginning of period    26,492,820    $   38.27     24,332,522      $   31.18     25,666,431      $   28.11
Granted                            7,992,425    $   75.86      6,115,165      $   60.19      5,166,120      $   41.39
Exercised                         (3,809,839)   $   29.95     (3,427,830)     $   26.63     (5,865,160)     $   26.59
Forfeited                           (656,970)   $   57.61       (527,037)     $   38.76       (634,869)     $   31.99
Balance at end of period          30,018,436    $   48.91     26,492,820      $   38.27     24,332,522      $   31.18
Options exercisable at year-end   15,231,609    $   34.25     14,587,332      $   30.01     14,706,623      $   28.17
                                  ==========    ===========   ==========      =========     ==========      =========

The following table summarizes information about stock options at December 31, 1999:


                              Options Outstanding                    Options Exercisable
                 ---------------------------------------------- -------------------------------

                              Weighted Average
Range of         Outstanding     Remaining     Weighted Average Exercisable    Weighted Average
Exercise Prices  at 12/31/99  Contractual Life Exercise Price    at 12/31/99    Exercise Price
---------------  -----------  -------------------------------    -----------    --------------

$23.81-29.44       4,763,296      3.3 years      $   26.32       4,763,296      $   26.32
$31.18-59.35      12,011,009      5.3 years      $   35.32       8,937,094      $   33.90
$60.25-84.85      13,244,131      8.8 years      $   69.35       1,531,219      $   60.98
                  ----------      ---------      ------          ----------      ------
$23.81-84.85      30,018,436      6.5 years      $   48.91      15,231,609      $   34.25

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

There were 100,700, 162,600 and 135,000 restricted shares granted in 1999, 1998 and 1997, respectively. MMC recorded compensation expense of $8 million in 1999, $10 million in 1998 and $6 million in 1997, related to these shares. Shares that have been granted generally become unrestricted at the earlier of: (1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

RESTRICTED STOCK UNITS: Restricted stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 167,845, 128,255 and 260,871 restricted stock units awarded during 1999, 1998 and 1997, respectively. The total value of the restricted stock units at the time of the award was $12 million, $7 million and $11 million in 1999, 1998 and 1997, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

DEFERRED STOCK UNITS: Deferred stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 1,618,064, 566,315 and 1,299,986 deferred stock units awarded during 1999, 1998 and 1997, respectively. The total value of the deferred stock unit awards was $99 million, $33 million and $62 million in 1999, 1998 and 1997, respectively. The cost of the awards is amortized over the vesting period, which is generally three years, however, 1999 and 1998 operating expenses reflect $71 million and $11 million of charges, respectively, relating to acquisition-related stock unit awards issued to certain senior employees of Sedgwick (see Note 12).

PUTNAM INVESTMENTS, INC. EQUITY PARTNERSHIP PLAN: In 1997, Putnam adopted the Putnam Investments, Inc. Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain key employees of Putnam or its subsidiaries restricted shares of a new class of common stock of Putnam ("Class B Common Stock") and options to acquire the Class B Common Stock. Such awards or options generally vest over a four-year period. Holders of Putnam Class B shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. In certain circumstances, Class B shares will be converted into Class A Common Stock. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Stock, as adjusted for certain issuances of Putnam Class A shares, which would represent approximately 12% of the outstanding shares on a fully diluted basis. Putnam made awards pursuant to the Equity Plan with respect to 3,100,200, 3,660,000 and 4,000,000 shares of Class B Common Stock in 1999, 1998 and 1997, respectively. These awards included 1,550,100, 1,830,000 and 2,000,000 shares of restricted stock with a value of $120 million, $94 million and $83 million in 1999, 1998 and 1997, respectively. These awards also included 1,550,100, 1,830,000 and 2,000,000 shares subject to options in 1999, 1998 and 1997, respectively. There were 2,534,815 shares available for grant related to the Equity Plan at December 31, 1999.

In 1997, pursuant to an executive compensation agreement, Putnam also awarded 300,000 restricted stock units with a value of $14 million and 325,000 options related to Class B Common Stock to a key executive of Putnam. An additional award of 105,000 restricted stock units with a value of $8 million and 105,000 options was also made in 1998. These shares are incremental to the shares issued under the Plan.

The fair value of each option grant included in the pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions

                                    --------
used for grants in 1999, 1998 and 1997: dividend yield of 5.0% for 1999, 1998 and 1997; expected volatility of 33.2% in 1999, 28.3% in 1998 and 26.4% in 1997;
risk-free interest rate of 5.2% in 1999, 5.6% in 1998 and 6.1% in 1997; and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of each Class B option was $17.64 in 1999, $10.42 in 1998 and $8.30 in 1997.

STOCK PURCHASE PLANS: In May 1999, MMC's stockholders approved an employee stock purchase plan (the "1999 Plan") to replace the 1994 Employee Stock Purchase Plan (the "1994 Plan") which terminated on September 30, 1999 following its fifth annual offering. Under these plans, eligible employees may purchase shares of MMC's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1999 Plan, no more than 20,000,000 shares of MMC's common stock plus the remaining unissued shares in the 1994 Plan may be sold. Employees purchased 2,368,734, 1,932,060 and 1,855,500 shares in 1999,
1998 and 1997, respectively. At December 31, 1999, 23,131,706 shares were available for issuance under the 1999 Plan. In 1995, MMC's Board of Directors approved the Marsh & McLennan Companies Stock Purchase Plan for International Employees (the "International Plan") which is similar to the 1999 Plan. Under the International Plan, no more than 1,500,000 shares of MMC's common stock may be sold. Employees purchased 339,594, 238,854 and 211,500 shares in 1999, 1998 and 1997, respectively. At December 31, 1999, 695,052 shares were available for issuance under the International Plan. The fair value of each employee purchase right granted under these Stock Purchase Plans is included in the pro forma net income for 1999, 1998 and 1997 and was estimated using the Black-Scholes model with the following assumptions: dividend yield of 3.0% for 1999, 1998 and 1997; expected life of one year; expected volatility of 22.7% for 1999, 18.9% for 1998 and 17.5% for 1997; and risk-free interest rate of 5.5% for 1999, 4.4% for 1998 and 5.5% for 1997. The weighted average fair value of each purchase right granted in 1999, 1998 and 1997 was $16.15, $10.61 and $10.96, respectively.

                             8 LONG-TERM OBLIGATIONS

MMC leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 96% of MMC's lease obligations are for the use of office space.

The accompanying Consolidated Statements of Income include net rental costs of $363 million, $313 million and $265 million for 1999, 1998 and 1997, respectively, after deducting rentals from subleases ($7 million in 1999, 1998 and 1997).

At December 31, 1999, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:


For the Years Ending          Gross            Rentals         Net
December 31,                  Rental             from         Rental
(IN MILLIONS OF DOLLARS)   Commitments        Subleases    Commitments

2000                            $307             $ 13          $294
2001                             263               11           252
2002                             220                6           214
2003                             185                4           181
2004                             157                3           154
Subsequent years                 743                6           737
                              ------              ---        ------
                              $1,875              $43        $1,832
                              ======              ===        ======

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 1999, the aggregate fixed future minimum commitments under these agreements are as follows:



                                      Future
For the Years Ending December 31,    Minimum
(IN MILLIONS OF DOLLARS)           Commitments

2000                                 $32
2001                                  25
2002                                  18
2003                                  13
2004                                  11
Subsequent years                       1
                                    -----
                                  $  100
                                    =====

                                  -----------

                                9 SHORT-TERM DEBT

MMC's outstanding short-term debt is as follows:


December 31, 1999 and 1998
(IN MILLIONS OF DOLLARS)                 1999          1998

Commercial paper                        $1,027       $2,213
Bank loans                                  88           10
Current portion of long-term debt           16           11
                                        ------       ------
                                        $1,131       $2,234
                                        ======       ======


The weighted average interest rates on outstanding commercial paper borrowings at December 31, 1999 and 1998 are 5.8% and 5.3%, respectively.

In 1999, MMC refinanced $1 billion of commercial paper borrowings through the sale of Senior Notes (see Note 10).

During 1999, MMC executed a new revolving credit facility for the use of its subsidiary, Marsh USA, Inc. This noncancelable facility, which expires in 2000, provided that Marsh USA, Inc. may borrow up to $1.4 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings. Commitment fees of 5 basis points are payable on any unused portion. The facility requires MMC to maintain consolidated net worth of at least $2.5 billion and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets. This facility was amended in January 2000 to reduce the aggregate commitment from $1.4 billion to $1.2 billion. No amounts were outstanding under this revolving credit facility at December 31, 1999.

During 1998, MMC executed a $2.25 billion revolving credit facility with several banks to support its commercial paper borrowings made to initially finance its acquisition of Sedgwick. This facility expired in August 1999.

MMC maintains credit facilities with various banks, primarily related to operations located outside the United States, aggregating $196 million at December 31, 1999. MMC has borrowed $88 million under these facilities, which is included in short-term debt.

                               10 LONG-TERM DEBT

MMC's outstanding long-term debt is as follows:


December 31, 1999 and 1998
(IN MILLIONS OF DOLLARS)              1999         1998

Commercial paper                    $1,000       $  600
Senior notes--6.625% due 2004          594         --
Senior notes--7.125% due 2009          398         --
Mortgage--9.8% due 2009                200          200
Notes payable--8.62% due 2012           83           86
Notes payable--7.68% due 2006           63           60
Revolving credit facility             --            583
Other                                   35           72
                                    ------       ------
                                     2,373        1,601
Less current portion                    16           11
                                    ------       ------
                                    $2,357       $1,590
                                    ======       ======


Commercial paper borrowings of $1.0 billion at December 31, 1999 and $600 million at December 31, 1998, have been classified as long-term debt based on MMC's intent and ability to maintain or refinance these obligations on a long-term basis.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowings and to fund other general corporate requirements. This noncancelable facility, which expires in June 2002, provided that MMC may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings. Commitment fees of 7 basis points are payable on any unused portion. The facility requires MMC to maintain consolidated net worth of at least $1.7 billion and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets. This facility was amended in January 2000 to reduce the aggre gate commitment from $1.2 billion to $1.0 billion. No amounts were outstanding under this revolving credit facility at December 31, 1999. A total of $583 million was outstanding at December 31, 1998.

In June 1999, MMC sold $600 million of 6.625% Senior Notes due 2004 and $400 million of 7.125% Senior Notes due 2009, the proceeds of which were used to repay a portion of the commercial paper borrowings that were used initially to finance the Sedgwick acquisition.

MMC has a fixed rate non-recourse mortgage note agreement due in 2009 amounting to $200 million, bearing an interest rate of 9.8%, in connection with its interest in its worldwide headquarters building. In the event the mortgage is foreclosed following a default, MMC would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or at fair market value if greater.

MMC entered into an interest rate swap as part of the acquisition and renovation of MMC's worldwide headquarters, which fixed the interest rate at approximately 9.5% on $100 million of variable rate borrowings. This swap expired in February 1999. The weighted average interest rate received on this swap at December 31, 1998 and 1997 was 5.7% and 5.8%, respectively. The difference between the fixed rate and the weighted average rate was included in interest expense in the Consolidated Statements of Income.

MMC has a note payable due 2012, the outstanding balance of which was $83 million and $86 million at December 31, 1999 and 1998, respectively.

In connection with the Sedgwick transaction, MMC assumed 7.68% Senior Loan Notes due 2006, the outstanding balance of which was $63 million and $60 million at December 31, 1999 and 1998, respectively.

Scheduled repayments of long-term debt in 2000 and in the four succeeding years are $16 million, $8 million, $1.0 billion, $8 million and $605 million, respectively.

                                  -----------

                            11 FINANCIAL INSTRUMENTS


The estimated fair value of MMC's significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that MMC would realize upon disposition nor do they indicate MMC's intent or ability to dispose of the financial instrument.



                                             1999                      1998
                                             ----                      ----
December 31, 1999 and 1998          Carrying      Fair        Carrying       Fair
(In millions of dollars)             Amount       Value        Amount       Value
------------------------             ------       -----        ------       -----

Nonderivatives:
   Cash and cash equivalents        $  428       $  428       $  610       $  610
   Long-term securities                687          687          828          828
   Short-term debt                   1,131        1,131        2,234        2,234
   Long-term debt                    2,357        2,374        1,590        1,665
Derivatives:
   Other assets:
   Interest rate swaps                --              3         --              4
   Forward exchange contracts         --           --           --              1


CASH AND CASH EQUIVALENTS: The estimated fair value of MMC's cash and cash equivalents approximates their carrying value.

LONG-TERM SECURITIES: Long-term securities primarily consist of available for sale securities recorded at quoted market prices. MMC also has certain additional long-term securities, for which there are no readily available market prices, amounting to $193 million and $82 million at December 31, 1999 and 1998, respectively, which are carried on a cost basis. Based on present information, MMC believes that the cost of these investments approximates their fair value.

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

INTEREST RATE SWAPS: Historically, MMC has managed its net exposure to interest rate changes by employing a mixture of variable and fixed rate borrowings to finance MMC's asset base. MMC has utilized interest rate swaps to manage its exposure to interest rate movements on its cash and investments as well as its interest expense on borrowings. MMC does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contracts are major financial institutions. Management believes that risk of loss is remote and in any event would be immaterial.

The fair values of these interest rate swaps are the estimated amounts that MMC would receive to terminate the agreements at the reporting date, taking into account the current interest rate environment. Amounts currently due to or from interest rate swap counterparties are recorded in interest expense in the period in which they accrue.


A summary of MMC's interest rate swaps as of December 31, 1999 and 1998 is as follows:



                                                     Weighted Average
                        Notional   Termination        Interest Rates
(In millions of dollars) Amount       Dates          Receive      Pay

1999 --
Receive fixed--

   pay variable          $348       2000-2003         6.5%       5.8%
Receive variable--
   pay fixed             $ 39            2005         6.1%       5.8%
1998--
Receive fixed--
   pay variable          $599       1999-2003         6.8%       5.9%
Receive variable--
pay fixed                $140       1999-2005         5.7%       8.4%

FORWARD EXCHANGE CONTRACTS: At December 31, 1999, MMC had open forward exchange contracts to sell U.S. dollars for sterling for an underlying principal amount of $24 million. In addition, MMC had open forward exchange contracts to purchase other foreign currencies for underlying principal amounts totaling $12 million. These contracts were entered into principally to hedge firm commitments.

OPTION CONTRACTS: MMC has entered into option contracts to hedge its interest rate exposures related to pension redress liabilities in the U.K., discussed further in Note 15. At December 31, 1999, the notional amounts of these option contracts totaled $580 million, with amounts expiring annually over the next three years. MMC has additional option contracts used to hedge the volatility of MMC's pension redress liability attributable to equity markets. The notional amounts of these contracts was $30 million at December 31, 1999 with all amounts expiring in 2000. All option contracts at December 31, 1999 were out of the money and as such the fair market value of these contracts was zero. There is no potential for a future loss associated with these options.


UNREALIZED SECURITIES HOLDING GAINS: MMC has classified as available for sale primarily equity securities having an aggregate fair value of $494 million and $746 million at December 31, 1999 and 1998, respectively. Gross unrealized gains, amounting to $331 million and $546 million at December 31, 1999 and 1998, respectively, have been excluded from earnings and reported as accumulated other comprehensive income which is a component of stockholders' equity, net of deferred income taxes.

Proceeds from the sale of available for sale securities for the years ended December 31, 1999, 1998 and 1997 were $105 million, $62 million and $69 million, respectively. Gross realized gains on available for sale securities sold during 1999, 1998 and 1997 amounted to $53 million, $40 million and $36 million, respectively. The cost of securities sold is determined using the average cost method for equity securities.

A portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations are invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.


                                    -------

                           12 SPECIAL CHARGES/CREDITS


During 1999, MMC recorded special charges totaling $337 million representing $266 million of merger-related costs associated with the combination with Sedgwick and $71 million primarily for acquisition-related awards pertaining to the Sedgwick transaction. The merger-related costs are discussed in detail in
Note 4. The net impact of the special charges was $233 million, after tax, or $.86 per diluted share.

During 1998, MMC recorded a special charge of $11 million representing acquisition-related stock unit awards issued to certain senior employees of Sedgwick. In addition, a reserve of approximately $15 million related to a 1996 provision for restructuring was reversed in 1998. The resulting net special credit of $4 million increased diluted net income per share by $.01 for the year.

During 1997, MMC recorded special charges totaling $244 million. The net impact of the special charges on diluted net income per share was $.63 for the year. These charges included $168 million of merger-related costs predominantly related to the combination with J&H, a charge of $61 million related to London real estate, and $15 million for the disposal of certain EDP assets which were written off in 1997. The merger-related costs are discussed in detail in Note 4. The $61 million charge for London real estate included $35 million associated with a plan to abandon and demolish a company-owned building and $26 million of lease abandonment costs (net of anticipated sublease income) relating to vacating several leased locations. Payments and write-offs associated with this reserve began in 1998 and are expected to continue for several years. The remaining lease abandonment reserve is $23 million at December 31, 1999.

                                13 COMMON STOCK

In April 1999, MMC completed the sale of 4.1 million common shares realizing approximately $300 million of net proceeds.

On May 20, 1998, the Board of Directors authorized a three-for-two stock distribution of MMC's common stock, which was issued as a stock dividend on June 26, 1998.

All references to per share amounts have been restated for this stock distribution.


                           14 STOCKHOLDER RIGHTS PLAN

On September 18, 1997, MMC's Board of Directors approved the extension of the benefits afforded by MMC's previously existing rights plan by adopting a new stockholder rights plan, which was amended and restated as of January 20, 2000. Under the current plan, Rights to purchase stock, at a rate of one Right for each common share held, were distributed to shareholders of record on September 29, 1997 and automatically attach to shares issued thereafter. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of MMC's outstanding common stock or (ii) commences a tender offer that would result in such a person or group owning 15% or more of MMC's common stock. When the Rights first become exercisable, a holder will be entitled to buy from MMC a unit consisting of one three-hundredth of a share of Series A Junior Participating Preferred Stock of MMC at a purchase price of $400. If any person acquires 15% or more of MMC's common stock or if a 15% holder acquires MMC by means of a reverse merger in which MMC and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of MMC (or in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. The Rights expire on September 29, 2007, except as otherwise provided in the plan.

                  15 CLAIMS, LAWSUITS AND OTHER CONTINGENCIES

MMC and its subsidiaries are subject to various claims, lawsuits and proceedings consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these matters seek damages, including punitive damages, in amounts which could, if assessed, be significant.

An action captioned "Aiena et al. vs. Olsen et al." is pending in the United States District Court for the Southern District of New York by certain former directors of Johnson & Higgins ("J&H"), which was acquired by MMC in 1997, against twenty-four selling shareholders of J&H, as well as J&H itself and MMC. The action essentially challenges the allocation of the consideration paid in connection with


                                    -------
                                       58

MMC's combination with J&H as between the defendants who were directors and shareholders of J&H at the time of the transaction and the plaintiffs who were former directors and shareholders of J&H. The complaint asserts, among others, claims for breach of fiduciary duty, federal securities law violations, breach of contract, and ERISA actions. Plaintiffs seek compensatory and punitive damages. Two former directors of J&H brought similar actions (Sempier v. Olsen et al.; and Clemens v. Olsen et al.), which are also pending before the United States District Court for the Southern District of New York. On October 12, 1999, the Court dismissed MMC entirely from these three cases and dismissed certain (but not all) of the claims brought against J&H. The principal surviving claims asserted against J&H in these cases include a claim under the federal securities laws and a claim for breach of ERISA. In December 1999, two additional cases were filed by two former directors of J&H (Valentine v. Olsen et al.; and Bianchi v. Olsen et al.), and have been assigned to the judge hearing the Aiena, Sempier and Clemens matters. Although the Valentine and Bianchi cases raise substantially similar issues as the Aiena, Sempier and Clemens actions, they also raise certain additional claims under ERISA and state law relating to the plaintiffs' departure as J&H employees. All these actions are in their initial stages.

Sedgwick Group plc, since prior to its acquisition, has been engaged in a review of previously undertaken personal pension plan business as required by United Kingdom regulators to determine whether redress should be made to customers. As of December 31, 1999, settlements and related costs previously paid amount to approximately $125 million of which approximately $30 million is due from or has been paid by insurers. The contingent exposure of Sedgwick for pension redress and related costs is estimated to be $350 million. Sedgwick has recorded $190 million of reserves and recognized approximately $160 million of insurance recoveries related to this exposure.

Other present and former subsidiaries of MMC are engaged in a comparable review of their personal pension plan businesses, although the extent of their activity in this area, and consequently their financial exposure, was proportionally much less than Sedgwick. The contingent exposure of the present and former non-Sedgwick subsidiaries of MMC for pension redress and related costs is estimated to be approximately $150 million. Approximately $140 million of this amount is expected to be recovered from insurers and accounting reserves have been provided for the remaining balance. As of December 31, 1999, settlements and related costs previously paid total approximately $35 million.

MMC's ultimate exposure from the United Kingdom Personal Investment Authority review, as presently calculated and including Sedgwick, is subject to a number of variable factors including, among others, the interest rate established quarterly by the U.K. Personal Investment Authority for calculating compensation, equity markets, and the precise scope, duration, and methodology of the review as required by that Authority.

As part of the combination with Sedgwick, MMC acquired several insurance underwriting businesses that were already in run-off. Sedgwick had issued guarantees with respect to certain liabilities of these operations.

On the basis of present information, anticipated insurance coverage and advice received from counsel, it is the opinion of MMC's management that the disposition or ultimate determination of these claims, lawsuits, proceedings or guarantees will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.



                             16 SEGMENT INFORMATION

MMC, a professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC operates in three principal business segments: risk and insurance services, investment management and consulting. The risk and insurance services segment provides insurance broking, reinsurance broking and insurance and program services for business, professional, institutional and public-entity clients. It also provides services principally in connection with originating, structuring and managing insurance and related industry investments. The investment management segment primarily provides securities investment advisory and management services and administrative services for a group of publicly held investment companies. The consulting segment provides advice and services to the managements of organizations primarily in the areas of human resources and employee benefit programs, general management consulting and economic consulting and analysis.

MMC evaluates segment performance based on operating income, which is after deductions for directly related expenses but before special charges. The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. Revenues are attributed to geographic areas on the basis of where the services are performed.


                                   ---------

Selected information about MMC's operating segments and geographic areas of operation follow:


------------------------------------------------------------------------------------------------------------------------------------
For the Three Years Ended              Revenue            Segment
December 31, 1999                   from External        Operating      Total        Depreciation and             Capital
(In millions of dollars)              Customers            Income       Assets         Amortization            Expenditures
------------------------------------------------------------------------------------------------------------------------------------
1999 --
Risk and Insurance Services         $ 4,523(a)             $   806       $ 8,016         $   268                 $   208
Investment Management                 2,684                    841         2,235              60                      29
Consulting                            1,950                    260         1,511              48                      39
------------------------------------------------------------------------------------------------------------------------------------
                                    $ 9,157                $ 1,907       $11,762         $   376                 $   276
------------------------------------------------------------------------------------------------------------------------------------
1998--
Risk and Insurance Services         $ 3,351(a)             $   613       $ 8,084         $   163                 $   216
Investment Management                 2,296                    677         1,437              45                      38
Consulting                            1,543                    202         1,490              38                      40
------------------------------------------------------------------------------------------------------------------------------------
                                    $ 7,190                $ 1,492       $11,011         $   246                 $   294
------------------------------------------------------------------------------------------------------------------------------------
1997--
Risk and Insurance Services         $ 2,789(a)             $   496       $ 5,231         $   126                 $    87
Investment Management                 1,882                    463         1,163              37                      81
Consulting                            1,338                    148           909              32                      32
------------------------------------------------------------------------------------------------------------------------------------
                                    $ 6,009                $ 1,107       $ 7,303         $   195                 $   200
------------------------------------------------------------------------------------------------------------------------------------


A reconciliation of the totals for the operating segments to the applicable line items in the consolidated financial statements is as follows:


--------------------------------------------------------------------------------
                                          1999        1998        1997
--------------------------------------------------------------------------------
Income Before Income Taxes:
Total segment operating income          $ 1,907    $ 1,492    $ 1,107
Special (charges) credits
   (see Note 12)                           (337)         4       (244)
Corporate expense                          (103)       (76)       (65)
Minority interest associated with the
   Putnam Equity Partnership Plan            (8)      --         --
--------------------------------------------------------------------------------
   Operating income                       1,459      1,420        798
Interest income                              21         25         24
Interest expense                           (233)      (140)      (107)
--------------------------------------------------------------------------------
Total income before income taxes        $ 1,247    $ 1,305    $   715
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                       Total
                      Operating      Corporate/        Total
                       Segments     Eliminations    Consolidated
--------------------------------------------------------------------------------
Other Significant Items:
1999 --
Total assets           $11,762       $ 1,259(b)       $13,021
Depreciation and
   amortization            376            24              400
Capital expenditures       276            82              358
1998--
Total assets            11,011           860(b)        11,871
Depreciation and
   amortization            246             5              251
Capital expenditures       294             3              297
1997--
Total assets             7,303           609(b)         7,912
Depreciation and
   amortization            195             4              199
Capital expenditures       200             2            202
--------------------------------------------------------------------------------

(a) Includes interest income on fiduciary funds ($167 million in 1999, $137 million in 1998, and $111 million in 1997).
(b) Corporate assets primarily include unallocated goodwill, insurance recoverables and a portion of MMC's headquarters building.



Information by geographic area is as follows:


--------------------------------------------------------------------------------
                  Revenue
                 from External    Fixed
                   Customers     Assets
--------------------------------------------------------------------------------
Geographic Area:
1999 --
United States        $6,375      $  822
United Kingdom        1,251         344
Continental Europe      748          66
Other                   783          82
--------------------------------------------------------------------------------
                     $9,157      $1,314
--------------------------------------------------------------------------------
1998--
United States        $5,235      $  720
United Kingdom          820         413
Continental Europe      551          85
Other                   584          69
--------------------------------------------------------------------------------
                     $7,190      $1,287
--------------------------------------------------------------------------------
1997--
United States        $4,316      $  702
United Kingdom          657         136
Continental Europe      564          56
Other                   472          63
--------------------------------------------------------------------------------
                     $6,009      $  957
--------------------------------------------------------------------------------

(a) Includes interest income on fiduciary funds ($167 million in 1999, $137 million in 1998, and $111 million in 1997).
(b) Corporate assets primarily include unallocated goodwill, insurance recoverables and portion of MMC's headquarters building.

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

MMC maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are executed in accordance with management's authorization, that assets are safeguarded and that proper financial records are maintained. Key elements of MMC's internal controls include securing the services of qualified personnel and proper segregation of duties. Internal auditors monitor the control system by examining financial reports, by testing the accuracy of transactions and by otherwise obtaining assurance that the system is operating in accordance with MMC's objectives.

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

/s/ Sandra S. Wijnberg
Sandra S. Wijnberg
Senior Vice President and
Chief Financial Officer
March 3, 2000

REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE
DELOITTE & TOUCHE LLP
New York, New York
March 3, 2000

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES

                     SELECTED QUARTERLY FINANCIAL DATA AND
                      SUPPLEMENTAL INFORMATION (UNAUDITED)


------------------------------------------------------------------------------------------------------------------------------------
                                                                           Net Income (Loss)
                                                               Net            Per Share(a)           Dividends             Stock
(In millions of dollars,                  Operating           Income       -----------------          Paid Per           Price Range
except per share figures)    Revenue        Income            (Loss)         Basic      Diluted        Share              High-Low
------------------------------------------------------------------------------------------------------------------------------------
1999:
First quarter                $2,351         $  519            $  279       $   1.08    $   1.03      $    .40          $79.38-57.13
Second quarter                2,245            347(b)            177(b)         .68         .63(b)        .40          $81.13-68.13
Third quarter                 2,227            425               223            .84         .81           .45          $81.50-61.75
Fourth quarter                2,334            168(c)             47(c)         .17         .16(c)        .45          $96.75-64.38
------------------------------------------------------------------------------------------------------------------------------------
                             $9,157         $1,459(d)         $  726(d)    $   2.76    $   2.62(d)   $   1.70          $96.75-57.13
------------------------------------------------------------------------------------------------------------------------------------
1998:
First quarter                $1,776         $  404            $  231       $    .90    $    .87      $    .33          $61.67-46.38
Second quarter                1,750            346               193            .75         .72           .33          $63.25-54.83
Third quarter                 1,719            335               186            .73         .69           .40          $64.31-46.13
Fourth quarter                1,945            335               186            .73         .70           .40          $61.94-43.38
------------------------------------------------------------------------------------------------------------------------------------
                             $7,190         $1,420            $  796       $   3.11    $   2.98      $   1.46          $64.31-43.38
------------------------------------------------------------------------------------------------------------------------------------
1997:
First quarter                $1,295         $  277            $  164       $    .75    $    .73      $    .30          $43.21-34.21
Second quarter                1,540            262               145            .57         .56           .30          $50.17-37.71
Third quarter                 1,548            249               140            .55         .54           .33          $53.17-45.50
Fourth quarter                1,626             10(e)            (15)(e)       (.05)       (.05)(e)       .33          $53.33-44.00
------------------------------------------------------------------------------------------------------------------------------------
                             $6,009         $  798(f)         $  434(f)    $   1.77    $   1.73(f)   $   1.26          $53.33-34.21
------------------------------------------------------------------------------------------------------------------------------------


(a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts exceeds the total for the year in 1999 and 1997.
(b) Excluding special charges of $84 for the second quarter of 1999, operating income, net income and diluted net income per share are $431, $228 and $.82, respectively.
(c) Excluding special charges of $253 for the fourth quarter of 1999, operating income, net income and diluted net income per share are $421, $229 and $.82, respectively.
(d) Excluding special charges of $337 for the full year 1999, operating income, net income and diluted net income per share are $1,796, $959 and $3.48, respectively.
(e) Excluding special charges of $244 for the fourth quarter of 1997, operating income, net income and diluted net income per share are $254, $143 and $.55, respectively.
(f) Excluding special charges of $244 for the full year 1997, operating income, net income and diluted net income per share are $1,042, $592 and $2.36, respectively.

All per share amounts have been restated for a three-for-two stock distribution of MMC's common stock, which was issued as a stock dividend on June 26, 1998.

MMC's common stock (ticker symbol:MMC) is traded on the New York, Chicago, Pacific and London stock exchanges. As of February 29, 2000, there were 29,100 stockholders of record.

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES
                         FIVE-YEAR STATISTICAL SUMMARY
                                 OF OPERATIONS


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Compound
For the Five Years Ended December 31, 1999                                                                               Growth Rate
(In millions of dollars, except per share figures) 1999(a)       1998           1997(d)       1996(f)         1995         1994-1999
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                     $  4,523       $  3,351       $  2,789       $  1,907       $  1,964           19%
Investment Management                              2,684          2,296          1,882          1,338            917           29%
Consulting                                         1,950          1,543          1,338          1,159          1,056           16%
------------------------------------------------------------------------------------------------------------------------------------
   Total Revenue                                   9,157          7,190          6,009          4,404          3,937           21%
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation and benefits                          4,574          3,561          3,044          2,204          1,949           21%
Other operating expenses                           3,124          2,209          2,167          1,485          1,293           22%
------------------------------------------------------------------------------------------------------------------------------------
   Total Expenses                                  7,698          5,770          5,211          3,689          3,242           22%
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                   1,459(b)       1,420            798(e)         715(g)         695           17%
Interest Income                                       21             25             24             14             18
Interest Expense                                    (233)          (140)          (107)           (61)           (63)
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                         1,247          1,305            715            668            650           15%
Income Taxes                                         521            509            281            209(h)         247
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                      $    726       $    796       $    434       $    459       $    403           14%
------------------------------------------------------------------------------------------------------------------------------------
Basic Net Income Per Share Information:
Net Income Per Share                            $   2.76       $   3.11       $   1.77       $   2.11       $   1.84           10%
Average Number of Shares Outstanding                 263            256            245            217            219
------------------------------------------------------------------------------------------------------------------------------------
Diluted Net Income Per Share Information:
Net Income Per Share                            $   2.62       $   2.98       $   1.73       $   2.08       $   1.82            9%
Average Number of Shares Outstanding                 272            264            251            221            221
------------------------------------------------------------------------------------------------------------------------------------
Dividends Paid Per Share                        $   1.70       $   1.46       $   1.26       $   1.11       $    .99           13%
Return on Average Stockholders' Equity                19%            23%            17%            26%            26%
Year-end Financial Position:
Working capital                                 $ (1,035)      $ (1,657)(c)   $    224       $    192       $    110
Total assets                                    $ 13,021       $ 11,871       $  7,912       $  4,545       $  4,330
Long-term debt                                  $  2,357       $  1,590       $  1,240       $    458       $    411
Stockholders' equity                            $  4,170       $  3,659       $  3,233       $  1,889       $  1,666
Total shares outstanding                             267            257            255            217            218
(excluding treasury shares)
Other Information:
Number of employees                               52,900         54,300         36,400         27,000         27,200
Stock price ranges--
   U.S. exchanges--High                         $  96.75       $  64.31       $  53.33       $  38.29       $  30.04
                 --Low                          $  57.13       $  43.38       $  34.21       $  28.08       $  25.37
Price/earnings multiple                            36.5           19.6           28.7           16.7           16.3
------------------------------------------------------------------------------------------------------------------------------------


(a) Includes full year results for Sedgwick, which was acquired in November
1998.
(b) Includes a special charge of $337 million.
(c) Includes $2.2 billion of commercial paper borrowings made to initially finance the acquisition of Sedgwick.
(d) Includes the operating results of Johnson & Higgins, an insurance broking and consulting services firm, acquired in March 1997 and CECAR, a French insurance services firm.
(e) Includes a special charge of $244 million.
(f) The Frizzell Group Limited was sold in June 1996.
(g) Includes net special charges of $93 million partially offset by a $33 million gain on the sale of Frizzell.
(h) Includes a tax adjustment that reduced income taxes by $40 million.

See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of significant items affecting the results of operations in 1999 and 1998.

                   BOARD OF DIRECTORS AND CORPORATE OFFICERS

BOARD OF DIRECTORS

A.J.C. SMITH                              DAVID A. OLSEN
Chairman                                  Former Chairman, Johnson & Higgins

J.W. GREENBERG                            JOHN D. ONG
President and Chief Executive Officer     Chairman Emeritus,
                                          The BFGoodrich Company
NORMAN BARHAM
Vice Chairman, Marsh Inc.                 ADELE SIMMONS
                                          Vice Chair and Senior Executive,
LEWIS W. BERNARD                          Chicago Metropolis 2020
Chairman, Classroom, Inc.                 Former President,
Former Chief Administrative               John D. and Catherine T. MacArthur
and Financial Officer,                    Foundation
Morgan Stanley & Co., Inc.
                                          JOHN T. SINNOTT
FRANK J. BORELLI                          Chairman and Chief Executive Officer,
Senior Vice President                     Marsh Inc.

PETER COSTER                              FRANK J. TASCO
President, Mercer Consulting Group, Inc.  Former Chairman, MMC

ROBERT F. ERBURU                          W.R.P. WHITE-COOPER
Former Chairman,                          MMC Business in Combination
The Times Mirror Company
                                          ADVISORY DIRECTORS
RAY J. GROVES
Chairman,                                 RICHARD E. HECKERT
Legg Mason Merchant Banking, Inc.         Former Chairman,
Former Chairman, Ernst & Young            E.I. du Pont de Nemours and Company

STEPHEN R. HARDIS                         RICHARD S. HICKOK
Chairman, Eaton Corporation               Former Chairman, KMG Main Hurdman

GWENDOLYN S. KING                         DEAN R. McKAY
Former Senior Vice President,             Former Senior Vice President,
PECO Energy                               IBM Corporation

THE RT. HON. LORD LANG OF MONKTON         RICHARD M. MORROW
Former British Secretary of State         Former Chairman, Amoco Corporation
for Trade & Industry
                                          GEORGE PUTNAM
LAWRENCE J. LASSER                        Chairman, The Putnam Funds
President and Chief Executive Officer,
Putnam Investments, Inc.                  JOHN M. REGAN, JR.
                                          Former Chairman, MMC

                                          R.J. VENTRES
                                          Former Chairman, Borden, Inc.

COMMITTEES OF THE BOARD

AUDIT
The Rt. Hon. Lord Lang of Monkton,
Chairman
Stephen R. Hardis
Gwendolyn S. King
John D. Ong
Adele Simmons
Frank J. Tasco

COMPENSATION
Lewis W. Bernard, Chairman
Robert F. Erburu
Ray J. Groves

EXECUTIVE
J.W. Greenberg, Chairman
Lewis W. Bernard
Ray J. Groves
Adele Simmons
A.J.C. Smith
Frank J. Tasco

OTHER CORPORATE OFFICERS

MATHIS CABIALLAVETTA
Vice Chairman, MMC
Chairman, MMC Europe

CHARLES A. DAVIS
Vice Chairman, MMC
President and Chief Executive Officer,
Marsh & McLennan Capital, Inc.

SANDRA S. WIJNBERG
Senior Vice President and
Chief Financial Officer

GREGORY F. VAN GUNDY
General Counsel and Secretary

FRANCIS N. BONSIGNORE
Senior Vice President,
Human Resources and Administration

                          INTERNATIONAL ADVISORY BOARD

A.J.C. SMITH                            PAUL F. OREFFICE (United States)
International Advisory Board Chairman   Former Chairman and
Chairman, MMC                           Chief Executive Officer,
                                        The Dow Chemical Company
ABDLATIF Y. AL-HAMAD (Middle East)
Chairman, Arab Fund for Economic        SAXON RILEY (United Kingdom)
and Social Development                  Former Chairman, Sedgwick Group

RAYMOND BARRE (France)                  JESUS SILVA-HERZOG (Mexico)
Mayor, Lyon                             Institute for Monetary Affairs
Former Prime Minister                   Former Ambassador of Mexico
                                        to the United States
MATHIS CABIALLAVETTA (Switzerland)
Vice Chairman, MMC                      WEI MING YI (China)
Chairman, MMC Europe                    Chairman, International Advisory Council
                                        China International Trust and
JOHN R. EVANS (Canada)                  Investment Corporation
Chairman, Torstar Corporation

OSCAR FANJUL (Spain)
Honorary Chairman, Repsol

TOYOO GYOHTEN (Japan)
President, Institute for
International Monetary Affairs
Former Chairman, The Bank of Tokyo

ERNO KEMENES (Eastern Europe)
Former Minister of Economics, Hungary

MARCILIO MARQUES MOREIRA (Brazil)
Senior International Advisor,
Merrill Lynch
Former Ambassador of Brazil
to the United States

                                [GRAPHIC: MARSH]


SHAREHOLDER INFORMATION

Annual Meeting

The 2000 annual meeting of shareholders will be held at 10 a.m., Thursday, May 18, in the 2nd floor auditorium of the McGraw-Hill Building, 1221 Avenue of the Americas, New York City. At the time of the mailing of this annual report, the notice of the annual meeting and proxy statement, together with a proxy card, is scheduled to be sent to each shareholder.

Anticipated 2000 Dividend Payment Dates

February 14 (paid), May 15, August 15, November 15

Financial and Investor Information

Shareholders and prospective investors inquiring about reinvestment and payment of dividends, consolidation of accounts, changes of registration and stock certificate holdings should contact:

The Bank of New York
Shareholder Relations Department 11E
P.O. Box 11258
Church Street Station
New York, NY 10286
Telephone: (800) 457-8968
           (610) 312-5238

Certificates for transfer and address changes should be sent to:

The Bank of New York
Receive and Deliver Department 11W
P.O. Box 11002
Church Street Station
New York, NY 10286

The Bank of New York
c/o Computershare Services
Registrar's Department
P.O. Box 82, Caxton House
Redcliffe Way, Bristol BS99 7NH
England>

Telephone: 117-9306666

The Bank of New York's Web site: stock.bankofny.com

E-mail Inquiries: Shareowner-svcs@bankofny.com

Copies of our annual reports and Forms 10-K and 10-Q may be requested through our Web site or by contacting:

Corporate Development
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
Telephone:  (212) 345-5475
MMC's Web site: www.mmc.com

Stock Listings

MMC's common stock (ticker symbol: MMC) is listed on the New
York, Chicago, Pacific and London stock exchanges.


Cautionary Language Regarding Forward-Looking Statements

This annual report to shareholders contains forward-looking statements, which by their nature involve risks and uncertainties. Please refer to Marsh & McLennan Companies' 1999 Annual Report on Form 10-K for "Information Concerning Forward-Looking Statements" and a description of certain factors that may cause actual results to differ from goals referred to herein or contemplated by such statements.>