Form 10-K, Exhibit 13
period 2000-12-31
MARSH & MCLENNAN COMPANIES INC
filed 2001-03-29
CIK 62709

                                                                      Exhibit 13


                                [MMC LOGO]

                        MARSH - PUTNAM - MERCER
                       MARSH & MCLENNAN COMPANIES



 [TWO GRAPHICS OF ANTIQUE MAPS, SHIP GRAPHIC, AND TWO GRAPHICS OF ANTIQUE MAPS]]



                                     ANNUAL

                                     REPORT


                                    2 0 0 0

                   MMC IS A GLOBAL PROFESSIONAL SERVICES FIRM

          WITH ANNUAL REVENUES EXCEEDING $10 BILLION. IT IS THE PARENT

                 COMPANY OF MARSH, THE WORLD'S LEADING RISK AND

                            INSURANCE SERVICES FIRM;

          PUTNAM INVESTMENTS, ONE OF THE LARGEST INVESTMENT MANAGEMENT






                      [BACKGROUND GRAPHIC: COMPASS DESIGN]







          COMPANIES IN THE UNITED STATES; AND MERCER CONSULTING GROUP,

                A MAJOR GLOBAL PROVIDER OF CONSULTING SERVICES.

          APPROXIMATELY 57,000 EMPLOYEES PROVIDE ANALYSIS, ADVICE AND

          TRANSACTIONAL CAPABILITIES TO CLIENTS IN OVER 100 COUNTRIES.

                              FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------

For the Three Years Ended December 31,                 2000      1999     1998
(IN MILLIONS, EXCEPT PER SHARE FIGURES)
--------------------------------------------------------------------------------
Revenue                                               $10,157   $9,157   $7,190

Income Before Income Taxes and Minority Interest(a)   $ 1,955   $1,255   $1,305

Net Income                                            $ 1,181   $  726   $  796

Stockholders' Equity                                  $ 5,228   $4,170   $3,659
--------------------------------------------------------------------------------

Diluted Net Income Per Share                          $  4.10   $ 2.62   $ 2.98

Diluted Net Income Per Share Excluding Special
     Credits/Charges(b)                               $  4.10   $ 3.48   $ 2.97

Dividends Paid Per Share                              $  1.90   $ 1.70   $ 1.46

Year-end Stock Price                                  $117.00   $95.69   $58.44
================================================================================


(a) MINORITY INTEREST HAS BEEN RECLASSIFIED IN THE PRIOR YEARS TO CONFORM TO THE CURRENT YEAR PRESENTATION.
(b) SPECIAL CREDITS/CHARGES ARE DISCUSSED IN NOTE 12 TO THE CONSOLIDATED FINANCIAL STATEMENTS.

[PAGE 1 GRAPHICS: BAR CHARTS]

==================            ==================       ==================
                                YEAR-END MARKET
     YEAR-END                   CAPITALIZATION              REVENUE
    SHARE PRICE                  (IN BILLIONS)            (IN BILLIONS)
------------------            ------------------       ------------------
FIVE-YEAR COMPOUND            FIVE-YEAR COMPOUND       FIVE-YEAR COMPOUND
ANNUAL GROWTH 32%             ANNUAL GROWTH 39%        ANNUAL GROWTH 21%
   96 = $ 34.67               96 = $ 7.7 billion       96 = $ 4.4 billion

   97 = $ 49.71               97 = $13.0 billion       97 = $ 6.0 billion

   98 = $ 58.44               98 = $15.4 billion       98 = $ 7.2 billion

   99 = $ 95.69               99 = $26.3 billion       99 = $ 9.2 billion

   00 = $117.00               00 = $33.7 billion       00 = $10.2 billion


                           [GRAPHICS OF ANTIQUE MAPS]

DEAR SHAREHOLDER

I am pleased to report that 2000 was another excellent year for MMC. Revenues increased 11 percent to $10.2 billion. Net income rose 23 percent to $1.2 billion, and earnings per share, before special charges for 1999, increased 18 percent to $4.10.

Our businesses grew and strengthened their positions in their respective markets. Our attention to delivering the finest and most comprehensive professional services led us to continue our investment in the recruiting and development of people who can build our company to respond to clients throughout the world. We believe that this is vital to the creation of long-term value for our shareholders.

It was a watershed year for our risk and insurance services business. Marsh successfully completed the integration of two large mergers. Initiatives introduced over the last several years began to generate growth. Marsh expanded its business in Europe and increased the number of midsize companies it serves. Seabury & Smith, our personal risk services company, delivered broader services to affinity groups, consumers and small businesses. Guy Carpenter, our reinsurance unit, produced good new business results on a global basis as clients continued to recognize its special expertise.

Our risk and insurance services business had excellent financial results. New business growth contributed to a 6 percent revenue increase to $4.8 billion, achieved in a year of changing insurance market conditions. Profit margins also increased, and operating income grew by 17 percent to $944 million.

Putnam produced outstanding business results in a year of extreme volatility and decline in U.S. equity markets. Revenues grew 21 percent to $3.2 billion, and operating income increased 23 percent to $1 billion. Putnam's $33 billion in net new sales in its mutual fund and institutional businesses was double the amount in 1999. Putnam's diversification across asset classes and distribution channels, its balanced mix of investment products and the quality of its assets were all factors in the strength of its business. However, in a year of equity market declines, Putnam ended 2000 with $370 billion in assets under management, compared with $391 billion in 1999.

Mercer's performance was strong. Revenues increased 9 percent to $2.1 billion, and operating income grew 20 percent to $312 million, with continued margin expansion. All of Mercer's consulting practices contributed to these results. Mercer's acquisition in 2000 of Delta Consulting Group, the leader in organizational design and change management, creates an important strategic link between Mercer's business strategy and human resource activities, making it possible to provide complete solutions for clients.

MMC Capital, our private equity investment business, launched its second technology fund with capital commitments of $250 million, and it joined with Mercer to

                    [PHOTOGRAPH = J.W. GREENBERG, CHAIRMAN]

form a communications and information fund that draws on the knowledge and expertise of both firms.

MMC has always been dedicated to providing the best possible advice and services to clients. To achieve this, the organization allows each operating company to concentrate on the quality and delivery of work in its field. The shared MMC vision and purpose allied to individual company strategies have enabled us to build a long record of successful client service in all of our businesses. This has been important to our reputation as a very effective owner of professional services companies and has been key to growing shareholder value.

MMC also seeks to strengthen its services to clients from the association of its firms. Drawing on resources across MMC has been valuable for our clients in the past, and we expect it will be more so in the future. MMC has appointed regional and country executives who develop business and lead coordination between individual operating companies in different geographies. We share intellectual capital and encourage communication among our professionals through our Business In Combination initiative.

Collaboration has led to changes in our businesses. MMC Capital targets its investment activities where it is advantaged by our operating companies' knowledge, relationships and presence. MMC Enterprise Risk, which draws on the talent and resources of Marsh and Mercer, offers clients advice and transactional capabilities on a full range of risks across their enterprises.

One person who has greatly enriched MMC for many years is A.J.C. Smith. After a 39-year career at MMC, which includes serving as chairman for eight pivotal years in MMC's growth and development, Ian retired in May. His leadership and guidance have been invaluable to the organization and to me personally. His professional and personal standards, dedication and openness to new ideas are part of his legacy to our company. I am pleased that Ian continues as senior advisor and a member of our board of directors.

During 2000, we welcomed William L. Rosoff as general counsel for MMC. Bill has served as a legal and business advisor to some of the world's leading companies. We are also pleased that Gregory F. Van Gundy, who has been general counsel since 1979 and has made important contributions to MMC, continues as corporate secretary.

Rob White-Cooper and Norman Barham retired from the board in 2000. Rob, former chief executive officer of Sedgwick, has taken responsibility to lead MMC's crucial Business In Combination initiative. Norman, as president of Johnson & Higgins, played an important role in the merger and was instrumental in integrating Johnson & Higgins with Marsh before retiring.

MMC's leadership has always set a high bar. The people who lead our operating companies today are as strong a group as the firm has enjoyed in its 130-year history. On the following pages, the heads of Marsh, Putnam and Mercer talk about their respective companies' performance and goals for the future.

As a management team we are devoted to growing MMC's long-term shareholder value. We have new opportunities because of our market leadership in each major business, strong financial position, global footprint and size. Each of our companies is dedicated to being a magnet for talent and developing great leaders and professionals. We are grateful to our colleagues whose efforts on behalf of MMC and its clients are the reason for our success. As the services we provide evolve and economic conditions change, we remain committed to delivering excellent work to our clients and value to our shareholders.

             [TEXTBOX GRAPHIC IN CENTER OF PAGE WITH BELOW MESSAGE]

                                   THE SHARED

                                 MMC VISION AND

                                 PURPOSE ALLIED

                                 TO INDIVIDUAL

                                   OPERATING

                                    COMPANY

                                STRATEGIES HAVE

                                 ENABLED US TO

                                  BUILD A LONG

                                   RECORD OF

                               SUCCESSFUL CLIENT

                               SERVICE IN ALL OF

                                OUR BUSINESSES.


/s/ J.W. Greenberg
J.W. Greenberg, Chairman                                           March 2, 2001

                                    RISK AND

                               INSURANCE SERVICES



                      A CONVERSATION WITH JOHN T. SINNOTT,
                CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MARSH INC.



                        [GRAPHIC: ANTIQUE MAP DETAIL]


                   AS DEMAND GROWS FOR SERVICES AND SOLUTIONS

         THAT DEAL WITH GLOBAL RISKS OF INCREASING SIZE AND COMPLEXITY,

                    MARSH'S ADVICE ON THE TREATMENT OF RISK

                          IS MORE VALUABLE THAN EVER.

                             [GRAPHIC: ANTIQUE MAP]

                           RISK AND INSURANCE SERVICES

WHAT ARE THE HIGHLIGHTS OF MARSH'S RECENT PERFORMANCE?

We had a strong year in 2000. Underlying revenue growth was 8 percent, a higher rate than any year during the 1990s. Operating income grew by 17 percent, with significant margin improvement. Over the past five years, our compound growth rates for annual revenue and operating income have been 19 percent.

Since 1997, Marsh has completed two very large mergers and a number of smaller ones. We integrated these firms well, which is a tribute to the efforts of our more than 35,000 colleagues around the world. Looking to 2001, it will be the first time in four years that integration-related issues will not be a major concern. Our attention will be on growth of the business and the execution necessary to drive that growth.

HOW HAS THE INTEGRATION OF SEDGWICK PROGRESSED?

At the end of 2000, the integration was substantially complete. We now have a global organization and a professional staff whose expertise is unmatched in the industry. We sold certain non-core businesses and merged approximately 175 offices. The operating and financial benefits of the combination have exceeded our expectations.

WHAT OPPORTUNITIES DOES MARSH HAVE TO BUILD ON ITS PROMINENCE?

Marsh is benefiting from a number of trends, which are driving demand for services that deal with global risks and solve the problems created by exposure to the increasing size and complexity of risks. Reduced policy barriers to international trade and investment, privatization, deregulation of insurance markets and investment in major infrastructure projects are creating a range of large and difficult risks, making Marsh's advice on the treatment of risk more valuable than ever.

Large clients' attitudes toward risk are changing as they consider their exposure to risk throughout their operations. They are concerned about strategic, financial and operating risks as well as hazard risks. Clients look for identification and analysis of risks on an enterprise-wide basis, and they expect solutions that consider risks individually and jointly. MMC Enterprise Risk was formed to supply the advice and arrange the transactions these clients require and will access all available sources of capital--debt, equity and insurance.

Guy Carpenter's reinsurance clients are seeking a broader range of advisory services, in particular catastrophe financial modeling and actuarial analysis. Carpenter's professionals use proprietary tools to help clients select the risk transfer alternatives that coincide with their financial and strategic objectives.

                         [GRAPHIC: ANTIQUE MAP DETAIL]

Midsize and small businesses are also affected by the increase in size and diversity of risk. Consequently, they are more inclined to seek the professional expertise available through Marsh. As we have had a relatively small share of this market, this trend represents an important opportunity.

Insurance program clients are benefiting from the technology that makes more services possible. We are expanding our work-site, affinity group and professional association activities to make comprehensive programs available. The analysis and insurance of the risk for affluent individuals has been for some time one of Marsh's most appreciated and successful services. The increase in the number and wealth of these individuals creates an opportunity for the expansion of Marsh's private client services business.

COULD YOU ELABORATE ON MARSH'S POTENTIAL IN GLOBAL MARKETS.

We see potential for considerable growth in Marsh's business in Europe, Asia Pacific and Latin America.

In Europe, competitive pressures continue to reshape business and industry, increasing the need for our services. New capital markets are emerging, commercial risks are expanding and opportunities created by the European Union continue to unfold. Increased scrutiny by regulators and shareholders as corporate governance gets more attention has increased the need for sophisticated risk management. We are responding to the demand by bringing our professional strengths--industry specialization, risk consulting services and experience in the affinity group and private client services businesses--to the European market.

Japan is the world's second largest economy and insurance market. Marsh has built a decades-long relationship with Japanese multinationals handling their insurance programs outside of Japan. Now, with deregulation, we are providing services to their operations in Japan.

Privatization, foreign investment and major infrastructure projects make Latin America an exciting area for development. Some of the largest increases in property and casualty insurance premium volume worldwide have occurred in Latin America. We are established in all the countries in the region, and our business is expanding.

HOW CAN MARSH CONTINUE TO DEVELOP THE TALENT IT NEEDS TO SERVE CLIENTS?

Our success has always been tied to our people and our ability to provide services that respond to clients' changing needs. We are proud of our reputation for innovation and service but we must continue to attract the most talented people and create an environment conducive to their constantly adding to their professional skills and knowledge.

We have been appointing individuals throughout Marsh whose assignments involve providing leadership for the company as a whole in their professional fields. We are supporting programs they develop by strengthening human resources and the technology facilities they need to extend these programs throughout the company.

[GRAPHIC: BAR CHART]

==================
      Revenue
   (IN BILLIONS)
------------------
FIVE-YEAR COMPOUND
ANNUAL GROWTH 19%
96 = $1.9 billion

97 = $2.8 billion

98 = $3.4 billion

99 = $4.5 billion

00 = $4.8 billion

[GRAPHIC: BAR CHART]

==================
 Operating Income
   (IN MILLIONS)
------------------
FIVE-YEAR COMPOUND
ANNUAL GROWTH 19%
96 = $363 million

97 = $496 million

98 = $613 million

99 = $806 million

00 = $944 million

Marsh is a terrific place for people to establish their careers. It has a first-class reputation. Our people do interesting work in a demanding field and provide clients with valuable services. They work with talented colleagues in a culture that values individual initiative and partnership.

PLEASE SHARE YOUR VIEWS ON THE CHANGING CONDITIONS IN THE INSURANCE
MARKETPLACE.

Within the United States, most of our clients saw continuous declines in commercial insurance rates from 1987 through 1999. In late 1999 and early 2000, rates began to stabilize, and by midyear increases were averaging approximately 10 percent. The size of the rate increases has varied by coverage line, company size and loss experience. Rates have continued to increase in 2001.

The recent price increases are being driven by insurers' needs to secure adequate prices for the risks they are assuming. As insurance becomes scarcer and more expensive, Marsh's advice and knowledge and our relationships with insurance markets throughout the world become more valuable for clients.

                               [GRAPHIC: GLOBE]


HOW HAS MARSH USED ITS INTELLECTUAL CAPITAL AND RESOURCES TO EXTEND ITS INSURANCE ACTIVITIES?

Building on our history and our record of innovation, we have used our expertise in insurance and finance to create new insurance markets when risk capital has been insufficient to meet client needs. We formed MMC Capital to expand on that role, creating The Trident Partnership in 1994 and Trident II in 1999, which had, combined, more than $2 billion in capital commitments. These investments reap rewards for third-party investors as well as MMC's shareholders, and continue to keep us at the forefront of developments and innovations in the insurance and financial services markets.

As MMC Capital develops its private equity activities, it takes advantage of MMC's knowledge about industries, markets, people and trends for its investments. MMC Capital launched its first technology fund in 1999, now fully invested with capital commitments of over $80 million. It formed a successor technology fund in 2000 with capital commitments of $250 million. These funds target investments in e-commerce, software and Internet companies in the financial services industries.

WHAT ARE MARSH'S PROSPECTS?

Marsh is strong and growing stronger. We have been the leader in our industry for 130 years, and are positioned for continued growth. Everywhere in Marsh I sense the energy and dedication of our people. We are investing in talent, global expansion and technology--all critical elements on the road to future growth.

[GRAPHIC: PIE CHART]

========================================
              2000 REVENUE
----------------------------------------
              $4.8 BILLION
United States                        34%

Europe                               16%

Global Consumer Programs             13%

Global Practices                     16%

Latin America, Middle East, Africa    4%

Global Reinsurance                   10%

Asia Pacific                          4%

Canada                                3%

                                   INVESTMENT
                                   MANAGEMENT



                    A CONVERSATION WITH LAWRENCE J. LASSER,
           PRESIDENT AND CHIEF EXECUTIVE OFFICER, PUTNAM INVESTMENTS


                         [GRAPHIC: ANTIQUE MAP DETAIL]



                        AMONG ALL ITS U.S. COMPETITORS,

          NO COMPANY HAS GROWN ITS BUSINESS AS EFFECTIVELY AS PUTNAM.

               THE LONG-TERM OUTLOOK FOR CONTINUED MARKET GROWTH

                       AND GLOBAL EXPANSION IS EXCELLENT.

                             [GRAPHIC: ANTIQUE MAP]

                              INVESTMENT MANAGEMENT


PLEASE COMMENT ON THE STATE OF THE EQUITY MARKETS.

From 1995 to 1999, we saw enormous appreciation in the U.S. equity markets. For this reason, the market correction that began in 2000, particularly in sectors such as technology that had reached high levels of valuation, was not entirely surprising.

As everyone knows, markets were extremely volatile throughout 2000. The S&P 500 closed the year down 10 percent, the Dow down 6 percent and the Nasdaq down 39 percent. Today, the overall equity markets are more reasonably valued than they were at the end of 1999.

HOW DID THE VOLATILITY AFFECT PUTNAM?

We began 2000 with assets under management of $391 billion. It was a strong sales year with net new sales of over $30 billion. But the decline in the equity markets reduced our assets by more than $50 billion, and we ended the year with assets under management of $370 billion.

WHAT STANDS OUT ABOUT PUTNAM'S PERFORMANCE IN 2000?

Putnam achieved strong business performance in an extremely volatile environment. Revenues rose 21 percent and operating income increased 23 percent. And we achieved these results on top of five years of robust growth.

For the year, we increased our market share in our retail, defined benefit, defined contribution and international businesses.

On the retail mutual fund side of our business, we benefited from strong investment performance in 1999, as well as the continued strength of sales and marketing efforts and the support of investor services. That experience was duplicated in the institutional area where we earned record levels of new defined benefit and defined contribution business, particularly in larger accounts. The international business grew solidly in 2000, and it continues to be strong.

[GRAPHIC: PIE CHART]

=======================
     YEAR-END 2000
ASSETS UNDER MANAGEMENT
-----------------------
     $370 BILLION
Fixed Income        17%

Value Equity        17%

Core Equity         29%

Growth Equity       37%

WHAT'S THE OUTLOOK FOR PUTNAM?

Our long-term outlook for the industry, and for Putnam's prospects for growth, is as strong as ever. The opportunities for us to manage our business better, to gain market share in a slower growth environment and to continue to expand outside the United States are excellent.

In terms of the markets, we believe fundamentals remain sound. The U.S. economy is slowing after a prolonged period of above-average growth. The Federal Reserve has been aggressively reducing rates to prevent a further slowdown in economic growth. This year, we expect market returns to be more in tune with long-term historical growth averages.

IS THE VALUE OF ADVICE GAINING FAVOR AMONG INVESTORS?

The high returns investors experienced until a year ago made investing in the stock market seem easy to some. Many investors have since discovered that those results were unsustainable. We know that to invest successfully over the long term is not simple. In an environment of greater uncertainty, the role of the financial advisor becomes even more critical. We believe sales through intermediaries--brokers, banks and financial planners--continue to have excellent prospects.

[GRAPHIC: BAR CHART]

==================
     Revenue
  (IN BILLIONS)
------------------
FIVE-YEAR COMPOUND
ANNUAL GROWTH 29%

96 = $1.3 billion

97 = $1.9 billion

98 = $2.3 billion

99 = $2.7 billion

00 = $3.2 billion

[GRAPHIC: BAR CHART]

==================
 Operating Income
   (IN BILLIONS)
------------------
FIVE-YEAR COMPOUND
ANNUAL GROWTH 33%
96 = 0.338 billion

97 = 0.463 billion

98 = 0.677 billion

99 = 0.836 billion

00 = 1.027 billion

[GRAPHIC: ANTIQUE MAP DETAIL]


WHY DOES PUTNAM PAY SUCH CLOSE ATTENTION TO THE QUALITY OF THE ASSETS IT
MANAGES?

We want to grow our business in a measured way. We carefully monitor the longevity, servicing, sales requirements and long-term profit potential of our assets. Mutual fund selling costs are high. If the first year's management fee income goes to paying selling expenses, contributions to investment management costs do not start until year two. If the customer redeems shares, the benefits of the sale are negated.

Untimely redemptions have become a problem for the entire industry. Putnam's rate is lower than the industry average but there is little comfort in that. If anything, we pay even closer attention to asset quality than our competitors.

A relatively small percentage of the brokers, banks and financial advisors who sell our products bring in the highest quality business. Instead of merely reacting to short-term market movements, these advisors work with their clients to develop long-term investment strategies. We are dedicating a greater share of our selling and educational resources to those individuals and firms.

TELL US ABOUT PUTNAM'S COMPETITIVE POSITIONING.

Among all our U.S. competitors--500 mutual fund management companies and 1,500 registered institutional defined benefit managers--no company has come as far as fast as Putnam when measured by revenue and asset growth, earnings, margins, reputation, prestige, quality of people or investment performance.

Our strategy is to be diversified. We have retail and institutional businesses and manage investments including equity and fixed income, domestic and international, value and growth. Our goal is to perform with exceptional skill in each sector. That said, we do take a portfolio approach to investment management. If one asset class is underperforming, we may have another asset class that is outperforming.

Most of our major mutual fund competitors have as much as half of their new business spread over just a few funds, which means they are doing well in a highly concentrated way. Putnam, on the other hand, had 15 funds that generated over $1 billion each in new sales in 2000. We sold funds in all categories, not just 1999's successes.

PLEASE UPDATE US ON PUTNAM'S INTERNATIONAL BUSINESS.

Strong demand for seasoned money management, market and pension reforms, deregulation and capital flows have created extraordinary opportunities for Putnam to grow its international business. Five years ago, we had $2 billion in assets from non-U.S. sources. Today, we have $31 billion, which represents a compound annual growth rate of approximately 70 percent. We didn't get there by planting flags all over the world. We chose to enter each market judiciously, forming strategic alliances with well-established firms that are close to the customer and understand the local culture.

Thanks to our very successful joint venture with the Italian financial services firm Gruppo Bipop-Carire, we are now the sixth largest Italian mutual fund company. Bipop has developed a strategy to expand in other parts of Western Europe, including France, Germany and Spain, and has asked us to be their partner in that expansion. MMC, through Putnam, made an investment in Bipop, and Putnam became its exclusive investment management partner.

                            [GRAPHIC: ANTIQUE MAP]

We have three businesses in Japan. Two are with Nippon Life Insurance Company--among the world's largest life insurers--to manage international portfolios for Japanese pension funds and retail products for individuals. We also distribute mutual funds through major Japanese brokerage firms and banks.

In Canada, we invested in Sceptre Investment Counsel Limited, a premier institutional investment management firm. In Australia, we have a joint venture with Rothschild Australia Asset Management to manage the non-Australian assets of its customers. In New Zealand, we are working with Spicers Portfolio Management, a leading investment manager, focusing on developing retail business. In France, we have a joint venture with Oddo Asset Management, one of the country's leading independent investment houses, to develop mutual funds and institutional portfolios. And in the United Kingdom, we manage pension assets for prominent U.K. and global companies.

Our presence in the European retail mutual fund market has been expanded through the marketing of a selection of our mutual funds, domiciled in Ireland, to intermediaries in the United Kingdom, France, Switzerland, Austria and Germany.

WHAT IS PUTNAM'S SERVICE PHILOSOPHY?

We aim to provide timely information to our clients, interact meaningfully with them and handle a large volume of transactions rapidly and accurately. The continuous integration of new technologies into every aspect of our business has allowed us to remain in the forefront of client service. In fact, Putnam is the winner of more Dalbar Awards--for superior service to buyers of mutual funds and variable annuities, and to financial advisors--than any other investment management firm. In 2000, we were the only winner of the Dalbar Triple Crown for service across the three categories. Our client service centers in Franklin and Andover, and our newest facility in Norwood--all outside of Boston, enable us to process approximately 140 million transactions, 16 million phone calls and 3.4 million voice response inquiries each year.

We use the Internet to interact and communicate with our intermediaries and more than 13 million individual investors and retirement plan participants and to deliver more customized levels of service. On a daily basis, more shareholders now use Putnam's website, putnaminv.com, than call a Putnam telephone representative.

One of the most innovative ways we are integrating the Internet into our services is by creating customized websites for our defined contribution plan participants. In 2000, we launched ibenefitcenter.com, a personalized corporate benefit portal that integrates account transaction capabilities with investor education, third-party advice and the client's own benefit offerings. Putnam's portal is the first in the industry to consolidate all this information in a single place.

WHAT ARE YOUR GOALS FOR PUTNAM?

My personal goal for Putnam is not to be the biggest company but for us to be tireless in our efforts to be the best. Ultimately, our success will depend on the strength of our culture and the ability to hire and retain the best talent. Putnam already possesses the elements of success that are hardest to achieve--scale, depth and quality of talent. Our aspiration is to translate that talent into demonstrated competitive superiority. This is our most important goal. We must never forget that when we successfully manage the money entrusted to us, it enables our clients to realize their hopes for the future.

                                   CONSULTING

                       A CONVERSATION WITH PETER COSTER,
         PRESIDENT AND CHIEF EXECUTIVE OFFICER, MERCER CONSULTING GROUP


                     [GRAPHIC: ANTIQUE MAP DETAIL]


         ORGANIZATIONS ARE OPERATING IN AN ENVIRONMENT OF RAPID CHANGE,

                 INTENSE COMPETITION AND INCREASING COMPLEXITY.

           THIS DRIVES THE DEMAND FOR MERCER'S INNOVATIVE APPROACHES

                 AND ADVICE ON A WIDE ARRAY OF BUSINESS ISSUES.

                             [GRAPHIC: ANTIQUE MAP]

                                   CONSULTING


WHAT STANDS OUT ABOUT MERCER'S PERFORMANCE IN 2000?

Mercer had another good year marked by global growth, innovative thinking, strong new business and excellent financial results. We completed several important acquisitions including Delta Consulting Group, which became Mercer Delta Consulting. As our brand continued to strengthen, we had one of our best recruiting years ever in terms of the quality of the people who elected to join us. Most important, we delivered great work for clients.

Financially, we produced 9 percent revenue growth, with operating income increasing 20 percent and continued margin expansion. Excluding acquisitions and foreign exchange, revenue growth for the year was 11 percent. The improvement was broad-based--all of our consulting practices are growing and have strong market positions. Over the last five years, our compound earnings growth rate has been 23 percent.

WHAT IS THE OUTLOOK FOR MERCER?

The outlook is generally good, though U.S. economic trends have introduced a measure of uncertainty in the short term. Some clients have adopted a more cautious operating posture, and we've tailored our consulting approaches accordingly. We've also identified steps to take, if needed, to maintain profitability while continuing to invest in the growth of our business. That said, we remain optimistic about the future. Our clients are operating in an environment of rapid change and intense competition, fueling the need for advice in strategy, organizational design and change management.


[GRAPHIC: PIE CHART]

===================================
           2000 REVENUE
      BY CONSULTING PRACTICE
-----------------------------------
           $2.1 BILLION
Economic Consulting              5%

Investment Consulting            4%

Compensation & Communication    14%

Retirement                      41%

Management Consulting           16%

Health & Group                  15%

Organizational Change & Other    5%

                  [GRAPHIC: ANTIQUE NAVIGATIONAL INSTRUMENT]


Human resource consulting is in demand as companies remain under pressure to attract and retain the best employees, and as economies around the world increasingly adopt more competitive and less regulated labor market practices. We also continue to see movement by governments around the world to emphasize the private aspect of retirement income, an advantage for our benefit consulting business, particularly in Asia and Europe.

The growing importance of large-scale auctions such as telecom spectrum auctions, as well as complex antitrust issues and the need for econometric models in acquisitions and securities valuation present excellent opportunities for our economic consulting business. Finally, Mercer's scope and scale help us address the needs of clients as they expand globally.

TELL US MORE ABOUT MERCER'S THOUGHT LEADERSHIP.

To maintain our position as one of the world's leading consulting firms, we must continually bring fresh thinking and solutions to clients. This is reflected in a high level of research across a broad array of issues ranging from human resource strategies, aligning employee behaviors with customer needs, to tools to help companies incorporate cash flow volatility into their planning. The most visible indication of our thought leadership is the breadth of our publications. In 2000, along with numerous articles, we produced books on digital business design (HOW DIGITAL IS YOUR BUSINESS?), on building flexible, customer-centered, digitized supply chain networks (VALUE NETS) and on strengthening the tie between employee and employer (BUILDING COMMITMENT). We also produced two books in Japanese on human resource practices for Asia. These publications reflect the level of investment we are making in developing innovative approaches to clients' most pressing issues.

HOW DOES THE GROWTH OF THE INTERNET CREATE OPPORTUNITIES FOR MERCER?

The initial buildup and subsequent crash of so many e-businesses should not mask the fact that the Internet remains a major factor in the economy and in clients' thinking. Through the MercerDigital practice of Mercer Management Consulting and some of our human resource consulting practices, we are helping clients perfect the application of Internet technologies to their businesses, including "e" strategies for human resource administration and employee communication. The key point to bear in mind about e-business strategy is that simply adding Internet capabilities to an existing poor business model is of little value; a company's strategy must be carefully thought out and adapted to the changes brought by the Internet, and Internet-related investments should be focused where they yield the greatest value.

[GRAPHIC: BAR CHART]

==================
     REVENUE
  (IN BILLIONS)
------------------
FIVE-YEAR COMPOUND
ANNUAL GROWTH 15%
96 = $1.2 billion

97 = $1.3 billion

98 = $1.5 billion

99 = $2.0 billion

00 = $2.1 billion

[GRAPHIC: BAR CHART]

==================
OPERATING INCOME
  (IN MILLIONS)
------------------
FIVE-YEAR COMPOUND
ANNUAL GROWTH 23%
96 = $119 million

97 = $148 million

98 = $202 million

99 = $260 million

00 = $312 million

Mercer itself is making good use of Internet capabilities to collaborate more effectively with clients in consulting work and, in some cases, to create new businesses that leverage our existing expertise and knowledge. For example, we are currently building a global human resource information business that will be fully adapted for the e-world both in data collection and sales. We are also providing legislative and other information over the Internet on a subscription basis. We see opportunities for Mercer in a world that is data rich. We believe clients will value the quality, consistency, relevance and reliability of the data we provide. Most important, these new services support our consulting advice to help clients address complex problems and stay competitive.

PLEASE ELABORATE ON MERCER'S RECENT ACQUISITIONS AND TELL US HOW THEY FIT THE COMPANY'S STRATEGY FOR LONG-TERM GROWTH.

We made several important acquisitions in 2000 beginning with Delta. Mercer Delta is the leader in providing organizational design and change management advice to the senior leadership of Fortune 500 companies. By combining this expertise with Mercer's existing capabilities in business strategy and human resources, we can provide clients with unique and powerful solutions linking the three most enduring dimensions of business success--business design, organizational design and people strategy. We see excellent prospects around the world for Mercer Delta and for this integrated service offering.

                         [GRAPHIC: ANTIQUE MAP DETAIL]

Two important acquisitions outside the United States strengthened Mercer Management Consulting's global network. St. Gallen Consulting Group, based in Switzerland, brings additional strength in Europe, one of our strongest markets. Mexico City-based Analisis y Desarrollo de Proyectos supports faster growth in Latin America, a region of increasing opportunity and one where Mercer's human resource consulting business and Marsh are already market leaders.

Mercer's strategy has long been to use acquisitions to establish market position rather than to achieve market share. Our acquisitions have been successful because we spend a lot of time qualifying candidates to assess the strategic fit, as well as the cultural issues that are so critical in merging people businesses.

HAVE ANY CHANGES OCCURRED IN MERCER'S FINANCIAL ARRANGEMENTS WITH CLIENTS?

Our billing model has been fee-for-service and we remain committed to this. We don't view equity as a substitute for fees, and we have been very selective in making investments in our clients. However, with the right clients, equity can be a powerful way to build a stronger relationship, address certain client needs and more fairly reflect the value of our services.

MMC Capital is our partner in several investment opportunities. Mercer's contribution to this partnership is to help identify prospects and provide strategy advice to maximize the value of the businesses we invest in. One example of this partnership is a private equity fund Mercer and MMC Capital formed in 2000, with capital commitments approaching $80 million, which combines MMC Capital's financial resources and capital markets experience with Mercer's expertise in the communications and information industries.

WHAT NEW APPROACHES HAS MERCER INTRODUCED THAT ARE MAKING IT AN INCREASINGLY ATTRACTIVE PLACE TO WORK?

A consulting business ultimately succeeds or fails based upon the quality of the talent it is able to attract. Mercer is fortunate to be able to leverage its own expertise in developing innovative ways to attract, retain and motivate talented people.

We emphasize teamwork, mentoring and learning programs throughout the firm. We are also enhancing communication and providing our people with more opportunities to control the pace of their own career development. We recently adjusted our reward strategies and instituted initiatives to address work/life issues, including some innovative programs that allow our people to leave the firm for a stated time period to get specialized experience working for clients. Our high retention levels and success in recruiting show that our efforts are succeeding.

WHAT DO YOU SEE AS THE KEY TO MERCER'S SUCCESS AS WE ENTER THE 21ST CENTURY?

The single most important factor has to be the quality of our thinking. Developing leading edge ways to help our clients become more successful--and having a reputation for being preeminent at this--drive our ability to attract the best clients and the best consulting talent.

                           [GRAPHIC: ANTIQUE MAPS]


                                 MMC WORLDWIDE

RISK AND INSURANCE SERVICES

MARSH INC. is the world leader in delivering risk and insurance services and solutions to clients. Risk management, insurance broking and program management services are provided for businesses, public entities, professional services organizations and private clients under the MARSH name. Reinsurance broking, financial modeling services and related advisory functions are conducted for insurance and reinsurance companies, principally under the GUY CARPENTER name. Program management services are delivered for associations under the SEABURY & SMITH name. Wholesale underwriting management services, primarily in the area of professional liability insurance, are performed for a wide range of clients.


MMC ENTERPRISE RISK, a newly formed entity, draws on the strengths of Marsh Inc. and Mercer Consulting Group to provide our clients with tailored risk solutions and advice across the whole range of their strategic, financial, operating and hazard risks.


MMC CAPITAL is a global private equity firm with over $2.5 billion in assets under management that invests in industries where MMC possesses specialized knowledge and proprietary deal flow.

INVESTMENT MANAGEMENT

PUTNAM INVESTMENTS, one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages 124 mutual funds, has over 2,700 institutional clients and more than 13 million individual shareholder accounts. It had $370 billion in assets under management at year-end 2000.


CONSULTING

MERCER CONSULTING GROUP, one of the world's largest consulting firms, provides advice and services, primarily to business organizations. WILLIAM M. MERCER COMPANIES is the global leader in human resource, employee benefit and compensation consulting. MERCER MANAGEMENT CONSULTING, one of the world's premier corporate strategy firms, helps clients achieve sustained shareholder value growth through the development and implementation of innovative business designs. MERCER DELTA CONSULTING, the recognized leader in organizational change, works with CEOs and senior teams of major companies on the design and leadership of large-scale transformation. NATIONAL ECONOMIC RESEARCH ASSOCIATES
(NERA), the leading firm of consulting economists, devises solutions to problems involving competition, regulation, finance, public policy and business strategy. LIPPINCOTT & MARGULIES, the premier corporate identity firm, helps clients create, develop and manage their brands throughout the world.

                               FINANCIAL CONTENTS


                         25 Management's Discussion and
           Analysis of Financial Condition and Results of Operations

                      33 Consolidated Statements of Income

                         34 Consolidated Balance Sheets

                    35 Consolidated Statements of Cash Flows



                                [GRAPHIC: GLOBE]



  36 Consolidated Statements of Stockholders' Equity and Comprehensive Income

                 37 Notes to Consolidated Financial Statements

                            53 Report of Management

                        53 Independent Auditors' Report

 54 Selected Quarterly Financial Data and Supplemental Information (Unaudited)

                 55 Five-Year Statistical Summary of Operations

               Marsh & McLennan Companies, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Marsh & McLennan Companies, Inc. and Subsidiaries ("MMC") is a professional services firm. MMC subsidiaries include Marsh, the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Consulting Group, a major global provider of consulting services. Approximately 57,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on operating income, which is after deductions for directly related expenses and minority interest but before special credits/charges. The accounting policies of the segments are identical to those used for the consolidated financial statements, described in Note 1 to the consolidated financial statements.

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Cautionary Language Regarding Forward-Looking Information" on the inside back cover page of this annual report.

The consolidated results of operations follow:

=============================================================================
(IN MILLIONS, EXCEPT PER SHARE FIGURES)           2000        1999       1998
-----------------------------------------------------------------------------
REVENUE:
Risk and Insurance Services                   $  4,780    $  4,523   $  3,351
Investment Management                            3,242       2,684      2,296
Consulting                                       2,135       1,950      1,543
-----------------------------------------------------------------------------
                                                10,157       9,157      7,190
-----------------------------------------------------------------------------
EXPENSE:
Compensation and Benefits                        4,941       4,574      3,565
Amortization of Intangibles                        183         156         82
Other Operating Expenses                         2,856       2,623      2,127
Special (Credits)/Charges                           (2)        337         (4)
-----------------------------------------------------------------------------
                                                 7,978       7,690      5,770
-----------------------------------------------------------------------------
OPERATING INCOME                              $  2,179    $  1,467   $  1,420
=============================================================================
NET INCOME                                    $  1,181    $    726   $    796
=============================================================================
NET INCOME PER SHARE:
      BASIC                                   $   4.35    $   2.76   $   3.11
=============================================================================
      DILUTED                                 $   4.10    $   2.62   $   2.98
=============================================================================
AVERAGE NUMBER OF
      SHARES OUTSTANDING:
      BASIC                                        272         263        256
=============================================================================
      DILUTED                                      284         272        264
=============================================================================

Minority interest recorded in other operating expenses in 1999 has been reclassified to be consistent with the 2000 presentation.

In 2000, revenue, derived mainly from commissions and fees, rose 11%. This increase was driven by a higher volume of business in all operating segments. Excluding the effect of foreign exchange, acquisitions and dispositions, consolidated revenue grew approximately 12% over 1999. The risk and insurance services segment experienced revenue growth of approximately 8% primarily due to net new business, higher fiduciary interest income, the effect of higher U.S. premium rates and an increase in investment activities realized by MMC Capital, Inc. Revenue increased 21% in the investment management segment as the level of average assets under management increased significantly in 2000. Consulting revenue grew 11% for the year reflecting an increased level of services provided in all lines of business.

Operating expenses rose 4% in 2000. Excluding the effect of foreign exchange, acquisitions, dispositions and the impact of the special charges in 1999, expenses grew approximately 10% in 2000 primarily reflecting staff growth and higher incentive compensation in all operating segments commensurate with strong operating performance. In addition, volume-related costs grew for all segments as a result of the increased level of business activity. Partially offsetting these increases was approximately $90 million of incremental net consolidation savings associated with the Sedgwick integration. Of the $90 million of net consolidation savings, approximately $85 million was realized by risk and insurance services and approximately $5 million by consulting. An additional $40 million of net consolidation savings is expected to be realized in 2001.

In 1999, the full-year results of operations reflect MMC's business combination with Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, concluded in November 1998. Also during 1999, MMC recorded special charges of $337 million related to the acquisition and integration of Sedgwick. These special charges are explained in more detail under the caption Special Credits/Charges in this Management's Discussion and Analysis.

Revenue rose 27% in 1999 compared with 1998 due, in part, to the Sedgwick transaction, which was not reflected in MMC's consolidated results of operations for the first ten months of 1998. Excluding the impact of acquisitions, dispositions and foreign exchange, consolidated revenue grew approximately 9% over 1998. Revenue increased 17% in the investment management segment, as average assets under management increased significantly in 1999. Consulting revenue grew 9% for the year reflecting a higher volume of business in all practice lines. Also, the risk and insurance services segment experienced revenue growth of approximately 4% primarily due to net new business development and higher levels of contingent income.

In 1999, operating expenses increased 33% over 1998 primarily reflecting the acquisition of Sedgwick and special charges of $337 million. Excluding the effect of acquisitions, dispositions, foreign exchange and special charges, expenses grew approximately 7% in 1999 primarily reflecting staff growth in the consulting segment and higher incentive compensation within the investment management and consulting segments commensurate with strong operating performance. Partially offsetting these increases was approximately $30 million of net consolidation savings associated with the Sedgwick integration and $40 million of net incremental savings relating to the business combination with Johnson & Higgins ("J&H") completed on March 27, 1997. Of the $70 million of net consolidation savings, approximately $60 million was realized by risk and insurance services, approximately $5 million by consulting and approximately $5 million by corporate.

RISK AND INSURANCE SERVICES
The operations within this segment provide risk and insurance services as broker, agent or consultant for insureds, insurance underwriters and other brokers on a worldwide basis. These services are provided by Marsh Inc., which delivers risk and insurance services and solutions to clients through its various subsidiaries and affiliates. Risk management, insurance broking and program management services are provided for businesses, public entities, professional services organizations and private clients under the Marsh name. Reinsurance broking, financial modeling services and related advisory functions are conducted for insurance and reinsurance companies, principally under the Guy Carpenter name. The Consumer and Program Practices unit delivers program management services for associations primarily under the Seabury & Smith or Marsh names. Wholesale underwriting management services, primarily in the area of professional liability insurance, are performed for a wide range of clients under various names. In addition, MMC Capital provides services principally in connection with originating, structuring and managing insurance, financial services and other industry-focused investments.

The services provided include the identification, analysis, valuation, mitigation, financing and transfer of risks that arise from client operations. These risks relate to damage to property, various liability exposures, and other factors that could result in financial loss, including large and complex risks that require access to world insurance markets. In recent years, the risks addressed by Marsh Inc.'s operating units have expanded beyond traditional property-liability areas to include a widening range of exposures. Major examples of these risks include employment practices liability, the launch and operation of rockets and spacecraft, the development and operation of technology resources (such as computers, communications networks and Web sites), the theft or loss of intellectual property, copyright infringement, the remediation of environmental pollution, merger and acquisition issues, the interruption of revenue streams derived from leasing and credit operations, political risks and various other financial, strategic and operating exposures.

Marsh Inc.'s subsidiaries provide a broad spectrum of services requiring expertise in multiple disciplines: risk identification, valuation and mitigation; conducting negotiations and placement transactions with the worldwide insurance and capital markets; gaining knowledge of specific insurance product lines and technical aspects of client operations, industries and fields of business; actuarial analysis; and understanding the regulatory and legal environments of various countries. Marsh provides advice on addressing client exposures. This includes structuring programs for retaining, mitigating, financing, and transferring the risks in combinations that vary according to the risk profiles, requirements and preferences of clients. Specific professional functions provided in this process include loss- control services, the placement of client risks with the worldwide insurance and capital markets (risk transfer) sometimes involving other intermediaries, the development of alternative risk financing methods, establishment and management of specialized insurance companies owned by clients ("captive insurance companies"), claims collection, injury management, and other insurance and risk related services.

Reinsurance services are provided to insurance and reinsurance companies and other risk assumption entities by Guy Carpenter and primarily involve acting as a broker or intermediary on all classes of reinsurance. The predominant lines addressed are property and casualty. In addition, reinsurance activities include specialty lines such as professional liability, medical malpractice, accident, life and health. Services include providing advice, placing coverages with reinsurance markets, arranging risk-transfer financing with capital markets, and furnishing related services such as actuarial, financial and regulatory consulting, portfolio analysis, catastrophe modeling and claims services. An insurance or reinsurance company may seek reinsurance or other risk-transfer financing on all or a portion of the risks it insures.

Marsh Inc.'s Consumer and Program Practices unit serves small businesses with property-casualty insurance and insured employee benefits programs. Services related to employee voluntary payroll deduction programs and the administration of insurance- and benefit-related programs also are provided for corporations and employer coalitions. Specialized risk and insurance programs are delivered directly to high-net-worth individuals. For associations, the Consumer and Program Practices unit designs, markets and administers primarily life, health, accident, disability, automobile, homeowners, professional liability and other insurance-related products purchased by members of the associations. The Consumer and Program Practices unit also provides underwriting management services to insurers in the United States, Canada and the United Kingdom, primarily for professional liability coverages, as well as wholesale broking services in the United States and the United Kingdom for a broad range of products on behalf of both affiliated and unaffiliated brokers.

MMC Capital, Inc. is a private equity investment firm that manages fund families focused on distinct industry sectors. It is an advisor to The Trident Partnership L.P., a private investment partnership, and Trident II, L.P. formed in 1999 with $1.4 billion in capital commitments for investments in insurance, financial services and related industries. MMC Capital also is the advisor to funds which invest in technology, communications and information companies. Investors in these funds include MMC Capital's corporate parent and other investors.

MMC Enterprise Risk, Inc., along with certain subsidiaries and affiliates, is a new operating entity that implements value-based enterprise risk solutions that reduce the volatility in operating performance and the cost of equity to client companies. MMC Enterprise Risk was formed by joining previously existing businesses within MMC to provide both advice and transactions to assist clients effectively manage strategic, financial, operating, and hazard risks. By applying mathematical, economic, actuarial and financial analysis to a wide range of risk issues, and recommending tailored financial and organizational risk solutions, MMC Enterprise Risk assists clients in creating a risk management approach that prioritizes key risks, quantifies their impact, develops integrated solutions and establishes or enhances governance and controls.

Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients; commissions and fees paid by insurance and reinsurance companies; interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds; contingent income for services provided to insurers; and compensation for services provided in connection with the organization, structuring and management of insurance, financial services and other industry-focused investments, including fees and dividends, as well as appreciation that has been realized on sales of holdings in such entities.


Revenue generated by the risk and insurance services segment is fundamentally derived from the value of the services provided to clients and insurance markets. These revenues may be affected by premium rate levels in the property and casualty and employee benefits insurance markets and available insurance capacity, since compensation is frequently related to the premiums paid by insureds. In many cases, compensation may be negotiated in advance based upon the estimated value of the services to be performed. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by interest rates for fiduciary funds. Revenue and fees also may be received from originating, structuring and managing investments in insurance, financial services and other industry-focused investments, as well as income derived from investments made by MMC. Contingent income for services provided includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that business during specific periods, or the profitability or loss to the insurer of the risks placed. This revenue reflects compensation for services provided by brokers to the insurance market. These services include new product development, the development and provision of technology, administration, and the delivery of information on developments among broad client segments and the insurance markets.

Revenues vary from quarter to quarter as a result of the timing of policy renewals, the net effect of new and lost business, interest and foreign exchange rate fluctuations and the realization of investments, whereas expenses tend to be more uniform throughout the year.

The results of operations for the risk and insurance services segment are presented below:

====================================================
(IN MILLIONS OF DOLLARS)    2000      1999      1998
----------------------------------------------------
REVENUE                   $4,780    $4,523    $3,351
EXPENSE(a)                 3,836     3,717     2,738
----------------------------------------------------
OPERATING INCOME          $  944    $  806    $  613
====================================================
OPERATING INCOME MARGIN    19.7%     17.8%     18.3%
====================================================
(a) Excluding special credits/charges, which are
    detailed below.

REVENUE
Revenue for the risk and insurance services segment increased 6% over 1999. Excluding the effect of foreign exchange, acquisitions and dispositions, revenue rose approximately 8% reflecting net new business, higher fiduciary interest income, the effect of higher U.S. premium rates and an increase in investment activity realized by MMC Capital. Risk management and insurance broking revenue, which represented 75% of risk and insurance services, grew approximately 8% over 1999. In addition, revenue rose 10% in the consumer and program practices unit and 7% in the reinsurance business. During the second quarter of 2000, premium rates in most U.S. commercial insurance lines began to rise for the first time in more than a decade. By midyear, increases averaged approximately 10% and this trend has continued into early 2001.

In 1999, risk and insurance services revenue grew 35% over 1998 primarily due to the Sedgwick acquisition. Excluding acquisitions, dispositions and the effect of foreign exchange, revenue for risk and insurance services operations rose approximately 4%. Risk management and insurance broking revenue, which represented 75% of risk and insurance services, grew approximately 4% primarily reflecting the effect of net new business development and higher levels of contingent income. Revenue from reinsurance broking and consumer and program practices increased by 4% and 2%, respectively, in 1999. Overall, the rate of decline in commercial premium rates lessened towards the end of 1999 compared with 1998.

EXPENSE
Risk and insurance services expenses increased 3% in 2000. Excluding the effect of foreign exchange, acquisitions and dispositions, expenses increased approximately 5% from 1999 primarily reflecting staff growth and other costs associated with a higher volume of business, partially offset by the realization of $85 million of incremental net integration savings related to the Sedgwick transaction.

In 1999, risk and insurance services expenses increased 36%, attributable largely to the acquisition of Sedgwick. Excluding acquisitions, dispositions and the effect of foreign exchange, expenses increased approximately 2% from 1998 primarily reflecting higher technology spending, which was partially offset by the realization of $60 million in net integration savings related to the Sedgwick and J&H transactions, as well as the impact of certain discretionary expense reductions.

INVESTMENT MANAGEMENT
The operations within the investment management segment provide services primarily under the Putnam name. The services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided to corporate profit-sharing and pension funds, state and other governmental and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.) and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. In addition, Putnam provides administrative and trustee (or custodial) services for employee benefit plans (in particular 401(k) plans), IRAs and other clients for which it receives compensation pursuant to service and trust or custodian contracts. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Shares of open-end funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the individual fund and the amount and class of shares purchased. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds can be recovered through charges and fees received over a number of years.

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

Putnam has a minority interest in Thomas H. Lee Partners ("THL"), a private equity investment firm. In addition, Putnam and THL formed a joint venture entity, TH Lee, Putnam Capital ("THLPC") of which Putnam owns 25%. THL and THLPC offer private equity and alternative investment funds for institutional and high-net-worth investors.

The results of operations for the investment management segment are presented below:

====================================================
(IN MILLIONS OF DOLLARS)    2000      1999      1998
----------------------------------------------------
REVENUE                   $3,242    $2,684    $2,296
EXPENSE(a)                 2,215     1,848     1,619
----------------------------------------------------
OPERATING INCOME          $1,027    $  836    $  677
====================================================
OPERATING INCOME MARGIN    31.7%     31.1%     29.5%
====================================================
(a) Minority interest recorded in expense in 1999
    has been reclassified to be consistent with the
    2000 presentation.


REVENUE
Putnam's revenue increased 21% in 2000 reflecting significant growth in the level of average assets under management on which management fees are earned. Assets under management averaged $397 billion in 2000, a 23% increase over the $322 billion managed in 1999. Assets under management aggregated $370 billion at December 31, 2000 compared with $391 billion at December 31, 1999, as a $54 billion decrease resulting from a reduction in equity market levels was partially offset by $33 billion of net new sales, including reinvested dividends.

Putnam's revenue increased 17% in 1999 reflecting a strong increase in the level of average assets under management on which management fees are earned. Assets under management aggregated $391 billion at December 31, 1999 compared with $294 billion at December 31, 1998, reflecting $16 billion of net new sales, including reinvested dividends, and an $81 billion increase resulting from both higher securities market levels and strong portfolio performance.

EXPENSE
Putnam's expenses rose 20% in 2000, primarily reflecting staff growth and higher incentive compensation commensurate with strong operating performance. An increased level of business activity in 2000 resulted in higher volume-related costs including increased amortization of deferred commissions from higher sales and redemptions. In addition, goodwill amortization arising from the July 1999 investment in THL is included for a full year in 2000 compared with only six months in 1999.

Putnam's expenses increased 14% in 1999 reflecting an increase in incentive compensation commensurate with operating performance, increased amortization of deferred commissions from both increased sales and redemptions, as well as goodwill amortization arising from the July 1999 investment with THL.

Year-end and average assets under management are presented below:

============================================
(IN BILLIONS OF DOLLARS)  2000   1999   1998
--------------------------------------------
MUTUAL FUNDS:
Growth Equity             $104   $139   $ 78
Core Equity                 59     37     24
Value Equity                58     63     65
Fixed Income                48     50     54
--------------------------------------------
                           269    289    221
--------------------------------------------
INSTITUTIONAL ACCOUNTS:
Growth Equity               34     39     18
Core Equity                 46     38     25
Value Equity                 6      5      5
Fixed Income                15     20     25
--------------------------------------------
                           101    102     73
--------------------------------------------
YEAR-END ASSETS           $370   $391   $294
============================================
YEAR-END ASSETS FROM
NON-US INVESTORS          $ 31   $ 28   $ 17
============================================
AVERAGE ASSETS            $397   $322   $264
============================================

Assets under management and revenue levels are particularly affected by fluctuations in domestic and international stock and bond market prices and by the level of investments and withdrawals for current and new fund shareholders and clients. U.S. equity markets were volatile throughout 2000 and declined for the year after several years of substantial growth. This volatility contributed to the fluctuations in assets under management and, accordingly, to growth rates of revenue. A continued decline in general market levels will reduce revenue growth or, in some circumstances, could lead to a decline in revenue. Items affecting revenue also include, but are not limited to, investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions, changes in the investment patterns of clients and equity earnings associated with the THL investments. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

Putnam provides individual and institutional investors with a broad range of equity and fixed income investment products and services designed to meet varying investment objectives and which afford its clients the opportunity to allocate their investment resources among various investment products as changing worldwide economic and market conditions warrant.

At the end of 2000, assets held in equity securities represented 83% of assets under management, compared with 82% in 1999 and 73% in 1998, while investments in fixed income products represented 17%, compared with 18% in 1999 and 27% in 1998.

CONSULTING
Through Mercer Consulting Group, Inc., the operations within this segment provide consulting services from locations around the world, predominantly to corporate clients in the areas of human resources and employee benefit programs, including retirement, health care and compensation, as well as communication and human resource strategy; general management consulting, which comprises strategy, operations and marketing; and organizational change and economic consulting and analysis services.

William M. Mercer Companies LLC provides professional advice and services to corporate, government and institutional clients worldwide. Consultants help organizations design, implement, administer and communicate employee benefit, compensation and other human resource programs and strategies.

Mercer Management Consulting, Inc. provides advice and assistance on issues of business strategy, primarily to large corporations in North America, Europe and Asia. Consultants help clients understand customer dynamics, optimize the economics of their business, and structure their organizations, processes and systems to achieve their strategic goals and maximize shareholder value.

Mercer Delta Consulting Inc. works with senior executives and CEOs of major corporations and other institutions on the design and leadership of organizational change.

National Economic Research Associates, Inc. ("NERA"), a firm of consulting economists, serves law firms, corporations, trade associations and governmental agencies. NERA provides research and analysis of economic and financial issues arising in litigation, regulation, public policy and management.

Under the Lippincott & Margulies name, Mercer advises leading corporations on issues relating to brand, corporate identity and image.

The major component of Mercer Consulting Group's revenue is fees paid by clients for advice and services. In addition, commission revenue is received from insurance companies for the placement of individual and group insurance contracts, primarily life, health and accident coverages.

Revenue in the consulting business is affected by changes in clients' industries, including government regulation, as well as new products and services, the stage of the economic cycle, broad trends in employee demographics and in the management of large organizations, and interest and foreign exchange rate fluctuations.

The results of operations for the consulting segment are presented below:

====================================================
(IN MILLIONS OF DOLLARS)    2000      1999      1998
----------------------------------------------------
REVENUE                   $2,135    $1,950    $1,543
EXPENSE(a)                 1,823     1,690     1,341
----------------------------------------------------
OPERATING INCOME          $  312    $  260    $  202
====================================================
OPERATING INCOME MARGIN    14.6%     13.3%     13.1%
====================================================
(a) Excluding special credits/charges, which are
    detailed below.

REVENUE

Consulting services revenue increased 9% in 2000 reflecting strong contributions from all practices due to an increase in the level of services provided as well as rate increases. Excluding the effect of foreign exchange, acquisitions and dispositions, consulting revenue increased approximately 11% in 2000. Retirement consulting revenue, which represented 41% of the consulting segment, grew 11% over 1999. In addition, revenue rose 11% in general management consulting, 7% in health and group consulting, 20% in compensation and communication consulting and 15% in economic consulting.

In 1999, consulting services revenue increased 26% reflecting an increase in the level of services provided as well as the impact of the Sedgwick acquisition. Excluding acquisitions, dispositions and the effect of foreign exchange, consulting revenue increased approximately 9% in 1999. Retirement consulting revenue, which represented 43% of the consulting segment, grew 9% over 1998 primarily due to a higher amount of services provided. In addition, revenue rose 2% in health care consulting, 9% in general management consulting, 14% in the compensation consulting practice and 16% in economic consulting.

EXPENSE
Consulting services expenses increased 8% in 2000. Excluding the effect of foreign exchange, acquisitions and dispositions, expenses increased 9% in 2000 primarily reflecting the effect of higher staff levels to support new business and higher incentive compensation commensurate with strong operating performance. In 2000, approximately $5 million of incremental net consolidation savings related to the Sedgwick transaction were realized.

Consulting services expenses increased 26% in 1999. Excluding acquisitions, dispositions and the effect of foreign exchange, expenses increased 7% in 1999 primarily reflecting the effect of staff growth to support new business and higher incentive compensation commensurate with strong operating performance. These increases were partially offset by approximately $5 million of realized consolidation savings related to the Sedgwick transaction.

CORPORATE EXPENSES
Corporate expenses increased to $127 million in 2000 from $103 million in 1999 due, in part, to costs associated with new corporate initiatives including the establishment of MMC Enterprise Risk, as well as certain consulting fees, a portion of which related to the integration of Sedgwick.

Corporate expenses increased from $76 million in 1998 to $103 million in 1999 due, in part, to the full year effect of the

Sedgwick acquisition and a new corporate advertising program in 1999. These increases were partially offset by integration savings of $5 million.

SPECIAL CREDITS/CHARGES
In the fourth quarter of 2000, MMC recorded a net special credit of $2 million attributable to changes in estimates in connection with integration and restructuring plans from prior years. Changes in estimated costs resulted in a special charge of $7 million for employee termination costs associated with the Sedgwick transaction and a reversal of reserves of $9 million related to office consolidation costs, of which $7 million represented lease abandonment costs in London and $2 million represented office consolidation costs associated with the J&H combination. The resulting net special credit had no effect on diluted net income per share.

MMC recorded $337 million of special charges in 1999, which included $266 million of merger-related costs associated with the combination with Sedgwick and a charge of $71 million primarily for acquisition-related awards pertaining to the Sedgwick transaction. Of the total $337 million of special charges, $292 million was applicable to risk and insurance services, $36 million related to consulting and $9 million was related to corporate. The net impact of the special charges was $233 million after tax, or $.86 per diluted share.

The $266 million of merger-related costs associated with employees and offices of MMC included personnel-related expenses principally involving severance and related benefits associated with the reduction of approximately 2,100 positions worldwide ($194 million), costs related to the planned consolidations of approximately 50 offices ($47 million) and other integration costs ($25 million). In addition, $285 million of costs for planned reductions of approximately 2,400 positions and consolidations of approximately 125 offices of Sedgwick are included in the cost of the acquisition. The utilization of these charges is summarized in Note 4 to the consolidated financial statements. The actions contemplated by the integration plan were substantially completed by the end of 2000. The above actions did not result in any meaningful disruptions of MMC's operations.

Of the combined merger-related costs totaling $551 million, cash payments of approximately $171 million were made in 2000 and approximately $220 million in 1999. Estimated cash payments of approximately $100 million are expected to be made in 2001. Some accruals, primarily representing future rent under noncancelable leases (net of anticipated sublease income) are expected to be paid out over several years. Cash outlays are expected to be funded through operating cash flows.

Management believes the net annual savings associated with the Sedgwick integration should approach $160 million when it is completed. Most of the gross savings will result from reduced compensation and benefits expense reflecting the elimination of approximately 4,500 positions and lower facilities costs reflecting the consolidation of approximately 175 offices. Offsetting these reductions are additional expenses for goodwill amortization and costs related to improvements to information technology systems and employee benefit, compensation and retirement plans. Of the $160 million of net savings, approximately $30 million was realized in 1999 and an incremental $90 million was realized in 2000, with a remaining $40 million expected to be realized in 2001.

During 1998, MMC recorded a special charge of $11 million representing acquisition-related stock unit awards issued to certain senior employees of Sedgwick. In addition, a reserve related to a 1996 provision for restructuring of approximately $15 million was reversed. The resulting net special credit of $4 million increased diluted net income per share by $.01 for the year.

INTEREST
Interest income earned on corporate funds increased to $23 million in 2000, compared with $21 million in 1999. Interest expense increased to $247 million in 2000 from $233 million in 1999. This full year increase in interest expense primarily was due to higher average interest rates in 2000 compared with 1999, partially offset by a reduced level of outstanding debt. During 2000, MMC reduced outstanding debt by approximately $800 million.

Interest income earned on corporate funds decreased to $21 million in 1999 compared with $25 million in 1998. The decrease in interest income primarily reflected the use of excess cash to pay down debt during 1999. Interest expense increased to $233 million in 1999 from $140 million in 1998. This increase was primarily due to incremental debt of $2.2 billion incurred in November 1998 to finance the Sedgwick acquisition as well as incremental debt incurred in 1999 to support approximately $460 million of initiatives, including Putnam's relationship with THL, the purchase of an additional condominium interest at MMC's worldwide headquarters in New York City and several investments initiated by MMC Capital. During 1999, commercial paper borrowing used to initially finance the Sedgwick acquisition declined as proceeds from a common stock offering of $300 million in April 1999 and a $1.0 billion senior notes offering in June 1999 were used to repay a portion of the debt.

INCOME TAXES
MMC's consolidated tax rate was 38.5% of income before income taxes and minority interest in 2000 compared with 41.8% in 1999. In 1999, excluding the tax effect of the special charges, the underlying rate was 39.5%. In 1998, the underlying tax rate was 39.0%. The reduction in the 2000 tax rate compared with the underlying 1999 rate primarily reflects the implementation of tax strategies relating to MMC's non-U.S. operations. The increase in the underlying 1999 tax rate, compared with 1998, was largely attributable to the non-deductibility of certain of the goodwill associated with acquisitions. The overall tax rates are higher than the U.S. federal statutory rate primarily because of the non-deductibility of goodwill and provisions for state and local income taxes.

LIQUIDITY AND CAPITAL RESOURCES
MMC anticipates that internally generated funds will be sufficient to meet its foreseeable recurring operating cash requirements as well as dividends, capital expenditures and scheduled repayments of long-term debt.

MMC generated $1.4 billion of cash from operations in 2000 compared with $1.0 billion in 1999. These amounts reflect the net income earned by MMC in those years adjusted for non-cash charges and working capital changes.

Included in the cash flows from operations are the net cash requirements related to the 1999 and 1997 merger-related charges. The 1997 merger-related charges were related to the combination with J&H. Related cash outlays of $179 million, $267 million and $122 million were made in 2000, 1999 and 1998, respectively.

MMC's cash and cash equivalents aggregated $240 million at the end of 2000, a decrease of $188 million from the end of 1999.

In June 2000, MMC arranged a new $1.2 billion revolving credit facility for the use of its subsidiary, Marsh USA Inc. The new credit facility replaced a similar facility that expired during 2000. Borrowing under the new facility, which expires in 2001, is guaranteed by MMC and supports Marsh USA Inc.'s commercial paper borrowing. No amounts were outstanding under this facility at December 31, 2000.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowing and to fund other general corporate requirements. This noncancelable facility, which expires in June 2002, provided that MMC may borrow up to $1.2 billion at market rates of interest, which vary depending upon the level of usage of the facility and MMC's credit ratings. This facility was amended in January 2000 to reduce the aggregate commitment from $1.2 billion to $1.0 billion. No amounts were outstanding under this facility at December 31, 2000 or December 31, 1999.

MMC also maintains other credit facilities with various banks, primarily related to operations located outside the United States, aggregating $277 million at December 31, 2000 and $196 million as of December 31, 1999. No amounts were outstanding under these facilities at December 31, 2000. Borrowings of $88 million were outstanding at December 31, 1999 and were included in short-term debt in the Consolidated Balance Sheet.

FINANCING CASH FLOWS
Net cash used for financing activities amounted to $1.0 billion in 2000, compared with $334 million in 1999.

During 2000, commercial paper borrowing declined by $696 million. Other debt repayments amounted to $303 million in 2000 and $734 million in 1999. Other borrowings amounted to $197 million in 2000, for a net debt reduction of approximately $800 million during the year.

During 1999, commercial paper borrowing declined by $809 million. The proceeds of a common stock offering in April and a senior notes offering in June were used to repay a portion of the commercial paper borrowing that was used to initially finance the Sedgwick acquisition. MMC acquired Sedgwick in November 1998 for total cash consideration of (pound)1.25 billion or approximately $2.2 billion.

In April 1999, MMC completed the sale of 4.1 million common shares realizing approximately $300 million of net proceeds. In June 1999, MMC sold $600 million of 6.625% Senior Notes due in 2004 and $400 million of 7.125% Senior Notes due in 2009. Also during 1999, MMC completed investments totaling approximately $460 million relating to Putnam's relationship with THL, the purchase of an additional condominium interest at its worldwide headquarters in New York City and several investments initiated by MMC Capital.

Dividends paid by MMC amounted to $514 million in 2000 ($1.90 per share) and $447 million in 1999 ($1.70 per share). MMC periodically purchases shares of its common stock to meet requirements of the various stock compensation and benefit programs. MMC purchased approximately 400,000 shares in 2000 and 200,000 shares in 1999. Management expects to increase share repurchases beginning in the first quarter of 2001.

During 1998, in connection with the Sedgwick transaction, MMC assumed, among other debt, 7.68% Senior Loan Notes due 2006, which had an outstanding balance of $62 million at December 31, 2000.

MMC has a 9.8% fixed rate nonrecourse mortgage note due in 2009 amounting to $200 million, in connection with its interest in its worldwide headquarters building.

During 1997, in connection with the J&H transaction, MMC assumed a note payable due 2012, which had an outstanding balance of $80 million at December 31, 2000. Interest on this debt is fixed at 8.62%.

MMC has committed to potential future investments of approximately $950 million in connection with various MMC Capital funds and other MMC investments. Approximately $400 million is expected to be invested in 2001. Of this amount, $286 million was committed to purchase a minority investment in Gruppo Bipop-Carire S.p.A. in January 2001. MMC expects to fund these commitments, in part, with sales proceeds from existing investments.

INVESTING CASH FLOWS
Cash used for investing activities amounted to $530 million in 2000 and $876 million in 1999. In 2000, cash used for acquisitions amounted to $99 million and primarily related to the THL transaction, the acquisition of Delta Consulting Group by Mercer as well as the acquisitions of several insurance and consulting businesses. In 1999, $357 million was used for acquisition activity, primarily related to the THL transaction, as well as several insurance and consulting businesses. MMC's additions to fixed assets and capitalized software, which amounted to $512 million in 2000 and $476 million in 1999 primarily related to computer equipment purchases, the refurbishing and modernizing of office facilities, software development costs and, in 1999, the purchase of an additional condominium interest in MMC's worldwide headquarters in New York City.

MARKET RISK
Certain of MMC's revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates. MMC manages its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC's asset base. Interest rate swaps are used on a limited basis and are with counterparties of high creditworthiness.

MMC had the following investments and debt instruments subject to variable interest rates:

==============================================================
Year Ended December 31,
(IN MILLIONS OF DOLLARS)                                  2000
--------------------------------------------------------------
Cash and cash equivalents invested in certificates of
      deposit and time deposits (Note 1)                $  111
Fiduciary cash and investments (Note 1)                 $3,627
Variable rate debt outstanding (Notes 9 and 10)         $1,331
Notional amount of interest rate swaps-
      net payable (Note 11)                             $  158
==============================================================

These investments and debt instruments are discussed more fully in the above-indicated notes to the consolidated financial statements.

Based on the above balances, if short-term interest rates increase by 65 basis points, annual interest income would increase by approximately $24 million; however, this would be partially offset by a $10 million increase in interest expense resulting in a net increase to income before income taxes and minority interest of $14 million.

The translated values of revenue and expense from MMC's international risk and insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. However, the net impact of these fluctuations on MMC's results of operations or cash flows has not been material.

Forward contracts and options are periodically utilized by MMC to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of its business. At December 31, 2000, MMC had open forward exchange contracts to buy Euros for U.S. dollars for an underlying principal amount of $488 million and to sell Euros for U.S. dollars for an underlying principal amount of $254 million. In addition, MMC had open forward exchange contracts to purchase other foreign currencies for underlying principal amounts totaling $7 million. These contracts were entered into principally to hedge firm commitments. The Euro contracts expired in January 2001. The fair value of these contracts at December 31, 2000 was $22 million.

MMC's exposure from the United Kingdom Personal Investment Authority ("PIA") review is subject to a number of variable factors including, among others, the interest rates established quarterly by the PIA for calculating compensation, as well as equity markets. MMC had option contracts to hedge its interest rate exposures related to personal pension plan redress in the United Kingdom. At December 31, 2000, the notional amounts of these contracts totaled $296 million, with amounts expiring over the next two years. All option contracts at December 31, 2000 were out of the money and as such the fair market value of these contracts was insignificant. There is no potential for a future loss associated with these options.

MMC does not enter into foreign currency or interest rate transactions for speculative purposes.

OTHER
The insurance coverage for potential liability resulting from alleged errors and omissions in the professional services provided by MMC includes elements of both risk retention and risk transfer. MMC believes it has adequately reserved for the self-insurance portion of the contingencies. Payments related to the respective self-insured layers are made as legal fees are incurred and claims are resolved and generally extend over a considerable number of years. The amounts paid in that regard vary in relation to the severity of the claims and the number of claims active in any particular year. The long-term portion of this liability is included in other liabilities in the Consolidated Balance Sheets.

As further explained in Note 15 to the consolidated financial statements, the disclosure and advice given to clients regarding certain personal pension transactions by certain present and former subsidiaries in the United Kingdom are under review by the PIA. At current rates of exchange, the contingent exposure for pension redress and related cost is presently estimated to be approximately $350 million, of which $250 million is expected to be recovered from insurers. Approximately two-thirds of the contingent exposure is associated with the Sedgwick acquisition while the balance is associated with other current and former subsidiaries of MMC. Such amounts in excess of anticipated insurance recoveries have been provided for in the accompanying financial statements. The timing of payments relating to the pension review process cannot be predicted with certainty; however, approximately $110 million was paid in 2000, with $100 million, net of insurance recoveries, anticipated to be paid in 2001. These payments are reflected in other liabilities in the Consolidated Statements of Cash Flows.

MMC's policy for funding its tax qualified U.S. defined benefit retirement plan is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. employee benefit and tax laws. As illustrated more fully in
Note 6 to the consolidated financial statements, the plan has been and continues to be well funded; consequently, MMC has not been required to make a contribution since 1986. The well-funded status of the plan combined with recent high investment returns has generated pension credits, rather than pension expenses, for each of the last three years. These non-cash credits are included in other, net in the operating cash flows section of the Consolidated Statements of Cash Flows. The credit is expected to continue in 2001 and, therefore, a cash contribution is currently not anticipated.

The defined benefit plan in the United Kingdom was well funded and a pension credit was recorded in 2000.

Factors affecting the level of these pension credits include fluctuations in interest and discount rates, which may cause the level of these credits to change in the future.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in other liabilities in the Consolidated Balance Sheets.

                Marsh & McLennan Companies, Inc. and Subsidiaries

                        CONSOLIDATED STATEMENTS OF INCOME


=========================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)       2000          1999          1998
-----------------------------------------------------------------------------------------
Revenue                                              $ 10,157      $  9,157      $  7,190
Expense                                                 7,978         7,690         5,770
-----------------------------------------------------------------------------------------
Operating income                                        2,179         1,467         1,420
Interest income                                            23            21            25
Interest expense                                         (247)         (233)         (140)
-----------------------------------------------------------------------------------------
Income before income taxes and minority interest        1,955         1,255         1,305
Income taxes                                              753           524           509
Minority interest, net of tax                              21             5            --
-----------------------------------------------------------------------------------------
Net income                                           $  1,181      $    726      $    796
=========================================================================================
Basic net income per share                           $   4.35      $   2.76      $   3.11
=========================================================================================
Diluted net income per share                         $   4.10      $   2.62      $   2.98
=========================================================================================
Average number of shares outstanding--Basic               272           263           256
=========================================================================================
Average number of shares outstanding--Diluted             284           272           264


The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS


===========================================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                                                 2000          1999

ASSETS
Current assets:
         Cash and cash equivalents                                                   $    240      $    428
-----------------------------------------------------------------------------------------------------------
         Receivables
                  Commissions and fees                                                  2,370         1,949
                  Advanced premiums and claims                                            270           246
                  Other                                                                   307           235
-----------------------------------------------------------------------------------------------------------
                                                                                        2,947         2,430
                  Less--allowance for doubtful accounts and cancellations                (135)         (132)
-----------------------------------------------------------------------------------------------------------
                  Net receivables                                                       2,812         2,298
-----------------------------------------------------------------------------------------------------------
         Prepaid dealer commissions--current portion                                      362           326
         Other current assets                                                             225           231
-----------------------------------------------------------------------------------------------------------
                  Total current assets                                                  3,639         3,283

Intangible assets                                                                       5,476         5,542
Fixed assets, net                                                                       1,360         1,314
Long-term investments                                                                     976           611
Prepaid dealer commissions                                                                762           760
Other assets                                                                            1,556         1,664
-----------------------------------------------------------------------------------------------------------
                                                                                     $ 13,769      $ 13,174
===========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Short-term debt                                                             $    337      $  1,131
         Accounts payable and accrued liabilities                                       1,964         1,762
         Accrued compensation and employee benefits                                     1,388         1,157
         Accrued income taxes                                                             291           188
         Dividends payable                                                                139           121
-----------------------------------------------------------------------------------------------------------
                  Total current liabilities                                             4,119         4,359
-----------------------------------------------------------------------------------------------------------

Fiduciary liabilities                                                                   3,627         3,333
Less--cash and investments held in a fiduciary capacity                                (3,627)       (3,333)
-----------------------------------------------------------------------------------------------------------
Long-term debt                                                                          2,347         2,357
-----------------------------------------------------------------------------------------------------------
Other liabilities                                                                       2,075         2,288
-----------------------------------------------------------------------------------------------------------
Commitments and contingencies
-----------------------------------------------------------------------------------------------------------
Stockholders' equity:
         Preferred stock, $1 par value, authorized 6,000,000 shares, none issued           --            --
         Common stock, $1 par value, authorized 800,000,000 shares,
            issued 278,379,359 shares in 2000 and 270,493,147 shares in 1999              278           270
         Additional paid-in capital                                                     1,918         1,495
         Retained earnings                                                              3,323         2,674
         Accumulated other comprehensive loss                                            (149)          (75)
-----------------------------------------------------------------------------------------------------------
                                                                                        5,370         4,364
         Less--treasury shares, at cost 2,352,046 shares in 2000 and
            3,467,350 shares in 1999                                                     (142)         (194)
-----------------------------------------------------------------------------------------------------------
                  Total stockholders' equity                                            5,228         4,170
-----------------------------------------------------------------------------------------------------------
                                                                                     $ 13,769      $ 13,174
===========================================================================================================

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


=====================================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                               2000         1999         1998
---------------------------------------------------------------------------------------------------------------------
Operating cash flows:
         Net income                                                                 $ 1,181      $   726      $   796
         Adjustments to reconcile net income to cash generated from operations:
                  Special (credits) charges                                              (2)         337           (4)
                  Depreciation of fixed assets and capitalized software                 305          275          190
                  Amortization of intangible assets                                     183          156           82
                  Provision for deferred income taxes                                   175           32           79
                  Integration related payments                                         (179)        (267)        (122)
                  Prepaid dealer commissions                                            (38)          28          (75)
                  Other liabilities                                                    (163)          33           18
                  Other, net                                                           (139)         (42)         (23)
                  Net receivables                                                      (484)        (465)        (171)
                  Other current assets                                                   10          166           63
                  Accounts payable and accrued liabilities                               84         (172)           1
                  Accrued compensation and employee benefits                            231          316          175
                  Accrued income taxes                                                  226          (36)         147
                  Effect of exchange rate changes                                       (26)         (56)          (2)
---------------------------------------------------------------------------------------------------------------------
                  Net cash generated from operations                                  1,364        1,031        1,154
---------------------------------------------------------------------------------------------------------------------
Financing cash flows:
         Net (decrease) increase in commercial paper                                   (696)        (809)         425
         Other borrowings                                                               197        1,180           52
         Other repayments of debt                                                      (303)        (734)        (411)
         Purchase of treasury shares                                                    (49)         (13)        (242)
         Issuance of common stock                                                       364          489          185
         Dividends paid                                                                (514)        (447)        (375)
---------------------------------------------------------------------------------------------------------------------
                  Net cash used for financing activities                             (1,001)        (334)        (366)
---------------------------------------------------------------------------------------------------------------------
Investing cash flows:
         Additions to fixed assets and capitalized software                            (512)        (476)        (386)
         Proceeds from sale of businesses                                                37           85           --
         Acquisitions                                                                   (99)        (357)        (302)
         Other, net                                                                      44         (128)          80
---------------------------------------------------------------------------------------------------------------------
                  Net cash used for investing activities                               (530)        (876)        (608)
---------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                            (21)          (3)           6
---------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                       (188)        (182)         186
Cash and cash equivalents at beginning of year                                          428          610          424
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                            $   240      $   428      $   610
=====================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

===========================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                                  2000     1999     1998
-----------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, beginning of year                                                $   270      $   260      $   172
Common stock issuance                                                          --            4           --
Common stock split                                                             --           --           87
Issuance of shares under stock compensation plans and employee stock
      purchase plans and related tax benefits                                   8            6            1
-----------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $   278      $   270      $   260
-----------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                $ 1,495      $   973      $   994
Common stock issuance                                                          --          305           --
Acquisitions                                                                   17           --           --
Common stock split                                                             --           --          (87)
Issuance of shares under stock compensation plans and employee stock
      purchase plans and related tax benefits                                 406          217           66
-----------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $ 1,918      $ 1,495      $   973
-----------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, beginning of year                                                $ 2,674      $ 2,412      $ 2,010
Net income(a)                                                               1,181          726          796
Cash dividends declared--(per share amounts:
      $1.95 in 2000, $1.75 in 1999 and $1.53 in 1998)                        (532)        (464)        (394)
-----------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $ 3,323      $ 2,674      $ 2,412
-----------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance, beginning of year                                                $   (75)     $   206      $   167
Foreign currency translation adjustments(b)                                  (127)        (138)          18
Unrealized securities holding gains (losses), net of reclassification
      adjustments(c)                                                           56         (140)          45
Minimum pension liability adjustment(d)                                        (3)          (3)         (24)
-----------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $  (149)     $   (75)     $   206
-----------------------------------------------------------------------------------------------------------
TREASURY SHARES
Balance, beginning of year                                                $  (194)     $  (192)     $  (110)
Purchase of treasury shares                                                   (49)         (13)        (242)
Issuance of shares under stock compensation plans and employee
      stock purchase plans                                                    101           11          160
-----------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $  (142)     $  (194)     $  (192)
-----------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                $ 5,228      $ 4,170      $ 3,659
-----------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (a+b+c+d)                                      $ 1,107      $   445      $   835
===========================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  1 Summary of Significant Accounting Policies

--------------------------------------------------------------------------------

NATURE OF OPERATIONS: Marsh & McLennan Companies, Inc. ("MMC"), a professional services firm, is organized based on the different services that it offers. MMC operates in three principal business segments: risk and insurance services, investment management and consulting. The risk and insurance services segment provides insurance broking, reinsurance broking and program management services for business, public entity, insurance company, professional, association and private clients. It also provides services principally in connection with originating, structuring and managing insurance, financial services and other industry-focused investments. The investment management segment primarily provides securities investment advisory and management services and administrative services for a group of publicly held investment companies and institutional accounts. The consulting segment provides advice and services to the managements of organizations primarily in the areas of human resources and employee benefit programs, general management consulting, organizational change and economic consulting and analysis.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of MMC and its majority owned subsidiaries. Various subsidiaries and affiliates have transactions with each other in the ordinary course of business. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

FIDUCIARY ASSETS AND LIABILITIES: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $195 million in 2000, $167 million in 1999 and $137 million in 1998.

Net uncollected premiums and claims and the related payables, amounting to $10.8 billion at December 31, 2000 and $11.5 billion at December 31, 1999, are not included in the accompanying Consolidated Balance Sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

REVENUE: Revenue includes insurance commissions, fees for services rendered, contingent income from insurance carriers, compensation for services provided in connection with the organization, structuring and management of insurance, financial services and other industry-focused investments, including gains from sales of interests in such entities, commissions on the sale of mutual fund shares and interest income on fiduciary funds. Insurance commissions generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Fees for services rendered are recorded as earned. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis, in accordance with industry practice.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents primarily consist of certificates of deposit and time deposits, generally with original maturities of three months or less.

FIXED ASSETS, DEPRECIATION AND AMORTIZATION: Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation of buildings, building improvements, furniture and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less.

The components of fixed assets are as follows:


=======================================================
December 31,
(IN MILLIONS OF DOLLARS)                 2000      1999
-------------------------------------------------------
Furniture and equipment                $1,117    $1,046
Land and buildings                        559       613
Leasehold and building improvements       645       553
-------------------------------------------------------
                                        2,321     2,212
Less--accumulated depreciation
   and amortization                      (961)     (898)
-------------------------------------------------------
                                       $1,360    $1,314
=======================================================

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

PREPAID DEALER COMMISSIONS: Essentially all of the mutual funds marketed by MMC's investment management segment are made available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions, initially paid by MMC to broker/dealers for distributing such funds, can be recovered through charges and fees received over a number of years. The prepaid dealer commissions are generally amortized over a six-year period.

CAPITALIZED SOFTWARE COSTS: MMC capitalizes certain costs to develop, purchase or modify software for the internal use of MMC. These costs are amortized on a straight-line basis not to exceed five years. Unamortized computer software costs of $204 million and $157 million at December 31, 2000 and 1999, respectively, are included in other assets in the Consolidated Balance Sheets.

INCOME TAXES: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in MMC's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2000 amounted to approximately $800 million. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $85 million.

RISK MANAGEMENT INSTRUMENTS: MMC uses interest rate swaps and currency forwards to reduce certain exposures to fluctuations in interest and foreign currency rates. These financial exposures are managed in accordance with corporate policy and procedures. MMC does not enter into interest rate swaps or currency forwards for speculative purposes. Net amounts received or paid under interest rate swaps are included in the Consolidated Statements of Income as incurred. Foreign currency gains and losses associated with currency forwards offset the correlating foreign currency gains and losses related to the designated hedged items.

CONCENTRATIONS OF CREDIT RISK: Financial instruments that potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents and commissions and fees receivable. MMC maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are limited due to the large number of clients and markets in which MMC does business as well as the dispersion across many geographic areas.

PER SHARE DATA: Basic net income per share is calculated by dividing net income by the average number of shares of MMC's common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest expense associated with unvested shares under the Putnam Equity Partnership Plan, as discussed further in Note 7, and adding back dividend equivalent expense related to common stock equivalents. This result is then divided by the average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares.

The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding:


======================================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS)                                                                           2000         1999         1998
----------------------------------------------------------------------------------------------------------------------
Net income                                                                           $ 1,181      $   726      $   796
Less: Potential minority interest associated with Putnam Equity Partnership Plan         (17)         (14)         (10)
Add: Dividend equivalent expense related to common stock equivalents                       2           --           --
----------------------------------------------------------------------------------------------------------------------
Net income for diluted earnings per share                                            $ 1,166      $   712      $   786
======================================================================================================================
Basic weighted average common shares outstanding                                         272          263          256
Dilutive effect of potentially issuable common shares                                     12            9            8
----------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares outstanding                                       284          272          264
======================================================================================================================

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

NEW ACCOUNTING PRONOUNCEMENTS: Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. MMC will adopt SFAS 133 effective January 1, 2001. The adoption of this standard will not have a material impact on MMC's consolidated financial position, results of operations or cash flows.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which became effective in the fourth quarter of 2000. The implementation of SAB 101 did not have a material impact on MMC's consolidated financial position, results of operations or cash flows.

     2 Supplemental Disclosure to the Consolidated Statements of Cash Flows

--------------------------------------------------------------------------------

The following schedule provides additional information concerning acquisitions and interest and income taxes paid:


====================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                               2000         1999        1998
------------------------------------------------------------------------------------
Purchase acquisitions:
         Assets acquired, excluding cash            $   201      $   357     $ 3,345
         Liabilities assumed                             (8)          --        (852)
         Issuance of debt and other obligations         (77)          --      (2,191)
         Shares issued                                  (17)          --          --
------------------------------------------------------------------------------------
Net cash outflow for acquisitions                   $    99      $   357     $   302
====================================================================================
Interest paid                                       $   244      $   211     $   164
Income taxes paid                                   $   305      $   506     $   305
====================================================================================


                             3 Comprehensive Income

--------------------------------------------------------------------------------

The components of other comprehensive income are as follows:


========================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                      2000       1999       1998
--------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                     $(127)     $(138)     $  18
Unrealized securities holding gains (losses), net of
   income tax liability (benefit) of $63, $(55) and $39 in
   2000, 1999 and 1998, respectively                                           125       (106)        71
Less: Reclassification adjustment for realized gains
   included in net income, net of income taxes of $38,
   $19, and $14 in 2000, 1999 and 1998, respectively                           (69)       (34)       (26)
Minimum pension liability adjustment, net of income taxes
   of $2 in 2000 and 1999 and $16 in 1998, respectively                         (3)        (3)       (24)
--------------------------------------------------------------------------------------------------------
                                                                             $ (74)     $(281)     $  39
========================================================================================================


The components of accumulated other comprehensive income are as follows:

========================================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                                                 2000       1999
--------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                                $(389)     $(262)
Unrealized securities holding gains                                                       270        214
Minimum pension liability adjustment                                                      (30)       (27)
--------------------------------------------------------------------------------------------------------
                                                                                        $(149)     $ (75)
========================================================================================================



               4 Acquisitions, Dispositions and Integration Costs

--------------------------------------------------------------------------------

ACQUISITIONS: During 2000, MMC acquired Delta Consulting Group, an industry leader in corporate organizational design and change management consulting, and acquired or increased its interest in several other insurance and reinsurance broking, consulting and investment management businesses in transactions accounted for as purchases for a total cost of $193 million. The cost of these transactions exceeded the fair value of net assets acquired by $187 million.

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

In the fourth quarter of 1998, MMC consummated a business combination with Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, for total cash consideration of approximately $2.2 billion, which was initially funded with commercial paper borrowing. In April 1999, MMC completed the sale of
4.1 million common shares, realizing approximately $300 million of net proceeds. In June 1999, MMC sold $600 million of 6.625% Senior Notes due 2004 and $400 million of 7.125% Senior Notes due 2009. The proceeds of these sales were used to repay a portion of the commercial paper borrowing. The business combination is being accounted for using the purchase method of accounting. Accordingly, goodwill of approximately $2.8 billion resulting from the purchase price allocation is being amortized over 40 years. Assets acquired and liabilities assumed have been recorded at their estimated fair values. No intangible assets, other than goodwill, were acquired as part of the business combination with Sedgwick.

The following unaudited pro forma summary presents the consolidated results of operations of MMC as if the Sedgwick business combination had occurred on January 1, 1998. The pro forma results are shown for illustrative purposes only and do not purport to be indicative of the results which would have been reported if the business combination had occurred on the date indicated or which may occur in the future. The pro forma information reflected below includes the impact of pretax special charges in 1998 of $201 million recorded by Sedgwick prior to its being acquired by MMC, primarily related to personal pension plan redress issues discussed in Note 15.


==================================================================
Year Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)            1998
------------------------------------------------------------------
Revenue                                                     $8,646
Net Income                                                     514
Basic net income per share                                    1.94
Diluted net income per share                                  1.85
==================================================================

During 1998, MMC also acquired or increased its interest in several other insurance and reinsurance broking, insurance and program services and consulting businesses for a total cost of $413 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $422 million.

DISPOSITIONS: As part of the combination with Sedgwick, MMC acquired several businesses that it intended to sell, including insurance underwriting operations already in run-off and consulting businesses not compatible with its existing operations. MMC sold certain of these businesses for $55 million and $85 million, respectively, in 2000 and 1999. The net liabilities of businesses to be disposed are reflected at their estimated realizable values of $119 million and $101 million at December 31, 2000 and 1999, respectively, and are included in accounts payable and accrued liabilities in the Consolidated Balance Sheets. MMC is continuing its efforts to dispose of these operations.

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

The utilization of the 1999 charges is summarized as follows:


=======================================================================================================
                                                                                               Balance
                                            Initial      Utilized     Utilized    Changes in   Dec. 31,
(IN MILLIONS OF DOLLARS)                    Balance      in 1999      in 2000     Estimates      2000
-------------------------------------------------------------------------------------------------------
1999 Sedgwick Plan:
Termination payments to employees           $   183      $   (93)     $   (60)     $    (7)     $    23
Other employee-related costs                      5           (2)          (1)          (2)          --
Future rent under noncancelable leases           48           (8)         (12)          --           28
Leasehold termination and related costs          49          (10)         (11)          (1)          27
                                            $   285      $  (113)     $   (84)     $   (10)     $    78
=======================================================================================================
Number of employee terminations               2,400       (1,700)        (700)          --           --
Number of office consolidations                 125          (50)         (66)          --            9
=======================================================================================================
1999 MMC Plan:
Termination payments to employees           $   194      $   (74)     $   (73)     $     7      $    54
Future rent under noncancelable leases           31           (5)          (7)          --           19
Leasehold termination and related costs          16           (3)          (7)          --            6
Other integration related costs                  25          (25)          --           --           --
-------------------------------------------------------------------------------------------------------
                                            $   266      $  (107)     $   (87)     $     7      $    79
=======================================================================================================
Number of employee terminations               2,100       (1,300)        (800)          --           --
Number of office consolidations                  50          (20)         (24)          --            6
=======================================================================================================

Changes in estimates are attributable to facts and circumstances arising subsequent to the original plan of integration. As a result of changes in estimates, during the fourth quarter of 2000, reserves related to the 1999 Sedgwick Plan of $10 million were reversed and recorded as a reduction of goodwill, representing $7 million of employee termination costs, $2 million of other employee-related costs, and $1 million of office consolidation costs. MMC also recorded a special charge of $7 million representing changes in estimated employee termination costs related to the 1999 MMC Plan. This $7 million special charge was included in the net special credit of $2 million, as discussed in
Note 12.

The other integration costs primarily consist of consulting fees and system conversion costs incurred in 1999 as a result of the restructuring and merging of MMC and Sedgwick operations.

At year-end 2000, the actions contemplated by this plan were substantially complete. The majority of the remaining balances for termination payments to employees are expected to be paid in early 2001. Some accruals, primarily for future rent under noncancelable leases and salary continuance arrangements, are expected to be paid over several years.

In 1997, as a result of a business combination with Johnson and Higgins ("J&H"), MMC adopted plans to consolidate duplicative offices and reduce staff. The estimated cost of the plans relating to employees and offices of J&H ("1997 J&H Plan") amounted to $143 million and was included in the cost of the acquisition. Merger-related costs for employees and offices of MMC ("1997 MMC Plan") amounted to $168 million and were recorded as part of a special charge in 1997. In 2000, as a result of changes in estimates, reserves for office consolidations related to the 1997 J&H Plan of $3 million were reversed and recorded as a reduction of goodwill. In addition, reserves for office consolidations related to the 1997 MMC Plan of $2 million were reversed and included as part of the net special credit of $2 million, as discussed in Note 12. At December 31, 2000, the remaining reserves related to the 1997 J&H Plan and the 1997 MMC Plan were $36 million and $6 million, respectively. The remaining balances, representing future rent under noncancelable leases and salary continuance arrangements, primarily in Canada and the Netherlands, are expected to be paid out over several years.


                                 5 Income Taxes

--------------------------------------------------------------------------------

Income before income taxes and minority interest shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.


For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                       2000          1999           1998
--------------------------------------------------------------------------------
Income before income taxes and
  minority interest:
     U.S                                    $ 1,415       $ 1,004        $   897
     Other                                      540           251            408
--------------------------------------------------------------------------------
                                            $ 1,955       $ 1,255        $ 1,305
================================================================================
Income taxes:
  Current--
     U.S. Federal                           $   436       $   362        $   284
     Other national governments                  82            74             89
     U.S. state and local                        60            56             57
--------------------------------------------------------------------------------
                                                578           492            430
--------------------------------------------------------------------------------
  Deferred--
     U.S. Federal                                79             2             30
     Other national governments                  87            40             49
     U.S. state and local                         9           (10)            --
--------------------------------------------------------------------------------
                                                175            32             79
--------------------------------------------------------------------------------
Total income taxes                          $   753       $   524        $   509
================================================================================

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:


================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                       2000         1999
--------------------------------------------------------------------------------
Deferred tax assets:
         Accrued expenses not currently deductible          $   707      $   776
         Differences related to non-U.S. operations             232          356
         Accrued retirement benefits                            106          124
         Other                                                   34           19
--------------------------------------------------------------------------------
                                                            $ 1,079      $ 1,275
================================================================================
Deferred tax liabilities:
         Prepaid dealer commissions                         $   392      $   381
         Unrealized securities holding gains                    143          117
         Differences related to non-U.S. operations              43           78
         Depreciation and amortization                           98           58
         Other                                                   12           52
--------------------------------------------------------------------------------
                                                            $   688      $   686
================================================================================
Balance sheet classifications:
         Current assets                                     $    --      $    71
         Other assets                                           419          518
         Accrued income taxes                                   (28)          --
================================================================================

A reconciliation from the U.S. Federal statutory income tax rate to MMC's effective income tax rate is as follows:


================================================================================
For the Three Years Ended
December 31,                                           2000       1999      1998
--------------------------------------------------------------------------------
U.S. Federal statutory rate                            35.0%      35.0%     35.0%
U.S. state and local income taxes--
  net of U.S. Federal income tax benefit                2.3        2.4       2.9
Differences related to non-U.S. operations             (1.0)       2.1       (.4)
Other                                                   2.2        2.3       1.5
--------------------------------------------------------------------------------
Effective tax rate                                     38.5%      41.8%     39.0%
================================================================================

In 1997, MMC received a Notice of Proposed Adjustment from a local field office of the Internal Revenue Service ("IRS") challenging its tax treatment related to 12b-1 fees paid by Putnam.

This challenge has been resolved upon the publication of Revenue Procedure 2000-38. In this Procedure, the IRS announced it will accept a mutual fund manager's current 12b-1 tax treatment through 2000 provided that mutual fund manager elects to adjust its tax treatment prospectively beginning in 2001 to any of the prescribed methods the IRS identified in this Procedure, all of which will require amortization of distributor's fees rather than the current deduction of those fees. Putnam intends to make such an affirmative election and such election will resolve the current issue with the IRS.

Taxing authorities periodically challenge positions taken by MMC on its tax returns. On the basis of present information and advice received from counsel, it is the opinion of MMC's management that any assessments resulting from current tax audits will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.


                             6 Retirement Benefits

--------------------------------------------------------------------------------

The following schedules provide information concerning MMC's U.S. defined benefit pension plans and postretirement benefit plans:


==================================================================================================
                                                         U.S. Pension          U.S. Postretirement
                                                           Benefits                  Benefits
December 31,                                        ----------------------------------------------
(IN MILLIONS OF DOLLARS)                               2000         1999         2000         1999
--------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year             $ 1,940      $ 1,956      $   150      $   165
Service cost                                             59           63            3            3
Interest cost                                           143          134           12           11
Actuarial loss (gain)                                    83         (106)          17          (30)
Benefits paid                                          (110)        (101)         (12)         (10)
Dispositions                                             --           (6)          --           --
Plan amendments                                          --           --           --           11
--------------------------------------------------------------------------------------------------
Benefit obligation at end of year                     2,115        1,940          170          150
--------------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year        2,614        2,236           --           --
Actual return on plan assets                             59          466           --           --
Employer contributions                                   21           18           12           10
Dispositions                                             --           (5)          --           --
Benefits paid                                          (110)        (101)         (12)         (10)
--------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              2,584        2,614           --           --
--------------------------------------------------------------------------------------------------
Funded status                                           469          674         (170)        (150)
Unrecognized net actuarial gain                        (354)        (614)         (19)         (36)
Unrecognized prior service cost (credit)                  3            5           (2)          (3)
Unrecognized transition asset                           (19)         (23)          --           --
--------------------------------------------------------------------------------------------------
Net asset (liability) recognized                    $    99      $    42      $  (191)     $  (189)
==================================================================================================
Amounts recognized in Balance Sheet consist of:
Prepaid benefit cost                                $   243      $   166      $    --      $    --
Accrued benefit liability                              (196)        (175)        (191)        (189)
Intangible asset                                          3            6           --           --
Accumulated other comprehensive income                   49           45           --           --
--------------------------------------------------------------------------------------------------
Net asset (liability) recognized                    $    99      $    42      $  (191)     $  (189)
==================================================================================================

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other postretirement benefit plans as of the end of the year were as follows:


                                     U.S. Pension    U.S. Postretirement
                                       Benefits             Benefits
                                   --------------------------------------
                                     2000    1999        2000    1999
-------------------------------------------------------------------------
Weighted average assumptions:
Discount rate                        7.5%    7.5%        7.5%    7.5%
Expected return on plan assets      10.0%   10.0%          --      --
Rate of compensation increase       4.25%   4.25%          --      --

The discount rate used to value the liabilities of the U.S. defined benefit pension plans and postretirement benefit plans reflects current interest rates of high quality fixed income debt securities. Projected compensation increases and potential cost of living adjustments for retirees reflect current expectations as to future levels of inflation.

The benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $321 million, $269 million and $106 million, respectively, as of December 31, 2000 and $298 million, $249 million and $109 million, respectively, as of December 31, 1999.

The components of the net periodic benefit (income) cost for the U.S. defined benefit and other postretirement benefit plans are as follows:


============================================================================================================
                                                    U.S. Pension Benefits       U.S. Postretirement Benefits
For the Three Years Ended December 31,          ------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                         2000       1999       1998       2000       1999       1998
------------------------------------------------------------------------------------------------------------
Service cost                                    $  59      $  63      $  46      $   3      $   3      $   3
Interest cost                                     143        134        104         12         11         10
Expected return on plan assets                   (217)      (199)      (146)        --         --         --
Amortization of prior service cost (credit)         3          4          7         (1)        (1)        (2)
Amortization of transition asset                   (5)        (4)        (4)        --         --         --
Recognized actuarial (gain) loss                  (19)         7          5         (1)        (1)        --
------------------------------------------------------------------------------------------------------------
                                                $ (36)     $   5      $  12      $  13      $  12      $  11
============================================================================================================

The assumed health care cost trend rate was approximately 9% in 2000, gradually declining to 4% in the year 2041. Assumed health care cost trend rates have a significant effect on the amounts reported for the U.S. health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions of dollars):


=================================================================================
                                                         1-Percentage-    1-Percentage-
                                                         Point Decrease   Point Increase

Effect on total of service and interest cost components     $  2             $ (2)
Effect on postretirement benefit obligation                 $ 23             $(19)
=================================================================================

The following schedules provide information concerning MMC's significant non-U.S. defined benefit pension plans and postretirement benefit plans:


=====================================================================================================
                                                        Non-U.S. Pension      Non-U.S. Postretirement
                                                           Benefits                    Benefits
December 31,                                        -------------------------------------------------
(IN MILLIONS OF DOLLARS)                               2000          1999          2000          1999
-----------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year             $ 2,729       $ 2,680       $    42       $    17
Service cost                                             95            96             1             1
Interest cost                                           152           156             3             2
Employee contributions                                   18            17            --            --
Actuarial (gain) loss                                    32          (137)           (3)           (2)
Acquisitions                                             --           120            --            24
Benefits paid                                          (101)         (105)           (2)           (1)
Foreign currency changes                               (230)         (101)           (3)           --
Plan amendments                                          (3)            3            --             1
-----------------------------------------------------------------------------------------------------
Benefit obligation at end of year                     2,692         2,729            38            42
-----------------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year        3,311         2,721            --            --
Actual return on plan assets                             20           591            --            --
Acquisitions                                             --           131            --            --
Company contributions                                    48            57             2             1
Employee contributions                                   18            17            --            --
Benefits paid                                          (101)         (105)           (2)           (1)
Foreign currency changes                               (272)         (101)           --            --
-----------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              3,024         3,311            --            --
-----------------------------------------------------------------------------------------------------
Funded status                                           332           582           (38)          (42)
Unrecognized net actuarial (gain) loss                 (231)         (523)           (1)            2
Unrecognized prior service cost                           7            10            --            --
Unrecognized transition asset                            --            (5)           --            --
-----------------------------------------------------------------------------------------------------
Net asset (liability) recognized                    $   108       $    64       $   (39)      $   (40)
=====================================================================================================
Amounts recognized in Balance Sheet consist of:
Prepaid benefit cost                                $   181       $   176       $    --       $    --
Accrued benefit liability                               (73)         (112)          (39)          (40)
-----------------------------------------------------------------------------------------------------
Net asset (liability) recognized                    $   108       $    64       $   (39)      $   (40)
=====================================================================================================
Weighted average assumptions:
Discount rate                                           6.0%          6.0%          6.4%          6.3%
Expected return on plan assets                          8.9%          8.9%           --            --
Rate of compensation increase                           4.2%          4.2%           --            --
=====================================================================================================

The benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $54 million, $42 million and $28 million, respectively, as of December 31, 2000 and $64 million, $52 million and $31 million, respectively, as of December 31, 1999.

The components of the net periodic benefit (income) cost for the non-U.S. defined benefit and other postretirement benefit plans are as follows:


======================================================================================================
                                                  Non-U.S. Pension            Non-U.S. Postretirement
For the Three Years Ended December 31,                Benefits                        Benefits
                                            ----------------------------------------------------------
(IN MILLIONS OF DOLLARS)                     2000       1999       1998       2000      1999      1998
------------------------------------------------------------------------------------------------------
Service cost                                $  95      $  96      $  48      $   1     $   1     $  --
Interest cost                                 152        156         66          3         2         1
Expected return on plan assets               (243)      (238)       (98)        --        --        --
Amortization of prior service cost              1         --          1         --        --        --
Amortization of transition asset               (6)        (6)        (6)        --        --        --
Recognized actuarial loss                       --         1         --         --        --        --
------------------------------------------------------------------------------------------------------
                                            $  (1)     $   9      $  11      $   4     $   3     $   1
======================================================================================================

The assumed health care cost trend rate was approximately 6.7% in 2000, gradually declining to 4.4% in the year 2006. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions of dollars):


===========================================================================================
                                                          1-Percentage-     1-Percentage-
                                                          Point Increase    Point Decrease
-------------------------------------------------------------------------------------------
Effect on total of service and interest cost components        $ 1              $--
Effect on postretirement benefit obligation                    $ 5              $(4)
===========================================================================================

Contribution Plans: MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP"), the Putnam Investments Profit Sharing Retirement Plan (the "Putnam Plan") and the Sedgwick Savings and Investment Plan ("Sedgwick SIP"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of MMC subject to IRS limitations. Contributions to the Sedgwick SIP ceased on December 31, 1999. The cost of these defined contribution plans was $79 million, $74 million and $62 million for 2000, 1999 and 1998, respectively.


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

In accordance with the intrinsic value method allowed by APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for MMC's stock option and stock purchase plans and the stock options awarded under the Putnam Investments Equity Partnership Plan. Had compensation cost for MMC's stock-based compensation plans been determined consistent with the fair value method prescribed by SFAS No. 123, MMC's net income and net income per share for 2000, 1999 and 1998 would have been reduced to the pro forma amounts indicated in the table below.


===========================================================
(IN MILLIONS OF DOLLARS,
 EXCEPT PER SHARE FIGURES)     2000        1999        1998
-----------------------------------------------------------
Net Income:
         As reported      $   1,181     $   726     $   796
         Pro forma        $   1,100     $   673     $   762
Net Income Per Share:
         BASIC:
         As reported      $    4.35     $  2.76     $  3.11
         Pro forma        $    4.05     $  2.56     $  2.98
         DILUTED:
         As reported      $    4.10     $  2.62     $  2.98
         Pro forma        $    3.82     $  2.42     $  2.85
===========================================================

The pro forma information reflected above includes stock options issued under MMC incentive and stock award plans and the Putnam Investments Equity Partnership Plan and stock issued under MMC stock purchase plans. Such information may not be representative of the amounts to be expected in future years as the fair value method of accounting contained in SFAS No. 123 has not been applied to options granted prior to January 1995.

The fair value of each of MMC's option grants included in pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yield of 2.0% for 2000 and 3.0% for 1999 and 1998; expected volatility of 26.3% in 2000, 22.7% in 1999 and 18.9% in 1998;
risk-free interest rate of 6.5% in 2000, 5.2% in 1999 and 5.6% in 1998; and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of options granted during the years ended December 31, 2000, 1999 and 1998 was $26.70, $16.09 and $11.65 per share, respectively.

MMC INCENTIVE AND STOCK AWARD PLANS: In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the "2000 Employee Plan") and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the "2000 Executive Plan") were approved. The 2000 Employee and Executive Plans (the "2000 Plans") replaced the 1997 Employee Incentive and Stock Award Plan and the 1997 Senior Executive Incentive and Stock Award Plan (the "1997 Plans"). The types of awards permitted under these Plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of

Directors (the "Compensation Committee") determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 40,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under pre-existing approved stock plans. Awards relating to not more than 4,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under pre-existing approved stock plans. There were 52,150,871, 15,671,576 and 24,506,619 shares available for awards under the 2000 Plans and prior plans at December 31, 2000, 1999 and 1998, respectively.

STOCK OPTIONS: Options granted under the 2000 Plans may be designated as incentive stock options or as nonqualified stock options. The Compensation Committee shall determine the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Stock option transactions under the 2000 Plans and prior plans are as follows:


======================================================================================================================
                                               2000                         1999                         1998
                                     -------------------------   -------------------------   -------------------------
                                              Weighted Average            Weighted Average            Weighted Average
                                       Shares   Exercise Price     Shares   Exercise Price     Shares   Exercise Price
----------------------------------------------------------------------------------------------------------------------
Balance at beginning of period       30,018,436      $   48.91   26,492,820      $   38.27   24,332,522      $   31.18
Granted                               7,184,130      $   91.33    7,992,425      $   75.86    6,115,165      $   60.19
Exercised                            (5,399,469)     $   35.68   (3,809,839)     $   29.95   (3,427,830)     $   26.63
Forfeited                              (668,082)     $   70.79     (656,970)     $   57.61     (527,037)     $   38.76
                                     ----------                  ----------                  ----------
Balance at end of period             31,135,015      $   60.41   30,018,436      $   48.91   26,492,820      $   38.27
======================================================================================================================
Options exercisable at year-end      15,610,530      $   42.88   15,231,609      $   34.25   14,587,332      $   30.01
======================================================================================================================

The following table summarizes information about stock options at December 31, 2000:


=======================================================================================================
                            Options Outstanding                             Options Exercisable
-----------------------------------------------------------------      --------------------------------
                             Weighted Average
Range of         Outstanding        Remaining    Weighted Average      Exercisable     Weighted Average
Exercise Prices  at 12/31/00 Contractual Life      Exercise Price      at 12/31/00      Exercise Price
-------------------------------------------------------------------------------------------------------
$23.81-31.19       2,766,792        3.0 years        $26.48              2,766,792         $26.48
$31.20-60.25      14,264,634        5.3 years        $44.14             10,890,282         $40.78
$60.40-124.65     14,103,589        8.6 years        $83.52              1,953,456         $77.86
$23.81-124.65     31,135,015        6.6 years        $60.41             15,610,530         $42.88
=======================================================================================================


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

There were 127,800, 100,700 and 162,600 restricted shares granted in 2000, 1999 and 1998, respectively. MMC recorded compensation expense of $13 million in 2000, $8 million in 1999 and $10 million in 1998, related to these shares. Shares that have been granted generally become unrestricted at the earlier of:
(1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

RESTRICTED STOCK UNITS: Restricted stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 137,391, 167,845 and 128,255 restricted stock units awarded during 2000, 1999 and 1998, respectively. The total value of the restricted stock units at the time of the award was $14 million, $12 million and $7 million in 2000, 1999 and 1998, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

DEFERRED STOCK UNITS: Deferred stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 648,726, 1,618,064 and 566,315 deferred stock units awarded during 2000, 1999 and 1998, respectively. The total value of the deferred stock unit awards was $60 million, $99 million and $33 million in 2000, 1999 and 1998, respec-tively. The cost of the awards is amortized over the vesting period which is generally three years, however, 1999 and 1998 operating expenses reflect $71 million and $11 million of charges, respectively, relating to acquisition-related stock unit awards issued to certain senior employees of Sedgwick (see Note 12).

PUTNAM INVESTMENTS EQUITY PARTNERSHIP PLAN: In 1997, Putnam adopted the Putnam Investments Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain employees of Putnam or its subsidiaries restricted shares of a new class of common shares of Putnam Investments Trust, the parent of Putnam Investments, LLC which was recently established as part of a corporate reorganization ("Class B Common Shares") and options to acquire the Class B Common Shares. Such awards or options generally vest over a four-year period. Holders of Putnam Class B Common Shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. In certain circumstances, Class B Common Shares will be converted into Class A Common Shares. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Shares, as adjusted for certain issuances of Putnam Class A Common Shares, which would represent approximately 12% of the outstanding shares on a fully diluted basis. Putnam made awards pursuant to the Equity Plan with respect to 2,041,000, 3,100,200 and 3,660,000 shares of Class B Common Shares and shares subject to options in 2000, 1999 and 1998, respectively. These awards included 1,020,500, 1,550,100 and 1,830,000 restricted shares with a value of $90 million, $120 million and $94 million in 2000, 1999 and 1998, respectively. These awards also included 1,020,500, 1,550,100 and 1,830,000 shares subject to options in 2000, 1999 and 1998, respectively. There were 1,677,000 shares available for grant related to the Equity Plan as of December 31, 2000. In addition, the MMC~Board of Directors has authorized an increase in the number of shares that can be made available to Putnam employees by 4,000,000 shares.

In 1999, pursuant to an executive compensation agreement, Putnam awarded 105,000 restricted stock units with a value of $8 million and 105,000 options related to Class B Common Shares to an executive of Putnam. These shares are incremental to the shares issued under the Equity Plan.

The fair value of each option grant included in the pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998: dividend yield of 5.0% for 2000, 1999 and 1998; expected volatility of 38.3% in 2000, 33.2% in 1999 and 28.3% in 1998; risk-free interest rate of 6.5%
in 2000, 5.2% in 1999 and 5.6% in 1998; and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of each Class B option was $24.43 in 2000, $17.64 in 1999 and $10.42 in 1998.

MMC STOCK PURCHASE PLANS: In May 1999, MMC's stockholders approved an employee stock purchase plan (the "1999 Plan") to replace the 1994 Employee Stock Purchase Plan (the "1994 Plan"), which terminated on September 30, 1999, following its fifth annual offering. Under these plans, eligible employees may purchase shares of MMC's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1999 Plan, no more than 20,000,000 shares of MMC's common stock plus the remaining unissued shares in the 1994 Plan may be sold. Employees purchased 2,099,990, 2,368,734 and 1,932,060 shares in 2000, 1999 and 1998, respectively. At December 31, 2000, 21,031,716 shares were available for issuance under the 1999 Plan. In 1995, MMC's Board of Directors approved the Marsh & McLennan Companies Stock Purchase Plan for International Employees (the "International Plan"), which is similar to the 1999 Plan. Under the International Plan, no more than 1,500,000 shares of MMC's common stock may be sold. Employees purchased 384,507, 339,594 and 238,854 shares in 2000, 1999 and 1998, respectively. At December 31, 2000, 310,545 shares were available for issuance under the International Plan.

The fair value of each employee purchase right granted under these Stock Purchase Plans is included in the pro forma net income for 2000, 1999 and 1998 and was estimated using the Black-Scholes model with the following assumptions: dividend yield of 2.0% for 2000 and 3.0% for 1999 and 1998; expected life of one year; expected volatility of 26.3% for 2000, 22.7% for 1999 and 18.9% for 1998; and risk-free interest rate of 6.1% for 2000, 5.5% for 1999 and 4.4% for 1998. The weighted average fair value of each purchase right granted in 2000, 1999 and 1998 was $34.40, $16.15 and $10.61, respectively.


                            8 Long-term Obligations

--------------------------------------------------------------------------------
MMC leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 97% of MMC's lease obligations are for the use of office space.

The accompanying Consolidated Statements of Income include net rental costs of $359 million, $363 million and $313 million for 2000, 1999 and 1998, respectively, after deducting rentals from subleases ($8 million in 2000, and $7 million in 1999 and 1998).

At December 31, 2000, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:


===========================================================================
For the Years Ending                  Gross         Rentals             Net
December 31,                         Rental            from          Rental
(IN MILLIONS OF DOLLARS)        Commitments       Subleases     Commitments
---------------------------------------------------------------------------
2001                                 $  366          $   22          $  344
2002                                    324              17             307
2003                                    289              11             278
2004                                    267              11             256
2005                                    238               8             230
Subsequent years                      1,568              21           1,547
---------------------------------------------------------------------------
                                     $3,052          $   90          $2,962
===========================================================================

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 2000, the aggregate fixed future minimum commitments under these agreements are as follows:


==================================================
                                            Future
For the Years Ending December 31,          Minimum
(IN MILLIONS OF DOLLARS)               Commitments
--------------------------------------------------
2001                                           $31
2002                                            19
2003                                            13
2004                                            11
Subsequent years                                --
--------------------------------------------------
                                               $74
==================================================


                               9 Short-term Debt

--------------------------------------------------------------------------------

MMC's outstanding short-term debt is as follows:


December 31,
(IN MILLIONS OF DOLLARS)               2000       1999
------------------------------------------------------
Commercial paper                       $331     $1,027
Bank loans                               --         88
Current portion of long-term debt         6         16
------------------------------------------------------
                                       $337     $1,131
======================================================

The weighted average interest rates on outstanding commercial paper borrowing at December 31, 2000 and 1999 are 6.5% and 5.8%, respectively.

In June 2000, MMC arranged a $1.2 billion revolving credit facility for the use of its subsidiary, Marsh USA Inc. The credit facility replaced a similar facility that expired during 2000. Borrowing under the facility, which expires in 2001, is guaranteed by MMC and supports Marsh USA Inc.'s commercial paper borrowing. Commitment fees of 5 basis points are payable on any unused portion. The facility requires MMC to maintain consolidated net worth of at least $2.8 billion and contains certain other restrictions relating to consolidations, mergers and the sale or pledging of assets. No amounts were outstanding under this facility at December 31, 2000.

MMC maintains credit facilities with various banks, primarily related to operations located outside the United States, aggregating $277 million at December 31, 2000 and $196 million at December 31, 1999. At December 31, 1999, MMC had borrowed $88 million under these facilities, which was included in short-term debt. No amounts were outstanding under these facilities at December 31, 2000.


                               10 Long-term Debt

--------------------------------------------------------------------------------

MMC's outstanding long-term debt is as follows:


December 31,
(IN MILLIONS OF DOLLARS)                    2000     1999
---------------------------------------------------------
Commercial paper                          $1,000   $1,000
Senior notes--6.625% due 2004                596      594
Senior notes--7.125% due 2009                398      398
Mortgage--9.8% due 2009                      200      200
Notes payable--8.62% due 2012                 80       83
Notes payable--7.68% due 2006                 62       63
Other                                         17       35
                                           2,353    2,373
Less current portion                           6       16
---------------------------------------------------------
                                          $2,347   $2,357
=========================================================

Commercial paper borrowing of $1.0 billion at December 31, 2000 and 1999 has been classified as long-term debt based on MMC's intent and ability to maintain or refinance these obligations on a long-term basis.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowing and to fund other general corporate requirements. This noncancelable facility, which expires in June 2002, provided that MMC may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings. Commitment fees of 7 basis points are payable on any unused portion. The facility requires MMC to maintain consolidated net worth of at least $1.7 billion and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets. This facility was amended in January 2000 to reduce the aggregate commitment from $1.2 billion to $1.0 billion. No amounts were outstanding under this revolving credit facility at December 31, 2000 or December 31, 1999.

In June 1999, MMC sold $600 million of 6.625% Senior Notes due 2004 and $400 million of 7.125% Senior Notes due 2009, the proceeds of which were used to repay a portion of the commercial paper borrowing that was used initially to finance the Sedgwick acquisition.

MMC has a fixed rate nonrecourse mortgage note agreement due in 2009 amounting to $200 million, bearing an interest rate of 9.8%, in connection with its interest in its worldwide headquarters building in New York City. In the event the mortgage is foreclosed following a default, MMC would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or at fair market value if greater.

Scheduled repayments of long-term debt in 2001 and in the four succeeding years are $6 million, $1 billion, $4 million, $605 million and $5 million, respectively.


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


================================================================================
                                                2000                  1999
--------------------------------------------------------------------------------
December 31,                           Carrying       Fair   Carrying      Fair
(IN MILLIONS OF DOLLARS)                 Amount      Value     Amount     Value
--------------------------------------------------------------------------------
Nonderivatives:
         Cash and cash equivalents       $  240     $  240     $  428     $  428
         Long-term investments              976        976        611        611
         Short-term debt                    337        337      1,131      1,131
         Long-term debt                   2,347      2,414      2,357      2,374
Derivatives:
         Other assets:
         Interest rate swaps                 --         --         --          3
         Forward exchange contracts          22         22         --         --
================================================================================

CASH AND CASH EQUIVALENTS: The estimated fair value of MMC's cash and cash equivalents approximates their carrying value.

LONG-TERM INVESTMENTS: Long-term investments primarily consist of available for sale securities recorded at quoted market prices. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $99 million and $117 million at December 31, 2000 and 1999, respectively, which are carried on a cost basis. Based on present information, MMC believes that the cost of these investments approximates their fair value.

MMC has classified as available for sale primarily equity securities having an aggregate fair value of $877 million and $494 million at December 31, 2000 and 1999, respectively. Gross unrealized gains amounting to $459 million and $343 million and gross unrealized losses of $46 million and $12 million at December 31, 2000 and 1999, respectively, have been excluded from earnings and reported, net of deferred income taxes, as accumulated other comprehensive income which is a component of stockholders' equity.

MMC recorded net gains associated with its long-term investments of $72 million, $53 million and $40 million, in 2000, 1999 and 1998, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2000, 1999 and 1998 were $237 million, $105 million and $62 million, respectively. Gross realized gains on available for sale securities sold during 2000, 1999 and 1998 amounted to $108 million, $53 million and $40 million, respectively. In 2000, MMC recorded a loss of $36 million related to the impairment of certain long-term investments. The cost of securities sold is determined using the average cost method for equity securities.

A portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations are invested in high quality debt securities. The difference between cost and fair value of these investments is not material.

As of December 31, 2000 MMC was committed to purchase, in January 2001, a minority investment in Gruppo Bipop-Carire S.p.A. as part of a joint venture agreement. The committed purchase price of $286 million has been recorded as a liability in accounts payable and accrued liabilities along with a corresponding available for sale security included in long-term investments in the Consolidated Balance Sheets.

SHORT-TERM AND LONG-TERM DEBT: The fair value of MMC's short-term debt, which consists primarily of commercial paper borrowing, approximates its carrying value. The estimated fair value of MMC's long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities.

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

A summary of MMC's interest rate swaps as of December 31, 2000 and 1999 is as follows:


=================================================================
                                                 Weighted Average
                                                   Interest Rates
                          Notional  Termination   ---------------
(IN MILLIONS OF DOLLARS)   Amount         Dates   Receive    Pay
-----------------------------------------------------------------
2000--
Receive fixed--
  pay variable              $195      2001-2003     6.3%     6.5%
Receive variable--
  pay fixed                 $ 37           2005     6.7%     5.8%
1999--
Receive fixed--
  pay variable              $348      2000-2003     6.5%     5.8%
Receive variable--
  pay fixed                 $ 39           2005     6.1%     5.8%
=================================================================

Forward Exchange Contracts: At December 31, 2000, MMC had open forward exchange contracts to buy Euros for U.S. dollars for an underlying principal amount of $488 million and sell Euros for U.S. dollars for an underlying principal amount of $254 million. In addition, MMC had open forward exchange contracts to purchase other foreign currencies for underlying principal amounts totaling $7 million. These contracts were entered into principally to hedge firm commitments. The fair value of these contracts is determined using year-end forward foreign currency exchange rates.

OPTION CONTRACTS: MMC has entered into option contracts to hedge its interest rate exposures related to personal pension plan redress liabilities in the U.K., discussed further in Note 15. At December 31, 2000, the notional amounts of these option contracts totaled $296 million, with amounts expiring over the next two years. All option contracts at December 31, 2000 were out of the money and as such the fair market value of these contracts was insignificant. There is no potential for a future loss associated with these options.


                           12 Special Credits/Charges

--------------------------------------------------------------------------------

In the fourth quarter of 2000, MMC recorded a net special credit of $2 million. This included a special charge of $7 million representing a change in the estimates related to the 1999 reserve for employee termination costs associated with the Sedgwick transaction and reserves of $9 million for office consolidation costs which were reversed in 2000. Of the $9 million, $7 million represented lease abandonment costs in London and $2 million represented office consolidation costs associated with the combination with J&H. The resulting net special credit had no effect on diluted net income per share.

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


                                13 Common Stock

--------------------------------------------------------------------------------

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

Sedgwick Group plc, since prior to its acquisition, has been engaged in a review of previously undertaken personal pension plan business as required by United Kingdom regulators to determine whether redress should be made to customers. As of December 31, 2000, settlements and related costs previously paid amount to approximately $200 million of which approximately $30 million is due from or has been paid by insurers. The contingent exposure of Sedgwick for pension redress and related costs is estimated to be $240 million. Sedgwick has recorded $100 million of reserves and recognized approximately $140 million of insurance recoveries related to this exposure.

Other present and former subsidiaries of MMC are engaged in a comparable review of their personal pension plan businesses, although the extent of their activity in this area, and consequently their financial exposure, was proportionally much less than Sedgwick. The contingent exposure of the present and former non-Sedgwick subsidiaries of MMC for pension redress and related costs is estimated to be approximately $110 million, essentially all of which is expected to be recovered from insurers. As of December 31, 2000, net settlements and related costs previously paid total approximately $55 million.

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


                             16 Segment Information

--------------------------------------------------------------------------------

MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on operating income, which is after deductions for directly related expenses and minority interest but before special credits/charges. The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. Revenues are attributed to geographic areas on the basis of where the services are performed.

Selected information about MMC's operating segments and geographic areas of operation follow:


==============================================================================================
For the Three Years Ended       Revenue        Segment              Depreciation
December 31,              from External      Operating       Total      and            Capital
(IN MILLIONS OF DOLLARS)      Customers         Income      Assets  Amortization  Expenditures
----------------------------------------------------------------------------------------------
2000--
Risk and Insurance Services     $ 4,780(a)     $   944     $ 8,745     $   304         $   244
Investment Management             3,242          1,027       2,276         100             139
Consulting                        2,135            312       1,717          65              89
----------------------------------------------------------------------------------------------
                                $10,157        $ 2,283     $12,738     $   469         $   472
==============================================================================================
1999--
Risk and Insurance Services     $ 4,523(a)     $   806     $ 8,016     $   275         $   287
Investment Management             2,684            836       2,235          78              57
Consulting                        1,950            260       1,511          54              50
----------------------------------------------------------------------------------------------
                                $ 9,157        $ 1,902     $11,762     $   407         $   394
==============================================================================================
1998--
Risk and Insurance Services     $ 3,351(a)     $   613     $ 8,084     $   171         $   263
Investment Management             2,296            677       1,437          55              70
Consulting                        1,543            202       1,490          41              50
----------------------------------------------------------------------------------------------
                                $ 7,190        $ 1,492     $11,011     $   267         $   383
==============================================================================================

A reconciliation of the totals for the operating segments to the applicable line items in the consolidated financial statements is as follows:


================================================================================
(IN MILLIONS OF DOLLARS)                         2000         1999         1998
--------------------------------------------------------------------------------
Income Before Income Taxes
  and Minority Interest:
Total segment operating income                $ 2,283      $ 1,902      $ 1,492
Special credits (charges)
  (see Note 12)                                     2         (337)           4
Corporate expense                                (127)        (103)         (76)
Reclassification of minority interest              21            5           --
         Operating income                       2,179        1,467        1,420
Interest income                                    23           21           25
Interest expense                                 (247)        (233)        (140)
Total income before income
  taxes and minority interest                 $ 1,955      $ 1,255      $ 1,305
================================================================================


                                  Total
                                Operating    Corporate/         Total
(IN MILLIONS OF DOLLARS)         Segments  Eliminations   Consolidated
----------------------------------------------------------------------
Other Significant Items:
2000--
Total assets                      $12,738       $ 1,031(b)     $13,769
Depreciation and amortization         469            19            488
Capital expenditures                  472            40            512
1999--
Total assets                      $11,762       $ 1,412(b)     $13,174
Depreciation and amortization         407            24            431
Capital expenditures                  394            82            476
1998--
Total assets                      $11,011       $   860(b)     $11,871
Depreciation and amortization         267             5            272
Capital expenditures                  383             3            386
======================================================================

(a) Includes interest income on fiduciary funds ($195 million in 2000, $167 million in 1999 and $137 million in 1998).
(b) Corporate assets primarily include unallocated goodwill, insurance recoverables, deferred tax assets and a portion of MMC's headquarters building.


Information by geographic area is as follows:


==========================================================
                                  Revenue
                            from External            Fixed
(In millions of dollars)        Customers      Assets, Net
----------------------------------------------------------
Geographic Area:
2000--
United States                     $ 7,223          $   916
United Kingdom                      1,292              310
Continental Europe                    769               52
Other                                 873               82
----------------------------------------------------------
                                  $10,157          $ 1,360
==========================================================
1999--
United States                     $ 6,375          $   822
United Kingdom                      1,251              344
Continental Europe                    748               66
Other                                 783               82
----------------------------------------------------------
                                  $ 9,157          $ 1,314
==========================================================
1998--
United States                     $ 5,235          $   720
United Kingdom                        820              413
Continental Europe                    551               85
Other                                 584               69
----------------------------------------------------------
                                  $ 7,190          $ 1,287
==========================================================

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

The Audit Committee of the Board of Directors is composed entirely of independent outside directors and is responsible for recommending to the Board the independent auditors to be engaged to audit MMC's financial statements, subject to stockholder ratification. In addition, the Audit Committee meets periodically with internal auditors and the independent auditors, both with and without management, to discuss MMC's internal accounting controls, financial reporting and other related matters. The internal auditors and independent auditors have full and unrestricted access to the Audit Committee.



Sandra S. Wijnberg
Senior Vice President and
Chief Financial Officer
March 2, 2001



                          Independent Auditors' Report

--------------------------------------------------------------------------------

The Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.




DELOITTE & TOUCHE LLP
New York, New York
March 2, 2001

               Marsh & McLennan Companies, Inc. and Subsidiaries
                      SELECTED QUARTERLY FINANCIAL DATA AND
                      SUPPLEMENTAL INFORMATION (UNAUDITED)


====================================================================================================================================
                                                                                     Net Income
                                                                                     Per Share(a)            Dividends     Stock
(IN MILLIONS OF DOLLARS,                         Operating        Net           ---------------------        Paid Per   Price Range
EXCEPT PER SHARE FIGURES)          Revenue        Income         Income            Basic      Diluted         Share       High-Low
------------------------------------------------------------------------------------------------------------------------------------
2000:
First quarter                      $ 2,665        $   619        $   337        $   1.26     $   1.19     $    .45    $110.69- 70.50
Second quarter                       2,481            514            276            1.02          .96          .45    $112.50- 91.38
Third quarter                        2,535            526            282            1.04          .97          .50    $134.94-102.75
Fourth quarter                       2,476            520            286            1.03          .98          .50    $135.69-108.31
------------------------------------------------------------------------------------------------------------------------------------
                                   $10,157        $ 2,179        $ 1,181        $   4.35     $   4.10     $   1.90    $135.69- 70.50
====================================================================================================================================
1999:
First quarter                      $ 2,351        $   519        $   279        $   1.08     $   1.03     $    .40    $ 79.38- 57.13
Second quarter                       2,245            349(b)         177(b)          .68          .63(b)       .40    $ 81.13- 68.13
Third quarter                        2,227            427            223             .84          .81          .45    $ 81.50- 61.75
Fourth quarter                       2,334            172(c)          47(c)          .17          .16(c)       .45    $ 96.75- 64.38
------------------------------------------------------------------------------------------------------------------------------------
                                   $ 9,157        $ 1,467(d)     $   726(d)     $   2.76     $   2.62(d)  $   1.70    $ 96.75- 57.13
====================================================================================================================================
1998:
First quarter                      $ 1,776        $   404        $   231        $    .90     $    .87     $    .33    $ 61.67- 46.38
Second quarter                       1,750            346            193             .75          .72          .33    $ 63.25- 54.83
Third quarter                        1,719            335            186             .73          .69          .40    $ 64.31- 46.13
Fourth quarter                       1,945            335            186             .73          .70          .40    $ 61.94- 43.38
------------------------------------------------------------------------------------------------------------------------------------
                                   $ 7,190        $ 1,420        $   796        $   3.11     $   2.98     $   1.46    $ 64.31- 43.38
====================================================================================================================================

(a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts exceeds the total for the year in 1999.
(b) Excluding special charges of $84 for the second quarter of 1999, operating income, net income and diluted net income per share are $433, $228 and $.82, respectively.
(c) Excluding special charges of $253 for the fourth quarter of 1999, operating income, net income and diluted net income per share are $425, $229 and $.82, respectively.
(d) Excluding special charges of $337 for the full year 1999, operating income, net income and diluted net income per share are $1,804, $959 and $3.48, respectively.

Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

All per share amounts have been restated for a three-for-two stock distribution of MMC's common stock, which was issued as a stock dividend on June 26, 1998.

As of February 28, 2001, there were 11,245 stockholders of record.

               Marsh & McLennan Companies, Inc. and Subsidiaries
                  FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS


====================================================================================================================================
                                                                                                                            Compound
For the Five Years Ended December 31,                                                                                    Growth Rate
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)        2000        1999(a)       1998          1997(d)       1996(f)    1995-2000
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                           $  4,780    $  4,523      $  3,351      $  2,789      $  1,907            19%
Investment Management                                    3,242       2,684         2,296         1,882         1,338            29%
Consulting                                               2,135       1,950         1,543         1,338         1,159            15%
------------------------------------------------------------------------------------------------------------------------------------
         Total Revenue                                  10,157       9,157         7,190         6,009         4,404            21%
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation and Benefits                                4,941       4,574         3,561         3,044         2,204            20%
Other Operating Expenses                                 3,037       3,116         2,209         2,167         1,485            19%
------------------------------------------------------------------------------------------------------------------------------------
         Total Expenses                                  7,978       7,690         5,770         5,211         3,689            20%
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                         2,179       1,467(b)      1,420           798(e)        715(g)         26%
Interest Income                                             23          21            25            24            14
Interest Expense                                          (247)       (233)         (140)         (107)          (61)
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Minority Interest         1,955       1,255         1,305           715           668            25%
Income Taxes                                               753         524           509           281           209(h)
Minority Interest, Net of Tax                               21           5            --            --            --
====================================================================================================================================
Net Income                                            $  1,181    $    726      $    796      $    434      $    459            24%
====================================================================================================================================
Basic Net Income Per Share Information:
Net Income Per Share                                  $   4.35    $   2.76      $   3.11      $   1.77      $   2.11            19%
Average Number of Shares Outstanding                       272         263           256           245           217
====================================================================================================================================
Diluted Net Income Per Share Information:
Net Income Per Share                                  $   4.10    $   2.62      $   2.98      $   1.73      $   2.08            18%
Average Number of Shares Outstanding                       284         272           264           251           221
====================================================================================================================================
Dividends Paid Per Share                              $   1.90    $   1.70      $   1.46      $   1.26      $   1.11            14%
Return on Average Stockholders' Equity                      25%         19%           23%           17%           26%
Year-end Financial Position:
Working capital                                       $   (480)   $ (1,076)     $ (1,657)(c)  $    224      $    192
Total assets                                          $ 13,769    $ 13,174      $ 11,871      $  7,912      $  4,545
Long-term debt                                        $  2,347    $  2,357      $  1,590      $  1,240      $    458
Stockholders' equity                                  $  5,228    $  4,170      $  3,659      $  3,233      $  1,889
Total shares outstanding (excluding treasury shares)       276         267           257           255           217
Other Information:
Number of employees                                     57,000      52,900        54,300        36,400        27,000
Stock price ranges--
         U.S. exchanges--High                         $ 135.69    $  96.75      $  64.31      $  53.33      $  38.29
                       --Low                          $  70.50    $  57.13      $  43.38      $  34.21      $  28.08
====================================================================================================================================

(a)  Includes full year results for Sedgwick, which was acquired in November
     1998.
(b)  Includes a special charge of $337 million.
(c) Includes $2.2 billion of commercial paper borrowings made to initially finance the acquisition of Sedgwick.
(d) Includes the operating results of Johnson & Higgins, an insurance broking and consulting services firm, acquired in March 1997 and CECAR, a French insurance services firm.
(e)  Includes a special charge of $244 million.
(f)  The Frizzell Group Limited was sold in June 1996.
(g) Includes net special charges of $93 million partially offset by a $33 million gain on the sale of Frizzell.
(h) Includes a tax adjustment that reduced income taxes by $40 million. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.
     See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of significant items affecting the results of operations in 2000 and 1999.

                                               BOARD OF DIRECTORS AND CORPORATE OFFICERS
BOARD OF DIRECTORS                            LAWRENCE J. LASSER                          COMMITTEES OF THE BOARD
                                              President and Chief Executive Officer,
J.W. GREENBERG                                Putnam Investments, LLC                     AUDIT
Chairman                                                                                  The Rt. Hon. Lord Lang of Monkton,
                                              DAVID A. OLSEN                              CHAIRMAN
MATHIS CABIALLAVETTA                          Former Chairman, Johnson & Higgins          Stephen R. Hardis
Vice Chairman, MMC                                                                        Gwendolyn S. King
Chairman, MMC Europe                          JOHN D. ONG                                 John D. Ong
                                              Chairman Emeritus,                          Adele Simmons
CHARLES A. DAVIS                              The BFGoodrich Company
Vice Chairman, MMC
President and Chief Executive Officer,        ADELE SIMMONS                               COMPENSATION
MMC Capital, Inc.                             Vice Chair and Senior Executive,            Lewis W. Bernard, CHAIRMAN
                                              Chicago Metropolis 2020                     Robert F. Erburu
LEWIS W. BERNARD                              Former President,                           Ray J. Groves
Chairman, Classroom, Inc.                     John D. and Catherine T. MacArthur
Former Chief Administrative                   Foundation                                  EXECUTIVE
and Financial Officer,                                                                    J.W. Greenberg, CHAIRMAN
Morgan Stanley & Co., Inc.                    JOHN T. SINNOTT                             Lewis W. Bernard
                                              Chairman and Chief Executive Officer,       Ray J. Groves
PETER COSTER                                  Marsh Inc.                                  Adele Simmons
President and Chief Executive Officer,                                                    A.J.C. Smith
Mercer Consulting Group, Inc.                 A.J.C. SMITH
                                              Former Chairman, MMC
ROBERT F. ERBURU                                                                          OTHER CORPORATE OFFICERS
Former Chairman,
The Times Mirror Company                      ADVISORY DIRECTORS                          SANDRA S. WIJNBERG
                                                                                          Senior Vice President and
RAY J. GROVES                                 RICHARD E. HECKERT                          Chief Financial Officer
Chairman, Legg Mason                          Former Chairman,
Merchant Banking, Inc.                        E.I. du Pont de Nemours and Company         WILLIAM L. ROSOFF
Former Chairman, Ernst & Young                                                            Senior Vice President and
                                              DEAN R. MCKAY                               General Counsel
STEPHEN R. HARDIS                             Former Senior Vice President,
Chairman, Axcelis Technologies, Inc.          IBM Corporation                             FRANCIS N. BONSIGNORE
Former Chairman, Eaton Corporation                                                        Senior Vice President,
                                              RICHARD M. MORROW                           Human Resources and Administration
GWENDOLYN S. KING                             Former Chairman, Amoco Corporation
President, Podium Prose                                                                   BARBARA S. PERLMUTTER
Former Commissioner,                          GEORGE PUTNAM                               Senior Vice President, Public Affairs
Social Security Administration                Chairman Emeritus, The Putnam Funds

THE RT. HON. LORD LANG OF MONKTON             JOHN M. REGAN, JR.
Former British Secretary of                   Former Chairman, MMC
State for Trade & Industry
                                              FRANK J. TASCO
                                              Former Chairman, MMC

                                              R.J. VENTRES
                                              Former Chairman, Borden, Inc.


                                                     INTERNATIONAL ADVISORY BOARD

A.J.C. SMITH                                  OSCAR FANJUL (Spain)                        PAUL F. OREFFICE (United States)
INTERNATIONAL ADVISORY BOARD CHAIRMAN         Chairman, Hidroelectrica del Cantabrico     Former Chairman and
Former Chairman, MMC                          Honorary Chairman, Repsol                   Chief Executive Officer,
                                                                                          The Dow Chemical Company
ABDLATIF Y. AL-HAMAD (Middle East)            TOYOO GYOHTEN (Japan)
Chairman, Arab Fund for Economic              President, Institute for International      SAXON RILEY (United Kingdom)
and Social Development                        Monetary Affairs                            Chairman, Lloyd's
                                              Former Chairman, The Bank of Tokyo          Former Chairman, Sedgwick Group
RAYMOND BARRE (France)
Mayor, Lyon                                   MARCILIO MARQUES MOREIRA (Brazil)           JESUS SILVA-HERZOG (Mexico)
Former Prime Minister                         Senior International Advisor,               Institute for Monetary Affairs
                                              Merrill Lynch                               Former Ambassador of Mexico
MATHIS CABIALLAVETTA (Switzerland)            Former Ambassador of Brazil                 to the United States
Vice Chairman, MMC                            to the United States
Chairman, MMC Europe                                                                      WEI MING YI (China)
                                                                                          Chairman, International Advisory Council,
JOHN R. EVANS (Canada)                                                                    China International Trust and
Chairman, Torstar Corporation                                                             Investment Corporation

                            SHAREHOLDER INFORMATION

ANNUAL MEETING
The 2001 annual meeting of shareholders will be held at 10 a.m.,       Copies of our annual reports and Forms 10-K and 10-Q may be
Thursday, May 17, in the 2nd floor auditorium of the McGraw-           requested through our website or by contacting:
Hill Building, 1221 Avenue of the Americas, New York City. At
the time of the mailing of this annual report, the notice of           Corporate Development
the annual meeting and proxy statement, together with a proxy card,    Marsh & McLennan Companies, Inc.
is scheduled to be sent to each shareholder.                           1166 Avenue of the Americas
                                                                       New York, NY 10036
ANTICIPATED 2001 DIVIDEND PAYMENT DATES                                Telephone: (212) 345-5475
February 14 (paid), May 15, August 15, November 15                     MMC's website: www.mmc.com

FINANCIAL AND INVESTOR INFORMATION                                     STOCK LISTINGS
Shareholders and prospective investors inquiring about                 MMC's common stock (ticker symbol: MMC) is listed on the
reinvestment and payment of dividends, consolidation of                New York, Chicago, Pacific and London stock exchanges.
accounts, changes of registration and stock certificate holdings
should contact:                                                        -------------------------------------------------------------

The Bank of New York                                                   CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
Shareholder Relations Department                                       THIS ANNUAL REPORT TO SHAREHOLDERS CONTAINS FORWARD-LOOKING
P.O. Box 11258                                                         STATEMENTS, WHICH BY THEIR NATURE INVOLVE RISKS AND
Church Street Station                                                  UNCERTAINTIES. PLEASE REFER TO MARSH & MCLENNAN COMPANIES'
New York, NY 10286                                                     2000 ANNUAL REPORT ON FORM 10-K FOR "INFORMATION CONCERNING
Telephone: (800) 457-8968                                              FORWARD- LOOKING STATEMENTS" AND A DESCRIPTION OF CERTAIN
           (610) 312-5238                                              FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM GOALS
                                                                       REFERRED TO HEREIN OR CONTEMPLATED BY SUCH STATEMENTS.
Certificates for transfer and address changes
should be sent to:

The Bank of New York
Receive and Deliver Department                                         Cartographers
P.O. Box 11002                                                         Page 6: UNKNOWN
Church Street Station                                                  Page 12: CLAES JANSZOON VISSCHER--PRINT DATE, 1652
New York, NY 10286                                                     Page 18: NICHOLAS J. VISSCHER--PRINT DATE, 1658

The Bank of New York
c/o Computershare Services                                              [Background Graphic: COMPASS DESIGN]
Registrar's Department
P.O. Box 82, The Pavilions
Bridgewater Road, Bristol BS99 7NH
England
Telephone: 0870-7020000

The Bank of New York's website:
http://stock.bankofny.com

[MMC LOGO]

MARSH - PUTNAM - MERCER
MARSH & MCLENNAN COMPANIES




Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
www.mmc.com