Form 10-K, Exhibit 13
period 2001-12-31
MARSH & MCLENNAN COMPANIES INC
filed 2002-03-29
CIK 62709

Exhibit 13
                                                      MMC [LOGO]
                                                      MARSH o PUTNAM o MERCER
                                                      MARSH & MCLENNAN COMPANIES


















                                                                   ANNUAL REPORT
                                                                        2001


                  COVER GRAPHIC OMITTED: IMPRESSIONIST PAINTING

MMC IS A GLOBAL PROFESSIONAL SERVICES FIRM WITH ANNUAL REVENUES OF $10 BILLION. IT IS THE PARENT COMPANY OF MARSH INC., THE WORLD'S LEADING RISK AND INSURANCE SERVICES FIRM; PUTNAM INVESTMENTS, ONE OF THE LARGEST INVESTMENT MANAGEMENT COMPANIES IN THE UNITED STATES; AND MERCER, A MAJOR GLOBAL PROVIDER OF CONSULTING SERVICES. APPROXIMATELY 58,000 EMPLOYEES PROVIDE ANALYSIS, ADVICE AND TRANSACTIONAL CAPABILITIES TO CLIENTS IN OVER 100 COUNTRIES.

                              FINANCIAL HIGHLIGHTS

For the Three Years Ended December 31,                                   2001      2000      1999
(IN MILLIONS, EXCEPT PER SHARE FIGURES)
-------------------------------------------------------------------------------------------------
Revenue                                                              $  9,943  $ 10,157  $  9,157
Income Before Income Taxes and Minority Interest                     $  1,590  $  1,955  $  1,255
Net Income                                                           $    974  $  1,181  $    726
Stockholders' Equity                                                 $  5,173  $  5,228  $  4,170
-------------------------------------------------------------------------------------------------
Diluted Net Income Per Share                                         $   3.39  $   4.10  $   2.62
Diluted Net Income Per Share Excluding One-Time Items(A)             $   4.24  $   4.10  $   3.48
Dividends Paid Per Share                                             $   2.06  $   1.90  $   1.70
Year-end Stock Price                                                 $ 107.45  $ 117.00  $  95.69
-------------------------------------------------------------------------------------------------

(a) EXCLUDES INVESTMENT VALUATION CHARGE DISCUSSED IN NOTE 11 AND CHARGES RELATED TO SEPTEMBER 11 AND SPECIAL CHARGES/CREDITS DISCUSSED IN NOTE 12.

    [THE DATA PRESENTED BELOW APPEAR IN 3 BAR GRAPHS IN THE PRINTED DOCUMENT]

REVENUE (IN BILLIONS)

1997 = $6.0
1998 =  7.2
1999 =  9.2
2000 = 10.2
2001 =  9.9

FIVE-YEAR COMPOUND ANNUAL GROWTH 18%

YEAR-END MARKET CAPITALIZATION (IN BILLIONS)

1997 = $13.0
1998 =  15.4
1999 =  26.3
2000 =  33.7
2001 =  30.6

FIVE-YEAR COMPOUND ANNUAL GROWTH 32%

YEAR-END SHARE PRICE

1997 = $ 49.71
1998 =   58.44
1999 =   95.69
2000 =  117.00
2001 =  107.45

FIVE-YEAR COMPOUND ANNUAL GROWTH 25%

                                DEAR SHAREHOLDER

        IN A YEAR OF PROFOUND PERSONAL LOSS, THE PEOPLE OF MMC DEMONSTRATED EXTRAORDINARY RESILIENCE AND SPIRIT. Two hundred ninety-five members of our corporate family perished in the terrorist attacks of September 11. Grieving colleagues in New York and around the world responded to unprecedented circumstances by assisting the families of victims, carrying out business recovery plans and serving clients with professional excellence. We mourn our lost colleagues and take pride in our people's bravery, compassion and dedication.

        Despite September 11 and generally difficult business conditions, MMC performed well in 2001. Consolidated revenues were $9.9 billion, a decline of 2 percent. Excluding one-time items, net income increased 4 percent to $1.2 billion, and earnings per share increased 3 percent to $4.24 from $4.10 in 2000.

        Marsh had excellent results. Revenues from risk and insurance services increased 8 percent to $5.2 billion, and underlying revenues, which exclude the effect of foreign exchange, acquisitions and dispositions, rose 10 percent. Operating income grew to $1.1 billion -- a 21 percent increase that was Marsh's largest annual rate of growth in operating earnings since 1986. With premium rates increasing and underwriting capacity decreasing -- trends in the insurance marketplace that were accelerated by the September 11 attacks -- Marsh's advice and services have been in great demand. The professionals in all areas of risk and insurance services are helping clients manage new and more complex risks as well as the uncertainty in the insurance and reinsurance markets.

        Marsh strengthened its leadership in 2001. Jack Sinnott, chairman and chief executive officer, is now concentrating on Marsh's clients and markets. Ray Groves, a senior adviser to MMC and a member of its Board of Directors, was appointed Marsh's president and chief operating officer. Jack and Ray lead an outstanding team of executives and professionals who performed superbly in a trying year.

        MMC Capital, our private equity business, continued to grow profitably. With its specialized expertise and skilled professionals, MMC Capital is well positioned to pursue investment opportunities in insurance and financial services firms. Responding quickly to supply-and-demand imbalances in the insurance marketplace after September 11, MMC Capital formed AXIS Specialty Limited, a global insurance and reinsurance company. We anticipate that the combination of new risk capital and experienced management will reward investors in AXIS and benefit MMC shareholders.

        Putnam's performance in 2001 reflected the steep declines in the equity markets. Revenues decreased 19 percent to $2.6 billion. Operating income, excluding a one-time item, fell 22 percent to $803 million. Average assets under management for the year were $328 billion, compared with $397 billion in 2000. Led by Putnam's institutional business, net new sales, including dividends reinvested, totaled $11.5 billion for the year. Like other investment management firms, Putnam's retail business had a difficult year. Putnam, however, has confidence in the strength of its diversified business model, which includes retail and institutional management -- both domestic and international, a range of funds with different investment styles, distribution through banks, brokerage firms and financial planners, and a unique record of customer service.

        Mercer performed satisfactorily in a contracting economy. Revenues increased to $2.2 billion from $2.1 billion, with underlying revenues growing 3 percent. Operating income was $313 million, compared with $312 million in 2000. Many consulting practices had good revenue growth. Retirement consulting, Mercer's largest practice, increased its revenues by 11 percent; consulting on health and other group benefits grew 8 percent; and economic consulting rose 11 percent. Revenues for general management consulting, however, declined 21 percent for the year.

        MMC has made good progress in mobilizing the capabilities of the entire firm for the benefit of more clients. In recent years, we have established a number of initiatives to achieve this goal. MMC has encouraged more systematic collaboration among our operating companies and made the results of these efforts more measurable. We have worked to ensure that our largest institutional clients and prospects benefit from all the services offered by MMC. And our region and country heads have concentrated on fostering knowledge sharing and best practices among individual

---------------------------------------
THE STRENGTH OF MMC DEPENDS ON THE
QUALITY OF ITS PEOPLE. THE SUCCESS OF
THE COMPANY AND ITS VARIOUS BUSINESSES
REQUIRES LEADERSHIP, PROFESSIONALISM
AND TEAMWORK.
---------------------------------------
companies in their geographies. To support collaborative business development and promote accountability for results, we consolidated these efforts in 2001 by establishing MMC Global Development.

        Ultimately, the strength of MMC depends on the quality of its people. The success of the company and its various businesses requires leadership, professionalism and teamwork. We continue to recruit talented people and develop their ability to provide clients with professional services of the highest quality.

        This year Oscar Fanjul was elected to the Board of Directors. Oscar has served in Spain's Ministry of Industry and Energy, helped negotiate Spain's entry into the European Economic Community, and was the first chairman and chief executive officer of Repsol, S.A. He will continue to serve on MMC's International Advisory Board, of which he has been a member since 1993.

        John Ong, who was appointed U.S. ambassador to Norway, retired from the MMC Board in early 2002. We are grateful for his counsel.

        MMC is confident about the future. Our businesses are market leaders that compete in different fields around the world. This mix of professional services businesses and their disciplined management help us succeed in almost any economic environment.

        The company's balance sheet is strong. Our substantial cash flow enabled MMC to repurchase 8 million shares of common stock in 2001. We anticipate continuing this share repurchase program in 2002.

        Two thousand one, the 130th anniversary of the founding of MMC, was a year we will never forget. Our ability to serve clients recovered quickly from the September 11 attacks. Families and friends of our lost colleagues, however, cannot recover either quickly or completely from such grievous personal losses.

        MMC has sought to assist families of victims with a comprehensive program of financial, emotional and administrative support. Our corporate assistance has been enhanced by spontaneous and widespread outreach to families by individual MMC colleagues, particularly from Marsh, which suffered the most devastating losses.

        We will always remember our lost colleagues and the sympathy and encouragement provided by the MMC community after September 11.


/s/ Jeffrey W. Greenberg
------------------------
Jeffrey W. Greenberg, CHAIRMAN                                     March 4, 2002

                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING

                                  IN MEMORIAM

              WE WILL NEVER FORGET OUR MMC COLLEAGUES WHO PERISHED
   IN THE TERRORIST ATTACKS AT THE WORLD TRADE CENTER ON SEPTEMBER 11, 2001.
                  THEY WERE GOOD FRIENDS AND VALUED EMPLOYEES.

William Abrahamson        Daniel Coffey             Valerie Hanna             Dorothy Mauro             Wayne A. Russo
Richard Anthony Aceto     Jason Coffey              Michael Hannan            Nancy Mauro               Brock Safronoff
Christy Addamo            Patricia Colodner         Timothy Haviland          Patricia McAneney         Rena Sam-Dinnoo
Gertrude Alagero          Linda Colon               Roberta Bernstein Heber   Charles McCrann           Alva Sanchez
Jon Albert                Ronald Comer              Joann Louise Heltibridle  Mike McGinty              Stacey Sanders
Jacquelyn Aldridge        Kevin Conroy              Robert A. Hepburn         Stephanie McKenna         Susan Santo
Richard Allen             Brenda Conway             James Hobin               Abigail Medina            Chapelle Renee Sarker
Janet Alonso              Alejandro Cordero         DaJuan Hodges             Eskedar Melaku            Sue Sauer
Victoria Alvarez Brito    Danny Correa              Matthew Horning           Yelena Melnichenko        Frank Schott
Cesar A. Alviar           Digna Costanza            Steven Leon Howell        Shevonne Mentis           Ralph Scorca
Kermit Anderson           Denise Crant              Paul R. Hughes            Nurul H. Miah             Arthur Warren Scullin
Siew-Nya Ang              Daniel "Hal" Crisman      Joseph Ianelli            Joel Miller               Alena Sesinova
Doreen Angrisani          Mary D'Antonio            Stephanie Irby            Louis Minervino           Thomas Sgroi
Jack Aron                 Elizabeth Darling         Virginia Jablonski        Kristen Montanaro         Mohammed Shajahan
Michael Baksh             William Dean              Maria Jakubiak            Cheryl Ann Monyak         Earl Richard Shanahan
Sharon Balkcom            Tara E. Debek             Ernest James              Steven P. Morello         Kathryn A. Shatzoff
Michael Bane              Danielle Delie            Luis Jimenez              Dorothy Morgan            Mark Shulman
Kathryn Bantis            Palmina Delligatti        Jennifer Lynn Kane        Bill Moskal               Joseph Sisolak
Scott Bart                Jean DePalma              William A. Karnes         Peter Moutos              Catherine Smith
Paul Battaglia            Christian DeSimone        Richard Keane             Kevin Murphy              Sandra F. Smith
Marlyn Bautista           Patricia DiChiaro         Robert C. Kennedy         Patrick Sean Murphy       Astrid Sohan
Jane Beatty               Carl DiFranco             Rajesh Khandelwal         Susan Murray              Michael Sorresse
Nina Bell                 William Dimmling          Richard Klares            Narender Nath             John Spataro
William Bethke            Ramzi Doany               Lawrence Kim              Glenn Neblett             Maynard Spence
Gary Bird                 Carlos Dominguez          Howard (Barry) Kirschbaum Daniel Robert Nolan       Mary Stanley
Mary Boffa                Thomas Duffy              Rebecca Koborie           James Oakley              William R. Steiner
Nicholas Bogdan           Christopher Dunne         Dorota Kopiczko           Richard O'Connor          Jimmy Storey
Vincent Boland            Carole Eggert             Patricia Kuras            Gerald Olcott             Larry Sumaya
Colin Bonnett             Daphne Elder              Angela Kyte               Leah Oliver               Harry Taback
Kevin Bowser              Christopher Epps          Maria La Vache            Maureen L. Olson          Norma Taddei
Sandra Conaty Brace       Erwin Erker               Jeanette Lafond-Menichino Margaret Orloske          Phyllis Gale Talbot
Patrice Braut             Catherine Fagan           Carol Ann LaPlante        Virginia Anne Ormiston    Dennis G. Taormina Jr.
Janice Brown              Dolores Fanelli           Hamidou Larry             Dominique Pandolfo        Lorisa Taylor
Richard Bruehert          Nancy Farley              Gary Lasko                Michael Parkes            David Tengelin
Lillian Caceres           Douglas Farnum            Stephen Lauria            Horace Passananti         Lisa Terry
Cecile Caguicla           Francis Feely             Denis Lavelle             Salvatore Pepe            Sal Tieri
Michael Cahill            Rose Feliciano            Kenneth Ledee             William Peterson          Michael Tinley
Joseph Calandrillo        Kristen Fiedel            Elena Ledesma             Eugenia Piantieri         Jennifer Tino
Philip Calcagno           Virginia Fox              Kathryn Lee               James Edward Potorti      John Tobin
James Christopher Cappers Vincent Gallucci          Michael Lepore            Robert Pugliese           Zhanetta Tsoy
Richard Caproni           Cesar R. Garcia           Ye Wei Liang              Lars Qualben              John Ueltzhoeffer
Edward Carlino            Marlyn Carmen Garcia      Thomas Linehan            Jonathan Randall          Scott Vasel
William Caspar            Jeffrey Gardner           Laura Longing             Amenia Rasool             Garo Voskerijian
Arcelia Castillo          Craig Gibson              Manuel Lopez              R. Mark Rasweiler         Benjamin Walker
Richard Catarelli         Steven Giorgetti          Jenny Low Wong            Gregory Reda              Peter Wallace
Mary Caulfield            Martin Giovinazzo         William Lum               Timothy Reilly            Barbara Walsh
Thomas Celic              Salvatore Gitto           Louise Lynch              Kenneth F. Rice III       Michael Waye
Ana Centeno               Harry Glenn               Monica Lyons              Eileen Rice               Steven Weinstein
Mark Charette             Lynn Catherine Goodchild  Joe Maggitti              Venesha Richards          Malissa White
Alex Chiang               Kiran Kumar Reddy Gopu    Daniel L. Maher           Alan Jay Richman          Wayne A. White
Peter Chirchirillo        Jon Grabowski             Linda Mair-Grayling       John M. Rigo              Jeffrey Wiener
Kyung (Casey) Cho         Gayle Greene              Debora Maldonado          Linda Rivera              Thomas Wise
Alex Ciccone              Warren Grifka             Gene Edward Maloy         Jeffrey Robinson          Katherine Wolf
Elaine Cillo              David Grimner             Joseph Mangano            Marsha Rodriguez          Jennifer Wong
Edna Cintron              Michael Gu                Marion Victoria Manning   Aida Rosario              Steve Wong
Donna Clarke              Gary Haag                 Bernard Mascarenhas       Linda Rosenbaum           Jacquelyn Young
Jim Cleere                Barbara M. Habib          Patricia Massari          Mark Rosenberg            Ivelin Ziminski
Susan Clyne               Nezam Hafiz               Rudolph Mastrocinque      Joanne Rubino             Michael Zinzi
Patricia Cody             James Halvorson           Charles Mathers           Susan Ruggiero            Salvatore Zisa

                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING

                               RISK AND INSURANCE
                                    SERVICES

                              A CONVERSATION WITH
           JOHN T. SINNOTT, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND
        RAY J. GROVES, PRESIDENT AND CHIEF OPERATING OFFICER, MARSH INC.

        HOW DID THE EVENTS OF SEPTEMBER 11 AFFECT MARSH? We were affected most by the loss of our colleagues and friends. Of the 1,900 colleagues working in the World Trade Center or visiting there that day, 294 perished. Another MMC colleague was a passenger aboard one of the aircraft that struck the towers.

Our concern from the start was to support the families who lost loved ones and to help our colleagues cope in the aftermath of the attacks. Our people reached out with sensitivity and compassion to each other and to the families of their lost colleagues.

At the same time, our professionals, including teams around the world, continued to deliver outstanding service to clients under very difficult conditions. Colleagues who had been based at the World Trade Center were

                    GRAPHIC OMITTED: IMPRESSIONIST PAINTING
moved into new offices in a matter of days, and our technology and finance professionals rapidly restored the capabilities essential to serve clients. We also were able to act quickly to help those clients affected directly by the attacks in assessing their losses and handling claims.

September 11 touched us in ways that we could not have imagined. We came through with an even greater appreciation for the resiliency of our people and the strength of the family of MMC companies.

        PLEASE DISCUSS MARSH'S RECENT FINANCIAL PERFORMANCE. Our financial results in 2001 were excellent. Revenues grew 8 percent to $5.2 billion, and operating income grew 21 percent to $1.1 billion. This performance reflects increased client revenues and the greater efficiencies we have achieved. In fact, over the last five years, including the acquisition of Johnson & Higgins and of Sedgwick, our compound growth rates for annual revenue and operating income have been 22 percent and 26 percent, respectively. Last year, we completed the consolidation of Sedgwick, which led to $160 million in pretax savings for MMC over three years, primarily in Marsh.

        HOW HAVE THE EVENTS OF SEPTEMBER 11 AFFECTED CONDITIONS IN THE INSURANCE MARKETS? After more than a decade of continuous declines in commercial insurance rates, prices began to rise in early 2000, and by midyear the increases were gaining momentum. This trend continued during the first eight months of 2001 and accelerated sharply after the terrorist attacks in September. Estimated insured losses as a result of the attacks may exceed $40 billion. By comparison, the industry's largest single prior loss was $20 billion in 1992 from Hurricane Andrew, which affected primarily the cost of personal insurance. The terrorist attacks had a considerable effect on the rates of premiums for commercial insurance.

We now are seeing broad, substantial increases in premium rates and far stricter coverage terms being imposed by insurance and reinsurance companies throughout the world. Many clients have increased their amounts of self-insurance and have made other changes to their programs, either to lessen the impact of higher costs or in response to requirements imposed by insurers. Despite the difficult conditions in the marketplace, we have been largely successful in serving our clients.

        HOW IS MARSH RESPONDING TO CLIENTS' NEEDS IN THIS NEW ENVIRONMENT? Conditions in the world insurance and reinsurance marketplace are such that our experience, global reach and professional resources can make a difference.

For example, immediately after the attacks, our aviation professionals in London and New York collaborated with other brokers and key insurance companies to reinstate war risk liability coverages that had been canceled. In addition, we arranged a facility through which airlines around the world could purchase additional levels of war risk liability insurance. This took some of the immediate pressure off our aviation clients, and we continue to work with them to complete their insurance programs satisfactorily. We also were engaged by the Air Transport Association to study the creation of a risk retention group as an alternative to the current sources of war risk liability insurance that are both expensive and contain unsatisfactory cancellation provisions. That analysis was completed and action is being taken by the association, its airline members and Marsh to form the risk retention group.

We are helping our clients to address the difficult and continuously changing situation in regard to the insurance of terrorism risks. Following September 11, terrorism

                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING

   [THE DATA PRESENTED BELOW APPEARS IN A PIE GRAPH IN THE PRINTED DOCUMENT]

                                  2001 REVENUE
                                  $5.2 BILLION
                                  ------------

                        Asia Pacific                   3%
                        Europe                        16%
                        Global Consumer Programs      13%
                        Global Practices              17%
                        Global Reinsurance            10%
                        Latin America                  3%
                        United States                 35%
                        Canada                         3%

   [THE DATA PRESENTED BELOW APPEARS IN A BAR GRAPH IN THE PRINTED DOCUMENT]

                                     REVENUE
                                  (IN BILLIONS)
                                  -------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 22%

                                  1997  =  $2.8
                                  1998  =   3.4
                                  1999  =   4.5
                                  2000  =   4.8
                                  2001  =   5.2


coverage for certain risks has been more difficult to obtain, especially for larger exposures, and requires a higher premium. Marsh has been working closely with the insurance industry and the appropriate government entities to resolve this issue. On behalf of Marsh, and as a representative of our national trade association, the Council of Insurance Agents and Brokers, Jack Sinnott testified before two committees of the U.S. Congress to stress the need for cooperative efforts between the public and private sectors on the matter of terrorism coverage.

Immediately following the September 11 attacks, Guy Carpenter, our reinsurance broking unit, was able to reinstate reinsurance treaty protection for clients. This was particularly important since the World Trade Center losses drastically reduced, and in some cases exhausted, the reinsurance coverage of many insurance carriers. While always respecting client confidentiality and potential client conflict issues, our insurance and reinsurance brokers are conferring closely on placement matters given the fact that reinsurance has such an overriding influence on the total marketplace.

MMC Enterprise Risk is responding to clients who want advice on their exposure to risks throughout their organizations. For example, it provides consulting services that address strategic, operational, financial and hazard risks and arranges transactions that help clients manage their more complex exposures.

        WHY IS THE ROLE OF THE REINSURANCE BROKER CRITICAL? Insurance companies use reinsurers to spread their risks in order to increase the amount of business they can handle. In the current environment, the magnitude and severity of potential losses has become an area of even greater concern. Reinsurers are constrained by the reduction in their capital as a result of September 11 as well as prior losses. The reinsurance market had already been hardening, but recent events significantly accelerated that trend.

This has created a situation where Guy Carpenter's abilities are critical to both primary insurers and reinsurance firms. Carpenter has unmatched knowledge of markets worldwide, delivers access to those markets and negotiates on clients' behalf to ensure that they get the best terms available. Its broad range of expertise in areas ranging from traditional property and casualty catastrophe coverage to niche specialty areas, risk and financial modeling, and analytical and advisory services is a great benefit to clients.

        WHAT STEPS ARE YOU TAKING TO CREATE INSURANCE CAPACITY FOR CLIENTS IN THIS MORE RESTRICTIVE MARKETPLACE? Marsh has a long tradition of acting in response to supply and demand imbalances in the insurance and reinsurance markets on behalf of clients.

   [THE DATA PRESENTED BELOW APPEARS IN A BAR GRAPH IN THE PRINTED DOCUMENT]

                                OPERATING INCOME
                                  (IN BILLIONS)
                                  -------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 26%

                                  1997  =  $ .496
                                  1998  =    .613
                                  1999  =    .806
                                  2000  =    .944
                                  2001  =   1.139


During the U.S. liability crisis in the mid-1980s and in the aftermath of the property catastrophe issues of the early 1990s, Marsh helped clients secure coverage by creating new underwriting capacity. The Trident investment funds managed by MMC Capital, our private equity subsidiary, have successfully raised capital for the insurance industry.

In the wake of the September 11 attacks, MMC Capital formed AXIS Specialty Limited, an independent insurance and reinsurance company that provides much needed capacity. AXIS had an initial capitalization of $1.6 billion and began underwriting in Bermuda during the fourth quarter of 2001. This latest response to client needs contributes to the long-term returns for MMC shareholders.

        PLEASE UPDATE US ON MARSH'S BUSINESS INITIATIVES AROUND THE WORLD. In North America, we are expanding our business with large organizations, which face new and increasingly complex exposures and liabilities. We also have above-average growth opportunities among mid-size and small enterprises.

In Europe, we continue to implement strategic initiatives to expand our affinity group and mid-size client business and to increase our delivery of specialty services to a broad range of clients. Professional brokers have a long history in the United States of working on behalf of clients to secure better coverage and prices. As Europeans adopt this beneficial system in their own countries, demand for service rises.

With free-market conditions in insurance and reinsurance developing among nations in Asia, including Japan and South Korea, we have expanded our business in the region's large commercial sector and continue to develop additional opportunities for growth. We have long been active in serving both multinational and indigenous businesses in China. We are hopeful that the movement toward a market-oriented economy in China, as exemplified by China joining the World Trade Organization, will create additional potential for us.

We have been increasingly active in Latin America since the mid-1990s and have extended our leadership position. Our plans call for the development of our affinity group business across the region. Marsh's long experience in this business in the United States will be key in this initiative.

        WHAT IS THE OUTLOOK FOR MARSH? We are optimistic about our prospects. In a more complex, uncertain world, Marsh has the resources, knowledge and relationships with insurance markets around the world to help clients deal with their rapidly changing needs.

                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING

                                   INVESTMENT
                                   MANAGEMENT

                              A CONVERSATION WITH
          LAWRENCE J. LASSER, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                               PUTNAM INVESTMENTS

        PLEASE DISCUSS THE CURRENT INVESTMENT ENVIRONMENT. Two thousand one was a difficult year for the investment management industry, particularly compared with most of the last decade when the world economy and equity markets enjoyed unprecedented growth. In fact, economic growth in the United States was sustained from the end of 1982 with only one interruption. Economic growth slowed in fall 2000, and the United States entered a recession in March of last year. The speed of the slowdown and the impact it had on business spending, consumer behavior and investor sentiment was remarkable.

Since equity market movement typically precedes economic activity, markets peaked in March 2000 and then declined through September 2001. There have been 10 bear markets since World War II. The bear market that

                    GRAPHIC OMITTED: IMPRESSIONIST PAINTING

   [THE DATA PRESENTED BELOW APPEARS IN A BAR GRAPH IN THE PRINTED DOCUMENT]

                                 AVERAGE ASSETS
                                UNDER MANAGEMENT
                                  (IN BILLIONS)
                                  -------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 17%

                                  1997  =  $206
                                  1998  =   264
                                  1999  =   322
                                  2000  =   397
                                  2001  =   328


the United States just experienced, which saw a total decline of 37 percent in the S&P 500 Index, was close to the norm in both magnitude and duration. Bear markets are difficult to endure, but it is understandable that a correction in the economy and equity markets would occur after such a long period of growth.

        HOW DID THIS ENVIRONMENT AFFECT PUTNAM? Putnam, of course, felt the impact of these conditions, which affected growth-oriented mutual funds in particular. In fact, the entire U.S. investment management industry experienced declines in assets under management. In contrast to 2000, which saw large mutual fund inflows, net new sales in 2001 were greatly reduced industry wide.

Putnam began 2001 with $370 billion in assets under management and ended the year with $315 billion. Revenues declined 19 percent to $2.6 billion, and operating income, excluding a one-time item, declined 22 percent to $803 million. During the year, we implemented initiatives to control expenses, increase efficiencies and reallocate resources to areas expected to produce higher growth. Led by institutional business, net new sales, including dividends reinvested, totaled $11.5 billion in 2001.

        HOW DO YOU VIEW PUTNAM'S RESULTS IN THE CONTEXT OF YOUR HISTORICAL GROWTH? While market and economic forces brought about most of what affected Putnam in 2001, there is much to learn from in the aftermath of 2001. And we have made numerous changes in our approach. But by any measure, Putnam has an excellent record of long-term growth. Over the last 20 years, both Putnam's revenues and operating income have grown at a compound annual rate of 22 percent, excluding a one-time item last year. Assets under management have grown at a compound annual rate of 20 percent.

Beginning in the mid-1980s and accelerating in the 1990s, Putnam recognized that there were opportunities to grow the business, strengthen its foundation and improve professional capabilities. We had the good fortune to become prominent in a dramatically growing environment. We proved to be among the fastest growing companies, grew to be among the largest, came to be among the most respected and best recognized. We achieved this while maintaining a rising standard of professional excellence as defined by sales, investment performance and investor services.

Putnam took full advantage of the mutual fund boom, using our success to recreate our defined benefit business and to create defined contribution and international businesses. We recast our company entirely, in the process attracting more highly qualified staff and then supporting them with deeper professional resources. We diversified, building a broad array of investment products, and

      [THE DATA PRESENTED BELOW APPEARS IN A CHART IN THE PRINTED DOCUMENT]

                                     DALBAR
                             INVESTOR SERVICE AWARDS
                             -----------------------

                    Mutual Fund           Financial              Annuity
                    Shareholders        Intermediaries      Contract Holders
                    ------------        --------------      -----------------
2001                Highest Award       Highest Award         Highest Award
2000                Highest Award       Highest Award         Highest Award
1999                Highest Award       Highest Award       Honorable Mention
1998                Highest Award       Highest Award         Highest Award
1997                Highest Award       Highest Award         Highest Award

FOR THE FOURTH TIME IN FIVE YEARS, PUTNAM WON THE DALBAR TRIPLE CROWN FOR SERVICE EXCELLENCE IN THREE CATEGORIES - THE HIGHEST ACHIEVEMENT OF ANY INVESTMENT MANAGEMENT COMPANY.

adhered to disciplined investment strategies. Distribution for mutual funds was organized by channel - banks, brokerage firms and financial planners -- so programs could be tailored by customer needs. Our state-of-the-art investor service set the standard in our industry for using new technology to deliver information and services with speed and accuracy.

This diversified business model has made us what we are today. It has evolved in response to the continuous change in the investment management marketplace in which we compete.

        COULD YOU ARTICULATE YOUR PHILOSOPHY OF INVESTMENT MANAGEMENT. Certain enduring characteristics define our firm. Disciplined, in-depth research is key. We analyze countries, industries and securities thoroughly. Each year, our analysts visit thousands of companies worldwide, and more than 10,000 company visits are made to Putnam. Our substantial resources and global reach enable us to develop the best investment ideas. Teamwork and the active exchange of information among portfolio managers and analysts are the cornerstones of our investment philosophy. Finally, each Putnam fund aims for a clear position on the risk/reward spectrum in accordance with the fund's stated policies and objectives. With this approach we are able to build portfolios that meet the needs of investors, both individual and institutional.

In keeping with our emphasis on diversified portfolios, Putnam manages money across a broad range of asset classes and investment styles: equity and fixed income, domestic and international, value, core and growth. For institutional investors, we provide counsel on asset allocation, risk management and portfolio completion, and trends in institutional investing. We distribute our retail products through financial advisors because we believe that individual investors need personalized advice to create diversified portfolios that will help them achieve their investment goals.

        WHAT IS YOUR APPROACH TO INVESTOR SERVICE? We are proud that our investor service has improved and our transaction costs have declined. Our sevice excellence is demonstrated by the fact that in 2001, for the fourth time in five years, Putnam won the DALBAR Triple Crown for service to mutual fund investors, financial advisors and annuity holders -- a distinction no other investment management company has achieved. Since 1990, we have received DALBAR's highest award in 21 out of 23 possible evaluations in these three categories.

Our recent Triple Crown recognizes our delivery of timely, accurate and efficient investor service. Particularly satisfying for us was that we were judged to have exceeded customers' service expectations. We consider this to be a characteristic that distinguishes us from our competitors.

                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING

   [THE DATA PRESENTED BELOW APPEARS IN A PIE GRAPH IN THE PRINTED DOCUMENT]

                                  YEAR-END 2001
                            ASSETS UNDER MANAGEMENT
                                  $315 BILLION
                                  ------------
                    Institutional Core Equity           14%
                    Institutional Fixed Income           5%
                    Institutional Growth Equity          8%
                    Institutional Value Equity           3%
                    Mutual Fund Core Equity             17%
                    Mutual Fund Fixed Income            16%
                    Mutual Fund Growth Equity           20%
                    Mutual Fund Value Equity            17%

        HOW IS THE MARKETPLACE EVOLVING? Advice is increasingly important to investors in making financial decisions. Markets may be unsettled, but all of the things people save or invest for have not changed, so it's not wise for investors to make hasty decisions about their portfolios. After all, college tuition has not been marked down. People have not reduced their retirement expectations -- they are living longer, so the need for retirement wealth accumulation is strong. And people still hope to have assets left to pass on to their heirs. Diversification is key, and investors should consider new investment opportunities such as the tax-advantaged 529 college savings plans. Most important, they should be realistic, prudent and adopt a long-term investment and savings strategy.

In the United States, mutual funds have become the savings vehicles of choice and have a higher penetration among households than 10 and 20 years ago. Professional money management plays an important role in corporate retirement plans through defined contribution and defined benefit plans. And there remain almost untouched opportunities in the rest of the world, where demographics and funding requirements are driving radical change in pension markets. Globally, we are experiencing widespread development of an equity culture and heightened demand for specialized services.

        HOW IS PUTNAM POSITIONED TO TAKE ADVANTAGE OF THESE TRENDS? As we always have, Putnam is continuing to reengineer to improve its capabilities. It entails understanding the environment and how to adapt to it, and doing all we can to maintain Putnam's almost unequalled history of commercial and professional success.

We've introduced a number of initiatives to improve investment performance and to reclassify and reposition some of our products. On the investment performance side, we are focusing even more intently on our process for improving risk-adjusted returns. We have increased the use of risk management and portfolio construction tools, and we are continuing to develop a more balanced range of factors to assist in stock selection. Putnam is one of few firms to offer a broad product range. In keeping with our "Built for Balance" strategy, we continue to adhere to our funds' stated objectives, styles and risk positioning so that investors can build diversified portfolios to match their goals.

We integrated our retail defined contribution business with our retail mutual fund business because we recognized that there is increasing overlap between intermediaries and firms that sell mutual funds and those that sell small 401(k) plans. We also integrated the two components of our institutional business -- defined benefit and defined contribution -- so that we present a single face to plan sponsors, consultants and plan participants. Our business continues to grow in Europe and Asia, and we are pursuing opportunities for strategic alliances. Globally, we are solidifying superior customer relationships to promote asset retention and expand distribution for both existing and new products.

        WHAT IS THE EQUITY MARKET OUTLOOK FOR 2002? Putnam's strategists are optimistic that the U.S. economy will act as an engine of global growth. Productivity has held up well in this recession. Monetary policy, aided by fiscal policy, should be an effective tool in ending the recession and reviving the economy. The U.S. banking system's capital position is strong and much improved from the last recession in the early 1990s. Household debt peaked more than a year ago and is now dropping off due to the lowest interest rates in 40 years and a record pace of mortgage refinancing.

For these reasons, we anticipate that an economic and profits recovery should be underway this year. Our forecast is for an environment of more normal equity market returns. In this context, we are optimistic about long-term growth.

                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING

                                   CONSULTING

                              A CONVERSATION WITH
             PETER COSTER, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                                     MERCER

        HOW DID MERCER PERFORM IN 2001? Our financial results were mixed. Several of our businesses -- notably retirement consulting, health and group benefits and economic consulting -- generated record revenues and earnings. Meanwhile, management consulting and the communication and rewards practices met lower demand for their services. Our results also varied by geography; we felt the slowdown earliest and most deeply in the United States, some other geographies declined later in the year but much less severely, while others continued to grow. For the year, our consolidated results showed revenue growth of 1 percent accompanied by a small increase in operating income.

                    GRAPHIC OMITTED: IMPRESSIONIST PAINTING

We integrated successfully three firms acquired in 2000 -- Delta Consulting, St. Gallen Consulting and Mexico-based ADP. In addition, in 2001 we completed the acquisition of Strategic Compensation Associates (SCA), which supports the linkage of our rewards practice with our strategy practice. And, while hiring has not been a major focus this year, we have taken advantage of opportunities to bring in some exceptional senior talent.

Most important, we continued to serve our clients with topflight thinking and first-class service.

        PLEASE TELL US MORE ABOUT MERCER'S RESPONSE TO THE RECENT ECONOMIC SITUATION. One notable feature of the business environment in 2001 and early 2002 is how quickly our clients and indeed most corporations reacted to changes in their businesses. This, along with the bursting of the "new economy" bubble and the shock of September 11, made for an unusually clouded business outlook.

Our ability to preserve our profitability through this period reflects our enduring strategy of managing our business on the assumption that economic downturns are both inevitable and, from a timing standpoint, unpredictable. We strive to be both vigilant and positioned to reduce costs quickly when need arises. In the present situation, we cut discretionary expenses early in the downturn, and we have spent the year working to achieve the delicate balance between tight expense management and continuing to make investments that are critical to the long-term health of the Mercer franchise.

Past decisions also helped. In particular, we avoided the largest pitfalls of the Internet fervor. We walked away from several opportunities to acquire Internet consulting businesses because we thought them overpriced; this was confirmed as values collapsed and certain business models unraveled.

        WHAT TRENDS DOES MERCER SEE IN ITS MARKETPLACE? There are many positive trends driving demand for Mercer's services. With U.S. healthcare costs rising rapidly, clients need help with cost containment. Retirement issues are a high priority in light of changing demographics and stock market gyrations. For some time, U.S. multinationals have been keenly interested in managing retirement issues on a global basis. Increasingly other multinationals, particularly European, are benefiting from Mercer's strong global presence for advice on this issue.

Our investment consulting practice is growing as clients seek help in dealing with market volatility. National Economic Research Associates (NERA) is seeing strong demand for advice concerning securities litigation and antitrust. Mercer Delta's clients more than ever need help with leadership issues as they pilot their companies through turbulent waters. Even through the downturn, clients of Mercer Management Consulting continue to seek strategic opportunities and also need help identifying operational efficiencies.

Mercer continues to see e-commerce as having a major transforming impact on business. While the pace of transformation has turned out to be slower than some

                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING

   [THE DATA PRESENTED BELOW APPEARS IN A PIE GRAPH IN THE PRINTED DOCUMENT]

                                  2001 REVENUE
                             BY CONSULTING PRACTICE
                                  $2.2 BILLION
                                  ------------
                     Compensation & Communication       13%
                     Economic Consulting                 5%
                     Health & Group Benefits            16%
                     Investment Consulting               4%
                     Management Consulting              12%
                     Organizational Change & Other       6%
                     Retirement                         44%

   [THE DATA PRESENTED BELOW APPEARS IN A BAR GRAPH IN THE PRINTED DOCUMENT]

                                     REVENUE
                                  (IN BILLIONS)
                                  -------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 13%

                                  1997  =  $1.3
                                  1998  =   1.5
                                  1999  =   2.0
                                  2000  =   2.1
                                  2001  =   2.2

enthusiastic commentators anticipated, profound changes are inevitable. We therefore continue to invest in this area, both to support consulting to clients and to develop Internet-based offerings ourselves.

A key strategic focus for many years has been to develop a mix of businesses in Mercer that complement each other and address the most important business challenges. While many business issues come and go, there are a critical few that endure over time because they are central to building and sustaining a competitive enterprise. In general terms, these enduring issues are business design, leadership and organizational change, and workforce effectiveness. We have deep expertise in each of these areas and provide a combination of service offerings that we believe no other firm can match. This adds value for our clients and is a source of future growth for MMC's shareholders.

        EXPLAIN MERCER'S ACQUISITION STRATEGY. Mercer's acquisition strategy is based on achieving strong market position rather than buying market share. For this reason, we tend to make acquisitions either to enter or achieve scale in a key geography or to fill service gaps, with particular emphasis on services that link our core competencies. Mercer Delta and SCA are examples of acquisitions that help us link our services in new and important ways.

Mercer Delta is the leading consulting firm specializing in the leadership and design of organizational change, and has unequaled experience partnering with CEOs on these issues. Mercer Delta's services form a natural bridge between the business design work of Mercer Management Consulting and the workforce effectiveness issues addressed by Mercer Human Resource Consulting. In 2001, Mercer Delta expanded its range of services and added several U.S. offices. It also opened offices in Toronto, London and Paris, with more international expansion planned for 2002.

The acquisition of SCA helps clients develop management performance and reward strategies that directly link the financial and operational factors underlying the creation of shareholder value.

        WHAT'S NEW FOR 2002? One important theme is the rollout of a new branding strategy that emphasizes the linkage within Mercer and across MMC. Its most notable element is the renaming of William M. Mercer to Mercer Human Resource Consulting. We believe the new branding strategy emphasizes the strengths of each

   [THE DATA PRESENTED BELOW APPEARS IN A BAR GRAPH IN THE PRINTED DOCUMENT]

                                OPERATING INCOME
                                  (IN BILLIONS)
                                  -------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 21%

                                  1997  =  $148
                                  1998  =   202
                                  1999  =   260
                                  2000  =   312
                                  2001  =   313

business unit while at the same time signaling the increasing connectivity among our businesses.

Another emphasis for 2002 is the direct linkage of human resource strategies to bottom line results. We have developed a consistent consulting framework called MercerHRMetrics(TM), which helps us identify and measure the impact of our clients' people programs. These approaches are generating measurable returns on investment for our clients and are allowing human resource executives to understand their employees in the same way that their marketing counterparts understand their customers.

One example of these new approaches is work we performed for a global facilities management company. The company was contending with margin pressure and retention problems, and had concluded that raising pay was the way to lower turnover and improve customer service. Our integrated analysis demonstrated that they were wrong. We found that increasing medical plan participation was the key to reducing turnover in the most critical groups, that changing the pay-and-benefits mix in other groups would have a 3-to-1 payoff, and that the lateral transfer of managers would reduce turnover without having the negative impact on profits that the company anticipated. Moreover, the combination of these steps would help improve customer service. The client implemented our recommendations and we have estimated that profit gains will exceed $100 million.

        WHAT IS THE OUTLOOK? While it is difficult to know exactly when growth will return to the world's major economies, we see nothing in the present environment that alters our long-term growth prospects or that would cause us to change our strategy. That said, near-term demand for some of our consulting practices could lag the eventual economic recovery. We will continue to manage our business in a balanced and flexible way so that we can take advantage of improving conditions as they occur.

Our strong capital position as part of MMC gives us the ability to continue to invest in growth through new service development and acquisitions when we see the right opportunities. Our mix of businesses - both geographic and by line of service - has proven to be a great asset. Our people are another major asset. In 2001, they demonstrated tenacity and teamwork in a difficult marketplace, and their contributions to Mercer's thought leadership have never been greater. With these strengths, we relish the challenges and opportunities of 2002 and beyond.

                                 MMC WORLDWIDE

                          RISK AND INSURANCE SERVICES

MARSH INC. is the world leader in delivering risk and insurance services and solutions to clients. Global risk management consulting, insurance broking and insurance program management services are provided for businesses, public entities, associations, professional services organizations and private clients under the MARSH name. Reinsurance broking, financial modeling services and related advisory functions are conducted worldwide for insurance and reinsurance companies, principally under the GUY CARPENTER name. Wholesale broking and underwriting management services are performed for a wide range of clients. MMC ENTERPRISE RISK provides advanced risk consulting services and transactional solutions on enterprise-wide issues, principally for large, complex organizations.

MMC CAPITAL is a global private equity firm that manages over $2.3 billion of capital commitments. MMC Capital invests in industries where MMC possesses specialized knowledge and proprietary deal flow.

                             INVESTMENT MANAGEMENT

PUTNAM INVESTMENTS, one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages over 100 mutual funds, has over 2,700 institutional clients and more than 14 million individual shareholder accounts. It had $315 billion in assets under management at year-end 2001.

                                   CONSULTING

MERCER, one of the world's largest consulting firms, provides advice and services, primarily to business organizations. MERCER HUMAN RESOURCE CONSULTING, the global leader in its field, helps organizations understand, develop, execute and measure human resource programs and policies with the goal of enhancing business results through people. MERCER MANAGEMENT CONSULTING, one of the world's premier corporate strategy firms, helps leading enterprises anticipate and realize future sources of value growth based on insights into rapidly changing customer priorities, economics and environments. MERCER DELTA CONSULTING, the recognized leader in organizational change, works with CEOs and senior teams of major companies on the design and leadership of large-scale transformation. NATIONAL ECONOMIC RESEARCH ASSOCIATES (NERA), the leading firm of consulting economists, provides clients with practice research and analysis of economic and financial issues arising in litigation, regulation, public policy and management. LIPPINCOTT & MARGULIES, the premier corporate identity firm, helps clients create, develop and manage their brands throughout the world.

               Marsh & McLennan Companies, Inc. and Subsidiaries
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

GENERAL

Marsh & McLennan Companies, Inc. and Subsidiaries ("MMC") is a professional services firm. MMC subsidiaries include Marsh, the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer, a major global provider of consulting services. Approximately 58,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on operating income, which is after deductions for directly related expenses and minority interest but before special credits/charges and charges related to September 11. The accounting policies of the segments are identical to those used for the consolidated financial statements.

MMC annually reviews its financial reporting and disclosure practices to ensure that its financial reporting provides accurate and complete information. As part of this process, MMC has reviewed its selection, application and communication of critical accounting policies, financial disclosures and areas where estimates and judgements can have a significant influence on reported results. MMC's most critical accounting policies include revenue recognition and deferral and amortization of prepaid dealer commissions. Areas that are significantly influenced by estimates or management judgement include actuarial assumptions related to retirement benefits and other postretirement benefits, provisions for costs related to legal matters and the provision for income taxes. These policies, along with MMC's other significant accounting policies are discussed in Note 1 to the consolidated financial statements.

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Information Concerning Forward-Looking Statements" in MMC's 2001 Annual Report on Form 10-K.

The consolidated results of operations follow:

-------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE FIGURES)                                  2001      2000      1999
-------------------------------------------------------------------------------------------------
REVENUE:
Risk and Insurance Services                                          $  5,152  $  4,780  $  4,523
Investment Management                                                   2,631     3,242     2,684
Consulting                                                              2,160     2,135     1,950
-------------------------------------------------------------------------------------------------
                                                                        9,943    10,157     9,157
-------------------------------------------------------------------------------------------------
EXPENSE:
Compensation and Benefits                                               4,877     4,941     4,574
Amortization of Intangibles                                               192       183       156
Other Operating Expenses                                                2,715     2,856     2,623
Investment Valuation Charge(a)                                            222        --        --
Charges related to
  September 11 and
  Special (Credits)/Charges                                               174       (2)       337
-------------------------------------------------------------------------------------------------
                                                                        8,180     7,978     7,690
-------------------------------------------------------------------------------------------------
OPERATING INCOME                                                     $  1,763  $  2,179  $  1,467
=================================================================================================
NET INCOME                                                           $    974  $  1,181  $    726
=================================================================================================
NET INCOME PER SHARE:
  BASIC                                                                 $3.54     $4.35     $2.76
=================================================================================================
  DILUTED                                                               $3.39     $4.10     $2.62
=================================================================================================
AVERAGE NUMBER OF
  SHARES OUTSTANDING:
  BASIC                                                                   275       272       263
=================================================================================================
  DILUTED                                                                 286       284       272
=================================================================================================

(a) To record an other than temporary decline in value of Putnam's investment in the common stock of Gruppo Bipop Carire S.p.A. ("Bipop").

In 2001, revenue, derived mainly from commissions and fees, declined 2%. This decrease resulted from a decline in revenue in the investment management segment due largely to lower assets under management on which fees are earned, partially offset by a higher volume of business in the risk and insurance services segment. Excluding the effect of such items as foreign exchange, acquisitions and dispositions, consolidated revenue declined approximately 1% compared with 2000. Revenue decreased 19% in the investment management segment as the level of average assets under management declined in 2001, primarily as a result of a reduction in the equity market levels. The risk and insurance services segment experienced revenue growth of approximately 10% primarily due to the impact of higher commercial insurance premium rates and net new business development, partially offset by lower fiduciary interest income. Consulting revenue grew 3% for the year reflecting a higher volume of business in the retirement, health and group benefit and economic consulting practices offset by a decline in the general management consulting practice.

Expenses increased 3% in 2001. Underlying expenses, excluding the effect of foreign exchange, acquisitions and dispositions, an investment valuation charge and the impact of charges related to September 11, were $7.8 billion, a 2% decline from the prior year. The decrease relates primarily to lower incentive compensation in the investment management segment and a reduction in discretionary expenses in all segments partially offset by expenses associated with a higher volume of business in the risk and insurance services segment. Expenses were also reduced by approximately $40 million of incremental net consolidation savings associated with the Sedgwick integration, primarily in risk and insurance services.

Expenses in 2001 include a $222 million investment valuation charge related to the other than temporary decline in value of a marketable equity security, which is discussed more fully in the Investment Management section of this Management's Discussion and Analysis.

MMC was directly and profoundly impacted by the September 11, 2001 terrorist attacks. As a result of the destruction of the World Trade Center ("WTC"), 295 MMC colleagues were lost. MMC occupied a combined total of fifteen floors in the two towers of the WTC, that housed approximately 1,900 employees and outside consultants. The risk and insurance services segment was the most directly impacted by this event. The WTC housed the center for information technology and finance support of Marsh, where most of the lost colleagues were employed. The WTC also served as the headquarters for Guy Carpenter, Marsh's reinsurance intermediary. Employees have been relocated to various sites in midtown Manhattan and the New York metropolitan area. In addition, certain support functions previously performed in the WTC have been distributed among regional processing centers throughout the United States. A small number of colleagues from the consulting business were located at the WTC, all of whom have been relocated to other sites. Boston-based Putnam Investments, MMC's investment management subsidiary, suffered disruptions due to building evacuations and the closing of the equity markets. MMC successfully implemented long-standing disaster recovery plans. All critical business functions and systems were recovered.

In 2001, MMC recorded pretax charges of $187 million, net of insurance recoveries, related to the events of September 11 and the subsequent impact on business conditions. The components of this charge are discussed further in the section of this Management's Discussion and Analysis entitled Charges Related to September 11 and Special Charges and Credits.

In 2000, revenue rose 11%. This increase was driven by a higher volume of business in all operating segments. Excluding the effect of foreign exchange, acquisitions and dispositions, consolidated revenue grew approximately 12% over 1999. The risk and insurance services segment experienced revenue growth of approximately 8% primarily due to net new business, higher fiduciary interest income, the effect of higher U.S. premium rates and an increase in revenues realized from investment activities in MMC Capital, Inc. Revenue increased 21% in the investment management segment as the level of average assets under management increased significantly in 2000. Consulting revenue grew 11% for the year reflecting an increased level of services provided in all lines of business.

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

During 1999, MMC recorded special charges of $337 million related to the acquisition and integration of Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups. These special charges are explained in more detail under the caption, Charges Related to September 11 and Special Charges and Credits in this Management's Discussion and Analysis.

RISK AND INSURANCE SERVICES

The operations within this segment provide risk and insurance services as broker, agent or consultant for insureds, insurance underwriters and other brokers on a worldwide basis. These services are provided by Marsh Inc. ("Marsh"), which delivers risk and insurance services and solutions to clients through its various subsidiaries and affiliates. Risk management, insurance broking and program management services are provided for businesses, public entities, associations, professional services organizations and private clients under the Marsh name. MMC Enterprise Risk provides advanced risk consulting services and transactional solutions on enterprise-wide issues, principally for large, complex organizations. Reinsurance broking, catastrophe and financial modeling services and related advisory functions are conducted for insurance and reinsurance companies, principally under the Guy Carpenter name. Wholesale broking and underwriting management services are performed for a wide range of clients under various names. In addition, MMC Capital provides services principally in connection with originating, structuring and managing insurance, financial services and other industry-focused investments.

The services provided within this segment include the identification, analysis, estimation, mitigation, financing and transfer of risks that arise from client operations. These risks relate to damage to property, various liability exposures, and other factors that could result in financial loss, including large and complex risks that require access to world insurance and financial markets. The risks addressed by Marsh operating units go beyond traditional property-liability areas to include a widening range of exposures. Major examples of these risks include employment practices liability, the launch and operation of rockets and spacecraft, the development and operation of technology resources (such as computers, communications networks and websites), the theft or loss of intellectual property, copyright infringement, the remediation of environmental pollution, merger and acquisition issues, the interruption of revenue streams derived from leasing and credit operations, political risks and various other financial, strategic and operating exposures.

Marsh's subsidiaries provide a broad spectrum of services requiring expertise in multiple disciplines: risk identification, estimation and mitigation; conducting negotiations and placement transactions with the worldwide insurance and capital markets; gaining knowledge of specific insurance product lines and technical aspects of client operations, industries and fields of business; actuarial analysis; and understanding the regulatory and legal environments of various countries. Marsh provides advice on addressing client exposures, which includes structuring programs for retaining, mitigating, financing, and transferring the risks in combinations that vary according to the risk profiles, requirements and preferences of clients. Specific professional functions provided in this process include loss-control services, the placement of client risks with the worldwide insurance and capital markets (risk transfer), the development of alternative risk financing methods, establishment and management of specialized insurance companies owned by clients ("captive insurance companies"), claims collection, injury management, and other insurance and risk related services.

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

Marsh's wholesale broking and underwriting management services are organized within the Guy Carpenter management structure. These activities provide services to insurers in the United States, Canada and the United Kingdom, primarily for professional liability coverages, as well as wholesale broking services in the United States and the United Kingdom for a broad range of products on behalf of both affiliated and unaffiliated brokers. These services are provided under various names apart from Marsh.

Marsh's Affinity and Private Client Practices unit provides a diverse range of services. Services related to employee voluntary payroll deduction programs and the administration of insurance- and benefit-related programs are provided for corporations and employer coalitions. Specialized risk and insurance programs are delivered directly to high-net-worth individuals. For associations, the unit designs, markets and administers primarily life, health, accident, disability, automobile, homeowners, professional liability and other insurance-related products purchased by members of the associations.

MMC Capital, Inc. is a private equity investment firm that manages fund families focused on distinct industry sectors. It is an advisor to The Trident Partnership L.P., a private investment partnership formed in 1993 with capital commitments of $660 million, and Trident II, L.P. formed in 1999 with $1.4 billion in capital commitments for investments in insurance, financial services and related industries. MMC Capital also is the advisor to funds which invest in technology, communications and information companies primarily that support the financial services sector. Investors in these funds include MMC Capital's corporate parent and other investors. In response to client needs, MMC Capital helped develop an additional source of insurance and reinsurance capacity after September 11 through the formation of AXIS Specialty Limited ("AXIS"). AXIS had an initial capitalization of $1.6 billion, which included a $250 million investment by Trident II and a $100 million direct investment by MMC, and began underwriting in Bermuda during the fourth quarter of 2001.

Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients; commissions and fees paid by insurance and reinsurance companies; compensation for billing and related services, in the form of interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds; contingent income for services provided to insurers; and compensation for services provided in connection with the organization, structuring and management of insurance, financial services and other industry-focused investments, including fees and dividends, as well as appreciation or depreciation that has been realized on sales of holdings in such entities.

Revenue generated by the risk and insurance services segment is fundamentally derived from the value of the services provided to clients and insurance markets. These revenues may be affected by premium rate levels in the property and casualty and employee benefits insurance markets and available insurance capacity, since compensation is frequently related to the premiums paid by insureds. In many cases, compensation may be negotiated in advance based upon the estimated value of the services to be performed. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by the level of interest realized on the investment of fiduciary funds. Revenue and fees also may be received from originating, structuring and managing investments in insurance, financial services and other industry-focused investments, as well as income derived from investments made by MMC. Contingent income for services provided includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that business during specific periods, or the profitability or loss to the insurer of the risks placed. This revenue reflects compensation for services provided by brokers to the insurance market. These services include new product development, the development and provision of technology, administration, and the delivery of information on developments among broad client segments and the insurance markets.

Revenues vary from quarter to quarter as a result of the timing of policy renewals, the net effect of new and lost business, achievement of contingent compensation thresholds, interest and foreign exchange rate fluctuations and the realization of revenue from investments, whereas expenses tend to be more uniform throughout the year.

The results of operations for the risk and insurance services segment are presented below:


=============================================================================
(IN MILLIONS OF DOLLARS)                             2001      2000      1999
-----------------------------------------------------------------------------
REVENUE                                            $5,152    $4,780    $4,523
EXPENSE(a)                                          4,013     3,836     3,717
-----------------------------------------------------------------------------
OPERATING INCOME                                   $1,139    $  944    $  806
=============================================================================
OPERATING INCOME MARGIN                             22.1%     19.7%     17.8%
=============================================================================

(a) Excluding charges related to September 11 and special credits/charges, which are detailed below.


REVENUE

Revenue for the risk and insurance services segment increased 8% over 2000. Excluding the effects of such items as foreign exchange, acquisitions and dispositions, revenue rose 10% reflecting net new business, the effect of higher premium rates and an increase in revenue realized from investment activity in MMC Capital partially offset by lower fiduciary interest income. Risk management and insurance broking revenue, which represented 76% of risk and insurance services, grew approximately 9% over 2000. In addition, revenue rose 9% in the global consumer business and 13% in the reinsurance business. Beginning in the second quarter of 2000, the transfer of commercial risk has gradually become more difficult and costly with proportionate increases in premiums. The terrorist attacks accelerated these trends. Insurance industry losses will be felt across multiple product lines, most acutely in commercial property. Insurance and reinsurance markets worldwide have tightened, capacity is reduced and rates increased. The size of the increases vary according to product line and clients' loss experience, which reflects a dynamic and changing marketplace.

In 2000, revenue for the risk and insurance services segment increased 6% over 1999. Excluding the effect of such items as foreign exchange, acquisitions and dispositions, revenue rose approximately 8%, reflecting net new business, higher fiduciary interest income, the effect of higher U.S. premium rates and an increase in revenue realized from investment activity in MMC Capital. Risk management and insurance broking revenue, which represented 75% of risk and insurance services, grew approximately 8% over 1999. In addition, revenue rose 10% in the global consumer business and 7% in the reinsurance business. During the second quarter of 2000, premium rates in most U.S. commercial insurance lines began to rise for the first time in more than a decade. By midyear, increases averaged approximately 10% and this trend continued into 2001.

EXPENSE

Risk and insurance services expenses increased 5% in 2001. Excluding the effect of foreign exchange, acquisitions and dispositions, expenses increased approximately 7% from 2000 primarily reflecting staff growth and other costs associated with a higher volume of business, partially offset by the realization of $40 million of incremental net integration savings related to the Sedgwick transaction.

The events of September 11 resulted in significant disruption of business in Marsh, which was directly impacted. Significant resources were dedicated to recovery of business operations, and providing assistance to victims' families. Compensation and benefit costs of $15 million related to employees who were unable to report to work or were involved directly in the recovery efforts have been recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

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

INVESTMENT MANAGEMENT

The operations within the investment management segment provide services primarily under the Putnam name. The services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided on a separately managed or commingled basis to corporate profit-sharing and pension funds, state and other governmental and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.) and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. Putnam also provides mutual fund accounting services including maintenance of financial records, preparation of financial statements and reports, daily valuation of portfolio securities and computation of daily net asset values per share. In addition, Putnam provides administrative and trustee (or custodial) services including participant accounting, plan administration and transfer agent services for employee benefit plans (in particular defined contribution 401(k) plans), IRAs and other clients for which it receives compensation pursuant to service and trust or custodian contracts with plan sponsors and Putnam Funds. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Shares of open-end funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the individual fund and the amount and class of shares purchased. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds can be recovered through charges and fees received over a number of years.

Putnam's revenue is derived primarily from investment management and 12b-1 fees received from the Putnam Funds and investment management fees for institutional accounts. The investment management services provided by Putnam are performed pursuant to advisory contracts. The amount of the fees varies depending on the individual mutual fund or account and is usually based upon a sliding scale in relation to the level of assets under management and, in certain instances, is also based on investment performance. The management of Putnam and the trustees of the Putnam Funds regularly review the fund fee structure in light of fund performance, the level and range of services provided, industry conditions and other relevant factors. Contracts with the Putnam Funds continue in effect only so long as approved, at least annually, by their shareholders or by the Putnam Funds' trustees. The termination of one of more of these contracts, or other advisory contracts, could have a material adverse effect on Putnam's results of operations. Putnam also receives compensation for providing certain shareholder and custody services.

Putnam has a minority interest in Thomas H. Lee Partners ("THL"), a private equity investment firm. In addition, Putnam and THL formed a joint venture entity, TH Lee, Putnam Capital ("THLPC") of which Putnam owns 25%. THL and THLPC offer private equity and alternative investment funds for institutional and high-net-worth investors. The results of operations for the investment management segment are presented below:

=============================================================================
(IN MILLIONS OF DOLLARS)                             2001      2000      1999
-----------------------------------------------------------------------------
REVENUE                                          $  2,631  $  3,242  $  2,684
EXPENSE(a)                                          1,825     2,215     1,848
-----------------------------------------------------------------------------
OPERATING INCOME BEFORE
  INVESTMENT VALUATION CHARGE(b)                      806     1,027       836
INVESTMENT VALUATION CHARGE                           222        --        --
=============================================================================
OPERATING INCOME                                 $    584  $  1,027  $    836
=============================================================================
OPERATING INCOME MARGIN(a)(b)                       30.5%     31.7%     31.1%
=============================================================================

(a) Excludes charges related to September 11 and investment valuation charge to record an other than temporary decline in value of the common stock of Bipop in 2001.

(b) $803 million in 2001 excluding a $3 million reduction in minority interest expense resulting from the investment valuation charge.

REVENUE

Putnam's revenue decreased 19% in 2001 reflecting a decline in the level of average assets under management on which management fees are earned. Assets under management averaged $328 billion in 2001, a 17% decrease compared with the $397 billion managed in 2000. Assets under management aggregated $315 billion at December 31, 2001 compared with $370 billion at December 31, 2000, as a $66.5 billion decrease resulting from a reduction in equity market levels was partially offset by $11.5 billion of net new sales, including reinvested dividends.

Putnam's revenue increased 21% in 2000 reflecting significant growth in the level of average assets under management. Assets under management averaged $397 billion in 2000, a 23% increase over the $322 billion managed in 1999. Assets under management aggregated $370 billion at December 31, 2000 compared with $391 billion at December 31, 1999, as a $54 billion decrease resulting from a reduc-tion in equity market levels was partially offset by $33 billion of net new sales, including reinvested dividends.

EXPENSE

Putnam's expenses excluding the investment valuation charge, decreased 17% in 2001, primarily due to lower incentive compensation reflecting the current operating environment.

Putnam established a strategic alliance in Italy in 1995 with Bipop which has significantly expanded Putnam's European mutual fund distribution. Putnam's initial investment in this alliance consists of a direct private investment that has increased in value. In 2000, Putnam expanded its relationship with Bipop and became the exclusive investment management partner for Bipop's planned expansion into other parts of Western Europe. As part of this expanded relationship, Putnam made a $286 million investment in the publicly traded common shares of Bipop that has subsequently declined in value. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," MMC determined the decline was other than temporary and recognized a pretax charge to income of $222 million.

The events of September 11 resulted in disruption of business operations throughout MMC. Significant Putnam resources were dedicated to recovery efforts for the risk and insurance services segment, particularly related to information technology. Compensation and benefits costs of $6 million related to the recovery efforts have been recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

Putnam's expenses rose 20% in 2000, primarily reflecting staff growth and higher incentive compensation commensurate with strong operating performance during the year. An increased level of business activity in 2000 resulted in higher volume-related costs including increased amortization of deferred commissions from higher sales and redemptions. In addition, goodwill amortization arising from the July 1999 investment in THL is included for a full year in 2000 compared with only six months in 1999.

Year-end and average assets under management are presented below:

=============================================================================
(IN BILLIONS OF DOLLARS)                             2001      2000      1999
-----------------------------------------------------------------------------
MUTUAL FUNDS:
Growth Equity                                        $ 62      $104      $139
Core Equity                                            53        59        37
Value Equity                                           55        58        63
Fixed Income                                           49        48        50
-----------------------------------------------------------------------------
                                                      219       269       289
-----------------------------------------------------------------------------
INSTITUTIONAL ACCOUNTS:
Growth Equity                                          24        34        39
Core Equity                                            44        46        38
Value Equity                                           11         6         5
Fixed Income                                           17        15        20
-----------------------------------------------------------------------------
                                                       96       101       102
-----------------------------------------------------------------------------
YEAR-END ASSETS                                      $315      $370      $391
=============================================================================
YEAR-END ASSETS FROM
NON-U.S. INVESTORS                                   $ 30      $ 31      $ 28
=============================================================================
AVERAGE ASSETS                                       $328      $397      $322
=============================================================================

The assets under management and revenue levels are particularly affected by fluctuations in domestic and international stock and bond market prices, the composition of assets under management and by the level of investments and withdrawals for current and new fund shareholders and clients. U.S. equity markets were volatile throughout 2001 and 2000 and declined in each of those years after several years of substantial growth prior to 2000. This volatility contributed to the decline in assets under management and, accordingly, to the reduction of revenue recognized by Putnam. A continued decline in general market levels will reduce future revenue. Items affecting revenue also include, but are not limited to, actual and relative investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions, and changes in the investment patterns of clients and the ability to maintain investment management and administrative fees at appropriate levels. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

Putnam provides individual and institutional investors with a broad range of both equity and fixed income investment products and services, invested domestically and globally, designed to meet varying investment objectives and which afford its clients the opportunity to allocate their investment resources among various investment products as changing worldwide economic and market conditions warrant.

At the end of 2001, assets held in equity securities represented 79% of assets under management, compared with 83% in 2000 and 82% in 1999, while investments in fixed income products represented 21%, compared with 17% in 2000 and 18% in 1999.

CONSULTING

Through Mercer Consulting Group, Inc. ("Mercer"), the operations within this segment provide consulting and related services from locations around the world, primarily to business organizations, in the areas of human resources and employee benefit programs, including retirement, health care and compensation, as well as communication and human resource strategy, investment consulting, general management consulting, which comprises strategy, operations and marketing; consulting on leadership, organizational change and organizational design and economic consulting and expert testimony.

William M. Mercer Companies, which will change its name to Mercer Human Resource Consulting, provides professional advice and services to corporate, government and institutional clients in more than 40 countries and territories in North and South America, Europe, Asia, Australia and New Zealand. Consultants help organizations understand, develop, execute and measure human resource, employee benefit, compensation and other programs, policies and strategies.

Mercer Management Consulting provides advice and assistance on issues of business strategy, primarily to large corporations in North America, Europe and Asia. Consultants help clients anticipate and realize future sources of value growth based on insights into rapidly changing customer priorities, economics and environments. Mercer Management Consulting also assists its clients in the implementation of their strategies.

Mercer Delta Consulting works with senior executives and CEOs of major corporations and other institutions on the organizational design and the leadership of organizational change.

National Economic Research Associates ("NERA"), a firm of consulting economists, serves law firms, corporations, trade associations and governmental agencies. NERA provides research and analysis of economic and financial issues arising in competition, regulation, finance, public policy, litigation and management. NERA's auction practice advises clients on the structuring and operation of large scale auctions, such as telecommunications spectrum auctions. NERA also advises on transfer pricing.

Under the Lippincott & Margulies name, Mercer advises leading corporations on issues relating to brand, corporate identity and image.

The major component of Mercer's revenue is fees paid by clients for advice and services. In addition, commission revenue is received from insurance companies for the placement of individual and group insurance contracts, primarily life, health and accident coverages. A relatively small amount of revenue is derived from brokerage commissions in connection with a registered securities broker dealer and in the form of equity interests in clients of Mercer Management Consulting.

Revenue in the consulting business is affected by economic conditions around the world, changes in clients' industries, including government regulation, as well as new products and services, the broad trends in employee demographics and in the management of large organizations, and interest and foreign exchange rate fluctuations.

The results of operations for the consulting segment are presented below:

=============================================================================
(IN MILLIONS OF DOLLARS)                             2001      2000      1999
-----------------------------------------------------------------------------
REVENUE                                            $2,160    $2,135    $1,950
EXPENSE(a)                                          1,847     1,823     1,690
-----------------------------------------------------------------------------
OPERATING INCOME                                   $  313    $  312    $  260
=============================================================================
OPERATING INCOME MARGIN                             14.5%     14.6%     13.3%
=============================================================================

(a)  Excluding special credits/charges, which are detailed below.

REVENUE

Consulting services revenue increased 1% in 2001 reflecting mixed results in the group's practices amid difficult market conditions. Excluding the effect of foreign exchange, acquisitions and dispositions, consulting revenue increased approximately 3% in 2001. Retirement consulting revenue, which represented 43% of the consulting segment, grew 11% over 2000 primarily due to a higher volume of business in this practice line in 2001. In addition, revenue grew 8% in health and group benefit consulting and 11% in economic consulting offset by a 21% decline in general management consulting.

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

EXPENSE

Consulting services expenses increased 1% in 2001. Excluding the effect of foreign exchange, acquisitions and dispositions, expenses increased 3% in 2001 reflecting the effect of staff increases in the growing practices principally outside the United States, offset in part by lower discretionary spending.

The events of September 11 resulted in disruption of business operations throughout MMC. Compensation and benefits costs of $3 million related to resources devoted to the recovery of operations have been recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

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

CORPORATE EXPENSES

Corporate expenses decreased to $116 million in 2001 from $127 million in 2000 due to nonrecurring costs incurred in 2000 associated with certain corporate initiatives as well as nonrecurring consulting fees related to the integration of Sedgwick. Compensation and benefits of $1 million related to the recovery efforts have been recorded as part of the charges related to September 11 and are not included in corporate expenses.

Corporate expenses increased to $127 million in 2000 from $103 million in 1999 due, in part, to costs associated with new corporate initiatives including the establishment of MMC Enterprise Risk, as well as consulting fees related to the integration of Sedgwick.

CHARGES RELATED TO SEPTEMBER 11 AND SPECIAL CHARGES AND CREDITS

As a result of the events of September 11 and the subsequent business environment, MMC recorded pretax charges totaling $187 million. Services and benefits provided to victims' families and employees, such as compensation and benefit continuance, counseling and a commitment to the MMC Victims Relief Fund, amounted to $69 million of the charges. Write-offs or impairments of intangibles and other assets were $32 million and charges related to disruption of business operations amounted to $25 million. The above charges are shown net of expected insurance recoveries.

As a result of weakening business conditions, which were exacerbated by the events of September 11, a charge of $61 million was recorded to provide for planned staff reductions and office consolidations, primarily in the consulting segment. The charge is comprised of $44 million for severance and related benefits affecting approximately 750 people and $17 million for future rent under non-cancelable leases. Actions under the plan are expected to be substantially completed by June 30, 2002. Utilization of these charges is summarized in Note 12 to the consolidated financial statements.

In the fourth quarter of 2001, MMC recorded a special credit of $13 million attributable to changes in estimates in connection with integration and restructuring plans provided for in prior years. Changes in estimated costs resulted in a reversal of reserves of $5 million for employee termination costs and $2 million related to office consolidations associated with the Sedgwick transaction and a $6 million reversal of reserves related to office consolidation costs associated with the Johnson & Higgins ("J&H") combination.

The combined impact of the charges related to September 11 and the special credit was a $.38 reduction in diluted earnings per share for the year.

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

The $266 million of merger-related costs associated with employees and offices of MMC included personnel-related expenses principally involving severance and related benefits associated with the reduction of approximately 2,100 positions worldwide ($194 million), costs related to the planned consolidations of approximately 50 offices ($47 million) and other integration costs ($25 million). In addition, $285 million of costs for planned reductions of approximately 2,400 positions and consolidations of approximately 125 offices of Sedgwick were included in the cost of the acquisition. The utilization of these charges is summarized in Note 4 to the consolidated financial statements. The actions contemplated by the integration plan were completed by the end of 2001. The above actions did not result in any meaningful disruptions of MMC's operations.

Of the combined merger-related costs totaling $551 million, cash payments of approximately $67 million were made in 2001, $171 million were made in 2000 and approximately $220 million in 1999. Some accruals, primarily representing future rent under noncancelable leases (net of anticipated sublease income) are expected to be paid out over several years. Cash outlays are expected to be funded through operating cash flows.

The net annual savings associated with the completed Sedgwick integration approached $160 million by the end of 2001. Net savings of $40 million, $90 million and $30 million were realized in 2001, 2000 and 1999, respectively.

INTEREST

Interest income earned on corporate funds was $23 million in 2001, unchanged from 2000. Interest expense decreased to $196 million in 2001 from $247 million in 2000. This decrease in interest expense was due primarily to lower average interest rates in 2001 compared with 2000.

Interest income earned on corporate funds increased to $23 million in 2000, compared with $21 million in 1999. Interest expense increased to $247 million in 2000 from $233 million in 1999. This increase in interest expense primarily was due to higher average interest rates in 2000 compared with 1999, partially offset by a reduced level of outstanding debt. During 2000, MMC reduced outstanding debt by approximately $800 million.

INCOME TAXES

MMC's consolidated tax rate was 37.7% of income before income taxes and minority interest in 2001 compared with 38.5% in 2000. In 2001, the underlying tax rate, excluding the effect of the special credit, charges related to September 11 and the investment valuation charge, was 37.5%. In 2000, the underlying rate was 38.5% and in 1999 it was 39.5%. The reduction in the underlying 2001 tax rate compared with the 2000 rate primarily reflects lower state and non-U.S. taxes from implementing tax efficient structures worldwide. The overall tax rates are higher than the U.S. federal statutory rate primarily because of the non-deductibility of goodwill and provisions for state and local income taxes. In 2002, the company expects the tax rate to decrease to approximately 36% due to the adoption of SFAS No. 142, "Goodwill and Intangible Assets."

LIQUIDITY AND CAPITAL RESOURCES

MMC anticipates that funds generated from operations will be sufficient to meet its foreseeable recurring working capital requirements as well as to fund dividends, capital expenditures and scheduled repayments of long-term debt. MMC's ability to generate cash flow from operations is subject to the business risks inherent in each operating segment. These risks are discussed in the operating segment sections of this Management's Discussion and Analysis and the Business section of Part I of Form 10-K.

MMC generated $1.4 billion of cash from operations in 2001 essentially unchanged from the prior year. Cash flow from operations includes $364 million of net rental payments under operating leases during 2001 primarily for real estate. MMC's commitment for future payments under operating leases is disclosed in Note 8 to the financial statements.

Included in the cash flows from operations are the net cash payments related to the 1999 and 1997 merger-related charges. The 1999 and 1997 merger-related charges were related to business combinations with Sedgwick and J&H. Related cash outlays of $82 million, $179 million and $267 million were made in 2001, 2000 and 1999, respectively.

MMC's cash and cash equivalents aggregated $537 million at the end of 2001, an increase of $297 million from the end of 2000.

As a result of the events of September 11 and the subsequent business environment, MMC recorded pretax charges totaling $187 million. The net charges include asset impairments of approximately $32 million and restructuring costs of $61 million. The impact of the events of September 11 on MMC's cash flow after the effect of insurance recoveries and tax benefits has not been significant. MMC will continue to incur expenses related to recovery from the disaster, but does not expect any material uninsured cash outflow related to this event in excess of the charges recognized in the financial statements at December 31, 2001. Recoveries under certain provisions of MMC's insurance policies are contingent upon the occurrence of future events. Such provisions include replacement value coverage of fixed assets and leasehold improvements, which is contingent on actual replacement of the lost assets and reimbursement of incremental rent cost for replacement office facilities. Such recoveries will not be recorded in the financial statements until all contingencies have been satisfied and the amount can be reasonably estimated.

MMC uses commercial paper borrowing to manage its short-term liquidity. MMC currently maintains and expects to continue to maintain revolving credit facilities, generally at 100% of expected commercial paper borrowing levels, to ensure liquidity is maintained in the event of market disruptions. Commercial paper borrowings of $1.0 billion at December 31, 2001 and 2000 have been classified as long-term debt in the consolidated balance sheet based on MMC's intent and ability to refinance these obligations on a long-term basis. These facilities are discussed below.

In June 2001, MMC arranged a $1.6 billion revolving credit facility for the use of its subsidiary, Marsh USA Inc. The new credit facility replaced a similar facility that expired during 2001. Borrowing under the new facility, which expires in June 2002, is at market rates of interest and is guaranteed by MMC. The facility supports Marsh USA Inc.'s commercial paper borrowing. No amounts were outstanding under this facility at December 31, 2001.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowing and to fund other general corporate requirements. This noncancelable facility, which expires in June 2002, provides that MMC may borrow up to $1.2 billion at market rates of interest, which vary depending upon the level of usage of the facility and MMC's credit ratings. This facility was amended in January 2000 to reduce the aggregate commitment from $1.2 billion to $1.0 billion. No amounts were outstanding under this facility at December 31, 2001.

MMC also maintains other credit facilities with various banks, primarily related to operations located outside the United States, aggregating $214 million at December 31, 2001 and $277 million as of December 31, 2000. No amounts were outstanding under these facilities at December 31, 2001.

MMC's revolving credit and other debt agreements contain covenants which include, in some cases, restrictions on consolidations or mergers, the sale or pledging of assets and minimum net worth requirements. MMC must maintain a consolidated net worth of at least $3.5 billion under the most restrictive of its net worth covenants.

FINANCING CASH FLOWS

Net cash used for financing activities amounted to $536 million in 2001, compared with $1.0 billion in 2000.

During 2001, commercial paper borrowing increased by $410 million to fund investments and MMC's share repurchase program. Debt repayments amounted to $26 million in 2001. Other borrowings amounted to $23 million in 2001, for a net increase in debt of approximately $407 million during the year.

Dividends paid by MMC amounted to $567 million in 2001 ($2.06 per share) and $514 million in 2000 ($1.90 per share).

In 2001, MMC engaged in a share repurchase program in addition to making periodic purchases of shares of its common stock to meet requirements of the various stock compensation and benefit programs. During 2001, MMC repurchased
7.8 million shares for total consideration of $763 million, compared with 0.4 million shares for total consideration of $49 million in 2000. MMC currently plans to continue to repurchase shares in 2002, subject to market conditions.

During 1999, commercial paper borrowing declined by $809 million. The proceeds of a common stock offering in April and a senior notes offering in June were used to repay a portion of the commercial paper borrowing that was used to initially finance the Sedgwick acquisition. MMC acquired Sedgwick in November 1998 for total cash consideration of (pound)1.25 billion or approximately $2.2 billion.

In April 1999, MMC completed the sale of 4.1 million common shares realizing approximately $300 million of net proceeds. In June 1999, MMC issued $600 million of 6.625% Senior Notes due in 2004 and $400 million of 7.125% Senior Notes due in 2009.

INVESTING CASH FLOWS

Cash used for investing activities amounted to $533 million in 2001 and $530 million in 2000. Cash used for acquisitions amounted to $53 million in 2001 and $99 million in 2000, primarily related to the THL transaction, as well as several insurance and consulting businesses and in 2000 also included the acquisition of Delta Consulting Group. MMC's additions to fixed assets and capitalized software, which amounted to $433 million in 2001 and $512 million in 2000 primarily related to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.

In the second quarter of 2001, MMC sold certain of its London properties and simultaneously entered into a two and one-half year leaseback arrangement for a significant portion of the properties. Total proceeds of approximately $135 million were received.

MMC has committed to potential future investments of approximately $530 million in connection with various MMC Capital funds and other MMC investments. Approximately $475 million was invested in 2001. Of this amount, $286 million was paid to purchase a minority investment in Gruppo Bipop-Carire S.p.A. in January 2001, and $100 million was used to acquire a minority interest in AXIS. MMC expects to fund its future investments commitments, in part, with sales proceeds from existing investments.

During 1999, MMC completed investments totaling approximately $460 million relating to Putnam's relationship with THL, the purchase of an additional condominium interest at its worldwide headquarters in New York City and several investments initiated by MMC Capital.

COMMITMENTS AND OBLIGATIONS

MMC's commitments and obligations consist of future rent payments under operating leases (discussed in Note 8) and repayments of long-term debt (discussed in Note 10) as well as the commitments discussed above.

MARKET RISK

Certain of MMC's revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates and equity markets.

INTEREST RATE RISK

MMC manages its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC's asset base. Interest rate swaps are used on a limited basis to manage MMC's exposure to interest rate movements on its cash and investments as well as interest expense on borrowings and are only executed with counterparties of high creditworthiness.

MMC had the following investments and debt instruments subject to variable interest rates:

================================================================================
Year Ended December 31,
(IN MILLIONS OF DOLLARS)                                                    2001
--------------------------------------------------------------------------------
Cash and cash equivalents invested in certificates
  of deposit and time deposits (Note 1)                                   $  433
Fiduciary cash and investments (Note 1)                                   $3,630
Variable rate debt outstanding (Notes 9 and 10)                           $1,741
================================================================================

These investments and debt instruments are discussed more fully in the above-indicated notes to the consolidated financial statements.

Based on the above balances, if short-term interest rates increase by 10% or 22 basis points, annual interest income would increase by approximately $9 million; however, this would be partially offset by a $4 million increase in interest expense resulting in a net increase to income before income taxes and minority interest of $5 million.

FOREIGN CURRENCY RISK

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

EQUITY PRICE RISK

At December 31, 2001, MMC has "available for sale" investments of approximately $644 million which are carried at market value under SFAS No. 115. In addition, approximately $285 million of investments primarily comprise MMC's investments in T.H. Lee and certain funds managed by MMC Capital which are accounted for using the equity method under APB Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock." The investments are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. The gross unrealized gains and losses on the available for sale investments are discussed in Note 11. MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

In 2001, MMC entered into a series of option contracts to hedge the variability of cash flows from forecasted sales of certain available for sale investments. The sales are forecasted to occur over the next twelve quarters. The hedge is achieved through the use of European style put and call options, which mature on the dates of the forecasted sales. Gains or losses on the option contracts are deferred in Other Comprehensive Income until the related forecasted sales occur. At December 31, 2001, the net decrease in fair value of the option contracts of $3 million was recorded as a liability and a reduction of Accumulated Other Comprehensive Income on the balance sheet.

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

As further explained in Note 14 to the consolidated financial statements, the disclosure and advice given to clients regarding certain personal pension transactions by certain present and former subsidiaries in the United Kingdom are under review by the PIA. At current rates of exchange, the contingent exposure for pension redress and related cost is presently estimated to be approximately $160 million, essentially all of which is expected to be recovered from insurers. Approximately two-thirds of the contingent exposure is associated with the Sedgwick acquisition while the balance is associated with other current and former subsidiaries of MMC. Such amounts in excess of anticipated insurance recoveries have been provided for in the accompanying financial statements.

MMC's policy for funding its tax qualified U.S. defined benefit retirement plan is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. employee benefit and tax laws. As illustrated more fully in
Note 6 to the consolidated financial statements, the plan has been and continues to be well funded; consequently, MMC has not been required to make a contribution since 1986. The well-funded status of the plan has generated pension credits, rather than pension expenses, for each of the last four years. These noncash credits are included in Other Assets in the operating cash flows section of the Consolidated Statements of Cash Flows. Although the amount of the credit is expected to decrease in 2002, a cash contribution to the plan is currently not anticipated.

Factors affecting the level of these pension credits include the level of fund assets and fluctuations in interest and discount rates, which may cause the level of these credits to change in the future.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in Other Liabilities in the Consolidated Balance Sheets.

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board ("APB") No. 16 "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of SFAS No. 141 are to be accounted for using one method, the purchase method. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." It changes the accounting for goodwill from an amortization method to an impairment only approach. Starting January 1, 2002, MMC will cease the amortization of goodwill that was recorded in past business combinations as required by SFAS No. 142. The elimination of amortization expense on goodwill is expected to increase reported annual earnings for MMC by at least $.40 per share beginning in 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this standard will not have a material impact on MMC's consolidated financial position, results of operations or cash flows.

               Marsh & McLennan Companies, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME
==============================================================================

==============================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)   2001      2000      1999
------------------------------------------------------------------------------
Revenue                                            $9,943   $10,157    $9,157
Expense                                             8,180     7,978     7,690
------------------------------------------------------------------------------
Operating income                                    1,763     2,179     1,467
Interest income                                        23        23        21
Interest expense                                     (196)     (247)     (233)
------------------------------------------------------------------------------
Income before income taxes and minority interest    1,590     1,955     1,255
Income taxes                                          599       753       524
Minority interest, net of tax                          17        21         5
------------------------------------------------------------------------------
Net income                                         $  974   $ 1,181    $   726
==============================================================================
Basic net income per share                          $3.54     $4.35     $2.76
==============================================================================
Diluted net income per share                        $3.39     $4.10     $2.62
==============================================================================
Average number of shares outstanding -- Basic         275       272       263
==============================================================================
Average number of shares outstanding -- Diluted       286       284       272
==============================================================================

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS

================================================================================


========================================================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                                                        2001                2000
------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                                               $   537             $   240
------------------------------------------------------------------------------------------------------------------------
     Receivables
          Commissions and fees                                                                 2,288               2,370
          Advanced premiums and claims                                                           188                 270
          Other                                                                                  355                 307
------------------------------------------------------------------------------------------------------------------------
                                                                                               2,831               2,947
          Less--allowance for doubtful accounts and cancellations                               (139)               (135)
------------------------------------------------------------------------------------------------------------------------
          Net receivables                                                                      2,692               2,812
------------------------------------------------------------------------------------------------------------------------
     Prepaid dealer commissions -- current portion                                               308                 362
     Other current assets                                                                        255                 225
------------------------------------------------------------------------------------------------------------------------
          Total current assets                                                                 3,792               3,639

Intangible assets                                                                              5,327               5,476
Fixed assets, net                                                                              1,235               1,360
Long-term investments                                                                            826                 976
Prepaid dealer commissions                                                                       528                 762
Other assets                                                                                   1,585               1,556
------------------------------------------------------------------------------------------------------------------------
                                                                                             $13,293             $13,769
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term debt                                                                         $   757             $   337
     Accounts payable and accrued liabilities                                                  1,347               1,964
     Accrued compensation and employee benefits                                                1,088               1,388
     Accrued income taxes                                                                        600                 291
     Dividends payable                                                                           146                 139
------------------------------------------------------------------------------------------------------------------------
          Total current liabilities                                                            3,938               4,119
------------------------------------------------------------------------------------------------------------------------

Fiduciary liabilities                                                                          3,630               3,627
Less -- cash and investments held in a fiduciary capacity                                     (3,630)             (3,627)
------------------------------------------------------------------------------------------------------------------------
                                                                                                  --                  --
Long-term debt                                                                                 2,334               2,347
------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                              1,848               2,075
------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, $1 par value, authorized 6,000,000 shares, none issued                      --                  --
     Common stock, $1 par value, authorized 800,000,000 shares,
          issued 280,320,819 shares in 2001 and 278,379,359 shares in 2000                       280                 278
     Additional paid-in capital                                                                1,901               1,918
     Retained earnings                                                                         3,723               3,323
     Accumulated other comprehensive loss                                                       (227)               (149)
------------------------------------------------------------------------------------------------------------------------
                                                                                               5,677               5,370
     Less -- treasury shares, at cost 5,994,048 shares in 2001 and 2,352,046 shares in 2000     (504)               (142)
------------------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                                           5,173               5,228
------------------------------------------------------------------------------------------------------------------------
                                                                                             $13,293             $13,769
========================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================



==================================================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                                        2001           2000           1999
----------------------------------------------------------------------------------------------------------------------------------
Operating cash flows:
     Net income                                                                               $  974         $1,181         $  726
     Adjustments to reconcile net income to cash generated from operations:
          Depreciation of fixed assets and capitalized software                                  325            305            275
          Amortization of intangible assets                                                      195            183            156
          Provision for deferred income taxes                                                    (67)           175             32
          Other, net                                                                              (5)           (36)           (34)
     Changes in assets and liabilities:
          Net receivables                                                                        122           (484)          (465)
          Prepaid dealer commissions                                                             289            (38)            28
          Other current assets                                                                     9             10            166
          Other assets                                                                          (120)          (129)           (64)
          Accounts payable and accrued liabilities                                              (190)           (97)          (102)
          Accrued compensation and employee benefits                                            (301)           231            316
          Accrued income taxes                                                                   394            226            (36)
          Other liabilities                                                                     (248)          (163)            33
----------------------------------------------------------------------------------------------------------------------------------
          Net cash generated from operations                                                   1,377          1,364          1,031
----------------------------------------------------------------------------------------------------------------------------------
Financing cash flows:
     Net increase (decrease) in commercial paper                                                 410           (696)          (809)
     Other borrowings                                                                             23            197          1,180
     Other repayments of debt                                                                    (26)          (303)          (734)
     Purchase of treasury shares                                                                (763)           (49)           (13)
     Issuance of common stock                                                                    387            364            489
     Dividends paid                                                                             (567)          (514)          (447)
----------------------------------------------------------------------------------------------------------------------------------
          Net cash used for financing activities                                                (536)        (1,001)          (334)
----------------------------------------------------------------------------------------------------------------------------------
Investing cash flows:
     Additions to fixed assets and capitalized software                                         (433)          (512)          (476)
     Proceeds from sales or insurance recoveries related to fixed assets                         182             81             37
     Proceeds from sale of businesses                                                              8             37             85
     Acquisitions                                                                                (53)           (99)          (357)
     Other, net                                                                                 (237)           (37)          (165)
----------------------------------------------------------------------------------------------------------------------------------
          Net cash used for investing activities                                                (533)          (530)          (876)
----------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                     (11)           (21)            (3)
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                                 297           (188)          (182)
Cash and cash equivalents at beginning of year                                                   240            428            610
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                      $  537         $  240         $  428
==================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

================================================================================


==================================================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                                              2001           2000           1999
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, beginning of year                                                                    $  278         $  270         $  260
Common stock issuance                                                                             --             --              4
Issuance of shares under stock compensation plans and
     employee stock purchase plans                                                                 2              8              6
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                          $  280         $  278         $  270
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                                    $1,918         $1,495         $  973
Common stock issuance                                                                             --             --            305
Acquisitions                                                                                       5             17             --
Issuance of shares under stock compensation plans and
     employee stock purchase plans and related tax benefits                                      (22)           406            217
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                          $1,901         $1,918         $1,495
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, beginning of year                                                                    $3,323         $2,674         $2,412
Net income(a)                                                                                    974          1,181            726
Dividends declared - (per share amounts:
     $2.09 in 2001, $1.95 in 2000 and $1.75 in 1999)                                            (574)          (532)          (464)
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                          $3,723         $3,323         $2,674
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance, beginning of year                                                                    $ (149)        $  (75)        $  206
Foreign currency translation adjustments(b)                                                      (34)          (127)          (138)
Unrealized investment holding (losses) gains, net of reclassification adjustments(c)             (44)            56           (140)
Minimum pension liability adjustment(d)                                                            2             (3)            (3)
Net deferred loss on cash flow hedges(e)                                                          (2)            --             --
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                          $ (227)        $ (149)        $  (75)
----------------------------------------------------------------------------------------------------------------------------------

TREASURY SHARES
Balance, beginning of year                                                                    $ (142)        $ (194)        $ (192)
Purchase of treasury shares                                                                     (763)           (49)           (13)
Acquisitions                                                                                      10             --             --
Issuance of shares under stock compensation plans and
     employee stock purchase plans and related tax benefits                                      391            101             11
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                          $ (504)        $ (142)        $ (194)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                    $5,173         $5,228         $4,170
----------------------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (a+b+c+d+e)                                                        $  896         $1,107         $  445
==================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

               Marsh & McLennan Companies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                  1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

--------------------------------------------------------------------------------

NATURE OF OPERATIONS: Marsh & McLennan Companies, Inc. ("MMC"), a professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC operates in three principal business segments: risk and insurance services, investment management and consulting. The risk and insurance services segment provides insurance broking, reinsurance broking and program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. It also provides services principally in connection with originating, structuring and managing insurance, financial services and other industry focused investments. The investment management segment primarily provides securities investment advisory and management services and administrative services for a group of publicly held investment companies and institutional accounts. The consulting segment provides advice and services to the managements of organizations primarily in the areas of human resources and employee benefit programs, general management consulting, organizational design and economic consulting and expert testimony.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of MMC and all its subsidiaries. Various subsidiaries and affiliates have transactions with each other in the ordinary course of business. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

FIDUCIARY ASSETS AND LIABILITIES: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $165 million in 2001, $195 million in 2000 and $167 million in 1999. Since fiduciary assets are not available for corporate use, they are shown in the balance sheet as an offset to fiduciary liabilities.

Net uncollected premiums and claims and the related payables, amounting to $10.8 billion at December 31, 2001 and 2000, are not included in the accompanying Consolidated Balance Sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

REVENUE: Revenue includes insurance commissions, fees for services rendered, contingent income from insurance carriers, commissions on the sale of mutual fund shares and interest income on fiduciary funds. Revenue also includes compensation for services provided in connection with the organization, structuring and management of insurance, financial services and other industry focused investments; gains and losses from sales of interests in such entities are recorded as revenue and expenses, respectively. Insurance commissions generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Fees for services rendered are recorded as earned. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis. Fees resulting from achievement of specified performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.

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

The components of fixed assets are as follows:

=============================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                   2001          2000
-----------------------------------------------------------------------------
Furniture and equipment                                 $ 1,142        $1,117
Land and buildings                                          447           559
Leasehold and building improvements                         668           645
-----------------------------------------------------------------------------
                                                          2,257         2,321
Less -- accumulated depreciation
and amortization                                         (1,022)         (961)
-----------------------------------------------------------------------------
                                                        $ 1,235        $1,360
=============================================================================

INTANGIBLE ASSETS: Acquisition costs in excess of the fair value of net assets acquired are amortized on a straight-line basis over periods up to 40 years. Other intangible assets are amortized on a straight-line basis over their estimated lives. MMC periodically assesses the recoverability of intangible assets by comparing expected undiscounted future cash flows from the underlying business operation with recorded intangible asset balances. If such assessments indicate that the undiscounted future cash flows are not sufficient to recover the related carrying value, the assets are adjusted to fair values. Accounting for intangible assets will change in 2002, as discussed in the New Accounting Pronouncements section of this note.

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

CAPITALIZED SOFTWARE COSTS: MMC capitalizes certain costs to develop, purchase or modify software for the internal use of MMC. These costs are amortized on a straight-line basis over a period ranging from three to ten years. Unamortized computer software costs of $227 million and $204 million at December 31, 2001 and 2000, respectively, are included in other assets in the Consolidated Balance Sheets.

INCOME TAXES: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in MMC's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2001 amounted to approximately $900 million. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $100 million.

DERIVATIVE INSTRUMENTS: Effective January 1, 2001, MMC adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designed as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive loss and are recognized in the income statement when the hedged item effects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The change in accounting from the adoption of SFAS No. 133 did not have a material effect on net income in 2001.

CONCENTRATIONS OF CREDIT RISK: Financial instruments which potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents and commissions and fees receivable. MMC maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are generally limited due to the large number of clients and markets in which MMC does business, as well as the dispersion across many geographic areas.

PER SHARE DATA: Basic net income per share is calculated by dividing net income by the weighted average number of shares of MMC's common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest expense associated with unvested shares under the Putnam Equity Partnership Plan, as discussed further in Note 7, and adding back dividend equivalent expense related to common stock equivalents. This result is then divided by the weighted average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares. The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding:

==================================================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS)                                                                                   2001           2000           1999
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                    $  974         $1,181         $  726
Less: Potential minority interest expense associated with Putnam Equity Partnership Plan          (6)           (17)           (14)
Add: Dividend equivalent expense related to common stock equivalents                               2              2             --
----------------------------------------------------------------------------------------------------------------------------------
Net income for diluted earnings per share                                                     $  970         $1,166         $  712
==================================================================================================================================
Basic weighted average common shares outstanding                                                 275            272            263
Dilutive effect of potentially issuable common shares                                             11             12              9
----------------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares outstanding                                               286            284            272
==================================================================================================================================


ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS: In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board ("APB") No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of SFAS No. 141 are to be accounted for using one method, the purchase method. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." It changes the accounting for goodwill from an amortization method to an impairment only approach. Starting January 1, 2002, MMC will cease the amortization of goodwill that was recorded in past business combinations as required by SFAS No.
142. The adoption of SFAS No. 142 is expected to increase diluted earnings per share by at least $.40 in 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this standard will not have a material impact on MMC's consolidated financial position, results of operations or cash flows.

  2    SUPPLEMENTAL DISCLOSURE TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

==================================================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                                        2001           2000           1999
----------------------------------------------------------------------------------------------------------------------------------
Purchase acquisitions:
     Assets acquired, excluding cash                                                          $   79         $  201         $  357
     Liabilities assumed                                                                          --             (8)            --
     Issuance of debt and other obligations                                                      (26)           (77)            --
     Shares issued                                                                                --            (17)            --
----------------------------------------------------------------------------------------------------------------------------------
Net cash outflow for acquisitions                                                             $   53         $   99         $  357
==================================================================================================================================
Interest paid                                                                                 $  192         $  244         $  211
Income taxes paid                                                                             $  175         $  305         $  506
==================================================================================================================================

                        3    OTHER COMPREHENSIVE LOSS

--------------------------------------------------------------------------------
The components of other comprehensive loss are as follows:

==================================================================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                                        2001           2000           1999
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                                      $  (34)        $ (127)        $ (138)
Unrealized investment (losses) gains, net of income tax (benefit)
     liability of $(60), $63 and $(55) in 2001, 2000 and 1999, respectively                     (116)           125           (106)
Less: Reclassification adjustment for realized losses (gains) included in net income, net of
     income tax benefit (liability) of $39, $(38) and $(19) in 2001, 2000 and 1999, respective    72            (69)           (34)
Minimum pension liability adjustment, net of income tax (benefit) liability of $(3) in 2001
     and $2 in 2000 and 1999                                                                       2             (3)            (3)
Deferred loss on cash flow hedges, net of income tax benefit of $1 in 2001                        (2)            --             --
----------------------------------------------------------------------------------------------------------------------------------
                                                                                               $ (78)         $ (74)         $(281)
==================================================================================================================================

The components of accumulated other comprehensive loss, net of taxes, are as follows:

==================================================================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                                                                       2001           2000
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                                                      $(423)         $(389)
Unrealized investment gains                                                                                     226            270
Minimum pension liability adjustment                                                                            (28)           (30)
Net deferred loss on cash flow hedges                                                                            (2)            --
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              $(227)         $(149)
==================================================================================================================================

           4    ACQUISITIONS, DISPOSITIONS AND INTEGRATION COSTS


--------------------------------------------------------------------------------
ACQUISITIONS: During 2001, MMC increased its investment in an investment management business and acquired other insurance broking and consulting businesses. The transactions were accounted for as purchases for a total cost of $79 million. The cost of these investments exceeded the fair value of assets acquired by $77 million.

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

In the fourth quarter of 1998, MMC consummated a business combination with Sedgwick Group plc ("Sedgwick"), a London-based holding company of one of the world's leading insurance and reinsurance broking and consulting groups, for total cash consideration of approximately $2.2 billion, which was initially funded with commercial paper borrowing. In April 1999, MMC completed the sale of
4.1 million common shares, realizing approximately $300 million of net proceeds. In June 1999, MMC issued $600 million of 6.625% Senior Notes due 2004 and $400 million of 7.125% Senior Notes due 2009. The proceeds of these sales were used to repay a portion of the commercial paper borrowings.

DISPOSITIONS: As part of the combination with Sedgwick, MMC acquired several businesses that it intended to sell, including insurance underwriting operations already in run-off and consulting businesses not compatible with its existing operations. By the end of 2001, MMC had disposed of substantially all of these businesses with no gain or loss recognized in net income. The net liabilities of businesses to be disposed were refected at their estimated realizable values of $119 million at December 31, 2000, and included in accounts payable and accrued liabilities in the Consolidated Balance Sheets. As discussed in Note 14, certain guarantees related to these businesses remain open.

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

The utilization of the 1999 charges is summarized as follows:

====================================================================================================

                                              Utilized and Changes in Estimates       BALANCE
                                    Initial   ---------------------------------       DEC. 31,
 (IN MILLIONS OF DOLLARS)           BALANCE   1999         2000         2001          2001
----------------------------------------------------------------------------------------------------
1999 SEDGWICK PLAN:
Termination payments to employees      $183   $ (93)      $(67)        $(20)             $ 3
Other employee-related costs              5      (2)        (3)           --              --
Future rent under noncancelable leases   48      (8)       (12)          (8)              20
Leasehold termination and related costs  49     (10)       (12)          (8)              19
----------------------------------------------------------------------------------------------------
                                       $285   $(113)      $(94)        $(36)             $42
====================================================================================================
Number of employee terminations       2,400  (1,700)      (700)           --              --
Number of office consolidations         125     (50)       (66)          (9)              --
====================================================================================================
1999 MMC PLAN:
Termination payments to employees      $194   $ (74)     $(66)         $(47)             $ 7
Future rent under noncancelable leases   31      (5)       (7)           (7)              12
Leasehold termination and related costs  16      (3)       (7)           (3)               3
Other integration related costs          25     (25)       --            --               --
----------------------------------------------------------------------------------------------------
                                       $266   $(107)     $(80)         $(57)             $22
====================================================================================================
Number of employee terminations       2,100  (1,300)     (800)           --               --
Number of office consolidations          50     (20)      (24)           (6)              --
====================================================================================================

Changes in estimates are attributable to differences in actual cost from initial estimates in implementing the original plan of integration. As a result of changes in estimates during the fourth quarter of 2001, reserves related to the 1999 Sedgwick Plan of $3 million were reversed and recorded as a reduction of goodwill. MMC also recorded a special credit of $7 million related to the 1999 MMC Plan, representing reductions of estimated costs of $5 million for employee termination costs and $2 million related to office consolidations. This $7 million was included in the net special credit of $13 million in 2001, as discussed in Note 12.

During the fourth quarter of 2000, reserves related to the 1999 Sedgwick Plan of $10 million were reversed and recorded as a reduction of goodwill. MMC also recorded a special charge of $7 million representing changes in estimated employee termination costs related to the 1999 MMC Plan. This $7 million special charge was included in the net special credit of $2 million in 2000, as discussed in Note 12.

The other integration costs primarily consist of consulting fees and system conversion costs incurred in 1999 as a result of the restructuring and merging of MMC and Sedgwick operations.

The actions contemplated by these plans were substantially complete by year-end 2000. Some accruals, primarily for future rent under noncancelable leases and salary continuance arrangements, are expected to be paid over several years.

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

================================================================================
For the Three Years Ended December 31,
(IN MILLIONS OF DOLLARS)                    2001            2000        1999
--------------------------------------------------------------------------------
Income before income taxes and
  minority interest:
    U.S.                                    $1,070         $1,415      $1,004
    Other                                      520            540         251
--------------------------------------------------------------------------------
                                            $1,590         $1,955      $1,255
================================================================================
Income taxes:
  Current-
    U.S. Federal                            $  490         $  436      $  362
    Other national governments                 131             82          74
    U.S. state and local                        45             60          56
--------------------------------------------------------------------------------
                                               666            578         492
--------------------------------------------------------------------------------
Deferred-
    U.S. Federal                              (128)            79           2
    Other national governments                  52             87          40
    U.S. state and local                         9              9         (10)
--------------------------------------------------------------------------------
                                               (67)           175          32
--------------------------------------------------------------------------------
Total income taxes                          $  599         $  753      $  524
================================================================================

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                           2001             2000
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:

Accrued expenses not currently
    deductible                                     $703             $ 736
Differences related to non-U.S.
    operations                                      188               232
Accrued retirement benefits                          57               106
Other                                                22                 5
--------------------------------------------------------------------------------
                                                   $970            $1,079
================================================================================
DEFERRED TAX LIABILITIES:
    Prepaid dealer commissions                     $233            $  392
    Unrealized securities holding gains             121               143
    Differences related to non-U.S.
      operations                                     59                43
    Depreciation and amortization                    74                98
    Other                                            19                12
--------------------------------------------------------------------------------
                                                   $506            $  688
================================================================================
BALANCE SHEET CLASSIFICATIONS:
    Current assets                                 $ --            $   --
    Other assets                                    423               419
    Accrued income taxes                             41               (28)
================================================================================

A reconciliation from the U.S. Federal statutory income tax rate to MMC's effective income tax rate is as follows:

================================================================================
For the Three Years Ended
December 31,                                       2001         2000     1999
--------------------------------------------------------------------------------
U.S. Federal statutory rate                        35.0%        35.0%   35.0%
U.S. state and local income taxes --
    net of U.S. Federal income
    tax benefit                                     2.2          2.3     2.4
Differences related to non-U.S.
    operations                                     (1.1)        (1.0)    2.1
Other                                               1.6          2.2     2.3
--------------------------------------------------------------------------------
Effective tax rate                                 37.7%        38.5%   41.8%
================================================================================

In 1997, MMC received a Notice of Proposed Adjustment from a local field office of the Internal Revenue Service ("IRS") challenging its tax treatment related to 12b-1 fees paid by Putnam. This challenge has been resolved upon the publication of Revenue Procedure 2000-38. In this Procedure, the IRS announced it will accept a mutual fund manager's current 12b-1 tax treatment through 2000 provided that mutual fund manager elects to adjust its tax treatment prospectively beginning in 2001 to any of the prescribed methods the IRS identified in this Procedure, all of which will require amortization of distributor's fees rather than the current deduction of those fees. Putnam made this election, resolving the issue with the IRS.

Taxing authorities periodically challenge positions taken by MMC on its tax returns. On the basis of present information, it is the opinion of MMC's management that any assessments resulting from current tax audits will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.

                              6 RETIREMENT BENEFITS
--------------------------------------------------------------------------------

The following schedules provide information concerning MMC's U.S. defined benefit pension plans and postretirement benefit plans:

================================================================================
                                            U.S. Pension   U.S. Postretirment
                                              Benefits            Benefits
December 31,                          ------------------------------------------
(IN MILLIONS OF DOLLARS)                   2001          2000    2001      2000
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year  $ 2,115       $1,940   $ 170    $ 150
Service cost                                  63           59       5        3
Interest cost                                154          143      15       12
Actuarial loss                               105           83      37       17
Benefits paid                               (125)        (110)    ( 8)     (12)
Plan amendments                               (5)          --     (10)      --
--------------------------------------------------------------------------------
Benefit obligation at end of year          2,307        2,115     209      170
--------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at
  beginning of year                      $ 2,584        2,614      --       --
Actual return on plan assets                (169)          59      --       --
Employer contributions                        26           21       8       12
Benefits paid                               (125)        (110)     (8)     (12)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year   2,316        2,584      --       --
--------------------------------------------------------------------------------
Funded status                                  9          469    (209)    (170)
Unrecognized net actuarial loss (gain)       175         (354)     18      (19)
Unrecognized prior service (credit) cost      (4)           3     (11)      (2)
Unrecognized transition asset                (14)         (19)     --       --
--------------------------------------------------------------------------------
Net asset (liability) recognized         $   166       $   99   $(202)   $(191)
================================================================================
Amounts recognized in Balance Sheet
  consist of:
Prepaid benefit cost                     $   324       $  243   $ --     $  --
Accrued benefit liability                   (203)        (196)   (202)    (191)
Intangible asset                              --            3     --        --
Accumulated other comprehensive income        45           49     --        --
--------------------------------------------------------------------------------
Net asset (liability) recognized           $ 166       $   99   $(202)   $(191)
================================================================================

The U.S. defined benefit pension plans do not have any direct or indirect ownership of MMC stock. Plan assets of approximately $1.6 billion and $1.7 billion at December 31, 2001 and 2000, respectively, were managed by Putnam, which includes both separately managed and publicly available investment funds.

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other postretirement benefit plans as of the end of the year were as follows:

===============================================================================
                                        U.S. Pension      U.S. Postretirement
                                          Benefits              Benefits
                                      -----------------------------------------
                                       2001        2000      2001       2000
--------------------------------------------------------------------------------
Weighted average assumptions:
Discount rate                           7.25%       7.5%     7.25%       7.5%
Expected return on plan assets          10.0%      10.0%       --         --
Rate of compensation increase            4.0%      4.25%       --         --
================================================================================

The discount rate used to value the liabilities of the U.S. defined benefit pension plans and postretirement benefit plans reflects current interest rates of high quality fixed income debt securities. Projected compensation increases and potential cost of living adjustments for retirees reflect current expectations as to future levels of inflation.


The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $294 million, $248 million and $80 million, respectively, as of December 31, 2001 and $321 million, $269 million and $106 million, respectively, as of December 31, 2000.

The components of the net periodic (income) benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:

================================================================================

 For the Three Years Ended December 31,              U.S. Pension Benefits           U.S.  Postretirement Benefits
                                                   ---------------------------------------------------------------
 (IN MILLIONS OF DOLLARS)                           2001     2000       1999          2001       2000      1999
------------------------------------------------------------------------------------------------------------------
 Service cost                                      $  63    $  59       $ 63          $ 5        $ 3        $ 3
 Interest cost                                       154      143        134           15         12         11
 Expected return on plan assets                     (238)    (217)      (199)          --         --         --
 Amortization of prior service cost (credit)           1        3          4           (1)        (1)        (1)
 Amortization of transition asset                     (4)      (5)        (4)          --         --         --
 Recognized actuarial (gain) loss                    (18)     (19)         7           --         (1)        (1)
------------------------------------------------------------------------------------------------------------------
                                                   $ (42)   $ (36)      $  5          $19        $13        $12
==================================================================================================================

 The assumed health care cost trend rate was approximately 11% in 2001 gradually declining to 4% in the year 2041. Assumed health care cost trend rates have a significant effect on the amounts reported for the U.S. health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions of dollars):

===============================================================================
                                              1-Percentage-       1-Percentage-
                                             Point Increase       Point Decrease
--------------------------------------------------------------------------------
 Effect on total of service and interest
    cost components                                    $  3                $ (3)
 Effect on postretirement benefit obligation           $ 31               $ (25)
================================================================================

 The following schedules provide information concerning MMCs significant non-U.S. defined benefit pension plans and postretirement benefit plans:

===============================================================================================================
                                                           Non-U.S. Pension            Non-U.S. Postretirement
 December 31,                                                  Benefits                        Benefits
                                                           ----------------------------------------------------
 (IN MILLIONS OF DOLLARS)                                   2001      2000               2001          2000
---------------------------------------------------------------------------------------------------------------
 Change in benefit obligation:
 Benefit obligation at beginning of year                   $2,692    $2,729               $38           $42
 Service cost                                                  93        95                 1             1
 Interest cost                                                156       152                 2             3
  Employee contributions                                       17        18                --            --
 Actuarial loss (gain)                                        181        32                 3            (3)
 Benefits paid                                              (109)     (101)                (2)           (2)
 Foreign currency changes                                    (36)     (230)                (1)           (3)
 Plan amendments                                                3       (3)                --            --
---------------------------------------------------------------------------------------------------------------
 Benefit obligation at end of year                          2,997     2,692                41            38
---------------------------------------------------------------------------------------------------------------
 Change in plan assets:
 Fair value of plan assets at beginning of year             3,024     3,311                --            --
 Actual return on plan assets                               (206)        20                --            --
 Company contributions                                         52        48                 2             2
 Employee contributions                                        17        18                --            --
 Benefits paid                                              (109)     (101)                (2)           (2)
 Foreign currency changes                                    (48)     (272)                --            --
---------------------------------------------------------------------------------------------------------------
 Fair value of plan assets at end of year                   2,730     3,024                --            --
---------------------------------------------------------------------------------------------------------------
 Funded status                                              (267)       332               (41)          (38)
 Unrecognized net actuarial loss (gain)                       423     (231)                 2            (1)
 Unrecognized prior service cost                                9         7                --            --
---------------------------------------------------------------------------------------------------------------
 Net asset (liability) recognized                           $ 165     $ 108              $(39)         $(39)
===============================================================================================================
 Amounts recognized in Balance Sheet consist of:
 Prepaid benefit cost                                       $ 195     $ 181              $ --          $ --
 Accrued benefit liability                                   (30)      (73)               (39)          (39)
---------------------------------------------------------------------------------------------------------------
 Net asset (liability) recognized                           $ 165     $ 108              $(39)         $(39)
===============================================================================================================
 Weighted average assumptions:
 Discount rate                                               5.8%      6.0%               6.2%          6.4%
 Expected return on plan assets                              8.9%      8.9%                --            --
 Rate of compensation increase                               4.2%      4.2%                --            --
===============================================================================================================

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $42 million, $34 million and $22 million, respectively, as of December 31, 2001 and $54 million, $42 million and $28 million, respectively, as of December 31, 2000.

The components of the net periodic benefit (income) cost for the non-U.S. defined benefit and other postretirement benefit plans are as follows:

================================================================================

 For the Three Years Ended December 31,        Non-U.S. Pension Benefits   Non-U.S. Postretirement Benefits
                                             ---------------------------------------------------------------
 (IN MILLIONS OF DOLLARS)                      2001    2000      1999          2001        2000      1999
------------------------------------------------------------------------------------------------------------
 Service cost                                 $  93    $  95    $   96         $  1         $ 1       $ 1
 Interest cost                                  156      152       156            2           3         2
 Expected return on plan assets                (254)    (243)     (238)          --          --        --
 Amortization of prior service cost              --        1        --           --          --        --
 Amortization of transition asset                --       (6)       (6)          --          --        --
 Recognized actuarial (gain) loss                (2)      --         1           --          --        --
-----------------------------------------------------------------------------------------------------------
                                             $  (7)   $  (1)    $    9         $  3         $ 4       $ 3
===========================================================================================================

The assumed health care cost trend rate was approximately 6.6% in 2001, gradually declining to 4.3% in the year 2010. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions of dollars):

===============================================================================
                                              1-Percentage-       1-Percentage-
                                             Point Increase       Point Decrease
--------------------------------------------------------------------------------
Effect on total of service and interest
    cost components                                      $1                 $--
Effect on postretirement benefit obligation              $6                 $(5)
================================================================================

CONTRIBUTION PLANS: MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP"), the Putnam Investments, LLC Profit Sharing Retirement Plan (the "Putnam Plan") and the Sedgwick Savings and Investment Plan ("Sedgwick SIP"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of MMC subject to IRS limitations. Contributions to the Sedgwick SIP ceased on December 31, 1999. The SIP is an Employee Stock Ownership Plan under U.S. tax law and Plan assets of approximately $1.5 billion at December 31, 2001 and 2000 were invested in MMC stock. In addition, SIP plan assets of approximately $455 million and $626 million were managed by Putnam. The cost of these defined contribution plans was $83 million, $79 million and $74 million for 2001, 2000 and 1999, respectively.

                              7 STOCK BENEFIT PLANS
--------------------------------------------------------------------------------

As provided under SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") MMC has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided the required additional pro forma disclosures.

In accordance with the intrinsic value method allowed by APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for MMC's stock option and stock purchase plans and the stock options awarded under the Putnam Investments Equity Partnership Plan. Had compensation cost for MMC's stock-based compensation plans been determined consistent with the fair value method prescribed by SFAS No. 123, MMC's net income and net income per share for 2001, 2000 and 1999 would have been reduced to the pro forma amounts indicated in the table below.

================================================================================
(IN MILLIONS OF DOLLARS,
EXCEPT PER SHARE FIGURES)                       2001        2000        1999
--------------------------------------------------------------------------------
NET INCOME:
 As reported                                   $ 974       $1,181      $ 726
 Pro forma                                     $ 860       $1,100      $ 673
NET INCOME PER SHARE:
 BASIC:
 As  reported                                  $3.54       $ 4.35      $2.76
 Pro forma                                     $3.13       $ 4.05      $2.56
 DILUTED:
 As reported                                   $3.39       $ 4.10      $2.62
 Pro forma                                     $2.99       $ 3.82      $2.42
================================================================================

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

The fair value of each of MMC's option grants included in pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 2.0% for 2001, 2.0% for 2000 and 3.0% for 1999; expected volatility of 32.7% in 2001, 26.3% in 2000 and 22.7% in 1999;
risk-free interest rate of 4.6% in 2001, 6.5% in 2000 and 5.2% in 1999 and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of options granted during the years ended December 31, 2001, 2000 and 1999 was $27.97, $26.70 and $16.09 per share, respectively.

MMC INCENTIVE AND STOCK AWARD PLANS: In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the "2000 Employee Plan") and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the "2000 Executive Plan") were adopted. The 2000 Employee and Executive Plans (the "2000 Plans") replaced the 1997 Employee Incentive and Stock Award Plan and the 1997 Senior Executive Incentive and Stock Award Plans (the "1997 Plans"). The types of awards permitted under these Plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance- based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 40,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under preexisting stock plans. Awards relating to not more than 4,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under pre-existing stock plans. There were 43,533,711, 52,150,871 and 15,671,576 shares available for awards under the 2000 Plans and prior plans at December 31, 2001, 2000 and 1999, respectively.

STOCK OPTIONS: Options granted under the 2000 Plans may be designated as incentive stock options or as non-qualified stock options. The Compensation Committee shall determine the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Stock option transactions under the 2000 Plans and prior plans are as follows:

                                                       2001                         2000                         1999
================================================================================================================================
                                                            WEIGHTED                     Weighted                     Weighted
                                                             AVERAGE                      Average                      Average
                                                            EXERCISE                     Exercise                     Exercise
                                                 SHARES        PRICE          Shares        Price          Shares        Price
--------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period               31,135,015       $60.41      30,018,436       $48.91      26,492,820       $38.27

Granted                                       7,867,204       $92.84       7,184,130       $91.33       7,992,425       $75.86

Exercised                                    (3,260,755)      $39.89      (5,399,469)      $35.68      (3,809,839)      $29.95

Forfeited                                      (707,506)      $82.50        (668,082)      $70.79        (656,970)      $57.61

Balance at end of period                     35,033,958       $69.16      31,135,015       $60.41      30,018,436       $48.91
================================================================================================================================
Options exercisable at year-end              18,324,520       $52.95      15,610,530       $42.88      15,231,609       $34.25
================================================================================================================================

The following table summarizes information about stock options at December 31, 2001:

================================================================================================================================
                                            Options Outstanding                                     Options Exercisable
--------------------------------------------------------------------------------------------------------------------------------
                                            Weighted Average
Range of                    Outstanding            Remaining      Weighted Average           Exercisable      Weighted Average
Exercise Prices             at 12/31/01     Contractual Life        Exercise Price           at 12/31/01        Exercise Price
--------------------------------------------------------------------------------------------------------------------------------
$23.81-35.72                  6,276,812            2.6 years                $30.02             6,276,812                $30.02

$35.73-53.57                  3,130,727            5.0 years                $41.58             3,129,977                $41.58

$53.58-80.36                 10,934,227            6.5 years                $68.78             6,795,047                $67.29

$80.37-124.66                14,692,192            8.6 years                $92.05             2,122,684                $91.60
                             ----------                                                       ----------

$23.81-124.66                35,033,958            6.5 years                $69.16            18,324,520                $52.95
================================================================================================================================

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

There were 122,900, 127,800 and 100,700 restricted shares granted in 2001, 2000 and 1999, respectively. MMC recorded compensation expense of $11 million in 2001, $13 million in 2000 and $8 million in 1999, related to these shares. Shares that have been granted generally become unrestricted at the earlier of:
(1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

RESTRICTED STOCK UNITS: Restricted Stock Units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 196,691, 137,391 and 167,845 restricted stock units awarded during 2001, 2000 and 1999, respectively. The total value of the restricted stock units at the time of the award was $19 million, $14 million and $12 million in 2001, 2000 and 1999, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

DEFERRED STOCK UNITS: Deferred stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 723,615, 648,726 and 1,618,064 deferred stock units awarded during 2001, 2000 and 1999, respectively. The total value of the deferred stock unit awards was $76 million, $60 million and $99 million in 2001, 2000 and 1999, respectively. The cost of the awards is amortized over the vesting period, which is generally three years, however, 1999 operating expenses reflect $71 million of charges relating to acquisition-related stock unit awards issued to certain senior employees of Sedgwick (see Note 12).

PUTNAM INVESTMENTS EQUITY PARTNERSHIP PLAN: In 1997, Putnam adopted the Putnam Investments Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain employees of Putnam or its subsidiaries restricted shares of a new class of common shares of Putnam Investments Trust, the parent of Putnam Investments, LLC ("Class B Common Shares") and options to acquire the Class B Common Shares. Such awards or options generally vest over a four-year period. Holders of Putnam Class B Common Shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. In certain circumstances, Class B Common Shares will be converted into Class A Common Shares. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Shares, which would represent approximately 12% of the outstanding shares on a fully diluted basis, as increased for certain issuances of Putnam Class A Common Stock to MMC. Through December 31, 2001, Putnam made awards pursuant to the Equity Plan with respect to 1,712,000, 2,041,000 and 3,100,200 shares of Class B Common Shares and shares subject to options in 2001, 2000 and 1999, respectively. These awards included 856,000, 1,020,500 and 1,550,100 restricted shares with a value of $91 million, $90 million and $120 million in 2001, 2000 and 1999, respectively. These awards also included 856,000, 1,020,500 and 1,550,100 shares subject to options in 2001, 2000 and 1999, respectively. There were 2,405,070 shares available for grant related to the Equity Plan at December 31, 2001. In addition, the MMC Board of Directors has authorized an increase in the number of shares that can be made available to Putnam employees by 4,000,000 shares.

Pursuant to an executive compensation agreement, Putnam awarded 100,000 and 105,000 restricted stock units in 2001 and 1999, respectively, with a value of $11 million and $8 million and 50,000 and 105,000 options in 2001 and 1999, respectively, related to Class B Common Shares to an executive of Putnam. These 105,000 shares awarded in 1999 are incremental to the available shares discussed above.

The fair value of each option grant included in the pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999: dividend yield of 5.0% for 2001, 2000 and 1999; expected volatility of 42.4% in 2001, 38.3% in 2000 and 33.2% in 1999; risk-free interest rate of 4.6%
in 2001, 6.5% in 2000 and 5.2% in 1999; and an expected life of five years. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of each Class B option was $29.66 in 2001, $24.43 in 2000 and $17.64 in 1999.

MMC STOCK PURCHASE PLANS: In May 1999, MMC's stockholders approved an employee stock purchase plan (the "1999 Plan") to replace the 1994 Employee Stock Purchase Plan (the "1994 Plan") which terminated on September 30, 1999 following its fifth annual offering. Under these plans, eligible employees may purchase shares of MMC's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1999 Plan, no more than 20,000,000 shares of MMC's common stock plus the remaining unissued shares in the 1994 Plan may be sold. Employees purchased 1,427,536, 2,099,990 and 2,368,734 shares in 2001,
2000 and 1999, respectively. At December 31, 2001, 19,604,180 shares were available for issuance under the 1999 Plan. In 1995, MMC's Board of Directors approved the Marsh & McLennan Companies Stock Purchase Plan for International Employees (the "International Plan") which is similar to the 1999 Plan. Under the International Plan, no more than 1,500,000 shares of MMC's common stock may be sold. Employees purchased 278,163, 384,507 and 339,594 shares in 2001, 2000 and 1999, respectively. At December 31, 2001, 32,382 shares were available for issuance under the International Plan. The fair value of each employee purchase right granted under these Stock Purchase Plans is included in the pro forma net income for 2001, 2000 and 1999 and was estimated using the Black-Scholes model with the following assumptions: dividend yield of 2.0% for 2001 and 2000 and 3.0% for 1999; expected life of one year; expected volatility of 37.3% for 2001, 26.3% for 2000 and 22.7% for 1999; and risk-free interest rate of 2.4% for 2001, 6.1% for 2000 and 5.5% for 1999. The weighted average fair value of each purchase right granted in 2001, 2000 and 1999 was $28.17, $34.40 and $16.15,
respectively.

                             8 LONG-TERM COMMITMENTS
--------------------------------------------------------------------------------

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

The accompanying Consolidated Statements of Income include net rental costs of $364 million, $359 million and $363 million for 2001, 2000 and 1999, respectively, after deducting rentals from subleases ($8 million in 2001 and 2000, and $7 million in 1999).

At December 31, 2001, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

================================================================================
For the Years Ending                   Gross         Rentals                 Net
December 31,                          Rental            from              Rental
(IN MILLIONS OF DOLLARS)         Commitments       Subleases         Commitments
--------------------------------------------------------------------------------
2002                                  $  391            $ 28              $  363
2003                                     355              24                 331
2004                                     323              23                 300
2005                                     285              21                 264
2006                                     253              21                 232
Subsequent years                       1,806             233               1,573
--------------------------------------------------------------------------------
                                      $3,413            $350              $3,063
================================================================================

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 2001, the aggregate fixed future minimum commitments under these agreements are as follows:

================================================================================
                                                                          Future
For the Years Ending December  31,                                       Minimum
(IN MILLIONS OF DOLLARS)                                              Commitment
--------------------------------------------------------------------------------
2002                                                                         $28
2003                                                                          18
2004                                                                          10
Subsequent years                                                              --
--------------------------------------------------------------------------------
                                                                              56
================================================================================


                                9 SHORT-TERM DEBT
--------------------------------------------------------------------------------

MMC's outstanding short-term debt is as follows:

================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                   2001             2000
--------------------------------------------------------------------------------
Commercial paper                                           $741             $331
Current portion of long-term debt                            16                6
--------------------------------------------------------------------------------
                                                           $757             $337
================================================================================

The weighted average interest rates on outstanding commercial paper borrowings at December 31, 2001 and 2000 are 2.1% and 6.5%, respectively.

In June 2001, MMC arranged a $1.6 billion revolving credit facility for the use of its subsidiary, Marsh USA Inc. The credit facility replaced a similar facility that expired during 2001. Borrowing under the facility, which expires in June 2002, is guaranteed by MMC and supports Marsh USA Inc.'s commercial paper borrowing. At MMC's option, repayment of any outstanding borrowing under this facility can be extended up to one year from the expiration date. Commitment fees of 5 basis points are payable on any unused portion. The facility requires MMC to maintain consolidated net worth of at least $3.5 billion and contains certain other restrictions relating to consolidations, mergers and the sale or pledging of assets. No amounts were outstanding under this facility at December 31, 2001.

During 1997, MMC executed a revolving credit facility with several banks to support its commercial paper borrowing and to fund other general corporate requirements. This noncancelable facility, which expires in June 2002, provided that MMC may borrow up to $1.0 billion at market rates of interest which may vary depending upon the level of usage of the facility and MMC's credit ratings. Commitment fees of 7 basis points are payable on any unused portion. The facility requires MMC to maintain consolidated net worth of at least $1.7 billion and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets. No amounts were outstanding under this revolving credit facility at December 31, 2001 or December 31, 2000.

MMC maintains credit facilities with various banks, primarily related to operations located outside the United States, aggregating $214 million at December 31, 2001 and $277 million at December 31, 2000. No amounts were outstanding under these facilities at December 31, 2001 and 2000.

                               10 LONG-TERM, DEBT
--------------------------------------------------------------------------------

MMC's outstanding long-term debt is as follows:

================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                 2001               2000
--------------------------------------------------------------------------------
Commercial  paper                                      $1,000             $1,000
Senior notes--6.625% due 2004                             597                596
Senior notes--7.125% due 2009                             398                398
Mortgage-9.8% due 2009                                    200                200
Notes payable--8.62% due 2012                              76                 80
Notes payable--7.68% due 2006                              62                 62
Other                                                      17                 17
--------------------------------------------------------------------------------
                                                        2,350              2,353
Less current portion                                       16                  6
--------------------------------------------------------------------------------
                                                       $2,334             $2,347
================================================================================

Commercial paper borrowings of $1.0 billion at December 31, 2001 and 2000 have been classified as long-term debt based on MMC's intent and ability to maintain or refinance these obligations on a long-term basis.

In June 1999, MMC issued $600 million of 6.625% Senior Notes due 2004 and $400 million of 7.125% Senior Notes due 2009, the proceeds of which were used to repay a portion of the commercial paper borrowings that were used initially to finance the Sedgwick acquisition.

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

Scheduled repayments of long-term debt in 2002 and in the four succeeding years are $16 million, $1 billion, $605 million, $5 million and $65 million, respectively.


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

================================================================================
                                          2001                        2000
                                ------------------------------------------------
December  31,                   CARRYING          FAIR     Carrying         Fair
(IN MILLIONS OF DOLLARS)           AMOUNT        VALUE       Amount        Value
--------------------------------------------------------------------------------
Cash and cash equivalents          $  537       $  537       $  240       $  240

Long-term investments                 826          826          976          976

Short-term debt                       757          758          337          337

Long-term debt                      2,334        2,455        2,347        2,414
================================================================================

CASH AND CASH EQUIVALENTS: The estimated fair value of MMC's cash and cash equivalents approximates their carrying value.

LONG-TERM INVESTMENTS: Long-term investments primarily consist of available for sale securities recorded at quoted market prices. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $182 million and $99 million at December 31, 2001 and 2000, respectively, which are carried on a cost basis. MMC monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

MMC has classified as available for sale primarily equity securities having an aggregate fair value of $644 million and $877 million at December 31, 2001 and 2000, respectively. Gross unrealized gains amounting to $360 million and $459 million and gross unrealized losses of $16 million and $46 million at December 31, 2001 and 2000, respectively, have been excluded from earnings and reported, net of deferred income taxes, as accumulated other comprehensive loss which is a component of stockholders' equity.

MMC recorded net (losses) gains associated with its long-term investments of ($111) million, $72 million and $53 million, in 2001, 2000 and 1999, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2001, 2000 and 1999 were $155 million, $237 million and $105 million, respectively. Gross realized gains on available for sale securities sold during 2001, 2000 and 1999 amounted to $112 million, $108 million and $53 million, respectively. In 2001 and 2000, MMC recorded losses of $223 million and $36 million, respectively, related to the decline in value of certain long-term investments that were other than temporary. The cost of securities sold is determined using the average cost method for equity securities.

In October 2000, MMC entered into an agreement to purchase a minority investment in the publicly traded common stock of Gruppo Bipop-Carire S.p.A. ("Bipop") as part of a new agreement that expanded the companies' existing joint venture in Italy, and Putnam became the exclusive investment management partner for Bipop's planned expansion into other parts of Western Europe. The committed purchase price of $286 million was recorded as a liability as of December 31, 2000 in accounts payable and accrued liabilities along with a corresponding available for sale security included in long-term investments in the Consolidated Balance Sheets. The Bipop common shares have subsequently declined in value. MMC determined this decline was other than temporary, and in the fourth quarter of 2001, recorded a pretax $222 million charge to income to write down the cost basis of the investment to its fair value.

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

OPTION CONTRACTS: In 2001, MMC entered into a series of options contracts to hedge the variability of cash flows from forecasted sales of certain available for sale equity investments. The sales are forecasted to occur over the next twelve quarters. The hedge is achieved through the use of European style put and call options, which mature on the dates of the forecasted sales. Gains or losses on the option contracts are deferred in Other Comprehensive Loss until the related forecasted sales occur. The hedging relationship is considered perfectly effective because all critical terms of the hedge and the forecasted sales match. As a result no hedge ineffectiveness will be recognized in earnings. At December 31, 2001, the net decrease in fair value of the option contracts of $2 million was recorded as a liability and a increase of Accumulated Other Comprehensive loss on the balance sheet. MMC expects approximately $1 million to be reclassified into earnings over the next year as the related forecasted sales occur.


         12 CHARGES RELATED TO SEPTEMBER 11 AND SPECIAL CHARGES/CREDITS
--------------------------------------------------------------------------------

As a result of the events of September 11 and the subsequent business environment, MMC recorded a pretax charge of $187 million. Services and benefits provided to victims' families and employees, such as salary and benefit continuance, counseling and a commitment to the MMC Victims Relief Fund, make up $69 million of the charges. Write-off or impairments of intangibles and other non-cash assets were $32 million and charges related to disruption of business operations amounted to $25 million. The above charges are shown net of expected insurance recoveries.

As a result of weakening business conditions, which were exacerbated by the events of September 11, MMC adopted a plan to provide for staff reductions and office consolidations, primarily in the consulting segment. The charge of $61 million is comprised of $44 million for severance and related benefits affecting 750 people and $17 million for future rent under non-cancelable leases. Actions under the plan are expected to be substantially completed by June 30, 2002.

================================================================================
                                          Initial                     BALANCE AT
(IN MILLIONS OF DOLLARS)                  Balance     Utilized     DEC. 31, 2001
--------------------------------------------------------------------------------
Termination payments to employees           $  44        $ (14)             $ 30
Future rent under noncancelable leases         17           --                17
--------------------------------------------------------------------------------
                                            $  61        $ (14)             $ 47
--------------------------------------------------------------------------------
Number of employee terminations               750         (506)              244
Number of office consolidations                 9           (2)                7
================================================================================

In the fourth quarter of 2001, MMC recorded a special credit of $13 million attributable to changes in estimates in connection with integration and restructuring plans provided for in prior years. Changes in estimated costs resulted in a reversal of reserves of $5 million for employee termination costs and $2 million related to office consolidations associated with the Sedgwick transaction and a $6 million reversal of reserves related to office consolidation costs associated with MMC's 1997 combination with Johnson & Higgins ("J&H"). The combined impact of the charges related to September 11 and the Special Credit was a $.38 reduction in diluted earnings per share for the year.

During 2000, MMC recorded a net special credit of $2 million. This included a special charge of $7 million representing a change in the estimates related to the 1999 reserve for employee termination costs associated with the Sedgwick transaction and reserves of $9 million for office consolidation costs which were reversed in 2000. Of the $9 million, $7 million represented lease abandonment costs in London and $2 million represented office consolidation costs associated with the combination with J&H. The resulting net special credit had no effect on diluted net income per share.

During 1999, MMC recorded special charges totaling $337 million representing $266 million of merger-related costs associated with the combination with Sedgwick and $71 million primarily for acquisition- related awards pertaining to the Sedgwick transaction. The merger-related costs are discussed in detail in
Note 4. The net impact of the special charges was $233 million, after tax, or $.86 per diluted share.

                           13 STOCKHOLDER RIGHTS PLAN
--------------------------------------------------------------------------------

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

                   14 CLAIMS, LAWSUITS AND OTHER CONTINGENCIES
--------------------------------------------------------------------------------

MMC and its subsidiaries are subject to various claims, lawsuits and proceedings consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these matters seek damages, including punitive damages, in amounts which could, if assessed, be significant. Insurance coverage applicable to such matters includes elements of both risk retention and risk transfer.

Sedgwick Group plc, since prior to its acquisition, has been engaged in a review of previously undertaken personal pension plan business as required by United Kingdom regulators to determine whether redress should be made to customers. Other present and former subsidiaries of MMC are engaged in a comparable review of their personal pension plan businesses, although the extent of their activity in this area, and consequently their financial exposure, was proportionally much less than Sedgwick. As of December 31, 2001, settlements and related costs previously paid amount to approximately $465 million, of which approximately $140 million is due from or has been paid by insurers. The remaining contingent exposure for pension redress and related costs is estimated to be $160 million, essentially all of which is expected to be recovered from insurers.

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

Putnam Investment Management LLC and Putnam Retail Management, Limited Partnership, two indirect subsidiaries of MMC, as well as entities from approximately two dozen other mutual fund companies were named as defendants in an action entitled RICHARD NELSON, ET. AL. V. AIM ADVISORS, INC. ET. AL., Civ.
A. No. 01-CV-282, in the United States District Court for the Southern District of Illinois. This purported nationwide class action alleged that the distribution and advisor fees paid by the various mutual funds from May 1, 1991 to the present were unlawful and excessive, that each fund complex exercised a controlling influence over statutorily independent directors of each fund and that these fees were thus not properly approved. The complaint alleged that the defendants' actions violated the Investment Company Act of 1940, as well as common law fiduciary duties, and sought, among other things, actual and punitive damages and declaratory relief. The Court, responding to motions by Putnam and the other defendants, has ordered that the respective claims asserted against the defendants be severed into separate actions and transferred to a more convenient forum for each defendant. In Putnam's case, this transfer will be to the United States District Court for the District of Massachusetts. MMC and the Putnam subsidiaries believe that this action is without merit, and intend to defend vigorously against this litigation.

As part of the combination with Sedgwick, MMC acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited. Guarantees issued by Sedgwick with respect to certain liabilities of River Thames remain open.

Although the ultimate outcome of all matters referred to above cannot be ascertained and liabilities in indeterminate amounts may be imposed on MMC and its subsidiaries, on the basis of present information, it is the opinion of MMC's management that the disposition or ultimate determination of these claims, lawsuits, proceedings or guarantees will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.


                             15 SEGMENT INFORMATION
--------------------------------------------------------------------------------

MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on operating income, which is after deductions for directly related expenses and minority interest but before special charges and charges related to September 11. The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. Revenues are attributed to geographic areas on the basis of where the services are performed.

Selected information about MMCs operating segments and geographic areas of operation follow:

====================================================================================================================================
For the Three Years Ended                      Revenue              Segment
December 31,                             from External            Operating                Total    Depreciation and         Capital
(IN MILLIONS OF DOLLARS)                     Customers               Income               Assets        Amortization    Expenditures
------------------------------------------------------------------------------------------------------------------------------------
2001 --
Risk and Insurance Services                    $ 5,152(a)           $ 1,139              $ 7,859                 $307           $202
Investment Management                            2,631                  584(b)             2,525                  124            102
Consulting                                       2,160                  313                1,904                   72             86
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 9,943              $ 2,036              $12,288                 $503           $390
====================================================================================================================================
2000 --
Risk and Insurance Services                    $ 4,780(a)           $   944              $ 8,745                 $304           $244
Investment Management                            3,242                1,027                2,276                  100            139
Consulting                                       2,135                  312                1,717                   65             89
------------------------------------------------------------------------------------------------------------------------------------
                                               $10,157              $ 2,283              $12,738                 $469           $472
====================================================================================================================================
1999 --
Risk and Insurance Services                    $ 4,523(a)           $   806              $ 8,016                 $275           $287
Investment Management                            2,684                  836                2,235                   78             57
Consulting                                       1,950                  260                1,511                   54             50
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 9,157              $ 1,902              $11,762                 $407           $394
====================================================================================================================================

A reconciliation of the totals for the operating segments to the applicable line items in the consolidated financial statements is as follows:


================================================================================
(IN MILLIONS OF DOLLARS)                   2001            2000            1999
-------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST:

Total segment operating income          $ 2,036         $ 2,283         $ 1,902
Charges related to September 11
  and special (charges) credits
  (see Note 12)                            (174)              2            (337)
Corporate expense                          (116)           (127)           (103)
Reclassification of minority interest        17              21               5
-------------------------------------------------------------------------------
Operating income                          1,763           2,179           1,467
Interest income                              23              23              21
Interest expense                           (196)           (247)           (233)
-------------------------------------------------------------------------------
Total income before income
  taxes and minority interest           $ 1,590         $ 1,955         $ 1,255
===============================================================================

================================================================================
                                          Total
                                      Operating      Corporate/           Total
(IN MILLIONS OF DOLLARS)               Segments    Eliminations    Consolidated
--------------------------------------------------------------------------------
OTHER SIGNIFICANT ITEMS:

2001 --
Total assets                            $12,288         $ 1,005(C)      $13,293
Depreciation and amortization               503              17             520
Capital expenditures                        390              43             433

2000 --
Total assets                            $12,738         $ 1,031(c)      $13,769
Depreciation and amortization               469              19             488
Capital expenditures                        472              40             512

1999 --
Total assets                            $11,762         $ 1,412(c)      $13,174
Depreciation and amortization               407              24             431
Capital expenditures                        394              82             476
================================================================================

Information by geographic area is as follows:

================================================================================
                                                       Revenue
                                                 from External             Fixed
(IN MILLIONS OF DOLLARS)                             Customers            Assets
--------------------------------------------------------------------------------
GEOGRAPHIC AREA:
2001 --
United States                                          $ 6,931            $  912
United Kingdom                                           1,545               192
Continental Europe                                         748                55
Other                                                      719                76
--------------------------------------------------------------------------------
                                                       $ 9,943            $1,235
================================================================================
2000 --
United States                                          $ 7,223            $  916
United Kingdom                                           1,292               310
Continental Europe                                         769                52
Other                                                      873                82
--------------------------------------------------------------------------------
                                                       $10,157            $1,360
================================================================================
1999 --
United States                                          $ 6,375            $  822
United Kingdom                                           1,251               344
Continental Europe                                         748                66
Other                                                      783                82
--------------------------------------------------------------------------------
                                                       $ 9,157            $1,314
================================================================================

(a) Includes interest income on fiduciary funds ($165 million in 2001, $195 million in 2000 and $167 million in 1999).

(b) Includes charge of $222 million related to an other than temporary decline in value of the common stock of Gruppo Bipop Carire S.p.A.

(c) Corporate assets primarily include unallocated goodwill, insurance recoverables, prepaid pension and a portion of MMCs headquarters building.

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

/s/ Sandra S. Wijnberg

Sandra S. Wijnberg
Senior Vice President and
Chief Financial Officer
March 1, 2002


                          INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------
The Board of Directors and  Stockholders  of
Marsh  &  McLennan  Companies,  Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 1, 2002

               Marsh & McLennan Companies, Inc. and Subsidiaries
                      SELECTED QUARTERLY FINANCIAL DATA AND
                      SUPPLEMENTAL INFORMATION (UNAUDITED)

====================================================================================================================================
                                                                                   Net Income (Loss)     Dividends       Stock
(IN MILLIONS OF DOLLARS,                              Operating       Net             Per Share(a)        Paid Per    Price Range
EXCEPT PER SHARE FIGURES)              Revenue         Income       Income        Basic       Diluted       Share       High-Low
------------------------------------------------------------------------------------------------------------------------------------
2001:
First Quarter                          $ 2,594        $  645        $  369        $1.33        $1.27        $ .50     $118.06- 85.26
Second Quarter                           2,505           526           293         1.07         1.02          .50     $111.80- 80.30
Third Quarter                            2,371           312(b)        168(b)       .62          .58(b)       .53     $102.79- 79.40
Fourth Quarter                           2,473           280(c)        144(c)       .52          .51(c)       .53     $111.00- 94.35
------------------------------------------------------------------------------------------------------------------------------------
                                       $ 9,943        $1,763(d)     $  974(d)     $3.54        $3.39(d)     $2.06     $118.06- 79.40
====================================================================================================================================
2000:
First Quarter                          $ 2,665        $  619        $  337        $1.26        $1.19        $ .45     $110.69- 70.50
Second Quarter                           2,481           514           276         1.02          .96          .45     $112.50- 91.38
Third Quarter                            2,535           526           282         1.04          .97          .50     $134.94-102.75
Fourth Quarter                           2,476           520           286         1.03          .98          .50     $135.69-108.31
------------------------------------------------------------------------------------------------------------------------------------
                                       $10,157        $2,179        $1,181        $4.35        $4.10        $1.90     $135.69- 70.50
====================================================================================================================================
1999:
First Quarter                          $ 2,351        $  519        $  279        $1.08        $1.03        $ .40     $ 79.38- 57.13
Second Quarter                           2,245           349(e)        177(e)       .68          .63(e)       .40     $ 81.13- 68.13
Third Quarter                            2,227           427           223          .84          .81          .45     $ 81.50- 61.75
Fourth quarter                           2,334           172(f)         47(f)       .17          .16(f)       .45     $ 96.75- 64.38
------------------------------------------------------------------------------------------------------------------------------------
                                       $ 9,157        $1,467(g)     $  726(g)     $2.76        $2.62(g)     $1.70     $ 96.75- 57.13
====================================================================================================================================

(a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts does not equal the total for the year in 2001 and in 1999.

(b) Excluding one-time items of $173 for the third quarter of 2001, operating income, net income and diluted net income per share are $485, $274 and $.96, respectively.

(c) Excluding one-time items of $223 for the fourth quarter of 2001, operating income, net income and diluted net income per share are $503, $286 and $.99, respectively.

(d) Excluding one-time items of $396 for the full year 2001, operating income, net income and diluted net income per share are $2,159, $1,222 and $4.24, respectively.

(e) Excluding special charges of $84 for the second quarter of 1999, operating income, net income and diluted net income per share are $433, $228 and $.82, respectively.

(f) Excluding special charges of $253 for the fourth quarter of 1999, operating income, net income and diluted net income per share are $425, $229 and $.82, respectively.

(g) Excluding special charges of $337 for the full year 1999, operating income, net income and diluted net income per share are $1,804, $959 and $3.48, respectively.

As of February 28, 2002, there were 10,927 stockholders of record.

                Marsh & McLennan Companies, Inc. and Subsidiaries

                   FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

====================================================================================================================================
                                                                                                                           Compound
For the Five Years Ended December 31,                                                                                   Growth Rate
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)       2001          2000        1999(b)       1998          1997(e)    1996-2001
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                           $ 5,152       $ 4,780     $ 4,523       $ 3,351        $2,789             22%
Investment Management                                   2,631         3,242       2,684         2,296         1,882             14%
Consulting                                              2,160         2,135       1,950         1,543         1,338             13%
------------------------------------------------------------------------------------------------------------------------------------
     Total Revenue                                      9,943        10,157       9,157         7,190         6,009             18%
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation and Benefits                               4,877         4,941       4,574         3,561         3,044             17%
Other Operating Expenses                                3,303         3,037       3,116         2,209         2,167             17%
------------------------------------------------------------------------------------------------------------------------------------
     Total Expenses                                     8,180         7,978       7,690         5,770         5,211             17%
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                        1,763(a)      2,179       1,467(c)      1,420           798(f)          20%
Interest Income                                            23            23          21            25            24
Interest Expense                                         (196)         (247)       (233)         (140)         (107)

Income Before Income Taxes and Minority Interest        1,590         1,955       1,255         1,305           715             19%
Income Taxes                                              599           753         524           509           281
Minority Interest, Net of Tax                              17            21           5            --
====================================================================================================================================
 Net Income                                           $   974       $ 1,181     $   726       $   796        $  434             16%
====================================================================================================================================
Basic Net Income Per Share Information:
Net Income Per Share                                  $  3.54       $  4.35     $  2.76       $  3.11        $ 1.77             11%
Average Number of Shares Outstanding                      275           272         263           256           245
====================================================================================================================================
Diluted Net Income Per Share Information:
Net Income Per Share                                  $  3.39       $  4.10     $  2.62       $  2.98        $ 1.73             10%
Average Number of Shares Outstanding                      286           284         272           264           251
====================================================================================================================================
Dividends Paid Per Share                              $  2.06       $  1.90     $  1.70       $  1.46        $ 1.26             13%

Return on Average Stockholders' Equity                    19%           25%         19%           23%           17%

Year-end Financial Position:
Working capital                                       $  (146)      $  (480)    $(1,076)      $(1,657)(d)    $  224
Total assets                                          $13,293       $13,769     $13,174       $11,871        $7,912
Long-term debt                                        $ 2,334       $ 2,347     $ 2,357       $ 1,590        $1,240
Stockholders' equity                                  $ 5,173       $ 5,228     $ 4,170       $ 3,659        $3,233
Total shares outstanding (excluding treasury shares)      274           276         267           257           255
Other Information:
Number of employees                                    57,800        57,000      52,900        54,300        36,400
Stock price ranges --
     U.S. exchanges -- High                           $118.06       $135.69     $ 96.75       $ 64.31        $53.33
                    -- LOW                            $ 79.40       $ 70.50     $ 57.13       $ 43.38        $34.21
====================================================================================================================================

(a)  Includes one-time items of $396 million.
(b)  Includes full year results for Sedgwick, which was acquired in November
     1998.
(c)  Includes a special charge of $337 million.
(d) Includes $2.2 billion of commercial paper borrowings made to initially finance the acquisition of Sedgwick.
(e) Includes the operating results of Johnson & Higgins, an insurance broking and consulting services firm, acquired in March 1997 and CECAR, a French insurance services firm.
(f)  Includes a special charge of $244 million.

See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of significant items affecting the results of operations in 2001 and 2000.

                                     BOARD OF DIRECTORS AND CORPORATE OFFICERS

BOARD OF DIRECTORS                      GWENDOLYN S. KING                             COMMITTEES OF THE BOARD
                                        President, Podium Prose
JEFFREY W. GREENBERG                    Former Commissioner,                          AUDIT
Chairman                                Social Security Administration                Stephen R. Hardis, CHAIRMAN
                                                                                      Oscar Fanjul
MATHIS CABIALLAVETTA                    THE RT. HON. LORD LANG OF MONKTON, DL         Gwendolyn S. King
Vice Chairman, MMC                      Former British Secretary of                   Adele Simmons
Chairman, MMC Global Development        State for Trade & Industry
                                                                                      COMPENSATION
CHARLES A. DAVIS                        LAWRENCE J. LASSER                            Lewis W. Bernard, CHAIRMAN
Vice Chairman, MMC                      President and Chief Executive Officer,        Robert F. Erburu
President and Chief Executive Officer,  Putnam Investments, LLC                       The Rt. Hon. Lord Lang of Monkton, DL
MMC Capital, Inc.
                                        DAVID A. OLSEN                                EXECUTIVE
LEWIS W. BERNARD                        Former Chairman, Johnson & Higgins            Jeffrey W. Greenberg, CHAIRMAN
Chairman, Classroom, Inc.                                                             Lewis W. Bernard
Former Chief Administrative             ADELE SIMMONS                                 The Rt. Hon. Lord Lang of Monkton, DL
and Financial Officer,                  Vice Chair, Chicago Metropolis 2020           Adele Simmons
Morgan Stanley & Co., Inc.              Former President,                             A.J.C. Smith
                                        John D. and Catherine T. MacArthur
PETER COSTER                            Foundation
President and
Chief Executive Officer, Mercer         JOHN T. SINNOTT                               OTHER CORPORATE OFFICERS
                                        Chairman and
ROBERT F. ERBURU                        Chief Executive Officer, Marsh Inc.           SANDRA S. WIJNBERG
Former Chairman,                                                                      Senior Vice President and
The Times Mirror Company                A.J.C. SMITH                                  Chief Financial Officer
                                        Former Chairman, MMC
OSCAR FANJUL                                                                          WILLIAM L. ROSOFF
Chief Executive Officer, Omega-Capital                                                Senior Vice President and
Honorary Chairman, Repsol, S.A.         ADVISORY DIRECTORS                            General Counsel

RAY J. GROVES                           RICHARD E. HECKERT                            FRANCIS N. BONSIGNORE
President and                           Former Chairman,                              Senior Vice President,
Chief Operating Officer, Marsh Inc.     E.I. du Pont de Nemours and Company           Executive Resources and Development

STEPHEN R. HARDIS                       RICHARD M. MORROW                             BARBARA S. PERLMUTTER
Chairman, Axcelis Technologies, Inc.    Former Chairman, Amoco Corporation            Senior Vice President, Public Affairs
Former Chairman, Eaton Corporation
                                        GEORGE PUTNAM
                                        Chairman Emeritus, The Putnam Funds

                                        FRANK J. TASCO
                                        Former Chairman, MMC


                                              INTERNATIONAL ADVISORY BOARD

A.J.C. SMITH                            JOHN R. EVANS (Canada)                        PAUL F. OREFFICE (United States)
INTERNATIONAL ADVISORY BOARD CHAIRMAN   Chairman, Torstar Corporation                 Former Chairman and
Former Chairman, MMC                                                                  Chief Executive Officer,
                                        OSCAR FANJUL (Spain)                          The Dow Chemical Company
ABDLATIF Y. AL-HAMAD (Middle East)      Chief Executive Officer, Omega-Capital
Chairman, Arab Fund for Economic        Honorary Chairman, Repsol, S.A.               SAXON RILEY (United Kingdom)
and Social Development                                                                Chairman, Lloyd's
                                        TOYOO GYOHTEN (Japan)                         Former Chairman, Sedgwick Group
RAYMOND BARRE (France)                  President, Institute for
Deputy, National Assembly               International Monetary Affairs                JESUS SILVA-HERZOG (Mexico)
Former Prime Minister                   Former Chairman, The Bank of Tokyo            Institute for Monetary Affairs
                                                                                      Former Finance Minister and
ROLF E. BREUER (Germany)                MARCILIO MARQUES MOREIRA (Brazil)             Former Ambassador to the United States
Chairman, Deutsche Bank AG              Senior International Advisor, Merrill Lynch
                                        Former Finance Minister and                   WEI MING YI (China)
MATHIS CABIALLAVETTA (Switzerland)      Former Ambassador to the United States        Chairman, International Advisory Council,
Vice Chairman, MMC                                                                    China International Trust and
Chairman, MMC Global Development                                                      Investment Corporation

                            SHAREHOLDER INFORMATION

ANNUAL MEETING
The 2002 annual meeting of shareholders will be held at 10 a.m., Thursday, May 16, in the 2nd floor auditorium of the McGraw-Hill Building, 1221 Avenue of the Americas, New York City. At the time of the mailing of this annual report, the notice of the annual meeting and proxy statement, together with a proxy card, is scheduled to be sent to each shareholder.

ANTICIPATED 2002 DIVIDEND PAYMENT DATES
February 15 (paid), May 15, August 15, November 15

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

The Bank of New York's website: http://stockbny.com

Copies of our annual reports and Forms 10-K and 10-Q may be accessed through our website or requested by contacting:

Corporate Development
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
Telephone: (212) 345-5475
MMC's website: www.mmc.com

STOCK LISTINGS
MMC's common stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific and London stock exchanges.


--------------------------------------------------------------------------------
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

THIS ANNUAL REPORT TO SHAREHOLDERS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH BY THEIR NATURE INVOLVE RISKS AND UNCERTAINTIES. PLEASE REFER TO MARSH & MCLENNAN COMPANIES' 2001 ANNUAL REPORT ON FORM 10-K FOR "INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS" AND A DESCRIPTION OF CERTAIN FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM GOALS REFERRED TO HEREIN OR CONTEMPLATED BY SUCH STATEMENTS.
--------------------------------------------------------------------------------


COVER: CLAUDE MONET, DETAIL OF "WATER LILIES," 1914-1918.
PAGE 5: CLAUDE MONET, "THE SEINE AT GIVERNY, MORNING MISTS," 1897.
PAGES 6-7: PIERRE-AUGUSTE RENOIR, "ALGERIAN LANDSCAPE," 1881.
PAGE 9: PAUL CEZANNE, "THE AQUEDUCT," 1885-1887.
PAGES 12-13: PAUL CEZANNE, "MOUNTAINS IN PROVENCE," 1886-1890.
PAGE 16: PIERRE-AUGUSTE RENOIR, "LANDSCAPE OF BRITTANY, TREES AND ROCKS," 1893. PAGES 18-19: CLAUDE MONET, "WHITE WATER LILIES," 1899.
PAGE 21: PAUL CEZANNE, "MONT SAINTE-VICTOIRE," 1902-1904.

[MMC LOGO]
MARSH o PUTNAM o MERCER
MARSH & MCLENNAN COMPANIES

MARSH & MCLENNAN COMPANIES, INC.
1166 AVENUE OF THE AMERICAS
NEW YORK, NY 10036
www.mmc.com




                     GRAPHIC OMITTED: IMPRESSIONIST PAINTING