Form 10-K, Exhibit 13
period 2002-12-31
MARSH & MCLENNAN COMPANIES INC
filed 2003-03-26
CIK 62709

Exhibit 13

                                                      MMC [LOGO]
                                                      MARSH o PUTNAM o MERCER
                                                      MARSH & MCLENNAN COMPANIES

                                                              ANNUAL REPORT 2002


               COVER GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE

MMC IS A GLOBAL PROFESSIONAL SERVICES FIRM WITH ANNUAL REVENUES EXCEEDING $10 BILLION. IT IS THE PARENT COMPANY OF MARSH INC., THE WORLD'S LEADING RISK AND INSURANCE SERVICES FIRM; PUTNAM INVESTMENTS, ONE OF THE LARGEST INVESTMENT MANAGEMENT COMPANIES IN THE UNITED STATES; AND MERCER INC., A MAJOR GLOBAL PROVIDER OF CONSULTING SERVICES. APPROXIMATELY 59,000 EMPLOYEES PROVIDE ANALYSIS, ADVICE AND TRANSACTIONAL CAPABILITIES TO CLIENTS IN OVER 100 COUNTRIES.

                              FINANCIAL HIGHLIGHTS

For the Years Ended December 31,                               2002        2001        2000
(IN MILLIONS, EXCEPT PER SHARE FIGURES)
---------------------------------------------------------------------------------------------
Revenue(a)                                                 $ 10,440    $  9,869    $ 10,308
Income Before Income Taxes and Minority Interest           $  2,133    $  1,590    $  1,955
Net Income                                                 $  1,365    $    974    $  1,181
Stockholders' Equity                                       $  5,018    $  5,173    $  5,228
---------------------------------------------------------------------------------------------
Diluted Net Income Per Share                               $   2.45    $   1.70    $   2.05
Diluted Net Income Per Share Excluding Special Items(b)    $   2.45    $   2.12    $   2.05
Dividends Paid Per Share                                   $   1.09    $   1.03    $    .95
Year-end Stock Price                                       $  46.21    $  53.73    $  58.50
=============================================================================================

(a) 2001 and 2000 amounts have been reclassified to conform with current year presentation.

(b) 2001 results exclude an investment valuation charge discussed in Note 11 and charges related to September 11 and special credits discussed in Note 12.

   [THE DATA PRESENTED BELOW APPEARS IN A BAR CHART IN THE PRINTED DOCUMENT]


                                                MMC             S&P
                                                ---             ---
      TOTAL RETURN             1982            $100            $100
      OF MMC STOCK             1983             127             122
      AND S&P 500              1984             157             130
       1982-2002               1985             225             171
                               1986             344             203
    20-Year Compound           1987             291             213
    Annual Growth              1988             346             248
                               1989             496             327
        MMC                    1990             514             317
        17.6%                  1991             554             413
                               1992             643             445
        S&P 500                1993             589             490
        12.7%                  1994             595             496
                               1995             690             682
                               1996             836             839
                               1997            1233            1119
                               1998            1488            1439
                               1999            2494            1742
                               2000            3104            1583
                               2001            2908            1395
                               2002            2556            1087

                                DEAR SHAREHOLDER

MMC performed well in 2002. Consolidated revenues rose 6 percent to $10.4 billion. Net income grew 40 percent to $1.4 billion, and earnings per share increased 44 percent to $2.45. Excluding special items in 2001, net income grew 12 percent, and earnings per share increased 16 percent.

MMC achieved these results in a year when a slowing global economy, protracted declines in equity markets, and confidence-eroding corporate scandals were features of the business environment. The aftermath of the terrorist attacks on the World Trade Center affected business generally and MMC directly. We miss our 295 colleagues lost in the attacks and continue to assist their families.

Our performance in 2002 is attributable to a business model that provides professional services of considerable breadth with the management of each of our operating companies expected to concentrate on achieving success in its own market. MMC's businesses compete in different fields and have individual identities, but they share a commitment to client service and professional excellence.

MMC's total return to stockholders--share appreciation plus dividends--has outperformed the S&P 500 consistently since the company went public in 1962, including for the last three years. MMC has increased dividends paid to shareholders every year since 1962, a record matched by only 13 of the 2,800 companies listed on the New York Stock Exchange. In 2002 we again raised the dividend rate and split our stock two-for-one.

In the pages that follow, the leaders of our operating companies discuss in detail their business performance in 2002.

Marsh had excellent results. Revenues from risk and insurance services increased 15 percent to $5.9 billion. Operating income rose 31 percent to $1.5 billion.

Marsh responded to the needs of clients, who faced new risks, more complex exposures, and an insurance market characterized by reduced underwriting capacity, higher rates, and restricted terms and conditions. In this environment, Marsh's specialized expertise in risk consulting and risk transfer and its longstanding relationships with global insurance and reinsurance markets are a great competitive advantage.

After 40 years of distinguished service, John T. Sinnott, chairman and chief executive officer of Marsh, announced his retirement from the firm, effective July 2003. Jack's leadership of Marsh has been exemplary, and he will continue as a special advisor to MMC. We are fortunate to have an executive as skilled and experienced as Ray J. Groves to succeed Jack. Ray became chief executive officer of Marsh in January 2003 and will become chairman in July 2003.

MMC Capital, our private equity business, had a successful year investing in insurance, reinsurance, and other financial services companies. AXIS Capital Holdings, a company MMC Capital formed to increase underwriting capacity after the terrorist attacks, has established itself as a global provider of insurance and reinsurance. We anticipate that our insurance industry presence and market knowledge will continue to provide MMC Capital with a proprietary advantage in private equity investing.

In 2002 Putnam managed through the downturn in equity markets, which for the first time in 60 years suffered a third straight year of declines. Putnam's revenues declined 10 percent to $2.2 billion. Operating income was $560 million. Average assets under management were $279 billion compared with $328 billion in 2001. Putnam's institutional business had positive asset flows for the seventh consecutive year. And despite difficult markets, the assets Putnam managed for international clients grew to a record $33 billion.

The bear market has undermined some investors' faith in stocks, but it has not reduced the need to save for the future. People expect to live longer and better in retirement. By providing a range of retail mutual funds, tax-deferred savings plans, and retirement plans, Putnam can help meet these aspirations. The fundamentals of Putnam's strategy--multiple distribution channels, unmatched customer service, consistent investment results over time, and style discipline across a broad array of funds--are sound and should continue to provide the basis for its long-term business success.

Mercer's revenues rose 2 percent in 2002 to $2.4 billion. Operating income increased 4 percent to $326 million. Retirement services, which represent 50 percent of Mercer's business, showed consistent growth throughout the year, as did health care and economic consulting. This was partly offset by lower revenues from other practices, principally business strategy, which declined 19 percent compared with 2001.

Mercer is the global leader in retirement and human resource consulting. In industrialized economies, aging populations pose challenges for government pension plans, which should increase the emphasis on private retirement provisions and the need for retirement consulting.

With 59,000 employees operating in 100 countries, MMC is well positioned to deliver professional services wherever clients need them. The growth of open, deregulated markets is creating new demand in continental Europe, Latin America, and Asia for the advice and services provided by MMC.

Collaboration is an essential element in the delivery of professional services. By drawing on the range of MMC's capabilities, professionals in our operating companies can provide the variety of advice and services that many clients require. Collaboration enhances the quality of service to clients, increases efficiency, and makes the firm a more interesting and attractive place for talented people to work--all adding to shareholder value. MMC country managers have a particular role in encouraging collaborative business development around the world.

In a year when corporate scandals and allegations of accounting and financial abuses made headlines, I am grateful for the strength of MMC's ethics, culture, and commitment to client service and professional standards. These qualities serve our shareholders well.

MMC has always aspired to a system of corporate governance that is appropriate to the company and serves the long-term interests of its shareholders. Effective oversight of the company requires independent directors who are dedicated, skilled, and experienced. For MMC, we believe that a board combining a majority of such directors with a number of well-qualified executive directors is the best approach to corporate governance.

In 2002 Morton O. Schapiro was elected to the Board of Directors. The president of Williams College, Mort is a distinguished economics professor and academic administrator who will contribute significantly to the deliberations of the Board.

Rob White-Cooper retired from MMC at the end of 2002. His contributions to the successful integration of Sedgwick and to collaborative efforts across MMC's operating companies have been substantial. Saxon Riley, a former MMC director and retired chairman of Lloyd's of London, retired from MMC's International Advisory Board in 2002.

When the year 2002 began, barely three months had passed since the terrorist attacks at the World Trade Center claimed the lives of 295 members of our corporate family. We have continued our efforts to ease the suffering of families of lost colleagues. MMC's Family Relationship Program has helped people get answers to questions and access resources. Psychological and emotional counseling has been available through MMC's employee assistance program. And independent financial advisors have provided counseling about investment, tax, and related issues. In early 2002 The MMC Victims Relief Fund paid out virtually all of its $22 million in contributions. MMC hosted a commemoration for families in September. A permanent memorial honoring our lost colleagues will be completed in the summer of 2003 and located in the plaza adjacent to our corporate headquarters.

PHOTOGRAPH OF JEFFREY W. GREENBERG,
CHAIRMAN, MMC.

The uncertainty in the business landscape in early 2003 is troubling, but it does not alter our confidence in the future of MMC. Clients need specialized advice and services, and all of our businesses have excellent global growth prospects. We have a profitable company with strong cash flow, good earnings growth, and a healthy balance sheet.

It is my privilege to work with a talented, experienced, and diverse group of colleagues well able to achieve MMC's goals. We remain grateful for your confidence and trust.

/s/ Jeffrey W. Greenberg

Jeffrey W. Greenberg                                March 3, 2003

                   GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE

                           RISK AND INSURANCE SERVICES

               A conversation with John T. Sinnott, chairman, and Ray J. Groves, president and chief executive officer, of Marsh Inc.

    JOHN T. SINNOTT IS RETIRING IN 2003 AFTER MORE THAN 40 YEARS WITH MARSH. RAY J. GROVES SUCCEEDED HIM AS CEO IN JANUARY AND WILL BECOME CHAIRMAN IN JULY.
     MR. GROVES WAS NAMED PRESIDENT AND CHIEF OPERATING OFFICER OF MARSH IN
         OCTOBER 2001, SHORTLY AFTER BECOMING A SENIOR ADVISOR TO MMC.
 HE HAS BEEN A MEMBER OF MMC'S BOARD OF DIRECTORS SINCE 1994 AND IS THE FORMER
                 CHAIRMAN AND CHIEF EXECUTIVE OF ERNST & YOUNG.

              MR. GROVES, BEFORE WE DISCUSS MARSH WITH YOU AND MR.
                SINNOTT, TELL US BRIEFLY ABOUT THE EXPERIENCE YOU
                   BRING TO THIS LARGE, COMPLEX ORGANIZATION.
--------------------------------------------------------------------------------

Most of my career has been with professional services firms, dealing closely with clients and leading professionals. This has meant devoting a great deal of time to identifying the best ways to organize, motivate, and mobilize people with high intellectual capacity and excellent technical skills. These characteristics describe Marsh's professionals very well. I have worked on how to communicate these capabilities to clients, build resources internally, and encourage professionals to collaborate--all to bring the highest quality services and advice to the client.

                       WHAT DISTINGUISHES MARSH'S APPROACH
                               TO SERVING CLIENTS?
--------------------------------------------------------------------------------

Two key characteristics are Marsh's ability to deliver excellent service to clients around the world and the breadth and scope of our knowledge and specialization. Marsh is a large global institution of 38,000 people serving clients in more than 100 countries. Our clients can access more than 400 offices worldwide, which are staffed by professionals who speak the native language, understand local and regional risk issues, and are experts in creating programs tailored to clients' needs. These offices serve as the link to the knowledge and expertise of Marsh's risk, insurance, and reinsurance specialists--no matter where these experts may be located. An equally important characteristic that flows from our global client service and specialized strengths is our commitment to teamwork.

   [THE DATA PRESENTED BELOW APPEARS IN A PIE CHART IN THE PRINTED DOCUMENT]

                                  2002 REVENUE
                                  $5.9 BILLION
                                  ------------

               RISK MANAGEMENT & INSURANCE BROKING            75%
                  UNITED STATES                               41%
                  EUROPE                                      23%
                  ASIA PACIFIC                                 5%
                  LATIN AMERICA                                3%
                  CANADA                                       3%
               REINSURANCE BROKING & SERVICES                 11%
               RELATED INSURANCE SERVICES                     14%


                      PLEASE ELABORATE ON MARSH'S APPROACH
                               TO SPECIALIZATION.
--------------------------------------------------------------------------------

Specialization is one of the main strategic components of our services for clients. Segmenting our business according to client size is an initial level of specialization. The approach is based largely on the way our clients have told us how they want to receive our services. Our specialists in global risk practices develop solutions in all the major categories of risk, such as property, casualty, and directors and officers liability. Marsh's more than 20 industry practices provide yet another level of expertise in specific fields. The specialists in our risk consulting practice collaborate with clients to identify, quantify, and reduce the potential effect of risks they face in today's changing, more complex business environment.

Marsh's reinsurance operation, Guy Carpenter, uses its expertise in a dozen specialty practices to deliver solutions in areas such as property, workers compensation, professional liability, environmental liability, and life, accident and health. Carpenter's specialists draw on the most advanced quantitative modeling tools in the industry, local knowledge, and extensive market relationships to develop effective reinsurance approaches such as catastrophe bonds and government pools.

The specialists in our Global Broking practice concentrate on insurance placements by industry, line of insurance coverage, and specific insurance companies. These brokers know the global insurance markets well and have relationships with the senior decision makers in insurance companies around the world. This approach makes risk transfer more efficient and less costly for all the participants in the process. It gives our clients unique access to the insurance markets and underwriters the opportunity to work with brokers who understand their individual requirements and risk tolerance.

                        WHAT ARE THE GROWTH OPPORTUNITIES
                                   FOR MARSH?
--------------------------------------------------------------------------------

Marsh's results in 2002 were outstanding. Revenues rose 15 percent to $5.9 billion, and operating income increased 31 percent to $1.5 billion, including the change in accounting for goodwill. This performance reflects the strong contribution of our business units in all the geographies where Marsh operates. We see opportunities for continued

                   GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE growth in today's world where risk is a greater concern. For example, as a result of the terrorist attacks and recent corporate governance crises in the United States, risk is now on the agenda of nearly all boards of directors--something that was not true just a few years ago. Given Marsh's "360-degree" view and understanding of risk--that is, our ability to analyze risk from multiple perspectives--our advice on a wider range of issues will be needed.

Our services are in demand as countries around the world privatize industries, liberalize trade policies, ease barriers to international investment, and deregulate insurance markets. As our clients access new markets globally and begin new commercial relationships, they appreciate Marsh's ability to provide advice on analyzing, reducing, and transferring risk. Marsh is continuing to expand into markets with high, long-term potential such as China and India, and to make acquisitions when they fit a geographic or product niche.

Marsh has excellent prospects to build its business with new and existing clients in midsize businesses and small enterprises, where no company has commanding market share. Marsh currently serves less than 10 percent of the midsize client market in the United States, leaving plenty of room to grow.

   [THE DATA PRESENTED BELOW APPEARS IN A BAR CHART IN THE PRINTED DOCUMENT]

                                    REVENUE
                                   (BILLIONS)
                                 -------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 16%

                                1998  =  $3.351
                                1999  =   4.523
                                2000  =   4.780
                                2001  =   5.152
                                2002  =   5.910


In our continuous effort to raise the bar in service for clients, we see opportunities to make incremental improvements in the processes we use to transfer risk, serve clients, and make our operations more efficient. These changes should lead to continued earnings growth and margin improvement without major reengineering of our business models.

Finally, current insurance market conditions are such that businesses of all sizes are seeking answers to a difficult set of issues concerning the availability and cost of insurance. This increases the demand for Marsh's global risk consulting and risk transfer capabilities. Evidence of these expanding client requirements is seen in the strong growth of our risk consulting practice in 2002.

                         GIVE US AN UPDATE ON INSURANCE
                               MARKET CONDITIONS.
--------------------------------------------------------------------------------

An unusual confluence of events has created very difficult insurance marketplace conditions for our clients. The 13-year-long "soft" insurance market, which was marked by year-after-year declines in commercial insurance prices in the United States, began to reverse in early 2000. Prices rose gradually until September 11, 2001, after which increases accelerated sharply. Corporate governance issues followed, causing insurance prices to increase even more. Low interest rates, a depressed stock market, and claims for mass tort liabilities such as asbestos are also contributing to marketplace conditions. As a result, for the first time since the mid-1980s, clients have been dealing with reduced capacity for risks, restrictive terms and conditions, coverage exclusions, and sharply higher prices in almost every line of commercial insurance.

These conditions have continued through the first part of 2003, although there are wide variations by line of coverage, the client's exposures and prior loss experience.

                         HOW IS MARSH HELPING CLIENTS IN
                                THIS ENVIRONMENT?
--------------------------------------------------------------------------------

Challenges in the current market have made a high level of response from our professionals even more critical. This has included finding capacity for difficult risks, helping clients provide the more detailed information now required by underwriters, conducting more extensive negotiations with the markets, and keeping our clients abreast of developments.

Since September 11, 2001, underwriters' exclusion of terrorism coverage from policies has been a particularly severe problem for clients. Marsh has been continuously at the forefront of developing a solution to this issue. The Terrorism Risk Insurance Act of 2002, which was signed into law in the United States last November, requires insurers to offer terrorism coverage to all businesses, with the federal government acting as a reinsurer for terrorism risks. Since passage of the legislation, skilled collaboration among our clients, our professionals, and the insurance markets has been necessary to weave through the complexities of the new risks and exposures and the requirements of the new law.

Clients value what we bring to the table as risk advisors, but they also expect us to make a difference in the marketplace. We look constantly for ways to ensure that our clients--businesses and other institutions--have a reasonable opportunity to transfer risks they are not retaining themselves. We have helped clients develop alternative risk transfer solutions such as captives and policy-holder-owned insurance companies.

Serving our clients can also mean working with existing insurance markets to consider new areas of risk underwriting where we see opportunity for both our clients and the underwriters. Assessing each market's current and future capacity to assume risks is essential in advising our insurance and reinsurance clients. We devote a great amount of time and effort to this function.

                      PLEASE UPDATE US ON THE ACTIVITIES OF
                                  MMC CAPITAL.
--------------------------------------------------------------------------------

Marsh has always taken a leading and innovative role in insurance market-making in order to create additional capacity for our clients. In fact, since the 1980s, we have helped form 13 insurance and reinsurance companies for this purpose, including ACE, XL, Centre Re, Mid Ocean, and AXIS. In 1992 MMC formalized this market-making role by establishing MMC Capital. MMC's sponsorship of the first Trident investment fund in 1994 and the $1.4 billion Trident II fund in 1999 has enabled MMC Capital to react quickly to market dislocations and other investment opportunities.

MMC Capital led the formation of AXIS in November 2001 in response to the significant supply and demand imbalances in the worldwide insurance marketplace following the World Trade Center attacks. MMC Capital used the enormous advantage in market knowledge it derives from its access to the entire Marsh network to create AXIS quickly and efficiently. AXIS has established itself as a global provider of specialty insurance and treaty reinsurance. In its first full year of operations, it reported gross written premiums in excess of $1 billion and strong profitability. The first Trident fund has performed well for its investors, and the second fund, Trident II, of which AXIS is a portfolio company, is making strong progress.

                         WHAT IS THE OUTLOOK FOR MARSH?
--------------------------------------------------------------------------------

We are approaching the years ahead from a position of strength. We have strong revenues, good operating margins, a global presence, an excellent management team, and world-class professional talent--all of which will serve us well through changing insurance marketplace conditions. We are "bullish" on future growth for Marsh within the world of risk and insurance services. []

   [THE DATA PRESENTED BELOW APPEARS IN A BAR CHART IN THE PRINTED DOCUMENT]


                                   OPERATING
                                     INCOME
                                   (BILLIONS)
                                   ----------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 25%

                                1988  = $0.613
                                1999  =  0.806
                                2000  =  0.944
                                2001  =  1.139
                                2002  =  1.490

                  GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE

                              INVESTMENT MANAGEMENT

                     A conversation with Lawrence J. Lasser,
           president and chief executive officer of Putnam Investments

                      PLEASE GIVE US YOUR ASSESSMENT OF THE
                           EQUITY MARKET ENVIRONMENT.
--------------------------------------------------------------------------------

Last year was a difficult year for the economy, markets, investors, and most investment management companies. The United States experienced a continuation of the most severe bear market since 1932, with the S&P 500 and Nasdaq down 23 percent and 32 percent, respectively. U.S. stock mutual funds had $27 billion in net redemptions, the first time since 1988 that stock funds had net redemptions.

There have been 11 bear markets since the 1930s. Bear markets are painful, but most people believe that current conditions show that investment and economic history is being repeated, not rewritten. Three consecutive years of down markets are unusual. We hope stock market declines are behind us, and there are factors that support a better outlook in 2003. Still, it's important to remember that although equity markets rise and fall, long-term growth has been strong, with a 10 percent total return on a compound basis for U.S. equities over the last 40 years. This is why stocks remain a necessary part of diversified investment portfolios.

                             WHAT WAS THE EFFECT ON
                              PUTNAM'S PERFORMANCE?
--------------------------------------------------------------------------------

We entered 2002 with $315 billion in assets under management, approximately 80 percent in equities, and ended the year with $251 billion. Putnam's revenues declined 10 percent to $2.2 billion, and operating income declined to $560 million.

Putnam's results for 2002 were clearly affected by the weakness in the equity markets. Yet, again, one needs to step back and look at performance over a longer period of time. Putnam's average assets over the last 10 years grew at a compound annual rate of 17 percent, revenues grew at a rate of 18 percent, and operating income at 16 percent. Putnam entered the 1990s as the tenth largest mutual fund company in the United States and is today the fifth largest.

                      HAVE RECENT CONDITIONS LED PUTNAM TO
                              CHANGE ITS STRATEGY?
--------------------------------------------------------------------------------

Putnam has a history of continuously reengineering to improve performance. As difficult as it has been to endure the downturn in equities, we continue to believe in our business model, which rests on long-term, consistent investment performance, breadth and depth of investment product, first-class investor service, and strong distribution. This model has taken us years to build, and we feel it positions us well for the future.

Twenty years ago, Putnam was a traditional institutional investment management company with a growth equity focus, few fixed-income products, and a small number of mutual funds. We believed Putnam had to be larger to capture economies of scale and to attract and retain

   [THE DATA PRESENTED BELOW APPEARS IN A BAR CHART IN THE PRINTED DOCUMENT]

                                     AVERAGE
                                  ASSETS UNDER
                                   MANAGEMENT
                                   (BILLIONS)
                                  ------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 6%

                                 1998  =  $264
                                 1999  =   322
                                 2000  =   397
                                 2001  =   328
                                 2002  =   279

investment talent. We rebuilt investor services. We changed our sales organization into a first-rate force and developed new channels of distribution. We expanded our investment product line to be comprehensive across asset classes. We developed a defined benefit institutional business and became a major competitor in the defined contribution market. We added an international business that is growing and profitable.

                         COULD YOU ELABORATE ON PUTNAM'S
                               INVESTMENT PROCESS.
--------------------------------------------------------------------------------

The overarching priority of Putnam investment management is to achieve yearly performance that is consistently above median in every product category, against benchmarks and peers, building to a superior long-term record. We recognize that to achieve this result each product must have a strategy designed for the long term and be managed by experienced investment professionals who make solid, informed decisions in a disciplined, repeatable manner, according to Putnam's style-consistent, truth-in-labeling approach.

Team management is a hallmark of Putnam's investment process. The recent appointment of co-heads of investment exemplifies that strategy. The experience and judgment of our portfolio teams is critical. We want to continue to develop, train, and hire those who will distinguish Putnam in its ability to make informed judgments on a stock-by-stock basis. The goal is to combine all our skills in a culture of shared vision, teamwork, and high achievement.

In the last year, we have implemented many changes in our investment decision-making process, including the approaches we take and the application of risk management and portfolio construction tools. As always, we manage our funds relative to explicit benchmarks. At the same time, Putnam's investment professionals leverage all of the resources available to them: risk management and portfolio construction tools, integrated research, trading, performance attribution, and first-rate technology.

                             WHAT WERE THE BUSINESS
                               SUCCESSES IN 2002?
--------------------------------------------------------------------------------

We had success in our institutional business, which now represents about one third of Putnam. Institutional accounts had positive asset flows in 2002, as they have for the last seven years. We were pleased to have won a $2 billion defined contribution plan account, our largest ever, and the second $1 billion-plus success last year.

Growth from international sources, including mutual fund and institutional assets, was excellent. The assets Putnam manages for international clients reached a record $33 billion in 2002, making Putnam one of the largest foreign competitors in non-U.S. markets. Our international team landed the biggest piece of new business ever for Putnam--the assignment to manage $2.5 billion in international assets in pension funds for one of Australia's largest banks. In Europe, we continue to focus on existing partnerships while expanding into new relationships, including an alliance with the fund management company of the Talanx/HDI Group, Germany's third largest insurer.

We are a leader in investor services, having continuously enhanced the quality of service we provide to mutual fund shareholders. In 2002 Putnam was once again awarded the DALBAR "Triple Crown" for service excellence to mutual fund investors, financial advisors, and annuity holders. It received the highest award in all three categories, continuing the recognition of outstanding service Putnam has provided over the past decade.

                      HOW DID YOU CHANGE YOUR PRODUCT LINE?
--------------------------------------------------------------------------------

As markets have changed in the last few years, investors have sought less volatile products and a simplified, easier-to-understand product line. As investors' preferences have moved from equity to fixed income, Putnam's fixed-income assets have grown from $60 billion at the end of 2001 to $67 billion in 2002. Fixed income now represents 27 percent of our assets under management.

Last year, we edited our mutual fund family product line by combining 10 smaller funds and eliminating one. Through this consolidation in our fund lineup, we will be able to concentrate our investment resources and talent better and deliver stronger performance.

In an ongoing effort to develop new products that meet the needs of investors, we made product enhancements to the Putnam CollegeAdvantage plan, which has a nearly 10 percent share of the 529 college savings plan market and excellent growth prospects. We also added a stable value fund option to CollegeAdvantage as an alternative for investors who want stability in their principal investment, combined with potentially higher returns than the average money market fund.

                     WHAT ARE THE OPPORTUNITIES FOR PUTNAM?
--------------------------------------------------------------------------------

Internationally, we see attractive opportunities as governments implement retirement reforms and move to private solutions for retirement planning. Putnam offers retirement savings for individuals, tax-deferred savings

      [THE DATA PRESENTED BELOW APPEARS IN A CHART IN THE PRINTED DOCUMENT]

                                     DALBAR
                            INVESTOR SERVICE AWARDS
                            -----------------------

For the fifth time in six years, Putnam won the DALBAR "Triple Crown" for service excellence in three categories--the highest achievement of any investment management company.

               Mutual Fund               Financial                Annuity
               Shareholders            Intermediaries         Contract Holders
               ------------            --------------         ----------------
2002           Highest Award           Highest Award           Highest Award
2001           Highest Award           Highest Award           Highest Award
2000           Highest Award           Highest Award           Highest Award
1999           Highest Award           Highest Award         Honorable Mention
1998           Highest Award           Highest Award           Highest Award
1997           Highest Award           Highest Award           Highest Award

                  GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE

    [THE DATA PRESENTED BELOW APPEARS IN A PIE CHART IN THE PRINTED DOCUMENT]

                                  YEAR-END 2002
                             ASSETS UNDER MANAGEMENT
                                  $251 BILLION

                   MUTUAL FUND BLEND EQUITY              13%
                   MUTUAL FUND FIXED INCOME              18%
                   MUTUAL FUND VALUE EQUITY              16%
                   MUTUAL FUND GROWTH EQUITY             18%
                   INSTITUTIONAL FIXED INCOME             9%
                   INSTITUTIONAL EQUITY                  26%

plans for individuals through their employment, and pension management. Having done this historically in the United States, we now provide new retirement products for investors throughout the world.

It is also important to remember that while returns have declined, people still save for the same things. People are living longer and expecting to live better in retirement. Between their personal savings, pensions, and other retirement accounts, they are primarily responsible for their own needs and want to pass on assets to the next generation. And again, this is true not only in America; it is true across the developed world. People can invest individually, or, as tens of millions have, they can invest through mutual fund accounts and benefit from full-time professional management and diversification.

                          WHAT IS THE OUTLOOK FOR 2003?
--------------------------------------------------------------------------------

Markets are difficult to predict. They are dependent not only on the health of the economy and corporate profits but also on worldwide political events. This is why we believe most long-term investors should invest in a diversified portfolio rather than try to time the markets. Our equity strategists anticipate moderate returns from the major indexes over the next three to five years. It is also clear that the ingredients of a modest rebound are now in place: low interest rates, low inflation, a growing economy, and sharply lower stock prices.

                            WHAT ARE YOUR ASPIRATIONS
                                   FOR PUTNAM?
--------------------------------------------------------------------------------

My aspirations for Putnam have never changed. I want Putnam to continue to be a great company defined by great people doing great work for customers, a company respected by its competitors, its people admired in the community, MMC's shareholders rewarded by Putnam's success. Putnam is a strong company in an industry with excellent long-term growth prospects. We will succeed by resisting the temptation to focus on the short term and by focusing instead in a disciplined manner on our longer-term objectives. []

                  GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE

                                   CONSULTING

                        A conversation with Peter Coster,
              president and chief executive officer of Mercer Inc.

                            HOW DO YOU VIEW MERCER'S
                              PERFORMANCE IN 2002?
--------------------------------------------------------------------------------

Mercer continued to grow in a difficult environment for the consulting industry. We finished the year with a 2 percent increase in revenues and a 4 percent increase in operating income, including the change in accounting for goodwill. Retirement services, health care and group benefits, and economic consulting performed well. Management and organizational change consulting revenues declined. Viewed from a geographic perspective, revenue growth tended to be stronger outside North America.

We completed several acquisitions to support international growth and fill gaps in service offerings, continued to invest in our intellectual capital and people, and rolled out a new identity program that communicates Mercer's ability to provide expert advice across a range of key management issues. Most importantly, we continued to deliver top-flight service to our clients.

                          TELL US MORE ABOUT HOW MERCER
                          MANAGED IN THIS ENVIRONMENT.
--------------------------------------------------------------------------------

The market downturn we are now experiencing began in the middle of 2000, primarily as a result of slowing economies in which corporations deferred spending for certain types of consulting. Mercer's ability to maintain its profitability through this period reflects our view that downturns are both inevitable and unpredictable as to timing and depth, and we should therefore manage our business in good times to ensure we are not overextended

    [THE DATA PRESENTED BELOW APPEARS IN A PIE CHART IN THE PRINTED DOCUMENT]

                                  2002 REVENUE
                             BY CONSULTING PRACTICE
                                  $2.4 BILLION

               ECONOMIC                                       6%
               HUMAN CAPITAL                                 15%
               MANAGEMENT & ORGANIZATIONAL CHANGE            13%
               HEALTH CARE & GROUP BENEFITS                  16%
               RETIREMENT SERVICES                           50%

when markets inevitably weaken. In the current downturn, we cut expenses early in affected practices and have managed costs tightly. At the same time, we have continued to invest in intellectual capital, geographic expansion, and new capabilities to strengthen our franchise and position ourselves for growth.

                    WHAT TYPES OF CONSULTING SERVICES ARE IN
                                GREATEST DEMAND?
--------------------------------------------------------------------------------

Demand for retirement consulting was strong in 2002, as it has been for the last several years. Mercer is the global market leader in this area. With strong operations in all major markets, we are well positioned to serve our many clients and particularly to advise multinationals who increasingly want to address human resource and benefit issues throughout their organizations in a coordinated way. The combination of the slide in stock markets and low interest rates has placed many retirement plans in underfunded positions. Clients find themselves making difficult decisions about plan funding and investments at a time when their businesses are reporting lower earnings and cash flow. Mercer's retirement and investment consulting practices are helping them model risks and select the right investment strategy, funding policy, and plan design to manage these risks and align their benefit programs with the needs of their businesses.

Health care consulting is much in demand as clients are faced with managing more complex programs and increasing costs. U.S. employers' average health care costs increased nearly 15 percent in 2002 and have risen more than 50 percent over the past five years. We are supporting clients in a variety of ways, including helping them form medical and pharmaceutical purchasing coalitions and working on their behalf to encourage health care organizations to adopt more rigorous medical quality standards.

                  GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE

The increasing need of corporations and government entities for economic consulting advice on complex issues in litigation, regulation, and privatization is generating growth for NERA. Its global scale is a source of competitive advantage in assignments such as multinational mergers or antitrust litigation. NERA economists are advising on fundamental management issues worldwide, including new ways to value directors and officers exposures, employee stock options, and exotic financial instruments.

With demands on corporate leaders greater than ever, senior executives of large organizations continue to seek advice from Mercer Delta Organizational Consulting on issues of leadership and organization. For example, corporate governance is currently high profile for clients, driven by intense investor and regulatory attention. Mercer Delta helps its clients move beyond merely satisfying the new governance rules to actually improving how boards of directors and CEOs work together.

   [THE DATA PRESENTED BELOW APPEARS IN A BAR CHART IN THE PRINTED DOCUMENT]

                                     REVENUE
                                   (BILLIONS)
                                   ----------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 11%

                                1998  =  $1.658
                                1999  =   2.086
                                2000  =   2.286
                                2001  =   2.308
                                2002  =   2.364

                     WHAT IS MERCER DOING TO STRENGTHEN ITS
                            BUSINESS FOR THE FUTURE?
--------------------------------------------------------------------------------

I'll touch on a few highlights.

We continue to invest in new capabilities and intellectual capital. NERA added a transfer pricing practice, which performed strongly in its first year. Mercer Delta acquired the intellectual capital of Sorcher Associates, a leader in executive assessment. Mercer Human Resource Consulting continued to develop its market-leading thinking on productivity and human resource metrics. Many companies are coming to realize that their employees are their most important asset--and the one they know the least about. Mercer Human Resource Consulting has unmatched capabilities to measure the bottom-line outcomes of human resource strategies and practices, and this helps our clients understand and benefit from their investment in people.

Our financial strength as part of MMC has enabled us to acquire some very attractive businesses at a time when competitors may lack the resources to do so. During 2002 we acquired organizational change consulting firms in Canada and France to support our strategy of building Mercer Delta Organizational Consulting from its U.S. roots into the leading global firm advising on leadership, organization, and change. We also acquired a London- and New York-based media consulting operation to add media industry expertise to Mercer Management Consulting and a London-based competition policy firm to strengthen NERA's capabilities in the fast-growing area of antitrust/competition policy. Several acquisitions for Mercer Human Resource Consulting in Europe added scale and capabilities to our operations.

In early 2003 we reached agreement for two further acquisitions, subject to regulatory review and customary contract terms. One of these is KPMG's actuarial services business in Germany, which we see as a key market. With more and more clients asking us to advise them on pension benefit strategy throughout the world, this acquisition strengthens significantly our pension consulting resources in a country where many multinationals are headquartered and most large ones have operations. The second and larger acquisition is Oliver, Wyman & Company, the leading firm specializing in strategy consulting to the financial services industry. This New York-headquartered firm also has strong operations across western Europe as well as in Canada and Singapore. The integration of Oliver, Wyman with our existing financial services consulting groups will create a global financial services strategy practice second to none in quality and in its capability to address risk-adjusted capital issues. This acquisition will position Mercer as the major force in financial services consulting, add a risk analysis dimension to our other industry-focused business strategy consulting, and enhance MMC's position in the field of enterprise risk.

As I've said before, Mercer's acquisition strategy is to gain market position, not market share. Expense savings may be involved in some acquisitions, but that doesn't drive our strategy. Our aim is to acquire outstanding businesses with outstanding people who share our vision and values, with the goal of driving our organic growth.

                     YOU MENTIONED THAT MERCER INTRODUCED A
                       NEW IDENTITY PROGRAM DURING 2002.
                              WHAT PROMPTED THIS?
--------------------------------------------------------------------------------

For some time, Mercer's strategy has been to develop a family of global consulting operations offering best-in-class specialist advice addressing the most important issues faced by clients. This structure allows Mercer to provide consulting solutions that are both broad and deep, based on industry-leading intellectual capital and world-class talent in each specialist area. We deliver our services and advice in the way that best fits each client's specific need, whether that need is limited to a single specialist area or calls for an integrated approach across several disciplines. Our new identity program clearly signals the capabilities represented by our individual operating companies and, at the same time, identifies the connections and linkages among them. In this way, it supports our strategy, communicates the special advantages of our organization, and helps each of Mercer's business units build on the reputations and goodwill of the others.

                          WHAT IS THE OUTLOOK FOR 2003
                                   AND BEYOND?
--------------------------------------------------------------------------------

In a tough economy, Mercer has continued to grow, invest, and generate profits. We are in an excellent position to take advantage of opportunities as they arise.

Consulting has been a successful and rewarding business for MMC for many years, and I'm confident that organizations will continue to demand specialist advice attuned to their particular needs. The focus of consulting advice may shift over time, but the major themes tend to remain constant: What is the best business design for a company? How should the company be organized and led? How can it best attract, retain, and motivate employees to achieve its strategy? Mercer is well qualified to help clients answer these questions and many more. We have an excellent platform for future growth. [ ]

   [THE DATA PRESENTED BELOW APPEARS IN A BAR CHART IN THE PRINTED DOCUMENT]

                                OPERATING INCOME
                                   (MILLIONS)
                                ----------------
                      FIVE-YEAR COMPOUND ANNUAL GROWTH 17%

                                 1998  =  $202
                                 1999  =   260
                                 2000  =   312
                                 2001  =   313
                                 2002  =   326

                                  MMC WORLDWIDE

                           RISK AND INSURANCE SERVICES

MARSH INC. is the world leader in delivering risk and insurance services and solutions to clients. Global risk management consulting, insurance broking, financial solutions, and insurance program management services are provided for businesses, public entities, associations, professional services organizations, and private clients under the MARSH name. Reinsurance broking, financial modeling services, and related advisory functions are conducted worldwide for insurance and reinsurance companies, principally under the GUY CARPENTER name. Underwriting management services are performed for a wide range of clients.

MMC CAPITAL is a global private equity firm with over $2 billion of committed capital under management. MMC Capital invests in industries where MMC possesses specialized knowledge and proprietary deal flow.

                              INVESTMENT MANAGEMENT

PUTNAM INVESTMENTS, one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed-income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages over 100 mutual funds, has over 700 institutional clients and more than 13 million individual shareholder accounts. It had $251 billion in assets under management at year-end 2002.

                                   CONSULTING

MERCER INC., one of the world's largest consulting firms, operates as a family of specialist firms, each a leader in its field. MERCER HUMAN RESOURCE CONSULTING helps employers understand, develop, implement, and measure the effectiveness of their retirement, benefit, rewards, and other human resource programs with the goal of creating measurable business results through their people. MERCER INVESTMENT CONSULTING provides advice and solutions to institutional investors. MERCER MANAGEMENT CONSULTING helps leading enterprises develop, build, and operate strong businesses that deliver sustained shareholder value growth. MERCER DELTA ORGANIZATIONAL CONSULTING works with CEOs and executive teams of major companies on the design and leadership of large-scale transformation. NATIONAL ECONOMIC RESEARCH ASSOCIATES (NERA), a firm of consulting economists, applies economics to complex business and legal issues arising from competition, regulation, public policy, strategy, finance, and litigation. LIPPINCOTT MERCER, which consults on brand strategy and identity, helps clients create, develop, and manage their brands. MERCER RISK, FINANCE & INSURANCE CONSULTING, a firm of consulting actuaries, advises insurance companies, government entities, and other organizations on all aspects of property-casualty, life, and health care risks.

                Marsh & McLennan Companies, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Marsh & McLennan Companies, Inc. and Subsidiaries ("MMC") is a professional services firm. MMC subsidiaries include Marsh, the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer, a major global provider of consulting services. Approximately 59,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on operating income, which is after deductions for directly related expenses and minority interest but before charges related to September 11 and special credits. The accounting policies of the segments are identical to those used for the consolidated financial statements.

This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Information Concerning Forward-looking Statements" in MMC's 2002 Annual Report on Form 10-K.

The consolidated results of operations follow:

================================================================================
(IN MILLIONS, EXCEPT PER SHARE FIGURES)      2002          2001           2000
--------------------------------------------------------------------------------
REVENUE:
Service Revenue                           $10,373       $10,011        $10,232
Investment Income (Loss)                       67          (142)            76
--------------------------------------------------------------------------------
   Operating Revenue                       10,440         9,869         10,308
--------------------------------------------------------------------------------
EXPENSE:
Compensation and Benefits                   5,199         4,877          4,941
Other Operating Expenses                    2,967         3,055          3,190
Charges Related to September 11
   and Special (Credits)                       --           174             (2)
--------------------------------------------------------------------------------
   Operating Expenses                       8,166         8,106          8,129
--------------------------------------------------------------------------------
OPERATING INCOME                          $ 2,274       $ 1,763        $ 2,179
================================================================================
NET INCOME                                $ 1,365       $   974        $ 1,181
================================================================================
NET INCOME PER SHARE:
   BASIC                                  $  2.52       $  1.77        $  2.18
================================================================================
   DILUTED                                $  2.45       $  1.70        $  2.05
================================================================================
AVERAGE NUMBER OF SHARES OUTSTANDING:
   BASIC                                      541           550            543
   DILUTED                                    557           572            569
================================================================================

In 2002, operating revenue, derived primarily from commissions and fees, rose 6%. The increase resulted from a higher volume of business in the risk and insurance services segment, partially offset by a decline in revenue in the investment management segment due to lower assets under management on which fees are earned. In addition, an investment valuation charge recorded in 2001 related to Gruppo Bipop-Carire S.p.A. ("Bipop") resulted in a favorable variance for investment income in the current year compared to 2001. Excluding the effect of such items as foreign exchange, acquisitions and dispositions, underlying service revenue increased 3%. The risk and insurance services segment experienced underlying revenue growth of 15% primarily due to net new business and the effect of higher commercial insurance premium rates, partially offset by lower fiduciary interest income. Underlying consulting revenue increased 1% reflecting a higher volume of business in retirement services partially offset by a decline in management consulting. Underlying revenue declined 18% in the investment management segment primarily due to a reduction in average assets under management which declined 15% from 2001.

Operating expenses increased 1% in 2002 compared to 2001, which included charges related to September 11 and amortization of goodwill. Excluding these items, as well as the effect of foreign exchange, acquisitions and dispositions, underlying expenses increased 4% from the prior year. The increase is primarily due to increased compensation and benefits costs in the risk and insurance services segment commensurate with operating performance partially offset by reduced incentive compensation and lower volume related expenses in the investment management segment.

In 2001, operating revenue declined 4%. The decrease resulted from a decline in revenue in the investment management segment due largely to lower assets under management on which fees are earned and an investment valuation charge related to an other than temporary decline in Putnam's investment in Bipop, partially offset by a higher volume of business in the risk and insurance services segment. Excluding the effect of such items as foreign exchange, acquisitions and dispositions, underlying service revenue declined approximately 1% compared with 2000. Underlying revenue decreased 19% in the investment management segment as the level of average assets under management declined in 2001, primarily as a result of a reduction in the equity market levels. The risk and insurance services segment experienced underlying revenue growth of approximately 10% primarily due to the impact of higher commercial insurance premium rates and net new business development, partially offset by lower fiduciary interest income. Underlying consulting revenue grew 3% for the year reflecting a higher volume of business in retirement services, health care and group benefits and economic consulting offset by a decline in management consulting.

Operating expenses were essentially unchanged in 2001 compared to 2000. Underlying expenses, excluding the effect of foreign exchange, acquisitions and dispositions, and the impact of charges related to September 11, decreased 2% from the prior year. The decrease relates primarily to lower incentive compensation in the investment management segment and a reduction in discretionary expenses in all segments partially offset by expenses associated with a higher volume of business in the risk and insurance services segment. Expenses were also reduced by approximately $40 million of incremental net consolidation savings associated with the Sedgwick Group plc ("Sedgwick") integration, primarily in risk and insurance services.

In 2001, MMC recorded pretax charges of $187 million, net of insurance recoveries, related to the events of September 11 and the subsequent impact on business conditions. The components of this charge are discussed further in the section of this MD&A entitled Charges Related to September 11 and Special Credits.

RISK AND INSURANCE SERVICES

The operations within this segment consist of risk and insurance services as broker, agent or consultant for insureds, insurance underwriters and other brokers on a worldwide basis. These services are provided by Marsh Inc. ("Marsh"), which delivers risk and insurance services and solutions to clients through its various subsidiaries and affiliates. Risk management, insurance broking, financial solutions and insurance program management services are provided for businesses, public entities, associations, professional services organizations and private clients under the Marsh name. Reinsurance broking, catastrophe and financial modeling services and related advisory functions are conducted for insurance and reinsurance companies, principally under the Guy Carpenter name. Underwriting management services are performed for a wide range of clients under various names. In addition, MMC Capital provides services principally in connection with originating, structuring and managing insurance, financial services and other industry-focused investments.

The services provided within this segment include the identification, analysis, estimation, mitigation, financing and transfer of risks that arise from client operations. These risks relate to damage to property, various liability exposures, and other factors that could result in financial loss, including large and complex risks that require access to world insurance and financial markets. The risks addressed by Marsh's operating units go beyond traditional property-liability areas to include a widening range of exposures. Major examples of these risks include employment practices liability, the launch and operation of rockets and spacecraft, the development and operation of technology resources (such as computers, communications networks and websites), the theft or loss of intellectual property, copyright infringement, the remediation of environmental pollution, merger and acquisition issues, the interruption of revenue streams derived from leasing and credit operations, political risks and various other financial, strategic and operating exposures.

Marsh's subsidiaries provide a broad spectrum of services requiring expertise in multiple disciplines: risk identification, estimation and mitigation; conducting negotiations and placement transactions with the worldwide insurance and capital markets; gaining knowledge of specific insurance product lines and technical aspects of client operations, industries and fields of business; actuarial analysis; and understanding the regulatory and legal environments of various countries. Marsh provides advice on addressing client exposures, which includes structuring programs for retaining, mitigating, financing, and transferring the risks in combinations that vary according to the risk profiles, requirements and preferences of clients. Specific professional functions provided in this process include loss-control services, the placement of client risks with the worldwide insurance and capital markets (risk transfer), the development of alternative risk financing methods, establishment and management of specialized insurance companies owned by clients ("captive insurance companies"), claims collection, injury management and other insurance and risk related services.

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

Marsh provides underwriting management services to insurers in the United States, Canada and the United Kingdom, primarily for professional liability coverages. These services are provided under various names apart from Marsh.

Marsh's Affinity and Private Client Practices unit provides advice and program services to corporate, association and individual clients in North America and Europe. Marsh Affinity provides associations with the design, marketing and administration of a variety of insurance-related products purchased by the association members. Marsh Affinity offers services and administration to corporations for employee voluntary payroll deduction programs and insurance- and benefit-related programs. Marsh's Private Client Services practice markets specialized risk and insurance programs to high net worth individuals.

MMC Capital, Inc. is a private equity investment firm that manages fund families focused on distinct industry sectors. It is an advisor to The Trident Partnership L.P., a private investment partnership formed in 1994 with capital commitments of $660 million, and Trident II, L.P. formed in 1999 with $1.4 billion in capital commitments for investments in insurance, financial services and related industries. MMC Capital also is the advisor to funds which invest in technology, communications and information companies primarily that support the financial services sector. Investors in these funds include MMC Capital's corporate parent and other investors. In response to Marsh's client needs, MMC Capital helped develop an additional source of insurance and reinsurance capacity after September 11 through the formation of AXIS Capital Holdings ("AXIS"). AXIS had an initial capitalization of $1.6 billion, which included a $250 million investment by Trident II and a $100 million direct investment by MMC, and began underwriting in Bermuda during the fourth quarter of 2001.

Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients; commissions and fees paid by insurance and reinsurance companies; compensation for billing and related services, in the form of interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds; placement service revenue from insurers; and compensation for services provided in connection with the organization, structuring and management of insurance, financial services and other industry-focused investments, including fees and dividends, as well as appreciation or depreciation that has been realized on sales of holdings in such entities.

Revenue generated by the risk and insurance services segment is fundamentally derived from the value of the services provided to clients and insurance markets. These revenues are affected by premium rate levels in the property and casualty and employee benefits insurance markets and available insurance capacity, since compensation is frequently related to the premiums paid by insureds. In many cases, compensation may be negotiated in advance based upon the estimated value of the services to be performed. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by the level of interest realized on the investment of fiduciary funds. Revenue and fees also may be received from originating, structuring and managing insurance, financial services and other industry-focused investments, as well as income derived from investments made by MMC. Placement service revenue includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that business during specific periods, or the profitability or loss to the insurer of the risks placed. This revenue reflects compensation for services provided by brokers to the insurance market. These services include new product development, the development and provision of technology, administration, and the delivery of information on developments among broad client segments and the insurance markets.

Revenues vary from quarter to quarter as a result of the timing of policy renewals, the net effect of new and lost business, achievement of contingent compensation thresholds, interest and foreign exchange rate fluctuations and the realization of revenue from investments, whereas expenses tend to be more uniform throughout the year.

The results of operations for the risk and insurance services segment are presented below:

================================================================================
(IN MILLIONS OF DOLLARS)                   2002            2001            2000
--------------------------------------------------------------------------------
REVENUE                                  $5,910          $5,152          $4,780
EXPENSE(a)                                4,420           4,013           3,836
--------------------------------------------------------------------------------
OPERATING INCOME                         $1,490          $1,139          $  944
================================================================================
OPERATING INCOME MARGIN                    25.2%           22.1%           19.7%
================================================================================

(a) 2001 expense excludes charges related to September 11 and special credits which are detailed below.

REVENUE

Revenue for the risk and insurance services segment grew 15% over 2001. In 2002, revenue includes $18 million resulting from an increase in the valuation of an investment in AXIS Capital Holdings held by Trident II, a private equity fund. Excluding the effect of such items as foreign exchange, acquisitions and dispositions and investment gains and losses, underlying revenue grew 15% primarily reflecting net new business and higher premium rates, offset by lower fiduciary interest income. In 2002, underlying revenue grew 16% in risk management and insurance broking, which represents approximately three quarters of risk and insurance services segment revenue, 21% in reinsurance broking and services, and 6% in related insurance services.

Within risk management and insurance broking underlying revenue increased 17% in the United States, 15% in Europe and 19% in other geographies resulting from net new business and the effect of higher premium rates partially offset by lower fiduciary interest income. Over the past several years, the transfer of commercial risk has become more difficult and costly with proportionate increases in premiums. Since the terrorist attacks in 2001, insurance and reinsurance markets worldwide have tightened, capacity has been reduced and rates have increased. The size of the increases varies according to product line and clients' loss experience, which reflects a dynamic and changing marketplace. While some moderation in insurance rate increases is occurring in property lines, the difficult market is expected to continue in 2003, particularly for many liability coverages.

Revenue for the risk and insurance services segment increased 8% in 2001 over 2000. Excluding the effects of such items as foreign exchange, acquisitions and dispositions and investment gains and losses, underlying revenue rose 10% reflecting net new business and the effect of higher premium rates offset by lower fiduciary interest income. Underlying revenue for risk management and insurance broking services, which represented about three quarters of risk and insurance services, grew approximately 9% over 2000 and increased 13% in the reinsurance broking and services business, and 12% in related insurance services.

EXPENSE

In 2002, risk and insurance services expenses increased 10% over prior year. Excluding the effect of such items as foreign exchange, acquisitions and dispositions and the change in accounting for goodwill, underlying expenses increased 12% from 2001 primarily reflecting increased incentive compensation, higher benefit costs and increased costs due to a higher volume of business.

Risk and insurance services expenses increased 5% in 2001. Underlying expenses increased approximately 7% from 2000 primarily reflecting staff growth and other costs associated with a higher volume of business, partially offset by the realization of $40 million of incremental net integration savings related to the Sedgwick transaction.

Expenses in 2001 exclude compensation and benefit costs of $15 million related to employees who were unable to report to work or were involved directly in the recovery efforts resulting from the September 11, 2001 attacks. These costs were recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

INVESTMENT MANAGEMENT

The operations within the investment management segment consist of services primarily under the Putnam name. The services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided on a separately managed or commingled basis to individuals, corporate profit-sharing and pension funds, state and other governmental and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.) and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. In addition, Putnam provides administrative and trustee (or custodial) services including participant accounting, plan administration and transfer agent services for employee benefit plans (in particular defined contribution 401(k) plans), IRAs and other clients for which it receives compensation pursuant to service and trust or custodian contracts with plan sponsors and the Putnam Funds. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Shares of open-end funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the individual fund and the amount and class of shares purchased. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds can be recovered through charges and fees received over a number of years.

Putnam's revenue is derived primarily from investment management and 12b-1 fees received from the Putnam Funds and investment management fees for institutional accounts. The investment management services provided by Putnam are performed pursuant to advisory contracts. The amount of the fees varies depending on the individual mutual fund or account and is usually based upon a sliding scale in relation to the level of assets under management and, in certain instances, is also based on investment performance. The management of Putnam and the trustees of the Putnam Funds regularly review the fund fee structure in light of fund performance, the level and range of services provided, industry conditions and other relevant factors. Contracts with the Putnam Funds continue in effect only so long as approved, at least annually, by their shareholders or by the Putnam Funds' trustees. The termination of one or more of these contracts, or other advisory contracts, could have a material adverse effect on Putnam's results of operations. Putnam also receives compensation for providing certain shareholder and custody services.

Putnam has a minority interest in Thomas H. Lee Partners ("THL"), a private equity investment firm. In addition, Putnam and THL formed a joint venture entity, TH Lee, Putnam Capital ("THLPC") of which Putnam owns 25%. THL and THLPC offer private equity and alternative investment funds for institutional and high net worth investors.

The results of operations for the investment management segment are presented below:

================================================================================
(IN MILLIONS OF DOLLARS)                   2002            2001            2000
--------------------------------------------------------------------------------
REVENUE(a)                               $2,166          $2,409          $3,242
EXPENSE(b)                                1,606           1,825           2,215
--------------------------------------------------------------------------------
OPERATING INCOME                         $  560          $  584          $1,027
================================================================================
OPERATING INCOME MARGIN                    25.9%           24.2%           31.7%
================================================================================

(a) Includes investment valuation charge of $222 million in 2001, recorded as a reduction of revenue. Excluding this charge, operating income margin was 30.5%.

(b) 2001 expense excludes charges related to September 11, which are detailed below.

REVENUE

In 2002, Putnam's revenue decreased 10% compared with prior year. Underlying revenue, which excludes a contractual payment from Putnam's Italian joint venture partner and investment gains and losses, declined 18% reflecting a decline in the level of average assets under management on which management fees are earned. Assets under management averaged $279 billion in 2002, a 15% decrease compared with $328 billion managed in 2001. Assets under management aggregated $251 billion at December 31, 2002 compared with $315 billion at December 31, 2001. The decline in assets under management during 2002 resulted from market declines as well as net redemptions of $10.3 billion, which includes reinvested dividends.

Putnam's revenue decreased 26% in 2001 reflecting an investment valuation charge and a decline in the level of average assets under management on which management fees are earned. Underlying revenue declined 19%. Assets under management averaged $328 billion in 2001, a 17% decrease compared with the $397 billion managed in 2000. Assets under management aggregated $315 billion at December 31, 2001 compared with $370 billion at December 31, 2000, as a $66.5 billion decrease resulting from a reduction in equity market levels was partially offset by $11.5 billion of net new sales, including reinvested dividends.

In 2000, MMC entered into an agreement to purchase a minority investment in the publicly traded common stock of Bipop as part of a new agreement that expanded the companies' existing joint venture in Italy, and Putnam became the exclusive investment management partner for Bipop's planned expansion into other parts of Western Europe. The Bipop common shares subsequently declined in value. MMC determined this decline was other than temporary, and in the fourth quarter of 2001, recorded a pretax charge of $222 million to write down the cost basis of the investment to its fair value. In 2002, Bipop was merged with Banca di Roma, the combined businesses were reorganized and the names of the successor companies were changed. As a result of these actions Putnam's initial holding in Bipop is now comprised of common shares in Fineco S.p.A. ("Fineco") and Capitalia S.p.A. In the fourth quarter of 2002, MMC recorded a pretax investment valuation charge of $20 million for an other than temporary decline in the value of Fineco.

EXPENSE

Putnam's expenses declined 12% in 2002 and 17% in 2001 primarily due to lower incentive compensation reflecting the current operating environment. In 2002, the expense reductions were partially offset by the write-down of certain assets from Putnam's acquisition of a minority interest in Thomas H. Lee Partners, L.P. ("TH Lee"), a private equity business. TH Lee is the general partner of Thomas
H. Lee Private Equity Fund IV, L.P. ("Fund IV"). In the third quarter of 2002, Putnam determined that the acquired performance fee assets related to Fund IV may not be fully recoverable based on expected cash flows from Fund IV. The net impact of the write-down on Putnam's expenses was $32 million.

Expenses in 2001 exclude compensation and benefit costs of $6 million related to recovery efforts that were recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

Year-end and average assets under management are presented below:

================================================================================
(IN BILLIONS OF DOLLARS)                        2002          2001          2000
--------------------------------------------------------------------------------
MUTUAL FUNDS:
Growth Equity                                   $ 45          $ 77          $115
Blend Equity                                      33            45            57
Value Equity                                      40            54            57
Fixed Income                                      46            43            40
--------------------------------------------------------------------------------
                                                 164           219           269
--------------------------------------------------------------------------------
INSTITUTIONAL:
Equity                                            66            79            86
Fixed Income                                      21            17            15
--------------------------------------------------------------------------------
                                                  87            96           101
--------------------------------------------------------------------------------
YEAR-END ASSETS                                 $251          $315          $370
================================================================================
YEAR-END ASSETS FROM
NON-U.S. INVESTORS                              $ 33          $ 30          $ 31
================================================================================
AVERAGE ASSETS                                  $279          $328          $397
================================================================================

The categories of mutual fund assets reflect style designations aligned with each fund's prospectus. All prior year amounts have been reclassified to conform with the current investment mandate for each product.

The assets under management and revenue levels are particularly affected by fluctuations in domestic and international stock and bond market prices, the composition of assets under management and by the level of investments and withdrawals for current and new fund shareholders and clients. U.S. equity markets declined in 2002 for the third consecutive year after several years of substantial growth prior to 2000. Furthermore, in 2002, the mutual fund industry had net redemptions in equity funds for the first time in 14 years. The volatility in the equity markets contributed to the decline in assets under management and, accordingly, to the reduction of revenue recognized by Putnam. A continued decline in general market levels will reduce future revenue. Items affecting revenue also include, but are not limited to, actual and relative investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions, changes in the investment patterns of clients and the ability to maintain investment management and administrative fees at appropriate levels. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations.

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

At the end of 2002, assets held in equity securities represented 73% of assets under management, compared with 81% in 2001 and 85% in 2000, while investments in fixed income products represented 27%, compared with 19% in 2001 and 15% in 2000.

CONSULTING

Through Mercer Inc. ("Mercer") the operations within this segment provide consulting and related services from locations around the world, primarily to business organizations, in the areas of:

     Retirement Services including retirement consulting, administration and investment consulting;

     Health Care & Group Benefits consulting;

     Human Capital consulting including performance, measurement and rewards, communication and human resource operations;

     Management and Organizational Change consulting comprising strategy, operations, organizational change, leadership and organizational design; and

     Economic consulting.

Mercer Human Resource Consulting provides professional advice and services to corporate, government and institutional clients in more than 40 countries and territories in North and South America, Europe, Asia, Australia and New Zealand. Consultants help organizations understand, develop, execute and measure retirement, health care and group benefits and human capital programs, policies and strategies.

Mercer Management Consulting provides advice and assistance on issues of business strategy and operational execution, primarily to large corporations in North America, Europe and Asia. Consultants help clients anticipate and realize future sources of value growth based on insights into rapidly changing customer priorities, economics and markets. Mercer Management Consulting also assists its clients in the implementation of their strategies. Under the Lippincott Mercer name, Mercer Management Consulting advises leading corporations on issues relating to brand, corporate identity and image.

Mercer Delta Consulting works with senior executives and CEOs of major corporations and other institutions on organizational design and the leadership of organizational change.

National Economic Research Associates ("NERA") serves law firms, corporations, trade associations and governmental agencies. NERA provides research and analysis of economic and financial issues arising in competition, regulation, finance, public policy, litigation and management. NERA's auction practice advises clients on the structuring and operation of large scale auctions, such as telecommunications spectrum auctions. NERA also advises on transfer pricing.

The major component of Mercer revenue is fees paid by clients for advice and services. In addition, commission revenue is received from insurance companies for the placement of individual and group insurance contracts, primarily life, health and accident coverages. The Australian retirement trust business charges asset-based fees on invested assets. A relatively small amount of revenue is derived from brokerage commissions in connection with a registered securities broker dealer.

Revenue in the consulting business is affected by, among other things, economic conditions around the world, including changes in clients' industries and markets. Furthermore, revenue is subject to the introduction of new products and services, broad trends in employee demographics, the effect of government policies and regulations, market valuations and interest and foreign exchange rate fluctuations.

The results of operations for the consulting segment are presented below:

================================================================================
(IN MILLIONS OF DOLLARS)                 2002           2001(b)          2000(b)
--------------------------------------------------------------------------------
REVENUE                                $2,364         $2,308           $2,286
EXPENSE(a)                              2,038          1,995            1,974
--------------------------------------------------------------------------------
OPERATING INCOME                       $  326         $  313           $  312
================================================================================
OPERATING INCOME MARGIN                  13.8%          13.6%            13.6%
================================================================================

(a) 2001 expense excludes charges related to September 11 and special credits, which are detailed below.

(b) Revenue and expense for 2001 and 2000 reflect the reclassification of reimbursed (out-of-pocket) expenses to conform with current year presentation.

REVENUE

Consulting services revenue increased 2% in 2002, reflecting consistent growth from retirement services along with improving trends from other practices. Excluding the effect of such items as foreign exchange, acquisitions and dispositions, underlying consulting revenue increased 1% in 2002. Underlying revenue from retirement services, Mercer's largest practice, grew by 7% over 2001 primarily due to an increased provision of advice on retirement issues and greater interest by clients in managing retirement programs on a global basis. Underlying revenue also grew 15% in economic consulting and 4% in health care and group benefits consulting. These increases were partially offset by decreases of 19% in management consulting and 9% in human capital consulting.

Consulting services revenue increased 1% in 2001 reflecting mixed results in the group's practices amid difficult market conditions. Excluding the effect of foreign exchange, acquisitions and dispositions, consulting revenue increased approximately 3% in 2001. Retirement services revenue grew by 10% over 2000 primarily due to a higher volume of business in this practice line in 2001. Underlying revenue also grew 11% in economic consulting and 7% in health care and group benefits consulting. These increases were offset by a 21% decline in management consulting.

EXPENSE

Consulting services expenses increased 2% in 2002. Excluding the effect of such items as foreign exchange, acquisitions and dispositions and the change in accounting for goodwill, expenses increased 2% due primarily to increased compensation costs.

Consulting services expenses increased 1% in 2001. Excluding the effect of foreign exchange, acquisitions and dispositions, expenses increased 3% in 2001 reflecting the effect of staff increases in the growing practices principally outside the United States, offset in part by lower discretionary spending.

Expenses in 2001 exclude compensation and benefit costs of $3 million related to the recovery efforts that were recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

Effective January 1, 2002, expense reimbursements received from clients within the consulting segment are recorded as revenue, rather than an offset to expense, in accordance with guidance provided in EITF Issue 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred." Revenue and expense for prior periods reflect the reclassification of reimbursed expenses as follows:

================================================================================
(IN MILLIONS OF DOLLARS)                                2001               2000
--------------------------------------------------------------------------------
REVENUE:
As Previously Reported                                $2,160             $2,135
Reimbursements                                           148                151
--------------------------------------------------------------------------------
After Reclassification                                $2,308             $2,286
--------------------------------------------------------------------------------
EXPENSE:
As Previously Reported                                $1,847             $1,823
Reimbursements                                           148                151
--------------------------------------------------------------------------------
After Reclassification                                $1,995             $1,974
--------------------------------------------------------------------------------
OPERATING INCOME                                      $  313             $  312
================================================================================
OPERATING INCOME MARGIN:
As Previously Reported                                  14.5%              14.6%
After Reclassification                                  13.6%              13.6%
================================================================================

CORPORATE EXPENSES

Corporate expenses increased to $123 million in 2002 from $116 million in 2001 due to increased compensation costs and an increase in headcount.

Corporate expenses decreased to $116 million in 2001 from $127 million in 2000 due to nonrecurring costs incurred in 2000 associated with certain corporate initiatives as well as nonrecurring fees related to the integration of Sedgwick. Compensation and benefits of $1 million related to the recovery efforts that were recorded as part of the charges related to September 11 and are not included in corporate expenses.

CHARGES RELATED TO SEPTEMBER 11 AND SPECIAL CREDITS

MMC was directly and profoundly impacted by the September 11, 2001 terrorist attacks. As a result of the destruction of the World Trade Center ("WTC"), 295 MMC colleagues were lost. MMC occupied a combined total of fifteen floors in the two towers of the WTC, that housed approximately 1,900 employees and outside consultants. The risk and insurance services segment was the most directly impacted by this event. The WTC housed the center for information technology and finance support of Marsh, where most of the lost colleagues were employed. The WTC also served as the headquarters for Guy Carpenter, Marsh's reinsurance intermediary. Employees were relocated to various sites in midtown Manhattan and the New York metropolitan area. In addition, certain support functions previously performed in the WTC were distributed among regional processing centers throughout the United States. A small number of colleagues from the consulting business were located at the WTC, all of whom were relocated to other sites. Boston-based Putnam Investments, MMC's investment management subsidiary, suffered disruptions due to building evacuations and the closing of the equity markets. MMC successfully implemented long-standing disaster recovery plans. All critical business functions and systems were recovered.

As a result of the events of September 11 and the subsequent business environment, MMC recorded pretax charges totaling $187 million in 2001. Services and benefits provided to victims' families and employees, such as compensation and benefit continuance, counseling and a commitment to the MMC Victims Relief Fund, amounted to $69 million of the charges. Write-offs or impairments of intangibles and other assets were $32 million and charges related to disruption of business operations amounted to $25 million. The remaining liability related to these charges was $3 million at December 31, 2002, primarily related to providing continued access to MMC's health and benefit plans for victims' families. The above charges are net of insurance recoveries of $126 million, which were collected prior to December 31, 2002.

As a result of weakening business conditions, which were exacerbated by the events of September 11, a charge of $61 million was recorded to provide for staff reductions and office consolidations, primarily in the consulting segment. The charge is comprised of $44 million for severance and related benefits affecting approximately 750 people and $17 million for future rent under noncancelable leases. Actions under the plan were completed by September 30, 2002. Utilization of these charges is summarized in Note 12 to the consolidated financial statements.

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

The combined impact of the charges related to September 11 and the special credit was a $.19 reduction in diluted net income per share for the year.

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

INTEREST

Interest income earned on corporate funds was $19 million in 2002 compared with $23 million in 2001. Interest expense decreased to $160 million in 2002 from $196 million in 2001. The decrease in interest income was primarily due to lower average interest rates in 2002 compared with 2001. The decrease in interest expense was primarily due to lower average interest rates, partially offset by an increase in the average debt outstanding. MMC's March 2002 issuance of long-term debt is discussed in detail under the Financing Cash Flows of the Liquidity and Capital Resources section of this MD&A.

Interest income earned on corporate funds was $23 million in 2001, unchanged from 2000. Interest expense decreased to $196 million in 2001 from $247 million in 2000. The decrease in interest expense was primarily due to lower average interest rates in 2001 and a reduced level of outstanding debt compared with 2000.

INCOME TAXES

MMC's consolidated effective tax rate was 35.0% in 2002 compared with 37.7% in 2001. In 2001, the underlying tax rate, excluding the effect of the special credit, charges related to September 11 and the investment valuation charge, was 37.5%. The decrease in the effective rate in 2002 compared to 2001 results from a combination of the change in accounting for goodwill and the geographic mix of MMC's businesses. The reduction in the underlying 2001 tax rate compared with the 2000 rate of 38.5% primarily reflects lower state and non-U.S. taxes from implementing tax efficient structures worldwide. The overall tax rates in 2001 and 2000 are higher than the U.S. Federal statutory rate primarily because of the non-deductibility of goodwill and provisions for state and local income taxes. Due to the events of September 11 and the government's subsequent directives, MMC's estimated tax payments related to the third quarter of 2001 were paid in the first quarter of 2002, resulting in a larger balance of Accrued income taxes at December 31, 2001 compared to the current year.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING CASH FLOWS

MMC anticipates that funds generated from operations will be sufficient to meet its foreseeable recurring working capital requirements as well as to fund dividends, capital expenditures and scheduled repayments of long-term debt. MMC's ability to generate cash flow from operations is subject to the business risks inherent in each operating segment. These risks are discussed in the operating segment sections of this MD&A and the Business section of Part I of Form 10-K.

MMC's cash and cash equivalents aggregated $546 million at the end of 2002, an increase of $9 million from the end of 2001.

MMC generated $1.3 billion of cash from operations in 2002. Cash flow from operations includes the impact of contributions to retirement plans of $460 million as well as rental payments of $406 million under operating leases. MMC's commitment for future payments under operating leases is disclosed in Note 9 to the consolidated financial statements. MMC generated $1.5 billion of cash from operations in 2001. Cash flow from operations includes $367 million of net rental payments under operating leases during 2001.

Included in the cash flows from operations are the net cash payments related to the 1999 and 1997 merger-related charges. These charges were related to business combinations with Sedgwick and J&H. Related cash outlays of $34 million, $82 million and $179 million were made in 2002, 2001 and 2000, respectively.

As a result of the events of September 11, 2001 and the subsequent business environment, MMC recorded pretax charges in 2001 totaling $187 million. The net charges included asset impairments of approximately $32 million and restructuring costs of $61 million. The impact of the events of September 11 on MMC's cash flow after the effect of insurance recoveries and tax benefits has not been significant. MMC does not expect any material uninsured cash outflow related to this event in excess of the charges recognized in the consolidated financial statements at December 31, 2001. Recoveries under certain provisions of MMC's insurance policies are contingent upon the occurrence of future events. Such provisions include replacement value coverage of fixed assets and leasehold improvements, which is contingent on actual replacement of the lost assets and reimbursement of incremental rent cost for replacement office facilities. Such recoveries are not recorded in the financial statements until all contingencies have been satisfied and the amount can be reasonably estimated.

RETIREMENT PLAN FUNDING

Information about MMC's pension obligations, plan assets and net periodic pension costs are discussed in Note 7 to the consolidated financial statements. The amounts included in this disclosure are dependent upon the use of estimates as discussed under Management's Discussion of Critical Accounting Policies of this MD&A. During 2002, due primarily to negative returns on plan assets and lower discount rates, the net funded status of the U.S. and significant non-U.S. pension plans declined by $273 million and $475 million, respectively. Benefit obligations of the U.S. and significant non-U.S. pension plans exceeded the fair value of plan assets by $264 million and $742 million, respectively, at December 31, 2002. The funded status at December 31, 2002 includes the effects of contributions made during the year and the plan amendments discussed below. During 2002, MMC contributed approximately $144 million to the U.S. plans and $316 million to the significant non-U.S. plans, compared with $26 million for U.S. plans and $52 million for significant non-U.S. plans in 2001. These contributions resulted in an increase in prepaid pension expense for certain plans, which is included in Other assets in the Consolidated Balance Sheets. The minimum pension liability related to any plan is recorded in Other liabilities in the Consolidated Balance Sheets. There currently is no ERISA funding requirement for the U.S. plan in 2002 or in 2003. Funding requirements for non-U.S. plans vary country by country. Contribution rates are determined by the local foreign actuaries based on local funding practices and requirements. Funding amounts may be influenced by future asset performance, discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not required under regulatory requirements, may be affected by alternative uses of MMC's cash flows, including dividends, investments and share repurchases.

The assets and liabilities of the U.S. defined pension plans were re-measured at July 1, 2002 to reflect a change in substantive plans as defined by SFAS No. 87, "Employers' Accounting for Pensions" and a reduction of the expected rate of return on plan assets to 9.25% from 10%. Discretionary cost of living increases have been excluded from the substantive plans for accounting purposes because MMC no longer has the intention of granting such increases. The change in the substantive plans reduced the projected benefit obligation by approximately $273 million. Effective January 1, 2003, MMC has further reduced the expected rate of return for its U.S. pension plans from 9.25% to 8.75% and the weighted average rate of return for the significant non-U.S. plans declined from 8.9% to approximately 8.3%.

The unrecognized actuarial losses for U.S. plans were $784 million and $175 million as of December 31, 2002 and 2001, respectively. The unrecognized actuarial losses for the non-U.S. plans were $1,241 million and $423 million as of December 31, 2002 and 2001, respectively. These unrecognized net actuarial losses may result in increases in the future net periodic pension costs, depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with SFAS No. 87. MMC does not expect the change in net periodic pension cost to have a material effect on the overall results of operations in 2003.

The target asset allocation for the U.S. plans is 65% equities, 30% bonds and 5% real estate and for the U.K. plans is 60% equities and 40% bonds which approximates the actual portfolio allocation in 2002 and 2001. MMC uses threshold based portfolio rebalancing to ensure the actual portfolio remains consistent with target allocations.

FINANCING CASH FLOWS

Net cash used for financing activities amounted to $1.0 billion in 2002, compared with $536 million in 2001, resulting primarily from share repurchases and the payment of dividends to shareholders.

MMC uses commercial paper borrowing to manage its short-term liquidity. MMC currently maintains and expects to continue to maintain revolving credit facilities in excess of 100% of expected commercial paper borrowing levels to ensure liquidity is maintained in the event of market disruptions. Commercial paper borrowings of $750 million at December 31, 2002 and $1.0 billion at December 31, 2001 have been classified as Long-term debt in the Consolidated Balance Sheets based on MMC's intent and ability to refinance these obligations on a long-term basis. The revolving credit facilities are discussed below.

During 2002, MMC improved liquidity and extended the average maturity of outstanding debt through the issuance of $750 million of long-term senior notes which were used to pay down commercial paper borrowings. At December 31, 2002, commercial paper balances decreased $484 million compared to the prior year, resulting from the issuance of the senior notes, partially offset by approximately $266 million of additional borrowing.

During 2001, commercial paper borrowing increased by $410 million to fund investments and share repurchases. Debt repayments amounted to $26 million in 2001. Other borrowings amounted to $23 million in 2001, for a net increase in debt of approximately $407 million during the year.

In June 2002, MMC arranged a $1.4 billion revolving credit facility. The new credit facility replaced a similar facility that expired during 2002. Borrowing under the new facility, which expires in June 2003, is at market rates of interest. The facility supports MMC's commercial paper borrowing. No amounts were outstanding under this facility at December 31, 2002.

During 2002, MMC executed a revolving credit facility with several banks to support its commercial paper borrowing. This noncancelable facility, which expires in June 2007, provides that MMC may borrow up to $1.0 billion at market rates of interest, which vary depending upon the level of usage of the facility and MMC's credit ratings. No amounts were outstanding under this facility at December 31, 2002.

MMC also maintains other credit facilities with various banks, primarily related to operations located outside the United States, aggregating $274 million at December 31, 2002 and $214 million at December 31, 2001. Approximately $35 million was outstanding under these facilities at December 31, 2002.

MMC's revolving credit and other debt agreements contain covenants which include, in some cases, restrictions on consolidations or mergers, the sale or pledging of assets and minimum net worth requirements. MMC must maintain a consolidated net worth of at least $3.5 billion under the most restrictive of its net worth covenants.

In March 2002, MMC issued $500 million of 5.375% Senior Notes due in 2007 and $250 million of 6.25% Senior Notes due in 2012 (the "Notes"). The net proceeds from the Notes were used to pay down commercial paper borrowings.

Concurrent with the issuance of the Notes, MMC entered into interest rate swap transactions to hedge 100% of its exposure to changes in the fair value of the Notes. The swap transactions effectively converted the fixed rate obligations into floating rate obligations. Under the terms of the swaps, the swap counterparties pay MMC a fixed rate equal to the coupon rate on the bonds. MMC pays the swap counterparties a floating rate of 6-month Libor plus 9.25 bps for the five-year swap and 6-month Libor plus 25.45 bps for the ten-year swap. In July 2002, MMC dedesignated 50% of the fair value hedge on each of the Notes and settled 50% of each of the related swaps. The portion of the Notes no longer hedged ceased being marked to market, and the cumulative amount of fair value adjustments previously recognized is being amortized over the remaining life of the related Notes. MMC redesignated the remaining portion of the swaps as a fair value hedge of 50% of the Notes. The redesignated swaps carry the identical terms and conditions as the original swaps and under SFAS No. 133 qualify for hedge accounting and meet all criteria necessary to conclude the hedge will be perfectly effective. In January 2003, MMC dedesignated the remaining fair value hedge on each of the Notes and settled the remaining swaps. The cumulative amount of fair value adjustments previously recognized is being amortized over the remaining life of the related Notes. As a result of these transactions, the effective interest rate over the remaining life of the Notes, including the amortization of the fair value adjustments, is 4.0% for the Notes due in 2007 and 5.1% for the Notes due in 2012.

In February 2003, MMC issued $250 million of 3.625% Senior Notes due 2008 and $250 million of 4.85% Senior Notes due 2013. The net proceeds from these notes was used to pay down commercial paper.

In 2002, MMC continued to repurchase shares of its common stock for treasury as well as to meet requirements for issuance of shares for its various stock compensation and benefit programs. During 2002, MMC repurchased 24.2 million shares for total consideration of $1.2 billion, compared with 15.6 million shares for total consideration of $763 million in 2001.

MMC repurchases shares subject to market conditions, including from time to time pursuant to the terms of a 10b5-1 plan. A 10b5-1 plan allows a company to purchase shares during a blackout period, provided the company communicates its share purchase instructions to the broker prior to the blackout period, pursuant to a written plan that may not be changed. MMC currently plans to continue to repurchase shares in 2003, subject to market conditions.

Dividends paid by MMC amounted to $593 million in 2002 ($1.09 per share) and $567 million in 2001 ($1.03 per share).

INVESTING CASH FLOWS

Cash used for investing activities amounted to $273 million in 2002 and $655 million in 2001. Cash used for acquisitions amounted to $92 million in 2002, primarily related to several consulting businesses and $53 million in 2001, primarily related to insurance brokerage businesses and the THL transaction. MMC's additions to fixed assets and capitalized software, which amounted to $423 million in 2002 and $433 million in 2001, primarily related to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.

In the second quarter of 2001, MMC sold certain of its London properties and simultaneously entered into a two and one-half year leaseback arrangement for a significant portion of the properties. Total proceeds of approximately $135 million were received.

MMC has committed to potential future investments of approximately $490 million in connection with various MMC Capital funds and other MMC investments. Approximately $40 million was invested in 2002 and approximately $475 million was invested in 2001. Of the amount in 2001, $286 million was paid to purchase a minority investment in Bipop and $100 million was used to acquire a minority interest in AXIS. MMC expects to fund its future investment commitments, in part, with sales proceeds from existing investments.

COMMITMENTS AND OBLIGATIONS

MMC's commitments and obligations consist of future rent payments under operating leases (discussed in Note 9) and repayments of long-term debt (discussed in Note 10) as well as the commitments discussed above.

MARKET RISK

Certain of MMC's revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates and equity markets.

INTEREST RATE RISK

MMC manages its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC's asset base. Interest rate swaps are used to manage MMC's exposure to interest rate movements on its cash and investments as well as interest expense on borrowings and are only executed with counterparties of high creditworthiness.

MMC had the following investments and debt instruments subject to variable interest rates:

================================================================================
Year Ended December 31,
(IN MILLIONS OF DOLLARS)                                                    2002
--------------------------------------------------------------------------------
Cash and cash equivalents invested in certificates of
   deposit and time deposits (Note 1)                                     $  458
Fiduciary cash and investments (Note 1)                                   $4,010
Variable rate debt outstanding (Note 10)                                  $1,256
Notional amount of interest rate swaps (Note 10)                          $  375
================================================================================

These investments and debt instruments are discussed more fully in the above-indicated notes to the consolidated financial statements.

Based on the above balances, if short-term interest rates increase by 10% or 16 basis points, annual interest income would increase by approximately $7 million; however, this would be partially offset by a $3 million increase in interest expense resulting in a net increase to income before income taxes and minority interest of $4 million.

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

EQUITY PRICE RISK

At December 31, 2002, MMC had investments of approximately $410 million which are carried at market value under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The investments are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. The gross unrealized gains and losses on the available for sale investments are discussed in Note 11. In addition, approximately $284 million of investments primarily comprise MMC's investments in TH Lee and certain funds managed by MMC Capital which are accounted for using the equity method under APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

In 2001, MMC entered into a series of option contracts to hedge the variability of cash flows from forecasted sales of certain available for sale investments. The sales are forecasted to occur over the next eight quarters. The hedge is achieved through the use of European style put and call options, which mature on the dates of the forecasted sales. Gains or losses on the option contracts are deferred in other comprehensive loss until the related forecasted sales occur. At December 31, 2002, the net increase in fair value of the option contracts of $7 million was recorded as an asset and a reduction of Accumulated other comprehensive loss in the Consolidated Balance Sheets.

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

MANAGEMENT'S DISCUSSION OF CRITICAL
ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding MMC's financial statements because their application places the most significant demands on management's judgment, and estimation about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.

LEGAL AND OTHER LOSS CONTINGENCIES

MMC and its subsidiaries are subject to various claims, lawsuits and proceedings consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. Significant management judgment is required to comply with this guidance. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability.

RETIREMENT BENEFITS

MMC maintains qualified and non-qualified defined benefit pension plans for its U.S. and non-U.S. eligible employees. MMC's policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and international laws.

The determination of net periodic pension cost is based on a number of actuarial assumptions, including an expected long-term rate of return on plan assets, the discount rate and assumed rate of salary increase. The long-term rate of return assumption is selected for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan's assets. MMC utilizes a model developed by its actuaries to assist in the setting of this assumption. The model takes into account several factors including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances, and correlations for different asset classes. All returns utilized and produced by the model are geometric averages. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. MMC generally does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the best estimate range, defined as between the 25th and 75th percentile of the expected long-term annual returns in accordance with the "American Academy of Actuaries Pension Practice Council Note May 2001 Selecting and Documenting Investment Return Assumptions" and consistent with Actuarial Standards of Practice No. 27. The historical five- and ten-year average asset returns of each plan are also reviewed to ensure they are consistent and reasonable compared with the best estimate range. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets as defined by SFAS No. 87. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are recorded.

The discount rate selected for each U.S. plan is based on Moody's Aa Long-Term Bond yield index. This index is tested to ensure it is correlated to the plan liabilities using a bond model with durations that match the expected payment patterns of the plan. Discount rates for non-U.S. plans are also based on appropriate bond indices such as the IBoxx (pound) Corporates 15-year index in the U.K. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 7 to the consolidated financial statements. MMC believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate actuarial assumptions at least annually and adjust as appropriate.

Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which comprise approximately 90% of total pension plan liabilities, as follows:

================================================================================
                                        0.5 Percentage            0.5 Percentage
                                        Point Increase            Point Decrease
                                      ------------------------------------------
(IN MILLIONS OF DOLLARS)                U.S.         U.K.         U.S.      U.K.
--------------------------------------------------------------------------------
Assumed Rate of Return                  $(14)        $(13)        $14       $13
Discount Rate                           $(25)        $(11)        $16       $13
================================================================================

Changing the discount rate and leaving the other assumptions constant, may not be representative of the impact on expense because the long-term rates of inflation and salary increases are correlated with the discount rate.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in Other liabilities in the Consolidated Balance Sheets. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 7 to the consolidated financial statements.

INCOME TAXES

MMC records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts recorded in the Consolidated Balance Sheets as well as operating losses and tax credit carryforwards. MMC bases its estimate of deferred tax assets and liabilities on current laws and rates and in certain cases, business plans and other expectations about future outcomes. Changes in existing tax laws and rates and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.

INVESTMENT VALUATION

MMC holds investments in both public and private companies, as well as certain private equity funds managed by MMC Capital. The majority of these investments are accounted for as available for sale securities under SFAS No. 115. Where applicable, certain investments are accounted for under APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." MMC periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. MMC bases its review on the facts and circumstances as they relate to each investment. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, significant management judgment is required to determine the appropriate value of MMC's investments.

PREPAID DEALER COMMISSIONS

Sales commissions paid by MMC to selling brokers at the time of sale of back-end load mutual funds (Class B shares) are capitalized and amortized over the period that the shareholder is subject to contingent deferred sales charge (typically over six years). Distribution fees (12b-1) and contingent deferred sales charges are recorded as revenue as earned. Should MMC lose its ability to recover prepaid dealer commissions through distribution fees and contingent deferred sales charges, the value of the prepaid dealer commission asset would immediately decline. MMC periodically reviews the expected undiscounted cash flows against the carrying value of the prepaid dealer commission balance. If the cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to fair value. No such impairments were recorded in the periods presented.

NEW ACCOUNTING PRONOUNCEMENTS

New accounting pronouncements are discussed in Note 1 to the consolidated financial statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME

=======================================================================================================
For the Years Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                   2002           2001           2000
-------------------------------------------------------------------------------------------------------
Revenue:
      Service revenue                                            $ 10,373       $ 10,011       $ 10,232
      Investment income (loss)                                         67           (142)            76
-------------------------------------------------------------------------------------------------------
            Operating revenue                                      10,440          9,869         10,308
-------------------------------------------------------------------------------------------------------
Expense:
      Compensation and benefits                                     5,199          4,877          4,941
      Other operating expenses                                      2,967          3,055          3,190
      Charges related to September 11 and special (credits)            --            174             (2)
-------------------------------------------------------------------------------------------------------
            Operating expenses                                      8,166          8,106          8,129
-------------------------------------------------------------------------------------------------------
Operating income                                                    2,274          1,763          2,179
Interest income                                                        19             23             23
Interest expense                                                     (160)          (196)          (247)
-------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest                    2,133          1,590          1,955
Income taxes                                                          747            599            753
Minority interest, net of tax                                          21             17             21
-------------------------------------------------------------------------------------------------------
Net income                                                       $  1,365       $    974       $  1,181
=======================================================================================================
Basic net income per share                                       $   2.52       $   1.77       $   2.18
=======================================================================================================
Diluted net income per share                                     $   2.45       $   1.70       $   2.05
=======================================================================================================
Average number of shares outstanding--Basic                           541            550            543
=======================================================================================================
Average number of shares outstanding--Diluted                         557            572            569
=======================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS

=======================================================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                                                             2002          2001
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash equivalents                                                                   $   546       $   537
-----------------------------------------------------------------------------------------------------------------------
      Receivables
            Commissions and fees                                                                    2,178         2,288
            Advanced premiums and claims                                                              119           188
            Other                                                                                     305           355
-----------------------------------------------------------------------------------------------------------------------
                                                                                                    2,602         2,831
            Less--allowance for doubtful accounts and cancellations                                  (124)         (139)
-----------------------------------------------------------------------------------------------------------------------
            Net receivables                                                                         2,478         2,692
      Prepaid dealer commissions--current portion                                                     226           308
      Other current assets                                                                            414           255
-----------------------------------------------------------------------------------------------------------------------
            Total current assets                                                                    3,664         3,792

Goodwill and intangible assets                                                                      5,404         5,327
Fixed assets, net                                                                                   1,308         1,235
Long-term investments                                                                                 578           826
Prepaid dealer commissions                                                                            292           528
Other assets                                                                                        2,609         2,061
-----------------------------------------------------------------------------------------------------------------------
                                                                                                  $13,855       $13,769
=======================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Short-term debt                                                                             $   543       $   757
      Accounts payable and accrued liabilities                                                      1,406         1,347
      Accrued compensation and employee benefits                                                    1,568         1,564
      Accrued income taxes                                                                            194           600
      Dividends payable                                                                               152           146
-----------------------------------------------------------------------------------------------------------------------
            Total current liabilities                                                               3,863         4,414
-----------------------------------------------------------------------------------------------------------------------

Fiduciary liabilities                                                                               4,010         3,630
Less--cash and investments held in a fiduciary capacity                                            (4,010)       (3,630)
-----------------------------------------------------------------------------------------------------------------------
                                                                                                       --            --
Long-term debt                                                                                      2,891         2,334
-----------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                                   2,083         1,848
-----------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
-----------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
      Preferred stock, $1 par value, authorized 6,000,000 shares, none issued                          --            --
      Common stock, $1 par value, authorized 800,000,000 shares,
            issued 560,641,640 shares in 2002 and 2001                                                561           561
      Additional paid-in capital                                                                    1,426         1,620
      Retained earnings                                                                             4,490         3,723
      Accumulated other comprehensive loss                                                           (452)         (227)
-----------------------------------------------------------------------------------------------------------------------
                                                                                                    6,025         5,677
      Less--treasury shares, at cost 22,441,817 shares in 2002 and 11,988,096 shares in 2001       (1,007)         (504)
-----------------------------------------------------------------------------------------------------------------------
             Total stockholders' equity                                                             5,018         5,173
-----------------------------------------------------------------------------------------------------------------------
                                                                                                  $13,855       $13,769
=======================================================================================================================

  The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

=====================================================================================================================
For the Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                             2002          2001          2000
---------------------------------------------------------------------------------------------------------------------
Operating cash flows:
      Net income                                                                  $ 1,365       $   974       $ 1,181
      Adjustments to reconcile net income to cash generated from operations:
            Depreciation of fixed assets and capitalized software                     324           325           305
            Amortization of goodwill and other intangible assets                       35           195           183
            Provision for deferred income taxes                                       176           (67)          175
            (Gains) losses on investments                                             (67)          142           (76)
      Changes in assets and liabilities:
            Net receivables                                                           215           122          (484)
            Prepaid dealer commissions                                                317           289           (38)
            Other current assets                                                      (96)            9            10
            Other assets                                                             (611)         (244)         (174)
            Accounts payable and accrued liabilities                                  135          (190)          (97)
            Accrued compensation and employee benefits                                  4          (199)          276
            Accrued income taxes                                                     (445)          394           226
            Other liabilities                                                        (123)         (248)         (163)
            Effect of exchange rate changes                                            51            (3)          (26)
---------------------------------------------------------------------------------------------------------------------
            Net cash generated from operations                                      1,280         1,499         1,298
---------------------------------------------------------------------------------------------------------------------
Financing cash flows:
      Net (decrease) increase in commercial paper                                    (484)          410          (696)
      Proceeds from issuance of debt                                                  791            23           197
      Other repayments of debt                                                        (25)          (26)         (303)
      Purchase of treasury shares                                                  (1,184)         (763)          (49)
      Issuance of common stock                                                        490           387           364
      Dividends paid                                                                 (593)         (567)         (514)
---------------------------------------------------------------------------------------------------------------------
            Net cash used for financing activities                                 (1,005)         (536)       (1,001)
---------------------------------------------------------------------------------------------------------------------
Investing cash flows:
      Additions to fixed assets and capitalized software                             (423)         (433)         (512)
      Proceeds from sales and insurance recoveries related to fixed assets             18           182            81
      Acquisitions                                                                    (92)          (53)          (99)
      Other, net                                                                      224          (351)           66
---------------------------------------------------------------------------------------------------------------------
            Net cash used for investing activities                                   (273)         (655)         (464)
---------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents                            7           (11)          (21)
---------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                        9           297          (188)

Cash and cash equivalents at beginning of year                                        537           240           428
---------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                          $   546       $   537       $   240
=====================================================================================================================

  The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

=============================================================================================================================
For the Years Ended December 31,
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                                           2002          2001          2000
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, beginning of year                                                                $   561       $   559       $   551
Issuance of shares under stock compensation plans and
      employee stock purchase plans                                                            --             2             8
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                      $   561       $   561       $   559
-----------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                                $ 1,620       $ 1,637       $ 1,214
Acquisitions                                                                                   --             5            17
Issuance of shares under stock compensation plans and
      employee stock purchase plans and related tax benefits                                 (194)          (22)          406
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                      $ 1,426       $ 1,620       $ 1,637
-----------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, beginning of year                                                                $ 3,723       $ 3,323       $ 2,674
Net income(a)                                                                               1,365           974         1,181
Dividends declared--(per share amounts:
      $1.11 in 2002, $1.05 in 2001 and $0.98 in 2000)                                        (598)         (574)         (532)
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                      $ 4,490       $ 3,723       $ 3,323
-----------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year                                                                $  (227)      $  (149)      $   (75)
Foreign currency translation adjustments(b)                                                   131           (34)         (127)
Unrealized investment holding (losses) gains, net of reclassification adjustments(c)         (106)          (44)           56
Minimum pension liability adjustment(d)                                                      (257)            2            (3)
Net deferred gain (loss) on cash flow hedges(e)                                                 7            (2)           --
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                      $  (452)      $  (227)      $  (149)
-----------------------------------------------------------------------------------------------------------------------------

TREASURY SHARES
Balance, beginning of year                                                                $  (504)      $  (142)      $  (194)
Purchase of treasury shares                                                                (1,184)         (763)          (49)
Acquisitions                                                                                   10            10            --
Issuance of shares under stock compensation plans and
      employee stock purchase plans                                                           671           391           101
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                      $(1,007)      $  (504)      $  (142)
-----------------------------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                                                $ 5,018       $ 5,173       $ 5,228
-----------------------------------------------------------------------------------------------------------------------------

TOTAL COMPREHENSIVE INCOME (a+b+c+d+e)                                                    $ 1,140       $   896       $ 1,107
=============================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  1 Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

NATURE OF OPERATIONS: Marsh & McLennan Companies, Inc. ("MMC"), a professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC operates in three principal business segments: risk and insurance services, investment management and consulting. The risk and insurance services segment provides risk management and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. It also provides services principally in connection with originating, structuring and managing insurance, financial services and other industry-focused investments. The investment management segment primarily provides securities investment advisory and management services and administrative services for a group of publicly held investment companies and institutional accounts. The consulting segment provides advice and services to the managements of organizations primarily in the areas of retirement services, human capital, health care and group benefit programs, management consulting, organizational change and organizational design, economic consulting and corporate identity.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

FIDUCIARY ASSETS AND LIABILITIES: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $118 million in 2002, $165 million in 2001, and $195 million in 2000. Since fiduciary assets are not available for corporate use, they are shown in the balance sheet as an offset to fiduciary liabilities.

Net uncollected premiums and claims and the related payables were $11.7 billion and $10.8 billion at December 31, 2002 and 2001, respectively. MMC is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Net uncollected premiums and claims and the related payables are, therefore, not assets and liabilities of MMC and are not included in the accompanying Consolidated Balance Sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

REVENUE: Risk and Insurance Services revenue includes insurance commissions, fees for services rendered, placement service revenue from insurance carriers, and interest income on fiduciary funds. Revenue also includes compensation for services provided in connection with the organization, structuring and management of insurance, financial and other industry-focused investments. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Commissions are net of policy cancellation reserves, which are estimated based on historic and current data on cancellations.

Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided or on a percentage of completion basis. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.

Investment Management revenue is derived primarily from investment management fees and 12b-1 fees. Investment management fees are recognized as services are provided. Mutual fund distribution fees are recognized over the period in which the fees can be collected from the related funds, or when a contingent deferred sales charge is triggered by a redemption. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis. Fees resulting from achievement of specified performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.

Consulting revenue includes fees paid by clients for advice and services and commissions from insurance companies for the placement of individual and group contracts. Fee revenue is recognized as services are provided based on the amount of time consulting professionals expend on the engagement plus out-of-pocket expenses, or on a percentage of completion basis for engagements with contractual fixed fees. Insurance commissions are recorded as of the effective date of the applicable policies.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents primarily consist of certificates of deposit and time deposits, generally with original maturities of three months or less.

FIXED ASSETS: Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation of buildings, building improvements, furniture and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. MMC periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.

The components of fixed assets are as follows:

================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                  2002             2001
--------------------------------------------------------------------------------
Furniture and equipment                                $ 1,323          $ 1,142
Land and buildings                                         466              447
Leasehold and building improvements                        794              668
--------------------------------------------------------------------------------
                                                         2,583            2,257

Less--accumulated depreciation
   and amortization                                     (1,275)          (1,022)
--------------------------------------------------------------------------------
                                                       $ 1,308          $ 1,235
================================================================================

GOODWILL AND OTHER INTANGIBLE ASSETS: MMC adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" ("SFAS No. 142") effective January 1, 2002. Goodwill represents acquisition costs in excess of the fair value of net assets acquired. SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment only approach. Goodwill is reviewed at least annually for impairment. Other intangible assets that are not deemed to have an indefinite life are amortized on a straight-line basis over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with SFAS No. 142.

PREPAID DEALER COMMISSIONS: Essentially all of the mutual funds marketed by MMC's investment management segment are made available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions, initially paid by MMC to broker/dealers for distributing such funds, can be recovered through charges and fees received over a number of years. The prepaid dealer commissions are generally amortized over a six-year period adjusted for early termination in the form of contingent deferred sales charges. MMC assesses the recoverability of prepaid dealer commissions by comparing the expected future cash flows with recorded balances.

CAPITALIZED SOFTWARE COSTS: MMC capitalizes certain costs to develop, purchase or modify software for the internal use of MMC. These costs are amortized on a straight-line basis over periods ranging from three to ten years. Computer software costs of $251 million and $227 million, net of accumulated amortization of $319 million and $226 million at December 31, 2002 and 2001, respectively, are included in Other assets in the Consolidated Balance Sheets.

INCOME TAXES: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in MMC's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2002 amounted to approximately $1.2 billion. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $100 million.

DERIVATIVE INSTRUMENTS: All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

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

PER SHARE DATA: Basic net income per share is calculated by dividing net income by the weighted average number of shares of MMC's common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest expense associated with unvested shares under the Putnam Equity Partnership Plan, as discussed further in Note 8, and adding back dividend equivalent expense related to common stock equivalents. This result is then divided by the weighted average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares. The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding:

=============================================================================================================================
For the Years Ended December 31,
(IN MILLIONS)                                                                                  2002        2001          2000
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                                  $ 1,365       $ 974       $ 1,181
Less: Potential minority interest expense associated with Putnam Class B Common Shares           (2)         (6)          (17)
Add: Dividend equivalent expense related to common stock equivalents                              2           2             2
-----------------------------------------------------------------------------------------------------------------------------
Net income for diluted earnings per share                                                   $ 1,365       $ 970       $ 1,166
=============================================================================================================================
Basic weighted average common shares outstanding                                                541         550           543
Dilutive effect of potentially issuable common shares                                            16          22            26
-----------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares outstanding                                              557         572           569
=============================================================================================================================

ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS: In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 interprets SFAS No. 5, "Accounting for Contingencies," SFAS No. 57, "Related Party Disclosures," SFAS No. 107, "Disclosure about Fair Value of Instruments" and nullifies FIN 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." This interpretation expands the disclosure requirements for certain guarantors of debt. It also clarifies that certain guarantors are required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions are applied on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are currently effective. The adoption of this standard is not anticipated to have a material impact on MMC's consolidated financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 interprets Accounting Research Bulletin No. 51, "Consolidated Financial Statements" and addresses consolidation by business enterprises qualifying as variable interest entities ("VIE"). FIN 46 defines a VIE as a corporation, partnership, trust or other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 applies immediately to VIEs created after January 31, 2003 in which the company obtains an interest after that date. FIN 46 applies to the first fiscal year or interim period beginning after June 15, 2003 for VIEs in which MMC holds a variable interest that it acquired before February 1, 2003.

MMC through Putnam, manages $2.3 billion in the form of Collateralized Debt Obligations ("CDO") and Collateralized Bond Obligations ("CBO"). The CDOs and CBOs were created prior to February 1, 2003. Separate limited liability companies were established to issue the notes and to hold the underlying collateral, which consists of high-yield bonds and other securities. Putnam serves as the collateral manager for the CDOs and CBOs. The maximum loss exposure related to the CDOs and CBOs is limited to Putnam's investment totaling $3.5 million, reflected in Long-term investments in the Consolidated Balance Sheets at December 31, 2002. MMC is assessing the overall impact of this pronouncement and does not expect the implementation of FIN 46 to have a significant impact on its consolidated results of operations.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior year amounts to conform with current year presentation.

     2 Supplemental Disclosure to the Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

================================================================================
For the Years Ended December 31,
(IN MILLIONS OF DOLLARS)                           2002        2001        2000
--------------------------------------------------------------------------------
Purchase acquisitions:
   Assets acquired, excluding cash                 $ 99        $ 79        $201
   Liabilities assumed                               (2)         --          (8)
   Issuance of debt and other obligations            (5)        (26)        (77)
   Shares issued                                     --          --         (17)
--------------------------------------------------------------------------------
Net cash outflow for acquisitions                  $ 92        $ 53        $ 99
--------------------------------------------------------------------------------
Interest paid                                      $154        $192        $244
Income taxes paid                                  $931        $175        $305
================================================================================

                           3 Other Comprehensive Loss
--------------------------------------------------------------------------------

The components of other comprehensive loss are as follows:

====================================================================================================================================
For the Years Ended December 31,
(IN MILLIONS OF DOLLARS)                                                                                     2002     2001     2000
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                                                    $ 131    $ (34)   $(127)
Unrealized investment holding (losses) gains, net of income tax (benefit) liability of $(35), $(60) and
   $63 in 2002, 2001 and 2000, respectively                                                                   (70)    (116)     125
Less: Reclassification adjustment for realized (gains) losses included in net income, net of
   income tax (liability) benefit of $(21), $39 and $(38) in 2002, 2001 and 2000, respectively                (36)      72      (69)
Minimum pension liability adjustment, net of income tax (benefit) liability of $(110) in 2002,
   $3 in 2001 and $(2) in 2000                                                                               (257)       2       (3)
Deferred gain (loss) on cash flow hedges, net of income tax liability (benefit) of $3 and
   $(1) in 2002 and 2001, respectively                                                                          7       (2)      --
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            $(225)   $ (78)   $ (74)
====================================================================================================================================

The components of accumulated other comprehensive loss, net of taxes, are as follows:

====================================================================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                                                                              2002     2001
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                                                             $(292)   $(423)
Net unrealized investment gains                                                                                        120      226
Minimum pension liability adjustment                                                                                  (285)     (28)
Net deferred gain (loss) on cash flow hedges                                                                             5       (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     $(452)   $(227)
====================================================================================================================================

                                 4 Acquisitions
--------------------------------------------------------------------------------

During 2002, MMC acquired several insurance and reinsurance broking, consulting and investment management businesses in transactions accounted for as purchases for a total cost of $99 million. The cost of the transactions exceeded the fair value of assets acquired, which included $18 million of identified intangible assets, by $42 million. During 2001, MMC increased its investment in an investment management business and acquired other insurance broking and consulting businesses. The transactions were accounted for as purchases for a total cost of $79 million. The cost of these investments exceeded the fair value of assets acquired, which included $48 million of identified intangible assets, by $29 million.

                        5 Goodwill and Other Intangibles
--------------------------------------------------------------------------------

In accordance with SFAS No. 142, MMC discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of previously reported net income and net income per share to the amounts adjusted for the exclusion of goodwill amortization net of the pro forma effect of directly related expenses and income taxes is as follows:

================================================================================
For the Years Ended December 31,
(IN MILLIONS,
EXCEPT PER SHARE FIGURES)                       2002          2001          2000
--------------------------------------------------------------------------------
Reported net income                           $1,365        $  974        $1,181
Net amortization adjustment                       --           131           136
--------------------------------------------------------------------------------
Adjusted net income                           $1,365        $1,105        $1,317
Reported net income
   per share--Basic                           $ 2.52        $ 1.77        $ 2.18
Adjusted net income
   per share--Basic                           $ 2.52        $ 2.00        $ 2.42
Reported net income
   per share--Diluted                         $ 2.45        $ 1.70        $ 2.05
Adjusted net income
   per share--Diluted                         $ 2.45        $ 1.93        $ 2.29
================================================================================
Changes in the carrying amount of goodwill are as follows:
================================================================================
(IN MILLIONS OF DOLLARS)
--------------------------------------------------------------------------------
Balance as of January 1, 2002                                             $5,069
Goodwill acquired                                                             42
Other adjustments (primarily foreign exchange)                                40
--------------------------------------------------------------------------------
Balance as of December 31, 2002                                           $5,151
================================================================================

The goodwill balance at December 31, 2002 includes approximately $121 million of equity method goodwill.

MMC completed the transitional goodwill impairment test and determined that there is no impairment of goodwill.

Amortized intangible assets consist of the cost of client lists and client relationships acquired and the rights to future revenue streams from certain existing private equity funds. MMC has no intangible assets with indefinite lives. The gross cost and accumulated amortization by major intangible asset class at December 31, 2002 are as follows:

================================================================================
                                              Gross   Accumulated   Net Carrying
(IN MILLIONS OF DOLLARS)                       Cost  Amortization         Amount
--------------------------------------------------------------------------------
Client lists and client
   relationships acquired                      $148          $ 50           $ 98
Future revenue streams
   related to existing private
   equity funds                                 216            70            146
--------------------------------------------------------------------------------
Total amortized intangibles                    $364          $120           $244
================================================================================

Aggregate amortization expense for the year ended December 31, 2002 was $35 million and the estimated future aggregate amortization expense is as follows:

================================================================================
For the Years Ended December 31,                                       Estimated
(IN MILLIONS OF DOLLARS)                                                 Expense
--------------------------------------------------------------------------------
2003                                                                         $35
2004                                                                         $35
2005                                                                         $31
2006                                                                         $25
2007                                                                         $23
================================================================================

                              6 Income Taxes
--------------------------------------------------------------------------------

Income before income taxes and minority interest shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

================================================================================
For the Years Ended December 31,
(IN MILLIONS OF DOLLARS)                            2002        2001        2000
--------------------------------------------------------------------------------
Income before income taxes and minority interest:
   U.S                                            $1,346      $1,070      $1,415
   Other                                             787         520         540
--------------------------------------------------------------------------------
                                                  $2,133      $1,590      $1,955
================================================================================
Income taxes:
   Current--
     U.S. Federal                                 $  424      $  490      $  436
     Other national governments                      111         131          82
     U.S. state and local                             36          45          60
--------------------------------------------------------------------------------
                                                     571         666         578
--------------------------------------------------------------------------------
   Deferred--
     U.S. Federal                                     17        (128)         79
     Other national governments                      130          52          87
     U.S. state and local                             29           9           9
--------------------------------------------------------------------------------
                                                     176         (67)        175
--------------------------------------------------------------------------------
Total income taxes                                $  747      $  599      $  753
================================================================================

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                       2002         2001
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Accrued expenses not currently deductible                   $595         $703
   Differences related to non-U.S. operations                   206          188
   Accrued retirement benefits                                   --           57
   Other                                                         27           22
--------------------------------------------------------------------------------
                                                               $828         $970
================================================================================
DEFERRED TAX LIABILITIES:
   Prepaid dealer commissions                                  $ 96         $233
   Unrealized securities holding gains                           67          121
   Differences related to non-U.S. operations                    87           59
   Depreciation and amortization                                 99           74
   Accrued retirement benefits                                   26           --
   Other                                                          5           19
--------------------------------------------------------------------------------
                                                               $380         $506
================================================================================
BALANCE SHEET CLASSIFICATIONS:
   Current assets                                              $105         $ 41
   Other assets                                                $343         $423
================================================================================

A reconciliation from the U.S. Federal statutory income tax rate to MMC's effective income tax rate is as follows:

================================================================================
For the Years Ended
December 31,                               2002           2001           2000
--------------------------------------------------------------------------------
U.S. Federal statutory rate                  35.0%          35.0%          35.0%
U.S. state and local income
   taxes--net of U.S. Federal
   income tax benefit                         2.0            2.2            2.3
Differences related to
   non-U.S. operations                       (1.6)          (1.1)          (1.0)
Other                                         (.4)           1.6            2.2
--------------------------------------------------------------------------------
Effective tax rate                           35.0%          37.7%          38.5%
================================================================================

Taxing authorities periodically challenge positions taken by MMC on its tax returns. On the basis of present information, it is the opinion of MMC's management that any assessments resulting from current tax audits will not have a material adverse effect on MMC's consolidated results of operations or its consolidated financial position.

                              7 Retirement Benefits
--------------------------------------------------------------------------------

MMC maintains qualified and non-qualified defined benefit pension plans for its U.S. and non-U.S. eligible employees. MMC's policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in the U.S. and international laws.

The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans as of the end of the year were as follows:

================================================================================
                                            Pension              Postretirement
                                            Benefits                Benefits
--------------------------------------------------------------------------------
                                       2002         2001         2002      2001
--------------------------------------------------------------------------------
Weighted average assumptions:
Discount rate                           6.1%         6.5%         6.6%      7.0%
Expected return on plan assets          8.5%         9.4%          --        --
Rate of compensation increase           3.8%         4.1%          --        --
================================================================================

The components of the net periodic (income) benefit cost for combined U.S. and significant non-U.S. defined benefit and other postretirement plans are as follows:

================================================================================================================
For the Years Ended December 31,                       Pension Benefits               Postretirement Benefits
                                                 ---------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                          2002        2001        2000       2002       2001       2000
----------------------------------------------------------------------------------------------------------------
Service cost                                     $ 171       $ 156       $ 154       $  7       $  6       $  4
Interest cost                                      337         310         295         19         17         15
Expected return on plan assets                    (519)       (492)       (460)        --         --         --
Amortization of prior service (credit) cost        (17)          1           4         (2)        (1)        (1)
Amortization of transition asset                    (5)         (4)        (11)        --         --         --
Recognized actuarial loss (gain)                    11         (20)        (19)         3         --         (1)
----------------------------------------------------------------------------------------------------------------
                                                 $ (22)      $ (49)      $ (37)      $ 27       $ 22       $ 17
================================================================================================================

The following schedules provide information concerning MMC's U.S. defined benefit pension plans and postretirement benefit plans:

======================================================================================================================
                                                                           U.S. Pension            U.S. Postretirement
December 31,                                                                 Benefits                    Benefits
                                                                       -----------------------------------------------
(IN MILLIONS OF DOLLARS)                                                 2002          2001          2002        2001
----------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year                                $2,307        $2,115        $  209      $  170
Service cost                                                               67            63             6           5
Interest cost                                                             160           154            16          15
Actuarial loss                                                            167           105            24          37
Benefits paid                                                            (119)         (125)           (5)         (8)
Plan amendments                                                          (273)           (5)           --         (10)
----------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                       2,309         2,307           250         209
----------------------------------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year                          2,316         2,584            --          --
Actual return on plan assets                                             (216)         (169)           --          --
Non-qualified plan assets held in segregated trusts                       (80)           --            --          --
Employer contributions                                                    144            26             5           8
Benefits paid                                                            (119)         (125)           (5)         (8)
----------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                2,045         2,316            --          --
----------------------------------------------------------------------------------------------------------------------
Funded status                                                            (264)            9          (250)       (209)
Unrecognized net actuarial loss                                           784           175            47          18
Unrecognized prior service credit                                        (259)           (4)           (9)        (11)
Unrecognized transition asset                                             (10)          (14)           --          --
----------------------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                                       $  251        $  166        $ (212)     $ (202)
----------------------------------------------------------------------------------------------------------------------
Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost                                                   $  475        $  324        $   --      $   --
Accrued benefit liability                                                (235)         (203)         (212)       (202)
Accumulated other comprehensive loss                                       11            45            --          --
----------------------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                                       $  251        $  166        $ (212)     $ (202)
======================================================================================================================

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other postretirement plans as of the end of the year were as follows:

======================================================================================================================
                                                                           U.S. Pension            U.S. Postretirement
                                                                             Benefits                    Benefits
                                                                       -----------------------------------------------
                                                                         2002          2001          2002        2001
----------------------------------------------------------------------------------------------------------------------
Weighted average assumptions:
Discount rate                                                            6.75%         7.25%         6.75%       7.25%
Expected return on plan assets                                           8.75%         9.63%           --          --
Rate of compensation increase                                             3.5%          4.0%           --          --
======================================================================================================================

The U.S. defined benefit pension plans do not have any direct or indirect ownership of MMC stock. Plan assets of approximately $1.5 billion and $1.6 billion at December 31, 2002 and 2001, respectively, were managed by Putnam, which includes both separately managed and publicly available investment funds.

The discount rate used to value the liabilities of the U.S. defined benefit pension plans and postretirement benefit plans reflects current interest rates of high quality fixed income debt securities. Projected compensation increases reflect current expectations as to future levels of inflation.

The assets and liabilities of the U.S. defined benefit pension plans were re-measured at July 1, 2002 to reflect a change in substantive plans as defined by SFAS No. 87, "Employers' Accounting for Pensions" and a reduction of the expected rate of return on plan assets to 9.25% from 10%. Discretionary cost of living increases have been excluded from the substantive plans for accounting purposes because MMC no longer has the intention of granting such increases. The change in the substantive plans reduced the projected benefit obligation by approximately $273 million.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $261 million, $231 million and $0, respectively, as of December 31, 2002 and $294 million, $248 million and $80 million, respectively, as of December 31, 2001.

The components of the net periodic (income) benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:

===================================================================================================================================
For the Years Ended December 31,                                     U.S. Pension Benefits             U.S. Postretirement Benefits
                                                               --------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                                         2002         2001         2000        2002        2001        2000
-----------------------------------------------------------------------------------------------------------------------------------
Service cost                                                    $  67        $  63        $  59        $  6        $  5        $  3
Interest cost                                                     160          154          143          16          15          12
Expected return on plan assets                                   (241)        (238)        (217)         --          --          --
Amortization of prior service (credit) cost                       (17)           1            3          (2)         (1)         (1)
Amortization of transition asset                                   (5)          (4)          (5)         --          --          --
Recognized actuarial loss (gain)                                    9          (18)         (19)          3          --          (1)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                $ (27)       $ (42)       $ (36)       $ 23        $ 19        $ 13
===================================================================================================================================

The assumed health care cost trend rate was approximately 12.5% in 2002 gradually declining to 5% in the year 2018. Assumed health care cost trend rates have a significant effect on the amounts reported for the U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

===================================================================================================================================
                                                                                                 1 Percentage          1 Percentage
(IN MILLIONS OF DOLLARS)                                                                       Point Increase        Point Decrease
-----------------------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                                                   $ 3                  $ (3)
Effect on postretirement benefit obligation                                                               $36                  $(30)
===================================================================================================================================

The following schedules provide information concerning MMC's significant non-U.S. defined benefit pension plans and postretirement benefit plans:

====================================================================================================================================
                                                                                        Non-U.S. Pension     Non-U.S. Postretirement
December 31,                                                                                Benefits                 Benefits
                                                                                      ----------------------------------------------
(IN MILLIONS OF DOLLARS)                                                                2002          2001        2002        2001
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year                                               $2,997        $2,692        $ 41        $ 38
Service cost                                                                             104            93           1           1
Interest cost                                                                            177           156           3           2
Employee contributions                                                                    19            17          --          --
Actuarial loss                                                                           173           181           6           3
Benefits paid                                                                           (123)         (109)         (2)         (2)
Foreign currency changes                                                                 313           (36)          3          (1)
Plan amendments                                                                           --             3          --          --
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                                      3,660         2,997          52          41
------------------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year                                         2,730         3,024          --          --
Actual return on plan assets                                                            (271)         (206)         --          --
Effect of settlement                                                                      (8)           --          --          --
Company contributions                                                                    316            52           2           2
Employee contributions                                                                    19            17          --          --
Benefits paid                                                                           (123)         (109)         (2)         (2)
Foreign currency changes                                                                 255           (48)         --          --
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                               2,918         2,730          --          --
------------------------------------------------------------------------------------------------------------------------------------
Funded status                                                                           (742)         (267)        (52)        (41)
Unrecognized net actuarial loss                                                        1,241           423           9           2
Unrecognized prior service cost                                                           10             9          --          --
------------------------------------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                                                      $  509        $  165        $(43)       $(39)
====================================================================================================================================
Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost                                                                  $  526        $  195        $ --        $ --
Accrued benefit liability                                                               (420)          (30)        (43)        (39)
Intangible asset                                                                           9            --          --          --
Accumulated other comprehensive loss                                                     394            --          --          --
------------------------------------------------------------------------------------------------------------------------------------
Net asset (liability) recognized                                                      $  509        $  165        $(43)       $(39)
====================================================================================================================================
Weighted average assumptions:
Discount rate                                                                            5.7%          5.8%        5.9%        6.2%
Expected return on plan assets                                                           8.3%          8.9%         --          --
Rate of compensation increase                                                            4.0%          4.2%         --          --
====================================================================================================================================

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $2,074 million, $1,850 million and $1,489 million, respectively, as of December 31, 2002 and $42 million, $34 million and $22 million, respectively, as of December 31, 2001.

The components of the net periodic benefit cost (income) for the significant non-U.S. defined benefit and other postretirement benefit plans are as follows:

==========================================================================================================
For the Years Ended December 31,           Non-U.S. Pension Benefits      Non-U.S. Postretirement Benefits
                                        ------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                 2002        2001        2000        2002       2001       2000
----------------------------------------------------------------------------------------------------------
Service cost                            $ 104       $  93       $  95       $   1      $   1      $   1
Interest cost                             177         156         152           3          2          3
Expected return on plan assets           (278)       (254)       (243)         --         --         --
Amortization of prior service cost         --          --           1          --         --         --
Amortization of transition asset           --          --          (6)         --         --         --
Recognized actuarial loss (gain)            2          (2)         --          --         --         --
----------------------------------------------------------------------------------------------------------
                                        $   5       $  (7)      $  (1)      $   4      $   3      $   4
==========================================================================================================

The assumed health care cost trend rate was approximately 7.3% in 2002, gradually declining to 4.5% in the year 2010. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

================================================================================
                                                   1 Percentage     1 Percentage
(IN MILLIONS OF DOLLARS)                         Point Increase   Point Decrease
--------------------------------------------------------------------------------
Effect on total of service and interest cost components      $1            $ --
Effect on postretirement benefit obligation                  $7            $ (6)
================================================================================

CONTRIBUTION PLANS: MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP") and the Putnam Investments, LLC Profit Sharing Retirement Plan (the "Putnam Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of MMC subject to IRS limitations. The SIP is an Employee Stock Ownership Plan under U.S. tax law and plan assets of approximately $1.3 billion and $1.5 billion at December 31, 2002 and 2001, respectively, were invested in MMC stock. In addition, SIP plan assets of approximately $418 million and $455 million at December 31, 2002 and 2001, respectively, were managed by Putnam. The cost of these defined contribution plans was $92 million, $83 million and $79 million for 2002, 2001 and 2000, respectively.

                              8 Stock Benefit Plans
--------------------------------------------------------------------------------

MMC has stock-based benefit plans under which employees are awarded grants of restricted stock, stock options or other forms of awards. As provided under SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") MMC has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided the required additional pro forma disclosures.

MMC INCENTIVE AND STOCK AWARD PLANS: In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the "2000 Employee Plan") and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the "2000 Executive Plan") were adopted. The 2000 Employee and Executive plans (the "2000 Plans") replaced the 1997 Employee Incentive and Stock Award Plan and the 1997 Senior Executive Incentive and Stock Award Plans (the "1997 Plans"). The types of awards permitted under these plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 80,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under preexisting stock plans. Awards relating to not more than 8,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under preexisting stock plans. There were 65,049,280, 87,067,422 and 104,301,742 shares available for awards under the 2000 Plans and prior plans at December 31, 2002, 2001 and 2000, respectively.

STOCK OPTIONS: Options granted under the 2000 Plans may be designated as incentive stock options or as non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Stock option transactions under the 2000 Plans and prior plans are as follows:

====================================================================================================================================
                                                      2002                            2001                            2000
                                           -----------------------------------------------------------------------------------------
                                                            WEIGHTED                        Weighted                        Weighted
                                                             AVERAGE                         Average                         Average
                                              SHARES  EXERCISE PRICE          Shares  Exercise Price          Shares  Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period            70,067,916          $34.58      62,270,030          $30.21      60,036,872          $24.45
Granted                                   21,006,580          $55.78      15,734,408          $46.42      14,368,260          $45.67
Exercised                                 (7,216,142)         $23.16      (6,521,510)         $19.95     (10,798,938)         $17.84
Forfeited                                 (1,727,500)         $47.51      (1,415,012)         $41.25      (1,336,164)         $35.40
                                          ----------                      ----------                      ----------          ------
Balance at end of period                  82,130,854          $40.74      70,067,916          $34.58      62,270,030          $30.21
====================================================================================================================================
Options exercisable at year-end           42,009,798          $31.49      36,649,040          $26.48      31,221,060          $21.44
====================================================================================================================================

The following table summarizes information about stock options at December 31, 2002:

====================================================================================================================================
                                                      Options Outstanding                                 Options Exercisable
                                         -------------------------------------------------          --------------------------------
                                                        Weighted Average          Weighted                                  Weighted
Range of                                 Outstanding           Remaining           Average           Exercisable             Average
Exercise Prices                          at 12/31/02    Contractual Life    Exercise Price           at 12/31/02      Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$13.08-$25.36                             13,898,726           2.7 years            $17.09            13,898,726              $17.09
$25.37-$37.30                              8,790,010           5.0 years            $30.14             8,695,260              $30.12
$37.31-$50.94                             35,933,038           7.1 years            $42.84            17,565,514              $41.36
$50.95-$62.33                             23,509,080           8.9 years            $55.47             1,850,298              $52.36
                                          ----------                                                  ----------
$13.08-$62.33                             82,130,854           6.6 years            $40.74            42,009,798              $31.49
====================================================================================================================================

RESTRICTED STOCK: Restricted shares of MMC's common stock may be awarded and are subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant shall have the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment.

There were 249,421, 245,800 and 255,600 restricted shares granted in 2002, 2001 and 2000, respectively. MMC recorded compensation expense of $13 million in 2002, $11 million in 2001 and $13 million in 2000, related to these shares. Shares that have been granted generally become unrestricted at the earlier of:
(1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

RESTRICTED STOCK UNITS: Restricted stock units, may be awarded under the plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 760,749, 393,382 and 274,782 restricted stock units awarded during 2002, 2001 and 2000, respectively. The total value of the restricted stock units at the time of the award was $40 million, $19 million and $14 million in 2002, 2001 and 2000, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

DEFERRED STOCK UNITS: Deferred stock units may be awarded under the plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the units shall vest and be paid, and upon what terms the units shall be forfeited.

There were 1,669,680, 1,447,230 and 1,297,452 deferred stock units awarded during 2002, 2001 and 2000, respectively. The total value of the deferred stock unit awards was $85 million, $76 million and $60 million in 2002, 2001 and 2000, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

PUTNAM INVESTMENTS EQUITY PARTNERSHIP PLAN: In 1997, Putnam adopted the Putnam Investments Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain employees of Putnam or its subsidiaries restricted shares of a new class of common shares of Putnam Investments Trust, the parent of Putnam Investments, LLC ("Class B Common Shares") and options to acquire the Class B Common Shares. Such awards or options generally vest over a four-year period. Holders of Putnam Class B Common Shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. In certain circumstances, Class B Common Shares will be converted into Class A Common Shares. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Shares, which would represent approximately 12% of the outstanding shares on a fully diluted basis, as increased for certain issuances of Putnam Class A Common Stock to MMC. Through December 31, 2002, Putnam made awards pursuant to the Equity Plan of 1,051,400, 1,712,000 and 2,041,000 Class B Common Shares and shares subject to options in 2002, 2001 and 2000, respectively. These awards included 525,700, 856,000 and 1,020,500 restricted shares with a value of $39 million, $91 million and $90 million in

2002, 2001 and 2000, respectively. These awards also included 525,700, 856,000 and 1,020,500 shares subject to options in 2002, 2001 and 2000, respectively. There were 3,419,893 shares available for grant related to the Equity Plan at December 31, 2002. In addition, the MMC Board of Directors has authorized an increase in the number of shares that can be made available to Putnam employees by 4,000,000 shares.

Pursuant to an executive compensation agreement, Putnam awarded 100,000 restricted stock units in 2001 with a value of $11 million and 50,000 options in 2002 and 2001, related to Class B Common Shares to an executive of Putnam.

MMC STOCK PURCHASE PLANS: In May 1999, MMC's stockholders approved an employee stock purchase plan (the "1999 Plan") to replace the 1994 Employee Stock Purchase Plan (the "1994 Plan") which terminated on September 30, 1999 following its fifth annual offering. Under these plans, eligible employees may purchase shares of MMC's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1999 Plan, no more than 40,000,000 shares of MMC's common stock plus the remaining unissued shares in the 1994 Plan may be sold. Employees purchased 3,744,190, 2,855,072 and 4,199,980 shares in 2002,
2001 and 2000, respectively. At December 31, 2002, 35,465,556 shares were available for issuance under the 1999 Plan. In July 2002, MMC Board of Directors approved an additional 5,000,000 shares of common stock for issuance under the 1995 MMC Stock Purchase Plan for International Employees (the "International Plan"). With the additional shares under the International Plan, no more than 8,000,000 shares of MMC's common stock may be sold. Employees purchased 717,696, 556,326 and 769,014 shares in 2002, 2001 and 2000, respectively. At December 31, 2002, 4,347,068 shares were available for issuance under the International Plan.

PRO FORMA INFORMATION: In accordance with the intrinsic value method allowed by APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for MMC's stock option and stock purchase plans and the stock options awarded under the Putnam Investments Equity Partnership Plan. Had compensation cost for MMC's stock-based compensation plans been determined consistent with the fair value method prescribed by SFAS No. 123, MMC's net income and net income per share for 2002, 2001 and 2000 would have been reduced to the pro forma amounts indicated in the table below.

================================================================================
(IN MILLIONS OF DOLLARS,
EXCEPT PER SHARE FIGURES)                      2002          2001          2000
--------------------------------------------------------------------------------
NET INCOME:
   As reported                               $1,365        $  974        $1,181
   Adjustment for fair value
   method, net of tax                          (152)         (114)          (81)
--------------------------------------------------------------------------------
   Pro forma                                 $1,213        $  860        $1,100
--------------------------------------------------------------------------------
NET INCOME PER SHARE:
   BASIC:
   As reported                               $ 2.52        $ 1.77        $ 2.18
   Pro forma                                 $ 2.24        $ 1.57        $ 2.03
   DILUTED:
   As reported                               $ 2.45        $ 1.70        $ 2.05
   Pro forma                                 $ 2.18        $ 1.50        $ 1.91
================================================================================

The pro forma information reflected above includes stock options issued under MMC incentive and stock award plans and the Putnam Investments Equity Partnership Plan and stock issued under MMC stock purchase plans.

The estimated fair value of options granted was calculated using the Black-Scholes option pricing valuation model. The weighted average assumptions used in the valuation models is as follows:

=======================================================================================================================
                                                           Stock Options                     Stock Purchase Plans
                                                -----------------------------------------------------------------------
                                                  2002         2001         2000         2002         2001         2000
-----------------------------------------------------------------------------------------------------------------------
MMC INCENTIVE AND STOCK AWARD PLANS
Dividend yield                                     2.3%         2.0%         2.0%         2.3%         2.0%         2.0%
Expected volatility                               33.2%        32.7%        26.3%        31.4%        37.3%        26.3%
Risk-free interest rate                            4.9%         4.6%         6.5%         1.2%         2.4%         6.1%
Weighted-average fair value                     $16.82       $13.99       $13.35       $11.18       $14.09       $17.20
Expected life                                  5 YEARS      5 years      5 years       1 YEAR       1 year       1 year

PUTNAM INVESTMENTS EQUITY PARTNERSHIP PLAN
Dividend yield                                     5.0%         5.0%         5.0%
Expected volatility                               44.4%        42.4%        38.3%
Risk-free interest rate                            4.9%         4.6%         6.5%
Weighted-average fair value                     $21.63       $29.66       $24.43
Expected life                                  5 YEARS      5 years      5 years
=======================================================================================================================

                             9 Long-term Commitments
--------------------------------------------------------------------------------

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

The Consolidated Statements of Income include net rental costs of $406 million, $367 million and $359 million for 2002, 2001 and 2000, respectively, after deducting rentals from subleases ($20 million in 2002, $8 million in 2001 and 2000).

At December 31, 2002, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

================================================================================
For the Years Ended                    Gross           Rentals               Net
December 31,                          Rental              from            Rental
(IN MILLIONS OF DOLLARS)         Commitments         Subleases       Commitments
--------------------------------------------------------------------------------
2003                                  $  416            $   26            $  390
2004                                     382                23               359
2005                                     350                22               328
2006                                     312                21               291
2007                                     275                19               256
Subsequent years                       2,134               212             1,922
--------------------------------------------------------------------------------
                                      $3,869            $  323            $3,546
================================================================================

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 2002, the aggregate fixed future minimum commitments under these agreements are as follows:

================================================================================
                                                                          Future
For the Years Ended December 31,                                         Minimum
(IN MILLIONS OF DOLLARS)                                             Commitments
--------------------------------------------------------------------------------
2003                                                                         $35
2004                                                                          19
2005                                                                           7
Subsequent years                                                              14
--------------------------------------------------------------------------------
                                                                             $75
================================================================================

                                     10 Debt
--------------------------------------------------------------------------------

MMC's outstanding debt is as follows:

================================================================================
December 31,
(IN MILLIONS OF DOLLARS)                                        2002        2001
--------------------------------------------------------------------------------
SHORT-TERM:
Commercial paper                                              $  506      $  741
Bank loans                                                        35          --
Current portion of long-term debt                                  2          16
--------------------------------------------------------------------------------
                                                              $  543      $  757
================================================================================
LONG-TERM:
Commercial paper                                              $  750      $1,000
Senior notes--6.625% due 2004                                    598         597
Senior notes--7.125% due 2009                                    398         398
Senior notes--5.375% due 2007(a)                                 530          --
Senior notes--6.25% due 2012(a)                                  275          --
Mortgage--9.8% due 2009                                          200         200
Notes payable--8.62% due 2005                                     73          76
Notes payable--7.68% due 2006                                     62          62
Other                                                              7          17
--------------------------------------------------------------------------------
                                                               2,893       2,350
Less current portion                                               2          16
--------------------------------------------------------------------------------
                                                              $2,891      $2,334
================================================================================

(a)  See discussion of these notes.

The weighted average interest rates on MMC's outstanding short-term debt at December 31, 2002 and 2001 are 1.6% and 2.1%, respectively.

In June 2002, MMC arranged two revolving credit facilities to support its commercial paper borrowings. These credit facilities replaced similar facilities that expired during 2002. MMC may borrow up to $1.4 billion under the 364-day facility that expires in June 2003 with commitment fees of 5 basis points payable on any unused portion. Repayment of any outstanding borrowing under this facility can be extended up to one year from the expiration date. MMC may borrow up to $1.0 billion under the noncancelable 5-year facility that expires in June 2007 with commitment fees of 8 basis points payable on any unused portion. The interest rates on these facilities vary based upon the level of usage of the facility and MMC's credit ratings. Each of the facilities requires MMC to maintain consolidated net worth of at least $3.5 billion and contains certain other restrictions relating to consolidations, mergers and the sale or pledging of assets. No amounts were outstanding under these facilities at December 31, 2002.

Commercial paper borrowings of $750 million and $1.0 billion at December 31, 2002 and 2001, respectively, have been classified as long-term debt based on MMC's intent and ability to maintain and refinance the obligations on a long-term basis.

Additional credit facilities are maintained with various banks, primarily related to operations located outside the United States, aggregating $274 million at December 31, 2002 and $214 million at December 31, 2001. Amounts outstanding under these facilities at December 31, 2002 were $35 million and no amounts were outstanding at December 31, 2001.

In March 2002, MMC issued $500 million of 5.375% Senior Notes due 2007 and $250 million of 6.25% Senior Notes due 2012 (the "Notes"). Interest is payable semi-annually on March 15 and September 15 of each year. The proceeds of these Notes were used to repay a portion of commercial paper borrowings. Concurrent with the issuance of the Notes, MMC entered into interest rate swap transactions to hedge 100% of its exposure to changes in the fair value of the Notes. The swap transactions effectively converted the fixed rate obligations into floating rate obligations. Under the terms of the swaps, the swap counterparties pay MMC a fixed rate equal to the coupon rate on the bonds. MMC pays the swap counterparties a floating rate of 6-month Libor plus 9.25 bps for the five-year swap and 6-month Libor plus 25.45 bps for the ten-year swap. In July 2002, MMC dedesignated 50% of the fair value hedge on each of the Notes and settled 50% of each of the related swaps. The portion of the Notes no longer hedged ceased being marked to market, and the cumulative amount of fair value adjustments previously recognized is being amortized over the remaining life of the related Notes. MMC redesignated the remaining portion of the swaps as a fair value hedge of 50% of the Notes. The redesignated swaps carry the identical terms and conditions as the original swaps and under SFAS No. 133 qualify for hedge accounting and meet all criteria necessary to conclude the hedge will be perfectly effective. In January 2003, MMC dedesignated the remaining fair value hedge on each of the Notes and settled the remaining swaps. The cumulative amount of fair value adjustments previously recognized is being amortized over the remaining life of the related Notes. As a result of these transactions, the effective interest rate over the remaining life of the Notes, including the amortization of the fair value adjustments, is 4.0% for the Notes due in 2007 and 5.1% for the Notes due in 2012.

In February 2003, MMC issued $250 million of 3.625% Senior Notes due 2008 and $250 million of 4.85% Senior Notes due 2013. The net proceeds from the notes were used to pay down commercial paper borrowings.

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

Scheduled repayments of long-term debt in 2003 and in the four succeeding years are $2 million, $1.4 billion, $65 million, $60 million and $500 million, respectively.

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

================================================================================
                                              2002                  2001
                                    --------------------------------------------
December 31,                        CARRYING        FAIR    Carrying        Fair
(IN MILLIONS OF DOLLARS)              AMOUNT       VALUE      Amount       Value
--------------------------------------------------------------------------------
Cash and cash equivalents             $  546      $  546      $  537      $  537
Long-term investments                    578         578         826         826
Short-term debt                          543         543         757         758
Long-term debt                         2,891       3,116       2,334       2,455
================================================================================

CASH AND CASH EQUIVALENTS: The estimated fair value of MMC's cash and cash equivalents approximates their carrying value.

LONG-TERM INVESTMENTS: Long-term investments primarily consist of available for sale securities recorded at quoted market prices. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $168 million and $179 million at December 31, 2002 and 2001, respectively, which are carried on a cost basis. MMC monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

MMC had investments with an aggregate fair value of $410 million and $647 million at December 31, 2002 and 2001, respectively, which are carried at market value under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Gross unrealized gains amounting to $209 million and $360 million and gross unrealized losses of $23 million and $16 million at December 31, 2002 and 2001, respectively, have been excluded from earnings and reported, net of deferred income taxes, as accumulated other comprehensive loss which is a component of stockholders' equity.

MMC recorded net gains (losses) associated with its long-term investments of $57 million, $(111) million and $107 million, in 2002, 2001 and 2000, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2002, 2001 and 2000 were $161 million, $155 million and $237 million, respectively. Gross realized gains on available for sale securities sold during 2002, 2001 and 2000 amounted to $100 million, $112 million and $108 million, respectively. In 2002, 2001 and 2000, MMC recorded losses of $43 million, $223 million and $1 million respectively, related to the decline in value of certain long-term investments that were other than temporary. The cost of securities sold is determined using the average cost method for equity securities.

In 2000, MMC entered into an agreement to purchase a minority investment in the publicly traded common stock of Gruppo Bipop-Carire S.p.A. ("Bipop") as part of a new agreement that expanded the companies' existing joint venture in Italy, and Putnam became the exclusive investment management partner for Bipop's planned expansion into other parts of Western Europe. The Bipop common shares subsequently declined in value. MMC determined this decline was other than temporary, and in the fourth quarter of 2001, recorded a pretax $222 million charge to write down the cost basis of the investment to its fair value. This amount was reclassified as a charge against revenue to conform with current year presentation. In 2002, Bipop was merged with Banca di Roma, the combined businesses were reorganized and the names of the successor companies were changed. As a result of these actions, Putnam's initial holding in Bipop is now comprised of common shares in Fineco S.p.A. ("Fineco") and Capitalia S.p.A. In the fourth quarter of 2002, MMC recorded a pretax investment valuation charge of $20 million for an other than temporary decline in the value of Fineco.

MMC also holds investments in certain private equity fund partnerships which are accounted for using the equity method. MMC's share of gains (losses) from such investments of $10 million, $(31) million and $(31) million in 2002, 2001 and 2000, respectively, are included in Investment income (loss) in the Consolidated Statements of Income.

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

OPTION CONTRACTS: In 2001, MMC entered into a series of option contracts to hedge the variability of cash flows from forecasted sales of certain available for sale equity investments. The sales are forecasted to occur over the next eight quarters. The hedge is achieved through the use of European style put and call options, which mature on the dates of the forecasted sales. Gains or losses on the option contracts are deferred in Other Comprehensive Loss until the related forecasted sales occur. The hedging relationship is considered perfectly effective because all critical terms of the hedge and the forecasted sales match. As a result no hedge ineffectiveness will be recognized in earnings. At December 31, 2002, the net increase in fair value of the option contracts of $7 million was recorded as an asset and a reduction of Accumulated Other Comprehensive Loss on the balance sheet. MMC expects approximately $3 million to be reclassified into earnings over the next year as the related forecasted sales occur.

                     12 Integration and Restructuring Costs,
               Charges Related to September 11 and Special Credits
--------------------------------------------------------------------------------

INTEGRATION COSTS: In 1999, as part of the integration of Sedgwick Group plc ("Sedgwick"), MMC adopted a plan to reduce staff and consolidate duplicative offices. The estimated cost of this plan relating to employees and offices of Sedgwick ("1999 Sedgwick Plan") amounted to $285 million and was included in the cost of the acquisition. Merger-related costs for employees and offices of MMC ("1999 MMC Plan") amounted to $266 million and were recorded as part of the 1999 special charge.

The utilization of the 1999 charges is summarized as follows:

===============================================================================================================
                                                               Utilization and
                                                                    Changes in                          BALANCE
                                                   Initial           Estimates             2002    DECEMBER 31,
(IN MILLIONS OF DOLLARS)                           Balance        through 2001      Utilization            2002
---------------------------------------------------------------------------------------------------------------
1999 SEDGWICK PLAN:
Termination payments to employees                  $   183             $  (180)            $ (1)            $ 2
Other employee-related costs                             5                  (5)              --              --
Future rent under noncancelable leases                  48                 (28)              (5)             15
Leasehold termination and related costs                 49                 (30)              (2)             17
---------------------------------------------------------------------------------------------------------------
                                                   $   285             $  (243)            $ (8)            $34
---------------------------------------------------------------------------------------------------------------
Number of employee terminations                      2,400              (2,400)              --              --
Number of office consolidations                        125                (125)              --              --
===============================================================================================================
1999 MMC PLAN:
Termination payments to employees                  $   194             $  (187)            $ (3)            $ 4
Future rent under noncancelable leases                  31                 (19)              (2)             10
Leasehold termination and related costs                 16                 (13)              --               3
Other integration related costs                         25                 (25)              --              --
---------------------------------------------------------------------------------------------------------------
                                                   $   266             $  (244)            $ (5)            $17
---------------------------------------------------------------------------------------------------------------
Number of employee terminations                      2,100              (2,100)              --              --
Number of office consolidations                         50                 (50)              --              --
===============================================================================================================

Changes in estimates are attributable to differences in actual cost from initial estimates in implementing the original plan of integration. As a result of changes in estimates during the fourth quarter of 2001, reserves related to the 1999 Sedgwick Plan of $3 million were reversed and recorded as a reduction of goodwill. MMC also recorded a special credit of $7 million related to the 1999 MMC Plan, representing reductions of estimated costs of $5 million for employee termination costs and $2 million related to office consolidations. This $7 million was included in the net special credit of $13 million in 2001, discussed below.

During the fourth quarter of 2000, reserves related to the 1999 Sedgwick Plan of $10 million were reversed and recorded as a reduction of goodwill. MMC also recorded a special charge of $7 million representing changes in estimated employee termination costs related to the 1999 MMC Plan. This $7 million special charge was included in the net special credit of $2 million in 2000, as discussed below.

The other integration costs primarily consist of consulting fees and system conversion costs incurred in 1999 as a result of the restructuring and merging of MMC and Sedgwick operations.

The actions contemplated by these plans were completed by year-end 2000. Some accruals, primarily for future rent under noncancelable leases, costs to restore leased properties to contractually agreed upon condition and salary continuance arrangements, are expected to be paid over several years.

CHARGES RELATED TO SEPTEMBER 11: As a result of the events of September 11 and the subsequent business environment, MMC recorded a pretax charge of $187 million in 2001. Services and benefits provided to victims' families and employees, such as salary and benefit continuance, counseling and a commitment to the MMC Victims Relief Fund, represent $69 million of the charges. Write-offs or impairments of intangibles and other non-cash assets were $32 million and charges related to disruption of business operations amounted to $25 million. The above charges are net of insurance recoveries of $126 million, which were collected prior to December 31, 2002.

RESTRUCTURING COSTS: As a result of weakening business conditions, which were exacerbated by the events of September 11, MMC adopted a plan to provide for staff reductions and office consolidations, primarily in the consulting segment. The 2001 charge of $61 million is comprised of $44 million for severance and related benefits affecting 750 people and $17 million for future rent under noncancelable leases. Actions under the plan were completed by September 30, 2002. Some accruals primarily for future rent under noncancelable leases and salary continuance arrangements, are expected to be paid over several years. Utilization of the charges is summarized as follows:

================================================================================
                                                                        BALANCE
                                                     Utilization    DECEMBER 31,
                                         Initial   ---------------
(IN MILLIONS OF DOLLARS)                 Balance    2001      2002         2002
--------------------------------------------------------------------------------
Termination payments to employees        $  44     $ (14)    $ (25)         $ 5
Future rent under noncancelable leases      17        --        (4)          13
--------------------------------------------------------------------------------
                                         $  61     $ (14)    $ (29)         $18
--------------------------------------------------------------------------------
Number of employee terminations            750      (506)     (244)          --
Number of office consolidations              9        (2)       (7)          --
================================================================================

SPECIAL CREDITS: In the fourth quarter of 2001, MMC recorded a special credit of $13 million attributable to changes in estimates in connection with integration and restructuring plans provided for in prior years. Changes in estimated costs resulted in a reversal of reserves of $5 million for employee termination costs and $2 million related to office consolidations associated with the Sedgwick transaction and a $6 million reversal of reserves related to office consolidation costs associated with MMC's 1997 combination with Johnson & Higgins ("J&H"). The combined impact of the charges related to September 11 and the special credit was a $.19 reduction in diluted net income per share in 2001.

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

                                 13 Common Stock
--------------------------------------------------------------------------------

On May 16, 2002, the Board of Directors authorized a two-for-one stock distribution of MMC common stock, which was issued as a stock dividend on June 28, 2002. All capital accounts and references to per share amounts have been restated for this stock distribution.

In 2002, MMC repurchased shares of its common stock for treasury as well as to meet requirements for issuance of shares for its various stock compensation and benefit programs. During 2002, MMC repurchased 24.2 million shares for total consideration of $1.2 billion, compared with 15.6 million shares for total consideration of $763 million in 2001.

MMC repurchases shares subject to market conditions, including from time to time pursuant to the terms of a 10b5-1 plan. A 10b5-1 plan allows a company to purchase shares during a blackout period, provided the company communicates its share purchase instructions to the broker prior to the blackout period, pursuant to a written plan that may not be changed. MMC currently plans to continue to repurchase shares in 2003, subject to market conditions.

                           14 Stockholder Rights Plan
--------------------------------------------------------------------------------

On September 18, 1997, MMC's Board of Directors approved the extension of the benefits afforded by MMC's previously existing rights plan by adopting a new stockholder rights plan, which was amended and restated as of January 20, 2000 and further amended on June 7, 2002. Under the current plan, Rights to purchase stock, at a rate of one Right for each common share held, were distributed to shareholders of record on September 29, 1997 and automatically attach to shares issued thereafter. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of MMC's outstanding common stock or
(ii) commences a tender offer that would result in such a person or group owning 15% or more of MMC's common stock. When the Rights first become exercisable, a holder will be entitled to buy from MMC a unit consisting of one six-hundredth of a share of Series A Junior Participating Preferred Stock of MMC at a purchase price of $200. If any person acquires 15% or more of MMC's common stock or if a 15% holder acquires MMC by means of a reverse merger in which MMC and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of MMC (or in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. The Rights expire on September 29, 2007, except as otherwise provided in the plan.

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

Sedgwick Group plc, since prior to its acquisition, has been engaged in a review of previously undertaken personal pension plan business as required by United Kingdom regulators to determine whether redress should be made to customers. Other present and former subsidiaries of MMC are engaged in a comparable review of their personal pension plan businesses, although the extent of their activity in this area, and consequently their financial exposure, was proportionally much less than Sedgwick. As of December 31, 2002, settlements and related costs previously paid amount to approximately $525 million, of which approximately $200 million is due from or has been paid by insurers. A small percentage of cases remain to be settled at December 31, 2002, and the remaining payments are not expected to be material.

As part of the combination with Sedgwick, MMC acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited ("River Thames"), which was sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters by River Thames ("ILU Guarantee"). The policies covered by the ILU Guarantee are reinsured up to (pound)40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2002, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the ILU Guarantee. To the extent River Thames or the reinsurer are unable to meet their obligations under those policies, a claimant may seek to recover from MMC under the guarantee. MMC does not expect any material net impact on its consolidated financial position or results of operations related to this guarantee.

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

                             16 Segment Information
--------------------------------------------------------------------------------

MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on operating income, which includes investment income and losses attributable to each segment, directly related expenses and minority interest, but excludes special credits and charges related to September 11. The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. Revenues are attributed to geographic areas on the basis of where the services are performed.

Selected information about MMC's operating segments and geographic areas of operation follow:

==================================================================================================================================
For the Years Ended                                       Segment                              Depreciation
December 31,                                            Operating              Total                    and              Capital
(IN MILLIONS OF DOLLARS)               Revenue             Income             Assets           Amortization         Expenditures
----------------------------------------------------------------------------------------------------------------------------------
2002--
Risk and Insurance Services            $ 5,910(a)          $1,490            $ 8,571                   $183                 $257
Investment Management                    2,166                560              2,144                    108                   82
Consulting                               2,364                326              2,080                     58                   53
----------------------------------------------------------------------------------------------------------------------------------
                                       $10,440             $2,376            $12,795                   $349                 $392
==================================================================================================================================
2001--
Risk and Insurance Services            $ 5,152(a)          $1,139            $ 7,859                   $307                 $202
Investment Management                    2,409(b)             584(b)           3,001                    124                  102
Consulting                               2,308                313              1,904                     72                   86
----------------------------------------------------------------------------------------------------------------------------------
                                       $ 9,869             $2,036            $12,764                   $503                 $390
==================================================================================================================================
2000--
Risk and Insurance Services            $ 4,780(a)           $ 944            $ 8,745                   $304                 $244
Investment Management                    3,242              1,027              2,651                    100                  139
Consulting                               2,286                312              1,717                     65                   89
----------------------------------------------------------------------------------------------------------------------------------
                                       $10,308             $2,283            $13,113                   $469                 $472
==================================================================================================================================

A reconciliation of the totals for the operating segments to the applicable line items in the consolidated financial statements is as follows:

================================================================================
(IN MILLIONS OF DOLLARS)                       2002          2001          2000
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST:
Total segment operating income              $ 2,376       $ 2,036       $ 2,283
Charges related to
   September 11 and special
   credits (see Note 12)                         --          (174)            2
Corporate expense                              (123)         (116)         (127)
Reclassification of minority
   interest                                      21            17            21
--------------------------------------------------------------------------------
   Operating income                           2,274         1,763         2,179
Interest income                                  19            23            23
Interest expense                               (160)         (196)         (247)
--------------------------------------------------------------------------------
Total income before income
   taxes and minority interest              $ 2,133       $ 1,590       $ 1,955
================================================================================

================================================================================
                                            Total
                                        Operating    Corporate/          Total
(IN MILLIONS OF DOLLARS)                 Segments  Eliminations    Consolidated
--------------------------------------------------------------------------------
OTHER SIGNIFICANT ITEMS:
2002--
Total assets                              $12,795        $1,060(c)       $13,855
Depreciation and amortization                 349            10              359
Capital expenditures                          392            31              423
2001--
Total assets                              $12,764        $1,005(c)       $13,769
Depreciation and amortization                 503            17              520
Capital expenditures                          390            43              433
2000--
Total assets                              $13,113        $1,031(c)       $14,144
Depreciation and amortization                 469            19              488
Capital expenditures                          472            40              512
================================================================================

Operating Segment Revenue by Product is as follows:

================================================================================
(IN MILLIONS OF DOLLARS)                           2002        2001         2000
--------------------------------------------------------------------------------
RISK & INSURANCE SERVICES
Risk Management and Insurance Broking           $ 4,411      $3,829      $ 3,595
Reinsurance Broking and Services                    632         523          470
Related Insurance Services                          867         800          715
--------------------------------------------------------------------------------
   Total Risk & Insurance Services                5,910       5,152        4,780
--------------------------------------------------------------------------------
INVESTMENT MANAGEMENT                             2,166       2,409        3,242
--------------------------------------------------------------------------------
CONSULTING
Retirement Services                               1,115       1,022          951
Health Care & Group Benefits                        358         343          324
Human Capital                                       340         361          378
Management and Organizational Change                280         322          380
Economic                                            130         112          102
--------------------------------------------------------------------------------
                                                  2,223       2,160        2,135
Reimbursed Expenses                                 141         148          151
--------------------------------------------------------------------------------
   Total Consulting                               2,364       2,308        2,286
--------------------------------------------------------------------------------
   Total                                        $10,440      $9,869      $10,308
================================================================================

Information by geographic area is as follows:

================================================================================
(IN MILLIONS OF DOLLARS)                           2002        2001         2000
--------------------------------------------------------------------------------
GEOGRAPHIC AREA:
EXTERNAL REVENUE--
United States                                   $ 7,005     $ 6,811      $ 7,324
United Kingdom                                    1,499       1,325        1,314
Continental Europe                                  950         843          787
Other                                               986         890          883
--------------------------------------------------------------------------------
                                                $10,440     $ 9,869      $10,308
================================================================================
FIXED ASSETS--
United States                                   $   914     $   912      $   916
United Kingdom                                      261         192          310
Continental Europe                                   64          55           52
Other                                                69          76           82
--------------------------------------------------------------------------------
                                                $ 1,308     $ 1,235      $ 1,360
================================================================================

(a) Includes interest income on fiduciary funds ($118 million in 2002, $165 million in 2001 and $195 million in 2000).

(b) Includes charge of $222 million related to an other than temporary decline in value of the common stock of Gruppo Bipop-Carire S.p.A.

(c) Corporate assets primarily include unallocated goodwill, insurance recoverables, prepaid pension and a portion of MMC's headquarters building.

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


/s/ Sandra S. Wijnberg

Sandra S. Wijnberg
Senior Vice President and
Chief Financial Officer
February 28, 2003


                          Independent Auditors' Report
--------------------------------------------------------------------------------

The Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.:

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 1 and 5 to the consolidated financial statements, the Company changed its method of accounting for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS.


/s/ Deloitte & Touche LLP

New York, New York
February 28, 2003

                Marsh & McLennan Companies, Inc. and Subsidiaries
                      SELECTED QUARTERLY FINANCIAL DATA AND
                      SUPPLEMENTAL INFORMATION (UNAUDITED)

=====================================================================================================================
                                                                                     Net Income (Loss)
                                                                                        Per Share(a)        Dividends
(IN MILLIONS OF DOLLARS,                            Operating         Net           -------------------      Paid Per
EXCEPT PER SHARE FIGURES)          Revenue            Income         Income         Basic       Diluted         Share
---------------------------------------------------------------------------------------------------------------------
2002:
First quarter                      $ 2,635            $  687         $  418         $ .76         $ .73         $.265
Second quarter                       2,612               565            336           .62           .60          .265
Third quarter                        2,553               512            299           .56           .55          .28
Fourth quarter                       2,640               510            312           .58           .57          .28
---------------------------------------------------------------------------------------------------------------------
                                   $10,440            $2,274         $1,365         $2.52         $2.45        $1.09
=====================================================================================================================
2001:
First quarter                      $ 2,631(e)         $  645         $  369         $ .67         $ .63         $.25
Second quarter                       2,541(e)            526            293           .53           .51          .25
Third quarter                        2,407(e)            312(b)         168(b)        .31           .29(b)       .265
Fourth quarter                       2,290(e)(f)         280(c)         144(c)        .26           .26(c)       .265
---------------------------------------------------------------------------------------------------------------------
                                   $ 9,869(e)(f)      $1,763(d)      $  974(d)      $1.77         $1.70(d)     $1.03
=====================================================================================================================
2000:
First quarter                      $ 2,701(e)         $  619         $  337         $ .63         $ .59        $.225
Second quarter                       2,515(e)            514            276           .51           .48         .225
Third quarter                        2,575(e)            526            282           .52           .48         .25
Fourth quarter                       2,517(e)            520            286           .52           .49         .25
---------------------------------------------------------------------------------------------------------------------
                                   $10,308(e)         $2,179         $1,181         $2.18         $2.05        $.95
=====================================================================================================================

(a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts does not equal the total for the year in 2001 and 2000.

(b) Excluding one-time items of $173 for the third quarter of 2001, operating income, net income and diluted net income per share are $485, $274 and $.48, respectively.

(c) Excluding one-time items of $223 for the fourth quarter of 2001, operating income, net income and diluted net income per share are $503, $286 and $.50, respectively.

(d) Excluding one-time items of $396 for the full year 2001, operating income, net income and diluted net income per share are $2,159, $1,222 and $2.12, respectively.

(e) In accordance with EITF Issue 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," revenue includes reclassification of expense reimbursements received from clients.

(f) Reflects reclassification of a pretax $222 million investment write-down related to an other than temporary decline in value of the common stock of Gruppo Bipop-Carire S.p.A. as a charge against revenue to conform with current year presentation.

All per share amounts have been restated for a two-for-one stock distribution of MMC common stock, which was issued as a stock dividend on June 28, 2002.

As of February 28, 2003, there were 10,666 stockholders of record.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                   FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

====================================================================================================================================
                                                                                                                            Compound
For the Years Ended December 31,                                                                                         Growth Rate
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)         2002         2001           2000         1999(b)       1998     1997-2002
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
Risk and Insurance Services                             $ 5,910      $ 5,152        $ 4,780      $ 4,523       $ 3,351          16%
Investment Management                                     2,166        2,409          3,242        2,684         2,296           3%
Consulting                                                2,364        2,308          2,286        2,086         1,658          11%
------------------------------------------------------------------------------------------------------------------------------------
      Total Revenue                                      10,440        9,869         10,308        9,293         7,305          11%
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation and Benefits                                 5,199        4,877          4,941        4,574         3,561          11%
Other Operating Expenses                                  2,967        3,229          3,188        3,252         2,324           6%
------------------------------------------------------------------------------------------------------------------------------------
      Total Expenses                                      8,166        8,106          8,129        7,826         5,885           9%
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                          2,274        1,763(a)       2,179        1,467(c)      1,420          23%
Interest Income                                              19           23             23           21            25
Interest Expense                                           (160)        (196)          (247)        (233)         (140)
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Minority Interest          2,133        1,590          1,955        1,255         1,305          24%
Income Taxes                                                747          599            753          524           509
Minority Interest, Net of Tax                                21           17             21            5            --
====================================================================================================================================
Net Income                                              $ 1,365      $   974        $ 1,181      $   726       $   796          26%
====================================================================================================================================
Basic Net Income Per Share Information:
Net Income Per Share                                    $  2.52      $  1.77        $  2.18      $  1.38       $  1.56          23%
Average Number of Shares Outstanding                        541          550            543          526           512
====================================================================================================================================
Diluted Net Income Per Share Information:
Net Income Per Share                                    $  2.45      $  1.70        $  2.05      $  1.31       $  1.49          23%
Average Number of Shares Outstanding                        557          572            569          543           527
====================================================================================================================================

Dividends Paid Per Share                                $  1.09      $  1.03        $   .95      $   .85       $   .73          12%

Return on Average Stockholders' Equity                       27%          19%            25%          19%           23%

Year-end Financial Position:
Working capital                                         $  (199)     $  (622)       $  (855)     $(1,405)      $(1,903)(d)
Total assets                                            $13,855      $13,769        $14,144      $13,503       $12,117
Long-term debt                                          $ 2,891      $ 2,334        $ 2,347      $ 2,357       $ 1,590
Stockholders' equity                                    $ 5,018      $ 5,173        $ 5,228      $ 4,170       $ 3,659
Total shares outstanding (excluding treasury shares)        538          548            552          534           514
Other Information:
Number of employees                                      59,400       57,800         57,000       52,900        54,300
Stock price ranges--
         U.S. exchanges--High                           $ 57.30      $ 59.03        $ 67.85      $ 48.38        $32.16
                       --Low                            $ 34.61      $ 39.70        $ 35.25      $ 28.57        $21.69
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

See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of significant items affecting the results of operations in 2002 and 2001.

                    BOARD OF DIRECTORS AND CORPORATE OFFICERS

BOARD OF DIRECTORS

JEFFREY W. GREENBERG
Chairman

MATHIS CABIALLAVETTA
Vice Chairman, MMC
Chairman, MMC Global Development

CHARLES A. DAVIS
Vice Chairman, MMC
Chairman and Chief Executive Officer,
MMC Capital, Inc.

LEWIS W. BERNARD
Chairman, Classroom, Inc.
Former Chief Administrative
and Financial Officer,
Morgan Stanley & Co., Inc.

PETER COSTER
President and Chief Executive Officer,
Mercer Inc.

ROBERT F. ERBURU
Former Chairman,
The Times Mirror Company

OSCAR FANJUL
Vice Chairman and Chief Executive
Officer,  Omega Capital
Honorary Chairman, Repsol, S.A.

RAY J. GROVES
President and Chief Executive Officer,
Marsh Inc.

STEPHEN R. HARDIS
Chairman, Axcelis Technologies, Inc.
Former Chairman, Eaton Corporation

GWENDOLYN S. KING
President, Podium Prose
Former Commissioner,
Social Security Administration

THE RT. HON. LORD LANG OF MONKTON, DL
Former British Secretary of
State for Trade & Industry

LAWRENCE J. LASSER
President and Chief Executive Officer,
Putnam Investments, LLC

DAVID A. OLSEN
Former Chairman, Johnson & Higgins

MORTON O. SCHAPIRO
President, Williams College

ADELE SIMMONS
Vice Chair, Chicago Metropolis 2020
Former President,
John D. and Catherine T. MacArthur
Foundation

JOHN T. SINNOTT
Chairman, Marsh Inc.

A.J.C. SMITH
Former Chairman, MMC


ADVISORY DIRECTORS

RICHARD E. HECKERT
Former Chairman,
E.I. du Pont de Nemours and Company

RICHARD M. MORROW
Former Chairman, Amoco Corporation

GEORGE PUTNAM
Chairman Emeritus, The Putnam Funds

FRANK J. TASCO
Former Chairman, MMC


COMMITTEES OF THE BOARD

AUDIT
Stephen R. Hardis, CHAIRMAN
Oscar Fanjul
Gwendolyn S. King
David A. Olsen
Morton O. Schapiro
Adele Simmons

COMPENSATION
Lewis W. Bernard, CHAIRMAN
Robert F. Erburu
The Rt. Hon. Lord Lang of Monkton, DL

DIRECTORS AND GOVERNANCE
Robert F. Erburu, CHAIRMAN
Gwendolyn S. King
The Rt. Hon. Lord Lang of Monkton, DL

EXECUTIVE
Jeffrey W. Greenberg, CHAIRMAN
Lewis W. Bernard
Stephen R. Hardis
The Rt. Hon. Lord Lang of Monkton, DL
Adele Simmons
A.J.C. Smith



OTHER CORPORATE OFFICERS

SANDRA S. WIJNBERG
Senior Vice President and
Chief Financial Officer

WILLIAM L. ROSOFF
Senior Vice President and
General Counsel

FRANCIS N. BONSIGNORE
Senior Vice President,
Executive Resources and Development

BARBARA S. PERLMUTTER
Senior Vice President, Public Affairs

                          INTERNATIONAL ADVISORY BOARD

A.J.C. SMITH
INTERNATIONAL ADVISORY BOARD CHAIRMAN
Former Chairman, MMC

ABDLATIF Y. AL-HAMAD (Middle East)
Chairman, Arab Fund for Economic
and Social Development

RAYMOND BARRE (France)
Former Prime Minister

ROLF E. BREUER (Germany)
Chairman, Deutsche Bank AG

MATHIS CABIALLAVETTA (Switzerland)
Vice Chairman, MMC
Chairman, MMC Global Development

JOHN R. EVANS (Canada)
Chairman, Torstar Corporation

OSCAR FANJUL (Spain)
Vice Chairman and Chief Executive
Officer, Omega Capital
Honorary Chairman, Repsol, S.A.

TOYOO GYOHTEN (Japan)
President, Institute for
International Monetary Affairs
Former Chairman, The Bank of Tokyo

MARCILIO MARQUES MOREIRA (Brazil)
Senior International Advisor,
Merrill Lynch
Former Finance Minister and
Former Ambassador to the United States



PAUL F. OREFFICE (United States)
Former Chairman and
Chief Executive Officer,
The Dow Chemical Company

JESUS SILVA-HERZOG (Mexico)
Institute for Monetary Affairs
Former Finance Minister and
Former Ambassador to the United States

WEI MING YI (China)
Chairman, International Advisory Council,
China International Trust and
Investment Corporation

                            SHAREHOLDER INFORMATION

ANNUAL MEETING

The 2003 annual meeting of shareholders will be held at 10 a.m., Thursday, May 15, in the 2nd floor auditorium of the McGraw-Hill Building, 1221 Avenue of the Americas, New York City. At the time of the mailing of this annual report, the notice of the annual meeting and proxy statement, together with a proxy card, is scheduled to be sent to each shareholder.

ANTICIPATED 2003 DIVIDEND PAYMENT DATES

February 14 (paid), May 15, August 15, November 14

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

The Bank of New York's website: www.stockbny.com
E-mail inquiries: shareowner-svcs@bankofny.com

Copies of our annual reports and Forms 10-K and 10-Q are available on MMC's website and also may be requested by contacting:

Corporate Development
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
Telephone:  (212) 345-5475
MMC's website: www.mmc.com

STOCK LISTINGS

MMC's common stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges.

--------------------------------------------------------------------------------

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

THIS ANNUAL REPORT TO SHAREHOLDERS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH BY THEIR NATURE INVOLVE RISKS AND UNCERTAINTIES. PLEASE REFER TO MARSH & MCLENNAN COMPANIES' 2002 ANNUAL REPORT ON FORM 10-K FOR "INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS" AND A DESCRIPTION OF CERTAIN FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM GOALS REFERRED TO HEREIN OR CONTEMPLATED BY SUCH STATEMENTS.

--------------------------------------------------------------------------------

SELECTED IMAGERY:   COVER: NEW EXCHANGE IN THE STRAND, LONDON, INIGO JONES.

                    PAGE 4: TOP, TEATRO OLIMPICO, VICENZA, ANDREA PALLADIO; CENTER, COURT OPERA, VIENNA, E. VAN DER NULL AND A. SICARD VON SICARDSBURG.

                    PAGE 7: TOP, GATEWAY FOR HATTON HOUSE, LONDON, INIGO JONES; BOTTOM, THE TEMPIETTO, ROME, DONATO BRAMANTE.

                    PAGE 10: CENTER, DETAIL OF CORINTHIAN COLUMN; BOTTOM, ACADEMY OF SCIENCE, ATHENS.

                    PAGE 14: TOP, MERCHANT'S HOUSE, CANTON; CENTER, ADAPTATION OF INDIAN ARCHITECTURE; BOTTOM, PHOENIX HALL, KYOTO.

                    PAGE 16: TOP LEFT, VILLA ROTONDA, VICENZA, ANDREA PALLADIO; TOP RIGHT, PLAN AND ELEVATION OF VILLA TRISSINO, MELEDO, ANDREA PALLADIO; BOTTOM, SECTION OF THE PANTHEON, ROME.

                    PAGE 19: TOP, DRAWING OF A PALACE, ITALY, ROBERT ADAM; BOTTOM, MONTICELLO, VIRGINIA, THOMAS JEFFERSON.

Designed and Produced by Taylor & Ives, Inc., NYC

                  GRAPHIC OMITTED: ILLUSTRATION, ARCHITECTURE

MMC [LOGO]
MARSH o PUTNAM o MERCER
MARSH & MCLENNAN COMPANIES

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
www.mmc.com