Form 10-K, Exhibit 13
period 2003-12-31
MARSH & MCLENNAN COMPANIES INC
filed 2004-03-15
CIK 62709

Exhibit 13

                                                      MMC [LOGO]
                                                      MARSH o PUTNAM o MERCER
                                                      MARSH & MCLENNAN COMPANIES

                                                              ANNUAL REPORT 2003

                      COVER GRAPHIC OMITTED: ILLUSTRATION

Mozart's Fantasia and Sonata for piano in C minor, 1785

MMC IS A GLOBAL PROFESSIONAL SERVICES FIRM WITH ANNUAL REVENUES EXCEEDING $11 BILLION. IT IS THE PARENT COMPANY OF MARSH INC., THE WORLD'S LEADING RISK AND INSURANCE SERVICES FIRM; PUTNAM INVESTMENTS, ONE OF THE LARGEST INVESTMENT MANAGEMENT COMPANIES IN THE UNITED STATES; AND MERCER INC., A MAJOR GLOBAL PROVIDER OF CONSULTING SERVICES. APPROXIMATELY 60,000 EMPLOYEES PROVIDE ANALYSIS, ADVICE, AND TRANSACTIONAL CAPABILITIES TO CLIENTS IN OVER 100 COUNTRIES.

                              Financial Highlights

For the Years Ended December 31,                                 2003           2002           2001
(IN MILLIONS, EXCEPT PER SHARE FIGURES)
---------------------------------------------------------------------------------------------------
Revenue                                                        $11,588        $10,440         $9,869
Income Before Income Taxes and Minority Interest               $ 2,335        $ 2,133         $1,590
Net Income                                                     $ 1,540        $ 1,365         $  974
Stockholders' Equity                                           $ 5,451        $ 5,018         $5,173
----------------------------------------------------------------------------------------------------
Diluted Net Income Per Share                                   $  2.81        $  2.45         $ 1.70
Dividends Paid Per Share                                       $  1.18        $  1.09         $ 1.03
Year-end Stock Price                                           $ 47.89        $ 46.21         $53.75
====================================================================================================

[GRAPHIC OMITTED]



                 TOTAL RETURN OF MMC STOCK AND S&P 500 1983-2003
             20-YEAR COMPOUND ANNUAL GROWTH: MMC 16.6% S&P 500 13.0%


                               [BAR CHART OMITTED]

YR.       MMC       S&P
1983     $100      $100
1984      124       106
1985      178       140
1986      272       166
1987      230       174
1988      273       203
1989      392       267
1990      406       259
1991      438       338
1992      507       363
1993      465       400
1994      469       405
1995      544       558
1996      660       686
1997      973       914
1998     1175      1176
1999     1969      1423
2000     2450      1294
2001     2295      1140
2002     2018       888
2003     2156      1143

                                Dear Shareholder

         MMC had a mixed year in 2003. The company produced strong results, with our risk and insurance services having another excellent year and our consulting business performing well in a difficult environment for the industry. But we also confronted a major problem in our investment management subsidiary--the discovery of inappropriate market timing in certain Putnam mutual funds by a number of investment professionals who have now left the firm. Market timing was also found in a small number of shareholders' 401(k) accounts. We acted decisively, installing new leadership, instituting new policies and procedures to strengthen compliance, and pledging restitution to the shareholders of Putnam funds.

         Each of our principal subsidiaries--Marsh Inc., Mercer Inc., and Putnam Investments--has experienced good and bad operating conditions in the past decade, but overall the company has delivered consistently strong results. Over the last three years, MMC's compound annual growth for earnings per share was 11 percent. During that same period, EPS for the S&P 500 declined 1 percent annually. In 2003 MMC's consolidated revenues rose 11 percent to $11.6 billion. Net income grew 13 percent to $1.5 billion, and earnings per share increased 15 percent to $2.81.

         MMC's cash flow is a great strength and provides financial flexibility for the company. In 2003 we repurchased 26.1 million shares of common stock for approximately $1.2 billion, made discretionary contributions to our pension plan totaling $300 million, and paid out $631 million in dividends. Standard & Poor's calls the 50 or so public companies with 25 consecutive years of increasing cash payments to shareholders "dividend aristocrats." MMC's dividend has increased for 41 consecutive years, a record matched by only 12 other companies traded publicly in the United States.

         MMC has a long record of successfully managing its professional services businesses. Our management model has been the most important factor in creating long-term shareholder value at MMC. It encourages each operating subsidiary to be managed for success in its own market, and it calls for the parent company to set standards, lead strategic planning, select leadership, allocate resources, foster collaboration, and provide continuous oversight. And when needed, we help stabilize a business.

         Each of MMC's operating subsidiaries is a valuable professional services organization. Yet thinking about the company as the sum of its legal entities provides only a partial understanding of the firm. We also think about MMC in terms of the markets we serve. Although MMC is well known to clients and investors for risk-related advice and services, we have been building capabilities--particularly in Mercer and Putnam, but also in Marsh--to serve people's retirement and other benefits needs. For five of the last ten years, benefits services, including savings and retirement, have contributed the largest share of our revenues.

         MMC's professionals must strive to provide clients with the best thinking, which may come from any of our businesses and from anywhere around the world. We have been systematically fostering collaboration and the use of all the strengths of our operating subsidiaries to serve clients more comprehensively. For example, in recent years the understanding and management of business risks have become central to corporate strategy and governance. Acceptance of some risks to an organization is necessary to creating shareholder value, while others need to be reduced or avoided. The acquisition in 2003 of Oliver, Wyman & Company, the leader in strategy consulting and risk management for the financial services sector, adds to MMC's capabilities for serving clients across a broad spectrum of risks in many industries.

         Marsh had another great year in 2003, extending to seven years its record of double-digit earnings growth, the longest in MMC's history as a public company. Revenues rose 16 percent to $6.9 billion, and operating income increased 18 percent to $1.8 billion.

         Marsh chairman John T. Sinnott retired in July, and I am grateful that he will continue to serve the company in an advisory capacity. Ray J. Groves and Roger E. Egan were appointed chairman and president, respectively, to lead Marsh's 38,000 colleagues worldwide.

         Marsh serves clients--and creates value for MMC shareholders--through its global presence, specialized expertise, and market knowledge and access. Around the world, clients have a growing appreciation of the value of the insurance broker, as exemplified by Marsh. Its services do not simply lower the cost of premiums and effect the transfer of risk in a time of turmoil in insurance markets. They help manage and reduce risk, thereby lowering its total cost.

         Our reinsurance subsidiary, Guy Carpenter, increased its revenues 23 percent in 2003. The company's clients, insurance companies, are the most sophisticated buyers of risk advice and services. Guy Carpenter's value to clients reflects both the quality of its services and the challenges in today's risk environment.

         MMC Capital, our private equity business, had another good year. In December 2003 MMC Capital sponsored its third Trident investment fund to continue making investments in sectors where MMC possesses specialized knowledge. In addition, AXIS Capital Holdings Limited, a global insurance company that MMC Capital helped establish to increase underwriting capacity after September 11, completed a successful initial public offering in July 2003. AXIS is the 12th insurance company sponsored by MMC since 1986.

         Mercer's revenues increased 15 percent to $2.7 billion in 2003, and underlying revenues, which exclude the effect of foreign exchange, acquisitions, and dispositions, grew 3 percent. Operating income rose 11 percent to $363 million. Revenues from retirement and other employee benefits grew modestly. Mercer's other consulting practices showed stronger growth. Economic consulting increased 12 percent, and management and organizational change consulting grew 3 percent. In the United States, improving economic conditions and a revival in business expenditures created a more favorable operating environment for Mercer late in the year.

         In countries around the world, aging populations will have a profound impact on governments, businesses, and individuals. Over the long term, "pay as you go"public pension plans and health care systems will continue to face ever greater strains. A growing emphasis on private retirement plans and individual responsibility for all benefits will increase the need for retirement and benefits consulting and advice, benefits plan administration, and asset management. The recently completed acquisition of Synhrgy HR Technologies brings Mercer a new platform for employee benefits outsourcing in the United States.

         Putnam's revenues declined 8 percent to $2 billion, and operating income fell 11 percent to $497 million. Putnam's total assets under management on December 31, 2003 were $240 billion, compared with $251 billion at the end of 2002.

         In response to the crisis at Putnam, MMC promptly took a number of forceful steps, including the appointment of new leadership. Charles E. Haldeman, co-head of Investments, was named president and chief executive officer; Steven Spiegel, chief of Global Distribution, was appointed Putnam's vice chairman; and A.J.C. Smith, former chairman and chief executive officer at MMC, was named chairman at Putnam. Lawrence J. Lasser, Putnam's president and chief executive officer since 1986 and a director of MMC since 1987, left the company.

         As discussed in the Putnam section of this report, there have been exhaustive reviews of employee trading. The review of trading activity of more than 12,000 former and current employees at Putnam led to the termination of 15 employees. Putnam has taken action to adopt new compliance structures and procedures, to make restitution to shareholders, and to reduce costs and improve disclosure to investors. MMC and Putnam are committed to making the firm a successful model of reform for the investment management industry.

         Despite the upheaval in the industry and at Putnam, people still need to save for their retirement and other important goals in life. The combination of professional portfolio management, asset diversification, and liquidity continues to provide compelling benefits for millions of mutual fund investors. Putnam's new initiatives and its time-tested business model--a broad array of investment products, distribution through intermediaries to individual investors and directly to institutional investors, and industry-leading client service--form the basis for a strong business going forward.


         Ultimately, the value of MMC is based on the talent, expertise, and skill of our professional staff. This has been our heritage for 132 years, and this is what benefits our clients and our shareholders. I am grateful for the efforts of our 60,000 employees around the world and for the counsel and advice of our directors.

         The loss of friends and colleagues on September 11, 2001 affected our company profoundly. On July 16, 2003, we dedicated a permanent memorial to their memory in the plaza adjacent to our New York headquarters. The park has been transformed by the stone, glass, and bronze memorial created by Richard Fleischner in memory of our lost colleagues. I invite you to visit it.

         In a world where geopolitical and economic uncertainty are key features of the business environment, MMC and its shareholders have many reasons for facing the future with confidence. We serve large, global markets, where demand for our services is increasing. We have the financial resources to take advantage of opportunities for growth. And we have the management strength and professional culture to achieve our goals.



Jeffrey W. Greenberg                                              March 5, 2004
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                           RISK AND INSURANCE SERVICES


                               [GRAPHIC OMITTED]

Page 5 Illustration: Theorbo-lute by Tieffenbrucker, 1610.
Score: Song of the Pilgrims of Compostella, 12th century.

A conversation with Ray J. Groves, chairman and chief executive officer, and Roger E. Egan, president, of Marsh Inc.

TELL US ABOUT MR. EGAN'S APPOINTMENT AS PRESIDENT.

              During 2003 we began working in a close partnership to share responsibilities for the quality of Marsh's work for clients and for driving future growth. Roger's experience of more than 30 years with Marsh and record of accomplishment are an excellent foundation for his expanded role. Most recently, Roger was vice chairman of Marsh. He had also been president and chief executive of Marsh's North American operations.


WHAT WERE THE HIGHLIGHTS OF MARSH'S RESULTS?

              Our financial performance in 2003 was excellent. Revenues rose 16 percent to $6.9 billion, a 13 percent increase on an underlying basis. Operating income increased 18 percent to $1.8 billion. The growth was broadly based across client segments, geographic regions, and risk specialties. We continued to extend our geographic reach, expertise, and service offerings.


HOW HAVE RISKS BEEN EVOLVING?

              Changes in world economies, the increased pace of globalization, the emergence of new liabilities and the intensification of old ones, new technologies, product innovation, changing social and legal standards--all of these

                               [GRAPHIC OMITTED]

Page 6 Illustration: Detail of a millefleurs tapestry.

              developments are transforming risks and creating complex, interrelated exposures for our commercial clients. Risk awareness is high, particularly in a business climate affected by recent governance issues, regulatory scrutiny, professional liabilities, natural disasters, and the specter of terrorism. Clients are asking critical questions about their exposures.

                      One consequence of a business environment concerned about
              complex exposures is the tendency of business leaders to become tentative about taking calculated risks on research and development, new products, or expanded production capabilities. The progress in risk management expertise over the last decade and new quantitative techniques for assessing risk have led to innovative risk products and solutions. This gives our clients confidence to assume risks that will make their businesses successful.


WHAT ARE THE KEY ADVANTAGES TO CLIENTS IN CHOOSING MARSH AS THEIR RISK
SPECIALIST?

              With the change in the nature and perception of risk, Marsh's thinking about risk has broadened, and our organization and capabilities reflect this. Clients benefit from access to our staff of risk consultants, whose skills are even more critical now as businesses are retaining more risk, which must be managed, and as underwriters give intense scrutiny to loss histories and risk mitigation. This puts increased emphasis on the financial modeling of risk and other risk consulting services in which both Marsh and Guy Carpenter, our reinsurance organization, excel. We are also working with our colleagues at Mercer Oliver Wyman who use their risk-adjusted return methodology to help clients decide whether to retain or transfer risk.

                      Marsh's experience in the global insurance and reinsurance markets gives us the ability to arrange and place the complex insurance coverages clients need. We reach across markets to tap into risk capital wherever it exists, seeking the best terms, conditions, and prices. Our brokers' knowledge of the interests of insurers for different types of risk and their relationships with senior underwriters are an advantage for clients as well as underwriters.

                      Marsh's global specialty practices are organized by the
              size of the client organization, by industry, and by risk category. Our offices--over 400 worldwide, staffed by more than 38,000 colleagues--connect to our specialized expertise, wherever it is located, to bring that knowledge and skill to clients, regardless of their size or location.


PLEASE UPDATE US ON INSURANCE MARKETPLACE CONDITIONS.

              Over the last three years, clients have faced price increases in virtually all lines of commercial property and casualty insurance. Premium rate increases moderated throughout 2003. The property market stabilized, while rate increases continued in the casualty market, particularly in insurance lines that are more difficult to underwrite, including directors and officers and workers compensation. The moderation in premium rates continued through the first part of 2004.

WHAT WILL DRIVE MARSH'S GROWTH?

              Marsh's ability to identify, analyze, mitigate, and transfer risk will be a critical factor in driving revenue growth, particularly as businesses develop globally and risks grow more complex. Evidence of expanding risks is visible in the demand for worldwide property and casualty insurance, which produced over $1 trillion in premiums in 2003. The insurance broker offers the most efficient distribution system through which clients purchase commercial insurance. Brokers provide increased access to the global insurance marketplace, more and better insurance products at competitive prices, and greater knowledge and professional risk management expertise.

                      As insurance markets open globally and the value of the
              insurance broker's role becomes better understood and utilized throughout the world, Marsh's business will expand. In many countries, regulatory restrictions previously in place have been relaxed or are easing, which allows Marsh to establish operations in new markets.

                                  2003 REVENUE
                                  $6.9 BILLION

                              [PIE CHART OMITTED]

Risk Management & Insurance Broking 76%
   United States     40%
   Europe            25%
   Asia Pacific       5%
   Latin America      3%
   Canada             3%
Related Insurance Services          13%
Reinsurance Broking & Services      11%


                   We see increasing opportunities to serve the needs of midsize companies and small enterprises. No one insurance services firm has a large share of either market. These businesses have different requirements and buying styles. Marsh is now organized to deliver the specific services these clients need in the way they want them delivered.

PLEASE ELABORATE ON OPPORTUNITIES IN SOME OF THE MAJOR GEOGRAPHIC REGIONS OUTSIDE NORTH AMERICA.

              Across Europe, privatization of formerly state-owned enterprises, the migration of U.S. liability concepts, environmental concerns, and the increased emphasis on governance issues create greater need for risk management. At the same time, the cross-border regulatory landscape is changing with the introduction of new directives, standards, and codes. Firms of all sizes and types are facing proposed employment legislation and social charters. The need for mitigating the resulting risks creates opportunities for Marsh.

                      Asian insurance markets are opening to foreign insurers
              and brokers, although some barriers restricting the ability to operate remain. Still, opportunity abounds as multinational companies establish operations throughout the region and local businesses expand. Marsh is established in all the major countries of Asia, either through wholly owned companies or equity interests in affiliates where required by local law. Particularly promising markets are Japan, China, and India.

                      Marsh is the market leader across Latin America, with its
              largest operations in Mexico, Brazil, and Colombia. Economic growth and foreign investment should continue to be a driving force of the economies in the region and of Marsh's and Guy Carpenter's businesses.

WHAT ARE SOME OF THE RECENT INNOVATIONS AT MARSH?

              Some of our most innovative work during the difficult insurance market of recent years has been in helping clients manage day-to-day risk programs and issues more effectively. For example, recent corporate governance issues have contributed to the rising cost of directors and officers insurance coverage. Marsh's specialists are working with Mercer Delta's consultants to provide clients with expertise to strengthen their governance practices and help them reduce the cost of insurance. We also work with clients to improve their benchmarking of risks, enabling them to adopt higher retentions and take other actions to contain costs while maintaining sufficient insurance protection.

                      The insurance industry is withdrawing capacity from the
              underwriting of excess protection for U.S. institutional and individual securities brokerage accounts. Since such protection is vital to investor confidence, Marsh worked with 14 leading U.S. brokerage firms to form a captive insurance company that makes available brokerage account protection above the level provided by the Securities Investor Protection Corporation (SIPC).

                      In California, firms that self-insure their workers
              compensation programs faced limited availability and higher prices in surety bonds and other forms of acceptable collateral traditionally used in self-insurance programs. In response, Marsh worked with clients and the state to develop an innovative financial approach that solved the problem with a significant reduction in cost to employers.


PLEASE COMMENT ON MMC'S ROLE IN CREATING NEW RISK CAPITAL TO MEET THE NEEDS OF CLIENTS.

              Thinking creatively about how to supply market capacity to alleviate severe shortages has a long and successful history at MMC. Best-known examples include the formation of ACE, XL, Mid Ocean, and, most recently, AXIS. MMC Capital, our private equity business, worked closely with Marsh and Guy Carpenter to form AXIS in late 2001, immediately following the events of September 11. AXIS successfully completed its initial public offering in 2003 and had a market value of approximately $4.5 billion at the end of the year.

                      MMC Capital continues to target investments in the
              insurance and related industries, forming its third Trident investment fund in December 2003. For ten years, these funds have benefited from MMC's track record in insurance investing and its knowledge of and contacts in the insurance industry, which help create proprietary deal flow.

                      Marsh has assisted the North American trucking industry in forming and capitalizing a number of insurance companies because transportation firms faced severe capacity shortages. Marsh also helped create a similar facility for the construction industry.

                               [GRAPHIC OMITTED]

Page 9 Illustration: Painting: "Three Musicians" by Master of the Half Figures (fl.c. 1500-33)
Hermitage, St. Petersburg, Russia/Giradon/Bridgeman Art Library

WHAT IS MARSH DOING TO DEVELOP ITS GREATEST ASSETS --
ITS PEOPLE AND INTELLECTUAL CAPITAL?

              Marsh is investing in its people for the long term, not just for today. We continually provide colleagues with the knowledge, tools, and technology to respond to the changing needs of clients. We believe that a disciplined approach to setting goals, and coaching and developing people is key to increasing the firm's talent. We are providing special training for new graduates as well as management and leadership development. Our focus on building a diverse, global workforce should increase productivity and our competitive advantage.


WHAT ARE THE PROSPECTS FOR MARSH?

              As risks continue to change in nature and grow larger and more complex, we continue to broaden the ways we approach risk and provide solutions for our clients. Marsh's services have never been in greater demand or of greater value. Our professionals are prepared to handle the expanded needs of clients because of Marsh's geographic breadth, specialized capabilities, collaborative culture, and the outstanding abilities of colleagues. We are confident about the future and Marsh's leading position in risk and insurance services.

                              INVESTMENT MANAGEMENT

                               [GRAPHIC OMITTED]

Page 10 Illustration: Claviharp by J. Ch. Ditty, Paris, 1821.
Score: Beethoven

   A Conversation with Charles E. Haldeman, Steven Spiegel, and A.J.C. Smith, president and chief executive officer, vice chairman, and chairman, respectively, of Putnam Investments

PLEASE DISCUSS PUTNAM'S BUSINESS PERFORMANCE IN 2003.

              For the year, Putnam's revenues declined 8 percent to $2 billion, and operating income declined 11 percent to $497 million. We entered 2003 with $251 billion in assets under management and ended the year at $240 billion. Average assets under management in 2003 were $258 billion, compared with $279 billion the prior year. Net redemptions of $61 billion related largely to the discovery of market timing that we faced late in 2003. However, the rate of redemptions slowed significantly during the first quarter of 2004.

                      Our financial results were affected by the extended bear
              market for equities that continued until the spring of 2003, after which equity market conditions improved significantly.


GIVE US AN OVERVIEW OF THE MARKET TIMING ISSUES PUTNAM FACED AT THE END OF THE YEAR.

              We discovered inappropriate market timing by a few investment professionals who have now left the firm. This activity had largely occurred several years earlier in certain Putnam funds. Market timing was also found in a small number of shareholders' 401(k) accounts. With MMC's support, we acted decisively to correct the situation. New leadership was put in place, we reached a partial agreement with the Securities and Exchange Commission in which we agreed to pay civil penalties, and we pledged full restitution to the funds for losses resulting from market timing. We reviewed the trading records of more than 12,000 former and current employees going back to 1998 and terminated employees identified as engaging in improper trading. We have taken many steps to implement new policies and compliance procedures and rebuild the trust of investors, employees, and the marketplace.


WHAT REFORMS HAS PUTNAM MADE TO PROTECT AND BETTER SERVE THE INTERESTS OF SHAREHOLDERS?

              We believe we have established the most rigorous governance, oversight, trading, and compliance standards and controls in the mutual fund industry. We have also initiated changes that will reduce our shareholders' costs and make our mutual fund disclosure more transparent. We will mention just a few of the many changes we have implemented:

                      We believe short-term trading is not in the best interests of all Putnam investors. As a result, we broadened redemption fees in order to discourage harmful short-term trading by any investors in Putnam funds.

                      We increased the investment holding periods for our
              employees to eliminate the possibility of short-term trading. Specifically, all Putnam employees are required to hold investments in most Putnam funds for a minimum of 90 days. Our investment professionals must hold their investments in Putnam funds they oversee for at least one year.

                      The high standards of oversight and independence already
              in place for the Board of Trustees of the Putnam Funds have been strengthened by new measures, including the election of trustees by shareholder vote once every five years and the appointment of a full-time senior-level compliance executive.

                               [GRAPHIC OMITTED]

Page 11 Illustration: La Boheme Poster (c) Archivio Storico Ricordi. All rights reserved. Reproduced by permission.

                      We made changes to lower shareholder costs. The reductions we made to Putnam's fund expenses, which were already low by industry standards, have put 100 percent of Putnam's funds below industry-average expense ratios for their Lipper peer groups. Our funds will hold to this standard going forward. Reduced front-end sales charges--accomplished by limiting the portion of sales charges retained by Putnam to a maximum of 0.25 percent--are providing additional savings to investors. For the six Putnam international and global funds that had short-term trading issues, we capped expense ratios at September 30, 2003 levels. This prevents shareholders in these funds from paying higher expenses as a result of reduced asset levels after that date.

                      In addition, we have increased our fund information
              disclosure. We are providing investors with greater information about fund fees, fund risk, portfolio manager compensation, employee ownership of Putnam funds, and sales charge discounts.

                      We believe these reforms, and many other steps we have
              taken, demonstrate the seriousness with which we are approaching change and the standards to which we hold ourselves as a firm. We are committed to winning back the trust of investors, acknowledging that it will take time, through good performance and service, to do so.

                                 YEAR-END 2003
                            ASSETS UNDER MANAGEMENT
                                  $240 BILLION

                              [PIE CHART OMITTED]

                         Mutual Fund Value Equity   18%
                         Mutual Fund Blend Equity   13%
                         Mutual Fund Growth Equity  19%
                         Mutual Fund Fixed Income   18%
                         Institutional Equity       21%
                         Institutional Fixed Income 11%

TELL US ABOUT MORALE AT PUTNAM.

              We have been as committed to rebuilding the confidence of our employees as we have to restoring the trust of investors and the marketplace. Our employees are the most critical element in providing excellent investment performance and service to investors, and we have sought to reassure them in many ways. Their attitude overall has been positive and their feedback has been encouraging. They are determined to be part of righting Putnam, and we appreciate their efforts greatly.

                      Over the longer term, we want to establish an environment
              at Putnam that finds employees enjoying their professional responsibilities, developing their skills and talents, rewarded for their work. With the right framework in place--one that eliminates bureaucracy and is free of impediments to good professional work being done every single day--we believe we will achieve our goal of superior investment performance and service to investors.


PLEASE COMMENT ON PUTNAM'S INVESTMENT PERFORMANCE AND STEPS YOU ARE TAKING TO IMPROVE ITS RECORD.

              We made certain cultural changes in our investment division to clarify our common investment principles and empower our investment teams to act in an entrepreneurial fashion, consistent with both our investment principles and the teams' distinct investment philosophies. The mandate is to produce above average investment performance year after year. Our investment professionals' compensation and rewards are tied directly to this goal.

                      We have aligned research more closely with portfolio
              management, working to incorporate the best research ideas into Putnam's portfolios.

                      The equity markets in 2003 were unusual in that they
              rewarded speculative, riskier investments over investments in larger companies with better earnings, stronger cash flow, and a record of paying dividends. The larger, more stable companies were the core of our equity portfolios, and we increased our positions as the year progressed. This caused Putnam's near-term performance not to be as strong as we would have liked, but we

                               [GRAPHIC 0MITTED]

Page 13 Illustration: Painting: "Lady Seated at the Virginals" by Jan Vermeer, 1632-1675.

              are sure that our portfolio strategy will reward investors in the future. Fixed income and value product lines enjoyed strong competitive performance results in 2003. Furthermore, Putnam's longer-term performance has been good. For the three-year period ending 2003, nearly 60 percent of Putnam assets performed above the Lipper industry median, giving us a strong foundation to build upon.


WHAT DO YOU WANT TO EMPHASIZE ABOUT PUTNAM'S INVESTMENT PHILOSOPHY?

              Putnam continues to have strong investment leadership in place with a common goal of providing our clients with consistent, dependable, and superior investment performance over time. We remain a firm of extraordinary breadth and depth with over 300 investment professionals and capabilities across all major asset classes. We have experts in macroeconomic, fundamental, and quantitative analysis because we believe this provides us with a unique perspective in uncovering and capitalizing on opportunities for our investors.

                      Many of our long-held principles of investment management
              endure. We continue to manage assets in teams, believing that teams provide multiple perspectives on investment opportunities and, therefore, greater opportunities to better manage risk and pursue positive returns for our investors.


TELL US ABOUT DEVELOPMENTS IN DISTRIBUTION OF PUTNAM PRODUCTS.

              We are focusing on client relationships and service in our retail, institutional, and international businesses as we work to rebuild Putnam's brand and restore investor confidence.

                      For retail mutual funds, we have increased marketing
              support centered on client relationships and the development of distribution channels. A strong and active communications program, including a new advertising campaign, as well as other investor initiatives will reinforce our message and efforts. In the institutional area, our priority is retaining clients, establishing a new institutional product platform, and increasing sales momentum in both the defined benefit and defined contribution plan areas. For our international business, both retail and institutional, we plan to expand our presence in marketplaces where we already have strong businesses, including Japan and Europe; diversify our institutional product lines as we work to regain the trust of consultants; and expand our distribution relationships.

                      We continue our record for customer service excellence,
              again earning top honors from Dalbar for service to intermediaries and annuity contract holders and honorable mention for service to our mutual fund shareholders in 2003. We were also pleased to receive a new award for sales support excellence to our intermediaries.


WHAT IS THE LONG-TERM OUTLOOK FOR PUTNAM?

              We have begun a new chapter in Putnam's history. There are many positive factors supporting the long-term outlook for Putnam. We operate in a growing, global business. We have capable management and strong relationships in our distribution channels, a growing international business, talented and dedicated professionals, as well as the support of the trustees of the Putnam funds and MMC.

                      More than 11 million investors and 500 institutional
              clients invest through Putnam. Our products are used to save for retirement, education, and to transfer wealth to the next generation. We take this responsibility with the utmost seriousness and know that every action we take must serve the best interests of our investors. We will do whatever is necessary to make sure Putnam's integrity is never again compromised. We are committed to restoring our position in the marketplace.

                               [GRAPHIC OMITTED]

Page 15 Illustration: Alto saxophone; Score: Duke Ellington.

                                   CONSULTING

           A conversation with Peter Coster, president of Mercer Inc.


WHAT WERE THE HIGHLIGHTS OF 2003?

              We continued to grow our revenues and sustain good profit margins in a year that was difficult for much of the consulting industry.

                      We completed several important acquisitions, including
              Oliver, Wyman & Company, which became Mercer Oliver Wyman. We also used acquisitions to strengthen our actuarial and employee benefits consulting resources in Europe, and in January 2004 we acquired Synhrgy HR Technologies, a provider of human resource-related outsourcing services in the United States.

                      Most important, we continued to build our reputation for
              thought leadership, and we delivered high-quality advice and service to clients on a broad range of issues.


TELL US MORE ABOUT THE MARKET CONDITIONS FOR CONSULTING IN 2003 AND HOW MERCER RESPONDED.

              While demand was strong in a number of our service areas, the global economic climate caused many clients to defer some consulting spending. We responded by tailoring our offerings to clients' evolving needs and paying close attention to our cost base.

                               [GRAPHIC OMITTED]

Page 16 Illustration: Painting: "Uptown Sunday Night Session" by Romare Bearden, 1981.

                      In managing the business, we aim to respond quickly to
              changing demand and to strike the right balance between managing expenses and continuing to invest to strengthen our franchise. Even as we cut discretionary spending and selectively trimmed capacity, we continued to invest in intellectual capital, acquisitions, geographic expansion, and new capabilities to support growth.


PLEASE ELABORATE ON THE DEMAND FOR MERCER'S SERVICES.

              Clients of Mercer Human Resource Consulting sought advice on rewards strategy, health care costs, and retirement plan financing, among other issues. Corporate boards have been pressured to set executive pay responsibly in light of widely reported excesses in a few companies. This has increased demand for our services in this area. With health care cost increases averaging 10 percent over the past five to six years, U.S. employers must evaluate the benefits they offer and consider ways to enlist employees and service providers in containing costs. In the pension area, recent volatility in equities prices and record low interest rates have employers thinking about how retirement benefits should be structured and funded, and this creates opportunities for retirement and investment consulting. Increasingly, multinationals are taking a globally coordinated view of their retirement and other employee benefits. As the world's leading global human resource consulting firm, Mercer is positioned to help them manage their plans in a way that supports their business objectives.

                      NERA Economic Consulting is benefiting from robust demand
              across a number of service areas. Litigation and regulation in areas such as securities law and competition policy drive most of NERA's revenue growth, but business advice to corporations is increasingly important. Assistance to companies on complex transfer pricing issues is one successful new offering. NERA recently added offices in Japan and Western Europe to its existing locations in Australia, Spain, the United Kingdom, and the United States.

                      Mercer Management Consulting benefited from recovering
              demand for strategy and operations advice in North America. Financial services, aviation, and retail have been particular areas of demand.

                      Mercer Delta Organizational Consulting, which consults on
              the leadership of large-scale change, grew strongly in Europe and Canada. The Mercer Delta brand is getting to be known internationally. Companies increasingly understand and value the advantages of Mercer Delta's one-on-one and small team approaches for advising CEOs.


TELL US ABOUT MERCER'S RECENT ACQUISITIONS.

              Acquisitions have always played an important role in Mercer's growth strategy. We acquire companies to fill service area and geographic gaps, expand our practices, and strengthen our market position. We look for acquisition candidates that can link existing Mercer and MMC services in new and important ways. We aim to acquire outstanding businesses with outstanding people who share our vision and values.

                      Oliver, Wyman & Company is a case in point. We saw its
              analytical approach to risk management and strategy formulation in the financial services industry as a natural extension of the strategy and operations consulting provided by Mercer Management Consulting to financial companies. In forming Mercer Oliver Wyman, we combined these two businesses with another Mercer business unit that provides actuarial advice on insurance risks, thereby creating a firm qualified to advise the financial services industry on business strategy and risk management. There is a growing demand for more comprehensive and sophisticated risk management, stimulated in part by the Basel II regulatory change in banking and the similar Solvency II initiative in insurance. We see excellent opportunities for collaboration between Mercer Oliver Wyman and other business units of Mercer, and in partnership with Marsh on risk management.

                                  2003 REVENUE
                             BY CONSULTING PRACTICE
                                  $2.7 BILLION

                               [PIE CHART OMITTED]

                    Management & Organizational Change 17%
                    Health Care & Group Benefits       15%
                    Economic                            6%
                    Human Capital                      15%
                    Retirement Services                47%

                      Mercer made several European acquisitions to strengthen
              its retirement and group benefits businesses. Decisions by public accounting firms to divest businesses that created conflicts of interest for their audit services provided opportunities for us to acquire actuarial consulting units in Germany and Switzerland--important markets where seasoned actuarial consulting talent tends to be especially difficult to find. We also acquired Benefit Network, a leading provider of benefits-related brokerage, consulting, and administration in the Nordic region. Taken together, these acquisitions doubled our benefits consulting resources in central Europe, Norway, and Sweden.

                      The Synhrgy acquisition strengthened our human
              resource-related outsourcing business. We are committed to helping clients across a broad spectrum of their critical people-related business needs, from strategy-setting to implementation. As part of this commitment, benefits administration outsourcing has long been important to Mercer, mainly in the form of retirement plan administration. The Synhrgy acquisition allows us to expand our outsourcing offerings to other areas including health care, compensation/performance management, and human resource strategy. We see this as an important area of opportunity and growth.


WHAT OTHER INVESTMENTS IS MERCER MAKING IN SOURCES OF FUTURE GROWTH?

              Together, great people and leading-edge thinking are the lifeblood of consulting, and every year Mercer invests considerable resources to develop fresh insights on our clients' vital business issues. Sometimes this investment results in a book, as was the case twice in 2003.

                      One of these books, PLAY TO YOUR STRENGTHS, presents the
              ground-breaking human capital management techniques of the HR Strategy and Metrics practice of Mercer Human Resource Consulting. The entirely new, yet proven, approaches discussed in this book allow an enterprise to measure and manage the impact of its workforce practices on its business results and then to deploy the right mix of workforce practices to support its mission and strategy. Since the best mix of workforce practices for any given enterprise tends to be unlike any other company's, this type of analysis gives businesses an important tool for creating competitive advantage through their people.

                      Also in 2003, Mercer Management Consulting published HOW
              TO GROW WHEN MARKETS DON'T, its latest book in a series that began with GROW TO BE GREAT and THE PROFIT ZONE. The current book identifies strategies for building new sources of customer value by surrounding existing products with services derived from the "hidden assets" a company already possesses. These ideas are just some of the ways Mercer Management Consulting is helping its clients uncover sources of sustained value growth.

                      Mercer is leading a consortium of large U.S. employers to
              implement a program of health care purchasing for participating employers that we believe will yield significant reductions in cost inflation as well as improvements in quality of care and patient safety. Supported by consistent health care performance measures, this approach holds great promise for employers and health care consumers frustrated by spiraling costs and uncertain quality.

                      In the wake of increasing interest in how employee stock
              options and other compensation arrangements are accounted for, NERA has developed a new approach for valuing employee stock options that avoids several problems associated with generally accepted methods, including Black-Scholes. As a member of the Financial Accounting Standards Board's (FASB) Options Valuation Group, NERA is playing a critical role in determining how equity-based compensation will be valued by companies in the future. We expect consulting opportunities to arise from this work once the FASB releases its guidance on acceptable approaches.

                               [GRAPHIC OMITTED]

Page 19 Illustration: Painting: "L'homme a la Guitare" by Pablo Picasso, 1918. Hamburg Kunsthalle, Hamburg, Germany/Bridgeman Art Library
(c)2004 Estate of Pablo Picasso/Artists Rights Society (ARS), New York

                      We also invested in new consulting approaches that
              combine the experience and intellectual capital of two or more Mercer business units. One example is a sales force effectiveness offering that we are calling "Selling for Profit." Selling for Profit combines, at the client's option, the business design, customer science, and sales strategy capabilities of Mercer Management Consulting with the sales force performance measurement and rewards capabilities of Mercer Human Resource Consulting. Selling for Profit helps clients address the full range of issues connected with sales, from diagnosing the problems to winning the sales force over to the new strategy. Clients who have used this approach are seeing impressive results.


WHAT IS THE OUTLOOK FOR MERCER?

              The practice areas that did well in 2003 continue to see good opportunities, and economic indicators suggest a broad recovery has begun. Many clients, however, are taking a wait-and-see position and continue to hold the line on consulting spending. We will be managing our capacity and discretionary spending conservatively until we are confident that demand is on an upward trajectory.

                      Looking beyond the immediate future, Mercer is well
              positioned in an industry that has excellent growth prospects based on long-term economic, business, and demographic trends.

                               [GRAPHIC OMITTED]

Page 20 Illustration: Score: Beethoven.

                                  MMC WORLDWIDE


RISK AND INSURANCE SERVICES: MARSH INC. is the world leader in delivering risk and insurance services and solutions to clients. Global risk management, risk consulting, insurance broking, financial solutions, and insurance program management services are provided for businesses, public entities, associations, professional services organizations, and private clients under the MARSH name. Reinsurance broking, financial modeling services, and related advisory functions are conducted worldwide for insurance and reinsurance companies, principally under the GUY CARPENTER name. Underwriting management and wholesale broking services are performed for a wide range of clients.

              MMC CAPITAL is a global private equity firm with over $2 billion of committed capital under management. MMC Capital invests in industries where MMC possesses specialized knowledge and proprietary deal flow.


INVESTMENT MANAGEMENT: PUTNAM INVESTMENTS, one of the oldest and largest money management organizations in the United States, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages over 100 mutual funds, has about 500 institutional clients and more than 11 million individual shareholder accounts. It had $240 billion in assets under management at year-end 2003.


CONSULTING: MERCER INC., one of the world's largest consulting firms, provides services on issues that face the managements of enterprises in major global markets. The company operates as a family of specialist firms, each a leader in its field.

              MERCER HUMAN RESOURCE CONSULTING helps employers understand, develop, implement, and measure the effectiveness of their retirement, benefits, rewards, and other human resource programs with the goal of creating measurable business results through their people. MERCER INVESTMENT CONSULTING provides advice and solutions to institutional investors. MERCER MANAGEMENT CONSULTING helps leading enterprises develop, build, and operate strong businesses that deliver sustained shareholder value growth. MERCER OLIVER WYMAN is a leader in financial services strategy and risk management consulting. MERCER DELTA ORGANIZATIONAL CONSULTING works with CEOs, executive teams, and boards of directors on issues of leadership, organization, and change. NERA ECONOMIC CONSULTING advises corporations, law firms, courts and other government entities on the economics of competition, regulation, and finance. LIPPINCOTT MERCER helps clients create, develop, and manage their corporate identity and brands.

              The Mercer companies provide services on an individual basis to clients and, where it adds value, in combination with each other and with other MMC organizations.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   GENERAL
   Marsh & McLennan Companies, Inc. and Subsidiaries ("MMC") is a professional services firm. MMC subsidiaries include Marsh Inc. ("Marsh"), the world's leading risk and insurance services firm; Putnam Investments ("Putnam"), one of the largest investment management companies in the United States; and Mercer Inc. ("Mercer"), a major global provider of consulting services. Over 60,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

   MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on segment operating income, which is after deductions for directly related expenses and minority interest but before corporate expenses, charges related to September 11, 2001, and charges or credits related to integration and restructuring reserves. A reconciliation of segment operating income to total operating income is included in Note 16 to the Consolidated Financial Statements. The accounting policies of the segments are identical to those used for the consolidated financial statements. A complete description of each of MMC's business segments is included in Part 1, Item 1 in MMC's 2003 Annual Report on Form 10-K ("2003 10-K"). As discussed in Note 15 to the Consolidated Financial Statements, the results of operations for the year ended December 31, 2003 include adjustments for restitution and costs identified subsequent to the release of MMC's annual earnings, which decreased diluted earnings per share by $0.01 from the amount reported in Form 8-K.


   The consolidated results of operations follow:


--------------------------------------------------------------------------------
   (IN MILLIONS, EXCEPT PER SHARE FIGURES)     2003        2002          2001
--------------------------------------------------------------------------------
   REVENUE:
   Service Revenue                           $11,488      $10,373      $ 10,011
   Investment Income (Loss)                      100           67          (142)
-------------------------------------------------------------------------------
      Operating Revenue                       11,588       10,440         9,869
-------------------------------------------------------------------------------
   EXPENSE:
   Compensation and Benefits                   5,926        5,199         4,877
   Other Operating Expenses                    3,166        2,967         3,229
-------------------------------------------------------------------------------
      Operating Expenses                       9,092        8,166         8,106
--------------------------------------------------------------------------------
   OPERATING INCOME                          $ 2,496      $ 2,274      $  1,763
-------------------------------------------------------------------------------
   NET INCOME                                $ 1,540      $ 1,365      $    974
--------------------------------------------------------------------------------
   NET INCOME PER SHARE:
      BASIC                                  $  2.89      $  2.52      $   1.77
-------------------------------------------------------------------------------
      DILUTED                                $  2.81      $  2.45      $   1.70
--------------------------------------------------------------------------------
   AVERAGE NUMBER OF
      SHARES OUTSTANDING:
      BASIC                                      533          541           550
-------------------------------------------------------------------------------
      DILUTED                                    548          557           572
--------------------------------------------------------------------------------
   This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Information Concerning Forward-looking Statements" in MMC's 2003 10-K.

   Revenue, derived mainly from commissions and fees, increased 11% from 2002. Revenue increases in the risk and insurance services and consulting segments were partially offset by a revenue decline in the investment management segment. Investment impairment charges recorded in 2002, primarily in the investment management segment, result in a favorable variance for investment income in the current year compared to 2002. Revenue increased 6% on an underlying basis, which measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

   The impact of foreign currency translation, acquisitions and dispositions on MMC's operating revenues by segment in the year ended December 31, 2003, compared to the year ended December 31, 2002, is as follows:

===================================================================================================================================
                                                              Twelve Months Ended                 % Change
                                                                  December 31,             ----------------------       Currency/
                                                            -----------------------         GAAP       Underlying     Acquisitions
   (IN MILLIONS, EXCEPT PERCENTAGE FIGURES)                    2003           2002         Revenue       Basis(b)       Impact
-----------------------------------------------------------------------------------------------------------------------------------
   RISK AND INSURANCE SERVICES
   Risk Management and Insurance Broking                    $ 5,179         $ 4,411           17%           13%           4%
   Reinsurance Broking and Services                             775             632           23%           21%           2%
   Related Insurance Services(a)                                914             867            5%            5%          --
-----------------------------------------------------------------------------------------------------------------------------------
      Total Risk and Insurance Services                       6,868           5,910           16%           13%           3%
-----------------------------------------------------------------------------------------------------------------------------------
   INVESTMENT MANAGEMENT                                      2,001           2,166           (8)%          (8)%         --
-----------------------------------------------------------------------------------------------------------------------------------
   CONSULTING
   Retirement Services                                        1,208           1,115            8%            1%           7%
   Management and Organizational Change                         449             280           60%            3%          57%
   Health Care and Group Benefits                               388             358            9%            4%           5%
   Human Capital                                                379             340           11%            2%           9%
   Economic                                                     150             130           14%           12%           2%
-----------------------------------------------------------------------------------------------------------------------------------
                                                              2,574           2,223           16%            3%          13%
   Reimbursed Expenses                                          145             141            3%            3%          --
-----------------------------------------------------------------------------------------------------------------------------------
      Total Consulting                                        2,719           2,364           15%            3%          12%
   Total Operating Revenue                                  $11,588         $10,440           11%            6%           5%
===================================================================================================================================

(a) Includes U.S. affinity, claims management, underwriting management, and MMC Capital businesses.
(b) Underlying basis measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

   The 6% growth in underlying revenue over 2002 was primarily driven by higher renewal revenue and market service revenue and the impact of higher premiums in the risk and insurance services segment combined with growth in each of the practices of the consulting segment. Offsetting this growth was an 8% decrease in the investment management segment due to a decline in the amount of assets under management on which fees are earned and a decline in underwriting and distribution fees.


   Operating expenses increased 11% over 2002, 5% on an underlying basis. The increase in underlying expenses was driven by higher compensation and benefit costs in risk and insurance services as well as higher facility and insurance costs, partially offset by a decrease in amortization expense for prepaid dealer commissions.

   The impact of foreign currency translation, acquisitions and dispositions on MMC's operating revenues by segment in the year ended December 31, 2002, compared to the year ended December 31, 2001, is as follows:

===================================================================================================================================
                                                              Twelve Months Ended                 % Change
                                                                  December 31,             ----------------------       Currency/
                                                            -----------------------         GAAP       Underlying     Acquisitions
   (IN MILLIONS, EXCEPT PERCENTAGE FIGURES)                    2002           2001         Revenue       Basis(b)       Impact
-----------------------------------------------------------------------------------------------------------------------------------
   RISK AND INSURANCE SERVICES
   Risk Management and Insurance Broking                    $ 4,411         $3,829            15%           15%            --
   Reinsurance Broking and Services                             632            523            21%           20%            1%
   Related Insurance Services(a)                                867            800             8%            8%            --
-----------------------------------------------------------------------------------------------------------------------------------
      Total Risk and Insurance Services                       5,910          5,152            15%           15%            --
-----------------------------------------------------------------------------------------------------------------------------------
   INVESTMENT MANAGEMENT                                      2,166          2,409           (10)%         (10)%           --
-----------------------------------------------------------------------------------------------------------------------------------
   CONSULTING
   Retirement Services                                        1,115          1,022             9%            7%            2%
   Management and Organizational Change                         280            322           (13)%         (17)%           4%
   Health Care and Group Benefits                               358            343             4%            4%            --
   Human Capital                                                340            361            (6)%          (9)%           3%
   Economic                                                     130            112            16%           15%            1%
-----------------------------------------------------------------------------------------------------------------------------------
                                                              2,223          2,160             3%            1%            2%
   Reimbursed Expenses                                          141            148            (5)%          (5)%           --
-----------------------------------------------------------------------------------------------------------------------------------
      Total Consulting                                        2,364          2,308             2%           --             2%
-----------------------------------------------------------------------------------------------------------------------------------
   Total Operating Revenue                                  $10,440         $9,869             6%            5%            1%
===================================================================================================================================

(a) Includes U.S. affinity, claims management, underwriting management, and MMC Capital businesses.
(b) Underlying basis measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

   In 2002, operating revenue rose 6% resulting from a higher volume of business in the risk and insurance services segment, partially offset by a decline in revenue in the investment management segment due to lower assets under management on which fees are earned. In addition, an investment impairment charge recorded in 2001 related to Gruppo Bipop-Carire S.p.A. ("Bipop") resulted in a favorable variance for investment income in 2002 compared to 2001. Underlying revenue, which measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates, increased 5%. The risk and insurance services segment experienced underlying revenue growth of 15% primarily due to net new business and the effect of higher commercial insurance premiums, partially offset by lower fiduciary interest income. Underlying consulting revenue was flat as a higher volume of business in retirement services was offset by a decline in management consulting. Underlying revenue declined 10% in the investment management segment primarily due to a reduction in average assets under management, which declined 15% from 2001.

   Operating expenses increased 1% in 2002 compared to 2001, which included charges related to September 11 and amortization of goodwill. Underlying expense growth was flat between 2002 and 2001. Increased compensation and benefits costs in the risk and insurance services segment were offset by reduced incentive compensation and lower volume related expenses in the investment management segment.

   In 2001, MMC recorded pretax charges of $187 million, net of insurance recoveries, related to the events of September 11 and the subsequent impact on business conditions.

   RISK AND INSURANCE SERVICES
   The operations within this segment consist of risk and insurance services as broker, agent or consultant for insureds, insurance underwriters, and other brokers on a worldwide basis. These services are provided by Marsh, which delivers risk and insurance services and solutions to clients through its various subsidiaries and affiliates. Risk management, insurance broking, financial solutions, and insurance program management services are provided for businesses, public entities, associations, professional services organizations, and private clients under the Marsh name. Reinsurance broking, catastrophe and financial modeling services, and related advisory functions are conducted for insurance and reinsurance companies, principally under the Guy Carpenter name. Underwriting management and wholesale broking services are performed for a wide range of clients under various names. Claims and associated productivity services are provided by Sedgwick Claims Management Services. In addition, MMC Capital provides services principally in connection with originating, structuring and managing insurance, financial services, and other industry-focused investments.

   Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients; commissions and fees paid by insurance and reinsurance companies; compensation for billing and related services, in the form of interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds; and market service revenue from insurers. Revenue also includes compensation for services provided in connection with the organization, structuring and management of insurance, financial services, and other industry-focused investments, including fees and dividends, as well as appreciation or depreciation that has been recognized on holdings in such entities.

   Revenue generated by the risk and insurance services segment is fundamentally derived from the value of the services provided to clients and insurance markets. These revenues are affected by premium rate levels in the property and casualty and employee benefits insurance markets and available insurance capacity, since compensation is frequently related to the premiums paid by insureds. In many cases, compensation may be negotiated in advance based upon the estimated value of the services to be performed. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by the level of interest realized on the investment of fiduciary funds and foreign exchange rate fluctuations. Revenue and fees also may be received from originating, structuring and managing insurance, financial services and other industry-focused investments, as well as income derived from investments made by MMC. Market services revenue is derived from agreements that Marsh has with most of its principal insurance markets. Under these agreements, Marsh is paid for services provided to the markets including: access to a global distribution network that fosters revenue generation and operating efficiencies; intellectual capital in the form of new products, solutions, and general information on emerging developments in the insurance marketplace; the development and provision of technology systems and services that create efficiencies in doing business; and a wide range of administrative services. Payments under market service agreements are based upon such factors as the overall volume, growth, and in limited cases profitability, of the total business placed by Marsh with a given insurer.

   The results of operations for the risk and insurance services segment are presented below:

================================================================================
   (IN MILLIONS OF DOLLARS)                    2003          2002          2001
-------------------------------------------------------------------------------
   REVENUE                                   $6,868        $5,910        $5,152
   EXPENSE                                    5,117         4,420         4,013
-------------------------------------------------------------------------------
   OPERATING INCOME                          $1,751        $1,490        $1,139
================================================================================
   OPERATING INCOME MARGIN                     25.5%         25.2%         22.1%
================================================================================

   REVENUE
   Revenue for the risk and insurance services segment grew 16% in 2003 over 2002, 13% on an underlying basis, reflecting an increase in renewal business, higher market services revenues, and the effect of higher premiums. Fiduciary interest income in 2003 declined 3% compared to 2002. Demand for Marsh's services remains strong as clients face risks that have grown in number, complexity and severity. Although premium rates increased during 2003 in most casualty lines, the rate of premium increases moderated during the year and some property coverage rates showed declines. In 2003, the underlying revenue in risk management and insurance broking, which is approximately 75% of this segment's revenues, grew 13%. Within risk management and insurance broking, underlying revenue grew 15% in the United States, 10% in Europe, and 15% in other geographies. Reinsurance broking and services grew 21% on an underlying basis as the result of increased new business and renewals. Related insurance services grew 5% as increases in the underwriting management and claims management businesses were partially offset by a decrease in affinity business and lower investment income at MMC Capital.

   Revenue for the risk and insurance services segment grew 15% over 2001. Underlying revenue grew 15% primarily reflecting net new business and higher premiums, offset by lower fiduciary interest income. In 2002, underlying revenue grew 15% in risk management and insurance broking, which represents approximately three quarters of risk and insurance services segment revenue, 20% in reinsurance broking and services, and 8% in related insurance services. Within risk management and insurance broking, underlying revenue increased 17% in the United States, 15% in Europe, and 19% in other geographies resulting from net new business and the effect of higher premium rates, partially offset by lower fiduciary interest income. The underlying revenue growth in related insurance services resulted from increases in underwriting management and claims management and increased investment income at MMC Capital, partially offset by a decline in affinity business.


   EXPENSE
   In 2003, risk and insurance services expenses increased 16% over 2002, 11% on an underlying basis. Expense growth results primarily from higher compensation and benefit costs reflecting increased headcount and higher incentive compensation expenses, along with an increase in costs for facilities and insurance.

   In 2002, risk and insurance services expenses increased 10% over prior year. Underlying expenses increased 9% from 2001 primarily reflecting increased incentive compensation, higher benefit costs and increased costs due to a higher volume of business, partially offset by the elimination of goodwill amortization expense resulting from implementation of a new accounting standard.

   In 2001, compensation and benefit costs of $15 million related to employees who were unable to report to work or were involved directly in the recovery efforts from the September 11, 2001 attacks, were reported as charges related to September 11 and are not included in the segment's operating expenses.

   INVESTMENT MANAGEMENT
   The operations within the investment management segment consist of services primarily under the Putnam name. The services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided on a separately managed or commingled basis to individuals, corporate profit-sharing and pension funds, state and other governmental and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.), and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. In addition, Putnam provides administrative and trustee (or custodial) services including participant accounting, plan administration, and transfer agent services for employee benefit plans (in particular defined contribution 401(k) plans), IRAs and other clients for which it receives compensation pursuant to service and trust or custodian contracts with plan sponsors and the Putnam Funds. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Shares of open-end funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the individual fund and the amount and class of shares purchased. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds can be recovered through charges and fees received over a number of years.

   Putnam's revenue is derived primarily from investment management and 12b-1 fees received from the Putnam Funds and investment management fees for institutional accounts. The investment management services provided by Putnam are performed pursuant to advisory contracts. The amount of the fees varies depending on the individual mutual fund or account and is usually based upon a sliding scale in relation to the level of assets under management and, in certain instances, is also based on investment performance. The management of Putnam and the trustees of the Putnam Funds regularly review the fund fee structure in light of fund performance, the level and range of services provided, industry conditions, and other relevant factors. Contracts with the Putnam Funds continue in effect only so long as approved, at least annually, by their shareholders or by the Putnam Funds' trustees. A reduction in management fees payable under these contracts and/or the termination of one or more of these contracts, or other advisory contracts, could have a material adverse effect on Putnam's results of operations. Putnam also receives compensation for providing certain shareholder and custody services.

   Putnam has a minority interest in Thomas H. Lee Partners ("THL"), a private equity investment firm. In addition, Putnam and THL formed a joint venture entity, TH Lee, Putnam Capital ("THLPC") of which Putnam owns 25%. THL and THLPC offer private equity and alternative investment funds for institutional and high net worth investors.

   The results of operations for the investment management segment are presented below:

================================================================================
   (IN MILLIONS OF DOLLARS)                    2003          2002          2001
-------------------------------------------------------------------------------
   REVENUE                                   $2,001        $2,166        $2,409
   EXPENSE                                    1,504         1,606         1,825
-------------------------------------------------------------------------------
   OPERATING INCOME                          $  497        $  560        $  584
-------------------------------------------------------------------------------
   OPERATING INCOME MARGIN                     24.8%         25.9%         24.2%
================================================================================

   REVENUE
   Putnam's revenue decreased 8% in 2003, which reflects the effect of decreased assets under management and a decline in underwriting and distribution fees partially offset by higher investment income driven by investment gains from trading securities in 2003 and a favorable comparison to 2002, which included a charge for the decline in value of an available for sale security. Assets under management averaged $258 billion in the year ended December 31, 2003, an 8% decrease from the $279 billion managed during the year ended December 31, 2002. Assets under management aggregated $240 billion at December 31, 2003 compared with $251 billion at December 31, 2002. The change from December 31, 2002 results primarily from net redemptions of $60.7 billion partially offset by an increase in equity market levels. The majority of the net redemptions occurred in the fourth quarter in reaction to the administrative proceedings by the Securities and Exchange Commission ("SEC") and other regulatory bodies. Putnam's future revenue and results of operations may be adversely affected by continued net redemptions and by the impact on revenue of limits on fund expense ratios and on front end sales charges announced by Putnam in late January 2004. Assets under management at February 29, 2004 were $233 billion.

   In 2002, Putnam's revenue decreased 10% compared with prior year. The revenue decrease resulted primarily from a decrease in assets under management, partially offset by a contractual payment from Putnam's Italian joint venture partner and a reduction of investment impairment charges. Assets under management averaged $279 billion in 2002, a 15% decrease compared with $328 billion managed in 2001. Assets under management aggregated $251 billion at December 31, 2002 compared with $315 billion at December 31, 2001. The decline in assets under management during 2002 resulted from market declines as well as net redemptions of $10.3 billion, which includes reinvested dividends.

   EXPENSE
   In 2003, Putnam's expenses declined 6% compared to 2002 primarily due to lower amortization expense for prepaid dealer commissions and lower impairment charges related to intangible assets. These reductions are partially offset by net costs of approximately $24 million related to the investigation of market timing in certain Putnam funds, including compliance, legal, and communication expenses as well as estimated potential restitution to the Putnam funds. Putnam's partial settlement with the SEC includes civil penalties not yet determined, and therefore, no provision has been made. Putnam's future expenses may be impacted by the reduction in use of fund brokerage commissions to pay for third party investment research and services, and the elimination of direct fund brokerage commissions to brokerage firms for the sale of Putnam funds.

   Putnam's expenses declined 12% in 2002 primarily due to lower incentive compensation, partially offset by the write-down of certain assets from Putnam's acquisition of a minority interest in Thomas H. Lee Partners, L.P. ("TH Lee"), a private equity business. TH Lee is the general partner of Thomas H. Lee Private Equity Fund IV, L.P. ("Fund IV"). In 2002, Putnam determined that the acquired performance fee assets related to Fund IV may not be fully recoverable based on expected cash flows from Fund IV. The net impact of the write-down on Putnam's expenses was $32 million.

   In 2001, compensation and benefit costs of $6 million related to recovery efforts were recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

   Year-end and average assets under management are presented below:

================================================================================
   (IN BILLIONS OF DOLLARS)                         2003        2002        2001
--------------------------------------------------------------------------------
   MUTUAL FUNDS:
   Growth Equity                                    $ 46        $ 45        $ 77
   Blend Equity                                       32          33          45
   Value Equity                                       43          40          54
   Fixed Income                                       42          46          43
--------------------------------------------------------------------------------
                                                     163         164         219
--------------------------------------------------------------------------------
   INSTITUTIONAL:
   Equity                                             51          66          79
   Fixed Income                                       26          21          17
--------------------------------------------------------------------------------
                                                      77          87          96
--------------------------------------------------------------------------------
   YEAR-END ASSETS                                  $240        $251        $315
--------------------------------------------------------------------------------
   YEAR-END ASSETS FROM
   NON-U.S. INVESTORS                               $ 39        $ 33        $ 30
================================================================================
   AVERAGE ASSETS                                   $258        $279        $328
================================================================================

   The categories of mutual fund assets reflect style designations aligned with each fund's prospectus.

   The assets under management and revenue levels are particularly affected by fluctuations in domestic and international stock and bond market prices, the composition of assets under management, and by the level of investments and withdrawals for current and new fund shareholders and clients. U.S. equity markets rose in 2003 after three consecutive years of declines. Assets under management have also been, and may in the future continue to be, adversely affected by increased redemptions in response to the administrative proceedings by the SEC and other regulatory bodies. Items affecting revenue also include, but are not limited to, actual and relative investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions, changes in the investment patterns of clients, and the ability to maintain investment management and administrative fees at historical levels. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in bond and stock market valuations and net flows into or out of Putnam's funds.

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

   At the end of 2003, assets held in equity securities represented 72% of assets under management, compared with 73% in 2002 and 81% in 2001, while investments in fixed income products represented 28%, compared with 27% in 2002 and 19% in 2001.

   CONSULTING
   Through Mercer, the operations within this segment provide consulting and related services from locations around the world, primarily to business organizations, in the areas of:

      Retirement Services including retirement consulting, administration, and investment consulting;
      Health Care & Group Benefits consulting;
      Human Capital consulting including performance, measurement and rewards, communication and HR Technology & Operations consulting;
      Management and Organizational Change consulting comprising strategy, operations, organizational change, leadership and organizational design; and
      Economic consulting.

   The major component of Mercer revenue is fees paid by clients for advice and services. In addition, commission revenue is received from insurance companies for the placement of individual and group insurance contracts, primarily life, health and accident coverages. The investment consulting practice receives compensation based on fees for service and sometimes is compensated based on assets under management. A relatively small amount of revenue is derived from brokerage commissions in connection with a registered securities broker/dealer.

   Revenue in the consulting business is affected by, among other things, economic conditions around the world, including changes in clients' industries and markets. Furthermore, revenue is subject to the introduction of new products and services, broad trends in employee demographics, the effect of government policies and regulations, market valuations, and interest and foreign exchange rate fluctuations.

   The results of operations for the consulting segment are presented below:


================================================================================
   (IN MILLIONS OF DOLLARS)                    2003          2002          2001
-------------------------------------------------------------------------------
   REVENUE                                   $2,719        $2,364        $2,308
   EXPENSE                                    2,356         2,038         1,995
-------------------------------------------------------------------------------
   OPERATING INCOME                          $  363        $  326        $  313
================================================================================
   OPERATING INCOME MARGIN                     13.4%         13.8%         13.6%
================================================================================

   REVENUE
   Consulting revenue increased 15% over 2002 primarily due to the impact of foreign exchange and acquisitions. Acquisitions included Oliver, Wyman & Company ("OWC"), which was successfully integrated with Mercer Management consulting, as well as several smaller acquisitions in Mercer's retirement and benefits consulting businesses. On an underlying basis, Mercer's revenue increased 3%, with all practices reporting underlying revenue growth. Economic Consulting underlying revenue increased by 12%. In Mercer's largest practice, Retirement Services, underlying revenue increased modestly, while other practices had growth between 2% and 4% in a difficult operating environment.

   Consulting services revenue increased 2% in 2002 compared to 2001. Underlying consulting revenue was essentially flat between 2001 and 2002. Underlying revenue from retirement services, Mercer's largest practice, grew by 7% over 2001 primarily due to an increased provision of advice on retirement issues and greater interest by clients in managing retirement programs on a global basis. Underlying revenue also grew 4% in Health Care and Group Benefits consulting, and 15% in Economic consulting. These increases were offset by decreases of 17% in Management consulting and 9% in Human Capital consulting.

   EXPENSE
   Consulting services expenses increased 16% in 2003 compared to 2002 primarily due to the impact of foreign exchange, costs related to increased headcount resulting from acquisitions, and increased amortization expense for acquired intangible assets. As described in Note 4 to the Consolidated Financial Statements, a portion of the OWC purchase consideration is contingent upon future employment. This amount has been accounted for as prepaid compensation and is being recognized as compensation expense over four years. Consulting services expenses increased 3% on an underlying basis, primarily reflecting higher facilities and insurance costs.

   Consulting services expenses increased 2% in 2002 primarily due to increased compensation costs.

   In 2001, compensation and benefit costs of $3 million related to the recovery efforts were recorded as part of the charges related to September 11 and are not included in the segment's operating expenses.

   CORPORATE EXPENSES
   Corporate expenses increased to $140 million in 2003 from $123 million in 2002 due to increased compensation costs, an increase in headcount, and increased costs for facilities and insurance. Corporate expenses increased in 2002 to $123 million from $116 million in 2001. The increase in 2002 was due to increased compensation costs and an increase in headcount.

   INTEGRATION AND RESTRUCTURING CHARGES AND CREDITS AND CHARGES RELATED
   TO SEPTEMBER 11
   Note 12 to the Consolidated Financial Statements discusses integration and restructuring costs related to MMC's acquisition of Sedgwick in 1998 as well as a restructuring in 2001. During 2003, MMC recorded the following charges and credits related to changes in the estimated costs of integration and restructuring plans: A credit of $2 million for a reduction in the estimated cost of the 1999 MMC plan related to the Sedgwick acquisition; a charge of $1 million for increased costs for vacated leased properties related to the 2001 plan; and a charge of $1 million related to vacated leased properties acquired as part of the Johnson & Higgins ("J&H") acquisition. The impact of the net charges and credits to integration and restructuring reserves had no impact on MMC's earnings per share in 2003. MMC also recorded a credit of $5 million for the reversal of an accrual for stock units related to the Sedgwick acquisition which is included in the results of risk and insurance services.

   In 2001, as a result of the events of September 11 and the subsequent business environment, MMC recorded pretax charges totaling $187 million. MMC also recorded a credit of $13 million attributable to changes in estimates in connection with integration and restructuring plans provided for in prior years. Changes in estimated costs resulted in a reversal of reserves of $5 million for employee termination costs and $2 million related to office consolidations associated with the Sedgwick transaction and a $6 million reversal of reserves related to office consolidation costs associated with the J&H combination.

   The combined impact of the charges related to September 11 and the credit related to the integration and restructuring plans, which reduced diluted net income per share by $.19 for the year ended December 31, 2001, is not included in segment operating results.

   INTEREST
   Interest income earned on corporate funds was $24 million in 2003 compared to $19 million in 2002. Interest expense increased from $160 million in 2002 to $185 million in 2003. The increase in interest income was due to a higher level of invested balances during 2003, partially offset by a decline in the average interest rate earned. The increase in interest expense is primarily due to an increase in the average interest rates on outstanding debt. The increase in the average interest rate results from the conversion of a significant portion of the company's debt from floating to fixed rates, as discussed in more detail under the Financing Cash Flows section of this MD&A.

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

   INCOME TAXES
   MMC's consolidated effective tax rate was 33% in 2003, a decrease from the rate of 35% in 2002. The decrease in the rate was due to the change in the geographic mix of MMC's businesses and tax planning with respect to international operations. In 2001, the effective tax rate was 37.7%. The decrease in the effective rate in 2002 compared to 2001 results from a combination of the change in accounting for goodwill and the geographic mix of MMC's businesses.

   LIQUIDITY AND CAPITAL RESOURCES
   MMC anticipates that funds generated from operations will be sufficient to meet its foreseeable working capital needs as well as to fund dividends and capital expenditures. MMC's ability to generate cash flow from operations is subject to the business risks inherent in each operating segment. These risks are discussed in the operating segment sections of this MD&A and the business section of Part I of Form 10-K. MMC continually monitors its expected and actual cash flows to determine the most advantageous use of its near term cash flows among alternatives including dividends, investments, acquisitions, funding alternatives for its pension plans, and share repurchases.

   OPERATING CASH FLOWS
   MMC generated $1.9 billion of cash from operations in 2003 compared with $1.3 billion in 2002. MMC's operating cash flows are impacted by the timing of payments or receipts of such items as accounts receivable, incentive compensation, other operating expenses, and income taxes. Cash flow from operations includes the impact of contributions to retirement plans of $387 million and $460 million in 2003 and 2002, respectively, which include discretionary contributions beyond MMC's legal requirements of approximately $300 million and $350 million in the respective years. Factors that may impact future pension expense or contributions are discussed below. In 2003, MMC's tax payments decreased compared to 2002. MMC's estimated tax payments related to the third quarter of 2001 were paid in the first quarter of 2002 due to the events of September 11, 2001 and the government's subsequent directives. In addition, tax payments in 2003 reflect a refund of overpayments of the prior year's taxes. The increase in Other liabilities reflects the deferred purchase consideration related to the OWC acquisition as well as reserves for claim payments related to errors and omissions claims. The increase in Other assets primarily reflects expected insurance recoveries on errors and omissions claims. MMC's cash flow from operations also includes the impact of net rental payments under operating leases of $469 million and $397 million in 2003 and 2002, respectively. MMC's commitment for future payments under operating leases is disclosed in Note 9 to the Consolidated Financial Statements.


   As a result of the events of September 11, 2001 and the subsequent business environment, MMC recorded pretax charges in 2001 totaling $187 million. The net charges included asset impairments of approximately $32 million and restructuring costs of $61 million. The impact of the events of September 11 on MMC's cash flow after the effect of insurance recoveries and tax benefits was not significant.

   During 2003, MMC contributed approximately $21 million to the U.S. pension plans and $366 million to the significant non-U.S. pension plans, compared with $144 million for U.S. plans and $316 million for significant non-U.S. plans in 2002. These contributions resulted in an increase in prepaid pension expense for certain plans. The minimum pension liability related to any plan is recorded in Other liabilities in the Consolidated Balance Sheets.

   During 2003, the net funded status of the U.S. and significant non-U.S. pension plans increased by $120 million and $10 million, respectively, due primarily to positive returns on plan assets. Benefit obligations of the U.S. and significant non-U.S. pension plans exceeded the fair value of plan assets by $144 million and $732 million, respectively, at December 31, 2003. The funded status at December 31, 2003 includes the effects of contributions made during the year. There currently is no ERISA funding requirement for the U.S. plan in 2003 or in 2004. Funding requirements for non-U.S. plans vary country by country. Contribution rates are determined by the local foreign actuaries based on local funding practices and requirements. Funding amounts may be influenced by future asset performance, discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not required under regulatory requirements, may be affected by alternative uses of MMC's cash flows, including dividends, investments, and share repurchases.

   FINANCING CASH FLOWS
   Net cash used for financing activities amounted to $1.3 billion in 2003, compared with $1.0 billion in 2002. The primary use of cash for financing activities in 2003 was for net share repurchases and the payment of dividends to shareholders.

   In 2003, MMC repurchased shares of its common stock for treasury as well as to meet requirements for issuance of shares for its various stock compensation and benefit programs. During 2003, MMC repurchased 26.1 million shares for total consideration of $1.2 billion, compared with 24.2 million shares for total consideration of $1.2 billion in 2002. Share repurchases are recorded on a trade date basis. MMC currently plans to continue to repurchase shares in 2004, subject to market conditions.

   Dividends paid by MMC amounted to $631 million in 2003 ($1.18 per share) and $593 million in 2002 ($1.09 per share).

   MMC's debt outstanding at December 31, 2003 remained essentially unchanged from the prior year end at $3.4 billion. Over the past two years, MMC has extended the maturity of over half of its debt, increasing its liquidity and financial flexibility. During July 2003, MMC issued $300 million of 5.875% Senior Notes due in 2033. In February 2003, MMC issued $250 million of 3.625% Senior Notes due in 2008 and $250 million of 4.85% Senior Notes due in 2013 (collectively, the "2003 Notes"). The net proceeds from the 2003 Notes were used to pay down commercial paper borrowings.

   MMC uses commercial paper borrowing to manage its short-term liquidity. MMC currently maintains revolving credit facilities in excess of $2.4 billion to ensure liquidity is maintained in the event of disruptions in the commercial paper markets. At December 31, 2003 commercial paper outstanding was approximately $440 million, a decrease of approximately $800 million from December 31, 2002, resulting primarily from the issuance of long-term debt discussed above. At December 31, 2003, scheduled debt repayments of $600 million due in June 2004, and at December 31, 2002 commercial paper borrowings of $750 million, were classified as Long-term debt in the Consolidated Balance Sheets based on MMC's intent and ability to refinance these obligations on a long-term basis.

   In June 2003, MMC arranged a $1.4 billion revolving credit facility. The facility, which will expire in June 2004, amends a similar facility that expired in 2003. In addition, MMC maintains a $1.0 billion revolving credit facility established in June 2002 which expires in June 2007. Borrowings under these noncancellable facilities are at market rates of interest and support MMC's commercial paper borrowings. No amounts were outstanding under these facilities as of December 31, 2003.

   MMC also maintains other credit facilities with various banks, primarily related to operations located outside the United States, aggregating $209 million at December 31, 2003 and $274 million at December 31, 2002. There were no amounts outstanding under these facilities at December 31, 2003.

   MMC's revolving credit and other debt agreements contain covenants which include, in some cases, restrictions on consolidations or mergers, the sale or pledging of assets, and minimum net worth requirements. MMC must maintain a consolidated net worth of at least $3.5 billion under the most restrictive of its net worth covenants.

   In January 2003, MMC terminated and settled interest rate swaps that had hedged the fair value of Senior Notes issued in 2002. The cumulative amount of previously recognized adjustments of the fair value of the hedged notes is being amortized over the remaining life of those notes in accordance with SFAS No. 133. As a result, the effective interest rate over the remaining life of the notes, including the amortization of the fair value adjustments, is 4.0% for the $500 million Senior Notes due in 2007 (5.375% coupon rate) and 5.1% for the $250 million Senior Notes due in 2012 (6.25% coupon rate).

   INVESTING CASH FLOWS
   Cash used for investing activities amounted to $470 million in 2003 and $330 million in 2002. Cash used for acquisitions amounted to $178 million in 2003, primarily related to the acquisition of OWC and several smaller consulting businesses designed to broaden MMC's global retirement and benefits consulting services. Cash used for acquisitions in 2002 totaled $92 million, primarily related to several consulting businesses. MMC's additions to fixed assets and capitalized software, which amounted to $436 million in 2003 and $423 million in 2002, primarily related to leasehold improvements, computer equipment purchases, and software development costs.

   MMC has committed to potential future investments of approximately $625 million in connection with various MMC Capital funds and other MMC investments. Approximately $32 million was invested in 2003 and approximately $40 million was invested in 2002. MMC expects to fund its future investment commitments, in part, with sales proceeds from existing investments.

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

   MMC had the following investments and debt instruments subject to variable interest rates:

================================================================================
   Year Ended December 31,
   (IN MILLIONS OF DOLLARS)                                                 2003
--------------------------------------------------------------------------------
   Cash and cash equivalents invested in certificates of
      deposit and time deposits (Note 1)                                  $  564
   Fiduciary cash and investments (Note 1)                                $4,086
   Variable rate debt outstanding (Note 10)                               $  440
================================================================================

   These investments and debt instruments are discussed more fully in the above-indicated notes to the Consolidated Financial Statements.

   Based on the above balances, if short-term interest rates increase by 10%, or 11 basis points, annual interest income would increase by approximately $5 million; however, this would be partially offset by a $1 million increase in interest expense resulting in a net increase to income before income taxes and minority interest of $4 million.

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

   EQUITY PRICE RISK
   MMC holds investments in both public and private companies as well as certain private equity funds managed by MMC Capital, including Trident II. Publicly traded investments of $473 million are classified as available for sale under SFAS No. 115. Non-publicly traded investments of $100 million and $381 million are accounted for under APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock", using the cost method and the equity method, respectively. Changes in value of trading securities are recognized in income when they occur. The investments that are classified as available for sale or that are not publicly traded are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

   MMC Capital has both direct and indirect investments in AXIS Capital Holdings Ltd. ("AXIS"), a Bermuda-domiciled insurance company. AXIS had an initial capitalization of $1.6 billion, which included a $250 million investment by Trident II and a $100 million direct investment by MMC. AXIS completed an initial public offering on July 1, 2003. The sale of AXIS shares held by MMC and by Trident II is temporarily restricted by standard lock-up agreements and may be restricted by rule 144 of the SEC. As MMC's directly held shares are no longer subject to restrictions (as defined by SFAS No. 115), MMC will classify the investment as an available for sale security, carried at fair value, with changes in fair value recorded in other comprehensive income until realized. The shares subject to restrictions are carried at cost. At December 31, 2003, approximately 63% of MMC's direct investment was considered unrestricted under SFAS No. 115. Trident II's investments are carried at fair value, in accordance with investment company accounting. MMC's proportionate share of the change in value of its investment in Trident II is recorded as part of Investment income (loss) in the Consolidated Income Statements. Future changes in the fair value of Trident II, which includes an investment in AXIS, may result in quarterly fluctuations in MMC's investment income or loss.

   In 2001, MMC entered into a series of option contracts to hedge the variability of cash flows from forecasted sales of certain available for sale investments. The remaining sales are forecasted to occur over the next four quarters. The hedge is achieved through the use of European style put and call options, which mature on the dates of the forecasted sales. Gains or losses on the option contracts are deferred in other comprehensive loss until the related forecasted sales occur. At December 31, 2003, the net increase in fair value of the option contracts of $2 million was recorded as an asset and a reduction of Accumulated other comprehensive loss in the Consolidated Balance Sheets.

   OTHER
   As further discussed in Note 15 to the Consolidated Financial Statements and in Form 10-K, administrative proceedings and a number of lawsuits have commenced against Putnam and MMC. They seek, among other things, that Putnam pay restitution to the Putnam funds and administrative fines in an undetermined amount. In the fourth quarter of 2003, Putnam recorded net costs of $24 million related to these proceedings, which include estimated potential restitution to the Putnam funds as well as compliance, legal, and communication expense. Putnam's partial settlement with the SEC includes civil penalties not yet determined; therefore, no provision has been made for such penalties. At the present time, MMC's management is unable to estimate the impact that the outcome of these litigations may have on MMC's consolidated results of operations, financial position or cash flows.

   In addition to the direct costs discussed in the preceding paragraph, the level of assets under management may also be adversely affected by increased redemptions in response to these proceedings, which may result in reduced revenue levels in the future.

   The insurance coverage for potential liability, resulting from alleged errors and omissions in the professional services provided by MMC, includes elements of both risk retention and risk transfer. MMC believes it has adequately reserved for the self-insurance portion of the contingencies. Payments related to the respective self-insured layers are made as legal fees are incurred and claims are resolved and generally extend over a considerable number of years. The amounts paid in that regard vary in relation to the severity of the claims and the number of claims active in any particular year. The long-term portion of this liability is included in Other liabilities in the Consolidated Balance Sheets.

   Although the ultimate outcome of matters related to alleged errors and omissions cannot be ascertained and liabilities in indeterminate amounts may be imposed on MMC and its subsidiaries, on the basis of present information, it is the opinion of MMC's management that the disposition or ultimate determination of such claims, lawsuits or proceedings should not have a material adverse effect on MMC's consolidated financial position or cash flows, but may be material to MMC's operating results in any particular period.

   MANAGEMENT'S DISCUSSION OF CRITICAL
   ACCOUNTING POLICIES
   The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding MMC's financial statements because their application places the most significant demands on management's judgment, and estimation about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.

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

   The determination of net periodic pension cost is based on a number of actuarial assumptions, including an expected long-term rate of return on plan assets, the discount rate and assumed rate of salary increase. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 7 to the Consolidated Financial Statements. MMC believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate actuarial assumptions at least annually and adjust as appropriate. Pension expense in 2003 increased by $17 million compared with 2002. Based on its current assumptions, MMC expects pension expense to increase by approximately $70 million in 2004 and currently expects to contribute approximately $180 million to the plans during the year.

   Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions, and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which comprise approximately 90% of total pension plan liabilities, as follows:

================================================================================
                                   0.5 Percentage          0.5 Percentage
                                   Point Increase          Point Decrease
                                   ---------------------------------------------
   (IN MILLIONS OF DOLLARS)        U.S.         U.K.       U.S.       U.K.
--------------------------------------------------------------------------------
   Assumed Rate of Return          $(13)       $(16)       $13        $16
   Discount Rate                   $ (7)       $(18)       $17        $38
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

   INCOME TAXES
   MMC records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts recorded in the Consolidated Balance Sheets, as well as operating losses and tax credit carryforwards. MMC bases its estimate of deferred tax assets and liabilities on current laws and rates and in certain cases, business plans and other expectations about future outcomes. Changes in existing tax laws and rates and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.

   INVESTMENT VALUATION
   MMC holds investments in both public and private companies, as well as certain private equity funds managed by MMC Capital. The majority of these investments are accounted for as available for sale securities under SFAS No.
   115. Where applicable, certain investments are accounted for under APB Opinion No. 18. MMC periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. MMC bases its review on the facts and circumstances as they relate to each investment. Factors considered in determining the fair value of private equity investments include: implied valuation of recently completed financing rounds that included sophisticated outside investors; performance multiples of comparable public companies; restrictions on the sale or disposal of the investments; trading characteristics of the securities; and the relative size of MMC's holdings in comparison to other private investors and the public market float. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, or formal restrictions limit the sale of securities, significant management judgment is required to determine the appropriate value of MMC's investments.

   PREPAID DEALER COMMISSIONS
   Sales commissions paid by MMC to selling brokers at the time of sale of back-end load mutual funds (Class B shares) are capitalized and amortized over the period that the shareholder is subject to contingent deferred sales charge (typically over six years). Distribution fees (12b-1) and contingent deferred sales charges are recorded as revenue as earned. Should MMC lose its ability to recover prepaid dealer commissions through distribution fees and contingent deferred sales charges, the value of the prepaid dealer commission asset would immediately decline. MMC periodically reviews the expected undiscounted cash flows against the carrying value of the prepaid dealer commission balance. If the cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to fair value. No such impairments were recorded in the periods presented and none are expected in 2004.

   NEW ACCOUNTING PRONOUNCEMENTS
   New accounting pronouncements are discussed in Note 1 to the Consolidated Financial Statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME

====================================================================================================================================
   For the Years Ended December 31,
   (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                                  2003                2002                2001
-----------------------------------------------------------------------------------------------------------------------------------
   Revenue:
         Service revenue                                                           $ 11,488            $ 10,373            $ 10,011
         Investment income (loss)                                                       100                  67                (142)
-----------------------------------------------------------------------------------------------------------------------------------
               Operating revenue                                                     11,588              10,440               9,869
-----------------------------------------------------------------------------------------------------------------------------------
   Expense:
         Compensation and benefits                                                    5,926               5,199               4,877
         Other operating expenses                                                     3,166               2,967               3,229
-----------------------------------------------------------------------------------------------------------------------------------
               Operating expenses                                                     9,092               8,166               8,106
-----------------------------------------------------------------------------------------------------------------------------------
   Operating income                                                                   2,496               2,274               1,763
   Interest income                                                                       24                  19                  23
   Interest expense                                                                    (185)               (160)               (196)
-----------------------------------------------------------------------------------------------------------------------------------
   Income before income taxes and minority interest                                   2,335               2,133               1,590
   Income taxes                                                                         770                 747                 599
   Minority interest, net of tax                                                         25                  21                  17
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                      $  1,540            $  1,365            $    974
====================================================================================================================================
   Basic net income per share                                                      $   2.89            $   2.52            $   1.77
====================================================================================================================================
   Diluted net income per share                                                    $   2.81            $   2.45            $   1.70
====================================================================================================================================
   Average number of shares outstanding--Basic                                          533                 541                 550
====================================================================================================================================
   Average number of shares outstanding--Diluted                                        548                 557                 572
====================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS

===================================================================================================================================
   December 31,
   (IN MILLIONS OF DOLLARS)                                                                                      2003          2002
-----------------------------------------------------------------------------------------------------------------------------------
   ASSETS
   Current assets:
         Cash and cash equivalents                                                                           $    665      $    546
-----------------------------------------------------------------------------------------------------------------------------------
         Receivables
               Commissions and fees                                                                             2,388         2,178
               Advanced premiums and claims                                                                        89           119
               Other                                                                                              342           305
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                2,819         2,602
               Less--allowance for doubtful accounts and cancellations                                           (116)         (124)
-----------------------------------------------------------------------------------------------------------------------------------
               Net receivables                                                                                  2,703         2,478
         Prepaid dealer commissions--current portion                                                              150           226
         Other current assets                                                                                     383           414
-----------------------------------------------------------------------------------------------------------------------------------
               Total current assets                                                                             3,901         3,664

   Goodwill and intangible assets                                                                               5,797         5,404
   Fixed assets, net                                                                                            1,389         1,308
   Long-term investments                                                                                          648           578
   Prepaid dealer commissions                                                                                     114           292
   Prepaid pension                                                                                              1,199         1,071
   Other assets                                                                                                 2,005         1,538
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             $ 15,053      $ 13,855
===================================================================================================================================
   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
         Short-term debt                                                                                     $    447      $    543
         Accounts payable and accrued liabilities                                                               1,511         1,406
         Accrued compensation and employee benefits                                                             1,693         1,568
         Accrued income taxes                                                                                     272           194
         Dividends payable                                                                                        166           152
-----------------------------------------------------------------------------------------------------------------------------------
               Total current liabilities                                                                        4,089         3,863
-----------------------------------------------------------------------------------------------------------------------------------
   Fiduciary liabilities                                                                                        4,228         4,010
   Less--cash and investments held in a fiduciary capacity                                                     (4,228)       (4,010)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   --            --
   Long-term debt                                                                                               2,910         2,891
-----------------------------------------------------------------------------------------------------------------------------------
   Other liabilities                                                                                            2,603         2,083
-----------------------------------------------------------------------------------------------------------------------------------
   Commitments and contingencies
-----------------------------------------------------------------------------------------------------------------------------------
   Stockholders' equity:
         Preferred stock, $1 par value, authorized 6,000,000 shares, none issued                                   --            --
         Common stock, $1 par value, authorized 1,600,000,000 shares,
               issued 560,641,640 shares in 2003 and 2002                                                         561           561
         Additional paid-in capital                                                                             1,301         1,426
         Retained earnings                                                                                      5,386         4,490
         Accumulated other comprehensive loss                                                                    (279)         (452)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                6,969         6,025
         Less--treasury shares at cost, 33,905,497 shares in 2003 and 22,441,817 shares in 2002                (1,518)       (1,007)
-----------------------------------------------------------------------------------------------------------------------------------
                Total stockholders' equity                                                                      5,451         5,018
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             $ 15,053      $ 13,855
===================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

===================================================================================================================================
   For the Years Ended December 31,
   (IN MILLIONS OF DOLLARS)                                                                          2003         2002         2001
-----------------------------------------------------------------------------------------------------------------------------------
   Operating cash flows:
         Net income                                                                               $ 1,540      $ 1,365      $   974
         Adjustments to reconcile net income to cash generated from operations:
               Depreciation of fixed assets and capitalized software                                  349          324          325
               Amortization of intangible assets                                                       42           35          195
               Provision for deferred income taxes                                                     90          176          (67)
               (Gains) losses on investments                                                         (100)         (67)         142
         Changes in assets and liabilities:
               Net receivables                                                                       (199)         215          122
               Prepaid dealer commissions                                                             254          317          289
               Other current assets                                                                  (110)         (96)           9
               Other assets                                                                          (467)        (554)        (283)
               Accounts payable and accrued liabilities                                                23          135         (190)
               Accrued compensation and employee benefits                                             125            4         (199)
               Accrued income taxes                                                                    85         (445)         394
               Other liabilities                                                                      135         (123)        (248)
               Effect of exchange rate changes                                                        100           51           (3)
-----------------------------------------------------------------------------------------------------------------------------------
               Net cash generated from operations                                                   1,867        1,337        1,460
-----------------------------------------------------------------------------------------------------------------------------------
   Financing cash flows:
         Net (decrease) increase in commercial paper                                                 (817)        (484)         410
         Proceeds from issuance of debt                                                               800          791           23
         Other repayments of debt                                                                     (55)         (25)         (26)
         Purchase of treasury shares                                                               (1,195)      (1,184)        (763)
         Issuance of common stock                                                                     573          490          387
         Dividends paid                                                                              (631)        (593)        (567)
-----------------------------------------------------------------------------------------------------------------------------------
               Net cash used for financing activities                                              (1,325)      (1,005)        (536)
-----------------------------------------------------------------------------------------------------------------------------------
   Investing cash flows:
         Additions to fixed assets and capitalized software                                          (436)        (423)        (433)
         Proceeds from sales and insurance recoveries related to fixed assets                           8           18          182
         Acquisitions                                                                                (178)         (92)         (53)
         Other, net                                                                                   136          167         (312)
-----------------------------------------------------------------------------------------------------------------------------------
               Net cash used for investing activities                                                (470)        (330)        (616)
-----------------------------------------------------------------------------------------------------------------------------------
   Effect of exchange rate changes on cash and cash equivalents                                        47            7          (11)
-----------------------------------------------------------------------------------------------------------------------------------

   Increase in cash and cash equivalents                                                              119            9          297

   Cash and cash equivalents at beginning of year                                                     546          537          240
-----------------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                                       $   665      $   546      $   537
===================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

===================================================================================================================================
   For the Years Ended December 31,
   (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                                                  2003        2002        2001
-----------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK
   Balance, beginning of year                                                                       $   561     $   561     $   559
   Issuance of shares under stock compensation plans and
         employee stock purchase plans                                                                   --          --           2
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                             $   561     $   561     $   561
-----------------------------------------------------------------------------------------------------------------------------------
   ADDITIONAL PAID-IN CAPITAL
   Balance, beginning of year                                                                       $ 1,426     $ 1,620     $ 1,637
   Acquisitions                                                                                           2          --           5
   Issuance of shares under stock compensation plans and
         employee stock purchase plans and related tax benefits                                        (127)       (194)        (22)
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                             $ 1,301     $ 1,426     $ 1,620
-----------------------------------------------------------------------------------------------------------------------------------

   RETAINED EARNINGS
   Balance, beginning of year                                                                       $ 4,490     $ 3,723     $ 3,323
   Net income(a)                                                                                      1,540       1,365         974
   Dividends declared--(per share amounts:
         $1.21 in 2003, $1.11 in 2002 and $1.05 in 2001)                                               (644)       (598)       (574)
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                             $ 5,386     $ 4,490     $ 3,723
-----------------------------------------------------------------------------------------------------------------------------------

   ACCUMULATED OTHER COMPREHENSIVE LOSS
   Balance, beginning of year                                                                       $  (452)    $  (227)    $  (149)
   Foreign currency translation adjustments(b)                                                          302         131         (34)
   Unrealized investment holding gains (losses), net of reclassification adjustments(c)                  76        (106)        (44)
   Minimum pension liability adjustment(d)                                                             (201)       (257)          2
   Net deferred (loss) gain on cash flow hedges(e)                                                       (4)          7          (2)
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                             $  (279)    $  (452)    $  (227)
-----------------------------------------------------------------------------------------------------------------------------------

   TREASURY SHARES
   Balance, beginning of year                                                                       $(1,007)    $  (504)    $  (142)
   Purchase of treasury shares                                                                       (1,209)     (1,184)       (763)
   Acquisitions                                                                                          16          10          10
   Issuance of shares under stock compensation plans and
         employee stock purchase plans                                                                  682         671         391
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                             $(1,518)    $(1,007)    $  (504)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                          $ 5,451     $ 5,018     $ 5,173
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (a+b+c+d+e)                                                              $ 1,713     $ 1,140     $   896
===================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  1 Summary of Significant Accounting Policies

-------------------------------------------------------------------------------

   NATURE OF OPERATIONS: Marsh & McLennan Companies, Inc. ("MMC"), a professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC operates in three principal business segments: risk and insurance services, investment management and consulting. The risk and insurance services segment provides risk management and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. It also provides services principally in connection with originating, structuring and managing investments, primarily in the insurance and financial services industries. The investment management segment primarily provides securities investment advisory and management services and administrative services for a group of publicly held investment companies and institutional accounts. The consulting segment provides advice and services to the managements of organizations primarily in the areas of retirement services, human capital, health care and group benefit programs, management consulting, organizational change and organizational design, economic consulting, and corporate identity.

   PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

   FIDUCIARY ASSETS AND LIABILITIES: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in service revenue, amounted to $114 million in 2003, $118 million in 2002, and $165 million in 2001. Since fiduciary assets are not available for corporate use, they are shown in the balance sheet as an offset to fiduciary liabilities.

   Net uncollected premiums and claims and the related payables were $11.5 billion and $11.7 billion at December 31, 2003 and 2002, respectively. MMC is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Net uncollected premiums and claims and the related payables are, therefore, not assets and liabilities of MMC and are not included in the accompanying Consolidated Balance Sheets.

   In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

   REVENUE: Risk and Insurance Services revenue includes insurance commissions, fees for services rendered, market service revenue from insurance carriers, and interest income on fiduciary funds. Revenue also includes compensation for services provided in connection with the organization, structuring and management of insurance, financial and other industry-focused investments, as well as appreciation or depreciation that has been recognized on holdings in such investments. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Commissions are net of policy cancellation reserves, which are estimated based on historic and current data on cancellations. Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided or on a percentage of completion basis. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.

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

   Depreciation of buildings, building improvements, furniture, and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. MMC periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.

   The components of fixed assets are as follows:

================================================================================
   December 31,
   (IN MILLIONS OF DOLLARS)                                 2003           2002
-------------------------------------------------------------------------------
   Furniture and equipment                               $ 1,510        $ 1,323
   Land and buildings                                        445            466
   Leasehold and building improvements                       882            794
-------------------------------------------------------------------------------
                                                           2,837          2,583
   Less--accumulated depreciation
      and amortization                                    (1,448)        (1,275)
-------------------------------------------------------------------------------
                                                         $ 1,389        $ 1,308
================================================================================

   INVESTMENT SECURITIES: MMC holds investments in both public and private companies, as well as certain private equity funds (managed by MMC Capital and T.H. Lee) and seed shares for mutual funds. Publicly traded investments are classified as available for sale or trading securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), and carried at market value. Non-publicly traded investments are carried at cost in accordance with APB Opinion No. 18 ("APB 18"). Changes in the fair value of trading securities are recorded in earnings when they occur. Changes in the fair value of available for sale securities are recorded in shareholders' equity, net of applicable taxes, until realized. Securities classified as trading or available for sale under SFAS 115, or carried at cost under APB 18, are included in Long-term investments in the Consolidated Balance Sheets.

   Certain investments, primarily investments in private equity funds, are accounted for using the equity method under APB 18. The underlying private equity funds follow investment company accounting, where securities within the fund are carried at fair value. MMC records its proportionate share of the change in fair value of the funds in earnings when they occur. Securities recorded using the equity method are included in Other assets in the Consolidated Balance Sheets.

   Gains or losses recognized in earnings from the investment securities described above are included in Investment income (loss) in the Consolidated Statements of Income. Costs related to management of MMC's investments, including incentive compensation partially derived from investment income and loss, are recorded in operating expenses.

   GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Goodwill is reviewed at least annually for impairment. Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature.

   PREPAID DEALER COMMISSIONS: Essentially all of the mutual funds marketed by MMC's investment management segment are made available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions, initially paid by MMC to broker/dealers for distributing such funds, can be recovered through charges and fees received over a number of years. The prepaid dealer commissions are amortized on a straight-line basis over a period not to exceed six years. If early terminations result in the recognition of contingent deferred sales charges, the amortization of prepaid dealer commissions is accelerated accordingly. MMC assesses the recoverability of prepaid dealer commissions by comparing the expected future cash flows with recorded balances.

   CAPITALIZED SOFTWARE COSTS: MMC capitalizes certain costs to develop, purchase, or modify software for the internal use of MMC. These costs are amortized on a straight-line basis over periods ranging from three to ten years. Computer software costs of $255 million and $237 million, net of accumulated amortization of $372 million and $275 million at December 31, 2003 and 2002, respectively, are included in Other assets in the Consolidated Balance Sheets.

   INCOME TAXES: Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in MMC's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2003 amounted to approximately $1.6 billion. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $150 million.

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

   PER SHARE DATA: Basic net income per share is calculated by dividing net income by the weighted average number of shares of MMC's common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest expense associated with unvested shares under the Putnam Equity Partnership Plan, discussed further in Note 8, and adding back dividend equivalent expense related to common stock equivalents. This result is then divided by the weighted average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares. The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding:


===================================================================================================================================
   For the Years Ended December 31,
   (IN MILLIONS)                                                                                       2003         2002       2001
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                                       $ 1,540      $ 1,365     $  974
   Less: Potential minority interest expense associated with Putnam Class B Common Shares                (1)          (2)        (6)
-----------------------------------------------------------------------------------------------------------------------------------
   Add: Dividend equivalent expense related to common stock equivalents                                   2            2          2
-----------------------------------------------------------------------------------------------------------------------------------
   Net income for diluted earnings per share                                                        $ 1,541      $ 1,365     $  970
===================================================================================================================================

   Basic weighted average common shares outstanding                                                     533          541        550
   Dilutive effect of potentially issuable common shares                                                 15           16         22
-----------------------------------------------------------------------------------------------------------------------------------
   Diluted weighted average common shares outstanding                                                   548          557        572
===================================================================================================================================
   Average stock price used to calculate common stock equivalents                                   $ 46.99      $ 48.95     $50.48
===================================================================================================================================

   ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

   NEW ACCOUNTING PRONOUNCEMENTS: FASB Interpretation No. 46 (revised December
   2003), "Consolidation of Variable Interest Entities", ("FIN 46") was issued on December 24, 2003 and is effective for the first interim or annual period ending after December 15, 2003. FIN 46 interprets Accounting Research Bulletin No. 51, "Consolidated Financial Statements" and addresses consolidation by business enterprises qualifying as variable interest entities ("VIE"). FIN 46 defines a VIE as a corporation, partnership, trust, or other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The implementation of FIN 46 did not have material impact on MMC's consolidated results of operations, financial position or cash flows.

   MMC through Putnam, manages $3.3 billion in the form of Collateralized Debt Obligations ("CDO") and Collateralized Bond Obligations ("CBO"). The CDOs and CBOs were created prior to January 31, 2003. Separate limited liability companies were established to issue the notes and to hold the underlying collateral, which consists of high-yield bonds and other securities. Putnam serves as the collateral manager for the CDOs and CBOs. The maximum loss exposure related to the CDOs and CBOs is limited to Putnam's investment totaling $5.5 million, reflected in Long-term investments in the Consolidated Balance Sheets at December 31, 2003. MMC has concluded it is not the primary beneficiary of these structures under FIN 46.

   RECLASSIFICATIONS: Certain reclassifications have been made to the prior year amounts to conform with current year presentation.


     2 Supplemental Disclosure to the Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

===================================================================================================================================
   For the Years Ended December 31,
   (IN MILLIONS OF DOLLARS)                                                            2003                2002                2001
-----------------------------------------------------------------------------------------------------------------------------------
   Purchase acquisitions:
      Assets acquired, excluding cash                                                 $ 408               $  99               $  79
      Liabilities assumed                                                                (9)                 (2)                 --
      Issuance of debt and other obligations                                           (115)                 (5)                (10)
-----------------------------------------------------------------------------------------------------------------------------------
      Shares issuable                                                                  (106)                 --                 (16)
   Net cash outflow for acquisitions                                                  $ 178               $  92               $  53
===================================================================================================================================
   Interest paid                                                                      $ 172               $ 154               $ 192
   Income taxes paid                                                                  $ 542               $ 931               $ 175
===================================================================================================================================

                       3 Other Comprehensive Income (Loss)
--------------------------------------------------------------------------------

The components of other comprehensive income (loss) are as follows:

===================================================================================================================================
   For the Years Ended December 31,
   (IN MILLIONS OF DOLLARS)                                                                                    2003    2002    2001
-----------------------------------------------------------------------------------------------------------------------------------
   Foreign currency translation adjustments                                                                   $ 302   $ 131   $ (34)
   Unrealized investment holding gains (losses), net of income tax liability (benefit) of $54, $(35) and
      $(60) in 2003, 2002 and 2001, respectively                                                                 98     (70)   (116)
   Less: Reclassification adjustment for realized (gains) losses included in net income, net
      of income tax (liability) benefit of $(12), $(21) and $39 in 2003, 2002 and 2001, respectively            (22)    (36)     72
   Minimum pension liability adjustment, net of income tax (benefit) liability of $(77) in 2003,
      $(110) in 2002, and $3 in 2001                                                                           (201)   (257)      2
   Deferred (loss) gain on cash flow hedges, net of income tax (benefit) liability of $(2), $3 and
      $(1) in 2003, 2002 and 2001, respectively                                                                  (4)      7      (2)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              $ 173   $(225)  $ (78)
===================================================================================================================================

The components of accumulated other comprehensive loss, net of taxes, are as follows:

===================================================================================================================================
   December 31,
   (IN MILLIONS OF DOLLARS)                                                                                    2003            2002
-----------------------------------------------------------------------------------------------------------------------------------
   Foreign currency translation adjustments                                                                    $ 10           $(292)
   Net unrealized investment gains                                                                              196             120
   Minimum pension liability adjustment                                                                        (486)           (285)
   Net deferred gain on cash flow hedges                                                                          1               5
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              $(279)          $(452)
===================================================================================================================================

                                 4 Acquisitions
--------------------------------------------------------------------------------

   In April 2003, MMC acquired Oliver, Wyman & Company ("OWC") for $265 million comprising $159 million in cash, which will be paid over 4 years, and $106 million in MMC stock. Substantially all former employees of OWC became employees of MMC. Approximately $35 million of the purchase consideration is subject to continued employment of the selling shareholders and is recorded as prepaid compensation. This asset is being amortized as compensation expense over four years.

   During 2003, MMC also acquired several insurance and consulting businesses in transactions accounted for as purchases for a total cost of $135 million. The cost of 2003 acquisitions exceeded the fair value of assets acquired by $307 million.

   During 2002, MMC acquired several insurance and reinsurance broking, consulting and investment management businesses. The transactions were accounted for as purchases for a total cost of $99 million. The cost of the transactions exceeded the fair value of assets acquired by $42 million.


                        5 Goodwill and Other Intangibles
--------------------------------------------------------------------------------

   In accordance with SFAS No. 142, MMC discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of previously reported net income and net income per share to the amounts adjusted for the exclusion of goodwill amortization net of the pro forma effect of directly related expenses and income taxes is as follows:

================================================================================
   For the Years Ended December 31,
   (IN MILLIONS, EXCEPT PER SHARE FIGURES)          2003         2002       2001
--------------------------------------------------------------------------------
   Reported net income                            $1,540       $1,365      $ 974
   Net amortization adjustment                        --           --        131
--------------------------------------------------------------------------------
   Adjusted net income                            $1,540       $1,365     $1,105
   Reported net income
      per share--Basic                            $ 2.89       $ 2.52     $ 1.77
   Adjusted net income
      per share--Basic                            $ 2.89       $ 2.52     $ 2.00
   Reported net income
      per share--Diluted                          $ 2.81       $ 2.45     $ 1.70
   Adjusted net income
      per share--Diluted                          $ 2.81       $ 2.45     $ 1.93
================================================================================

Changes in the carrying amount of goodwill are as follows:

================================================================================
   (IN MILLIONS OF DOLLARS)
--------------------------------------------------------------------------------
   Balance as of January 1, 2003                                          $5,151
   Goodwill acquired                                                         307
   Other adjustments (primarily foreign exchange)                             75
--------------------------------------------------------------------------------
   Balance as of December 31, 2003                                        $5,533
================================================================================

   The goodwill balance at December 31, 2003 and 2002 includes approximately $121 million of equity method goodwill.

   Amortized intangible assets consist of the cost of client lists, client relationships and tradenames acquired, and the rights to future revenue streams from certain existing private equity funds. MMC has no intangible assets with indefinite lives. The gross cost and accumulated amortization by major intangible asset class is as follows:

====================================================================================================================================
                                                                           2003                                2002
                                                               -------------------------------     ---------------------------------
                                                                                        NET                                  Net
   December 31,                                                GROSS    ACCUMULATED   CARRYING      Gross   Accumulated    Carrying
   (IN MILLIONS OF DOLLARS)                                     COST    AMORTIZATION   AMOUNT       Cost    Amortization    Amount
------------------------------------------------------------------------------------------------------------------------------------
   Customer and marketing related                               $222        $ 74        $148        $148        $ 50        $ 98
   Future revenue streams related to existing
      private equity funds                                       199          92         107         216          70         146
------------------------------------------------------------------------------------------------------------------------------------
   Total amortized intangibles                                  $421        $166        $255        $364        $120        $244
====================================================================================================================================

   Aggregate amortization expense for the years ended December 31, 2003 and 2002, was $42 million and $35 million, respectively, and the estimated future aggregate amortization expense is as follows:

-------------------------------------------------------------------------------
   For the Years Ending December 31,                                  Estimated
   (IN MILLIONS OF DOLLARS)                                             Expense
-------------------------------------------------------------------------------
   2004                                                                     $37
   2005                                                                     $36
   2006                                                                     $33
   2007                                                                     $31
   2008                                                                     $29
-------------------------------------------------------------------------------

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

================================================================================
   For the Years Ended December 31,
   (IN MILLIONS OF DOLLARS)                            2003      2002      2001
-------------------------------------------------------------------------------
   Income before income taxes and minority interest:
      U.S.                                          $ 1,434   $ 1,346   $ 1,070
      Other                                             901       787       520
-------------------------------------------------------------------------------
                                                    $ 2,335   $ 2,133   $ 1,590
================================================================================
   Income taxes:
      Current--
        U.S. Federal                                $   433   $   424   $   490
        Other national governments                      159       111       131
        U.S. state and local                             88        36        45
-------------------------------------------------------------------------------
                                                        680       571       666
-------------------------------------------------------------------------------
      Deferred--
        U.S. Federal                                     45        17      (128)
        Other national governments                       60       130        52
        U.S. state and local                            (15)       29         9
-------------------------------------------------------------------------------
                                                         90       176       (67)
-------------------------------------------------------------------------------
   Total income taxes                               $   770   $   747   $   599
================================================================================

   The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

================================================================================
   December 31,
   (IN MILLIONS OF DOLLARS)                                       2003      2002
--------------------------------------------------------------------------------
   DEFERRED TAX ASSETS:
      Accrued expenses not currently deductible                   $502      $595
      Differences related to non-U.S. operations                   254       206
      Other                                                         29        27
--------------------------------------------------------------------------------
                                                                  $785      $828
================================================================================
   DEFERRED TAX LIABILITIES:
      Prepaid dealer commissions                                  $ 22      $ 96
      Unrealized investment holding gains                          107        67
      Differences related to non-U.S. operations                   121        87
      Depreciation and amortization                                 83        99
      Accrued retirement benefits                                   48        26
      Other                                                         15         5
--------------------------------------------------------------------------------
                                                                  $396      $380
================================================================================
   BALANCE SHEET CLASSIFICATIONS:
      Current assets                                              $ 35      $105
      Other assets                                                $354      $343
================================================================================

   A reconciliation from the U.S. Federal statutory income tax rate to MMC's effective income tax rate is as follows:

================================================================================
   For the Years Ended
   December 31,                                2003         2002         2001
--------------------------------------------------------------------------------
   U.S. Federal statutory rate                   35.0%        35.0%        35.0%
   U.S. state and local income
      taxes--net of U.S. Federal
   income tax benefit                             2.0          2.0          2.2
   Differences related to
      non-U.S. operations                        (4.1)        (1.6)        (1.1)
-------------------------------------------------------------------------------
   Other                                           .1          (.4)         1.6
-------------------------------------------------------------------------------
   Effective tax rate                            33.0%        35.0%        37.7%
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

                              7 Retirement Benefits
--------------------------------------------------------------------------------

   MMC maintains qualified and non-qualified defined benefit pension plans for its U.S. and non-U.S. eligible employees. MMC's policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in the U.S. and international law.

   The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans as of the end of the year are as follows:

====================================================================================================================================
                                                                                         Pension                  Postretirement
                                                                                         Benefits                    Benefits
                                                                                    -------------------         -------------------
                                                                                     2003         2002          2003           2002
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average assumptions:
   Discount rate (for expense)                                                       6.1%          6.4%          6.6%          7.1%
   Expected return on plan assets                                                    8.5%          8.5%           --            --
   Rate of compensation increase (for expense)                                       3.8%          4.1%           --            --
   Discount rate (for benefit obligation)                                            5.8%          6.1%          6.3%          6.6%
   Rate of compensation increase (for benefit obligation)                            3.7%          3.8%           --            --
====================================================================================================================================

   The long-term rate of return assumption is selected for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan's assets. MMC utilizes a model developed by its actuaries to assist in the setting of this assumption. The model takes into account several factors including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances, and correlations for different asset classes. All returns utilized and produced by the model are geometric averages. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. MMC generally does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the best estimate range, defined as between the 25th and 75th percentile of the expected long-term annual returns in accordance with the "American Academy of Actuaries Pension Practice Council Note May 2001 Selecting and Documenting Investment Return Assumptions" and consistent with Actuarial Standards of Practice No. 27. The historical five and ten-year average asset returns of each plan are also reviewed to ensure they are consistent and reasonable compared with the best estimate range. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets as defined by SFAS No. 87. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets.

   Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are recorded.

   The target asset allocation for the U.S. plans is 70% equities and 30% bonds, and for the U.K. plans, which comprise approximately 85% of non-U.S. plan assets, is 58% equities and 42% bonds. As of the measurement date, the actual allocation of assets for the U.S. plan was 74% to equities and 26% to bonds. The plan assets for the U.K. plans were allocated approximately 55% to equities, 36% to bonds, and 9% to cash. The allocation to cash reflects the company's contribution to the plan in December 2003 that had not yet been invested in equity or bond securities. Actual portfolio allocations in 2002 approximated the target allocations. The assets of the company's defined benefit plans are well-diversified and are managed in accordance with applicable laws and with the goal of maximizing the plans' real return within acceptable risk parameters. MMC uses threshold based portfolio rebalancing to ensure the actual portfolio remains consistent with target allocations.

   The discount rate selected for each U.S. plan is based on a model bond portfolio with durations that match the expected payment patterns of the plan. Discount rates for non-U.S. plans are based on appropriate bond indices such as the IBoxx (pound) Corporates 15-year index in the U.K. Projected compensation increases reflect current expectations as to future levels of inflation.

   The components of the net periodic benefit cost (income) for combined U.S. and significant non-U.S. defined benefit and other postretirement plans are as follows:

====================================================================================================================================
                                                                        Pension Benefits                 Postretirement Benefits
   For the Years Ended December 31,                             -------------------------------        ----------------------------
   (IN MILLIONS OF DOLLARS)                                      2003         2002         2001        2003        2002        2001
-----------------------------------------------------------------------------------------------------------------------------------
   Service cost                                                 $ 192        $ 171        $ 156        $  9        $  7        $  6
   Interest cost                                                  365          337          310          20          19          17
   Expected return on plan assets                                (546)        (519)        (492)         --          --          --
   Amortization of prior service (credit) cost                    (38)         (17)           1          (2)         (2)         (1)
   Amortization of transition asset                                (4)          (5)          (4)         --          --          --
   Recognized actuarial loss (gain)                                26           11          (20)          5           3          --
-----------------------------------------------------------------------------------------------------------------------------------
   Net Periodic Benefit Cost (Income)                           $  (5)       $ (22)       $ (49)       $ 32        $ 27        $ 22
====================================================================================================================================

   The following schedules provide information concerning MMC's U.S. defined benefit pension plans and postretirement benefit plans:

===================================================================================================================================
                                                                                            U.S. Pension         U.S. Postretirement
                                                                                              Benefits                 Benefits
   December 31,                                                                       ---------------------------------------------
   (IN MILLIONS OF DOLLARS)                                                              2003          2002        2003        2002
-----------------------------------------------------------------------------------------------------------------------------------
   Change in benefit obligation:
   Benefit obligation at beginning of year                                            $ 2,309       $ 2,307       $ 250       $ 209
   Service cost                                                                            68            67           8           6
   Interest cost                                                                          155           160          17          16
   Actuarial loss                                                                         139           167          23          24
   Benefits paid                                                                         (108)         (119)         (8)         (5)
   Plan amendments                                                                         --          (273)         --          --
-----------------------------------------------------------------------------------------------------------------------------------
   Benefit obligation at end of year                                                  $ 2,563       $ 2,309       $  29       $ 250
-----------------------------------------------------------------------------------------------------------------------------------
   Change in plan assets:
   Fair value of plan assets at beginning of year                                     $ 2,045       $ 2,316       $  --       $  --
   Actual return on plan assets                                                           461          (216)         --          --
   Non-qualified plan assets held in segregated trusts                                     --           (80)         --          --
   Employer contributions                                                                  21           144           8           5
   Benefits paid                                                                         (108)         (119)         (8)         (5)
-----------------------------------------------------------------------------------------------------------------------------------
   Fair value of plan assets at end of year                                           $ 2,419       $ 2,045       $  --       $  --
-----------------------------------------------------------------------------------------------------------------------------------
   Funded status                                                                      $  (144)      $  (264)      $(290)      $(250)
   Unrecognized net actuarial loss                                                        674           784          65          47
   Unrecognized prior service credit                                                     (222)         (259)         (7)         (9)
   Unrecognized transition asset                                                           (5)          (10)         --          --
-----------------------------------------------------------------------------------------------------------------------------------
   Net asset (liability) recognized                                                   $   303       $   251       $(232)      $(212)
===================================================================================================================================
   Amounts recognized in the Consolidated Balance Sheets consist of:
   Prepaid benefit cost                                                               $   538       $   475       $  --       $  --
   Accrued benefit liability                                                             (270)         (235)       (232)       (212)
   Accumulated other comprehensive loss                                                    35            11          --          --
-----------------------------------------------------------------------------------------------------------------------------------
   Net asset (liability) recognized                                                   $   303       $   251       $(232)      $(212)
===================================================================================================================================
   Accumulated benefit obligation at December 31                                      $ 2,399       $ 2,154       $  --       $  --
===================================================================================================================================

   The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other U.S. postretirement plans as of the end of the year are as follows:

===================================================================================================================================
                                                                                     U.S. Pension               U.S. Postretirement
                                                                                       Benefits                       Benefits
                                                                                  --------------------          -------------------
                                                                                  2003           2002           2003           2002
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average assumptions:
   Discount rate (for expense)                                                    6.75%          7.25%          6.75%          7.25%
   Expected return on plan assets                                                 8.75%          8.75%           --             --
   Rate of compensation increase (for expense)                                    3.5%           4.0%            --             --
   Discount rate (for benefit obligation)                                         6.4%           6.75%          6.4%           6.75%
   Rate of compensation increase (for benefit obligation)                         3.15%          3.5%            --             --
===================================================================================================================================

   The U.S. defined benefit pension plans do not have any direct or indirect ownership of MMC stock. Plan assets of approximately $1.8 billion and $1.5 billion at December 31, 2003 and 2002, respectively, were managed by Putnam, which includes both separately managed and publicly available investment funds.

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

   The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $290 million, $266 million and $0, respectively, as of December 31, 2003 and $261 million, $231 million and $0 million, respectively, as of December 31, 2002.



   The components of the net periodic benefit cost (income) for the U.S. defined benefit and other postretirement benefit plans are as follows:

===================================================================================================================================
                                                                    U.S. Pension Benefits             U.S. Postretirement Benefits
   For the Years Ended December 31,                              -----------------------------        -----------------------------
   (IN MILLIONS OF DOLLARS)                                      2003         2002         2001        2003        2002        2001
-----------------------------------------------------------------------------------------------------------------------------------
   Service cost                                                 $  68        $  67        $  63        $  8        $  6        $  5
   Interest cost                                                  155          160          154          17          16          15
   Expected return on plan assets                                (229)        (241)        (238)         --          --          --
   Amortization of prior service (credit) cost                    (38)         (17)           1          (2)         (2)         (1)
   Amortization of transition asset                                (4)          (5)          (4)         --          --          --
   Recognized actuarial loss (gain)                                18            9          (18)          5           3          --
-----------------------------------------------------------------------------------------------------------------------------------
   Net Periodic Benefit Cost (Income)                           $ (30)       $ (27)       $ (42)       $ 28        $ 23        $ 19
===================================================================================================================================

   The assumed health care cost trend rate was approximately 12% in 2003 gradually declining to 5% in the year 2019. Assumed health care cost trend rates have a significant effect on the amounts reported for the U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

===================================================================================================================================
                                                                                                1 Percentage         1 Percentage
   (IN MILLIONS OF DOLLARS)                                                                     Point Increase       Point Decrease
-----------------------------------------------------------------------------------------------------------------------------------
   Effect on total of service and interest cost components                                           $ 4                  $ (3)
   Effect on postretirement benefit obligation                                                       $44                  $(36)
===================================================================================================================================


   In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Act") became law. MMC has elected to defer the effects of this Act, therefore the measures of accumulated postretirement benefit obligation and net periodic postretirement benefit cost do not reflect the effects of the Act. Specific authoritative guidance for the federal subsidy is pending, and the issued guidance could require MMC to change previously reported information.

   The following schedules provide information concerning MMC's significant non-U.S. defined benefit pension plans and non-U.S. postretirement benefit plans:

====================================================================================================================================
                                                                                Non-U.S. Pension             Non-U.S. Postretirement
                                                                                    Benefits                         Benefits
   December 31,                                                                ----------------------          -------------------
   (IN MILLIONS OF DOLLARS)                                                    2003             2002           2003          2002
------------------------------------------------------------------------------------------------------------------------------------
   Change in benefit obligation:
   Benefit obligation at beginning of year                                   $ 3,660          $ 2,997          $ 52          $ 41
   Service cost                                                                  124              104             1             1
   Interest cost                                                                 210              177             3             3
   Employee contributions                                                         27               19            --            --
   Actuarial loss (gain)                                                         325              173            (2)            6
   Benefits paid                                                                (141)            (123)           (2)           (2)
   Foreign currency changes                                                      466              313             6             3
   Plan amendments                                                                (5)              --            (3)           --
----------------------------------------------------------------------------------------------------------------------------------
   Benefit obligation at end of year                                         $ 4,666          $ 3,660          $ 55          $ 52
----------------------------------------------------------------------------------------------------------------------------------
   Change in plan assets:
   Fair value of plan assets at beginning of year                            $ 2,918          $ 2,730          $ --          $ --
   Actual return on plan assets                                                  380             (271)           --            --
   Effect of settlement                                                           (4)              (8)           --            --
   Company contributions                                                         366              316             2             2
   Employee contributions                                                         27               19            --            --
   Benefits paid                                                                (141)            (123)           (2)           (2)
   Foreign currency changes                                                      388              255            --            --
----------------------------------------------------------------------------------------------------------------------------------
   Fair value of plan assets at end of year                                  $ 3,934          $ 2,918          $ --          $ --
----------------------------------------------------------------------------------------------------------------------------------
   Funded status                                                             $  (732)         $  (742)         $(55)         $(52)
   Unrecognized net actuarial loss                                             1,655            1,241             8             9
   Unrecognized prior service cost                                                10               10            (3)           --
----------------------------------------------------------------------------------------------------------------------------------
   Net asset (liability) recognized                                          $   933          $   509          $(50)         $(43)
====================================================================================================================================
   Amounts recognized in the Balance Sheet consist of:
   Prepaid benefit cost                                                      $   645          $   526          $ --          $ --
   Accrued benefit liability                                                    (374)            (420)          (50)          (43)
   Intangible asset                                                                8                9            --            --
   Accumulated other comprehensive loss                                          654              394            --            --
----------------------------------------------------------------------------------------------------------------------------------
   Net asset (liability) recognized                                          $   933          $   509          $(50)         $(43)
====================================================================================================================================

   Accumulated benefit obligation at December 31                             $ 4,126          $ 3,202          $ --          $ --
====================================================================================================================================
   Weighted average assumptions:
   Discount rate (for expense)                                                   5.7%             5.8%          5.9%          6.2%
   Expected return on plan assets                                                8.3%             8.3%           --            --
   Rate of compensation increase (for expense)                                   4.0%             4.2%           --            --
   Discount rate (for benefit obligation)                                        5.4%             5.7%          5.7%          5.9%
   Rate of compensation increase (for benefit obligation)                        4.0%             4.0%           --            --
====================================================================================================================================

   The benefit obligation, accumulated benefit obligation, and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $2,628 million, $2,383 million and $2,016 million, respectively, as of December 31, 2003 and $2,074 million, $1,850 million and $1,489 million, respectively, as of December 31, 2002.

   The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans and the curtailment, settlement and termination expenses under SFAS 88 are as follows:


====================================================================================================================================
                                                                                                                   Non-U.S.
                                                                    Non-U.S. Pension Benefits              Postretirement Benefits
   For the Years Ended December 31,                            -----------------------------------       ---------------------------
   (IN MILLIONS OF DOLLARS)                                     2003           2002           2001        2003       2002       2001
------------------------------------------------------------------------------------------------------------------------------------
   Service cost                                                $ 124          $ 104          $  93          $1         $1         $1
   Interest cost                                                 210            177            156           3          3          2
   Expected return on plan assets                               (317)          (278)          (254)         --         --         --
   Recognized actuarial loss (gain)                                8              2             (2)         --         --         --
------------------------------------------------------------------------------------------------------------------------------------
   Net periodic benefit cost                                   $  25          $   5          $  (7)         $4         $4         $3
------------------------------------------------------------------------------------------------------------------------------------
   Curtailment gain                                               --             (1)            --          --         --         --
   Settlement loss                                                --              1             --          --         --         --
   Special termination benefits                                    4              1             --          --         --         --
------------------------------------------------------------------------------------------------------------------------------------
   Total expense                                               $  29          $   6          $  (7)         $4         $4         $3
====================================================================================================================================

   The assumed health care cost trend rate was approximately 7.0% in 2003, gradually declining to 4.2% in the year 2010. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

===================================================================================================================================
                                                                                                1 Percentage          1 Percentage
   (IN MILLIONS OF DOLLARS)                                                                     Point Increase       Point Decrease
-----------------------------------------------------------------------------------------------------------------------------------
   Effect on total of service and interest cost components                                           $1                   $(1)
   Effect on postretirement benefit obligation                                                       $8                   $(6)
===================================================================================================================================

   CONTRIBUTION PLANS: MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP") and the Putnam Investments, LLC Profit Sharing Retirement Plan (the "Putnam Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of MMC subject to IRS limitations. The SIP is an Employee Stock Ownership Plan under U.S. tax law and plan assets of approximately $1.3 billion at December 31, 2003 and 2002 were invested in MMC stock. In addition, SIP plan assets of approximately $938 million and $418 million at December 31, 2003 and 2002, respectively, were managed by Putnam. The cost of these defined contribution plans was $97 million, $92 million and $83 million for 2003, 2002 and 2001, respectively.


                              8 Stock Benefit Plans
--------------------------------------------------------------------------------

   MMC has stock-based benefit plans under which employees are awarded grants of restricted stock, stock options or other forms of awards. As provided under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), MMC has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided the required additional pro forma disclosures.

   MMC INCENTIVE AND STOCK AWARD PLANS: In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the "2000 Employee Plan") and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the "2000 Executive Plan") were adopted. The types of awards permitted under these plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received, and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 80,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under preexisting employee stock plans. Awards relating to not more than 8,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under preexisting executive stock plans. There were 46,748,574, 65,049,280 and 87,067,422 shares available for awards under the 2000 Plans and prior plans at December 31, 2003, 2002 and 2001, respectively.

   STOCK OPTIONS: Options granted under the 2000 Plans may be designated as incentive stock options or as non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

   Stock option transactions under the 2000 Plans and prior plans are as follows:


====================================================================================================================================
                                                     2003                             2002                             2001
                                           -----------------------------------------------------------------------------------------
                                                              WEIGHTED                       Weighted                       Weighted
                                                               AVERAGE                        Average                        Average
                                              SHARES    EXERCISE PRICE         Shares  Exercise Price        Shares   Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
   Balance at beginning of period         82,130,854         $   40.74    70,067,916        $   34.58     62,270,030       $   30.21
   Granted                                17,188,980         $   43.11    21,006,580        $   55.78     15,734,408       $   46.42
   Exercised                              (6,947,666)        $   22.71    (7,216,142)       $   23.16     (6,521,510)      $   19.95
   Forfeited                              (3,057,096)        $   49.50    (1,727,500)       $   47.51     (1,415,012)      $   41.25
                                          ----------                      ----------                      ----------
   Balance at end of period               89,315,072         $   42.30    82,130,854        $   40.74     70,067,916       $   34.58
====================================================================================================================================
   Options exercisable at year-end        49,358,186         $   37.46    42,009,798        $   31.49     36,649,040       $   26.48
====================================================================================================================================

   The following table summarizes information about stock options at December 31, 2003:

====================================================================================================================================
                                                 Options Outstanding                                      Options Exercisable
                              --------------------------------------------------------------       ---------------------------------
                                                   Weighted Average                Weighted                                 Weighted
   Range of                   Outstanding                 Remaining                 Average        Exercisable               Average
   Exercise Prices            at 12/31/03          Contractual Life          Exercise Price        at 12/31/03        Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
   $13.08-$25.36                9,089,008                 2.4 years                  $17.49           9,089,008               $17.49
   $25.37-$37.30                7,963,720                 4.0 years                  $30.14           7,963,720               $30.14
   $37.31-$51.94               52,984,164                 7.1 years                  $43.40          27,034,630               $42.72
   $51.95-$62.33               19,278,180                 8.1 years                  $55.98           5,270,828               $56.00
   $13.08-$62.33               89,315,072                 6.6 years                  $42.30          49,358,186               $37.46
====================================================================================================================================

   RESTRICTED STOCK: Restricted shares of MMC's common stock may be awarded and are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant receives the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions is forfeited upon termination of employment.

   There were 603,200, 249,421 and 245,800 restricted shares granted in 2003, 2002 and 2001, respectively. MMC recorded compensation expense of $19 million in 2003, $13 million in 2002 and $11 million in 2001, related to these shares. Shares that have been granted generally become unrestricted at the earlier of: (1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

   RESTRICTED STOCK UNITS: Restricted stock units may be awarded under the plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited.

   There were 1,039,608, 760,749 and 393,382 restricted stock units awarded during 2003, 2002 and 2001, respectively. The total value of the restricted stock units at the time of the awards was $44 million, $40 million and $19 million in 2003, 2002 and 2001, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

   DEFERRED STOCK UNITS: Deferred stock units may be awarded under the plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited.

   There were 2,325,802, 1,669,680 and 1,447,230 deferred stock units awarded during 2003, 2002 and 2001, respectively. The total value of the deferred stock unit awards was $100 million, $85 million and $76 million in 2003, 2002 and 2001, respectively. The cost of the awards is amortized over the vesting period, which is generally three years.

   PUTNAM INVESTMENTS EQUITY PARTNERSHIP PLAN: In 1997, Putnam adopted the Putnam Investments Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorized to grant or sell to certain employees of Putnam or its subsidiaries restricted shares of a new class of common shares of Putnam Investments Trust, the parent of Putnam Investments, LLC ("Class B Common Shares") and options to acquire the Class B Common Shares. Such awards or options generally vest over a four-year period. Holders of Putnam Class B Common Shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. In certain circumstances, Class B Common Shares will be converted into Class A Common Shares. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Shares, which would represent approximately 12% of the outstanding shares on a fully diluted basis, as increased for certain issuances of Putnam Class A Common Stock to MMC. Through December 31, 2003, Putnam made awards pursuant to the Equity Plan of 2,174,100, 1,051,400 and 1,712,000 Class B Common Shares and shares subject to options in 2003, 2002 and 2001, respectively. These awards included 21,300, 525,700 and 856,000 restricted shares with a value of $1 million, $39 million and $91 million in 2003, 2002 and 2001, respectively. These awards also included 2,152,800, 525,700 and 856,000 shares subject to options in 2003, 2002 and 2001, respectively. There were 2,206,713 shares available for grant related to the Equity Plan at December 31, 2003. Outstanding shares and common stock equivalents related to Equity Plan grants at December 31, 2003 resulted in a minority interest in Putnam of approximately 4.7% on a fully diluted basis.

   Pursuant to an executive compensation agreement, Putnam awarded 50,000 options in 2002, related to Class B Common Shares to an executive of Putnam.

   MMC STOCK PURCHASE PLANS: In May 1999, MMC's stockholders approved an employee stock purchase plan (the "1999 Plan") to replace the 1994 Employee Stock Purchase Plan (the "1994 Plan") which terminated on September 30, 1999 following its fifth annual offering. Under these plans, eligible employees may purchase shares of MMC's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1999 Plan, no more than 40,000,000 shares of MMC's common stock plus the remaining unissued shares in the 1994 Plan may be sold. Employees purchased 3,815,231, 3,744,190 and 2,855,072 shares in 2003, 2002 and 2001, respectively. At December 31, 2003, 31,650,325 shares were available for issuance under the 1999 Plan. In July 2002, the MMC Board of Directors approved an additional 5,000,000 shares of common stock for issuance under the 1995 MMC Stock Purchase Plan for International Employees (the "International Plan"). With the additional shares under the International Plan, no more than 8,000,000 shares of MMC's common stock may be sold. Employees purchased 1,216,359, 717,696 and 556,326 shares in 2003, 2002 and 2001, respectively. At December 31, 2003, 3,130,709 shares were available for issuance under the International Plan.

   PRO FORMA INFORMATION: In accordance with the intrinsic value method allowed by APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for MMC's stock option and stock purchase plans and the stock options awarded under the Putnam Investments Equity Partnership Plan. Had compensation cost for MMC's stock-based compensation plans been determined consistent with the fair value method prescribed by SFAS No. 123, MMC's net income and net income per share for 2003, 2002 and 2001 would have been reduced to the pro forma amounts indicated in the table below.

================================================================================
   (IN MILLIONS OF DOLLARS,
   EXCEPT PER SHARE FIGURES)                     2003          2002        2001
-------------------------------------------------------------------------------
   NET INCOME:
   As reported                                 $1,540        $1,365        $974
   Adjustment for fair value
         method, net of tax                      (171)         (152)       (114)
-------------------------------------------------------------------------------
      Pro forma                                $1,369        $1,213        $860
-------------------------------------------------------------------------------
   NET INCOME PER SHARE:
      BASIC:
      As reported                              $ 2.89        $ 2.52        $1.77
      Pro forma                                $ 2.57        $ 2.24        $1.57
      DILUTED:
      As reported                              $ 2.81        $ 2.45        $1.70
      Pro forma                                $ 2.50        $ 2.18        $1.50
================================================================================

   The pro forma information reflected above includes stock options issued under MMC incentive and stock award plans and the Putnam Investments Equity Partnership Plan and stock issued under MMC stock purchase plans.

   The estimated fair value of options granted was calculated using the Black-Scholes option pricing valuation model. The weighted average assumptions used in the valuation models are as follows:

====================================================================================================================================
                                                                  Stock Options                          Stock Purchase Plans
                                                        ----------------------------------------------------------------------------
                                                          2003         2002         2001            2003          2002         2001
------------------------------------------------------------------------------------------------------------------------------------
   MMC INCENTIVE AND STOCK AWARD PLANS
   Dividend yield                                          2.3%         2.3%          2.0%          2.3%          2.3%          2.0%
   Expected volatility                                    21.0%        33.2%         32.7%         29.5%         31.4%         37.3%
   Risk-free interest rate                                2.75%         4.9%          4.6%         1.03%          1.2%          2.4%
   Weighted-average fair value                          $ 7.45       $16.82        $13.99        $12.47        $11.18        $14.09
   Expected life                                       5 years      5 years       5 years        1 YEAR        1 year        1 year

   PUTNAM INVESTMENTS EQUITY PARTNERSHIP PLAN
   Dividend yield                                          5.0%         5.0%          5.0%
   Expected volatility                                    29.4%        44.4%         42.4%
   Risk-free interest rate                                2.48%         4.9%          4.6%
   Weighted-average fair value                          $ 6.55       $21.63        $29.66
   Expected life                                       5 years      5 years       5 years
====================================================================================================================================


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

   The Consolidated Statements of Income include net rental costs of $469 million, $397 million and $367 million for 2003, 2002 and 2001, respectively, after deducting rentals from subleases ($21 million in 2003, $20 million in 2002 and $8 million in 2001).

   At December 31, 2003, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

================================================================================
   For the Years Ended                    Gross     Rentals            Net
   December 31,                          Rental        from         Rental
   (IN MILLIONS OF DOLLARS)         Commitments   Subleases    Commitments
--------------------------------------------------------------------------------
   2004                                   $ 473        $ 26          $ 447
   2005                                     446          25            421
   2006                                     395          23            372
   2007                                     354          20            334
   2008                                     317          18            299
   Subsequent years                       2,341         199          2,142
--------------------------------------------------------------------------------
                                         $4,326        $311         $4,015
================================================================================

   MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 2003, the aggregate fixed future minimum commitments under these agreements are as follows:

================================================================================
                                                                     Future
   For the Years Ending December 31,                                Minimum
   (IN MILLIONS OF DOLLARS)                                     Commitments
--------------------------------------------------------------------------------
   2004                                                                $44
   2005                                                                 15
   2006                                                                  9
   Subsequent years                                                      8
--------------------------------------------------------------------------------
                                                                       $76
================================================================================


                                     10 Debt
--------------------------------------------------------------------------------

   MMC's outstanding debt is as follows:

================================================================================
   December 31,
   (IN MILLIONS OF DOLLARS)                                   2003          2002
--------------------------------------------------------------------------------
   SHORT-TERM:
   Commercial paper                                         $  440        $  506
   Bank loans                                                   --            35
   Current portion of long-term debt                             7             2
--------------------------------------------------------------------------------
                                                            $  447        $  543
================================================================================
   LONG-TERM:
   Commercial paper                                         $   --        $  750
   Senior notes--6.625% due 2004                               599           598
   Senior notes--7.125% due 2009                               399           398
   Senior notes--5.375% due 2007
      (4.0% effective interest rate)(a)                        520           530
   Senior notes--6.25% due 2012
      (5.1% effective interest rate)(a)                        269           275
   Senior notes--3.625% due 2008                               248            --
   Senior notes--4.850% due 2013                               249            --
   Senior notes--5.875% due 2033                               295            --
   Mortgage--9.8% due 2009                                     200           200
   Notes payable--8.62% due 2005                                69            73
   Notes payable--7.68% due 2006                                61            62
   Other                                                         8             7
--------------------------------------------------------------------------------
                                                             2,917         2,893
   Less current portion                                          7             2
--------------------------------------------------------------------------------
                                                            $2,910        $2,891
================================================================================

   (a) The effective interest rates result from unwinding fair value hedges, as discussed below.

   The weighted average interest rates on MMC's outstanding short-term debt at December 31, 2003 and 2002 are 1.2% and 1.6%, respectively.

   Based on MMC's intent and ability to refinance certain obligations on a long-term basis, the 6.625% Senior Note due in 2004 has been classified as Long-term debt at December 31, 2003 and commercial paper borrowings of $750 million were classified as Long-term debt at December 31, 2002.

   In June 2002, MMC arranged two revolving credit facilities to support its commercial paper borrowings. These credit facilities replaced similar facilities that expired during 2002. In 2003, MMC amended and restated the 364-day facility that expired in June 2003. Under the amended credit facility expiring in June 2004, MMC may borrow up to $1.4 billion with commitment fees of 5 basis points payable on any unused portion. Repayment of any outstanding borrowing under this facility can be extended up to one year from the expiration date. MMC may borrow up to $1.0 billion under the noncancelable 5-year facility that expires in June 2007 with commitment fees of 8 basis points payable on any unused portion. The interest rates on these facilities vary based upon the level of usage of the facility and MMC's credit ratings. Each of the facilities requires MMC to maintain consolidated net worth of at least $3.5 billion and contains certain other restrictions relating to consolidations, mergers, and the sale or pledging of assets. No amounts were outstanding under these facilities at December 31, 2003.

   Additional credit facilities are maintained with various banks, primarily related to operations located outside the United States, aggregating $209 million at December 31, 2003 and $274 million at December 31, 2002. There were no outstanding amounts under these facilities at December 31, 2003 and $35 million outstanding at December 31, 2002.

   In July 2003, MMC issued $300 million of 5.875% Senior Notes due 2033. In February 2003, MMC issued $250 million of 3.625% Senior Notes due 2008 and $250 million of 4.85% Senior Notes due 2013. The net proceeds from the notes were used to pay down commercial paper borrowings.

   In March 2002, MMC issued $500 million of 5.375% Senior Notes due 2007 and $250 million of 6.25% Senior Notes due 2012 (the "Notes"). Interest is payable semi-annually on March 15 and September 15 of each year. The proceeds of these Notes were used to repay a portion of commercial paper borrowings. Concurrent with the issuance of the Notes, MMC entered into interest rate swap transactions to hedge 100% of its exposure to changes in the fair value of the Notes. The swap transactions effectively converted the fixed rate obligations into floating rate obligations. Under the terms of the swaps, the swap counterparties paid MMC a fixed rate equal to the coupon rate on the bonds. MMC paid the swap counterparties a floating rate of 6-month Libor plus
   9.25 bps for the five-year swap and 6-month Libor plus 25.45 bps for the ten-year swap. In July 2002, MMC dedesignated 50% of the fair value hedge on each of the Notes and settled 50% of each of the related swaps. The portion of the Notes no longer hedged ceased being marked to market, and the cumulative amount of fair value adjustments previously recognized is being amortized over the remaining life of the related Notes. MMC redesignated the remaining portion of the swaps as a fair value hedge of 50% of the Notes. The redesignated swaps carried the identical terms and conditions as the original swaps and under SFAS No. 133 qualified for hedge accounting and met all criteria necessary to conclude the hedge would be perfectly effective. In January 2003, MMC dedesignated the remaining fair value hedge on each of the Notes and settled the remaining swaps. The cumulative amount of fair value adjustments previously recognized is being amortized over the remaining life of the related Notes. As a result of these transactions, the effective interest rate over the remaining life of the Notes, including the amortization of the fair value adjustments, is 4.0% for the Notes due in 2007 and 5.1% for the Notes due in 2012.

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

   Scheduled repayments of long-term debt in 2004 and in the four succeeding years are $7 million, $666 million, $61 million, $504 million and $251 million, respectively.

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

================================================================================
                                               2003                   2002
--------------------------------------------------------------------------------
   December 31,                        CARRYING       FAIR   Carrying      Fair
   (IN MILLIONS OF DOLLARS)              AMOUNT      VALUE     Amount      Value
--------------------------------------------------------------------------------
   Cash and cash equivalents             $  665     $  665     $  546     $  546
   Long-term investments                 $  648     $  648     $  578     $  578
   Short-term debt                       $  447     $  447     $  543     $  543
   Long-term debt                        $2,910     $3,069     $2,891     $3,116
================================================================================

   CASH AND CASH EQUIVALENTS: The estimated fair value of MMC's cash and cash equivalents approximates their carrying value.

   LONG-TERM INVESTMENTS: Long-term investments primarily consist of available for sale securities recorded at quoted market prices. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $100 million and $168 million at December 31, 2003 and 2002, respectively, which are carried on a cost basis. MMC monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

   MMC had available for sale securities and trading investments with an aggregate fair value of $548 million and $410 million at December 31, 2003 and 2002, respectively, which are carried at market value under SFAS 115.

   Gross unrealized gains amounting to $304 million and $209 million and gross unrealized losses of $2 million and $23 million at December 31, 2003 and 2002, respectively, have been excluded from earnings and reported, net of deferred income taxes, as accumulated other comprehensive loss which is a component of stockholders' equity.

   MMC recorded net gains (losses) associated with its available for sale securities of $34 million, $57 million and $(111) million, in 2003, 2002 and 2001, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2003, 2002 and 2001 were $94 million, $161 million and $155 million, respectively. Gross realized gains on available for sale securities sold during 2003, 2002 and 2001 amounted to $49 million, $100 million and $112 million, respectively. In 2003, 2002 and 2001, MMC recorded losses of $15 million, $43 million and $223 million respectively, related to the decline in value of certain available for sale securities that were other than temporary. The cost of securities sold is determined using the average cost method for equity securities.

   MMC also holds investments in certain private equity fund partnerships which are accounted for using the equity method. MMC's share of gains (losses) from such investments, and from trading securities, of $66 million, $10 million and $(31) million in 2003, 2002 and 2001, respectively, is included in Investment income (loss) in the Consolidated Statements of Income.

   A portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations is invested in high quality debt securities, which are generally held to maturity. The difference between cost and fair value of these investments is not material.

   SHORT-TERM AND LONG-TERM DEBT: The fair value of MMC's short-term debt, which consists primarily of commercial paper borrowings, approximates its carrying value. The estimated fair value of MMC's long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities.

   OPTION CONTRACTS: In 2001, MMC entered into a series of option contracts to hedge the variability of cash flows from forecasted sales of certain available for sale equity investments. The sales are forecasted to occur over the next four quarters. The hedge is achieved through the use of European style put and call options, which mature on the dates of the forecasted sales. Gains or losses on the option contracts are deferred in Other comprehensive loss until the related forecasted sales occur. The hedging relationship is considered perfectly effective because all critical terms of the hedge and the forecasted sales match. As a result no hedge ineffectiveness will be recognized in earnings. At December 31, 2003, the net increase in fair value of the option contracts of $2 million was recorded as an asset and a reduction of Accumulated other comprehensive loss on the Balance Sheet. MMC expects the Accumulated other comprehensive loss related to the remaining option contracts to be reclassified into earnings over the next year as the related forecasted sales occur.

   12 Integration and Restructuring Costs and Charges Related to September 11
--------------------------------------------------------------------------------

   In 1999, as part of the 1998 combination with Sedgwick Group, plc ("Sedgwick") and the integration of Sedgwick, MMC adopted a plan to reduce staff and consolidate duplicative offices. The estimated cost of this plan relating to employees and offices of Sedgwick ("Sedgwick Plan") amounted to $285 million and was included in the cost of the acquisition. The initial liability comprised termination payments to employees and other employer related costs of $188 million, leasehold termination costs, and future rent under noncancelable leases of $97 million. During 2003, MMC paid $5 million of costs related to the Sedgwick Plan and $9 million of the reserves were reversed by MMC and recorded as a reduction of goodwill. The remaining liability at December 31, 2003 was $20 million.

   Merger-related costs for employees and offices of MMC ("MMC Plan") amounted to $266 million and were recorded as part of a 1999 charge. The initial liability comprised termination payments to employees of $194 million, lease termination costs, and future rent under noncancelable leases of $47 million, and other integration costs of $25 million. During 2003, MMC paid $5 million of costs related to the MMC Plan. MMC also recorded a credit of $2 million, representing reductions of the remaining estimated costs of $1 million for leased property costs and $1 million related to staff reductions. The remaining liability at December 31, 2003 was $10 million.

   In the third quarter of 2001, as a result of weakening business conditions, which were exacerbated by the events of September 11, MMC adopted a plan to provide for staff reductions and office consolidations, primarily in the consulting segment ("2001 Plan"). The charge of $61 million related to the 2001 Plan comprised $44 million for severance related benefits and $17 million for future rent under noncancelable leases. During 2003, MMC paid $1 million of costs related to the 2001 Plan and increased the reserve for $1 million to reflect the current estimate for required lease payments. The remaining liability at December 31, 2003 was $18 million.

   In addition to the charges and credits discussed above, in 2003 MMC recorded a charge of $1 million for a change in the estimated remaining lease obligations related to the business combination with J&H and a credit of $5 million representing the reversal of an accrual for stock unit awards related to the acquisition of Sedgwick. The net credit related to changes in the estimated costs for integration and restructuring increased diluted net income per share by approximately one-half of one cent for the year ended December 31, 2003.

   Actions under each of the plans are complete. The remaining accruals, primarily for future rent under noncancelable leases, costs to restore leased properties to contractually agreed upon conditions, and salary continuance arrangements, are expected to be paid over several years.

   In 2001, as a result of the events of September 11 and the subsequent business environment, MMC recorded a pretax charge totaling $187 million. MMC also recorded a credit of $13 million attributable to changes in estimates in connection with integration and restructuring plans provided for in prior years. Changes in estimated costs resulted in a reversal of reserves of $5 million for employee termination costs and $2 million related to office consolidations associated with the Sedgwick transaction and a $6 million reversal of reserves related to office consolidation costs associated with the J&H combination. The combined impact of charges related to September 11 and the credit was a $.19 reduction in diluted net income per share in 2001.


                                 13 Common Stock
--------------------------------------------------------------------------------

   In 2003, MMC repurchased shares of its common stock for treasury as well as to meet requirements for issuance of shares for its various stock compensation and benefit programs. During 2003, MMC repurchased 26.1 million shares for total consideration of $1.2 billion, compared with 24.2 million shares for total consideration of $1.2 billion in 2002.

   MMC repurchases shares subject to market conditions, including from time to time pursuant to the terms of a 10b5-1 plan. A 10b5-1 plan allows a company to purchase shares during a blackout period, provided the company communicates its share purchase instructions to the broker prior to the blackout period, pursuant to a written plan that may not be changed. Approximately 3.7 million of the shares repurchased in 2003 were made under the 10b5-1 plan. MMC currently plans to continue to repurchase shares in 2004, subject to market conditions.

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


                   15 Claims, Lawsuits and Other Contingencies
--------------------------------------------------------------------------------

   PUTNAM MATTERS
   REGULATORY MATTERS: On October 28, 2003, the Securities and Exchange Commission (the "SEC") commenced a civil administrative and cease and desist proceeding against Putnam under the Investment Advisors Act of 1940 and the Investment Company Act of 1940. On November 13, 2003, pursuant to an agreement with Putnam, the SEC entered an order making findings, which Putnam neither admitted nor denied, of certain facts and concluded that Putnam violated the Investment Advisors Act of 1940 and the Investment Company Act of 1940. The order imposed partial relief, including final censure, remedial undertakings, and a cease and desist order. The SEC's order found that since 1998 at least six Putnam investment management professionals engaged in excessive short-term trading of Putnam mutual funds in their personal accounts. The order also found that four of these employees engaged in trading in funds over which they had investment decision making responsibilities and access to non-public information regarding their funds' portfolios. The SEC further found that Putnam failed to disclose this potentially self-dealing securities trading to the boards or shareholders of the mutual funds it manages, failed to take adequate steps to detect and deter such trading activity through internal controls and failed in its supervision of these investment management professionals. Under the terms of the order, Putnam has agreed to a number of remedial actions, including new employee trading restrictions, enhanced employee trading compliance, oversight by an independent third party and the SEC of the calculation of the amount of restitution to be made by Putnam for losses attributable to excessive short-term trading by Putnam employees, the retention of an independent compliance consultant, the undertaking of periodic compliance reviews, and certification of compliance with the SEC. The order also contemplates civil monetary penalties to be determined at a later date. Putnam has also undertaken to make appropriate restitution for losses to any of Putnam's funds resulting from improper market timing activities by Putnam employees.

   In a separate action, the SEC is seeking an injunction against two of the six investment management employees. All six such employees have been removed from investment management responsibilities at Putnam.

   On October 28, 2003, the Massachusetts Secretary of the Commonwealth commenced a civil administrative proceeding against Putnam and two of its employees alleging violations of the state's securities law anti-fraud provisions. These violations are alleged to be based on material misstatements in Putnam mutual fund prospectuses because Putnam allegedly permitted fund managers to engage in activities contrary to Putnam's stated policy against market timing and short-term trading. Putnam is also alleged to have breached its fiduciary duty to Putnam fund shareholders by allowing such employee conduct. In addition, the Massachusetts action alleges that Putnam permitted certain non-employee shareholders of Putnam funds to engage in excessive market timing activities in violation of policies allegedly disclosed by Putnam in its mutual fund prospectuses. The Massachusetts action seeks to have Putnam permanently cease and desist from violating the Massachusetts securities law, and to pay restitution to the funds and administrative fines in an undetermined amount.

   Additionally, Putnam has received document subpoenas and/or requests for information from the United States Attorney in Boston, the Florida Department of Financial Services, the Office of the Attorney General for the State of New York, Offices of the Secretary of State and the State Auditor for the State of West Virginia, the National Association of Securities Dealers (the "NASD") and the Boston office of the U.S. Department of Labor inquiring into, among other things, matters that are the subject of the SEC and Massachusetts actions.

   Putnam has also received subpoenas from the SEC's Philadelphia office, seeking documents relating to Putnam's directed brokerage practices and the SEC has interviewed, and taken testimony from, a number of Putnam employees relating to revenue sharing practices. In addition, Putnam has received a request for information from the SEC's Chicago office and the NASD regarding revenue sharing arrangements.

   Putnam is fully cooperating with the regulatory authorities.

   In the fourth quarter of 2003, Putnam recorded net costs of $24 million related to these proceedings, which included the estimated potential restitution to the Putnam Funds, and compliance, legal and communication expenses. Putnam's partial settlement with the SEC includes civil penalties not yet determined, and therefore, no provision has been made for such penalties.

   SECURITIES LITIGATION: As of March 4, 2004 MMC and Putnam have received complaints in approximately 70 civil actions based on allegations of market timing activities. These actions have been filed in federal court in New York, Massachusetts, California, Illinois, Connecticut, and Delaware, and in state court in New York, Massachusetts, California, Illinois, Vermont, Kansas, and North Carolina. These civil actions are as follows:

   Ten purported securities class actions (the "MMC Class Action Complaints") have been filed in United States District Court for the Southern District of New York on behalf of a class of purchasers of MMC stock during the period from January 2000 to November 2003. The MMC Class Action Complaints allege, among other things, that MMC failed to disclose certain market timing activities at Putnam which, when disclosed, resulted in a drop in the market price of MMC's shares. The MMC Class Action Complaints also name as defendants certain officers and directors of MMC. The MMC Class Action Complaints assert claims under Sections 10(b) and 20(a) of the Exchange Act.

   Three shareholder derivative actions have been filed against members of MMC's Board of Directors, and MMC as a nominal defendant. In these actions, the plaintiffs purport to state common law claims based on, among other things, the Board's alleged failure to prevent the alleged market timing from occurring. Two of the MMC derivative complaints were filed in the United States District Court for the Southern District of New York and one was filed in the Supreme Court for the State of New York.

   MMC and/or Putnam have been named in 56 additional actions brought by investors in Putnam funds claiming damages to themselves or the Putnam funds as a result of various market timing activities. These actions have been brought either individually (the "Individual Complaints"), derivatively (the "Putnam Derivative Complaints"), or on behalf of a putative class (the "Putnam Class Action Complaints"). The Individual Complaints, the Putnam Class Action Complaints (which also name as defendants certain Putnam funds and certain Putnam employees) and the Putnam Derivative Complaints (which also name as defendants certain Putnam officers and employees and certain trustees of the Putnam funds), allege violations of the federal securities and investment advisory laws and state law. At this time, seven of these cases are pending in various state courts. Putnam has also been named as a defendant in one suit in its capacity as a sub-advisor to a non-Putnam fund.

   MMC and Putnam moved before the Judicial Panel on Multidistrict Litigation (the "MDL Panel") to consolidate the federal matters before a single judge. On February 20, 2004, the MDL Panel issued an order transferring many of the cases against MMC and Putnam, along with those against other mutual fund complexes, to the United States District Court for the District of Maryland for coordinated pretrial proceedings. In most of the federal cases, either by agreement of the parties or order of the court, MMC and Putnam are not required to respond until after amended complaints have been filed in the consolidated actions.

   Putnam has agreed to indemnify the Putnam funds for any liabilities arising from market timing activities, including those that could arise in the securities litigations, and MMC has agreed to guarantee Putnam's obligations in that regard.

   ERISA LITIGATION: MMC, Putnam, and various of their officers, directors and employees have been named as defendants in three purported class actions asserting claims under ERISA (the "ERISA Actions"). The ERISA Actions, which have been brought by participants in MMC's Stock Investment Plan and Putnam's Profit Sharing Retirement Plan (collectively, the "Plans"), allege, among other things, that, in view of the market timing trading activity that was allegedly allowed to occur at Putnam, the defendants knew or should have known that the investment of the Plans' funds in MMC's stock and Putnam's mutual fund shares was imprudent and that the defendants breached their fiduciary duties to the Plans' participants in making these investments. The three ERISA Actions were filed in federal court for the Southern District of New York.

   The complaints in the above referenced matters seek monetary damages and other forms of relief. At the present time, MMC's management is unable to estimate the impact that the outcome of the foregoing proceedings may have on MMC's consolidated results of operations, financial position or cash flows.

   EMPLOYMENT DISPUTE
   Lawrence J. Lasser, former President and CEO of Putnam, has initiated an arbitration proceeding against MMC. The arbitration will determine whether and to what extent Mr. Lasser is owed any money under his employment arrangements with Putnam.

   OTHER MATTERS
   MMC and its subsidiaries are subject to various claims, lawsuits and proceedings consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these matters seek damages, including punitive damages, in amounts which could, if assessed, be significant. Insurance coverage applicable to such matters includes elements of both risk retention and risk transfer.

   As part of the combination with Sedgwick, MMC acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited ("River Thames"), which was sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters by River Thames ("ILU Guarantee"). The policies covered by the ILU Guarantee are reinsured up to (pound)40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2003, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the ILU Guarantee. To the extent River Thames or the reinsurer are unable to meet their obligations under those policies, a claimant may seek to recover from MMC under the guarantee.

   As part of a continuing internal review of compliance procedures and controls, Putnam determined in 2004 that certain error correction and accounting procedures in its defined contribution service organization were not followed appropriately in prior years, including instances where controls were willfully circumvented. Putnam has notified the Funds' Trustees and the regulators of these findings. Subsequent to release of MMC's annual earnings on January 29, 2004, Putnam's investigation determined that client restitution and other costs resulting from non-compliance with these procedures, amounting to $6 million, should be recorded in the 2003 financial statements. This amount is included in MMC's results of operations for the year ended December 31, 2003.

   Although the ultimate outcome of these Other Matters and the Employment Dispute cannot be ascertained and liabilities in indeterminate amounts may be imposed on MMC and its subsidiaries, on the basis of present information, it is the opinion of MMC's management that the disposition or ultimate determination of these claims, lawsuits, proceedings, reviews or guarantees should not have a material adverse effect on MMC's consolidated financial position or cash flows, but may be material to MMC's operating results in any particular period.

                             16 Segment Information
--------------------------------------------------------------------------------

   MMC operates in three principal business segments based on the services provided. Segment performance is evaluated based on segment operating income, which includes investment income and losses attributable to each segment, directly related expenses and minority interest, but excludes charges related to September 11, 2001, charges or credits related to integration and restructuring reserves and corporate expenses. The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. Revenues are attributed to geographic areas on the basis of where the services are performed.

   Selected information about MMC's operating segments and geographic areas of operation follow:

====================================================================================================================================
   For the Years Ended                                                                            Depreciation
   December 31,                                            Operating              Total                    and              Capital
   (IN MILLIONS OF DOLLARS)               Revenue             Income             Assets           Amortization         Expenditures
------------------------------------------------------------------------------------------------------------------------------------
   2003--
   Risk and Insurance Services            $ 6,868(a)          $1,751            $ 9,625                   $203                 $281
   Investment Management                    2,001                497              2,377                    106                   56
   Consulting                               2,719                363              2,786                     70                   59
------------------------------------------------------------------------------------------------------------------------------------
   Total Operating Segments               $11,588             $2,611            $14,788                   $379                 $396
------------------------------------------------------------------------------------------------------------------------------------
   Corporate/Eliminations                      --               (115)(c)            265(d)                  12                   40
====================================================================================================================================
   Total Consolidated                     $11,588             $2,496            $15,053                   $391                 $436
====================================================================================================================================
   2002--
   Risk and Insurance Services            $ 5,910(a)          $1,490            $ 8,571                   $183                 $257
   Investment Management                    2,166                560              2,144                    108                   82
   Consulting                               2,364                326              2,080                     58                   53
------------------------------------------------------------------------------------------------------------------------------------
   Total Operating Segments               $10,440             $2,376            $12,795                   $349                 $392
------------------------------------------------------------------------------------------------------------------------------------
   Corporate/Eliminations                      --               (102)(c)          1,060(d)                  10                   31
====================================================================================================================================
   Total Consolidated                     $10,440             $2,274            $13,855                   $359                 $423
====================================================================================================================================
   2001--
   Risk and Insurance Services            $ 5,152(a)          $1,139            $ 7,859                   $307                 $202
   Investment Management                    2,409(b)             584(b)           3,001                    124                  102
   Consulting                               2,308                313              1,904                     72                   86
------------------------------------------------------------------------------------------------------------------------------------
   Total Operating Segments               $ 9,869             $2,036            $12,764                   $503                 $390
------------------------------------------------------------------------------------------------------------------------------------
   Corporate/Eliminations                      --               (273)(c)          1,005(d)                  17                   43
====================================================================================================================================
   Total Consolidated                     $ 9,869             $1,763            $13,769                   $520                 $433
====================================================================================================================================

   (a) Includes interest income on fiduciary funds ($114 million in 2003, $118 million in 2002 and $165 million in 2001).
   (b) Includes charge of $222 million related to an other than temporary decline in value of the common stock of Gruppo Bipop-Carire S.p.A.
   (c) Details provided in the chart below.
   (d) Corporate assets primarily include unallocated goodwill, insurance recoverables, prepaid pension and a portion of MMC's headquarters building.

   A reconciliation of segment operating income to operating income in the Consolidated Statements of Income is as follows:


====================================================================================================================================
   (IN MILLIONS OF DOLLARS)                                                              2003               2002               2001
-----------------------------------------------------------------------------------------------------------------------------------
   INCOME BEFORE INCOME TAXES AND MINORITY INTEREST:
   Total segment operating income                                                     $ 2,611            $ 2,376            $ 2,036
   Corporate expense                                                                     (140)              (123)              (116)
   Other charges and credits (see Note 12)                                                 --                 --               (174)
   Reclassification of minority interest                                                   25                 21                 17
-----------------------------------------------------------------------------------------------------------------------------------
   Operating income                                                                   $ 2,496            $ 2,274            $ 1,763
====================================================================================================================================

   Operating Segment Revenue by Product is as follows:

====================================================================================================================================
   (IN MILLIONS OF DOLLARS)                                                                    2003            2002            2001
------------------------------------------------------------------------------------------------------------------------------------
   RISK & INSURANCE SERVICES
   Risk Management and Insurance Broking                                                    $ 5,179         $ 4,411          $3,829
   Reinsurance Broking and Services                                                             775             632             523
   Related Insurance Services                                                                   914             867             800
------------------------------------------------------------------------------------------------------------------------------------
      Total Risk & Insurance Services                                                         6,868           5,910           5,152
------------------------------------------------------------------------------------------------------------------------------------
   INVESTMENT MANAGEMENT                                                                      2,001           2,166           2,409
------------------------------------------------------------------------------------------------------------------------------------
   CONSULTING
   Retirement Services                                                                        1,208           1,115           1,022
   Health Care & Group Benefits                                                                 388             358             343
   Human Capital                                                                                379             340             361
   Management and Organizational Change                                                         449             280             322
   Economic                                                                                     150             130             112
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              2,574           2,223           2,160
   Reimbursed Expenses                                                                          145             141             148
------------------------------------------------------------------------------------------------------------------------------------
      Total Consulting                                                                        2,719           2,364           2,308
------------------------------------------------------------------------------------------------------------------------------------
      Total                                                                                 $11,588         $10,440          $9,869
====================================================================================================================================

   Information by geographic area is as follows:

====================================================================================================================================
   (IN MILLIONS OF DOLLARS)                                                                    2003            2002            2001
------------------------------------------------------------------------------------------------------------------------------------
   GEOGRAPHIC AREA:
   EXTERNAL REVENUE--
   United States                                                                            $ 7,371         $ 7,005          $6,811
   United Kingdom                                                                             1,760           1,499           1,325
   Continental Europe                                                                         1,241             950             843
   Other                                                                                      1,216             986             890
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            $11,588         $10,440          $9,869
====================================================================================================================================
   FIXED ASSETS--
   United States                                                                              $ 921           $ 914           $ 912
   United Kingdom                                                                               308             261             192
   Continental Europe                                                                            78              64              55
   Other                                                                                         82              69              76
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            $ 1,389         $ 1,308          $1,235
====================================================================================================================================

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


   /s/ Jeffrey W. Greenberg                /s/ Sandra S. Wijnberg
   Jeffrey W. Greenberg                    Sandra S. Wijnberg
   Chairman and                            Senior Vice President and
   Chief Executive Officer                 Chief Financial Officer
   March 5, 2004                           March 5, 2004


                          Independent Auditors' Report
--------------------------------------------------------------------------------
   The Board of Directors and Stockholders of
   Marsh & McLennan Companies, Inc.:

   We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

   As described in Note 5 to the financial statements, the Company changed its method of accounting for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.



/s/ Deloitte & Touche LLP

   New York, New York
   March 5, 2004

                Marsh & McLennan Companies, Inc. and Subsidiaries
                      SELECTED QUARTERLY FINANCIAL DATA AND
                      SUPPLEMENTAL INFORMATION (UNAUDITED)

====================================================================================================================================
                                                                                                  Net Income
                                                                                                 Per Share(a)             Dividends
   (IN MILLIONS OF DOLLARS,                              Operating          Net             ---------------------          Paid Per
   EXCEPT PER SHARE FIGURES)           Revenue           Income           Income            Basic         Diluted           Share
------------------------------------------------------------------------------------------------------------------------------------
   2003:
   First quarter                       $ 2,852           $  717           $  443           $  .83          $  .81          $  .28
   Second quarter                        2,865              599              365              .68             .66             .28
   Third quarter                         2,837              593              357              .67             .65             .31
   Fourth quarter                        3,034              587              375              .71             .69             .31
------------------------------------------------------------------------------------------------------------------------------------
                                       $11,588           $2,496           $1,540           $ 2.89          $ 2.81          $ 1.18
====================================================================================================================================
   2002:
   First quarter                       $ 2,635           $  687           $  418           $  .76          $  .73          $  .265
   Second quarter                        2,612              565              336              .62             .60             .265
   Third quarter                         2,553              512              299              .56             .55             .28
   Fourth quarter                        2,640              510              312              .58             .57             .28
------------------------------------------------------------------------------------------------------------------------------------
                                       $10,440           $2,274           $1,365           $ 2.52          $ 2.45          $ 1.09
====================================================================================================================================
   2001:
   First quarter                       $ 2,631           $  645           $  369           $  .67          $  .63          $  .25
   Second quarter                        2,541              526              293              .53             .51             .25
   Third quarter                         2,407              312(b)           168(b)           .31             .29(b)          .265
   Fourth quarter                        2,290              280(c)           144(c)           .26             .26(c)          .265
------------------------------------------------------------------------------------------------------------------------------------
                                       $ 9,869           $1,763(d)        $  974(d)        $ 1.77          $ 1.70(d)       $ 1.03
====================================================================================================================================

   (a) Net income per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income per share amounts does not equal the total for the year in 2001.
   (b) Includes charges related to September 11 and restructuring costs of $173 which reduce diluted net income per share by $.19.
   (c) Includes charges related to September 11 and restructuring costs of $223 which reduce diluted net income per share by $.24.
   (d) Includes charges related to September 11 and restructuring costs of $396 which reduce diluted net income per share by $.42.

   All per share amounts have been restated for a two-for-one stock distribution of MMC common stock, which was issued as a stock dividend on June 28, 2002.


   As of February 29, 2004, there were 11,363 stockholders of record.

                Marsh & McLennan Companies, Inc. and Subsidiaries
                   FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

====================================================================================================================================
                                                                                                                            Compound
   For the Years Ended December 31,                                                                                      Growth Rate
   (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE FIGURES)                2003        2002        2001        2000       1999   1998-2003
------------------------------------------------------------------------------------------------------------------------------------
   Revenue:
   Risk and Insurance Services                                      $6,868      $5,910      $5,152      $4,780      $4,523      15%
   Investment Management                                             2,001       2,166       2,409       3,242       2,684      (3)%
   Consulting                                                        2,719       2,364       2,308       2,286       2,086      10%
------------------------------------------------------------------------------------------------------------------------------------
         Total Revenue                                              11,588      10,440       9,869      10,308       9,293      10%
------------------------------------------------------------------------------------------------------------------------------------
   Expenses:
   Compensation and Benefits                                         5,926       5,199       4,877       4,941       4,574      11%
   Other Operating Expenses                                          3,166       2,967       3,229       3,188       3,252       6%
------------------------------------------------------------------------------------------------------------------------------------
         Total Expenses                                              9,092       8,166       8,106       8,129       7,826       9%
------------------------------------------------------------------------------------------------------------------------------------
   Operating Income                                                  2,496       2,274       1,763(a)    2,179       1,467(b)   12%
   Interest Income                                                      24          19          23          23          21
   Interest Expense                                                   (185)       (160)       (196)       (247)       (233)
------------------------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes and Minority Interest                  2,335       2,133       1,590       1,955       1,255      12%
   Income Taxes                                                        770         747         599         753         524
   Minority Interest, Net of Tax                                        25          21          17          21           5
====================================================================================================================================
   Net Income                                                       $1,540      $1,365      $  974      $1,181       $ 726      14%
====================================================================================================================================
   Basic Net Income Per Share Information:
   Net Income Per Share                                              $2.89       $2.52       $1.77       $2.18       $1.38      13%
   Average Number of Shares Outstanding                                533         541         550         543         526
====================================================================================================================================
   Diluted Net Income Per Share Information:
   Net Income Per Share                                              $2.81       $2.45       $1.70       $2.05       $1.31      14%
   Average Number of Shares Outstanding                                548         557         572         569         543
====================================================================================================================================
   Dividends Paid Per Share                                          $1.18       $1.09      $ 1.03       $ .95       $ .85      10%
   Return on Average Stockholders' Equity                               29%         27%         19%         25%         19%

   Year-end Financial Position:
   Working capital                                                 $  (188)       (199)    $  (622)    $  (855)    $(1,405)
   Total assets                                                    $15,053     $13,855     $13,769     $14,144     $13,503
   Long-term debt                                                   $2,910      $2,891      $2,334      $2,347      $2,357
   Stockholders' equity                                             $5,451      $5,018      $5,173      $5,228      $4,170
   Total shares outstanding (excluding treasury shares)                527         538         548         552         534
   Other Information:
   Number of employees                                              60,400      59,400      57,800      57,000      52,900
   Stock price ranges--
         U.S. exchanges--High                                       $54.97      $57.30      $59.03      $67.85      $48.38
                       --Low                                        $38.27      $34.61      $39.70      $35.25      $28.57
====================================================================================================================================

   (a) Includes charges related to September 11 and restructuring costs of $396 million.
   (b) Includes integration and restructuring costs of $337 million.

   See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of significant items affecting the results of operations in 2003 and 2002.

                    Board of Directors and Corporate Officers

BOARD OF DIRECTORS                                THE RT. HON. LORD LANG OF MONKTON, DL      COMPENSATION
                                                  Former British Secretary of State          Lewis W. Bernard, CHAIRMAN
JEFFREY W. GREENBERG                              for Trade & Industry                       Robert F. Erburu
Chairman and Chief Executive Officer                                                         Oscar Fanjul
                                                  DAVID A. OLSEN                             The Rt. Hon. Lord Lang of Monkton, DL
MATHIS CABIALLAVETTA                              Former Chairman, Johnson & Higgins
Vice Chairman, MMC                                                                           DIRECTORS AND GOVERNANCE
Chairman, MMC Global Development                  MORTON O. SCHAPIRO                         Robert F. Erburu, CHAIRMAN
                                                  President, Williams College                Gwendolyn S. King
CHARLES A. DAVIS                                                                             The Rt. Hon. Lord Lang of Monkton, DL
Vice Chairman, MMC                                ADELE SIMMONS                              Morton O. Schapiro
Chairman and Chief Executive Officer,             Vice Chair, Chicago Metropolis 2020
MMC Capital, Inc.                                 Former President,                          EXECUTIVE
                                                  John D. and Catherine T. MacArthur         Jeffrey W. Greenberg, CHAIRMAN
LEWIS W. BERNARD                                  Foundation                                 Lewis W. Bernard
Chairman, Classroom, Inc.                                                                    Stephen R. Hardis
Former Chief of Finance,                          A.J.C. SMITH                               The Rt. Hon. Lord Lang of Monkton, DL
Administration, and Operations,                   Chairman, Putnam Investments               Adele Simmons
Morgan Stanley & Co., Inc.                        Former Chairman, MMC                       A.J.C. Smith

PETER COSTER
President, Mercer Inc.                            ADVISORY DIRECTORS                         OTHER CORPORATE OFFICERS

ROBERT F. ERBURU                                  RICHARD E. HECKERT                         SANDRA S. WIJNBERG
Former Chairman,                                  Former Chairman,                           Senior Vice President and
The Times Mirror Company                          E.I. du Pont de Nemours and Company        Chief Financial Officer

OSCAR FANJUL                                      RICHARD M. MORROW                          WILLIAM L. ROSOFF
Vice Chairman and Chief Executive Officer,        Former Chairman, Amoco Corporation         Senior Vice President and
Omega Capital                                                                                General Counsel
Honorary Chairman, Repsol YPF                     GEORGE PUTNAM
                                                  Chairman Emeritus, The Putnam Funds        CHARLES E. HALDEMAN
RAY J. GROVES                                                                                President and Chief Executive Officer,
Chairman and Chief Executive Officer,             FRANK J. TASCO                             Putnam Investments
Marsh Inc.                                        Former Chairman, MMC
                                                                                             FRANCIS N. BONSIGNORE
STEPHEN R. HARDIS                                                                            Senior Vice President,
Chairman, Axcelis Technologies, Inc.              COMMITTEES OF THE BOARD                    Executive Resources and Development
Former Chairman, Eaton Corporation
                                                  AUDIT                                      BARBARA S. PERLMUTTER
GWENDOLYN S. KING                                 Stephen R. Hardis, CHAIRMAN                Senior Vice President, Public Affairs
President, Podium Prose                           Oscar Fanjul
Former Commissioner,                              Gwendolyn S. King
Social Security Administration                    David A. Olsen
                                                  Morton O. Schapiro
                                                  Adele Simmons


                          International Advisory Board


A.J.C. SMITH                                  MATHIS CABIALLAVETTA (Switzerland)           MARCILIO MARQUES MOREIRA (Brazil)
INTERNATIONAL ADVISORY BOARD CHAIRMAN         Vice Chairman, MMC                           Former Finance Minister and
Chairman, Putnam Investments                  Chairman, MMC Global Development             Former Ambassador to the United States
Former Chairman, MMC
                                              JOHN R. EVANS (Canada)                       PAUL F. OREFFICE (United States)
ABDLATIF Y. AL-HAMAD (Middle East)            Chairman, Torstar Corporation                Former Chairman and
Chairman, Arab Fund for Economic                                                           Chief Executive Officer,
and Social Development                        OSCAR FANJUL (Spain)                         The Dow Chemical Company
                                              Vice Chairman and Chief Executive Officer,
RAYMOND BARRE (France)                        Omega Capital                                JESUS SILVA-HERZOG (Mexico)
Former Prime Minister                         Honorary Chairman, Repsol YPF                Former Finance Minister and
                                                                                           Former Ambassador to the United States
ROLF-E. BREUER (Germany)                      TOYOO GYOHTEN (Japan)
Chairman, Deutsche Bank AG                    President, Institute for                     WEI MING YI (China)
                                              International Monetary Affairs               Chairman, International Advisory Council,
                                              Former Chairman, The Bank of Tokyo           China International Trust and
                                                                                           Investment Corporation


Designed and Produced by Taylor & Ives, NYC

                             Shareholder Information

ANNUAL MEETING

The 2004 annual meeting of shareholders will be held at 10 a.m., Thursday, May 20, in the 2nd floor auditorium of the McGraw-Hill Building, 1221 Avenue of the Americas, New York City. At the time of the mailing of this annual report, the notice of the annual meeting and proxy statement, together with a proxy card, is scheduled to be sent to each shareholder.

ANTICIPATED 2004 DIVIDEND PAYMENT DATES

February 13 (paid), May 14, August 13, November 15

FINANCIAL AND INVESTOR INFORMATION

Shareholders and prospective investors inquiring about reinvestment and payment of dividends, consolidation of accounts, changes of registration, and stock certificate holdings should contact:

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

The Bank of New York's website: www.stockbny.com
E-mail inquiries: shareowners@bankofny.com

Copies of MMC annual reports and Forms 10-K and 10-Q are available on our website and also may be requested by contacting:

Corporate Development
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
Telephone: (212) 345-5475
MMC's website: www.mmc.com

STOCK LISTINGS

MMC's common stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges.

OFFICER CERTIFICATIONS

The certifications of the chief executive officer and chief financial officer required under Section 302 of the Sarbanes-Oxley Act of 2002 have been filed as an exhibit to MMC's Annual Report on Form 10-K for the year ended December 31, 2003.

COMPLAINTS AND CONCERNS PROCEDURES

To report any issue relating to the accounting, internal accounting controls, or auditing practices of Marsh & McLennan Companies (including its subsidiaries and affiliates), you may contact the company by mail or telephone. To communicate with the company's independent directors, you may telephone or write to the Directors and Governance Committee of the MMC Board of Directors. You may review the company's procedures for handling complaints and concerns of employees and other interested parties at www.mmc.com.

By mail:
Marsh & McLennan Companies, Inc.
P.O. Box 4974
New York, NY 10185-4974

By telephone:
MMC Ethics & Compliance Line
In Canada and the United States: (800) 381-2105
Outside Canada and the United States: Use your country's AT&T Direct(R) Service number to reach the MMC Ethics & Compliance Line toll-free.

--------------------------------------------------------------------------------
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

THIS ANNUAL REPORT TO SHAREHOLDERS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH BY THEIR NATURE INVOLVE RISKS AND UNCERTAINTIES. PLEASE REFER TO MARSH & MCLENNAN COMPANIES' 2003 ANNUAL REPORT ON FORM 10-K FOR "INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS" AND A DESCRIPTION OF CERTAIN FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM GOALS REFERRED TO HEREIN OR CONTEMPLATED BY SUCH STATEMENTS.

SELECTED IMAGERY

COVER:   SCORE: MOZART'S FANTASIA AND SONATA FOR PIANO IN C MINOR, 1785

PAGE 5: THEORBO-LUTE BY TIEFFENBRUCKER, 1610. ILLUSTRATION BY ANTON RADEVSKY, THE ILLUSTRATED ENCYCLOPEDIA OF MUSICAL INSTRUMENTS, KIBEA PUBLISHING COMPANY, 2000 SCORE: SONG OF THE PILGRIMS OF COMPOSTELLA FROM CODEX CALIXTINUS, 12TH CENTURY

PAGE 6:  DETAIL OF A MILLEFLEURS TAPESTRY, LOIRE WORKSHOP, 1510

PAGE 10: CLAVIHARP BY J. CH. DITTY, PARIS, 1821. ILLUSTRATION BY ANTON RADEVSKY,
         THE ILLUSTRATED ENCYCLOPEDIA OF MUSICAL INSTRUMENTS, KIBEA PUBLISHING COMPANY, 2000 SCORE: BEETHOVEN

PAGE 13: "LADY SEATED AT THE VIRGINALS" BY JAN VERMEER, 1632-1675

PAGE 15: ALTO SAXOPHONE. ILLUSTRATION BY ANTON RADEVSKY,

         THE ILLUSTRATED ENCYCLOPEDIA OF MUSICAL INSTRUMENTS, KIBEA PUBLISHING COMPANY, 2000 SCORE: DUKE ELLINGTON

PAGE 16: "UPTOWN SUNDAY NIGHT SESSION" BY ROMARE BEARDEN, 1981

                         GRAPHIC OMITTED: ILLUSTRATION

MMC [LOGO]
MARSH o PUTNAM o MERCER
MARSH & MCLENNAN COMPANIES

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
www.mmc.com